   As filed with the Securities and Exchange Commission on January 25, 2002


                                                     Registration No. 333-73786

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               -----------------


                                AMENDMENT NO. 1


                                      TO

                                   FORM S-4
                            REGISTRATION STATEMENT
                                     Under
                          The Securities Act of 1933

                               -----------------
                            HEWLETT-PACKARD COMPANY
            (Exact Name of Registrant as Specified in Its Charter)

                               -----------------

           Delaware                         3570                   94-1081436
(State or Other Jurisdiction of (Primary Standard Industrial    (I.R.S. Employer
Incorporation or Organization)  Classification Code Number)  Identification Number)

                              3000 Hanover Street
                          Palo Alto, California 94304
                                (650) 857-1501
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)

                               -----------------

                              Carleton S. Fiorina
               Chairman of the Board and Chief Executive Officer
                            HEWLETT-PACKARD COMPANY
                              3000 Hanover Street
                          Palo Alto, California 94304
                                (650) 857-1501
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent For Service)

                               -----------------

                                  Copies to:


   Ann O. Baskins, Esq.          Larry W. Sonsini, Esq.            Benzion Landa         Dennis J. Friedman, Esq.
 Charles N. Charnas, Esq.         Aaron J. Alter, Esq.       Chairman of the Board and    Barbara L. Becker, Esq.
  Ross N. Katchman, Esq.        Steve L. Camahort, Esq.       Chief Executive Officer   GIBSON, DUNN & CRUTCHER LLP
  HEWLETT-PACKARD COMPANY   WILSON SONSINI GOODRICH & ROSATI        INDIGO N.V.               200 Park Avenue
    3000 Hanover Street         PROFESSIONAL CORPORATION           5 Limburglaan       New York, New York 10166-0193
Palo Alto, California 94304        650 Page Mill Road           6221 SH Maastricht,           (212) 351-4000
      (650) 857-1501          Palo Alto, California 94304         The Netherlands
                                     (650) 493-9300            (011) 31 43 356 5656


                               -----------------

   Approximate date of commencement of proposed sale to the public: Upon completion of the exchange offer described herein.

   If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] ________________

   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] ________________



                               -----------------

   The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                  PROSPECTUS


  Hewlett-Packard Erst Vermogensverwaltungs- und Beteiligungsgesellschaft mbH



             A Newly-Purchased Wholly-Owned Indirect Subsidiary of


                            Hewlett-Packard Company

                Offer to Exchange Each Outstanding Common Share

                                      of

                                  Indigo N.V.

                                  for either:


$7.50 (not more than 0.4494 and not less than 0.3617 shares) in common stock of
                            Hewlett-Packard Company


                                      or


$6.00 (not more than 0.3595 and not less than 0.2534 shares) in common stock of Hewlett-Packard Company and one non-transferable contingent value right


   The exchange offer and withdrawal rights will expire at 12:00 midnight, New
York City time, on           ,     , unless extended. You may withdraw shares
tendered pursuant to this exchange offer at any time prior to the expiration of the exchange offer.


   On September 6, 2001, we entered into an offer agreement with Indigo N.V. to acquire all of the outstanding common shares of Indigo. The management board, the supervisory board, and the combined board of Indigo separately and, excluding a former HP executive whom we designated to serve on the supervisory and combined boards of Indigo and therefore recused himself from the vote, unanimously recommend that Indigo shareholders tender their shares pursuant to the exchange offer as the boards believe that the consideration is fair to, and in the best interests of, Indigo and its affiliated and unaffiliated shareholders.



   We are offering to exchange for each Indigo common share that is validly tendered and not properly withdrawn either:





   . Fixed Offer Price: $7.50 in HP common stock (not more than 0.4494 and not less than 0.3167 of a share of HP common stock), or



   . Contingent Offer Price: $6.00 in HP common stock (not more than 0.3595 and not less than 0.2534 of a share of HP common stock), plus a contingent value right to receive between $0 and $4.50 in cash in 2005 to the extent that HP generates between $1.0 billion and $1.6 billion in cumulative net revenue during the three-year post-closing period from the sale or lease of LEP Digital Press Products and Consumables (as such terms are defined in the contingent value rights agreement).



   Your right to receive the form of consideration you elect is subject to an allocation mechanism. As a result of the allocation mechanism, up to 18.07% of the Indigo common shares you tender may be exchanged for the form of consideration you do not elect. If you elect the fixed offer price, you may receive the contingent offer price for as much as 18.07% of the shares that you tender. For the Indigo common shares for which you receive the contingent offer price, you will receive $6.00 in HP common stock and one non-transferable contingent value right which may pay as little as $0 in 2005. For the Indigo common shares for which you receive the fixed offer price, you will receive $7.50 in HP common stock and no contingent value right which may pay as much as $4.50 in cash in 2005.



   Our obligation to complete the exchange offer is subject to a number of conditions, including a requirement that the total number of shares tendered into the exchange offer, when added to the Indigo common shares then owned by HP (currently 14,814,814 shares representing approximately 13.4% of the outstanding Indigo common shares), constitutes at least 95% of Indigo's outstanding common shares. We describe these conditions in the section of this prospectus entitled "The Offer Agreement--Conditions to the Exchange Offer." HP common stock is listed on the New York Stock Exchange and the Pacific Exchange under the trading symbol "HWP," and Indigo common shares are listed on the Nasdaq National Market under the symbol "INDG."



   The section entitled "Risk Factors" beginning on page 28 of this prospectus contains a description of risks that you should consider.


   We are not asking you for a proxy and you are requested not to send us a proxy. Any request for proxies will be made only pursuant to separate proxy solicitation materials.

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the shares of HP common stock or the CVRs to be issued in connection with the exchange offer, passed upon the merits or fairness of the offer agreement and the exchange offer or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


                  This prospectus is dated           , 2002.

                               TABLE OF CONTENTS



                                                            Page
                                                            ----
               QUESTIONS AND ANSWERS
                 ABOUT THE EXCHANGE OFFER..................   1
               SUMMARY.....................................   6
                  The Exchange Offer and the Offer
                    Agreement..............................   6
                  Parties to the Exchange Offer............   6
                  Contingent Value Rights..................   9
                  Irrevocable Proxies......................   9
                  Reasons for the Exchange Offer...........   9
                  Recommendation of the Indigo Boards......   9
                  Opinion of Indigo Financial Advisor
                    Regarding the Exchange Offer...........  10
                  Indigo Directors and Executive Officers
                    Have Interests in the Exchange Offer...  10
                  Indigo's Management and Supervisory
                    Boards Following the Exchange Offer....  10
                  Extension, Termination, Waiver and
                    Amendment of the Exchange Offer........  11
                  What is Needed to Complete the Exchange
                    Offer..................................  11
                  We Have Not Yet Obtained All Required
                    Regulatory Approvals to Complete the
                    Exchange Offer.........................  12
                  Procedure for Tendering..................  12
                  Withdrawal Rights........................  13
                  Exchange of Indigo Common Shares;
                    Delivery of Shares of HP Common
                    Stock and CVRs.........................  13
                  Indigo is Prohibited from Considering
                    Other Offers...........................  13
                  We and Indigo May Terminate the Offer
                    Agreement..............................  13
                  We or Indigo May Pay a Termination Fee... 14 The Exchange Offer is Taxable for United
                    States Federal Income Tax Purposes.....  14
                  Accounting Treatment of the Exchange
                    Offer..................................  15
                  We Will List Shares of HP Common Stock
                    on the New York Stock Exchange and
                    the Pacific Exchange...................  15
                  Indigo Appraisal Rights..................  15
               SUMMARY SELECTED HISTORICAL
                 CONSOLIDATED FINANCIAL DATA
                 OF HP.....................................  16
               SUMMARY SELECTED HISTORICAL
                 CONSOLIDATED FINANCIAL DATA
                 OF COMPAQ.................................  18
               SELECTED UNAUDITED PRO FORMA
                 CONDENSED COMBINED
                 CONSOLIDATED FINANCIAL DATA
                 OF HP AND COMPAQ..........................  20


                                                              Page
                                                              ----
              SUMMARY SELECTED HISTORICAL
                CONSOLIDATED FINANCIAL DATA
                OF INDIGO....................................  22
              COMPARATIVE HISTORICAL AND PRO
                FORMA PER SHARE DATA.........................  24
              COMPARATIVE PER SHARE MARKET
                PRICE DATA...................................  26
              CAUTIONARY STATEMENT
                REGARDING FORWARD-LOOKING
                INFORMATION..................................  27
              RISK FACTORS...................................  28
              HP'S BUSINESS FOLLOWING THE
                COMPLETION OF THE COMPAQ
                MERGER.......................................  51
              SPECIAL FACTORS................................  54
                 Background of the Exchange Offer............  54
                 Indigo's Purposes and Reasons for the
                   Exchange Offer............................  58
                 Indigo's Belief Regarding the Fairness of
                   the Exchange Offer........................  60
                 Recommendation of the Indigo Boards.........  61
                 Opinion of Indigo Financial Advisor
                   Regarding the Exchange Offer..............  61
                 Interests of Indigo Directors and Executive
                   Officers in the Exchange Offer............  69
                 HP's Purposes and Reasons for the
                   Exchange Offer............................  70
                 Mr. Landa's Belief Regarding the Fairness
                   of the Exchange Offer.....................  71
                 HP's Belief Regarding the Fairness of the
                   Exchange Offer............................  72
                 Effects of the Exchange Offer; Plans or
                   Proposals After the Exchange Offer........  73
                 United States Federal Income Tax
                   Consequences of the Exchange Offer........  76
                 Relationships Between HP and Indigo.........  78
                 Summary Indigo Financial Projections........  81
              THE EXCHANGE OFFER.............................  84
                 Description of the Exchange Offer...........  84
                 Allocation Rules for the Fixed Offer Price
                   and Contingent Offer Price................  87
                 Post-Closing Restructuring.................. 100
                 Timing of the Exchange Offer................ 103
                 Extension, Termination, Waiver and
                   Amendment of the Exchange Offer........... 103
                 Exchange of Indigo Common Shares;
                   Delivery of Consideration................. 104
                 Cash Instead of Fractional Shares of HP
                   Common Stock.............................. 105
                 Withdrawal Rights........................... 105
                 Election Procedures......................... 106

                                                             Page
                                                             ----
                  Procedure for Tendering................... 106
                  Guaranteed Delivery....................... 107
                  Accounting Treatment of the Exchange
                    Offer................................... 109
                  Regulatory Filings and Approvals Required
                    to Complete the Exchange Offer.......... 109
                  Indigo Appraisal Rights................... 112
                  U.S. State Takeover Laws.................. 112
                  Rule 13e-3 Transactions................... 112
                  Fees and Expenses......................... 112
                  Source and Amount of Funds................ 113
                  Restrictions on Sales of Shares of HP
                    Common Stock Received in the
                    Exchange Offer.......................... 113
                  Listing of Shares of HP Common Stock
                    Issued in the Exchange Offer on the
                    New York Stock Exchange and
                    Pacific Stock Exchange.................. 114
                  Delisting and Deregistration of Indigo
                    Common Shares after the Exchange
                    Offer................................... 114
               THE OFFER AGREEMENT.......................... 115
                  The Exchange Offer........................ 115
                  Indigo's Management and Supervisory
                    Boards following the Exchange
                    Offer................................... 117
                  Treatment of Indigo Stock Options and
                    Warrants................................ 117
                  Termination of Indigo Employee Stock
                    Purchase Plan........................... 119
                  Representations and Warranties............ 119
                  Conduct of Indigo's Business Prior to
                    Completion of the Exchange Offer........ 119
                  Commercially Reasonable Efforts to
                    Complete the Exchange Offer............. 121
                  Indigo is Prohibited from Considering
                    Other Acquisition Proposals............. 121
                  Employee Benefits......................... 122
                  Conditions to the Exchange Offer.......... 123
                  Termination of the Offer Agreement........ 127


                                                            Page
                                                            ----
                   Payment of Termination Fee; Expenses.... 128
                   Amendments to the Offer Agreement....... 129
                DESCRIPTION OF THE CVRs.................... 130
                   Summary................................. 130
                   Selected Definitions Related to the CVR
                     Agreement............................. 132
                   Description of the CVR Certificates..... 133
                AGREEMENTS RELATED TO THE
                  OFFER AGREEMENT.......................... 134
                   Parties to the Related Agreements....... 134
                   Voting Agreements....................... 134
                   Tender Agreements....................... 135
                   Tender and Option Agreements............ 135
                   Affiliate Agreements.................... 135
                INDIGO MANAGEMENT'S DISCUSSION
                  AND ANALYSIS OF FINANCIAL
                  CONDITION AND RESULTS OF
                  OPERATIONS............................... 136
                QUANTITATIVE AND QUALITATIVE
                  DISCLOSURES ABOUT MARKET RISK
                  OF INDIGO................................ 149
                INDIGO MARKET PRICE DATA AND
                  DIVIDEND INFORMATION..................... 151
                COMPARISON OF RIGHTS OF
                  HOLDERS OF HP COMMON STOCK
                  AND INDIGO COMMON SHARES................. 152
                   Comparison of the Certificate of
                     Incorporation and Bylaws of HP and
                     Articles of Association of Indigo..... 152
                   Indemnification of Directors and
                     Officers.............................. 157
                   Shareowner Rights Plan.................. 158
                LEGAL MATTERS.............................. 161
                EXPERTS.................................... 161
                WHERE YOU CAN FIND MORE
                  INFORMATION.............................. 162
                INDIGO INTERIM UNAUDITED
                  CONDENSED CONSOLIDATED
                  FINANCIAL STATEMENTS..................... F-1

                                                          Page
                                                          -----
                 SCHEDULE I--Information Concerning
                   Directors and Executive Officers of HP   I-1
                 ANNEX A--Offer Agreement by and
                   between HP and Indigo.................   A-1
                 ANNEX B--Form of Contingent Value
                   Rights Agreement......................   B-1
                 ANNEX C-1--Tender and Option Agreement
                   by and among HP and Certain Principal
                   Shareholders of Indigo................ C-1-1
                 ANNEX C-2--Tender and Option Agreement
                   by and between HP and Oscar & Zlata
                   Foundation............................ C-2-1
                 ANNEX C-3--Tender Agreement between
                   HP and S-C Indigo CV.................. C-3-1
                 ANNEX C-4--Form of Tender Agreement by
                   and among HP and Certain Principal
                   Shareholders of Indigo................ C-4-1
                                                         Page
                                                         -----
                 ANNEX C-5--Voting Agreement by and
                   between HP and Oscar & Zlata
                   Foundation........................... C-5-1
                 ANNEX C-6--Voting Agreement by and
                   between HP and S-C Indigo CV......... C-6-1
                 ANNEX C-7--Form of Voting Agreement
                   and Irrevocable Proxy by and among HP
                   and Certain Shareholders of Indigo... C-7-1
                 ANNEX C-8--Form of Affiliate Agreement
                   by and among HP and Certain Principal
                   Shareholders of Indigo............... C-8-1
                 ANNEX D--Opinion of Gleacher &
                   Co. LLC..............................   D-1

   This prospectus incorporates important business and financial information about HP, Indigo and Compaq Computer Corporation from documents that each company has filed with the Securities and Exchange Commission but that have not been included in or delivered with this prospectus. For a listing of documents incorporated by reference in this prospectus, please see the section entitled "Where You Can Find More Information" beginning on page 162 of this prospectus.


   HP will provide you with copies of this information relating to HP, without charge, upon written or oral request to:

                            Hewlett-Packard Company
                              3000 Hanover Street
                          Palo Alto, California 94304
                         Attention: Investor Relations
                       Telephone Number: (650) 857-1501

   In addition, you may obtain copies of this information by making a request through HP's investor relations website, http://www.hp.com/hpinfo/investor, or by e-mail to investor_relations@hp.com.

   Indigo will provide you with copies of this information relating to Indigo, without charge, upon written or oral request to:

                                  Indigo N.V.
                           c/o Indigo America, Inc.
                            400 Unicorn Park Drive
                          Woburn, Massachusetts 01801
                         Attention: Investor Relations
                       Telephone Number: (781) 937-8999

   In addition, you may obtain copies of this information by making a request by e-mail to Michael King at indigoir@indigousa.com.

   Compaq will provide you with copies of this information relating to Compaq, without charge, upon written or oral request to:

                          Compaq Computer Corporation
                                P.O. Box 692000
                           Houston, Texas 77269-2000
                Attention: Compaq Investor Relations, MS 110605
                       Telephone Number: (800) 433-2391

   In addition, you may obtain copies of this information by making a request through Compaq's investor relations website, http://www.shareholder.com/cpq/document-request.cfm, or by sending an e-mail to investor.relations@compaq.com.


   In order for you to receive timely delivery of the documents before closing of the exchange offer, HP, Indigo or Compaq should receive your request no
later than             , 2002.

                QUESTIONS AND ANSWERS ABOUT THE EXCHANGE OFFER


Q: What are HP and Indigo proposing? (see page 84)


A: We have entered into an offer agreement with Indigo, pursuant to which we will offer through a new subsidiary of ours, which we will form in connection with the exchange offer, to acquire all of the outstanding Indigo common shares not already owned by us or our affiliates.


Q: What would I receive in exchange for my Indigo common shares? (see page 84)


A: In the exchange offer, at your election subject to the allocation mechanism described in this prospectus, we are offering through our newly-formed subsidiary to exchange for each Indigo common share either:

   . The fixed offer price, which consists of a fraction of a share of HP common stock that has a value equal to $7.50, subject to adjustment, as determined in accordance with the offer agreement; or


   . The contingent offer price, which consists of (1) a fraction of a share of HP common stock that has a value equal to $6.00, subject to adjustment, as determined in accordance with the offer agreement, plus
       (2) one non-transferable contingent value right, which we refer to as a CVR.



   As described in more detail in this prospectus, each CVR will entitle its holder to a contingent cash payment in 2005 from our newly-formed subsidiary of up to $4.50 if our consolidated net revenues from the sale or lease of LEP Digital Press Products and Consumables (as such terms are defined in the CVR agreement) reach specified revenue milestones over a three-year period, which will begin after completion of the exchange offer. The three-year period for determining whether the specified revenue milestones have been met will commence on the first day of the first calendar month occurring after the closing date of the exchange offer and will end on the last day prior to the third anniversary of such day. As described in more detail in this prospectus, the present value of such future potential payout will be lower than any amount paid in 2005. For example, as of the close of the exchange offer, the present value of receiving $4.50 39 months later is $3.05, $2.77 and $2.52 based on discount rates of 12%, 15% and 18%, respectively.



Q: How will you calculate the amount of HP common stock to be issued for each Indigo common share pursuant to the fixed offer price and the contingent offer price? (see page 84)



A: We will calculate the amount of HP common stock to be issued, which we refer to as the exchange ratio, by dividing $7.50, in the case of the fixed offer price, or $6.00, in the case of the contingent offer price, by the average closing sales price of HP common stock on the New York Stock Exchange during the twenty consecutive trading days ending on the trading day on which the third most recent closing of the U.S. markets prior to the expiration of the exchange offer occurs. However, the offer agreement provides that the average HP closing sales price to be used in this calculation will not be less than $16.69 or more than $23.68. As a result, each Indigo common share exchanged for the fixed offer price will receive between 0.3167 and 0.4494 of a share of HP common stock, and (2) each Indigo common share exchanged for the contingent offer price will receive (A) between 0.2534 and 0.3595 of a share of HP common stock, plus (B) one CVR.




   The trading price of HP common stock on the date you receive HP common stock in exchange for your Indigo common shares could be more or less than the average closing sales price of the HP common stock during the relevant twenty trading day pricing period described above. This means that the then-current market value of the HP common stock that you receive for each Indigo common share could be more or less than $7.50, in the case of the fixed offer price, or $6.00, in the case of the contingent offer price, regardless of the average HP closing sales price.

   We will not issue any fractional shares of HP common stock in connection with the exchange offer. You will instead receive cash for any fractional share otherwise issuable to you as further described in this prospectus.

Q: How can I find out the final exchange ratios?


A: No later than two business days before the exchange offer expires, we will notify you by issuing a press release announcing the final exchange ratios for the fixed offer price and the contingent offer price and filing that press release with the Securities and Exchange Commission. You can also call our information agent, Georgeson Shareholder Communications, collect at
                or toll-free at              for the final exchange ratios and
   the final average closing sales price of HP common stock. Persons will be available to answer questions at this toll free number throughout the entire period that the exchange offer is open.



Q: Can I elect to exchange some of my Indigo common shares for the fixed offer price and some of my Indigo common shares for the contingent offer price? (see page 106)


A: No. You must elect to exchange all of your Indigo common shares for one consideration alternative. To the extent that you validly tender your Indigo common shares but do not indicate in the transmittal letter whether you elect to receive the fixed offer price or the contingent offer price, you will be deemed to have elected to receive the fixed offer price for all the Indigo common shares that you tender, subject to the allocation mechanism described in this prospectus.


Q. Is my election to receive the fixed offer price or the contingent offer price subject to any limitations? (see page 87)



A. Yes. The terms of the offer agreement limit the total number of Indigo common shares that are permitted to be exchanged for each of the fixed offer price and contingent offer price. Based on Indigo's capitalization as of September 30, 2001, approximately 39.0 million Indigo common shares may be exchanged for the fixed offer price, and approximately 56.2 million Indigo common shares may be exchanged for the contingent offer price. As a result, you may receive for some of the Indigo common shares that you tender the form of consideration alternative that is different than what you elected. Pursuant to tender and option agreements, the holders of approximately 47.6 million Indigo outstanding common shares have agreed, to the extent that either the fixed offer price or the contingent offer price is oversubscribed, to elect automatically to receive the undersubscribed consideration alternative for up to all of the Indigo common shares held by each of those shareholders. If either election remains oversubscribed after giving effect to the automatic election provided for in the tender and option agreements, all other Indigo shareholders who have tendered into the exchange offer for the oversubscribed consideration alternative will be required to accept some portion of the undersubscribed consideration alternative. However, as a result of the tender and option agreements described above, no more than 18.07% of the Indigo common shares that you tender will be exchanged for the form of consideration that you do not elect. One of Indigo's other large shareholders, which holds 24.6 million shares, has agreed to tender its Indigo common shares into the exchange offer but has not agreed to elect to receive automatically the undersubscribed consideration alternative. We do not believe this position raises any particular inference with respect to such other shareholder's eventual election of its choice of consideration. To find and calculate the range of potential valuations that may result after the close of the exchange offer, please see the section titled "The Exchange Offer" beginning on page 84 of this prospectus.


Q: How can I learn the degree to which I may not receive the consideration alternative that I requested?

A: If either of the fixed offer price or contingent offer price elections are oversubscribed, then the allocation of these consideration alternatives will be determined after completion of the exchange offer in accordance with the terms of the offer agreement. We will notify you by issuing a press release announcing the degree of the allocation, if any, and filing that press release with the Securities and Exchange Commission. You can also call our information agent, Georgeson Shareholder Communications, collect at
                or toll-free at              to learn the degree to which the
   fixed offer price or contingent offer price elections may have been allocated after completion of the exchange offer.

Q: How long will it take to complete the exchange offer? (see page 103)



A: We have not yet commenced the exchange offer. The exchange offer will
   commence on             , 2002 and is currently scheduled to expire at
   12:00 midnight, New York City time, on         , 2002. However, we may
   extend the exchange offer as described in this prospectus.



Q: Do Indigo's management, supervisory and combined boards support the exchange offer? (see page 61)


A: Yes. Indigo's management, supervisory and combined boards, excluding the member designated by HP, unanimously support the exchange offer and recommend that you tender your Indigo common shares in the exchange offer.


Q: Have any Indigo shareholders agreed to tender their shares? (see page 134)



A: Yes. Some shareholders of Indigo have agreed to tender their Indigo common shares into the exchange offer. These shareholders comprise all of the directors and executive officers of Indigo who hold Indigo common shares, as well as S-C Indigo CV and a foundation, which we refer to as the Landa Family Trust, of which Benzion Landa, Indigo's Chairman and Chief Executive Officer, is a beneficiary, and entities directly or indirectly owned by the Landa Family Trust, which are the major shareholders of Indigo other than HP. These shareholders, who have entered into tender and option or tender agreements with HP, hold an aggregate of 72,394,309 Indigo common shares representing approximately 65.8% of the Indigo common shares outstanding as of September 30, 2001.



   All Indigo board members and executive officers who hold Indigo common shares have entered into tender agreements with HP.


Q: Is the exchange offer conditioned upon the completion of the proposed business combination between HP and Compaq?


A: No. The exchange offer is not conditioned upon the completion of the pending merger of a wholly-owned subsidiary of HP with and into Compaq Computer Corporation, which we refer to as the Compaq merger. The Compaq merger is subject to customary conditions to closing as set forth in the merger agreement among HP, a wholly-owned subsidiary of HP and Compaq, which we refer to as the Compaq merger agreement. These closing conditions to the Compaq merger are separate and independent from the closing conditions to the exchange offer. We cannot assure you that we will complete the Compaq merger. If the Compaq merger is not ultimately completed, HP common stock will not reflect any actual or anticipated interest in Compaq.


Q: What percentage of HP common stock will Indigo shareholders own after the exchange offer?


A: If we acquire all of the Indigo common shares pursuant to the exchange offer, former shareholders of Indigo, other than us and our affiliates,
   would own approximately   % of the shares of common stock of HP, based upon
   the number of shares of HP common stock and Indigo common shares outstanding
   on              , 2002, not taking into account stock options, warrants or convertible securities of Indigo or HP. This ownership percentage would be
   reduced to approximately   % if the Compaq merger is completed, in which
   case we would issue an aggregate of approximately       shares of HP common
   stock to Compaq shareowners.

Q: How do I participate in the exchange offer? (see page 106)


A: You are urged to read this entire prospectus carefully, and to consider how the exchange offer affects you. Then, if you wish to tender your Indigo common shares, you should do the following:

   . If you hold your common shares in your own name, complete and sign the enclosed election form and letter of transmittal and return it with your share certificates to Computershare Trust Company of New York, the exchange agent for the exchange offer, at the address on the back cover of this prospectus, before the expiration time of the exchange offer which, unless extended, will occur on the twentieth business day after the date of this prospectus.

   . If you hold your common shares in "street name" through a broker, bank or nominee, ask your broker, bank or nominee to tender your shares before the expiration time of the exchange offer.

   Please read this prospectus carefully for more information about the procedures for tendering your shares, electing to receive the fixed offer price or the contingent offer price, timing of the exchange offer, extensions of the offering period and your rights to withdraw your shares from the exchange offer before the expiration time.


Q: Do I have to pay any brokerage fees or commissions? (see page 87)


A: If you are the record owner of your Indigo common shares and you tender your shares in the exchange offer, you will not incur any brokerage fees or commissions. If you own your Indigo common shares through a broker, bank or nominee who tenders the shares on your behalf, you may be charged a commission for doing so. You should consult with your broker or nominee to determine whether any charges will apply.


Q: What happens if the exchange offer is completed and I have not tendered my
   Indigo common shares? (see page 73)


A: You will continue to own your Indigo common shares. After the completion of the exchange offer, we may, among other things, delist the Indigo common shares from the Nasdaq National Market and terminate Indigo's reporting obligations under the United States federal securities laws, such that there would no longer be a public market for Indigo common shares. In that event, you may be unable to sell your Indigo common shares readily or at all after the completion of the exchange offer.

   In addition, we may, but are not required to, effectuate a corporate restructuring of Indigo, which we refer to as the post-closing restructuring. The post-closing restructuring, if implemented by us in our sole discretion, may include, without limitation, the commencement of a compulsory acquisition by us of Indigo common shares from any remaining minority Indigo shareholders, which is permitted under Dutch law only if we own 95% or more of Indigo's outstanding common shares, or other actions that may make it unattractive for the remaining minority Indigo shareholders to own Indigo common shares. If we in our sole discretion implement a post-closing restructuring to acquire any remaining Indigo common shares not tendered into the exchange offer, we will offer consideration equivalent to the fixed offer price to the remaining minority Indigo shareholders. However, the form of the consideration paid to remaining minority Indigo shareholders in any post-closing restructuring may differ from the form of consideration issued in the exchange offer. In addition, under Dutch law the consideration to be paid to the remaining minority Indigo shareholders in a compulsory acquisition is subject to judicial determination.

Q: Is HP's financial condition relevant to my decision to tender my common shares in the exchange offer?

A: Yes. Since Indigo common shares accepted in the exchange offer will be exchanged for shares of HP common stock and, as applicable, CVRs, you should consider our financial condition before you decide to become one of our shareowners and, as applicable, a holder of CVRs through the exchange offer. In considering our financial condition, you should review carefully the information in this prospectus and the documents incorporated by reference in this prospectus because they contain detailed business, financial and other information about us.


Q: Who can help answer my questions? (see page 166)


A: If you have any questions about the exchange offer or how to tender your Indigo common shares, or if you need additional copies of this prospectus, you should contact:

                             Georgeson Shareholder
                               111 Commerce Road
                          Carlstadt, New Jersey 07072
                           @georgesonshareholder.com
                                 (   )   -
                       international calls (   )   -

                                    SUMMARY


   The following is a summary of the information contained in this prospectus. This summary may not contain all of the information about the exchange offer that is important to you. For a more complete description of the exchange offer, we encourage you to read carefully this entire prospectus, including the attached annexes. In addition, we encourage you to read the information incorporated by reference into this prospectus, which includes important business and financial information about HP, Indigo and Compaq. You may obtain the information incorporated by reference into this prospectus without charge by following the instructions in the section entitled "Where You Can Find More Information" beginning on page 162 of this prospectus.



The Exchange Offer and the Offer Agreement (see pages 84 and 115)


   We and Indigo have agreed to the exchange offer under the terms of an offer agreement that is described in this prospectus. A copy of the offer agreement is attached to this prospectus as Annex A. Upon the terms and subject to the conditions to the exchange offer described in the offer agreement, we will offer to exchange for each Indigo common share that is validly tendered and not properly withdrawn, at your election and subject to the allocation mechanism described in this prospectus, either the fixed offer price or the contingent offer price.

   We will make the exchange offer through a new wholly-owned indirect subsidiary of ours, which we will form in connection with the exchange offer. References in this prospectus to HP, we and us mean HP and this subsidiary, or HP together with its consolidated subsidiaries, as appropriate.

Parties to the Exchange Offer

                            Hewlett-Packard Company
                              3000 Hanover Street
                          Palo Alto, California 94304
                                (650) 857-1501


   HP is a leading global provider of computing and imaging solutions and services for business and home, and is focused on making technology and its benefits accessible to all.





   HP currently organizes its operations into three major businesses.



   Imaging and Printing Systems provides printer hardware, supplies, imaging products and related professional and consulting services. Printer hardware consists of laser and inkjet printing devices, which include color and monochrome printers for the business and home, multi-function laser devices and wide- and large-format inkjet printers. Supplies offers laser and inkjet printer cartridges and other related printing media. Imaging products include all-in-one inkjet devices, scanners, digital photography products, personal color copiers and faxes. Professional and consulting services advises customers on the optimal use of printing and imaging assets.



   Computing Systems provides commercial personal computers ("PCs"), home PCs, workstations, UNIX(R) servers, PC servers, storage and software solutions. Commercial PCs include the Vectra desktop series, as well as OmniBook and Pavilion notebook PCs. Home PCs include the Pavilion series of multi-media consumer desktop PCs. Workstations provide UNIX(R), Windows and Linux-based operating systems. The UNIX(R) server offering ranges from low-end servers to high-end scalable systems such as the Superdome line, all of which run on HP's proprietary PA-RISC architecture and HP-UX operating system. PC servers primarily offer low-end and mid-range products which run on the Windows and Linux operating systems. Storage provides mid-range and high-end array offerings, storage area networks and storage area management and virtualization software, as well as tape and optical libraries, tape drive mechanisms and tape media. The software category offers OpenView and other solutions designed to manage large-scale systems and networks. In addition, software includes telecommunications infrastructure solutions and middleware.



   IT Services provides customer support, consulting, outsourcing, technology financing and complementary third-party products delivered with the sales of HP solutions. Customer support offers a range of high-value solutions from mission-critical and networking services that span the entire IT environment to low-cost, high-volume product support. Consulting provides industry-specific business and IT consulting and system integration services in areas such as financial services, telecommunications and manufacturing, as well as cross-industry expertise in Customer Relationship Management ("CRM"), e-commerce and IT infrastructure. Outsourcing offers a range of IT management services, both comprehensive and selective, including transformational infrastructure services, client computing managed services, managed web services and application services to medium and large companies. Technology financing capabilities include leasing, solution financing and computing and printing utility offerings.


   HP was incorporated in 1947 under the laws of the State of California as the successor to a partnership founded in 1939 by William R. Hewlett and David Packard. Effective in May 1998, HP changed its state of incorporation from California to Delaware.


   On September 4, 2001, we entered into the Compaq merger agreement. Reference in this prospectus to the Compaq merger refers to the proposed merger of a wholly-owned subsidiary of HP with and into Compaq pursuant to the Compaq merger agreement. Compaq is a leading global provider of enterprise technology and solutions. Compaq designs, develops, manufactures and markets hardware, software, solutions and services, including industry-leading enterprise storage and computing solutions, fault-tolerant business-critical solutions, communication products, and desktop and portable personal computers.



   Upon completion of the Compaq merger, holders of Compaq common stock will be entitled to receive 0.6325 of a share of HP common stock for each share of Compaq common stock that they hold. HP shareowners will continue to own their existing shares of HP common stock after the Compaq merger. The shares of HP common stock issued in exchange for shares of Compaq common stock in connection
with the Compaq merger will represent approximately   % of the outstanding
shares of HP common stock immediately following the completion of the Compaq merger, based on the number of shares of HP and Compaq common stock outstanding on January 28, 2002, which excludes the shares of HP common stock issuable in the exchange offer to acquire Indigo.





   There are uncertainties and risks associated with the Compaq merger. See the section titled "Risk Factors--Risks Regarding the Compaq Merger and HP and Compaq as a Combined Company" in this prospectus for a discussion of important factors that you should consider in connection with the Compaq merger.


                                  Indigo N.V.
                                 5 Limburglaan
                              6221 SH Maastricht
                                The Netherlands
                             (011) 31-43-356-5656


   Indigo N.V. is a leading provider of high performance digital printing systems used in the production of on-demand, short-run color digitally-printed products. Indigo's Digital Offset Color technology combines the quality of ink-based offset printing with the performance advantages of digital imaging. As in conventional offset printing, Indigo's Digital Offset Color printing transfers the ink image from the imaging surface to a blanket and from the blanket to paper. However, unlike conventional offset printing, Indigo's Digital Offset Color printing creates a new ink image with each impression without leaving residual ink on the printing blanket. This complete transfer is enabled by ElectroInk, Indigo's proprietary liquid ink, which has a high degree of cohesiveness during transfer. The unique features of the Digital Offset Color printing system include (1) ElectroInk, a dispersion of tentacle-shaped particles, and (2) a heated blanket to which the ElectroInk image is transferred. The heated printing blanket transfers the ElectroInk image to the paper, where the ink forms a dry film and sets immediately. Since the entire ink image is transferred to the paper, the blanket can receive a different image with each turn of the machine. In addition, Indigo's automatic "on-the-fly" ink color switching technology enables each turn of the machine to print not only a new image, but each one in a different color.



   Its products, including its proprietary ElectroInk, provide solutions for the commercial, industrial and photographic printing markets. Indigo's commercial printing products include the Indigo e-Print Pro+, a four-color low-cost, entry-level press, suitable for simple digital printing applications; the Indigo Platinum, which adds value applications such as electronic collation, versioning and personalization, and six-color printing capability; the Indigo UltraStream 2000, which is designed for high-volume printing and applications requiring seven-color capability; and the Publisher presses, expected to be commercially available in the second half of 2002, which are appropriate for mid-volume and mainstream commercial printing, publishing and direct mail markets. Indigo's industrial printing products include the Omnius WebStream family of One-Shot Color presses, which bring on-demand color printing to the main packaging and labeling markets, and the Omnius MultiStream which permits printing on plastic sheets for the production of specialty products. Indigo's photographic printing products, which are not expected to be commercially available before 2002, include the Photo-e-Print line, which will provide high quality, high speed and low cost solutions for retail and professional photographic labs as well as centralized wholesale photo-finishing operations. In addition, Indigo manufactures a number of presses that are marketed through OEM channels under agreements with DataCard, A.B. Dick Company, Werner Kammann Maschinenfabrik and HP. Indigo also manufactures and sells proprietary imaging products essential to the operation of its presses, including ElectroInk(R) products, photo imaging plates and image transfer blankets. Indigo products combine the print quality and production capability of offset presses with the workflow efficiencies and personalization of digital printing. The Indigo products complement our existing line of digital printing and imaging products for the home and office markets by expanding our digital product and technology capabilities to the commercial printing market. Indigo is headquartered in The Netherlands, with research and development and manufacturing operations in Israel.


   Indigo was incorporated in The Netherlands in 1977 under the name Spectrum Sciences B.V.


 Hewlett-Packard Erste Vermogensverwaltungs- und Beteiligungsgesellschaft mbH


                             Herrenbergerstr. 140


                               71034 Boeblingen


                                    Germany

                                (650) 857-1501


   Hewlett-Packard Erste Vermogensverwaltungs- und Beteiligungsgesellschaft mbH is a newly-purchased wholly-owned indirect subsidiary of HP. We purchased this subsidiary solely to effect the exchange offer. This subsidiary has no prior operating history and will not conduct any business prior to the completion of the exchange offer. We refer to this subsidiary as Newco throughout this prospectus.

Contingent Value Rights (see page 130)



   Upon completion of the exchange offer, our newly-formed subsidiary and Chase Manhattan Bank and Trust Company, National Association, as trustee, will enter into a CVR agreement that will govern the CVRs. A copy of the form of CVR agreement is attached to this prospectus as Annex B. Under the terms of the CVR agreement, each CVR will entitle the holder thereof to a contingent cash payment in 2005 from our newly-formed subsidiary of up to $4.50 if our consolidated net revenues from the sale or lease of LEP Digital Press Products and Consumables (as such terms are defined in the CVR agreement) reach specified revenue milestones over a three-year period, which will begin after completion of the exchange offer, as described in more detail in this prospectus. The amount payable under each CVR increases linearly from $0 to $4.50 as the cumulative revenue increases from $1.0 billion to $1.6 billion during the three-year period. No payment will be made under the CVR if the cumulative revenue is less than or equal to $1.0 billion. No payment in excess of $4.50 will be made under the CVR if the cumulative revenue is greater than $1.6 billion. Hewlett-Packard Company will guarantee the contingent payment obligations of our subsidiary under the CVRs.



   There are many uncertainties associated with the CVRs, and there is no assurance that any payment on the CVRs will be made. See the section titled "Risk Factors--Risks Related to the Contingent Value Rights" in this prospectus for a discussion of important factors that you should consider in connection with the CVRs.



Irrevocable Proxies (see page 134)



   Pursuant to the voting agreements further described in this prospectus, certain major shareholders, directors and executive officers of Indigo granted us irrevocable proxies to vote their shares of Indigo common shares at all shareholder meetings in favor of (a) appointment of the new members of Indigo's management board as set forth in the offer agreement, (b) amendment of Indigo's articles of association as contemplated in the offer agreement, (c) the post-closing restructuring, and (d) waiving any notice that may have been or may be required relating to the exchange offer or any of the other transactions contemplated by the offer agreement, and against certain alternative transactions intended to undermine the transactions contemplated by the offer agreement and subsequent reorganization. Each proxy terminates upon the earlier of valid termination of the offer agreement or the closing of the transactions contemplated by the offer agreement.


Reasons for the Exchange Offer


   Indigo (see page 58). Indigo's management board, supervisory board and combined board believe that the transaction could result in a number of benefits to Indigo and its affiliated and unaffiliated shareholders. Indigo's reasons for entering into the offer agreement and a number of factors considered by Indigo's management board, supervisory board and combined board in determining whether to enter into the offer agreement are described in the section titled "Special Factors--Indigo's Purposes and Reasons for the Exchange Offer" in this prospectus.



   HP (see page 70). We believe that the the exchange offer is fair to the affiliated and unaffiliated Indigo shareholders. Our reasons for entering into the offer agreement and a number of factors considered by our board of directors in determining whether to enter into the offer agreement are described in the section entitled "Special Factors--HP's Purposes and Reasons for the Exchange Offer" in this prospectus.



Recommendation of the Indigo Boards (see page 61)



   Indigo's management board, including Mr. Landa, supervisory board, and combined board, including Mr. Landa, separately and, excluding the member designated by us, unanimously have approved the offer agreement, determined that the offer agreement and the exchange offer are at a price and terms that are fair to, and in the best interests of, Indigo and its affiliated and unaffiliated shareholders and recommend that Indigo shareholders accept the exchange offer and tender their shares pursuant to the exchange offer. Information about the recommendation of Indigo's management board, supervisory board and combined board is more fully described in Indigo's Solicitation/Recommendation Statement on Schedule 14D-9, which is being mailed to you together with this prospectus. None of Indigo's management board, supervisory board and combined board makes any recommendation as to whether Indigo shareholders should elect to receive the fixed offer price or the contingent offer price.


Opinion of Indigo Financial Advisor Regarding the Exchange Offer (see page 61)



   The combined board of Indigo has received a written opinion, dated September 6, 2001, from Gleacher & Co. LLC, to the effect that, as of the date of the opinion and based on and subject to the matters described in its opinion, the aggregate consideration provided for in the offer agreement to be received by all holders of Indigo common shares was fair, from a financial point of view, to the holders of Indigo common shares, other than HP and our affiliates. Gleacher expressed no opinion as to the fairness of either the fixed offer price or the contingent offer price separately.



   The full text of Gleacher's opinion is attached to this prospectus as Annex D, and we urge you to read this opinion in its entirety. Gleacher's opinion is addressed only to Indigo's combined board and does not constitute a recommendation to any holder of Indigo common shares regarding whether that holder should tender common shares pursuant to the exchange offer.



   The full text of Gleacher's presentations to the Indigo boards on September 5, 2001 has been included as exhibits (c)(iii), (c)(iv) and (c)(v) to the Transaction Statement on Schedule 13E-3 filed by HP, Indigo and Benzion Landa in connection with the exchange offer.



Indigo Directors and Executive Officers Have Interests in the Exchange Offer (see page 69)



   When you consider Indigo's boards' recommendation that Indigo shareholders tender their shares in the exchange offer, you should be aware that some Indigo officers and directors may have interests in the exchange offer that may be different from, or in addition to, those of Indigo's affiliated and unaffiliated shareholders generally. These interests include a cash payment of $2.5 million to Mr. Landa in settlement of all payments that would be due him under his employment agreement with Indigo, which will terminate upon the completion of the exchange offer, severance and retention payments to Indigo's three other executive officers for up to approximately $1,780,000 in the aggregate, and the continued employment by us of these executive officers. These interests are described in more detail in the section entitled "Special Factors--Interests of Indigo Directors and Executive Officers in the Exchange Offer" in this prospectus, as well as Indigo's Solicitation/Recommendation Statement on Schedule 14D-9, which is being mailed to you together with this prospectus.



Indigo's Management and Supervisory Boards Following the Exchange Offer (see page 117)



   Pursuant to a resolution to be passed at an extraordinary general meeting of its shareholders prior to the expiration date of the exchange offer, Indigo will accept the resignation from its management board and supervisory board of the existing members thereof and the shareholders will appoint new members to the management board as designated by us. The new members designated by us for appointment to the management board will be Charles N. Charnas, J.C.A. van Diemen and R.E.J. De-Boer. Mr. Charnas is employed by HP as its Assistant Secretary and Senior Managing Counsel, while Messrs. De-Boer and van Diemen are employed by our Netherlands subsidiary as Legal Counsel and Tax Manager, respectively. These resignations and appointments will be effective as of, and conditional upon the occurrence of, the closing of the exchange offer. We do not intend to maintain Indigo's supervisory board after the completion of the exchange offer.

Extension, Termination, Waiver and Amendment of the Exchange Offer (see page
103)


   We expressly reserve the right, subject to the provisions of the offer agreement, to extend the period of time during which our exchange offer remains open, and we can do so by giving oral or written notice to the exchange agent. We are not making any assurances that we will exercise our right to extend the exchange offer, although, subject to the terms of the offer agreement, we have agreed to extend the exchange offer for successive extension periods not in excess of ten business days per extension under specified circumstances. During an extension, all Indigo common shares previously tendered and not properly withdrawn will remain subject to the exchange offer, subject to your right to withdraw your Indigo common shares.

   We reserve the right to make any changes in the terms and conditions of the exchange offer by giving oral or written notice of the changes to the exchange agent. However, without the prior written consent of Indigo, we cannot:

   .   decrease the offer price;

   . change the form or combination of consideration to be paid in the exchange offer;

   . reduce the number of Indigo common shares to be purchased in the exchange offer;

   . amend the conditions to the exchange offer to broaden the scope of those conditions, add any additional conditions, or otherwise amend any other material terms of the exchange offer in a manner materially adverse to Indigo shareholders;

   . extend the exchange offer, except as described below and except that we may extend the exchange offer without Indigo's consent (1) if at the scheduled expiration date of the exchange offer any of the conditions to the exchange offer have not been satisfied or waived, or (2) for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission or its staff; or

   . amend the minimum condition that Indigo common shares that, together with Indigo common shares already held by HP and its affiliates, represent at least 95% of Indigo's common shares be tendered into the exchange offer, except as described below.


   We expressly reserve the right to and may unilaterally amend or waive the minimum condition to reduce the percentage of outstanding Indigo shares required to be validly tendered in accordance with the terms of the exchange offer, provided that we will extend the exchange offer for a period of not fewer than ten business days after any such amendment or waiver.


   We will follow any extension, termination, amendment or delay, as promptly as practicable, with a public announcement. Any announcement about an extension will be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. Subject to applicable law, including Rules 14d-4(d) and 14d-6(c) under the Securities Exchange Act of 1934, as amended, which require that any material change in the information published, sent or given to shareholders in connection with the exchange offer be promptly sent to shareholders in a manner reasonably designed to inform shareholders of the change, and without limiting the manner in which we may choose to make any public announcement, we assume no obligation to publish, advertise or otherwise communicate the public announcement other than by making a release to the Dow Jones News Service.


What is Needed to Complete the Exchange Offer (see page 123)


   Our obligation to accept Indigo common shares for exchange in the exchange offer is subject to the satisfaction of a number of conditions, which may, in some instances, be waived. These conditions include:

   . the tender into the exchange offer of Indigo common shares that, together with Indigo common shares already held by us and our affiliates, represent at least 95% of Indigo's common shares;

   . the expiration of all waiting periods under United States antitrust law and receipt of all other foreign antitrust approvals;

   . the receipt of the other regulatory approvals specified in Annex I of the offer agreement, including the approval of (1) the Office of the Chief Scientist of the Israeli Ministry of Industry and Trade and
       (2) the Investment Center of the Israeli Ministry of Industry and Trade;

   . the absence of specified events including (1) a general suspension of trading on the New York Stock Exchange, (2) a commencement of a war, armed hostilities or other international or national calamity directly involving the United States or (3) a commencement of a war, escalation of armed hostilities or a general mobilization or other international or national calamity directly involving Israel that is or is reasonably likely to be materially adverse to Indigo's ability to conduct business in Israel;

   . the accuracy in all material respects of Indigo's representations and warranties in the offer agreement, except in some cases as does not, and could not reasonably be expected to, constitute a material adverse effect on Indigo; and

   . Indigo's compliance in all material respects with its covenants in the offer agreement.


   HP has not waived any of the conditions to the exchange offer. See below for a description of progress to date with respect to the regulatory conditions to the exchange offer.



We Have Not Yet Obtained All Required Regulatory Approvals to Complete the Exchange Offer (see page 109)



   The exchange offer is subject to antitrust laws. We and Indigo have made the required filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, with the United States Department of Justice and the Federal Trade Commission, and the waiting period under the Hart-Scott-Rodino Act was terminated on October 1, 2001. We and Indigo are also required to make antitrust filings in Austria, Brazil, Germany, Israel, Italy and Portugal. We and Indigo have made all these required foreign antitrust filings. The applicable antitrust clearances in Italy and Germany have been granted. However, we have not yet received antitrust clearance in Austria, Brazil, Israel or Portugal. We and Indigo are not permitted (except with respect to Brazil) to complete the exchange offer until the applicable waiting periods associated with these filings have expired or been terminated and required approvals are obtained. In addition, the reviewing agencies or governments, states or private persons may challenge the exchange offer at any time before or after its completion.



   Completion of the exchange offer also may be subject to the Israeli Securities Law, 1968 and subject to compliance with the rules and regulations of the Office of the Chief Scientist of Israel's Ministry of Industry and Trade, the Investment Center of Israel's Ministry of Industry and Trade and the Israeli Income Tax Commissioner, all of which may require approvals, consents or pre-rulings. Such clearances are more fully described in the section entitled "The Exchange Offer--Regulatory Filings and Approvals Required to Complete the Exchange Offer" in this prospectus.



Procedure for Tendering (see page 106)


   For you to tender Indigo common shares validly pursuant to the exchange offer, before the expiration of the exchange offer, a properly completed and duly executed election form and letter of transmittal or manually executed facsimile of those documents, along with any required signature guarantees, or an agent's message in connection with a book-entry transfer, and any other required documents, must be transmitted to and received by our exchange agent at the address on the back cover of this prospectus. In addition, certificates for Indigo common shares must be tendered pursuant to the procedures for book-entry tender before the expiration date of the exchange offer.

Withdrawal Rights (see page 105)


   Your tender of Indigo common shares pursuant to the exchange offer is irrevocable, except that you may withdraw Indigo common shares tendered pursuant to the exchange offer at any time prior to the expiration date of the exchange offer, as it may be extended.


Exchange of Indigo Common Shares; Delivery of Shares of HP Common Stock and CVRs (see page 104)


   If the terms and conditions of the exchange offer are satisfied, including, if the exchange offer is extended or amended, the terms and conditions of any extension or amendment, we are required to accept for exchange, and to deliver shares of HP common stock and, as applicable, CVRs, in exchange for Indigo common shares validly tendered and not properly withdrawn, promptly after the expiration date of the exchange offer.


Indigo is Prohibited from Considering Other Offers (see page 121)


   Indigo has agreed not to solicit, initiate, encourage or discuss any proposal for a business combination or other similar transaction with any party other than us prior to the completion of the exchange offer or the termination of the offer agreement.


We and Indigo May Terminate the Offer Agreement (see page 127)


   We and Indigo may agree jointly to terminate the offer agreement at any time. In addition, either we or Indigo may terminate the offer agreement if:

   . the exchange offer expires, or is terminated in accordance with the terms of the offer agreement, without our having accepted for exchange any Indigo common shares;

   .   the exchange offer has not been completed by August 30, 2002;

   . any applicable law or regulation makes completion of the exchange offer illegal or otherwise prohibited; or

   . a final, non-appealable order of a court or other governmental body prohibits the completion of the exchange offer.

   We also may terminate the offer agreement if:

   . any of Indigo's boards approves or recommends to Indigo shareholders any other acquisition proposal;

   . any of Indigo's boards withholds, withdraws, amends or modifies its recommendation in favor of the exchange offer;

   . Indigo fails to include its boards' recommendation in favor of the exchange offer in this prospectus or in Indigo's
       Solicitation/Recommendation Statement on Schedule 14D-9, which is being mailed to you together with this prospectus;

   . Indigo breaches in any material respect the provision in the offer agreement that prohibits Indigo from considering other acquisition proposals;

   . Any of the Indigo shareholders who are party to the tender and option agreements, or its affiliates, breaches the provisions of the tender and option agreements or the voting agreements with us to which it is also a party; or

   . A person unaffiliated with us commences a tender or exchange offer for Indigo common shares and Indigo does not send to its shareholders within ten business days a statement disclosing that Indigo recommends rejection of such tender or exchange offer and reaffirming its boards' recommendation in favor of our exchange offer.

   We also may terminate the offer agreement if Indigo breaches its representations, warranties or covenants in the offer agreement such that the conditions to our obligation to complete the exchange offer regarding representations, warranties or covenants would not be satisfied. However, if Indigo's breach is curable through its commercially reasonable efforts, we may not terminate the offer agreement based on Indigo's breach until the earlier of
(1) thirty days after we deliver written notice of such breach to Indigo, or
(2) Indigo's ceasing to use its commercially reasonable efforts to cure such breach.

   Indigo also may terminate the offer agreement if (1) we materially breach our covenants in the offer agreement, or (2) we breach our representations and warranties in the offer agreement and such breach would reasonably be expected to have a material adverse effect on us. However, if our breach is curable through our commercially reasonable efforts, Indigo may not terminate the offer agreement based on our breach until the earlier of (1) thirty days after Indigo delivers a written notice of such breach to us, or (2) our ceasing to use our commercially reasonable efforts to cure such breach.


We or Indigo May Be Required to Pay a Termination Fee (see page 127)



   The offer agreement requires Indigo to pay us a termination fee of $27 million in cash and to reimburse us for up to $2 million in our expenses if we terminate the offer agreement because of the occurrence of a triggering event, which includes the Indigo boards' approval or recommendation of any other acquisition proposal, the withholding, withdrawal, amendment or modification of the Indigo boards' recommendation in favor of the exchange offer or failure to recommend rejection of any other third party tender or exchange offer. See the section entitled "The Offer Agreement--Termination of the Offer Agreement--Termination by HP" for the full definition of a triggering event.



   The offer agreement requires Indigo to reimburse us for up to $2 million of our expenses related to the exchange offer if we terminate the offer agreement because Indigo breached any of its covenants or agreements in the offer agreement or any of Indigo's representations or warranties were untrue or have become untrue such that we would not be required to complete the exchange offer pursuant to the terms of the exchange offer.



   The offer agreement requires us to reimburse Indigo for up to $2 million of its expenses if the offer agreement is terminated by Indigo because we breached any of our covenants or agreements in the offer agreement or any of our representations or warranties were untrue or have become untrue in a material manner.



The Exchange Offer is Taxable for United States Federal Income Tax Purposes (see page 76)



   The receipt of shares of HP common stock and CVRs in exchange for Indigo common shares pursuant to the exchange offer will be a taxable transaction for United States federal income tax purposes. Each Indigo shareholder receiving only HP common stock and cash instead of fractional shares will recognize gain or loss equal to the difference between (1) the sum of the fair market value of the HP common stock and the cash received instead of fractional shares, and (2) the shareholder's adjusted tax basis in such shares. In the case of Indigo shareholders receiving HP common stock and CVRs, unless the "open transaction" method of reporting applies, the shareholder's gain or loss will be computed as described above taking into account the fair market value of the CVRs on the date of the exchange, and the shareholder's tax basis in the CVRs will equal such fair market value. Gain or loss must be calculated separately for each block of Indigo common shares acquired at the same cost in a single transaction. Assuming that such shares constitute capital assets in the hands of the Indigo shareholder, such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the shareholder's holding period is more than one year.


   The treatment of a payment in the future to a holder of a CVR is not entirely clear, but should be treated as a payment under a contract for the sale or exchange of Indigo common shares to which Section 483 of the Internal

Revenue Code of 1986, as amended, which is referred to in this prospectus as the Internal Revenue Code, applies. Under Section 483, a portion of the payment pursuant to the CVRs will be treated as interest, which will be ordinary income to the holder of the CVRs when the payment is received, and the remainder will be treated as sales proceeds from the exchange of the CVRs. Assuming open transaction treatment does not apply, a shareholder will recognize gain in the amount by which the payment, other than the portion characterized as interest, exceeds the shareholder's tax basis in the CVRs. In such event, if no payment is made or the payment is less than the shareholder's tax basis in the CVRs, the shareholder will recognize a loss. The gain or loss will be long-term capital gain or loss.



   In the event that the CVRs are treated as debt instruments for United States federal income tax purposes, a holder would be required to include over the term of the CVR an amount in income as interest, based on the yield of "comparable" debt instruments, in advance of the receipt of any payment, regardless of the holder's method of accounting.



   Indigo shareholders may be subject to backup withholding at the rate of 30 percent with respect to cash received instead of fractional shares pursuant to the exchange offer or upon a payment under the CVRs unless the shareholder provides a correct taxpayer identification number in the manner required or certifies that it is not subject to backup withholding or is an "exempt recipient." The rate of withholding is scheduled to be reduced over time to 29% in 2005. Backup withholding is not an additional tax, but rather may be credited against the taxpayer's tax liability for the year.


   Indigo shareholders are urged to consult their own tax advisors regarding the United States federal, state, local, foreign, and other tax consequences of the exchange offer in light of their particular circumstances.


Accounting Treatment of the Exchange Offer (see page 109)


   We will account for the exchange offer under the purchase method of accounting for business combinations in accordance with United States generally accepted accounting principles.


We Will List Shares of HP Common Stock on the New York Stock Exchange and Pacific Exchange (see page 114)


   We will use our commercially reasonable efforts to cause the shares of HP common stock issuable or required to be reserved for issuance in connection with the exchange offer to be listed on the New York Stock Exchange and the Pacific Exchange, effective as of the closing time of the exchange offer, subject to official notice of issuance.


Indigo Appraisal Rights (see page 112)


   Dutch law does not recognize the concept of appraisal or dissenters' rights, and, accordingly, Indigo shareholders have no appraisal rights for their common shares under Dutch law in connection with the exchange offer.

         SUMMARY SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF HP

   The table below presents a summary of selected historical consolidated financial data with respect to HP as of the dates and for the periods indicated. The historical consolidated statements of earnings data presented below for the fiscal years ended October 31, 2000, 1999, and 1998 and the historical consolidated balance sheets data as of October 31, 2000 and 1999 have been derived from HP's historical consolidated financial statements, which are incorporated by reference into this prospectus. The historical consolidated statements of earnings data presented below for the fiscal years ended October 31, 1997 and 1996 and the historical consolidated balance sheets data as of October 31, 1998, 1997 and 1996 have been derived from HP's historical consolidated financial statements, which are not incorporated by reference into this prospectus. The selected historical consolidated financial data as of and for the nine months ended July 31, 2001 and 2000 has been derived from HP's unaudited historical consolidated condensed financial statements which are incorporated by reference into this prospectus and reflect, in the opinion of HP's management, all adjustments, consisting of only normal recurring adjustments, which HP considers necessary for a fair presentation of the results of operations for those periods and financial position at those dates.

   It is important for you to read the following summary selected historical consolidated financial data together with the consolidated financial statements and accompanying notes contained in HP's Annual Report on Form 10-K for its fiscal year ended October 31, 2000 and HP's Quarterly Report on Form 10-Q for its fiscal quarter ended July 31, 2001, each as filed with the Securities and Exchange Commission, as well as the sections of HP's Annual Report on Form 10-K and Quarterly Report on Form 10-Q entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations," all of which are incorporated by reference into this prospectus.

   HP's consolidated financial statements for the fiscal year ended October 31, 2001 to be included in its 2001 Annual Report on Form 10-K, when filed, will include a cumulative effect of an accounting change as a result of adoption of Securities and Exchange Commission Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements," as amended, as well as certain minor reclassifications. HP's Current Report on Form 8-K, dated November 14, 2001, and incorporated by reference herein, included a copy of HP's press release with respect to certain financial information for the fiscal year ended October 31, 2001 and also included certain quarterly financial information for the first three quarters of fiscal 2001 which has been restated for the effects of this accounting change and these reclassifications. The effect of this accounting change on the nine months ended July 31, 2001 and the effect of these reclassifications for all prior periods have not been reflected in the historical financial information of HP included herein, and accordingly also have not been reflected in the pro forma financial information of HP included herein.

                   HEWLETT-PACKARD COMPANY AND SUBSIDIARIES

         Summary Selected Historical Consolidated Financial Data/(1)/
                    (In millions, except per share amounts)

                                      As of or For the
                                      Nine Months Ended
                                          July 31,      As of or For the Year Ended October 31,
                                      ----------------- ---------------------------------------
                                        2001     2000    2000    1999    1998    1997    1996
                                      -------  -------  ------- ------- ------- ------- -------
Historical Consolidated Statements
  of Earnings Data:
   Net revenue....................... $33,702  $35,519  $48,782 $42,370 $39,419 $35,465 $31,613
   Earnings from operations/(2)/.....   1,106    2,934    3,889   3,688   3,399   3,405   2,926
   Net earnings from continuing
     operations before extraordinary
     item/(3)/.......................     463    2,639    3,561   3,104   2,678   2,515   2,085
   Net earnings per share from
     continuing operations before
     extraordinary item/(3)(4)/:
       Basic......................... $  0.24  $  1.33  $  1.80 $  1.54 $  1.29 $  1.23 $  1.02
       Diluted....................... $  0.24  $  1.28  $  1.73 $  1.49 $  1.26 $  1.19 $  0.99
   Cash dividends declared per
     share/(4)/...................... $  0.32  $  0.32  $  0.32 $  0.32 $  0.30 $  0.26 $  0.22
Historical Consolidated Balance
  Sheets Data:
   Assets--Continuing operations..... $32,374  $32,457  $34,009 $31,764 $28,624 $26,681 $22,934
   Total assets/(5)/.................  32,374   32,457   34,009  35,297  31,708  29,852  25,977
   Long-term debt....................   3,511    3,390    3,402   1,764   2,063   3,158   2,579

--------
(1) HP's consolidated financial statements present the businesses of Agilent Technologies, Inc. as a discontinued operation through the spin-off date of June 2, 2000.
(2) Earnings from operations represent earnings before net interest income and other, interest expense, litigation settlement, impairment losses on investments, losses (gains) on divestitures, provision for taxes, net earnings from discontinued operations and extraordinary item.
(3) Includes a $400 million charge for litigation settlement, $365 million of impairment losses on investments, a $131 million loss on a divestiture, and $102 million charge for restructuring, all for the nine months ended
    July 31, 2001.
(4) All per share amounts reflect the retroactive effects of all stock splits, including the two-for-one stock split in the form of a stock dividend effective October 27, 2000.
(5) Total assets includes assets from continuing operations and the net assets of discontinued operations through the spin-off of Agilent Technologies on June 2, 2000.

       SUMMARY SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF COMPAQ

   We have included in this prospectus the summary selected historical consolidated financial data of Compaq set forth below for informational purposes because we are required to include unaudited pro forma condensed combined consolidated financial data after giving effect to the Compaq merger as a purchase of Compaq by HP using the purchase method of accounting. However, you should be aware that the exchange offer is not conditioned upon the completion of the Compaq merger. If we do not complete the Compaq merger, the HP stock that you receive in the exchange offer will not reflect any actual or anticipated interest in Compaq, its operating results or its assets and liabilities.

   The table below presents a summary of selected historical consolidated financial data with respect to Compaq as of the dates and for the periods indicated. The historical consolidated statements of income data presented below for the fiscal years ended December 31, 2000, 1999 and 1998 and the historical consolidated balance sheets data as of December 31, 2000 and 1999 have been derived from Compaq's historical consolidated financial statements, which are incorporated by reference into this prospectus. The historical consolidated statements of income data presented below for the fiscal years ended December 31, 1997 and 1996 and the historical consolidated balance sheets data as of December 31, 1998, 1997 and 1996 have been derived from Compaq's historical consolidated financial statements, which are not incorporated by reference into this prospectus. The summary selected historical consolidated financial data of Compaq as of and for the nine months ended September 30, 2001 and 2000 has been derived from Compaq's unaudited historical interim condensed consolidated financial statements which are incorporated by reference into this prospectus and reflect, in the opinion of Compaq's management, all adjustments, consisting of only normal recurring adjustments, which Compaq considers necessary for a fair presentation of the results of those periods and financial condition at those dates.

   It is important for you to read the following summary selected historical consolidated financial data together with the consolidated financial statements and accompanying notes contained in Compaq's Annual Report on Form 10-K for its fiscal year ended December 31, 2000 and Compaq's Quarterly Report on Form 10-Q for its fiscal quarter ended September 30, 2001, each as filed with the Securities and Exchange Commission, as well as the sections of Compaq's Annual Report on Form 10-K and Quarterly Report on Form 10-Q entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations," all of which are incorporated by reference into this prospectus.


   Compaq's consolidated financial statements for the year ended December 31, 2001 to be included in its 2001 Annual Report on Form 10-K, when filed, will include a cumulative effect of an accounting change and certain reclassifications as a result of adoption of EITF 01-9, Accounting for Consideration Given by a Vendor to a Customer or a Reseller of the Vendor's Products. Compaq's Current Report on Form 8-K, dated January 16, 2002, and incorporated by reference herein, included a copy of Compaq's press release with respect to certain financial information for the year ended December 31, 2001 and also included certain quarterly financial information for the first three quarters of 2001 which has been adjusted for the effects of this accounting change and reclassifications. The effect of this accounting change on the nine months ended September 30, 2001 and the effect of the reclassifications for all prior periods have not been reflected in the historical financial information of Compaq included herein.

                          COMPAQ COMPUTER CORPORATION
            Summary Selected Historical Consolidated Financial Data
                    (In millions, except per share amounts)

                                                           As of or For the
                                                              Nine Months
                                                                 Ended                   As of or For the
                                                             September 30,            Year Ended December 31,
                                                           ----------------  -----------------------------------------
                                                            2001     2000     2000     1999   1998/(1)/  1997    1996
                                                           -------  -------  -------  ------- --------  ------- -------
Historical Consolidated Statements of Income Data:
    Total revenue......................................... $25,126  $30,857  $42,383  $38,525 $31,169   $24,584 $20,009
    Income (loss) before income taxes/(2)(3)(4)/..........    (972)   1,863      875      934  (2,662)    2,758   1,883
    Income (loss) before cumulative effect of
     accounting change....................................    (700)   1,267      595      569  (2,743)    1,855   1,318
    Net income (loss)/(5)/................................ $  (700) $ 1,241  $   569  $   569 $(2,743)  $ 1,855 $ 1,318
    Earnings (loss) per common share:
       Basic:
          Before cumulative effect of accounting
           change......................................... $ (0.41) $  0.75  $  0.35  $  0.35 $ (1.71)  $  1.23 $  0.90
          Cumulative effect of accounting change,
           net of tax.....................................      --    (0.02)   (0.02)      --      --        --      --
                                                           -------  -------  -------  ------- -------   ------- -------
                                                           $ (0.41) $  0.73  $  0.33  $  0.35 $ (1.71)  $  1.23 $  0.90
                                                           =======  =======  =======  ======= =======   ======= =======
       Diluted:
          Before cumulative effect of accounting
           change......................................... $ (0.41) $  0.73  $  0.34  $  0.34 $ (1.71)  $  1.19 $  0.87
          Cumulative effect of accounting change,
           net of tax.....................................      --    (0.02)   (0.01)      --      --        --      --
                                                           -------  -------  -------  ------- -------   ------- -------
                                                           $ (0.41) $  0.71  $  0.33  $  0.34 $ (1.71)  $  1.19 $  0.87
                                                           =======  =======  =======  ======= =======   ======= =======
       Shares used in computing earnings (loss) per
        common share:
          Basic...........................................   1,688    1,701    1,702    1,693   1,608     1,505   1,472
          Diluted.........................................   1,688    1,742    1,742    1,735   1,608     1,564   1,516
    Cash dividends declared per common share.............. $ 0.075  $ 0.075  $  0.10  $ 0.085 $ 0.065   $ 0.015 $    --

Historical Consolidated Balance Sheets Data:
    Current assets........................................ $14,409  $14,996  $15,111  $13,849 $15,167   $12,017 $10,089
    Total assets..........................................  23,548   26,433   24,856   27,277  23,051    14,631  12,331
    Current liabilities...................................  11,045   12,175   11,549   11,838  10,733     5,202   4,741
    Long-term obligations/(6)/............................     600      575      575       --     422        --     300
    Stockholders' equity..................................  11,240   13,001   12,080   14,834  11,351     9,429   7,290

--------
(1) 1998 results reflect the acquisition of Digital Equipment Corporation in June 1998.
(2) Includes a $742 million charge for restructuring and related charges in 2001; an $86 million release of restructuring reserves in fourth quarter 2000; an $868 million charge for restructuring and related charges in 1999; a $393 million charge for restructuring and asset impairments in 1998 in connection with the Digital acquisition and the closing of certain Compaq facilities; and a $52 million charge related to restructuring actions taken by Tandem Computers Incorporated during 1996.
(3) Includes non-recurring, non-tax-deductible charges associated with purchased in-process technology of $3.2 billion in connection with the Digital acquisition in 1998, and $208 million in connection with acquisitions in 1997.
(4) Includes a $583 million charge for impairment of investments and related assets in 2001, a $1.8 billion charge for impairment of investments in 2000 (including a $1.7 billion charge in fourth quarter 2000), and a $1.2 billion gain on the sale of an 81.5 percent interest in AltaVista Co. in 1999.
(5) Includes a $26 million cumulative effect in 2000 for the adoption of Securities and Exchange Commission Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements," as amended.
(6) Includes $422 million of minority interest acquired in 1998 related to Digital preferred stock which was redeemed in April 1999.

         SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED
                        FINANCIAL DATA OF HP AND COMPAQ

   We have included in this prospectus the selected unaudited pro forma condensed combined consolidated financial data set forth below after giving effect to the Compaq merger as a purchase of Compaq by HP using the purchase method of accounting, as required under the rules of the Securities and Exchange Commission. Under these rules, the selected unaudited pro forma condensed combined consolidated financial data set forth below is not required to, and does not, give effect to the exchange offer. You should be aware that the exchange offer is not conditioned upon the completion of the Compaq merger. If we do not complete the Compaq merger, the HP stock you receive in the exchange offer will not reflect any actual or anticipated interest in Compaq, its operating results or its assets and liabilities.

   The following selected unaudited pro forma condensed combined consolidated financial data was prepared using the purchase method of accounting. Due to different fiscal period ends for HP and Compaq, the unaudited pro forma condensed combined consolidated statements of earnings data combines the historical consolidated statements of earnings data of HP for the nine months ended July 31, 2001 and the year ended October 31, 2000, with Compaq's historical consolidated statements of income data for the nine months ended June 30, 2001 and the twelve months ended September 30, 2000, respectively, giving effect to the merger as if it had occurred at the beginning of each period presented. The unaudited pro forma condensed combined consolidated balance sheet data combines HP's historical consolidated balance sheet data as of July 31, 2001 with Compaq's historical consolidated balance sheet data as of June 30, 2001, giving effect to the merger as if it had occurred as of July 31, 2001. All per share data amounts reflect the retroactive effects of the two-for-one stock split of HP in the form of a stock dividend effective October 27, 2000.

   The selected unaudited pro forma condensed combined consolidated financial data is based on estimates and assumptions which are preliminary. This data is presented for informational purposes only and is not intended to represent or be indicative of the consolidated results of operations or financial condition of HP that would have been reported had the merger been completed as of the dates presented, and should not be taken as representative of future consolidated results of operations or financial condition of HP.


   This selected unaudited pro forma condensed combined consolidated financial data should be read in conjunction with the summary selected historical consolidated financial data of each of HP and Compaq, respectively, contained elsewhere in this prospectus, the unaudited pro forma condensed combined consolidated financial statements and accompanying notes included in HP's current report on Form 8-K filed with the Securities and Exchange Commission on November 16, 2001 incorporated by reference into this prospectus, and the separate historical consolidated financial statements and accompanying notes of HP and Compaq incorporated by reference into this prospectus. See the section entitled "Where You Can Find More Information" beginning on page 162 of this prospectus.

                                 HP AND COMPAQ
Selected Unaudited Pro Forma Condensed Combined Consolidated Financial Data/(1)/
                    (In millions, except per share amounts)

                                                                   Nine Months
                                                                      Ended        Year Ended
                                                                  July 31, 2001 October 31, 2000
                                                                  ------------- ----------------
Unaudited Pro Forma Condensed Combined Consolidated Statements of
  Earnings Data:
   Net revenue...................................................    $62,638        $89,866
   Earnings from operations......................................        963          5,424
   Net earnings (loss) from continuing operations................       (614)         4,881
   Net earnings (loss) per share from continuing operations:
       Basic.....................................................    $ (0.20)       $  1.60
       Diluted...................................................    $ (0.20)       $  1.54
   Average number of shares and share equivalents:
       Basic.....................................................      3,004          3,053
       Diluted...................................................      3,004          3,176

                                                                            As of
                                                                        July 31, 2001
                                                                        -------------
Unaudited Pro Forma Condensed Combined Consolidated Balance Sheet Data:
   Cash, cash equivalents and short-term investments...................    $ 7,069
   Working capital.....................................................     11,645
   Total assets........................................................     68,906
   Long-term debt......................................................      4,386
   Total stockholders' equity..........................................     36,719

--------
(1) See the unaudited pro forma condensed combined consolidated financial statements included in HP's current report on Form 8-K filed with the Securities and Exchange Commission on November 16, 2001 and incorporated herein by reference.

       SUMMARY SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF INDIGO

   The table below presents a summary of selected historical consolidated financial data with respect to Indigo as of the dates and for the periods indicated. The historical consolidated statements of operations data presented below for the fiscal years ended December 31, 2000, 1999 and 1998 and the historical consolidated balance sheets data as of December 31, 2000 and 1999 have been derived from Indigo's historical consolidated financial statements, which are incorporated by reference into this prospectus. The historical consolidated statements of operations data presented below for the fiscal years ended December 31, 1997 and 1996 and the historical consolidated balance sheets data as of December 31, 1998, 1997 and 1996 have been derived from Indigo's historical consolidated financial statements, which are not incorporated by reference into this prospectus. The selected historical consolidated financial data as of and for the nine months ended September 30, 2001 and 2000 has been derived from Indigo's unaudited historical condensed consolidated interim financial statements which are included elsewhere in this prospectus and reflect, in the opinion of Indigo's management, all adjustments, consisting of only normal recurring adjustments, which Indigo considers necessary for a fair presentation of the results of operations for those periods and financial position at those dates.

   It is important for you to read the following summary selected historical consolidated financial data together with the consolidated financial statements and accompanying notes contained in Indigo's Annual Report on Form 20-F for its fiscal year ended December 31, 2000 as filed with the Securities and Exchange Commission, which are incorporated by reference into this prospectus and the condensed consolidated interim financial statements and accompanying notes which are included elsewhere in this prospectus as well as the section "Indigo Management's Discussion and Analysis of Financial Condition and Results of Operations" also included elsewhere in this prospectus.

                                  INDIGO N.V.

            SUMMARY SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
                   (In thousands, except per share amounts)


                                                        As of or For the
                                                        Nine Months Ended                    As of or For the
                                                          September 30,                   Year Ended December 31,
                                                       ------------------    ------------------------------------------------
                                                         2001        2000      2000      1999      1998      1997        1996
                                                       --------    --------  --------  --------  --------  --------    --------
                                                           (unaudited)
Historical Consolidated Statements of Operations Data:
Revenues:
   Equipment and post-sales revenue................... $134,736    $115,386  $164,719  $140,704  $137,037  $105,493    $100,424
   License fees, royalties and other..................       --          62        89     4,328    10,335     1,357       3,449
                                                       --------    --------  --------  --------  --------  --------    --------
     Total revenues...................................  134,736     115,448   164,808   145,032   147,372   106,850     103,873
Costs and expenses:
   Equipment and post-sales cost of goods sold........   80,562      61,754    83,658    74,644    71,037    69,590      77,209
   Research and development, net......................   13,044      14,487    19,534    14,160    16,682    15,314      13,396
   Selling, general and administrative/(3)/...........   55,910      51,111    71,927    57,596    61,549    62,734     72, 940
   Restructuring charges..............................       --          --        --        --     2,764     3,565       3,514
   Litigation settlement..............................       --          --        --        --    (1,200)       --       6,770
                                                       --------    --------  --------  --------  --------  --------    --------
     Total costs and expenses.........................  149,516     127,352   175,119   146,400   150,832   151,203     173,829
                                                       --------    --------  --------  --------  --------  --------    --------
Operating loss........................................  (14,780)    (11,904)  (10,311)   (1,368)   (3,460)  (44,353)    (69,956)
Other income (expenses)
   Interest expenses..................................     (920)     (1,551)   (1,240)   (1,671)   (2,641)   (2,508)     (4,068)
   Interest income and other income, net..............    3,370       1,757     3,013     2,406     3,458     3,732       3,817
                                                       --------    --------  --------  --------  --------  --------    --------
Loss before provision for income taxes................  (12,330)    (11,698)   (8,538)     (633)   (2,643)  (43,129)    (70,207)
Provision for income taxes............................      135         828     1,097       739     2,428     1,961       3,602
                                                       --------    --------  --------  --------  --------  --------    --------
Net loss before cumulative effect of an accounting
 change, net/(2)/.....................................  (12,465)    (12,526)   (9,635)   (1,372)   (5,071)  (45,090)    (73,809)
Cumulative effect of an accounting change, net as of
 beginning of the year/(2)/...........................       --      (1,935)   (1,935)       --        --        --          --
                                                       --------    --------  --------  --------  --------  --------    --------
Net loss before dividend requirements.................  (12,465)    (14,461)  (11,570)   (1,372)   (5,071)  (45,090)    (73,809)
Dividend on Convertible Preferred Shares
   Current/(1)/.......................................       --      (8,793)   (8,793)  (11,098)  (10,961)  (11,383)     (5,472)
Inducement regarding conversion of Series A Preferred
 Shares/(1)/..........................................       --     (58,685)  (58,685)       --        --        --          --
                                                       --------    --------  --------  --------  --------  --------    --------
Net loss applicable to common shares outstanding...... $(12,465)   $(81,939) $(79,048) $(12,470) $(16,032) $(56,473)   $(79,281)
                                                       ========    ========  ========  ========  ========  ========    ========
Basic and diluted weighted average number of common
 shares outstanding...................................  110,418      78,816    85,298    77,282    71,822    63,924      53,712
                                                       ========    ========  ========  ========  ========  ========    ========
Basic and diluted loss per common share before
 cumulative effect of an accounting change, net....... $  (0.11)   $  (1.01) $  (0.90) $  (0.16) $  (0.22) $  (0.88)   $  (1.48)
Basic and diluted loss per common share of cumulative
 effect of an accounting change, net..................       --       (0.03)    (0.03)       --        --        --          --
                                                       --------    --------  --------  --------  --------  --------    --------
Basic and diluted loss per common share after
 cumulative effect of an accounting change, net....... $  (0.11)   $  (1.04) $  (0.93) $  (0.16) $  (0.22) $  (0.88)   $  (1.48)
                                                       ========    ========  ========  ========  ========  ========    ========
Pro forma amounts assuming the accounting change is
 applied retroactively:
   Net loss applicable to common shares
    outstanding/(4)/..................................             $(80,005) $(77,113) $(11,896) $(16,769)
                                                                   ========  ========  ========  ========
   Basic and diluted loss per common share/(4)/.......             $  (1.02) $  (0.90) $  (0.15) $  (0.23)
                                                                   ========  ========  ========  ========

Historical Consolidated Balance Sheets Data:
Working capital....................................... $ 78,711    $ 14,368  $108,551  $ 46,108  $ 47,142  $ 25,462    $ 33,213
Total assets..........................................  201,725     127,443   216,870   140,638   125,859   122,207     163,666
Short-term debt.......................................   18,374      15,489     5,428    17,191        --     5,607      35,950
Long-term debt........................................       --          --        --        --        --        --          --
Total shareholders' equity/(1)/.......................  107,534      26,869   124,397    57,835    57,086    44,292      56,993

--------
(1) In 2000, Indigo granted stock dividends to the holders of the Series A preferred shares in a total amount of $104,867, of which $46,182 was in respect of accumulated dividends and $58,685 in respect of the inducement.
(2) Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements," Indigo has implemented a change in its revenue recognition policy in the year ended December 31, 2000.
(3) Royalty expenses in the annual periods presented are included within selling, general and administrative expenses. Royalty expenses in the nine month period ended September 30, 2000 and 2001 are included in cost of goods sold.
    The amounts for the nine month period ended September 30, 2001 and 2000 were $3,050,000 and $2,308,000, respectively, and for the five years ended December 31, 2000, 1999, 1998, 1997 and 1996 were $3,029,000, $2,711,000,
    $2,243,000, $980,000 and $1,287,000, respectively.
    Indigo will classify royalty expenses in its 2001 financial statements within cost of goods sold and will reclassify comparative prior period amounts at that time.
(4) The pro forma amounts for the years ending December 31, 1997 and 1996 were not calculated.

              COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE DATA




   The following table presents comparative historical per share data regarding the net earnings (loss), book value and dividends of each of HP, Indigo and Compaq and unaudited combined pro forma per share data of HP and Indigo after giving effect to the exchange offer as a purchase of Indigo by HP assuming the exchange offer had been completed at the beginning of the periods presented below. The following data assumes (1) that 0.3345 of a share of HP common stock will be issued in exchange for each Indigo common share that receives the fixed offer price, (2) that 0.2676 of a share of HP common stock will be issued in exchange for each Indigo common share that receives the contingent offer price and (3) the assumption of Indigo outstanding options based upon the fixed offer price exchange ratio. The fixed offer price and contingent offer price exchange ratios were based on HP's closing market price of $22.42 per share of its common stock on January 16, 2002. The actual exchange ratios will be based on the average sales price of HP common stock during the twenty consecutive trading days ending on the trading day on which the third most recent closing of the U.S. markets prior to the expiration of the exchange offer occurs.


   The following table also presents unaudited combined pro forma per share data of HP, Compaq and Indigo after giving effect to the Compaq merger as a purchase of Compaq by HP and after giving effect to the exchange offer as a purchase of Indigo by HP assuming both of these transactions had been completed at the beginning of the periods presented below. The following data for HP, Compaq and Indigo further assumes that 0.6325 of a share of HP common stock will be issued in exchange for each share of Compaq common stock in connection with the Compaq merger and the assumption of Compaq options based upon the same exchange ratio in addition to the issuance of HP common stock and assumption of options in connection with the Indigo exchange offer based on the exchange ratios discussed above.

   This data has been derived from and should be read in conjunction with the summary selected historical consolidated financial data contained elsewhere in this prospectus, and the separate historical consolidated financial statements and accompanying notes of each of HP, Indigo and Compaq, included in, or incorporated by reference into, this prospectus. The unaudited combined pro forma per share data is presented for informational purposes only and is not necessarily an indication of the consolidated results of operations or financial condition that would have been achieved had the exchange offer or the Compaq merger been completed as of the dates presented, and should not be taken as representative of future consolidated results of operations or financial condition of HP. All per share amounts reflect the retroactive effects of the two-for-one stock split of HP in the form of a stock dividend effective October 27, 2000.


                                                               As of and For the Nine Months Ended July 31, 2001
                                                               --------------------------------------------------
                                                                                             Pro Forma
                                                                                 ---------------------------------
                                                                                               Indigo      Indigo
                                                                                             Equivalent  Equivalent
                                                                                                Fixed    Contingent
                                                                                   HP and       Offer      Offer
                                                                HP   Indigo/(1)/ Indigo/(2)/ Price/(3)/  Price/(3)/
                                                               ----- ----------  ----------  ----------- ----------
                                                                                             (Unaudited)
Net earnings (loss) per share from continuing operations/(4)/:
   Basic...................................................... $0.24   $(0.11)     $0.20        $0.07      $0.05
   Diluted.................................................... $0.24   $(0.11)     $0.20        $0.07      $0.05
Book value per common share at period end/(5)/................ $7.15   $ 0.98      $7.37        $2.47      $1.97
Cash dividends declared per share............................. $0.32   $   --      $0.32        $0.11      $0.09

                                                               As of and For the Nine Months Ended July 31, 2001
                                                               ------------------------------------------------
                                                                                            Pro Forma
                                                                               -----------------------------------
                                                                                               Indigo     Indigo
                                                                                  HP,        Equivalent Equivalent
                                                                                 Indigo        Fixed    Contingent
                                                                                  and          Offer      Offer
                                                               Compaq/(1)/     Compaq/(2)/   Price/(3)/ Price/(3)/
                                                               ----------      ----------    ---------- ----------
                                                                                           (Unaudited)
Net earnings (loss) per share from continuing operations/(4)/:
   Basic......................................................   $(0.52)         $(0.22)       $(0.07)    $(0.06)
   Diluted....................................................   $(0.52)         $(0.22)       $(0.07)    $(0.06)
Book value per common share at period end/(5)/................   $ 6.93          $12.29        $ 4.11     $ 3.29
Cash dividends declared per share.............................   $0.075          $ 0.37        $ 0.12     $ 0.10



                                                                 As of and For the Year Ended October 31, 2000
                                                               -------------------------------------------------
                                                                                            Pro Forma
                                                                                 --------------------------------
                                                                                               Indigo     Indigo
                                                                                             Equivalent Equivalent
                                                                                               Fixed    Contingent
                                                                                   HP and      Offer      Offer
                                                                HP   Indigo/(1)/ Indigo/(2)/ Price/(3)/ Price/(3)/
                                                               ----- ----------  ----------  ---------- ----------
                                                                                           (Unaudited)
Net earnings (loss) per share from continuing operations/(4)/:
   Basic...................................................... $1.80   $(0.90)     $1.70       $0.57      $0.46
   Diluted.................................................... $1.73   $(0.90)     $1.64       $0.55      $0.44
Book value per common share at period end/(5)/................ $7.30   $ 1.13      $7.51       $2.51      $2.01
Cash dividends declared per share............................. $0.32   $   --      $0.32       $0.11      $0.09



                                                        As of and For the Year Ended October 31, 2000
                                                        ---------------------------------------------
                                                                                Pro Forma
                                                                    ---------------------------------
                                                                                  Indigo     Indigo
                                                                       HP,      Equivalent Equivalent
                                                                      Indigo      Fixed    Contingent
                                                                       and        Offer      Offer
                                                        Compaq/(1)/ Compaq/(2)/ Price/(3)/ Price/(3)/
                                                        ----------  ----------  ---------- ----------
                                                                               (Unaudited)
Net earnings per share from continuing operations/(4)/:
   Basic...............................................   $0.94       $ 1.54      $0.51      $0.41
   Diluted.............................................   $0.92       $ 1.49      $0.50      $0.40
Book value per common share at period end/(5)/.........   $7.63       $12.38      $4.15      $3.31
Cash dividends declared per share......................   $0.10       $ 0.38      $0.13      $0.10

--------
(1) Indigo historical per share data is as of or for the nine months ended September 30, 2001 and as of or for the year ended December 31, 2000. Compaq historical per share data is as of or for the nine months ended
    June 30, 2001 and as of and for the twelve months ended September 30, 2000.
(2) Because of different fiscal period ends, financial information for HP as of or for the nine months ended July 31, 2001 and fiscal year ended October 31, 2000 has been combined with financial information for Indigo as of or for the nine months ended September 30, 2001 and the year ended December 31, 2000, respectively, and with financial information of Compaq as of or for the nine months ended June 30, 2001 and twelve months ended September 30, 2000, respectively.
(3) The Indigo equivalent pro forma combined per share amounts are calculated by multiplying HP and Indigo pro forma combined share amounts and HP, Compaq and Indigo pro forma combined share amounts by the exchange ratios of shares of HP common stock for Indigo common shares in the exchange offer (i.e., 0.3707, with respect to the fixed offer price, and 0.2966, with respect to the contingent offer price).
(4) Net earnings (loss) per share from continuing operations are presented before extraordinary item and cumulative effect of accounting change.
(5) Historical book value per share is computed by dividing stockholders' equity by the number of shares of HP, Indigo or Compaq common stock outstanding at the end of each period. Pro forma book value per share is computed by dividing pro forma stockholders' equity by the pro forma number of shares of HP common stock outstanding at the end of each period.

                    COMPARATIVE PER SHARE MARKET PRICE DATA

   HP common stock trades on the New York Stock Exchange and the Pacific Exchange under the symbol "HWP." Indigo common shares trade on the Nasdaq National Market under the symbol "INDG."


   The following table shows the high and low sales prices per share of HP common stock as reported on the New York Stock Exchange composite transactions tape and Indigo common shares as reported on the Nasdaq National Market on (1) September 5, 2001, the last full trading day preceding public announcement that
HP and Indigo had entered into the offer agreement, and (2)       , 2002, the
last full trading day for which high and low sales prices were available as of the date of this prospectus.


   The table also includes the equivalent high and low sales prices per Indigo common share on those dates for (1) the fixed offer price and (2) the contingent offer price. These equivalent high and low sales prices per share reflect the fluctuating value of HP common stock that an Indigo shareholder would receive for each Indigo common share if the exchange offer were completed on either of those dates. We have calculated the equivalent per share price by applying the exchange ratio in the offer agreement for the fixed offer price and the contingent offer price, which would have applied if we had initially accepted for payment Indigo common shares on those dates, to the market price of HP common stock on those dates. For purposes of the following table, we determined these hypothetical exchange ratios by dividing $7.50 or $6.00, as the case may be, by the average HP trading price during the twenty trading days ending on the third trading day prior to those dates; provided that the average trading price used in this calculation was not less than $16.69 or more than $23.68. The following table excludes any value that may be attributable to the CVRs to be received by Indigo shareholders whose Indigo common shares are exchanged for the contingent offer price.


                                                            Equivalent      Equivalent
                                                          Price per Share Price per Share
                                   HP          Indigo       Fixed Offer     Contingent
                              Common Stock  Common Shares      Price        Offer Price
                              ------------- ------------- --------------- ---------------
                               High   Low    High   Low    High     Low    High     Low
                              ------ ------ -----  -----   -----   -----   -----   -----
September 5, 2001............ $19.00 $17.00 $5.89  $5.31  $6.02   $5.38   $4.81   $4.31
          , 2002............. $      $      $      $      $       $       $       $



   The above table shows only historical comparisons. These comparisons may not provide meaningful information to you in determining whether to tender your Indigo common shares in the exchange offer or whether to elect to receive the fixed offer price or the contingent offer price. The actual value of HP common stock you will receive in the exchange offer may be higher or lower than the prices set forth above. We urge you to obtain current market quotations for HP common stock and Indigo common shares and to review carefully the other information contained in this prospectus or incorporated by reference into this prospectus in considering whether to tender your Indigo common shares in the exchange offer. See the section entitled "Where You Can Find More Information" beginning on page 162 of this prospectus.

          CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION


   This prospectus and the documents incorporated by reference into this prospectus contain forward-looking statements that involve risks and uncertainties, as well as assumptions, that, if they never materialize or prove incorrect, could cause the results of HP and its consolidated subsidiaries, on the one hand, or Indigo and its consolidated subsidiaries, on the other hand, to differ materially from those expressed or implied by such forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. For example, forward-looking statements include projections of earnings, revenues, synergies, accretion, margins or other financial items; any statements of the plans, strategies and objectives of management for future operations, including the execution of integration and restructuring plans and the anticipated timing of filings, approvals and the closing relating to the exchange offer, the Compaq merger or other planned acquisitions; any statements concerning proposed new products, services, developments or industry rankings; any statements regarding future economic conditions or performance; statements of belief and any statement of assumptions underlying any of the foregoing.



   The risks, uncertainties and assumptions referred to above include the challenge of managing asset levels, including inventory; the difficulty of keeping expense growth at modest levels while increasing revenues; the challenges of integration and restructuring associated with the exchange offer, the Compaq merger or other planned acquisitions and the challenges of achieving anticipated synergies; the possibility that the exchange offer, the Compaq merger or other planned acquisitions may not close or that HP may be required to modify some aspects of acquisition transactions in order to obtain regulatory approvals; the assumption of maintaining revenues on a combined company basis following the Compaq merger or other planned acquisitions; and other risks that are described in the section entitled "Risk Factors" which follows on the next page and in the documents that are incorporated by reference into this prospectus. Any references to the statutory safe harbor for forward-looking statements in the Exchange Act reports that are incorporated by reference into this prospectus are inapplicable to this prospectus.


   If any of these risks or uncertainties materializes or any of these assumptions proves incorrect, results of HP and Indigo could differ materially from the expectations in these statements. HP and Indigo are not under any obligation and do not intend to update their respective forward-looking statements.

                                 RISK FACTORS

   We and Indigo operate in a market environment that cannot be predicted and that involves significant risks, many of which are beyond our control. In addition to the other information contained in, or incorporated by reference into, this prospectus, you should carefully consider the risks described below before deciding whether to tender your Indigo common shares in the exchange offer. Additional risks and uncertainties not presently known to us or Indigo or that are not currently believed to be important to you, if they materialize, also may adversely affect the exchange offer, HP, HP and Compaq as a combined company, Indigo or the CVRs.

Risks Related to the Exchange Offer


The value of the HP common stock that you receive may be less than $7.50 or $6.00, as applicable, under some circumstances due to stock market fluctuation.



   The amount of HP common stock that will be issued in the exchange offer for each Indigo common share that is tendered and not properly withdrawn, which we refer to as the HP stock exchange ratio, will be calculated by dividing $7.50, in the case of the fixed offer price, and $6.00, in the case of the contingent offer price, by the average closing sales price of HP common stock on the New York Stock Exchange for the twenty consecutive trading days ending on the trading day on which the third most recent closing of the U.S. markets prior to expiration of the exchange offer occurs. However, the offer agreement provides that the average trading price of HP common stock to be used in determining the exchange ratios will not be less than $16.69 or more than $23.68. As a result, the amount of HP stock that you may receive in the exchange offer may not exceed 0.4494 of a share for the fixed offer price or 0.3595 of a share for the contingent offer price. Moreover, the trading price of HP common stock on the date you receive HP common stock in exchange for your Indigo common shares could be less than the average closing price of the HP common stock during the relevant twenty day pricing period. This means that the then-current market value of the HP common stock that you receive for each Indigo common share could be less than $7.50 or $6.00, as the case may be, depending on fluctuations in HP's stock price.



HP's stock price is subject to market volatility, has historically fluctuated and may continue to fluctuate.



   The share price of HP common stock is subject to price fluctuations in the market for publicly-traded equity securities and, like other technology companies, has experienced historical volatility. Some of the factors that can affect our stock price are:





    . the announcement of new products, services or technological innovations by HP or our competitors;



    .  quarterly increases or decreases in HP's revenue or earnings;



    .  changes in the business, operations or prospects of HP;



    .  market and economic considerations;



    . changes in quarterly revenue or earnings estimates by the investment community; and



    . speculation in the press or investment community about HP's strategic position, financial condition, results of operations, business or significant transactions.



   In addition, the market value of HP common stock will continue to vary prior to completion of the Compaq merger due to market assessments of the Compaq merger, regulatory considerations and other factors. Because the market price of HP common stock fluctuates, the overall value of the HP common stock you will receive after the exchange offer is completed may be adversely affected by changes in the market price of HP common stock. You should obtain recent market quotations of HP common stock before you tender your shares.

Allocation between the fixed offer price and the contingent offer price may result in your receiving for some of the Indigo common shares that you tender a different offer price than you request.


   The total number of Indigo common shares that will be exchanged for each of the fixed offer price and the contingent offer price is limited as described in the offer agreement. Pursuant to tender and option agreements, the Landa Family Trust and entities directly or indirectly owned by the Landa Family Trust, have agreed, to the extent that either the fixed offer price or the contingent offer price is oversubscribed, to elect automatically to receive the undersubscribed consideration alternative for up to all of the Indigo common shares held by each of those shareholders. However, despite such an election by the Landa Family Trust entities, there is no guarantee that you will receive the offer price of your election for all of the Indigo common shares tendered by you. If either election is oversubscribed after giving effect to the tender and option agreements, Indigo's shareholders who have tendered into the exchange offer will be subject to allocation and required to accept some prorated amount of the undersubscribed election as further described in this prospectus.



   S-C Indigo CV, Indigo's largest shareholder after the Landa Family Trust, has agreed to tender its Indigo common shares into the exchange offer but has not agreed to elect to automatically receive the undersubscribed consideration alternative. We do not believe this position raises any particular inference with respect to S-C Indigo's eventual election of its choice of consideration.


We are not required to acquire Indigo common shares from any remaining minority Indigo shareholders after the completion of the exchange offer.

   The offer agreement does not require us to acquire Indigo common shares from any remaining minority shareholders following the completion of the exchange offer. After the exchange offer is completed, we may, among other things, delist the Indigo common shares from the Nasdaq National Market and terminate Indigo's reporting obligations under the United States federal securities laws, such that there would no longer be a public market for Indigo common shares. In addition, if the Indigo common shares are delisted, such shares can be validly transferred only by means of a notarial deed of transfer to be executed in the presence of a civil law notary in The Netherlands, the costs of which will have to be borne by the transferor or the transferee of those shares. As a result, if you do not tender your Indigo common shares into the exchange offer, you may be unable to sell your Indigo common shares readily or at all after the completion of the exchange offer.

The directors and executive officers of Indigo have interests that could have affected their decision to support or approve the exchange offer.

   The interests of the directors and executive officers of Indigo in the exchange offer that are different from, or are in addition to, those of Indigo shareholders generally could have affected their decision to support or approve the exchange offer. These interests include the following:

   . the continuation of indemnification arrangements for directors and executive officers of Indigo after the completion of the exchange offer;

   . the termination and payout of Mr. Landa's employment agreement and the signing of the consulting agreement between us and Mr. Landa;

   . severance arrangements and/or ongoing employment arrangements for Indigo's executive officers; and

   . the tender and option agreements pursuant to which a foundation, which we refer to as the Landa Family Trust, of which Mr. Landa is a beneficiary, and entities directly or indirectly owned by the Landa Family Trust have agreed, to the extent that either the fixed offer price or the contingent offer price is oversubscribed, to elect automatically to receive the undersubscribed consideration alternative for up to all the Indigo common shares held by each of those shareholders.

   As a result, these directors and executive officers may be more likely to recommend that you tender your Indigo common shares than if they did not have these interests.

If we or Indigo terminate the exchange offer, or if the exchange offer is otherwise not completed, Indigo's stock price and business could be adversely affected.



   If the exchange offer is not completed, Indigo may be subject to the following material risks, among others:





   . the price of Indigo common shares may decline to the extent that the current market prices of Indigo common shares reflect a market assumption that the exchange offer will be completed; and



   .   Indigo may not be able to find an equivalent or more attractive partner.



   In addition to the above risks, if we terminate the exchange offer because Indigo has breached any of its covenants or agreements in the offer agreement or any of Indigo's representations or warranties were untrue or have become untrue such that we would not be required to complete the exchange offer pursuant to the terms of the exchange offer, Indigo will be required to reimburse us for up to $2 million of our fees and expenses related to the exchange offer, including attorney, accounting and consulting fees and expenses.





   In addition to the above risks, if Indigo terminates the exchange offer because we have breached any of our covenants or agreements in the offer agreement or any of our representations or warranties were untrue or have become untrue in a material manner, while we will be required to reimburse Indigo for up to $2 million of its fees and expenses related to the exchange offer, including attorney, accounting and consulting fees and expenses, Indigo's fees and expenses are expected to exceed $2 million.



   In addition to the above risks, if we terminate the exchange offer due to the occurrence of a triggering event, which would include the Indigo boards' approval or recommendation of any other acquisition proposal, the withholding, withdrawal, amendment or modification of the Indigo boards' recommendation in favor of the exchange offer or failure to recommend rejection of any other third party tender or exchange offer, Indigo will be required to pay us a termination fee of $27 million which represents approximately 16.4% of Indigo's total revenues for the year ended December 31, 2000. Indigo does not foresee a situation where a triggering event will occur in the absence of a higher offer for Indigo common shares. See the section entitled "The Offer Agreement--Termination of the Offer Agreement--Termination by HP" for the full definition of a triggering event.




Regulatory agencies must approve the exchange offer and could impose conditions on, delay or refuse to approve the exchange offer.

   We and Indigo intend to comply with the securities and antitrust laws of the United States and any other jurisdiction in which the exchange offer is subject to review, as well as with Israeli regulatory requirements. The reviewing authorities may seek to impose conditions on us and Indigo before giving their approval or consent to the exchange offer, and those conditions could harm the combined company's business. In addition, a delay in obtaining the necessary regulatory approvals will delay the completion of the exchange offer. Although the waiting period under United States antitrust law was terminated, we and Indigo may be unable to obtain the other required regulatory approvals, or obtain them within the time frame contemplated by the offer agreement.



Risks Related to the Contingent Value Rights

   Each of the risks listed in this section, if it materializes, could have a material adverse effect on the results of the operation of the Indigo business and, therefore, affect the likelihood of any payments being made under the CVRs and the magnitude of any payments that are so made.

You may not receive any payment under the CVRs.

   To the extent that your Indigo common shares are exchanged for the contingent offer price, your right to receive any future payment from our newly-formed subsidiary under the CVRs will be contingent upon our

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

achievement of revenue targets specified in the CVR agreement. If these revenue targets are not achieved for any reason, no payment will be made under the CVRs.

We have not achieved any material revenue related to digital press products that utilize Indigo's technology.


   Our experience in penetrating and selling in the commercial printing market for digital press products is limited. Prior to entering into a commercial relationship with Indigo in September 2000, we had not derived any revenue from digital press products. Our commercial relationship with Indigo has been our sole attempt at entry into the commercial digital press market. To date, we have not achieved any material revenue from digital press products that utilize Indigo's technology. We cannot assure you that we will be able to successfully enter the market for digital press products.


If we do not achieve and maintain substantial revenue growth with respect to digital press products that utilize Indigo technology, we will not achieve the revenue milestones required for there to be any payout under the CVRs.


   For us to achieve the revenue milestones required for there to be any payout under the CVRs, we will have to expand the revenue base considerably with respect to digital press products that utilize Indigo technology. During the three-year period ended December 31, 2000, Indigo's revenue grew at a compound annual growth rate of 15.5% including the decrease in actual revenues from 1998 to 1999. Indigo's revenues for the trailing twelve month period ended September 30, 2001 were $184 million. Assuming a similar level of revenue at the completion of the exchange offer, our consolidated net revenue from the sale or lease of LEP Digital Press Products and Consumables (as such terms are defined in the CVR agreement) would need to grow over a three-year period at a compound annual growth rate of approximately 33% to achieve the revenue milestones required for there to be any payout under the CVRs and approximately 64% to achieve the revenue milestones required for there to be a full payment of $4.50 under each CVR. We cannot assure you that we will be able to achieve or sustain any such revenue growth. If we do not achieve and sustain this revenue growth, the revenue milestones required for there to be any payout under the CVRs will not be achieved.



The market for digital presses may not develop quickly.



   Printing presses for the commercial print market are dominated by offset printing products that utilize mechanical systems that have been widely accepted in the market for many years. Although Indigo is a leading vendor of digital press products, the overall adoption rate for digital press products is still low when compared to traditional offset printing solutions. If the adoption rates for digital presses to serve the commercial print market do not increase quickly enough during the three-year period after the close of the exchange offer, we may be unable to achieve the revenue milestones required for there to be any payout under the CVRs.



The overall demand for printing presses and printed pages may be adversely impacted by the economic downturn.



   The demand for commercial printing presses will depend significantly on the overall demand for commercial-quality print pages. Softening demand for commercial-quality print pages caused by the ongoing economic downturn may result in lower demand for new press purchases by commercial print providers and lower demand for related consumable products and support services. Reductions or delays in capital spending by commercial print providers or orders by their customers for printed pages may adversely affect our ability to achieve the revenue milestones required for there to be any payout under the CVRs.



The benefits of Indigo's technology may not be sufficiently realized or perceived by the market.



   We believe that Indigo's digital technology will provide commercial print providers with capabilities not currently available from traditional offset printing solutions, including the capability to generate short and highly


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


customized print runs and the capability to integrate existing information systems with the process of generating commercial-quality print pages. If we are unable to realize these capabilities on a cost-effective basis or if the market does not perceive these capabilities as important, we may have difficulty marketing and selling our products and achieving the revenue milestones required for there to be any payout under the CVRs.



If we do not successfully integrate Indigo with HP, our ability to achieve our future revenue results for the Indigo products may be adversely impacted.



   Integration issues are complex, time-consuming and expensive and, without proper planning and implementation, could significantly disrupt our business. The challenges involved in integrating Indigo with HP include:



   . demonstrating to the Indigo customers that the transaction will not result in adverse changes in client service standards or business focus and helping customers conduct business easily;



   . consolidating and rationalizing corporate IT and administrative infrastructures;





   . coordinating sales and marketing efforts to effectively communicate our capabilities;



   . coordinating and rationalizing research and development activities to enhance introduction of new products and technologies with reduced cost;



   . preserving distribution, marketing or other important relationships and resolving potential conflicts that may arise;



   . minimizing the diversion of management attention from ongoing business concerns;



   . persuading employees that business cultures are compatible, maintaining employee morale and retaining key employees;



   . coordinating and combining overseas operations, relationships and facilities, which may be subject to additional constraints imposed by local laws and regulations; and



   . managing integration issues shortly after or pending the completion of other independent reorganizations.



   We may not successfully address these integration challenges in a timely manner, or at all, and we may not realize the anticipated benefits or synergies of the transaction to the extent, or in the timeframe, anticipated. To the extent we fail to successfully address these challenges, we may be unable to achieve the revenue milestones required for there to be any payout under the CVRs.


We do not have any obligations to you regarding the operation of the Indigo business after the completion of the exchange offer.

   The CVR agreement provides, among other things, that:

   . we will be entitled in our sole discretion to establish and modify from time to time all aspects of our program for the development, manufacturing, marketing and sale of any Indigo products; and

   . we have no obligation to initiate or continue research, development, commercialization, marketing or sales activities with respect to any Indigo products, and, in our sole and subjective discretion, we may abandon efforts to research, develop, commercialize, market or sell any or all products.

   As a consequence, we will have complete discretion relating to whether to grow, continue, shut-down or exit the Indigo business, without regard to the economic interests of the CVR holders.

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

The CVRs are non-transferable and you will not be permitted to sell any CVRs you receive as a result of the exchange offer.


   The CVRs are, by their terms, non-transferable, except for specified permitted transfers under very limited circumstances, and therefore represent an illiquid investment unless and until such time in 2005 that any payments due thereunder may be made.


Although the exchange offer is expected to result in benefits to the Indigo business, those benefits may not be realized.

   Achieving the payout of the CVRs will depend in part on the integration of the Indigo business into HP. This integration may be a complex, time-consuming and expensive process that, without proper planning and implementation, could significantly disrupt the Indigo business. The challenges involved in this integration include the following:

   . demonstrating to our customers and to Indigo's customers that the exchange offer will not result in adverse changes in client service standards or business focus and helping customers conduct business easily with us;

   . coordinating and rationalizing research and development activities to enhance introduction of new products and technologies with reduced cost;

   .   combining product offerings;

   . coordinating sales and marketing efforts to communicate effectively the capabilities of HP and Indigo;

   . coordinating Indigo's Israeli operations, which are geographically distant from most of HP's existing operations;

   . preserving distribution, marketing or other important relationships of both HP and Indigo, and resolving potential conflicts that may arise;

   . minimizing the diversion of management attention, on behalf of the Indigo business, from ongoing business concerns; and

   . persuading employees of the Indigo business that the business cultures of HP and Indigo are compatible, maintaining employee morale and retaining key employees.

   The integration of the Indigo business into our business may not be successfully completed in a timely manner, or at all, and, as a result, our business related to digital press products that utilize Indigo's technology may not be able to meet the revenue target necessary to obtain the earnout of the CVRs. The failure to integrate the Indigo business successfully or to realize any of the anticipated benefits of the exchange offer could seriously harm our business related to digital press products that utilize Indigo's technology and reduce our ability to meet the revenue target necessary to obtain the earnout of the CVRs.



If third parties terminate their strategic or business alliances with Indigo, our ability to develop, market, sell or support digital press products that use Indigo technology may be harmed.

   Indigo depends on strategic relationships and business alliances for continued growth of its business. Indigo's development, marketing and distribution strategies rely increasingly on its ability to form strategic relationships with third parties. These relationships range from OEM and distribution relationships with other companies to cooperative marketing programs and joint customer seminars with software companies. In some of these relationships, the third party is not contractually committed to make any particular level of purchases from Indigo and effectively can terminate the relationship at will. Divergence in strategy or change in focus by, or competitive product offerings by, any of these companies may interfere with our ability to develop, market, sell or support our Indigo products, which in turn could harm the Indigo business. Further, some of these companies may choose to terminate their strategic or business alliances with Indigo as a result of the exchange offer. However, since the announcement of the exchange offer, Indigo's strategic relationships and business alliances have not been negatively affected in any material way as a result of the announcement of exchange offer.



   In addition, Indigo has contracts with some of its suppliers, distributors, customers, licensors and other business partners. Some of these contracts require Indigo to obtain the consent of these other parties in connection with the exchange offer. If the respective parties' consent cannot be obtained, these contracts may be terminated and we may need to locate alternate suppliers or may suffer a loss of potential future revenue from the sale or lease of LEP Digital Press Products and Consumables (as such terms are defined in the CVR agreement). Any such revenue loss would damage our ability to achieve the revenue milestones required for there to be any payout under the CVRs. However, since the announcement of the exchange offer, Indigo has not become aware of any difficulty with its major suppliers, distributors, customers, licensors or other business partners, individually or in the aggregate, that would have a material impact on its operations.


Strategic partner, customer and supplier uncertainty related to the exchange offer could harm the Indigo business.


   Indigo has numerous strategic relationships and business alliances with other companies to supply raw materials to Indigo and to deliver and market Indigo products to customers. As a result of the exchange offer, some of these relationships may change in a manner adverse to the Indigo business. In addition, customers of Indigo, in response to the announcement of the exchange offer or due to ongoing uncertainty about the exchange offer, may delay or defer purchasing decisions or elect to switch to other suppliers. Any delay, deferral or change in purchasing decisions by the customers of Indigo could seriously harm the Indigo business. After the offer agreement was announced, Indigo has not experienced any material change in its customers' purchasing decisions to date and its strategic relationships and business alliances have not been negatively affected in any material way as a result of the announcement of the exchange offer.


Indigo's failure to retain key executives and employees could diminish the benefits of the exchange offer.

   The successful integration of the Indigo business into our business will depend in part on the retention and continued service of key executive officers and other key employees of Indigo. Upon the completion of the exchange offer, Mr. Landa, Indigo's Chief Executive Officer and Chairman as well as its founder and chief technology inventor, will terminate his employment with Indigo. After that time, Mr. Landa may provide services to us under a consulting agreement, although he is not obligated to apply any minimum level of effort and time in providing consulting services and he may in any event terminate the consulting agreement anytime after the second anniversary of the completion of the exchange offer. Moreover, Indigo does not have long-term employment agreements with most of its key personnel. These executives or employees of Indigo may experience uncertainty about their future role with Indigo until or after strategies with regard to the integration of the Indigo business into our business are announced or executed. This uncertainty may adversely affect Indigo's ability to attract and retain key management, technical, administrative, marketing, sales and customer support personnel.


Indigo's research and development facilities and manufacturing operations are located in Israel, and terrorist attacks and threats or actual war involving Israel may negatively impact all aspects of Indigo's operations and revenue.



   Indigo's research and development and manufacturing operations are located in Israel. Future terrorist attacks against Israeli targets, rumors or threats of war, actual conflicts involving Israel or its allies, or trade disruptions impacting Indigo's suppliers or customers, may materially harm the revenues, results of operations and financial condition of the Indigo business. Any of these events could cause Indigo's customers to defer or cancel purchases of Indigo products. The Indigo business operations depend on the availability of highly-skilled and relatively low-cost scientific and technical personnel in Israel. The Indigo business also depends on trading relationships between Israel and other countries. In addition to the risks associated with international sales and operations generally, the operation of the Indigo business could be adversely affected if major hostilities involving Israel should occur or if trade between Israel and its current trading partners, including, without limitation, the United States, were interrupted or curtailed. These risks are compounded due to the restrictions on our ability to manufacture outside of Israel the Indigo products or transfer certain technologies developed under research and development grants from the Office of the Chief Scientist without the prior written consent of the Office of the Chief Scientist of the Ministry of Industry and Trade, an agency of the Government of Israel. If we are unable to obtain the consent of the Office of the Chief Scientist, we may not be able to take advantage of strategic manufacturing and other opportunities outside of Israel. In the past, Indigo has obtained royalty-bearing grants from various Israeli governmental agencies. Any of these occurrences could adversely impact the Indigo business, financial condition or results of operations, as well as our ability to achieve the revenue thresholds required to trigger any payments under the CVRs.



Due to regulations in Israel, access to our worldwide research and development resources to develop certain Indigo technologies may be constrained.



   We have significant research and development resources in the area of imaging and printing throughout the world. In order to enhance our commercial printing business and further the Indigo technologies, we intend to utilize our worldwide research and development resources. To the extent these efforts involve technologies developed in Israel under research and development grants from the Office of the Chief Scientist, we may be unable to take advantage of our research and development resources outside of Israel without obtaining the consent of the Office of the Chief Scientist. If we are unable to obtain such consent, our ability to take full advantage of our research and development resources may be constrained. Any such constraints could adversely impede our ability to achieve the revenue thresholds required to trigger any payments under the CVRs.


Foreign currency fluctuations may negatively impact the financial results of the Indigo business.

   The results of operations or financial condition of the Indigo business may be negatively impacted by foreign currency fluctuations. The Indigo business operations throughout the world are generally transacted through international sales subsidiaries and branches. As a result, these sales and related expenses are denominated in currencies other than the U.S. dollar. Because its financial results are reported in U.S. dollars, including the financial results to be used to measure the CVR revenue thresholds, the results of operations for the Indigo business and therefore the likelihood of payments made under the CVRs, may be harmed by fluctuations in the rates of exchange between the U.S. dollar and other currencies, including a decrease in the value of European currencies relative to the U.S. dollar, which would decrease reported U.S. dollar revenue for the Indigo business, as the Indigo business generates revenues in these local currencies and reports the related revenues in U.S. dollars; and an increase in the value of European or Israeli currencies relative to the U.S. dollar, which would increase the sales and marketing costs for the Indigo business in these countries as well as the research and development costs in Israel. We may attempt to limit foreign exchange exposure through operational strategies and by using forward contracts to offset the effects of exchange rate changes on intercompany trade balances. This would require us to estimate the volume of transactions in various currencies. We may not be successful in making these estimates. If these estimates are overstated or understated during periods of currency volatility, the Indigo business may experience material currency gains or losses.

Product protection and infringement may harm the Indigo business and its financial condition.

   If we fail to protect the proprietary rights and intellectual property used in the Indigo business adequately, we may lose valuable assets, experience reduced revenues and incur costly litigation to protect these rights and property. Indigo relies on a combination of patents, copyrights, trademark, service mark and trade secret laws and contractual restrictions to establish and protect its proprietary rights in its products and services. We will not be able to protect these proprietary rights and intellectual property if we are unable to enforce our rights or are unable to detect unauthorized use of these proprietary rights and intellectual property. Despite precautions, it may be possible for unauthorized third parties to copy products and use information that we regard as proprietary to create products that compete with the Indigo business. Further, the laws of some countries do not protect proprietary rights to the same extent as the laws of the United States. Indigo also relies, to some extent, on unpatented trade secrets. It is Indigo's policy to have employees sign confidentiality agreements, to have selected parties sign non-competition agreements and to have third parties sign non-disclosure agreements. These agreements may not be effective in controlling access to and distribution of products and proprietary information or trade secrets of the Indigo business. Further, these agreements do not and may not prevent competitors of the Indigo business from independently developing technologies that are substantially equivalent or superior to Indigo's products. Litigation may be necessary in the future to enforce intellectual property rights relating to the Indigo business and to protect trade secrets. Litigation like this, whether successful or unsuccessful, could result in substantial costs and diversions of the Indigo business management resources, either of which could seriously harm the results of the Indigo business. Third parties could assert that the products and services of the Indigo business infringe their intellectual property rights, which could expose Indigo to litigation that, with or without merit, could be costly to defend. From time to time we may be subject to claims of infringement of other parties' proprietary rights. We could incur substantial costs in defending the Indigo business and its customers against these claims. Parties making these claims may be able to obtain injunctive or other equitable relief that could effectively block our ability to sell Indigo products in the United States and abroad and could result in an award of substantial damages against us. In the event of a claim of infringement, we may be required to obtain licenses from third parties to develop alternative technology, to alter the products or processes of the Indigo business or to cease activities that infringe the intellectual property rights of third parties. If we are required to obtain licenses, we cannot be sure that we will be able to do so at a commercially reasonable cost, or at all. Defense of any lawsuit or failure to obtain required licenses could delay shipment of Indigo's products and increase its costs. In addition, any such lawsuit could result in incurring significant costs or the diversion of the attention of the management of the Indigo business.

Noncompliance with regulatory laws could have a material adverse effect on the Indigo business and its financial condition.

   Indigo's presses and consumable products are subject to a variety of regulations throughout the world, including those relating to product safety, environmental protection and hazardous materials. The areas of product safety and environmental regulation are quickly evolving ones, and some jurisdictions may adopt regulations in the future with which we will not be able to comply or with which we will be able to comply only at significant cost. Such a development could have a material adverse affect on the Indigo business, its results of operations or its financial condition as well as upon the marketing, sale and use of its products.

Product development and difficulties with new or existing technologies could have a material adverse effect on the Indigo business or its financial condition.

   The likelihood of success of the Indigo business must be considered in light of the difficulties and delays frequently encountered, and which Indigo has encountered in the past, in connection with the development of new technologies and related products. Market and customer acceptance of Indigo's presses depends, among other things, on their operational performance. Indigo and some of its customers have, in the past, encountered certain operational problems with the presses, including problems relating to the presses' paper-handling capabilities, contamination of inks and durability and consistency of the photo imaging plates. The Indigo business may not continue to be successful in improving the reliability and productivity of Indigo's presses and imaging products. Further, there can be no assurance that we will not encounter additional problems in the future, or, as indicated above, that we will continue research, development, commercialization, marketing or sales activities with respect to any Indigo products, and, in our sole and subjective discretion, we may abandon efforts to research, develop, commercialize, market or sell any or all products.

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


Continued significant research and development expenditures will be required to develop new Indigo products and to increase the adoption rate for Indigo digital press products, and HP may elect not to incur such costs.



   The development of Indigo's Digital Offset Color printing technology has required, and will continue to require, significant research and development expenditures. The printing equipment industry is highly competitive. Future sales of certain Indigo digital presses will be dependent upon the ability to develop, independently and through relationships with strategic partners, commercial applications for such presses. In addition, we believe that increasing the adoption rate for Indigo digital press products will require investment in the areas of low-cost design and ease-of-use. We believe that our ability to compete after completion of the exchange offer will depend on factors both within and outside of our control, including the performance and acceptance of Indigo products as well as the successful manufacturing, marketing, distribution and customer support of these products. Some of Indigo's competitors have developed color-printing products that target the short-run color printing market and thereby compete with Indigo's presses. Any failure to anticipate or respond adequately to changes in technology or customer preferences, or to any significant delays in product development or introduction, would have a material adverse effect on the Indigo business. Further, as indicated above, we have no obligation to initiate or continue research, development, commercialization, marketing or sales activities with respect to any Indigo products, and, in our sole and subjective discretion, we may abandon efforts to research, develop, commercialize, market or sell any or all Indigo products.


Indigo is highly dependent on a few key products for a large percentage of its revenue and such key products may not gain in customer acceptance, which may cause revenue to fall short of the targets necessary to earn payments under the CVRs.


   The Indigo business is dependent on the success of LEP Digital Press Products and Consumables (as such terms are defined in the CVR agreement) and the payment of the CVRs is dependent upon our achieving specified consolidated revenue targets from these products and consumables ("post-sales"). The percentage of Indigo's revenues generated from digital press products was 54% in 1999, 58% in 2000 and 57% for the first nine months of 2001. The percentage of Indigo's revenues generated from related post-sales activities was 43% in 1999, 42% in 2000 and 43% for the first nine months of 2001. In addition to manufacturing and selling presses, Indigo manufactures and sells certain consumable products, which we call imaging products, including ElectroInk products, photo-imaging plates, and image transfer blankets, all of which are essential to the operation of Indigo's presses. These consumable products may only be used in conjunction with Indigo's digital printing systems and thus the market for these consumables is limited to users of Indigo's digital printing systems. Though Indigo had always anticipated that a significant portion of its revenues would be generated from sales of such consumable products, Indigo's actual revenues from sales of consumable products, throughout Indigo's history, due to the slower than expected development of the short-run color printing market as well as the lower than expected operational efficiency of the machines sold, have been lower than originally expected. These problems may not be solved, and revenues from consumable products may not continue to increase in the future. At present, there are no known alternative suppliers of products that can readily substitute for Indigo's consumables. However, there can be no assurance that substitute consumable products will not be developed and offered for sale by others in the future. If such substitute consumables are developed and offered for sale by others in the future, the sales of Indigo's consumables will not increase significantly and we may not achieve the revenue targets necessary to earn payments under the CVRs.





The exchange of Indigo common shares for HP common stock will be a taxable transaction for United States federal income tax purposes.



   The exchange of Indigo common shares for HP common stock will be a taxable transaction for United States federal income tax purposes. A shareholder will be required to include in taxable income the excess of the fair market value of the HP common stock received in the exchange (plus any cash received instead of fractional shares) over his or her tax basis in the Indigo common shares exchanged, even though the shareholder will not receive cash with which to pay the related tax (other than cash received instead of fractional shares). See the section entitled "Special Factors--United States Federal Income Tax
Consequences of the Exchange Offer" for a further discussion of the United States federal income tax consequences of the exchange offer to Indigo shareholders.



The exchange of Indigo common shares for HP common stock and CVRs will be a taxable transaction for United States federal income tax purposes, and the value of the CVRs and, accordingly, the amount realized are uncertain.



   The exchange of Indigo common shares for HP common stock and CVRs will be a taxable transaction for United States federal income tax purposes. Although the tax treatment of the CVRs is not entirely clear, a shareholder receiving the contingent offer price likely will be required to include in the amount of consideration received in the exchange the estimated fair market value of the CVRs on the date of the exchange, and to include in income the excess of the fair market value of the consideration received over his or her basis in the Indigo common shares exchanged, even though the shareholder will not receive cash with which to pay the related tax (other than cash received instead of fractional shares). It is possible that the Internal Revenue Service could challenge the value of the CVRs as determined by an Indigo shareholder, possibly requiring the shareholder to recognize more gain (or less loss) on the transaction. The shareholder's tax basis in the CVRs will equal their fair market value on the date of the exchange.



   Although the treatment of a payment in the future to a holder of a CVR is not entirely clear, it is anticipated that a portion of the payment will be treated as interest under Section 483, which will be ordinary income to the holder of the CVRs when the payment is received, and the remainder will be treated as sales proceeds from the sale or exchange of the CVRs. Assuming open transaction treatment does not apply, a shareholder will recognize gain in the amount by which the payment, other than the portion characterized as interest, exceeds the shareholder's tax basis in the CVRs. In such event, if no payment is made or the payment is less than the shareholder's tax basis in the CVRs, the shareholder will recognize a loss. The gain or loss will be long-term capital gain or loss.





   In the event that the CVRs are treated as debt instruments for United States federal income tax purposes, the tax treatment would be as described above except that, instead of including interest income at the time of payment under
Section 483, a holder would be required to include over the term of the CVR an amount in income as interest (based on the yield of "comparable" debt instruments) in advance of the receipt of any payment, regardless of a holder's method of accounting. See the section entitled "Special Factors--United States Federal Income Tax Consequences of the Exchange Offer" for a further discussion of the United States federal income tax consequences of the exchange to Indigo shareholders.




Indigo is dependent upon sole and limited suppliers for many of its components and the Indigo business would be harmed if these components were no longer available or if costs for these components increase significantly.

   Some components and sub-assemblies used in Indigo's presses and consumable products are currently available only from sole sources and other components and sub-assemblies are currently available from only a limited number of sources. Indigo employs many unaffiliated subcontractors to manufacture most of the components and sub-assemblies for Indigo's products. In the past, Indigo has experienced delays in obtaining timely deliveries of certain components and sub-assemblies, although such delays have not had a material adverse effect on Indigo's results of operations. Our failure to develop alternative sources for certain such components, sub-assemblies or raw materials on a timely basis, if and as required, or to obtain sufficient sole-source or limited-source components, sub-assemblies or raw materials on a timely basis, could result in delays or reductions in product shipments and/or in decreases in sales of consumable products, which could have a material adverse effect on the operating results of the Indigo business. Indigo has established a procedure to monitor that the components, sub-assemblies and raw materials provided by its subcontractors and suppliers and used in the manufacture of Indigo's products meet its specifications and quality standards. However, because of the large number of subcontractors, suppliers, components, sub-assemblies and raw materials, there is no assurance that we will be able to ensure that all such parts, components, sub-assemblies and raw materials will continue to satisfy quality standards and delivery requirements of the Indigo business.


Risks Related to the Fixed Offer Price



If your Indigo common shares are exchanged for the fixed offer price, you will not be entitled to receive any CVRs and will not receive any portion of any payment made under the CVRs.



   If you tender your Indigo common shares in the exchange offer, you must tender all of your Indigo common shares for either the fixed offer price or the contingent offer price. You will not be entitled to receive any CVRs in exchange for your Indigo common shares unless:



   . you indicate in the election form and the transmittal letter that you are tendering all of your Indigo common shares for the contingent offer price; or



   . you are subject to an allocation of CVRs because the fixed offer price is oversubscribed.



   If you do not receive any CVRs in exchange for your Indigo common shares, under no circumstances will you receive or be entitled to receive any portion of any payment made under the CVRs.



The contingent offer price may yield greater value than the fixed offer price.



   If the revenue thresholds for the maximum CVR payout are achieved, Indigo shareholders whose common shares are exchanged for the contingent offer price would receive between $8.52 and $9.05 in aggregate present value for each such Indigo common share assuming a payout of the CVR 39 months after the close of the exchange offer, a discount rate range of between 12% to 18%, and the receipt of $6.00 in value of HP common stock at the close.



Risks Regarding the Compaq Merger and HP and Compaq as a Combined Company


The exchange offer is not conditioned upon the completion of the Compaq merger, and, if the Compaq merger is not completed, HP common stock will not reflect any actual or anticipated interest in Compaq.


   The exchange offer is not conditioned upon the completion of the Compaq merger. The Compaq merger is subject to customary conditions to closing, as set forth in the Compaq merger agreement, which are separate and independent conditions from the closing conditions to the exchange offer. The conditions to the Compaq merger include, among others, that our shareowners approve the issuance of HP common stock in connection with the Compaq merger and that Compaq shareowners approve the Compaq merger agreement and the Compaq merger and receipt of required antitrust approvals. If any of the conditions to the Compaq merger is not satisfied or, if waiver is permissible, waived, the Compaq merger will not be completed. In addition, under circumstances specified in the merger agreement, we or Compaq may terminate the merger agreement. As a result, we cannot assure you that we will complete the Compaq merger. If we do not complete the Compaq merger, the HP common stock that you receive in the exchange offer will not reflect any interest in Compaq.







Although HP expects that the Compaq merger will result in benefits to the combined company, the combined company may not realize those benefits because of integration and other challenges.



   The failure of the combined company to meet the challenges involved in integrating the operations of HP and Compaq successfully or otherwise to realize any of the anticipated benefits of the Compaq merger, including anticipated cost savings, could seriously harm the results of operations of the combined company. Realizing the


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


benefits of the Compaq merger will depend in part on the integration of technology, operations, and personnel. The integration of the companies is a complex, time-consuming and expensive process that, without proper planning and implementation, could significantly disrupt the businesses of HP and Compaq.





   The challenges of integration include risks associated with consolidating manufacturing operations and combining product offerings and those described in "--If we do not successfully integrate Indigo with HP, our ability to achieve our future revenue results for the Indigo products may be adversely impacted."



   The combined company may not successfully integrate the operations of HP and Compaq in a timely manner, or at all, and the combined company may not realize the anticipated benefits or synergies of the Compaq merger to the extent, or in the timeframe, anticipated. The anticipated benefits and synergies relate to cost savings associated with anticipated restructurings and other operational efficiencies, greater economies of scale and revenue enhancement opportunities. However, these anticipated benefits and synergies are based on projections and assumptions, not actual experience, and assume a successful integration. In addition to the integration risks discussed above, the combined company's ability to realize these benefits and synergies could be adversely impacted by practical or legal constraints on its ability to combine operations or implement workforce reductions.



HP and Compaq may be unable to obtain the regulatory approvals required to complete the Compaq merger or, in order to do so, the combined company may be required to comply with material restrictions or conditions.



   The Compaq merger is subject to review by the United States Federal Trade Commission under the Hart-Scott-Rodino Improvements Act of 1976, by the European Commission under Council Regulation No. 4064/89 of the European Community, and by the Canadian Competition Bureau under the Competition Act (Canada). Under each of these statutes, HP and Compaq are required to make pre-merger notification filings and to await the expiration or early termination of statutory waiting periods and clearance prior to completing the Compaq merger. By September 25, 2001, each of HP and Compaq had completed its initial Hart-Scott-Rodino filing. On October 25, 2001, each of HP and Compaq received a request for additional information and other documentary material from the Federal Trade Commission under the Hart-Scott-Rodino Act in connection with the Compaq merger. This request effectively extends the waiting period for the Compaq merger under the Hart-Scott-Rodino Act until 30 days after both parties substantially comply with the request for additional information. In practice, complying with a request for additional information or material under the Hart-Scott-Rodino Act can take a significant amount of time. HP and Compaq have been responding expeditiously to the request for additional information and cooperating with the FTC in its investigation of the transaction. In addition, HP formally notified the European Commission of the Compaq merger by Form CO on December 20, 2001 although the parties had previously been engaged in informal discussions with the European Commission regarding its review of the transaction for several months. Pursuant to European Community regulations, the European Commission has one month from the day following the date of notification, which may be extended to six weeks after such date under certain circumstances and is also extended by Commission holidays, in which to consider whether the Compaq merger creates or strengthens a dominant position as a result of which effective competition would be significantly impeded in the European Economic Area (as defined by European Community regulations) or in a substantial part of it. By the end of that period, the European Commission must issue a decision either clearing the Compaq merger, which may be conditional upon satisfaction of the parties' undertakings, or opening an in-depth "second stage" investigation. A second stage investigation may last a maximum of a further four months. The Compaq merger also may be subject to review by the governmental authorities of various other jurisdictions under the antitrust laws of those jurisdictions. On December 20, 2001, the Canadian Competition Bureau completed its review of the proposed merger and found no issues of competitive concern. Other than the Canadian Competition Bureau, HP and Compaq have not yet obtained any of the governmental or regulatory approvals required to complete the Compaq merger.



   The reviewing authorities may not permit the Compaq merger at all or may impose restrictions or conditions on the Compaq merger that may seriously harm the combined company if the Compaq merger is completed.


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


These conditions could include a complete or partial license, divestiture, spin-off or the holding separate of assets or businesses. Either HP or Compaq may refuse to complete the Compaq merger if restrictions or conditions are required by governmental authorities that would materially adversely impact the combined company's results of operations or the benefits anticipated to be derived by the combined company. Any delay in the completion of the Compaq merger could diminish the anticipated benefits of the Compaq merger or result in additional transaction costs, loss of revenue or other effects associated with uncertainty about the transaction.



   HP and Compaq also may agree to restrictions or conditions imposed by antitrust authorities in order to obtain regulatory approval, and these restrictions or conditions could harm the combined company's operations. No additional shareowner approval is expected to be required for any decision by HP or Compaq, after the special meeting of Compaq shareowners and the special meeting of HP shareowners, to agree to any terms and conditions necessary to resolve any regulatory objections to the Compaq merger.



   In addition, during or after the statutory waiting periods, and even after completion of the Compaq merger, governmental authorities could seek to block or challenge the Compaq merger as they deem necessary or desirable in the public interest. In addition, in some jurisdictions, a competitor, customer or other third party could initiate a private action under the antitrust laws challenging or seeking to enjoin the merger, before or after it is completed. HP, Compaq or the combined company may not prevail, or may incur significant costs, in defending or settling any action under the antitrust laws.



The stock price and business of HP may be adversely affected if the Compaq merger is not completed.



   If the Compaq merger is not completed, the price of HP common stock may decline to the extent that the current market price of HP common stock reflects a market assumption that the Compaq merger will be completed. In addition, HP's business may be harmed to the extent that customers, suppliers and others believe that the company cannot effectively compete in the marketplace without the Compaq merger, or otherwise remain uncertain about the company. Completion of the Compaq merger is subject to several closing conditions, including obtaining requisite regulatory and shareowner approvals. HP will be required to pay significant costs incurred in connection with the Compaq merger, including legal, accounting and a portion of the financial advisory fees, whether or not the Compaq merger is completed. Moreover, under specified circumstances, HP may be required to pay Compaq a termination fee of $675 million, in connection with the termination of the Compaq merger agreement.



Charges to earnings resulting from the application of the purchase method of accounting may adversely affect the market value of HP's common stock following the Compaq merger.



   In accordance with United States generally accepted accounting principles, the combined company will account for the Compaq merger using the purchase method of accounting, which will result in charges to earnings that could have a material adverse effect on the market value of the common stock of HP following completion of the Compaq merger. Under the purchase method of accounting, the combined company will allocate the total estimated purchase price to Compaq's net tangible assets, amortizable intangible assets, intangible assets with indefinite lives and in-process research and development based on their fair values as of the date of completion of the Compaq merger, and record the excess of the purchase price over those fair values as goodwill. The portion of the estimated purchase price allocated to in-process research and development will be expensed by the combined company in the quarter in which the Compaq merger is completed. The combined company will incur additional depreciation and amortization expense over the useful lives of certain of the net tangible and intangible assets acquired in connection with the Compaq merger. In addition, to the extent the value of goodwill or intangible assets with indefinite lives becomes impaired, the combined company may be required to incur material charges relating to the impairment of those assets. These depreciation, amortization, in-process research and development and potential impairment charges could have a material impact on the combined company's results of operations.


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


Customer uncertainties related to the Compaq merger could adversely affect the businesses, revenues and gross margins of HP and the combined company.



   In response to the announcement of the Compaq merger or due to ongoing uncertainty about the Compaq merger, customers of HP or Compaq may delay or defer purchasing decisions or elect to switch to other suppliers. In particular, prospective customers could be reluctant to purchase the combined company's products due to uncertainty about the direction of the combined company's product offerings and willingness to support and service existing products. To the extent that the Compaq merger creates uncertainty among those persons and organizations contemplating hardware, software or service purchases such that one large customer, or a significant group of smaller customers, delays, defers or changes purchases in connection with the planned Compaq merger, the revenues of HP or the combined company would be adversely affected. HP continues to believe that, consistent with prior assumptions, there is a risk of customer loss due to uncertainties relating to the Compaq merger. However, neither HP nor Compaq is aware of any loss of customers, individually or in the aggregate, as a result of the Compaq merger process that would have a material impact on their respective results of operations. Customer assurances may be made by HP and Compaq to address their customers' uncertainty about the direction of the combined company's product and related support offerings which may result in additional obligations of HP or the combined company. Accordingly, quarterly revenues and net earnings of HP or the combined company could be substantially below expectations of market analysts and a decline in HP's stock price could result.



Changes in HP's and Compaq's credit ratings could adversely affect the costs and expenses of the combined company.



   Any downgrade in the credit ratings of HP, Compaq or the combined company associated with the merger could adversely affect the ability of the combined company to borrow and result in more restrictive borrowing terms, including increased borrowing costs, more restrictive covenants and the extension of less open credit. This in turn could affect the combined company's internal cost of capital estimates and therefore operational decisions. Prior to the announcement of the merger, HP's senior unsecured debt ratings were Aa3 (with negative outlook) from Moody's Investors Service and AA- from Standard & Poor's, and Compaq's senior unsecured debt ratings were Baa2 from Moody's and BBB from Standard & Poor's. After the merger announcement, Moody's downgraded HP to A2 (with negative outlook), and Standard & Poor's maintained its AA-rating but placed HP on CreditWatch with negative implications pending further review, while Moody's and Standard & Poor's maintained Compaq's rating and placed it under review for a possible upgrade. Subsequently, in December 2001, Standard & Poor's placed Compaq on CreditWatch with developing implications. The ultimate impact of the merger on the combined company's credit ratings, however, cannot be predicted.



In order to be successful, the combined company must retain and motivate key employees, which will be more difficult in light of uncertainty regarding the Compaq merger, and failure to do so could seriously harm the combined company.



   In order to be successful, the combined company must retain and motivate executives and other key employees, including those in managerial, technical, marketing and information technology support positions. In particular, the combined company's product generation efforts depend on hiring and retaining qualified engineers. Attracting and retaining skilled solutions providers in the IT support business and qualified sales representatives is also critical to the combined company's future. Experienced management and technical, marketing and support personnel in the information technology industry are in high demand and competition for their talents is intense. This is particularly the case in Silicon Valley, where HP's headquarters and certain key research and development facilities are located. Employee retention may be a particularly challenging issue in connection with the merger. Accordingly, the compensation committee of the HP board of directors (consisting of Philip M. Condit, Sam Ginn and Walter B. Hewlett) and the human resources committee of the Compaq board of directors (then consisting of Lawrence T. Babbio, Judith L. Craven and Kenneth L. Lay), acting on the authority of the HP board of directors and the Compaq board of directors, respectively, designed and adopted


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


retention programs to assure the continued dedication of key employees and to provide key employees with financial incentives to remain with the combined company following the completion of the Compaq merger. A number of factors, however, may counteract the benefits of these retention programs. In particular, employees of HP or Compaq may experience uncertainty about their future role with the combined company until or after strategies with regard to the combined company are announced or executed. This circumstance may adversely affect the combined company's ability to attract and retain key management, marketing and technical personnel. The combined company also must continue to motivate employees and keep them focused on the strategies and goals of the combined company, which may be particularly difficult due to the potential distractions of the Compaq merger, morale challenges posed by the separate workforce reductions being implemented by HP and Compaq and the additional workforce reductions of the combined company anticipated in connection with the Compaq merger.



The economic downturn could adversely affect the revenues, gross margins and expenses of the combined company.



   The revenues and gross margins of the combined company will depend significantly on the overall demand for computing and imaging products and services, particularly in the product and service segments in which it will compete. Softening demand for the products and services of HP and Compaq caused by the ongoing economic downturn may result in decreased revenues, earnings levels or growth rates and issues relating to the saleability of inventory and realizability of customer receivables for the combined company in the future. The global economy has weakened and market conditions continue to be challenging. As a result, individuals and companies are delaying or reducing expenditures, including those for information technology. HP and Compaq have observed effects of the global economic downturn in many areas of their businesses. The downturn has contributed to reported net revenue declines during the 2001 fiscal year for both companies. Each of HP and Compaq has also experienced gross margin declines, reflecting the effect of competitive pressures as well as, in the case of HP, inventory writedowns and charges associated with the cancellation of planned production line expansion. HP's selling, general and administrative expense also was impacted due in part to an increase in bad debt write-offs and additions to reserves in its receivables portfolio. The economic downturn has also led to restructuring actions and contributed to writedowns to reflect the impairment of certain investments in HP's and Compaq's respective investment portfolios. Further delays or reductions in information technology spending could have a material adverse effect on demand for the combined company's products and services, and consequently, its results of operations, prospects and stock price.



The competitive pressures the combined company will face could harm its revenues, gross margins and prospects.



   The combined company will encounter aggressive competition from numerous and varied competitors in all areas of its business, and will compete primarily on the basis of technology, performance, price, quality, reliability, brand, distribution, customer service and support. If the combined company fails to develop new products, services and support, periodically enhance its existing products, services and support, or otherwise compete successfully, it could harm its operations and prospects. Further, the combined company may have to continue to lower the prices of many of its products, services and support to stay competitive, while at the same time trying to maintain or improve gross margins. We believe that the Compaq merger will result in improvements to gross margin on a combined company basis, principally through lower procurement costs and the elimination of redundant headcount. In businesses such as PCs and low-end servers, the ability to respond to competitive pricing pressures by effectively managing inventory costs will be particularly important. The Compaq merger will also bring to HP Compaq's low-cost sales model and distribution capabilities in PCs and low-end servers. However, if the combined company cannot proportionately decrease its cost structure in response to competitive price pressures, its gross margins and therefore the profitability of the combined company could be adversely affected.


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


If the combined company cannot continue to develop, manufacture and market innovative products and services rapidly that meet customer requirements for performance and reliability, it may lose market share and its revenues may suffer.



   The process of developing new high technology products and services is complex and uncertain, and failure to anticipate customers' changing needs and emerging technological trends accurately and to develop or obtain appropriate intellectual property could significantly harm the combined company. The combined company must make long-term investments and commit significant resources before knowing whether its predictions will eventually result in products that the market will accept. After a product is developed, the combined company must be able to manufacture sufficient volumes quickly and at low costs. To accomplish this, it must accurately forecast volumes, mix of products and configurations that meet customer requirements, and it may not succeed.



If the combined company does not effectively manage the transition from existing products to new products, its revenues may suffer.



   If the combined company does not make an effective transition from existing products to new products, its revenues may be harmed. Among the factors that make a smooth transition from current products to new products difficult are delays in product development or manufacturing, variations in product costs, delays in customer purchases of existing products in anticipation of new product introductions and customer demand for the new product. The combined company's revenues and gross margins also may suffer due to the timing of product or service introductions by its suppliers and competitors. This is especially challenging when a product has a short life cycle or a competitor introduces a new product just before the combined company's own product introduction. Furthermore, sales of the combined company's new products may replace sales of some of the current products of HP and Compaq, offsetting the benefit of even a successful product introduction. There may also be overlaps in the current products of HP and Compaq product portfolios that will be reduced or eliminated in connection with the Compaq merger. If the combined company incurs delays in new product introductions, or does not accurately estimate the market effects of new product introductions, given the competitive nature of its industry, future demand for its products and its revenues may be harmed.



The combined company's revenues and selling, general and administrative expenses will suffer if it cannot continue to license or enforce the intellectual property rights on which its business will depend or if third parties assert that the combined company violates their intellectual property rights.



   The combined company generally will rely upon patent, copyright, trademark and trade secret laws in the United States and similar laws in other countries, and agreements with its employees, customers, partners and other parties, to establish and maintain its intellectual property rights in technology and products used in the combined company's operations. However, any of its intellectual property rights could be challenged, invalidated or circumvented, or its intellectual property rights may not provide competitive advantages, which could significantly harm its business. Also, because of the rapid pace of technological change in the information technology industry, much of the combined company's business and many of its products will rely on key technologies developed by third parties, and the combined company may not be able to continue to obtain licenses and technologies from these third parties. Third parties also may claim that the combined company is infringing upon their intellectual property rights. Even if the combined company does not believe that its products or business are infringing upon third parties' intellectual property rights, the claims can be time-consuming and costly to defend and divert management's attention and resources away from the combined company's business. Claims of intellectual property infringement also might require the combined company to enter into costly settlement or license agreements. If the combined company cannot or does not license the infringed technology or substitute similar technology from another source, its operations could suffer. In addition, it is possible that as a consequence of the Compaq merger, some intellectual property rights of the combined company may be licensed to a third party that had not been licensed prior to the creation of the combined company or that certain restrictions are imposed on the business of the combined company that had not been imposed on the business of HP or Compaq prior to the Compaq merger. Consequently, the combined


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


company may lose a competitive advantage with respect to these intellectual property rights or the combined company may be required to enter into costly arrangements in order to terminate or limit these agreements.



If the combined company fails to manage distribution of its products and services properly, or if its distributors' financial condition or operations weaken, the combined company's revenues and gross margins could be adversely affected.



   The combined company will use a variety of different distribution methods to sell its products and services, including third-party resellers and distributors and both retail and direct sales to both enterprise accounts and consumers. Since each distribution method has distinct risks and gross margins, the failure of the combined company to implement the most advantageous balance in the delivery model for its products and services could adversely affect the gross margins and therefore profitability of the combined company. For example:



   . As the combined company continues to increase its commitment to direct sales, it could risk alienating channel partners and adversely affecting its distribution model.



       Since direct sales made by the combined company may compete with the sales made by third-party resellers and distributors, these third-party resellers and distributors may elect to use other suppliers that do not directly sell their own products. Because not all of the combined company's customers will prefer to or seek to purchase directly, any increase by the combined company of its commitment to direct sales in order to lower its gross margins could alienate some of its channel partners. As a result, the combined company may lose some of its customers who purchase from third-party resellers or distributors. Moreover, uncertainty regarding the Compaq merger may cause some of the combined company's distributors to strengthen relationships with other vendors.



   . Some of the combined company's wholesale and retail distributors may be unable to withstand changes in business conditions.



       Some of the combined company's wholesale and retail distributors may have insufficient financial resources and may not be able to withstand changes in business conditions, including the recent economic downturn and changes that may result from the Compaq merger. Revenues from indirect sales by the combined company could suffer if its distributors' financial condition or operations weaken.



   . Inventory management of the combined company will be complex as the combined company will continue to sell a significant mix of products through distributors.



       The combined company must manage inventory effectively, particularly with respect to sales to distributors. Distributors may increase orders during periods of product shortages, cancel orders if their inventory is too high, or delay orders in anticipation of new products. Distributors also may adjust their orders in response to the supply of the combined company's products and the products of its competitors that are available to the distributor and seasonal fluctuations in end-user demand. If the combined company has excess inventory, it may have to reduce its prices and write down inventory, which in turn could result in lower gross margins.



The combined company will depend on third-party suppliers and its revenues and gross margins could be adversely affected if it fails to receive timely delivery of quality components or if it fails to manage inventory levels properly.



   The manufacturing operations of the combined company will depend on the combined company's ability to anticipate its needs for components and products and its suppliers' ability to deliver quality components and products in time to meet critical manufacturing and distribution schedules. Given the wide variety of systems, products and services that the combined company will offer and the large number of its suppliers and contract manufacturers that are dispersed across the globe, problems could arise in planning production and managing inventory levels that could seriously harm the combined company. Among the problems that could arise are


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


component shortages, excess supply and risks related to fixed-price contracts that would require the combined company to pay more than the open market price.



   . Supply shortages. The combined company occasionally may experience a short supply of certain component parts as a result of strong demand in the industry for those parts or problems experienced by suppliers. If shortages or delays persist, the price of these components may increase, or the components may not be available at all. The combined company may not be able to secure enough components at reasonable prices and of acceptable quality to build new products in a timely manner in the quantities and configurations needed. Accordingly, the revenues and gross margins of the combined company could suffer until other sources can be developed.



   . Oversupply. In order to secure components for the production of new products, at times the combined company may make advance payments to suppliers, or it may enter into non-cancelable purchase commitments with vendors. If the combined company fails to anticipate customer demand properly, a temporary oversupply of parts could result in excess or obsolete components which could adversely affect the combined company's gross margins.



   . Long-term pricing commitments. As a result of binding price or purchase commitments with vendors, the combined company may be obligated to purchase components at prices that are higher than those available in the current market. In the event the combined company becomes committed to purchase components for prices in excess of the current market price, it may be at a disadvantage to competitors who have access to components at lower prices, and the combined company's gross margins could suffer.



Due to the international nature of the combined company's business, political or economic changes could harm its future revenues, costs and expenses and financial condition.



   At the time of the completion of the Compaq merger, sales outside the United States will make up more than half of the combined company's revenues. The future revenues, costs and expenses of the combined company could be adversely affected by a variety of international factors, including:



   .   changes in a country's or region's political or economic conditions;



   .   longer accounts receivable cycles;



   .   trade protection measures;



   .   overlap of different corporate structures;



   .   unexpected changes in regulatory requirements;



   .   differing technology standards and/or customer requirements;



   . import or export licensing requirements, which could affect the combined company's ability to obtain favorable terms for components or lead to penalties or restrictions;



   . problems caused by the conversion of various European currencies to the Euro and macroeconomic dislocations that may result; and



   .   natural disasters.



   A portion of the combined company's product and component manufacturing, along with key suppliers, also will be located outside of the United States, and also could be disrupted by some of the international factors described above. In particular, each of HP and Compaq, along with most other PC vendors, has engaged manufacturers in Taiwan for the production of notebook computers. In 1999, Taiwan suffered a major earthquake, and in 2000 it suffered a typhoon, both of which resulted in temporary communications and supply disruptions. In addition, the combined company will procure components from Japan, which also suffers from earthquakes periodically.


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


The combined company will be exposed to foreign currency exchange rate and interest rate risks that could adversely affect the revenues and gross margins of the combined company.



   The combined company will be exposed to foreign currency exchange rate risk that will be inherent in its sales commitments, anticipated sales, and assets and liabilities that are denominated in currencies other than the United States dollar. The combined company also will be exposed to interest rate risk inherent in its debt and investment portfolios. Failure to sufficiently hedge or otherwise manage foreign currency risks properly could adversely affect the combined company's revenues and gross margins.





Impairment of investment and financing portfolios could harm the combined company's net earnings.



   The combined company will have an investment portfolio that will include minority equity and debt investments and financing. In most cases, the combined company will not attempt to reduce or eliminate its market exposure on these investments and may incur losses related to the impairment of these investments and therefore charges to net earnings. Some of the combined company's investments will be in privately held companies that are still in the start-up or development stage, which have inherent risks because the markets for the technologies or products they have under development are typically in the early stages and may never develop. Furthermore, the values of the combined company's investments in publicly-traded companies will be subject to significant market price volatility. The combined company's investments in technology companies often will be coupled with a strategic commercial relationship. The combined company's commercial agreements with these companies may not be sufficient to allow it to obtain and integrate such products or technology into its technology or product lines or otherwise benefit from the relationship, and these companies may be subsequently acquired by third parties, including competitors of the combined company. Moreover, due to the economic downturn and difficulties that may be faced by some of the companies to which HP, Compaq or the combined company has supplied financing, the combined company's investment portfolio could be further impaired.



In order to manage their portfolios of products and technology and further their competitive objectives, HP and Compaq must successfully complete acquisitions and alliances that enhance their strategic businesses and product lines and divest non-strategic businesses and product lines.



   As part of their business strategies, HP and Compaq frequently engage in discussions with third parties regarding, and enter into agreements relating to, possible acquisitions, strategic alliances, joint ventures and divestitures in order to manage their respective product and technology portfolios and further strategic objectives. It is expected that the combined company will engage in similar transactions. In order to pursue this strategy successfully, the combined company must identify suitable acquisition, alliance or divestiture candidates, complete these transactions, some of which may be large and complex, and integrate acquired companies. Integration and other risks of acquisitions can be more pronounced for larger and more complicated transactions, or if multiple acquisitions are pursued simultaneously. The integration of HP and Compaq may make the completion and integration of subsequent acquisitions more difficult. However, if the combined company fails to identify and complete these transactions, it may be required to expend resources to internally develop products and technology or may be at a competitive disadvantage or may be adversely affected by negative market perceptions, which may have a material effect on the revenues and selling, general and administrative expenses of the combined company taken as a whole.



   In 2001, HP completed acquisitions of StorageApps, Inc., a provider of storage virtualization solutions, and Bluestone Software, Inc., which became part of HP's middleware division. Compaq acquired assets from InaCom Corp. to add custom configuration capabilities and direct fulfillment logistics in 2000. These and other acquisitions and strategic alliances may require the combined company to integrate with a different company culture, management team and business infrastructure and otherwise manage integration risks. Even if an acquisition or alliance is successfully integrated, the combined company may not receive the expected benefits of the transaction. Managing acquisitions, alliances and divestitures requires varying levels of management resources, which may divert the combined company's attention from other business operations. These


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


transactions also may result in significant costs and expenses and charges to earnings. As a result, any completed, pending or future transactions may contribute to the combined company's financial results differing from the investment community's expectations in a given quarter.





Terrorist acts and acts of war may seriously harm the combined company's business and revenues, costs and expenses and financial condition.



   Terrorist acts or acts of war (wherever located around the world) may cause damage or disruption to the combined company, its employees, facilities, partners, suppliers, distributors and resellers, and customers, which could significantly impact the combined company's revenues, costs and expenses and financial condition. The terrorist attacks that took place in the United States on September 11, 2001 were unprecedented events that have created many economic and political uncertainties, some of which may materially harm the combined company's business and results of operations. The long-term effects on the combined company of the September 11, 2001 attacks are unknown. The potential for future terrorist attacks, the national and international responses to terrorist attacks, and other acts of war or hostility have created many economic and political uncertainties, which could adversely affect the business and results of operations of HP or the combined company in ways that cannot presently be predicted. In addition, as major multi-national companies with headquarters and significant operations located in the United States, any of HP, Compaq or the combined company may be impacted by actions against the United States. The combined company will be predominantly uninsured for losses and interruptions caused by terrorist acts and acts of war.



Business disruptions could seriously harm the future revenues and financial condition and increase the costs and expenses of the combined company.



   The combined company's worldwide operations could be subject to natural disasters and other business disruptions which could seriously harm its revenues and financial condition and increase its costs and expenses. The corporate headquarters of the combined company, a portion of its research and development activities, other critical business operations and some of its suppliers will be located in California, near major earthquake faults. The ultimate impact on the combined company, its significant suppliers and its general infrastructure of being located near major earthquake faults is unknown, but the combined company's revenues, financial condition and costs and expenses could be significantly impacted in the event of a major earthquake. In addition, some areas, including California, have experienced, and may continue to experience, ongoing power shortages, which have resulted in "rolling blackouts." These blackouts could cause disruptions to the operations of the combined company and the operations of its suppliers, distributors and resellers, and customers. The combined company will be predominantly uninsured for losses and interruptions caused by earthquakes, power outages and other natural disasters.



Unforeseen environmental costs could impact the net earnings of the combined company.



   Some of the combined company's operations will use substances regulated under various federal, state and international laws governing the environment. The combined company could be subject to liability for remediation if it does not handle these substances in compliance with applicable laws. It will be the combined company's policy to apply strict standards for environmental protection to sites inside and outside the United States, even when not subject to local government regulations. The combined company will record a liability for environmental remediation and related costs when it considers the costs to be probable and the amount of the costs can be reasonably estimated. Neither HP nor Compaq has incurred environmental costs that are presently material to it, and neither HP nor Compaq is presently subject to known environmental liabilities that it expects to be material.



The revenues and profitability of the operations of HP and Compaq have historically varied.



   The revenues and profit margins of HP and Compaq vary among their respective products, customer groups and geographic markets. The revenue mix of the combined company will be different than the revenue


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


mix of either HP or Compaq alone, particularly with respect to the proportion contributed by personal computers and printing and imaging devices and supplies. Overall profitability in any given period is dependent partially on the product, customer and geographic mix reflected in that period's net revenue, and therefore revenue and gross margin trends cannot be reliably predicted. Actual trends may cause the combined company to adjust its operations, which could cause period-to-period fluctuations in the combined company's results of operations.



Failure to successfully execute planned cost reductions could result in total costs and expenses for the combined company that are greater than expected.



   Historically, each of HP and Compaq has separately undertaken restructuring plans to bring operational expenses to appropriate levels for each of its businesses, while simultaneously implementing extensive new company-wide expense-control programs. In addition to the previously announced workforce reductions of the separate companies, the combined company may have additional workforce reductions. The planned workforce reductions are expected to involve approximately 15,000 employees of the combined company worldwide, representing approximately 10% of the combined company's workforce, and workforce reductions would also be expected if the proposed merger is not completed. Significant risks associated with these actions that may impair the ability of the combined company to achieve anticipated cost reductions or that may otherwise harm its integration efforts or business include delays in implementation of anticipated reductions in force in highly regulated locations outside of the United States, particularly in Europe and Asia, redundancies among restructuring programs, and the failure to meet operational targets due to the loss of employees or decreases in employee morale.




The effective tax rate of the combined company is uncertain.

   The impact of the Compaq merger on the overall effective tax rate of the combined company is uncertain. Although the combined company will attempt to optimize its overall effective tax rate, it is impossible to predict the effective tax rate of the combined company accurately. The combination of the operations of HP and Compaq may result in an overall effective tax rate for the combined company that is higher than HP's currently reported tax rate, and it is possible that the combined effective tax rate of HP and Compaq as a combined company may exceed the weighted average of the pre-Compaq merger tax rates of HP and Compaq.

Some anti-takeover provisions contained in HP's certificate of incorporation, bylaws and shareowner rights plan, as well as provisions of Delaware law, could impair a takeover attempt.

   HP has provisions in its certificate of incorporation and bylaws, each of which could have the effect of rendering more difficult or discouraging an acquisition deemed undesirable by the HP board of directors. These include provisions:

    . authorizing blank check preferred stock, which could be issued with voting, liquidation, dividend and other rights superior to its common stock;

    . limiting the liability of, and providing indemnification to, directors and officers;

    .  limiting the ability of HP shareowners to call special meetings;

    . requiring advance notice of shareowner proposals for business to be conducted at annual meetings of HP shareowners and for nominations of candidates for election to the HP board of directors;

    . controlling the procedures for conduct of board and shareowner meetings and election and removal of directors; and


    . specifying that shareowners may take action only at a duly called annual or special meeting of shareowners.



These provisions, alone or together, could deter or delay hostile takeovers, proxy contests and changes in control or management of HP.


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


   In addition, HP has adopted a shareowner rights plan. The rights are not intended to prevent a takeover of HP. However, the rights may have the effect of rendering more difficult or discouraging an acquisition of HP deemed undesirable by the HP board of directors. The rights will cause substantial dilution to a person or group that attempts to acquire HP on terms or in a manner not approved by the HP board of directors, except pursuant to an offer conditioned upon redemption of the rights.



   As a Delaware corporation, HP is also subject to provisions of Delaware law, including Section 203 of the Delaware General Corporation law, which prevents some shareowners from engaging in certain business combinations without approval of the holders of substantially all of HP's outstanding common stock.



   Any provision of HP's certificate of incorporation or bylaws, HP's shareowner rights plan or Delaware law that has the effect of delaying or deterring a change in control could limit the opportunity for HP shareowners to receive a premium for their shares of HP common stock, and could also affect the price that some investors are willing to pay for HP common stock.


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


          HP'S BUSINESS FOLLOWING THE COMPLETION OF THE COMPAQ MERGER



   The following section of this prospectus provides information regarding HP's business following the completion of the Compaq merger. You should be aware that the exchange offer is not conditioned upon the completion of the Compaq merger. There are uncertainties and risks associated with the Compaq merger. See the section titled "Risk Factors--Risks Regarding the Compaq Merger and HP and Compaq as a Combined Company." We cannot assure you that we will complete the Compaq merger. Walter B. Hewlett, Eleanor Hewlett Gimon, Mary Hewlett Jaffe and The William R. Hewlett Revocable Trust have announced that they intend to vote against the proposal to approve the issuance of HP common stock in connection with the Compaq merger. In addition, the William and Flora Hewlett Foundation and the David and Lucile Packard Foundation have each announced their preliminary decision to vote against the proposal to approve the issuance of HP common stock in connection with the Compaq merger. Mr. Hewlett (co-trustee of the William R. Hewlett Revocable Trust and Chairman of the Hewlett Foundation), Edwin van Brockhorst (co-trustee, of the William R. Hewlett Revocable Trust and trustee of certain Hewlett family trusts) and The William R. Hewlett Revocable Trust have filed a preliminary proxy statement with the Securities and Exchange Commission stating that they intend to solicit proxies from HP shareowners against the proposal to approve the issuance of shares of HP common stock in connection with the Compaq merger and have disseminated to HP shareowners soliciting materials encouraging HP shareowners to vote against the Compaq merger. If the Compaq merger is not ultimately completed, we currently expect that we would continue our business as a separate business.



Overview of Business Structure



   Following completion of the Compaq merger, the combined company will operate in over 160 countries and expects to have approximately 145,000 employees after expected headcount reductions through attrition and targeted job reductions. As of July 31, 2001, unaudited pro forma combined consolidated total assets of HP and Compaq were approximately $68.9 billion. In addition, for the nine months ended July 31, 2001, unaudited pro forma combined consolidated total net revenue for HP and Compaq was $62.6 billion and earnings from operations were $963 million. For the year ended October 31, 2000, unaudited pro forma combined consolidated total net revenue for HP and Compaq was $89.9 billion and earnings from operations were $5.4 billion. These amounts are not intended to represent or be indicative of the amounts that would have been reported had the merger been completed as of the dates presented, and should not be taken as representative of the future consolidated results of operations or financial condition of HP. See the unaudited pro forma condensed combined consolidated financial statements and accompanying notes included in HP's current report on Form 8-K filed with the Securities and Exchange Commission on November 16, 2001 incorporated by reference into this prospectus.



   As soon as practicable following the Compaq merger, HP intends to merge Compaq into HP. The combined company will retain its headquarters in Palo Alto, California and will retain a significant presence in Houston, Texas, which will be a key strategic center of engineering excellence and product development for the combined company.



   HP and Compaq plan to integrate their businesses and product lines and organize the combined company's business into four major groups:



    .  Enterprise Systems;



    .  Services;



    .  Imaging and Printing Systems; and



    .  Personal Systems.



   In addition to these primary business groups, the combined company will include several corporate level organizations. Among these will be HP Labs, which will include part of Compaq's research and development function, an organization focused on corporate philanthropy and community responsibility and a corporate


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


operations organization focused on areas of cross-company opportunity, including procurement. We currently intend that the combined company will use the HP brand for existing HP branded products and new products that will be introduced after the completion of the merger, while retaining the Compaq brand and Compaq sub-brands for selected enterprise, commercial and consumer product lines.



Enterprise Systems



   The Enterprise Systems group will be led by Mr. Blackmore, currently Compaq's Executive Vice President, Worldwide Sales and Services, and will include servers, storage and software. It will provide a full line of computing systems from high-volume industry standard servers to high-end, fault-tolerant systems; a wide range of storage solutions from midrange and high-end array systems, to storage area networks and storage area management software; and industry leading offerings in management software, integrated services management and next generation operating environments.



Services



   The Services group will be led by Ms. Livermore, currently President of HP Services, and will provide consulting, outsourcing and support to help design, build, and manage and support the Enterprise Systems group. The combined services organization is expected to include 65,000 professionals around the world. The business offerings of the Services group will include consulting, education, design and installation services, ongoing support and maintenance, in addition to proactive services like mission-critical support, comprehensive outsourcing and next-generation utility-computing capabilities.



Imaging and Printing Systems



   The Imaging and Printing group will be led by Mr. Joshi, currently HP's President of Imaging and Printing Systems. The business offerings of the Imaging and Printing group will continue to include the HP LaserJet and DeskJet printer families (both monochrome and color), scanners, mopiers, fax machines, digital senders, large- and wide-format printers, imaging and printing supplies, PC and digital photography products and all-in-one products that combine multiple functions like scanning, copying and printing in one device. HP's investment in, and pending acquisition of, Indigo, N.V., a leading provider of high performance digital printing systems used in the production of on-demand, short-run color digitally-printed products, is designed to enhance HP's strategy in the evolving commercial printing market. Indigo is expected to add a third high-speed color print technology to HP's highly successful Inkjet and Laserjet technologies.



Personal Systems



   The Personal Systems group will be led by Mr. Zitzner, currently HP's President of Computing Systems, and will include business and consumer desktop and mobile personal computers, workstations, handhelds, and new types of Internet-access devices, personal storage devices, and digital music and entertainment devices. The Personal Systems group will focus on serving customers through multiple channels including strong distributor, reseller, and retail channel efforts, in addition to directly serving customers through the Internet and by telephone.



Integration Office



   HP recognizes the challenge inherent in integrating enterprises of the size and complexity of HP and Compaq. HP also recognizes that a swift and successful integration of the two companies is crucial to capturing the potential value of the Compaq merger. Accordingly, HP has established an integration office that will report directly to Ms. Fiorina. This office will be run jointly by Mr. McKinney and Mr. Clarke, each a key executive officer at HP and Compaq, respectively. Mr. McKinney currently serves as the President of HP's Business Customer Organization and provides a proven record as a line manager and deep expertise in the HP organization. Mr. Clarke currently serves as Compaq's Senior Vice President, Finance and Administration, and Chief Financial Officer and


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


provides his depth of knowledge of the IT industry and of Compaq. Mr. Clarke also brings significant expertise in finance and general corporate matters. The integration office now consists of more than 450 dedicated employees, supported by advisors and divided into teams with specifically defined functions.



   By the time of completion of the Compaq merger, the integration office plans to have established:



   . an operating model and organization design to facilitate a smooth integration and provide internal clarity regarding asset and resource allocation and priorities, go-to-market strategy and customer account responsibilities;



   . management structure, roles and responsibilities multiple layers into the organization, as well as compensation and human resource policies, which we believe will encourage our employees to focus on business performance and avoid the distraction of personal and organizational uncertainty;



   . clear product roadmaps and investment protection programs, which we believe will give our customers a high degree of confidence in our ability to meet or exceed their business requirements without disrupting their existing relationship with us or their installed technology platform; and



   . standard policies, practices and procedures to govern our relationships with our partners and facilitate a smooth transition of our respective commercial arrangements to the combined company.



   We are pleased with the progress made by our combined integration office, and with the focus that our employees have maintained on our day-to-day businesses.


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                                SPECIAL FACTORS

Background of the Exchange Offer


   The offer agreement and the terms and conditions of the exchange offer are the result of negotiations between representatives of HP and representatives of Indigo. The following summary describes the background of these negotiations.



   HP and Indigo have been familiar with each other's businesses for many years, and, in November 1998, HP and Indigo entered into a strategic affiliation agreement providing for, among other things, the exploration of the development and sale of digital color printing products combining HP's and Indigo's respective technologies as more fully described in the section entitled "Relationships between HP and Indigo" in this prospectus.



   At various times over the past three years, senior executives of HP and Indigo discussed the possibility of entering into a more extensive strategic relationship involving the two companies. In the fall of 1998, HP explored strategic alternatives with Indigo but no action was taken. In January 2000, HP and Indigo held meetings and Indigo suggested that HP consider a more formal strategic relationship, including a potential business combination, as a means for HP to penetrate the high-end digital printing market. In the spring of 2000, Indigo and HP again held discussions regarding a possible business combination and engaged in various levels of analysis regarding such a combination. However, the parties could not agree as to pricing. During this period, Indigo also held discussions with other competitors of Indigo to consider possible business combinations or other strategic alternatives. Indigo's combined board considered each of these options as well as the prospect of continuing to operate Indigo as an independent publicly-traded company and determined that the value to Indigo's shareholders from each of these other strategic alternative options would be less than the likely value that would be realized by continuing to operate Indigo independently. Therefore, Indigo determined to continue operations as a stand-alone entity.



   During the various occasions on which business combination discussions were held between HP and Indigo, the parties could not reach preliminary agreement on the valuation of Indigo. Since the parties were unable to reach an agreement on valuation, they did not believe it would be productive to take further action with respect to these business combination discussions. The primary reason behind the parties' disagreement on the valuation of Indigo was based on the fact that Indigo had maintained the belief that its products would gain more acceptance in the near term and HP had not been willing to increase its valuation of Indigo based on the projected increase in future sales. Although other strategic alternatives had been considered, Indigo had been unable to find other suitors which would pay a price Indigo believed was justified by its own projections of future growth.



   In September 2000, HP and Indigo entered into a commercial relationship providing for (1) HP's sale of specified digital color printing products on an OEM basis pursuant to an OEM agreement; and (2) the co-development by HP and Indigo of future digital color printing systems and products pursuant to a co-development agreement. In connection with the September 2000 commercial relationship, Hewlett-Packard Europe B.V., a subsidiary of HP, purchased 14,814,814 Indigo common shares for an aggregate purchase price of approximately $100 million and received a performance warrant to purchase up to 12,000,000 Indigo common shares at an exercise price of $6.75 per share exercisable in tranches of 2,000,000 shares for each $100 million of cash paid by us to Indigo under our commercial agreements and an acquisition warrant to purchase 14,814,815 Indigo common shares at an exercise price of $6.75 per share upon the acquisition of Indigo by us or one of our subsidiaries. In connection with the September 2000 commercial relationship, Hewlett-Packard Europe B.V., Gemini Systems Corporation N.V., Toscal N.V., OZF Ltd., Visionvest Corporation N.V., Walthroup Corporation N.V., Deering Corporation N.V., and S-C Indigo C.V. also entered into a shareholders' agreement dated as of September 13, 2000. Pursuant to the shareholders' agreement, Hewlett-Packard Europe B.V. agreed that prior to October 17, 2002 neither it nor any of its affiliates, including HP, would directly or indirectly acquire, announce an intention to acquire, offer, seek, or propose to acquire any common shares or other voting securities of Indigo, except at the invitation of the chief executive officer or the combined board of


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


Indigo. The September 2000 transactions between HP and Indigo are more fully described in the section entitled "Relationships between HP and Indigo" in this prospectus.



   Between September 2000 and May 2001, both parties directed their efforts towards performing their obligations under the terms of the co-development and OEM agreements. However, as time progressed, it became evident that some aspects of the agreements should be revisited with a view to adapting them to more readily meet strategic needs of the companies.


   In March 2001, representatives of HP, including Mr. William P. McGlynn, Vice President and General Manager, Digital Publishing Solutions, and Mr. Landa held discussions regarding the existing agreements and the relationships between HP and Indigo. A discussion ensued among the parties regarding a potential acquisition of Indigo by HP as well as a re-negotiation of the existing agreements.

   In April 2001, following a meeting of the Indigo combined board, Mr. Landa informed HP that the board had rejected the concept of a potential acquisition of Indigo by HP.


   On May 30, 2001 and May 31, 2001, representatives of HP and Indigo, including Mr. Landa, met in San Diego, California, to discuss the existing agreements and the relationship between HP and Indigo. A discussion ensued among the parties regarding a potential acquisition of Indigo by HP.


   From June 19, 2001 through June 21, 2001, representatives of HP and Indigo, including Mr. Landa, met in New York, New York, to discuss further the possibility of an acquisition of Indigo by HP. At these meetings, the parties discussed the business, strategy and integration issues that would be involved in any acquisition of Indigo by HP.


   On July 11, 2001, a teleconference was held between representatives of HP and representatives of Gleacher, Indigo's financial advisor. Gleacher had been formally engaged by Indigo on August 3, 2000 to act as Indigo's financial advisor in connection with the September 2000 transactions between HP and Indigo and in connection with any future business combination transaction involving Indigo. In late May 2001, Indigo requested that Gleacher again become involved in connection with seeking a proposed business combination transaction involving Indigo.



   On July 20, 2001, the full HP board of directors met and discussed a potential business combination with Indigo. The HP board of directors authorized HP's management to continue its discussions with Indigo.



   On July 23, 2001, John D. Brennan, HP's Vice President of Strategy and Corporate Development, had a telephone conversation with Mr. Landa. As required under the shareholders' agreement, Mr. Brennan confirmed that Mr. Landa, in his capacity as the Chief Executive Officer of Indigo, was inviting HP to make a proposal regarding a potential business combination between HP and Indigo.
Mr. Brennan then outlined to Mr. Landa the terms of a non-binding proposal by HP to acquire Indigo. Messrs. Brennan and Landa did not engage in any further discussions regarding the non-binding proposal presented by Mr. Brennan at that time. Following the telephone conversation, Mr. Brennan sent Mr. Landa a letter summarizing HP's non-binding proposal. Terms of that proposal included consideration for each Indigo common share comprised of $6.75 in HP common stock and CVRs providing for up to $2.25 of additional consideration upon the achievement of certain revenue goals by Indigo after the closing of the transaction. Terms of this proposal included an exchange offer structure, which HP proposed as the most practicable structure for the transaction under Dutch law.



   On July 25, 2001, Indigo's combined board conducted its quarterly meeting and discussed, among other matters, the terms of HP's proposal. The combined board concluded that a higher proportion of the aggregate consideration should be in the form of HP common stock payable at the closing and a smaller portion attributable to the CVR component. Dr. Joel S. Birnbaum, a member of Indigo's supervisory board designated by HP, did not attend or participate in this meeting or any other Indigo board meeting since his election on January 24, 2001 other than one meeting on April 30, 2001.


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


   On July 26, 2001, a teleconference to discuss HP's non-binding proposal was held between representatives of HP, HP's outside counsel, Wilson Sonsini Goodrich & Rosati, Indigo's outside counsel, Gibson, Dunn & Crutcher, and Gleacher. The Indigo representatives reviewed with HP the results of Indigo's board meeting of the previous day, including the board's conclusion that a higher proportion of the aggregate consideration should be in the form of HP common stock payable at the closing and a smaller portion attributable to the CVR component. Specifically, the Indigo boards authorized a counterproposal consisting of $7.50 of HP common stock payable at closing with a CVR providing for up to of $1.50 of additional consideration, a ratio of up-front consideration to CVR of 5 to 1. A discussion ensued among the parties on the call, with no resolution reached as to the pricing of the possible transaction.


   On July 27, 2001, Mr. Landa telephoned Mr. McGlynn to clarify the terms of HP's non-binding proposal. Mr. Landa reiterated with Mr. McGlynn the conclusion of Indigo's board that a higher proportion of the aggregate consideration should be in the form of HP common stock payable at the closing and a smaller portion attributable to the CVR component.

   On July 27, 2001, a teleconference to discuss HP's non-binding proposal further was held between Mr. Landa and representatives of HP. Mr. Landa reiterated to HP that a higher proportion of the aggregate consideration should be in the form of HP common stock payable at the closing and a smaller portion attributable to the CVR component. No resolution was reached as to the pricing of the possible transaction.


   On July 30, 2001, a teleconference to discuss the pricing of the possible transaction was held between representatives of HP, Wilson Sonsini Goodrich & Rosati, Gibson, Dunn & Crutcher, and Gleacher. A discussion ensued among the parties on the call, with no resolution reached as to the pricing of the possible transaction.


   On July 31, 2001, a teleconference to further discuss the pricing of the possible transaction was held between representatives of HP, including Mr. Brennan, HP's and Indigo's respective legal counsel and Gleacher. Mr. Brennan reviewed the terms of HP's written proposal with Indigo's representatives. A discussion ensued among the parties on the call, with no resolution reached as to the pricing of the possible transaction.


   On August 8, 2001, a teleconference to further discuss the pricing of the possible transaction was held between representatives of HP, Gibson Dunn & Crutcher and Gleacher. During the call, representatives of HP indicated that HP would consider a modification to the structure of its proposal, provided that the aggregate amount of up-front and contingent consideration was not changed. A discussion ensued among the parties on the call, with no resolution reached as to the pricing of the possible transaction.


   On August 9, 2001, Mr. Landa and Mr. McGlynn had a telephone conversation in which Mr. Landa indicated that Indigo was willing to discuss a structure in which Indigo shareholders could elect between receiving solely HP common stock or a combination of HP common stock and CVRs. No resolution as to the structure of the possible transaction was reached.

   On August 10, 2001, Mr. Brennan and Mr. Landa had a telephone conversation in which Mr. Landa proposed a structure in which fifty percent of Indigo common shares would receive a combination of HP stock and CVRs, and fifty percent of Indigo common shares would receive solely HP common stock. Subject to obtaining the necessary corporate approvals and resolution of remaining issues, Mr. Landa and Mr. Brennan agreed to continue discussions based on this pricing structure.


   The consideration election structure was devised in order to meet the goals of both parties. Because HP wished to limit the aggregate amount of up-front consideration in HP common stock issuable to Indigo shareholders at the closing of this transaction, Indigo proposed a structure in which the Indigo shareholders would be offered a choice between electing (1) to receive the entire consideration for each Indigo common share in $7.50 worth of HP common stock at the closing, with no contingent right to share in the potential future success of the combined Indigo business, or (2) to take $6.00 in HP common stock at the closing but have the


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


opportunity to share the benefits from potential future success of the combined Indigo business. This structure would give Indigo shareholders the ability to make a choice between the two consideration alternatives based upon their individual preferences and meet HP's requirement that the aggregate amounts of up-front and contingent consideration as proposed by HP remain unchanged. Also, given the willingness of the Landa Family Trust and the entities directly or indirectly owned by the Landa Family Trust to receive the undersubscribed consideration, each shareholder other than the Landa Family Trust was assured that he or she would receive at least 81.93% of the preferred choice of consideration.


   From August 14, 2001 through August 16, 2001, several meetings between representatives of HP and Indigo were held at HP's corporate offices in Palo Alto, California to discuss, among other things, the proposed business strategy and operational structure of Indigo in light of the proposed transaction.

   On August 15, 2001, a teleconference to initiate due diligence in connection with the proposed transaction was held between representatives of HP, Indigo, Gibson Dunn & Crutcher and Gleacher. A discussion among the parties ensued regarding the due diligence process.

   On August 22, 2001, a teleconference to discuss open issues regarding the proposed transaction was held between representatives of HP, Indigo, their respective legal counsel and Gleacher. A discussion among the parties ensued regarding the structure of the proposed transaction.

   On August 24, 2001, Mr. Brennan and Mr. Chris Robell, HP's Strategy and Corporate Development Director, met at the San Francisco International Airport with Mr. Landa and Mr. Alon Bar-Shany, Indigo's Chief Financial Officer, to discuss further the structure of the proposed transaction.

   On August 27, 2001, HP and Wilson Sonsini Goodrich & Rosati circulated an initial draft of the offer agreement, together with initial drafts of the voting agreements, tender agreements, tender and option agreement, and affiliate agreements, to Indigo and Gibson, Dunn & Crutcher.

   On August 28, 2001, HP and Wilson Sonsini Goodrich & Rosati circulated an initial draft of the form of CVR agreement to Indigo and Gibson, Dunn & Crutcher.

   On August 29, 2001, Gibson, Dunn & Crutcher prepared and sent to Wilson Sonsini Goodrich & Rosati Indigo's comments to the initial draft of the offer agreement, the form of CVR agreement and the other related agreements. HP and Indigo continued to negotiate the terms of the offer agreement, the form of CVR agreement and the related agreements from this date through September 6, 2001, the date the definitive offer agreement was executed.

   On August 30, 2001, HP and Indigo entered into a Confidential Disclosure Agreement, which superceded an earlier non-disclosure agreement under which the parties had been operating and which had expired.

   From August 30, 2001 to August 31, 2001, representatives of HP and Indigo, their respective legal counsel and Gleacher met at the offices of Wilson Sonsini Goodrich & Rosati in Palo Alto, California to continue negotiations on all agreements.

   On August 31, 2001, Mr. Landa met with Carleton S. Fiorina, Chairman of the Board, President and Chief Executive Officer of HP, and Vyomesh Joshi, President of HP's Imaging and Printing Systems, to discuss the structure of the CVRs.

   On August 31, 2001, the HP board of directors authorized HP to acquire all the outstanding Indigo common shares by way of an exchange offer.

   From September 3, 2001 through September 6, 2001, representatives of HP and Indigo, their respective legal counsel and Gleacher met at the offices of Wilson Sonsini Goodrich & Rosati in Palo Alto, California to continue negotiations on all agreements. On September 4, 2001, the parties discussed the announcement of the merger agreement entered into by HP and Compaq. The parties continued to negotiate the terms of the agreements.

   On September 4, 2001, Indigo's management board, supervisory board and combined board met to consider the terms of the exchange offer. At the meeting, representatives of Gleacher summarized the terms of the exchange offer. Representatives from Gibson, Dunn & Crutcher reviewed and explained the terms of the drafts of the exchange offer documents that had been previously distributed to the members of the boards. Dr. Birnbaum did not attend or participate in this meeting.


   On September 5, 2001, Indigo's management board, supervisory board and combined board met again to consider the terms of the exchange offer. A copy of a memorandum had been previously sent to each member of the boards summarizing the terms of the latest drafts of the exchange offer agreement. Representatives of Gibson, Dunn & Crutcher reviewed with the boards and discussed in detail the provisions of the exchange offer documents. Representatives of Gleacher provided a detailed review of a document that had been distributed to each of the combined board members prior to the meeting and that outlined the terms of the exchange offer. Based on that document, Gleacher rendered its oral opinion that, as of that date and based upon and subject to the matters set forth in Gleacher's written opinion, the aggregate consideration to be offered to the holders of Indigo common shares was fair, from a financial point of view, to the holders of Indigo common shares, other than HP and its affiliates. Gleacher expressed no opinion as to the fairness of either the fixed price consideration or the contingent price consideration separately. Each of the supervisory, management and combined board, acting without Dr. Birnbaum, separately and unanimously approved the offer agreement and the transactions contemplated thereby.


   On September 5, 2001, the executive committee of HP's board of directors, pursuant to authority delegated to it by HP's board of directors, approved the exchange offer.

   On September 6, 2001, upon completion of all negotiations and finalization of all agreements, HP and Indigo executed and delivered the offer agreement, the applicable parties signed the related agreements, and HP and Indigo issued a joint press release announcing the transaction.

Indigo's Purposes and Reasons for the Exchange Offer


   In approving the offer agreement and the transactions contemplated thereby, and recommending that all affiliated and unaffiliated shareholders of Indigo tender their common shares pursuant to the offer, the management board, the supervisory board and the combined board of Indigo, excluding Dr. Birnbaum, considered a number of factors in favor of recommending acceptance of the offer, including the following:



   . The current financial condition and results of operations, as well as the prospects and future strategy, of Indigo, including the risks involved in achieving those prospects and objectives without a well-financed, strategically placed parent company, such as HP. The boards of Indigo, in their deliberations, focused on the current and expected trends in the digital printing market and in the printing industry generally. In particular, the Indigo boards were concerned that two of Indigo's larger competitors, both of which are better financed and possess greater marketing prowess than Indigo, were introducing new digital high-speed printers which, if successful, could greatly impair the growth of Indigo's business. The current financial condition and results of operation, as well as Indigo's position as one of the industry leaders in commercial printing, led the boards to believe that Indigo could continue to operate successfully as an independent publicly-traded company. However, the boards also believed that the risks involved in attempting to continue to operate Indigo independently without a well-financed, strategically placed parent company outweighed the benefits of operating the Indigo business with an established business partner such as HP and that the consideration offered in the offer is a superior alternative to the Indigo shareholders to continuing to operate Indigo independently in light of the uncertainty inherent in forecasting future market conditions and trends. As indicated above, the Indigo boards were most concerned about new products that were introduced by its competitors in 2001 and were concerned as to how those introductions could impact Indigo's ability to grow its revenue.




   . The fact that, pursuant to the offer agreement (1) the holders of Indigo common shares can elect either to participate in the potential success of the Indigo business by electing the contingent offer price of $6.00, subject to adjustment, in HP common stock and a CVR or to choose the fixed offer price of $7.50, subject to adjustment, in HP common stock and (2) if a holder wished to elect one or the other offer price option, such election would be honored as much as possible because, pursuant to the tender and option agreement, entities directly or indirectly owned by a foundation, the Landa Family Trust, of which Benzion Landa, Indigo's Chairman and Chief Executive Officer, is a beneficiary, have agreed, to the extent that either the fixed offer price or the contingent offer price is oversubscribed, to elect automatically to receive the undersubscribed consideration alternative for up to all of the Indigo common shares held by each of those shareholders.


   . The opinion rendered by Gleacher on September 6, 2001 to the effect that, as of the date of the opinion and based on and subject to the matters described in its opinion, the aggregate consideration provided for in the offer agreement to be received by the holders of Indigo common shares was fair, from a financial point of view, to the holders of Indigo common shares, other than HP and its affiliates. Gleacher expressed no opinion as to the fairness of either the fixed price consideration or the contingent price consideration separately. The full text of Gleacher's opinion is attached to this prospectus as Annex D. The full text of Gleacher's presentations to the Indigo boards on September 5, 2001 has been included as exhibits (c)(iii), (c)(iv) and
       (c)(v) to the Transaction Statement on Schedule 13E-3 filed by HP, Indigo and Benzion Landa in connection with the exchange offer.


   . The consideration to be offered to the holders of Indigo common shares receiving the contingent offer price, assuming no value is ascribed to the CVR, implies premiums relative to Indigo's closing share price one day, one week, and four weeks prior to May 31, 2001, the date of the commencement of Indigo's share repurchase program of 32.3%, 34.4%, and 51.4% respectively, and the consideration to be offered to the holders of Indigo common shares receiving the fixed offer price implies premiums relative to Indigo's closing share price one day, one week and four weeks prior to May 31, 2001 of 50.0%, 52.4% and 71.6%, respectively.

   . The ability of the combined company to access markets beyond Indigo's reach, particularly the enterprise market.

   . The ability of the combined company to link together database mining capabilities, digital workflow tools, design tools and web-based publishing capabilities in a seamless network, for corporate customers to be able to more easily generate digital printing jobs--creating more demand for Indigo digital presses.

   . The ability of the combined company more rapidly to develop new products as well as enhancements to Indigo's existing products.

   . The ability of the combined company to enable its customers to be better able to grow their businesses by delivering complete workflow solutions--from document creation to print production.


   . The size, stability and reputation of HP, as well as the HP brand, are expected to induce more customers to adopt Indigo digital printing products.





   Indigo's management board, supervisory board and combined board, excluding Dr. Birnbaum, each considered each of the following factors to be against recommending acceptance of the exchange offer:



   . The likelihood that while some Indigo shareholders will prefer to receive HP common stock and, if applicable, a CVR, some may have preferred to continue as shareholders of Indigo, and that if the offer is completed, the shareholders of Indigo will no longer be able to or it will be very unattractive for them to maintain an equity ownership interest in Indigo.


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


   . That the current Indigo shareholders, particularly the unaffiliated shareholders who are not directly involved in the transaction and the future operation of the combined Indigo business, invested in Indigo with a view towards reaping the benefit of successful operation of the Indigo business, and, unless an Indigo shareholder chooses the contingent consideration alternative and receives a CVR, under which there is no guarantee of a payout, any benefit to be received by an Indigo shareholder from the future success of the Indigo business after the exchange offer will be limited to the indirect gain through ownership of HP common stock.



   . The possibility that HP may not be able to or may choose not to implement the underlying business plans of Indigo and thus diminish the likelihood of any payments being made under the CVRs and the magnitude of any payments that are made.



   . The fact that the offer will be a taxable transaction to United States Indigo shareholders.



   . The Landa Family Trust and the entities directly or indirectly owned by the Landa Family Trust, which have agreed to receive the undersubscribed consideration, do not have the choice to elect to receive the consideration alternative of their preference.



   The foregoing includes the material factors considered by Indigo's management board, supervisory board and combined board.



   In view of its many considerations, the management board, the supervisory board and the combined board did not quantify or otherwise assign relative weights to the specific factors considered. In addition, individual members of the management board, supervisory board and combined board may have given different weights to different factors. After weighing all these considerations, the management board, the supervisory board and the combined board, excluding Dr. Birnbaum, were unanimous in determining to approve the offer agreement and to recommend that the affiliated and unaffiliated shareholders of Indigo tender their common shares in the exchange offer.


Indigo's Belief Regarding the Fairness of the Exchange Offer


   Indigo's management board, supervisory board and combined board, excluding Dr. Birnbaum, believe that the offer is fair to and in the best interests of Indigo's affiliated and unaffiliated shareholders based upon numerous factors, including the following:



   . The fact that the consideration to be offered to the holders of Indigo common shares receiving the contingent offer price, assuming no value is ascribed to the CVR, implies premiums relative to Indigo's closing share price one day, one week, and four weeks prior to May 31, 2001, the date of the commencement of Indigo's share repurchase program of 32.3%, 34.4%, and 51.4%, respectively, and the consideration to be offered to the holders of Indigo's common shares receiving the fixed offer price implies premiums relative to Indigo's closing share price one day, one week and four weeks prior to May 31, 2001 of 50.0%, 52.4%, and 71.6%, respectively.


   . The unanimous approval and recommendation of Indigo's supervisory, management and combined boards, acting without Dr. Birnbaum, that Indigo shareholders tender their Indigo common shares in the exchange offer.


   . The fact that Indigo engaged Gleacher, an internationally recognized investment bank, and that Gleacher rendered an opinion that subject to the assumptions and limitations in the opinion, the aggregate consideration provided for pursuant to the offer agreement to be received by the holders of Indigo common shares was fair to the holders of Indigo common shares, other than HP or its affiliates, from a financial point of view.


   . The fact that the offer agreement was extensively negotiated between the representatives of Indigo and representatives of HP.

   . The factors considered by the Indigo boards referred to above under "Special Factors--Indigo's Purposes and Reasons for the Exchange Offer."

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


   The Indigo boards, excluding Dr. Birnbaum, further believe that the following procedural safeguards were sufficient to ensure that the exchange offer was considered in a manner that was procedurally fair to Indigo's affiliated and unaffiliated shareholders notwithstanding any actual or potential conflicts of interest with HP:


   . Dr. Birnbaum did not participate in any deliberations of the Indigo boards regarding the exchange offer; and

   . The approval by the Indigo boards of the exchange offer included an approval by a majority of the non-management, non-affiliated independent directors who have no relationship with HP.


   The independent Indigo directors did not retain an "unaffiliated representative," within the meaning of Regulation M-A under the Securities Act and the Exchange Act, to act solely on behalf of unaffiliated shareholders of Indigo for purposes of negotiating the terms of the exchange offer, because the independent directors of Indigo, who have no affiliation with HP, believe that they acted solely on behalf of the unaffiliated shareholders of Indigo. In addition, the sale of Indigo was not structured to require the approval of a majority of Indigo's shareholders other than HP, because of Mr. Landa's role in negotiating the transaction with HP. As indicated above, the Landa Family Trust, of which Mr. Landa is a beneficiary, holds 47.6 million Indigo common shares or approximately 49.96% of the outstanding Indigo common shares not including HP, as of September 30, 2001. Notwithstanding the absence of an "unaffiliated representative" and a vote of the majority of the shareholders unaffiliated with HP, the Indigo boards, excluding Dr. Birnbaum (who has recused himself), believe that the exchange offer is fair to and in the best interests of Indigo's affiliated and unaffiliated shareholders.


   As noted above, Dr. Birnbaum did not participate in the board meetings relating to the offer agreement or the exchange offer. Due to HP's interest in the proposed transaction, Dr. Birnbaum received the opinion of Gleacher to Indigo's combined board referred to in "Special Factors--Opinion of Indigo Financial Advisor Regarding the Exchange Offer" solely in his capacity as a member of Indigo's supervisory board, and not for use in his capacity as a representative of HP or in any other capacity and not for the use of HP.

Recommendation of the Indigo Boards


   After careful consideration, and in light of the factors described above under the headings "--Indigo's Purposes and Reasons for the Exchange Offer" and "--Indigo's Belief Regarding the Fairness of the Exchange Offer," Indigo's management board, supervisory board and combined board separately and, excluding Dr. Birnbaum, unanimously have determined that the offer agreement and the exchange offer are at a price and terms that are favorable and fair to, and in the best interests of, Indigo and its affiliated and unaffiliated shareholders, and recommends that Indigo shareholders accept the exchange offer and tender their shares pursuant to the exchange offer. The Indigo boards do not make any recommendations as to whether the Indigo shareholders should elect to receive the fixed offer price or the contingent offer price.


Opinion of Indigo Financial Advisor Regarding the Exchange Offer


   Indigo engaged Gleacher to act as its financial advisor in connection with a proposed business combination transaction with HP based upon Gleacher's qualifications, expertise and reputation. In connection with this engagement, the combined board of Indigo requested Gleacher to evaluate the fairness, from a financial point of view, of the consideration to be offered to the holders of Indigo common shares (other than HP and its affiliates) pursuant to the offer agreement. On September 5, 2001, the combined board convened (via telephone conference) to review the proposed transaction with HP and the terms of the offer agreement and other relevant agreements. During this meeting, Gleacher rendered its oral opinion, which, on September 6, 2001, was subsequently confirmed in writing, that, as of that date, based upon and subject to the various matters set forth in Gleacher's opinion, the aggregate consideration to be offered was fair, from a financial point of view, to the holders of Indigo common shares (other than HP and its affiliates). Gleacher expressed no opinion as to the fairness of either the fixed price consideration or the contingent price consideration separately. Gleacher expressed no opinion as to the prices at which the Indigo common shares and HP common stock would trade following announcement of the execution of the offer agreement or upon consummation of the transactions contemplated thereby.


   The full text of Gleacher's opinion, which sets forth, among other things, the assumptions made, procedures followed, matters considered, and limitations on the review undertaken in connection with the delivery of this opinion, is attached to this prospectus as Annex D. Holders of Indigo common shares are urged to read Gleacher's opinion carefully and in its entirety. The summary of Gleacher's opinion set forth in this prospectus is qualified in its entirety by reference to the full text of this opinion which is incorporated herein by reference.



   Gleacher's opinion is addressed to the combined board of Indigo and is directed only to the fairness, from a financial point of view, of the aggregate consideration to be offered to the holders of Indigo common shares (other than HP and its affiliates) and is not intended to and does not constitute a recommendation as to whether Indigo, or any holder of Indigo common shares, should elect to engage in any transaction contemplated by the offer agreement or to exchange Indigo's common shares in the exchange offer or as to what election any holder of Indigo common shares should make with respect to the exchange offer if such holder chooses to exchange Indigo common shares in the exchange offer. Although Gleacher evaluated the financial terms of the exchange offer, Gleacher was not asked to and did not express any opinion as to whether Indigo should engage in the transactions contemplated by the offer agreement on terms set forth therein, which were the result of negotiations between Indigo and HP.


   In connection with rendering its opinion, Gleacher, among other things:

   . reviewed certain publicly-available financial statements and other information of Indigo and HP;

   . reviewed certain internal financial statements and other financial and operating data concerning Indigo prepared by the management of Indigo;

   . analyzed certain financial forecasts prepared by the management of Indigo, which forecasts Indigo's management represented to Gleacher were consistent with their best judgments as to the future financial performance of Indigo and were the best then available forecasts with respect to such future financial performance of Indigo;

   . discussed with Indigo's management and other senior executives the past and current operations and financial condition and the prospects of Indigo;

   . discussed with senior executives of HP the past and current operations and financial condition and the prospects of HP;

   . reviewed the reported prices and historical trading activity of Indigo common shares and the HP common stock;

   . compared the financial performance of Indigo and HP and the reported prices and historical trading activity of Indigo common shares and the HP common stock with that of certain other comparable publicly-traded companies and their securities;

   . reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

   .   reviewed a draft of the offer agreement and certain related documents;
       and

   . performed such other analyses and considered such other factors as Gleacher deemed appropriate.

   In rendering its opinion, Gleacher assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information reviewed by it for the purposes of its opinion. With respect to the financial projections provided to Gleacher, with the consent of the combined board of Indigo, Gleacher assumed that they had been reasonably prepared and were consistent with the best then-available

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


estimates and judgments of Indigo's management as to the future financial performance of Indigo. Gleacher did not, with the permission of the combined board of Indigo, discuss with HP financial forecasts, with respect to HP, which were prepared by unaffiliated financial analysts, but Gleacher assumed that such forecasts represent the best then available estimates of the future financial performance of HP. Further, HP did not provide to Gleacher any internally prepared financial forecasts with respect to HP. Gleacher assumed no responsibility for and expressed no view as to such forecasts or the assumptions on which they were based, and, with respect to Indigo, relied upon the assurances of Indigo's management that they were unaware of any facts that would make the information provided to or reviewed by it incomplete or misleading. Gleacher also assumed, based upon the information which was provided to it and without assuming responsibility for independent verification therefore, that no material undisclosed liability existed with respect to Indigo or HP. Gleacher did not make any independent valuation or appraisal of the assets or liabilities (contingent or otherwise) of Indigo or HP or any of their subsidiaries, nor was Gleacher furnished with any such valuations or appraisals. Gleacher assumed that the acquisition transaction described in the offer agreement will be accounted for as a purchase transaction in accordance with U.S. generally accepted accounting principles, commonly referred to as "U.S. GAAP," and will constitute a taxable transaction under the Internal Revenue Code. Gleacher also assumed that the acquisition transaction will be consummated in accordance with the terms set forth in the offer agreement (which Gleacher assumed would be substantially in the form of the draft provided to it) and that all of the representations and warranties of the parties to the offer agreement were true, that the covenants of each party to the offer agreement will be fully complied with, and that all conditions to the acquisition transaction set forth in the offer agreement will be satisfied and not waived, in each case, in all respects material to Gleacher's analysis. In addition, with the consent of the combined board of Indigo, Gleacher did not consider the effects of, either on the financial projections of HP or otherwise, nor did Gleacher analyze, any recently announced transactions involving HP, including the announced merger transaction between HP and Compaq Computer Corporation. Gleacher's opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to it as of, the date of its opinion. It should be understood that, although subsequent developments may affect its opinion, Gleacher does not have any obligation to update, revise or reaffirm its opinion.


   Gleacher's opinion addresses only the fairness, from a financial point of view, of the consideration to be offered to the holders of Indigo common shares (other than HP and its affiliates), and Gleacher does not express any view as to any other term of the proposed acquisition transaction or any other matters contemplated by the offer agreement. Gleacher's opinion does not address Indigo's underlying business decision to effect the transactions contemplated by the offer agreement, nor does it value the HP common stock.

   The following is a brief summary of the material valuation, financial and comparative analyses considered by Gleacher in connection with the rendering of its opinion. This summary does not purport to be a complete description of the analyses underlying Gleacher's opinion. This summary of the analyses also contains information in tabular format. In order fully to understand the financial analyses used by Gleacher, the tables must be read in conjunction with the related text. The tables alone do not constitute a complete description of the financial analyses summarized therein.

   Transaction Summary. Gleacher reviewed the principal terms of the offer agreement, noting, among other things, the following:




   . The transaction is to be structured as an exchange offer pursuant to which each outstanding Indigo common share tendered into the offer would be exchanged, at the election of the holder thereof and subject to the proration and other provisions contained in the offer agreement, for (i) the fixed offer price or (ii) the contingent offer price. The fixed offer price is equal to a number of shares of HP common stock computed as follows:



      . if the average of the closing sales prices of the HP common stock on the New York Stock Exchange for the twenty consecutive trading days ending on the third trading day prior to the date on which we initially accept for payment Indigo common shares tendered into the exchange offer is less than or equal to $23.68 and greater than or equal to $16.69, the fixed offer price shall be equal to the quotient obtained by dividing $7.50 by such average HP closing sales price,




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


      . if such average HP closing sales price is less than $16.69, the fixed offer price shall be equal to 0.4494, and



      . if such average HP closing sales price is greater than $23.68, the fixed offer price shall be equal to 0.3167.



       The contingent offer price is equal to the contingent price exchange ratio plus one contingent value right, or CVR. The contingent price exchange ratio equals a number of shares of HP common stock computed as follows:



      . if the average of the closing sales prices of the HP common stock on the New York Stock Exchange for the twenty consecutive trading days ending on the third trading day prior to the date on which we initially accept for payment Indigo common shares tendered into the exchange offer is less than or equal to $23.68 and greater than or equal to $16.69, the contingent price exchange ratio shall be equal to the quotient obtained by dividing $6.00 by such average HP closing sales price;



      . if such average HP closing sales price is less than $16.69, the contingent price exchange ratio shall be equal to 0.3595; and



      . if such average HP closing sales price is greater than $23.68, the contingent price exchange ratio shall be equal to 0.2534.



       Each CVR entitles the holder to receive a cash payment equal to:



      . if the LEP revenue during the three-year measuring period commencing on the later of the first day of the first month subsequent to the closing of the offer or February 1, 2002 is equal to or greater than $1.6 billion, $4.50;



      . if the LEP revenue during the measuring period is equal to or less than $1.0 billion, $0; and



      . if the LEP revenue during the measuring period is less than $1.6 billion but greater than $1.0 billion, the dollar amount equal to the product of $4.50 and the quotient obtained by dividing (x) the number by which LEP revenue exceeds $1.0 billion by (y) $600 million.



       LEP revenue means the actual net revenue (to be based on U.S. GAAP, as applied by HP consistent with its financial Securities and Exchange Commission reporting practices as of the beginning of the measuring period) from the sale or lease of LEP Digital Press Products and Consumables (as such terms are defined in the CVR agreement) by HP and its affiliates during the measuring period plus the present value, as of the end of the measuring period, of remaining minimum contractually committed payments associated with such digital press products placed during the measuring period under operating leases (as more fully described in the CVR agreement).



   . Entities directly or indirectly controlled by the Landa Family Trust agreed to formally support the transaction, through a commitment to tender and to receive the undersubscribed consideration and the granting of voting proxies, and to grant to HP options for their shares, exercisable at the contingent offer price, which become exercisable upon the breach by the Landa Family Trust entities of such tender agreements.

   . The offer agreement provided for a termination fee of $27 million (plus a maximum of $2 million of expenses), subject to the provisions of the offer agreement.

   . The acquisition transaction will be accounted for as a purchase transaction in accordance with U.S. GAAP.

   . The acquisition transaction is expected to constitute a taxable transaction under the Internal Revenue Code.

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

   Historical Trading Analysis. Gleacher reviewed the historical closing prices of the HP common stock and Indigo common shares and the implied historical exchange ratios, determined by dividing the closing price per Indigo common share by the closing price per share of HP common stock, on certain dates and over certain periods of time. The table below summarizes (i) the implied historical exchange ratio as of September 4, 2001 and the average implied historical exchange ratios for various periods leading up to and including September 4, 2001 and (ii) the premium of an assumed fixed offer price of 0.3975, based on the closing price of the HP common stock on September 4, 2001, to these implied historical exchange ratios.

                                                   Implied
                                                  Historical    Fixed Offer
   Day / Period                                 Exchange Ratio Price Premium
   ------------                                 -------------- -------------
   09/04/01....................................     0.2814          41.2%
   5 Trading Days..............................     0.2694          47.5
   10 Trading Days.............................     0.2628          51.2
   15 Trading Days.............................     0.2623          51.5
   30 Trading Days.............................     0.2537          56.7
   60 Trading Days.............................     0.2294          73.2
   90 Trading Days.............................     0.2088          90.3
   180 Trading Days............................     0.1727         130.2
   252 Trading Days............................     0.1585         150.7

   Comparable Company Analysis. Gleacher reviewed selected financial information, ratios, and public market multiples for certain selected publicly-traded companies that Gleacher deemed relevant, with respect to Indigo and HP, respectively.

   For Indigo, the selected comparison group included a total of thirteen companies: Agfa-Gevaert N.V.; Canon Inc.; Creo Products Inc.; Heidelberger Druckmaschinen AG; Koenig & Bauer AG; Komori Corporation; NUR Macroprinters Ltd.; Oce N.V.; Presstek, Inc.; Ricoh Company, Ltd.; Scitex Corporation Ltd.; Xeikon N.V.; and Xerox Corporation, collectively referred to as the Indigo comparable companies. Gleacher reviewed, among other information, the Indigo comparable companies' ratios, or multiples, of enterprise value (equal to the value of fully-diluted common equity plus total debt, preferred stock, and minority interests, if any; less cash, cash equivalents, and the estimated value of any unconsolidated assets, if any) to latest twelve months (or LTM), calendar year 2001, and calendar year 2002 revenues and to calendar year 2002 earnings before interest, taxes, depreciation and amortization (or EBITDA), and the ratio of equity value (equal to the value of fully-diluted common equity) to book value. All data are based on publicly-available information and on market information as of September 4, 2001. Estimated 2001 and 2002 revenues and 2002 EBITDA figures were based upon estimates from various Wall Street research analysts. The range, mean, and median of these ratios are summarized in the table below.


                           Enterprise Value /
                                Revenues
                           -----------------  Enterprise Value / Equity Value /
                            LTM   2001E 2002E    2002E EBITDA      Book Value
                           ----   ----- ----- ------------------ --------------
  High.................... 2.87x  2.11x 1.50x        12.7x            3.2x
  Low..................... 0.29   0.24  0.24          2.6             0.7
  Mean.................... 1.05   0.98  0.87          7.5             1.6
  Median.................. 1.02   0.99  0.80          7.6             1.3
  Indigo (CVR @ $0)....... 4.13   3.74  2.99         40.8             6.6
  Indigo (CVR @ $3.00).... 5.22   4.73  3.77         51.5             8.2



   Gleacher calculated the multiples implied by enterprise values of $738 million and $932 million, based on the aggregate consideration to be offered to holders of Indigo common shares assuming values ascribed to the CVR of $0 and $3.00 (the present value of the maximum CVR payout of $4.50, discounted at 12.0%), respectively. Gleacher noted that the aggregate consideration to be offered to holders of Indigo common shares, assuming no value ascribed to the CVR, implies enterprise value multiples of 4.13x LTM revenues, 3.74x calendar year 2001 revenues, 2.99x calendar year 2002 revenues, and 40.8x calendar year 2002 EBITDA, respectively, and an equity value multiple of 6.6x book value. Gleacher further noted, for illustrative purposes only, that the aggregate consideration to be offered to holders of Indigo common shares, assuming $3.00 of value ascribed to the CVR (the present value of the maximum CVR payout of $4.50, discounted at 12.0%), implies enterprise value multiples of 5.22x LTM revenues, 4.73x calendar year 2001 revenues, 3.77x calendar year 2002 revenues, and 51.5x calendar year 2002 EBITDA, respectively, and an equity value multiple of 8.2x book value.


   For HP, the selected comparison group included a total of six companies:
Canon Inc.; Dell Computer Corporation; International Business Machines Corporation; Lexmark International, Inc.; Sun Microsystems, Inc.; and Xerox Corporation, collectively referred to as the HP comparable companies. Gleacher reviewed, among other information, the HP comparable companies' ratios, or multiples, of enterprise value to LTM revenues, EBITDA, and earnings before interest and taxes (or EBIT); of equity value to LTM net income and book value; and of price to estimated earnings per share (or EPS) for calendar years 2001 and 2002. All data are based on publicly available information and on market information as of September 4, 2001. Estimated earnings per share figures are based on Institutional Brokers Estimate System mean estimates. The range, mean, and median of these ratios are summarized in the table below.


                      Enterprise Value / LTM  Equity Value / LTM   Price / EPS
                      ---------------------  --------------------  ----------
                      Revenues  EBITDA EBIT  Net Income Book Value 2001E 2002E
                      --------  ------ ----  ---------- ---------- ----- -----
  High...............   2.27x    20.0x 22.0x    28.7x      12.0x   34.1x 32.2x
  Low................   1.17      7.5  11.4     20.0        2.0    18.0  16.0
  Mean...............   1.67     13.6  16.7     22.9        5.7    25.3  22.8
  Median.............   1.67     12.5  16.1     21.4        4.9    22.2  21.0
  HP.................   0.83     11.0  18.4     17.5        2.7    22.3  16.4


   Gleacher noted that HP's current share price implies enterprise value multiples of 0.83x LTM revenues, 11.0x LTM EBITDA, and 18.4x LTM EBIT, respectively; equity value multiples of 17.5x LTM net income and 2.7x book value, respectively; and price / EPS multiples of 22.3x and 16.4x estimated earnings per share for calendar years 2001 and 2002, respectively.

   No company used in the comparable company analysis is identical to Indigo or HP. Accordingly, any comparable company analysis necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of Indigo and HP and other factors that could affect the public trading value of the companies to which they are being compared. Mathematical analysis (such as determining the mean or median) is not in itself a meaningful method of using comparable company data.


   Precedent Transaction Analysis. Gleacher reviewed the multiples and premiums paid in certain selected public change of control transactions that Gleacher deemed relevant. The selected comparison group included a total of eight transactions (with respective announced enterprise values and closing dates included in parentheses):





   . Salsa Digital, Ltd. acquisition by NUR Macroprinters Ltd. ($30 million, 07/05/00);



   . Scitex Corporation Ltd. (digital pre-print business) acquisition by Creo Products Inc. ($537 million, 04/04/00);



   . Tektronix Inc. (color printing division) acquisition by Xerox Corporation ($950 million, 01/03/00);



   . Idanit Technologies Ltd. acquisition by Scitex Corporation Ltd. ($60 million, first quarter of 1998);



   . Linotype-Hell AG acquisition by Heidelberger Druckmaschinen AG ($152 million, fourth quarter of 1996);



   . Rockwell International Corporation (graphic systems business) acquisition by Stonington Partners, Inc. ($600 million, 10/15/96);

   . Scitex Corporation Ltd. acquisition by an investor group led by Mr. Davidi Gilo ($933 million, Canceled); and



   . Imaje, S.A. acquisition by Dover Corporation ($212 million, 10/16/95) (collectively referred to as the precedent transactions).



The consideration in each of the precedent transactions consisted of 100% cash, with the exception of the Salsa Digital, Ltd. acquisition by NUR Macroprinters Ltd., which consisted of a combination of cash and stock. None of the above transactions had an election feature or a contingent value right component.




   Gleacher reviewed, among other information, the ratios of enterprise value to LTM revenues and of equity value to book value implied by the precedent transactions. All data are based on publicly-available information. The range, mean, and median of these ratios are summarized in the table below.


                                           Enterprise Value / Equity Value /
                                              LTM Revenues      Book Value
                                           ------------------ --------------
   High...................................        4.62x            5.0x
   Low....................................        0.26             1.5
   Mean...................................        1.44             3.0
   Median.................................        1.17             2.7
   Indigo (CVR @ $0)......................        4.13             6.6
   Indigo (CVR @ $3.00)...................        5.22             8.2



   Gleacher noted that the aggregate consideration to be offered to the holders of Indigo common shares, assuming no value ascribed to the CVR, implies an enterprise value multiple of 4.13x LTM revenues and an equity value multiple of 6.6x book value. Gleacher further noted, for illustrative purposes only, that the aggregate consideration to be offered to holders of Indigo common shares, assuming $3.00 of value ascribed to the CVR (the present value of the maximum CVR payout of $4.50, discounted at 12.0%), implies an enterprise value multiple of 5.22x LTM revenues and an equity value multiple of 8.2x book value.


   No transaction used in the precedent transaction analysis is identical to the exchange offer. Accordingly, any precedent transaction analysis necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of Indigo and other factors that could affect the value of the companies to which it is being compared and of the transactions to which the exchange offer is being compared. Mathematical analysis (such as determining the mean or median) is not in itself a meaningful method of using precedent transaction data.


   Premiums Paid Analysis. Gleacher reviewed the premiums paid in a broad group of selected public change-of-control transactions in the technology sector with transaction values greater than $100 million, announced during 2000 and 2001. The analysis reflects approximately 225 transactions announced since January 1, 2000, for which public data are available. Gleacher reviewed the purchase premiums based on the targets' closing share prices one day, one week, and four weeks prior to the announcement date of the respective transactions. All data are based on publicly-available information and on market information as of September 4, 2001. The mean and median of these premiums are summarized in the table below.



                                                      Purchase Premiums
                                                 --------------------------
                                                 One Day One Week Four Weeks
                                                 ------- -------- ----------
    Mean........................................  35.1%    42.8%     54.5%
    Median......................................  31.5     36.4      49.5
    Indigo (CVR @ $0)...........................  32.3     34.4      51.4
    Indigo (CVR @ $3.00)........................  67.7     70.5      91.9



   Gleacher noted that the aggregate consideration to be offered to the holders of Indigo common shares, assuming no value ascribed to the CVR, implies premiums relative to Indigo's closing share price one day, one week, and four weeks prior to May 31, 2001, the date of the commencement of Indigo's share repurchase program, of 32.3%, 34.4%, and 51.4%, respectively. Gleacher further noted, for illustrative purposes only, that the aggregate consideration to be offered to the holders of Indigo common shares, assuming $3.00 of value ascribed to the CVR (the present value of the maximum CVR payout of $4.50, discounted at 12.0%), implies premiums relative to Indigo's closing share price one day, one week, and four weeks prior to May 31, 2001, of 67.7%, 70.5%, and 91.9%, respectively.


   Discounted Cash Flow Analysis. Gleacher performed a discounted cash flow analysis to calculate an estimate of the theoretical present value per fully-diluted common share of Indigo using financial forecasts through the fiscal year ending December 2005 that were prepared by the management of Indigo. Gleacher utilized discount rates ranging from 12.0% to 13.0% and EBITDA terminal value multiples ranging from 8.0x to 10.0x. This analysis showed a range of present values per fully-diluted Indigo share of $5.00 to $6.12. Gleacher also performed a discounted cash flow analysis using a separate set of financial forecasts through the fiscal year ending December 2005 that were prepared by the management of Indigo to reflect the potential projected financial performance of Indigo under a more conservative scenario. For the same respective ranges of discount rates and EBITDA terminal value multiples, this analysis showed a range of present values per fully-diluted Indigo share of $2.87 to $3.49. The Discounted Cash Flow Analysis did not purport to be indicative of actual values or expected values of the Indigo common shares before or after the acquisition transaction.

   Discounted Equity Value Analysis. Gleacher performed a discounted equity value analysis to calculate an estimate of the theoretical present value per fully-diluted common share of the projected equity value for Indigo at the end of 2003 and 2004, derived from net income valuation multiples applied to projected 2003 and 2004 net income, respectively. Gleacher utilized discount rates ranging from 12.0% to 13.0% and net income multiples ranging from 18.0x to 22.0x. This analysis showed a range of present values per fully-diluted Indigo share of $3.21 to $3.97 based on 2003 net income and $5.23 to $6.52 based on 2004 net income. This analysis did not purport to be indicative of actual values or expected values of the Indigo common shares before or after the acquisition transaction.

                                *      *      *

   The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. Gleacher believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses, would create an incomplete view of the process underlying its opinion and the presentation to Indigo's management board, supervisory board and combined board. Gleacher has not indicated that any of the analyses which it performed had a greater significance than any other. In addition, Gleacher may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Gleacher's view of the actual value of Indigo.

   In performing its analyses, Gleacher made numerous assumptions with respect to industry performance, general business and economic conditions, and other matters, many of which are beyond the control of either Indigo or HP. The analyses performed by Gleacher are not necessarily indicative of actual values, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as a part of Gleacher's analysis of the fairness, from a financial point of view, of the consideration to be offered to the holders of Indigo common shares (other than HP and its affiliates) and were provided to Indigo's combined board in connection with the delivery of Gleacher's opinion. The analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities might actually be sold, which are inherently subject to uncertainty. In addition, Gleacher's opinion and presentation to Indigo's management board, supervisory board and combined board was one of many factors taken into consideration by the management board, supervisory board and combined board in connection with their consideration of the exchange offer and the transactions contemplated by the offer agreement. Consequently, analyses performed by Gleacher described above should not be viewed as determinative of the opinion of the management board, supervisory board and combined board or Indigo's management with respect to the acquisition transaction.

   Gleacher is an internationally-recognized investment banking and advisory firm that regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions.

   Indigo has agreed to pay Gleacher a financial advisory fee of $5,500,000 pursuant to the terms of Gleacher's engagement letter dated August 3, 2000, as amended on September 5, 2001. In addition, Indigo has agreed, among other things, to reimburse Gleacher for all reasonable travel and other reasonable out-of-pocket expenses incurred by Gleacher in connection with its engagement, and to indemnify and hold harmless Gleacher and certain related parties from and against certain liabilities and expenses, including certain liabilities under the federal securities laws, in connection with its engagement.


   The consideration to be offered to the holders of Indigo common shares in connection with the exchange offer was determined through negotiations between the boards of directors of HP and Indigo. Gleacher provided advice to the boards of Indigo during such negotiations; however, Gleacher did not recommend any specific consideration to the Indigo boards or that any specific consideration constituted the only appropriate consideration for the exchange offer.



   Gleacher delivered to the combined board of Indigo a document titled "Cumulative 2002-2004 Revenue at Various Growth Rates." This document summarizes:



   . the revenue thresholds and CVR payouts of the contingent payment mechanism initially proposed by HP (on July 23, 2001),


   . the projected three-year (2002-2004) cumulative revenue generated by Indigo assuming a range of hypothetical annual revenue growth rates and an estimated 2001 revenue figure provided by Indigo management,



   . the CVR payout that would be delivered based on such hypothetical cumulative revenue figures, and



   .   the implied total consideration.



A copy of this document has been included as exhibit (c)(v) to the Transaction Statement on Schedule 13E-3 filed by HP, Indigo and Benzion Landa in connection with this exchange offer.


   The full text of Gleacher's presentations to the Indigo boards on September 5, 2001 has been included as exhibit (c)(iii) to the Transaction Statement on
Schedule 13E-3 filed by HP, Indigo and Benzion Landa in connection with the exchange offer.


Interests of Indigo Directors and Executive Officers in the Exchange Offer

   In considering the recommendation of Indigo's management board, supervisory board and combined board with respect to the exchange offer, you should be aware that some of Indigo's directors and executive officers have interests in the exchange offer that may be different from, or in addition to, your interests. Those material interests of Indigo's directors and executive officers are summarized below:


   . The continuation of indemnification arrangements for directors and executive officers of Indigo until the sixth anniversary of the closing of the exchange offer.



   . The full vesting as of the closing of the exchange offer of all unvested Indigo stock options held by non-employee members of Indigo's boards who resign on the closing of the exchange offer, which will result in the accelerated vesting of options to purchase approximately 169,500 Indigo common shares held by those members.



   . At the closing of the exchange offer, the employment of Mr. Landa, Indigo's Chairman and Chief Executive Officer, will terminate and Mr. Landa will receive a $2.5 million cash payment in settlement of all payments due to him under his employment agreement with Indigo. In addition, the signing of the consulting agreement between HP and Mr. Landa, pursuant to which Mr. Landa may, among other things, advise HP regarding (1) identification of technological synergies and business opportunities both from within HP and outside HP,
       (2) integration of Indigo's business into the operations of HP and (3) strategic planning and tactics regarding printing and imaging products and markets.





   . The payments of up to approximately $1,780,000 for Indigo's three other executive officers in the aggregate pursuant to severance and retention arrangements and ongoing employment arrangements for Indigo's three other executive officers including:



      . Rafi Maor, Indigo's President and Chief Operating Officer. At the closing of the exchange offer, Mr. Maor will continue to be employed by us. The terms of his employment agreement, which are presently being negotiated by us, are expected to include a three-year term. At the earlier of the completion of his employment term or termination by HP, he will be entitled to receive a payment equal to approximately 24 months of his expected base salary for an approximate total of $860,000. Under his present employment agreement all his stock options vest upon the closing of the exchange offer.



      . Alon Bar-Shany, Indigo's Chief Financial Officer. At the closing of the exchange offer, Mr. Bar-Shany will continue to be employed by us. The terms of his employment agreement, which are presently being negotiated by us, are expected to include a three-year term. At the earlier of the completion of his employment term or termination by HP, he will be entitled to receive a payment equal to approximately 24 months of his expected base salary for an approximate total of $560,000 and accelerated vesting of all unvested stock options.



      .   Mimi Sela, Indigo's Corporate Vice President of Strategic
          Alliances. At the closing of the exchange offer, Ms. Sela will continue to be employed by us. The terms of her employment agreement, which are presently being negotiated by us, are expected to include a one-year to three-year term. At the earlier of the completion of her employment term or termination by HP, she will be entitled to receive a payment equal to approximately 24 months of her expected base salary for an approximate total of $360,000 and accelerated vesting of all unvested stock options.


   . The tender and option agreement pursuant to which entities directly or indirectly controlled by a foundation, which we refer to as the Landa Family Trust, of which Mr. Landa is a beneficiary, agreed, to the extent that either the fixed offer price or the contingent offer price is oversubscribed, to elect automatically to receive the undersubscribed consideration alternative for up to all the Indigo common shares held by each of those shareholders, and in a separate tender and option agreement, the Landa Family Trust agreed to support such agreements by the entities controlled by the trust.

   The members of Indigo's management board, supervisory board and combined board were aware of these differing interests and considered them, among other matters, in recommending that you tender your Indigo common shares in the exchange offer.

HP's Purposes and Reasons for the Exchange Offer

   We are making the exchange offer to acquire all the outstanding common shares of Indigo. The offer agreement provides that following completion of the exchange offer, we may, but are not required to, effectuate a corporate restructuring of Indigo and its subsidiaries, which we refer to as the post-closing restructuring, as further discussed below under "--Effects of the Exchange Offer; Plans or Proposals After the Exchange Offer-- Post-Closing Restructuring."
   Our primary reasons for seeking to complete the exchange offer are the beliefs of our board of directors and management that the completion of the exchange offer could result in a number of benefits to us, including:

   . The ability of the combined company to create a more compelling combination of products and support services for its customers;

   . The addition of a third high-speed color print technology to our highly successful Inkjet and Laserjet technologies to serve as a platform for addressing the high-end digital commercial printing market;



   . The further ability of the combined company to develop products utilizing Indigo's high-speed color print technology to address the commercial printing market and potentially certain industrial printing applications in areas such as CD's, labels and packaging;


   . Faster time to market for new products and solutions in the commercial printing market;

   . The potential to utilize Indigo's high-speed color print technology for the high-end of digital photo-finishing; and

   .   The acquisition of an experienced, specialized sales force.



   In reaching its determination to approve the exchange offer, our board of directors also considered the following factors:

   . The judgment, advice and analysis of our management with respect to the potential strategic, financial and operational benefits of the transaction, including management's favorable recommendation of the transaction, based in part on the business, technical, financial, accounting and legal due diligence investigations performed with respect to Indigo;

   . The judgment, advice and analysis of our management that the commercial printing industry is ready for significant transition to digital work flows, which could represent a growth opportunity for us;

   . The terms of the offer agreement and related agreements, including the exchange offer being structured to offer both the fixed offer price and the contingent offer price alternatives;

   . A significant portion of the total purchase price is contingent and payable pursuant to the CVRs only in the event that we are successful in generating significant revenue growth in the business over a three-year period; and that if such revenue targets are not met for any reason, no payment will be made under the CVRs; and


   . The benefits that the acquisition would provide as compared to the alternative of leaving the existing commercial relationship between us and Indigo in place.


   Our board of directors also considered a number of potentially negative factors in its deliberations considering the transaction. The potentially negative factors considered by our board of directors included:

   . The risk that the transaction might not be completed in a timely manner or at all; and

   . The general difficulties of integrating products, technologies and companies.

   The above discussion of information and factors considered by our board of directors is not intended to be exhaustive but is believed to include all material factors considered by the board. In view of the wide variety of factors considered by our board of directors, the board did not find it practicable to quantify or otherwise assign relative weight to the specific factors considered. In addition, our board did not reach any specific conclusion on each factor considered, or any aspect of any particular factor, but conducted an overall analysis of these factors.

   Individual members of our board may have given different weight to different factors. However, after taking into account all of the factors described above, our board of directors unanimously approved the exchange offer and authorized us to proceed with the transaction.


Mr. Landa's Belief Regarding the Fairness of the Exchange Offer



   Mr. Landa has concluded that the offer is fair to Indigo's affiliated and unaffiliated shareholders for the express reasons set forth above with respect to Indigo's management board, supervisory board and combined board and Mr. Landa expressly adopts the conclusions and analyses of Indigo's management board, supervisory board and combined board described above.


HP's Belief Regarding the Fairness of the Exchange Offer

   Because we currently own approximately 13.3% of the outstanding Indigo common shares through Hewlett-Packard B.V., a wholly-owned subsidiary, and because we have designated one member of Indigo's combined board and supervisory board, we may be deemed to be an affiliate of Indigo for purposes of Rule 13e-3 under the Exchange Act. As a result, we may be required, under Rule 13e-3, to state whether we reasonably believe that the exchange offer is fair to unaffiliated shareholders of Indigo.

   WE ARE MAKING THE STATEMENTS INCLUDED IN THIS SUB-SECTION SOLELY FOR THE PURPOSES OF COMPLYING WITH THE REQUIREMENTS OF RULE 13e-3 AND RELATED RULES UNDER THE EXCHANGE ACT. WE HEREBY EXPRESSLY DISCLAIM ANY FIDUCIARY RELATIONSHIP OR OBLIGATION TO INDIGO SHAREHOLDERS OTHER THAN OBLIGATIONS UNDER THE SECURITIES ACT AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER IN CONNECTION WITH THE OFFER AND SALE OF HP COMMON STOCK AND CVRs IN CONNECTION WITH THE EXCHANGE OFFER.

   We have concluded that the exchange offer is fair to unaffiliated Indigo shareholders. Our conclusion is based on the following material factors:

   . The fact that, pursuant to the offer agreement (1) the holders of Indigo common shares can elect either to participate in the potential success of the Indigo business by electing the contingent offer price of $6.00, subject to adjustment, in HP common stock and a CVR or to choose the fixed offer price of $7.50, subject to adjustment, in HP common stock, and (2) if a holder wished to elect one or the other offer price option, such election would be honored as much as possible because, pursuant to the tender and option agreement, entities directly or indirectly owned by a foundation, the Landa Family Trust, of which Benzion Landa, Indigo's Chairman and Chief Executive Officer, is a beneficiary, have agreed, to the extent that either the fixed offer price or the contingent offer price is oversubscribed, to elect automatically to receive the undersubscribed consideration alternative for up to all of the Indigo common shares held by each of those shareholders.

   . The fact that the value of the consideration offered in the exchange offer represents a premium over the market price at which Indigo common shares have recently traded.

   . The members of Indigo's supervisory, management and combined boards, excluding and acting without Dr. Birnbaum, who are not employed by or otherwise affiliated with us and are elected by holders of Indigo common shares, represented Indigo and the interests of the shareholders of Indigo unaffiliated with HP in the sale process and selected and were advised by Gleacher as a financial advisor and Gibson, Dunn & Crutcher LLP as legal counsel in connection with the exchange offer process.


   . Executive officers of Indigo, who are not HP employees or affiliates negotiated with us with respect to the exchange offer and the offer agreement.


   . Acting without Dr. Birnbaum, the members of Indigo's supervisory, management and combined boards have confirmed that they engaged in numerous and lengthy deliberations to evaluate the offer agreement and alternatives to the offer agreement, and engaged in lengthy negotiations that resulted in the terms of the offer agreement, as described above in "--Background of the Exchange Offer."

   . The terms and conditions of the offer agreement, including the amount and form of the consideration, as well as the parties' mutual representations, warranties and covenants, and the conditions to their respective obligations.

   . The unanimous approval of Indigo's supervisory, management and combined boards, acting without Dr. Birnbaum, and their recommendation that Indigo shareholders tender their Indigo common shares in the exchange offer.

   . Our belief that the value of the consideration offered to Indigo shareholders in the exchange offer, without attributing any value to the CVRs, is higher than the going concern value for the equity of Indigo.

   . The fact that we are not aware of any firm offers made by any unaffiliated person during the past two years for a merger or consolidation of Indigo, a purchase or other transfer of all or substantially all of Indigo's assets, or a purchase of Indigo common shares that would enable the holder to exercise control of Indigo.

   . The fact that Indigo's combined board engaged Gleacher to act as Indigo's financial advisor in connection with the proposed business combination with HP and that Gleacher has issued an opinion to Indigo's combined board, dated September 6, 2001, that as of that date and subject to the assumptions and limitations set forth in the opinion, the consideration provided for pursuant to the offer agreement was fair to the holders of Indigo common shares, other than HP and its subsidiaries, from a financial point of view.

   We considered the material negative factors described in the sections entitled "Special Factors--Indigo's Purposes and Reasons for the Exchange Offer" and "Special Factors--HP's Purposes and Reasons for the Exchange Offer" and viewed them as insufficient to outweigh the positive factors.


   We considered a number of factors, including the historical trading price of Indigo, which during the 52 week period prior to the announcement of the proposed transaction ranged from $3.125 to $7.719, the premiums paid in public company change of control transactions, the potential for HP to create positive revenue and cost synergies, the potential that the integration of Indigo into HP may not proceed well, the possibility that the commercial printing market may be slow to adopt digital technologies, and the near-term impact of the transaction on the operating results of HP and the Imaging and Printing Systems segment. In addition, we considered the challenge of addressing Indigo's stated need for an offer price, which was significantly higher than the market price and the possibility of reducing the risk of overpaying if a portion of the purchase price could be contingent upon the future performance of the Indigo business. We did not perform an analysis of the net book value or liquidation value of Indigo. However, we believe that the consideration offered to Indigo shareholders is in excess of Indigo's net book value and in excess of Indigo's liquidation value.


Effects of the Exchange Offer; Plans or Proposals After the Exchange Offer

  Post-Closing Restructuring


   Immediately after the exchange offer is completed, Indigo will be a majority-owned subsidiary of HP. The offer agreement provides that following completion of the exchange offer, we may, but are not required to, effectuate a corporate restructuring, which we refer to as the post-closing restructuring, of Indigo and its subsidiaries, which may include, without limitation:



      (1) the commencement of a compulsory acquisition by us of Indigo common shares from any remaining minority shareholder in accordance with Section 2:92a of the Dutch Civil Code,



      (2) the sale and transfer by Indigo, or any of its subsidiaries, to us, or any of our affiliates, of all or a portion of the assets of Indigo (including capital stock of a subsidiary) or its subsidiaries,



      (3) the transfer of employees from Indigo or an Indigo subsidiary to us or any of our affiliates, and the transfer of employees from us or any of our affiliates to Indigo or an Indigo subsidiary,



      (4) the amendment of Indigo's articles of association to permit the creation, among other things, of separate classes of shares,


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      (5) the liquidation or merger of an Indigo subsidiary into Indigo or us or any of our affiliates,



      (6) the distribution of an extraordinary dividend on the shares of Indigo or a particular class or classes of shares of Indigo,



      (7) the effectuation by Indigo and one or more Dutch subsidiaries of ours of a legal merger within the meaning of Section 2:309 of the Dutch Civil Code,



      (8) the termination of the listing of Indigo's shares on the Nasdaq National Market,



      (9) the deregistration of Indigo under the Exchange Act and the cessation of Indigo's reporting obligations thereunder, or



      (10) any one or more combinations of any of the foregoing actions.


  Reduced Liquidity of Indigo Common Shares; Possibly No Longer Included for Quotation

   The tender and exchange of Indigo common shares pursuant to the exchange offer will reduce the number of holders of Indigo common shares and the number of Indigo common shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Indigo common shares held by the public. Indigo common shares are included for quotation and principally traded on the Nasdaq National Market. Depending on the number of Indigo common shares acquired pursuant to the exchange offer, Indigo common shares, following completion of the exchange offer, may no longer meet the requirements of the Nasdaq National Market for continued listing. The requirements for continued inclusion in the Nasdaq National Market, among other things, require that an issuer have either:

   . At least 750,000 publicly-held shares, held by at least 400 stockholders of round lots, with a market value of at least $5 million and net tangible assets of at least $4 million and at least two registered and active market makers for the shares; or

   . At least 1,100,000 publicly-held shares, held by at least 400 stockholders of round lots, with a market value of at least $15 million and at least four registered and active market markers, and either:

       -  A market capitalization of at least $50 million; or

       - Total assets and total revenue of at least $50 million each for the most recently completed fiscal year or two of the last three most recently completed fiscal years.

   Even if the requirements for continued inclusion in the Nasdaq National Market are not satisfied, the shares might nevertheless continue to be included in a different tier of Nasdaq with quotations published in the Nasdaq "additional list" or in one of the "local lists," but, if the number of holders of the shares were to fall below 300, the number of publicly held shares were to fall below 500,000 or there were not at least two registered and active market makers for the shares, applicable Nasdaq rules provide that the shares would no longer be "qualified" for Nasdaq reporting and Nasdaq would cease to provide any quotations. Shares held directly or indirectly by directors, officers or beneficial owners of more than 10% of the shares are not considered as being publicly held for this purpose. If, following the completion of the exchange offer, the Indigo common shares no longer meet the requirements for continued inclusion in the Nasdaq National Market or in any other tier of Nasdaq and the shares are no longer included in the Nasdaq National Market or in any other tier of Nasdaq, the market for Indigo common shares could be adversely affected.

   If the Indigo common shares no longer meet the requirements for continued inclusion in any tier of Nasdaq so that the Indigo common shares would no longer be listed on a regulated stock market within the meaning of Section 2:86c of the Dutch Civil Code, any transfer of Indigo common shares will require the execution of a notarial deed of transfer, to be executed in The Netherlands in the presence of a civil law notary practicing in The Netherlands, the costs of which will have to be borne by the transferor or the transferee of those shares.

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   Notwithstanding the foregoing practical restriction on the transfer of
Indigo common shares, it remains possible that those shares would continue to trade in the over-the-counter market and that price quotations would be reported by other sources. The extent of the public market for Indigo common shares and the availability of quotations for Indigo common shares, however, would depend upon the number of holders of shares remaining at that time, the interest in maintaining a market in Indigo common shares on the part of securities firms, the possible termination of registration of the shares under the Exchange Act, as described below, and other factors. HP cannot predict whether the reduction in the number of Indigo common shares that might otherwise trade publicly and the formalities surrounding the transfer of those shares would have an adverse or beneficial effect on the market price for, or marketability of, the Indigo common shares. In addition, after the completion of the exchange offer, we may delist the Indigo common shares from the Nasdaq National Market regardless of whether the requirements for continued inclusion are satisfied.

   According to Indigo, there were, as of September 30, 2001, 110,025,187 Indigo common shares issued and outstanding.

  Federal Reserve Board Regulations; Status as "Margin Securities"

   Federal Reserve Board regulations restrict the extension or maintenance of credit for the purpose of buying or carrying margin stock if the credit is secured directly or indirectly by margin stock. Such secured credit may not be extended or maintained in an amount that exceeds the maximum loan value of the margin stock. The Indigo common shares are presently "margin securities" under the regulations of The Federal Reserve Board, which therefore has the effect, among other things, of allowing brokers to extend credit on the collateral of Indigo common shares. Depending on factors similar to those described above with respect to market quotations, following completion of the exchange offer, the Indigo common shares may no longer constitute "margin securities" for the purposes of the Federal Reserve Board's margin regulations, in which event the Indigo common shares would not be eligible as collateral for margin loans made by brokers.

  Registration under the Securities Exchange Act of 1934

   Indigo common shares are currently registered under the Exchange Act. Indigo can terminate that registration upon application to the Securities and Exchange Commission if the outstanding shares are not listed on a national securities exchange or listed on an automated inter-dealer quotation system, or if there are fewer than 300 holders of record of Indigo common shares. Termination of registration of the Indigo common shares under the Exchange Act would reduce the information that Indigo must furnish to its shareholders and to the Securities and Exchange Commission. In addition, if Indigo common shares are no longer registered under the Exchange Act, the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions would no longer be applicable to Indigo. Furthermore, the ability of "affiliates" of Indigo and persons holding "restricted securities" of Indigo to dispose of these securities pursuant to Rule 144 under the Securities Act may be impaired or eliminated. If registration of the shares under the Exchange Act were terminated, they would no longer be eligible for Nasdaq reporting or for continued inclusion on the Federal Reserve Board's list of "margin securities" and would not provide reports or information to its public shareholders other than as required by Dutch law.

  Benefits and Detriments of the Exchange Offer

   Indigo's beliefs as to the benefits and detriments of the exchange offer to Indigo, its affiliates and unaffiliated Indigo shareholders are described above under "--Indigo's Purposes and Reasons for the Exchange Offer," and "--Indigo's Belief Regarding the Fairness of the Exchange Offer." HP's beliefs as to the benefits and detriments of the exchange offer to Indigo, its affiliates and unaffiliated Indigo shareholders are described above under "--HP's Purposes and Reasons for the Exchange Offer," and "--HP's Belief Regarding the Fairness of the Exchange Offer."

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  HP's Interest in Net Book Value and Net Earnings of Indigo

   Following completion of the exchange offer, assuming that HP owns 100% of Indigo's common shares, HP's direct interest in Indigo's net book value and net earnings (losses) will increase to 100% and HP and its affiliates will be entitled to any benefits resulting from that interest, including all income generated by operations of the Indigo business and any future increase in the value of Indigo's assets. Similarly, HP will also bear the risk of any losses generated by operations of the Indigo business, and any future decrease in the value of Indigo's assets. Indigo's total net book value was $108 million at September 30, 2001 and net loss before cumulative effect of an accounting change was $12 million for the nine months ended September 30, 2001 and $10 million for the year ended December 31, 2000.

United States Federal Income Tax Consequences of the Exchange Offer


   The following discussion summarizes the material United States federal income tax consequences to holders of Indigo common shares who tender shares in the exchange offer and, to the extent the following statements constitute matters of law or legal conclusions, they are the opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, counsel to HP. This discussion is based on current United States federal income tax law, which is subject to change at any time, possibly with retroactive effect, in a manner that could affect the information set forth below.


   This discussion is intended only as a summary and does not purport to be a complete analysis of all of the potential tax effects of the exchange offer for all categories of Indigo shareholders. In particular, this discussion does not deal with all United States federal income tax considerations that may be relevant to Indigo shareholders in light of their particular circumstances (such as shareholders who are insurance companies, tax-exempt organizations, dealers in securities, shareholders who hold their Indigo common shares as part of a hedge, appreciated financial position, straddle, or conversion transaction, who are subject to the alternative minimum tax provisions of the Internal Revenue Code, who are foreign persons, or who acquired their shares upon exercise of stock options or in other compensatory transactions). In addition, the following discussion does not address the tax consequences of the exchange offer under foreign, state, or local tax laws. It is assumed for purposes of the following discussion that the Indigo common shares are, and that the HP common stock and the CVRs will be, held as capital assets for United States federal income tax purposes.


   Taxable Transaction.  Newco is not controlled by HP within the meaning of
Section 368(c) of the Internal Revenue Code, and the consideration in the exchange offer does not consist solely of HP voting stock. As a result, the exchange of Indigo common shares for shares of HP common stock, CVRs and cash instead of fractional shares of HP common stock pursuant to the exchange offer will be a taxable transaction to the Indigo shareholders for United States federal income tax purposes.


   Receipt of HP Common Stock. An Indigo shareholder receiving only HP common stock (and cash instead of fractional shares) will recognize gain or loss in an amount equal to the difference between (1) the sum of the fair market value of HP common stock and the cash received instead of fractional shares and (2) the shareholder's adjusted tax basis in its Indigo common shares. Gain or loss must be calculated separately for each block of Indigo common shares (i.e., shares acquired at the same cost in a single transaction) exchanged pursuant to the exchange offer. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the shareholder's holding period is more than one year. Capital losses are deductible only to the extent of capital gains plus, in the case of taxpayers other than corporations, $3,000 of ordinary income. Capital losses that are not currently deductible may be carried forward to other years, subject to certain limitations. The initial tax basis of the HP common stock received by Indigo shareholders in the exchange offer will equal the value of such stock on the date of the exchange, and the holding period of the HP common stock will begin on the day following the date of the exchange.

   Receipt of HP Common Stock and CVRs. The United States federal income tax treatment of Indigo shareholders receiving HP common stock and CVRs is not entirely clear. Such treatment will depend in part on

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whether the receipt of the HP common stock and the CVRs is a "closed transaction" or an "open transaction" for United States federal income tax purposes, and in part on whether the CVRs are treated as a right to payment under a contract or as a debt instrument for United States federal income tax purposes. As discussed below, open transaction treatment will apply only if the fair market value of the CVRs cannot be ascertained at the time of exchange. Because the amount payable under the CVRs is entirely contingent upon future events, the CVRs should not be treated as debt instruments for United States federal income tax purposes.


   Treatment as Closed Transaction. If the transaction is closed for United States federal income tax purposes, the shareholder's gain or loss on the exchange of the Indigo common shares will be computed as described above, taking into account the fair market value of the CVRs on the date of the exchange, and the shareholder's initial tax basis in the CVRs will equal such value. The holding period of the CVRs will begin on the day following the date of the exchange. The installment method of reporting any gain will not be available with respect to the sale of the Indigo common shares.

   If a payment is made with respect to a CVR following the three-year measuring period, the shareholder will recognize gain in the amount by which the payment (other than the portion characterized as interest as described below) exceeds the shareholder's tax basis in the CVR. If no payment is made or the payment is less than the shareholder's tax basis in the CVR, the shareholder will recognize a loss. Such gain or loss will be long-term capital gain or loss.

   Although not free from doubt, any payment in the future to a holder of a CVR should be treated as a payment under a contract for the sale or exchange of Indigo common shares to which Section 483 of the Internal Revenue Code applies. Under Section 483, a portion of the payment pursuant to a CVR will be treated as interest, which will be ordinary income to the holder of the CVR. The interest amount will equal the excess of the amount received over its present value at the closing of the exchange offer, calculated using the applicable federal rate as the discount rate. The applicable federal rate is a rate reflecting an average of market yields on Treasury debt obligations for different ranges of maturities that is published monthly by the Internal Revenue Service. The relevant applicable federal rate will be the lower of the lowest applicable federal rate in effect during the 3-month period ending with the month that includes the date on which the offer agreement was signed or the lowest applicable federal rate in effect during the 3-month period ending with the month that includes the date of the exchange. The maturity range of the relevant applicable federal rate will correspond to the period from the date of the exchange to the date the amount is received or deemed received. The holder of a CVR must include in income Section 483 interest using such holder's regular method of accounting (such amount being taken into account when paid, in the case of a cash method holder, and when fixed, in the case of an accrual method holder). The portion of the payment pursuant to a CVR that is not treated as interest under Section 483 will be treated as sales proceeds from the exchange of the CVRs, as discussed above.


   In the event that the CVRs are treated as debt instruments for United States federal income tax purposes, the tax treatment would be as described above except that, instead of including interest income at the time of payment under
Section 483, a holder would be required to include currently an amount in income as interest (based on the yield of "comparable" debt instruments) in advance of the receipt of any payment, regardless of a holder's method of accounting.


   Treatment as Open Transaction. If the receipt of the HP common stock and the CVRs is treated as an "open transaction" for United States federal income purposes, the shareholder would not take the CVRs into account on the date of the exchange for purposes of determining gain or loss with respect to the sale of Indigo common shares. Instead, in such event, the shareholder would take no tax basis in the CVR, but would be subject to tax as payments with respect to the CVR are made or deemed made in accordance with the holder's regular method of accounting. A portion of such payments would be treated as interest income under Section 483 (as discussed above) and the balance, in general, as capital gain. It is the position of the Internal Revenue Service, reflected by Treasury Regulations, that only in "rare and extraordinary cases" is the value of property so uncertain that open transaction treatment is available. It should be noted that a CVR will be received in lieu of

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additional shares of HP common stock, and that HP common stock is publicly traded and therefore readily susceptible of valuation. Although there is no authority directly on point with respect to the CVRs, we believe the better view, given the position of the Internal Revenue Service, is that open transaction reporting should not apply with respect to a CVR. Accordingly, holders are urged to consult their tax advisors regarding this issue.

   Treatment of Shareholders Not Participating in the Exchange Offer. Indigo shareholders who do not sell their Indigo common shares pursuant to the exchange offer and who receive payment for their shares in a compulsory acquisition of common shares in accordance with Section 2.92a of the Dutch Civil Code or in a legal merger within the meaning of Section 2:309 of the Dutch Civil Code will recognize gain or loss (and may recognize an amount of interest income) attributable to any payment received pursuant to those transactions. Such gain or loss (other than interest income) will be capital gain or loss and will be long-term capital gain or loss if the shareholder's holding period is more than one year.

   Passive Foreign Investment Companies. Indigo may be classified as a "passive foreign investment company" ("PFIC") for United States federal income tax purposes if certain tests are met. Indigo will be a PFIC with respect to a shareholder if, for any taxable year in which the shareholder held the Indigo common shares, either (i) 75% or more of its gross income for the taxable year is "passive income" for United States federal income tax purposes; or (ii) the average value during the taxable year (calculated quarterly) of its assets that produce passive income or that are held for the production of passive income is at least 50% of the average value of all of its assets for such year.


   If Indigo were to be classified as a PFIC, any gain realized as a result of the exchange of Indigo common shares would be taxable as ordinary income, and the shareholder would be subject to an interest charge on taxes deemed deferred by such shareholder (unless the shareholder elected to be currently taxable on his or her pro-rata share of Indigo's ordinary earnings and profits and long-term capital gains for each year (at ordinary income and capital gains rates, respectively), even if no dividend distributions were received). Based on the nature of Indigo's income and assets, Indigo does not believe that it should be classified as a PFIC for the taxable year ending on the date of the exchange, and for purposes of its opinion, counsel has assumed that Indigo will not be so classified.



   Treatment of HP and Indigo. Neither HP nor Indigo will recognize gain or loss for United States federal income tax purposes solely as a result of the exchange offer.



   Backup Withholding. Indigo shareholders may be subject to backup withholding at the rate of 30% with respect to cash received instead of fractional shares pursuant to the exchange offer or upon a payment under the CVRs unless the shareholder provides a correct taxpayer identification number in the manner required or certifies that it is not subject to backup withholding or is an "exempt recipient." The rate of backup withholding is scheduled to be reduced over time to 29% in 2005. Backup withholding is not an additional tax, but rather may be credited against the taxpayer's tax liability for the year.



   Shareholders are urged to consult their own tax advisors regarding the federal, state, local, foreign, and other tax consequences of the exchange offer in light of their particular circumstances.





Relationships Between HP and Indigo



   Except for the voting, tender, tender and option, and affiliate agreements described in the section entitled "Agreements Related to the Offer Agreement" and as otherwise described in this prospectus, neither we nor, to the best of our knowledge, any of our directors, executive officers or affiliates has any agreement, arrangement or understanding with any other person with respect to any Indigo securities. Except as described herein, there have been no negotiations, transactions or material contacts during the past two years between us, or to the best of our knowledge any of our directors, executive officers or affiliates, on the one hand, and Indigo or any of its directors, executive officers or affiliates, on the other hand, concerning any: (1) merger, (2) consolidation, (3) acquisition, (4) tender offer for or other acquisition of Indigo securities, (5) election of Indigo's directors or (6) sale or other transfer of a material amount of Indigo's assets.


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   Except as described herein, neither we nor, to the best of our knowledge, any of our directors, executive officers or affiliates has had during the past two years any transaction with Indigo or any of its directors, executive officers or affiliates that would require disclosure under the rules and regulations of the Securities and Exchange Commission applicable to the exchange offer.



   Except as otherwise set forth in this prospectus, neither we nor, to the best of our knowledge, any of our directors, executive officers or affiliates beneficially owns or has any right to acquire, directly or indirectly, any Indigo common shares.



   Except as otherwise set forth herein, neither we nor, to the best of our knowledge, any of our directors, executive officers or affiliates has effected any transaction in Indigo common shares during the past 60 days.



  Strategic Affiliation Agreement



   We and Indigo have been familiar with each other's businesses for many years. In November 1998, we entered into a strategic affiliation agreement with Indigo pursuant to which we agreed, among other things (1) to explore the co-development and sales cooperation between Indigo and us, (2) to identify necessary factors to achieve broad market adoption of Indigo's technology, and
(3) to form a strategic alliance for exploring future products and applications. In September 2000, we made the equity investment in Indigo described below.



  The Stock Purchase Agreement



   On September 13, 2000, Hewlett-Packard Europe B.V., a wholly-owned subsidiary of Hewlett-Packard Company, agreed to purchase 14,814,814 newly issued common shares of Indigo pursuant to a stock purchase agreement between Indigo and Hewlett-Packard Europe B.V. In addition, Indigo agreed to grant to Hewlett-Packard Europe B.V. (1) a warrant, which we refer to as the acquisition warrant, to purchase 14,814,815 Indigo common shares, at a price of $6.75 per common share, upon the acquisition of all or substantially all of the outstanding capital stock of Indigo by us or any of our subsidiaries, and (2) a warrant, which we refer to as the performance warrant, to purchase up to 12,000,000 common shares, at a price of $6.75 per common share, upon the delivery by us of specified revenue to Indigo. For every $100 million of cash revenues generated by us or any of our subsidiaries and paid to Indigo, the performance warrant vests with respect to the right to purchase
2,000,000 common shares of Indigo. On October 17, 2000, Indigo issued 14,814,814 common shares to Hewlett-Packard Europe B.V., as contemplated in the stock purchase agreement and issued the warrants. A portion of the proceeds was used by Indigo to redeem Indigo preferred shares. The Indigo common shares purchased by Hewlett-Packard Europe B.V. pursuant to the stock purchase agreement, and those issued or issuable upon exercise of the acquisition warrant and the performance warrant, are subject to a registration rights agreement, dated as of October 17, 2000, by and between Hewlett-Packard Europe B.V. and Indigo. As of the date of this prospectus no rights to purchase Indigo common shares have vested under the performance warrant.



   The references to, and summary and description of the stock purchase agreement, the performance warrant, the registration rights agreement and the acquisition warrant are qualified in their entirety by reference to the copies of the stock purchase agreement, the performance warrant, the registration rights agreement and the acquisition warrant, which were previously filed as exhibits 1, 2, 3 and 5, respectively, to the Schedule 13D filed by Hewlett-Packard Company and Hewlett-Packard Europe B.V. on October 27, 2000 and are incorporated herein by reference.



  The OEM Agreement and the Co-Development Agreement



   On September 13, 2000, in connection with the transactions contemplated by the stock purchase agreement discussed in the section above, we and Indigo entered into (1) an OEM agreement to establish a commercial relationship to enable the sale of certain of Indigo's products by us on an OEM basis, and (2) a co-development


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agreement for the joint development of future products. We anticipate terminating or substantially revising these agreements upon the closing of the exchange offer.



   Pursuant to the OEM agreement, we agreed to select one or more Indigo-manufactured printers that we will sell on an OEM basis as an HP product. Indigo has granted us most favored OEM status with respect to prices and payment terms. Indigo warrants the OEM printers and spare parts purchased by us against defects arising from faulty materials or workmanship for a three-month period following receipt by us. The OEM Agreement may be terminated by us beginning June 30, 2001; otherwise, it terminates on December 31, 2003 and is automatically extended for additional three-year periods unless we give Indigo 90 days notice of termination.



   The Indigo product which we initially selected for distribution under the OEM Agreement is similar in configuration to Indigo's Platinum press. We commenced selling this product in June 2001 as the HP 6600 digital press. In December 2001, Indigo and HP agreed to add several different models of Indigo presses to the products we could purchase under the OEM Agreement and we satisfied our prior commitment to purchase 6600 digital presses by issuing a purchase order for $5,010,000 for such additional Indigo products in the fourth quarter of 2001.



   Pursuant to the co-development agreement, we and Indigo agreed to cooperate in the development of a family of low-cost digital color printers. We agreed to define the technical specifications of such products. We agreed to focus on the development of the formatter and system, while Indigo agreed to focus on the development of the ink and engine. We agreed to finance up to $25 million of Indigo's R&D activities related to the project over a three-year period, which funding shall be matched by Indigo. The agreement also provides for the relocation of approximately 10 HP technical experts to Indigo's facilities in Israel. Each party shall have the right to brand and sell such products. Transfer prices for such products shall be based upon a margin sharing formula that varies based upon the branding and mode of sale of the product. The co-development agreement terminates, by its terms, in 2020 (subject to renewal by us for 2 additional five-year terms) but can be unilaterally terminated by us on June 30, 2002 or September 30, 2003.



   Pursuant to the co-development agreement, we paid Indigo $5,000,000 in December 2000 and in December 2001 we paid Indigo an additional $3,750,000. After such payment, we may determine within ten days of June 30, 2002 whether to continue with the co-development agreement or terminate the agreement. If we decide to terminate the agreement within such ten day period, we shall have no obligation to make any further payments under the agreement other than fair "exit charges" payable to Indigo. If we elect to continue with the co-development agreement, we will be required to make additional payments under the agreement of $3,750,000 in June 2002 and $12,500,000 in January 2003.



  The Shareholders Agreement



   In connection with the transactions contemplated by the stock purchase agreement, Gemini Systems Corporation N.V., Toscal N.V., OZF Ltd., Visionvest Corporation N.V., Walthroup Corporation N.V., Deering Corporation N.V., S-C Indigo CV, Hewlett-Packard Europe B.V., HP and Indigo entered into a shareholders agreement, dated as of September 13, 2000. The shareholders agreement was previously filed as Exhibit 4 to the Schedule 13D filed by HP and Hewlett-Packard Europe B.V. on October 27, 2000, and is incorporated by reference herein.



   Pursuant to the terms of the shareholders agreement, the common shares owned by Hewlett-Packard Europe B.V. may be transferred pursuant only to (1) a registration statement filed with the Securities and Exchange Commission or (2) any exemption from registration subject to receipt of an opinion of counsel that such transfer is exempt from registration. Under the shareholders agreement, Indigo and the major shareholders of Indigo, as such term is defined in the shareholders agreement, have a right of first refusal or a right of first offer, as applicable, with respect to certain sales by Hewlett-Packard Europe B.V., occurring after October 17, 2001 but on or before October 17, 2002, of any of the common shares subject to the shareholders agreement.


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   The shareholders agreement also provides Hewlett-Packard Europe B.V. a right of first refusal. Until the earlier of October 17, 2003 or HP's failure to make certain payments to Indigo under the co-development agreement, if Indigo or the major shareholders propose to enter into any agreement with a third party that would prevent Hewlett-Packard Europe B.V. from purchasing all or substantially all of the assets or all of the outstanding capital stock of Indigo, then Hewlett-Packard Europe B.V. has the right to enter into such transaction with Indigo or the major shareholders, as the case may be, on substantially the same terms proposed with the third party.



   The shareholders agreement also provides (i) a right to enable us to sell our shares along with other major Indigo shareholders under certain circumstances after October 17, 2002, (ii) an obligation to require us to sell our shares along with other major Indigo shareholders under certain circumstances after October 17, 2004, and (iii) certain anti-dilution rights in favor of Hewlett-Packard Europe B.V. until October 17, 2003.



   Hewlett-Packard Europe B.V. and the major shareholders have agreed in the shareholders agreement that, for as long as each of the shareholders of Indigo affiliated with the Landa Family Trust, in the aggregate, and S-C Indigo CV owns 62.5% of the common shares held by them as of October 17, 2000, the supervisory board of Indigo shall include (1) a designee of Hewlett-Packard Europe B.V., (2) two designees of S-C Indigo CV and, (3) that number of designees of the shareholders affiliated with the Landa Family Trust as represents a majority of the supervisory board. Pursuant to the shareholders agreement, until the earlier of (1) October 17, 2005 and (2) such time when the shareholders affiliated with the Landa Family Trust cease to own, in the aggregate, at least 62.5% of the common shares held by them as of October 17, 2000, each of Hewlett-Packard Europe B.V. and S-C Indigo CV must vote its common shares as directed by a majority of the major shareholders with respect to any matter except a merger or consolidation of Indigo requiring a vote of Indigo's shareholders under Dutch law, any disposition of assets of Indigo, any change of control of Indigo or any liquidation of Indigo.





   Under the terms of the shareholders agreement, if Hewlett-Packard Europe B.V. transfers any of its common shares subject to the shareholders agreement to a party other than an affiliate, certain rights of Hewlett-Packard Europe B.V. lapse, including, but not limited to, the right of first refusal, anti-dilution rights and the right to designate a nominee to the supervisory board.



   Hewlett-Packard Europe B.V., the major shareholders and their respective affiliates are subject, pursuant to the shareholders agreement, to customary standstill provisions until October 17, 2003. Such limitations may be waived only by the supervisory board of Indigo or the chief executive officer of Indigo. Such limitations have been waived by Benzion Landa, Indigo's Chairman and Chief Executive Officer.



  Purchases of Indigo Common Shares



   Except as described above in the section entitled "--The Stock Purchase Agreement," neither we nor our subsidiaries purchased any other Indigo common shares during the past two years. Following the completion of the exchange offer, we and our subsidiaries may from time to time purchase Indigo common shares, subject to applicable law.



  Indigo Stock Options



   Indigo has granted Dr. Joel Birnbaum, the member of Indigo's supervisory and combined boards designated by Hewlett-Packard Europe B.V. pursuant to the shareholders' agreement described above, options to purchase 15,000 Indigo common shares.




Summary Indigo Financial Projections

   The financial projections described below are being included in this prospectus pursuant to Item 15 of Schedule 13E-3 and are not intended as a representation from management of Indigo or HP of the future financial results of Indigo.

   The financial projections included in this prospectus have been prepared by and are the responsibility of Indigo's management. Neither Kesselman & Kesselman, a member of PricewaterhouseCoopers International Limited, independent auditors for Indigo, nor Ernst & Young LLP, independent auditors for HP, have examined or compiled the accompanying prospective financial information and, accordingly, Kesselman & Kesselman, a member of PricewaterhouseCoopers International Limited, and Ernst & Young LLP do not express an opinion or any other form of assurance with respect thereto. The Kesselman & Kesselman report included in this prospectus relates to Indigo's historical financial information. It does not extend to the financial projections and should not be read to do so.

   As a matter of course, Indigo does not publicly disclose projections as to future revenues or earnings and these projections were not originally prepared with a view towards public disclosure. However, in February 2001, Indigo prepared financial projections, the material portion of which are stated below, in connection with an analyst call with respect to Indigo's fourth quarter financial results for fiscal year 2000. Indigo subsequently made these projections publicly available by posting them on Indigo's website in February 2001. Thereafter, Indigo shared these projections with us. From time to time during our negotiations with Indigo regarding the exchange offer, Indigo's management orally reaffirmed to us the revenue growth rate projections described below.

   These projections constitute forward-looking statements that reflect numerous assumptions made by Indigo's management, including Indigo's ability to achieve strategic goals, objectives and targets over applicable periods, as well as continued successful placement of Indigo's UltraStream product, increased benefits derived from Indigo's commercial relationship with us, placement of additional sales people in targeted markets and decrease in marketing expenses due to lack of high profile commercial shows as was the case in fiscal year 2000. These assumptions involve judgments with respect to future business decisions, all of which are difficult or impossible to predict and many of which are beyond Indigo's control or, after the exchange offer, our control. In addition, factors such as industry performance, market acceptance of new products, changes in customer preferences, general business, economic, regulatory, market and financial conditions, all of which are difficult to predict, may cause these projections or the underlying assumptions to these projections to be inaccurate. In particular, the growth assumptions were driven by analyst estimates of the general growth in the industry. Accordingly, these projections may not be realized, and actual results in the future may be materially greater or less than those contained in these projections. See the section entitled "Cautionary Statement Regarding Forward-Looking Information" on page 25 of this prospectus. The projections were not prepared with a view to compliance with published guidelines of the Securities and Exchange Commission regarding projections, and were not prepared in accordance with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial projections. Indigo shareholders are cautioned not to rely on these projections.


   In developing these projections, Indigo's management relied on many assumptions including that:



   .   revenues would be consistent with industry analyst projections;



   .   revenue would increase in the long term;



   . gross margins would decrease in the short term and increase in the long term;



   . research and development spending would grow at a slower pace than revenue;



   .   general and administrative expenses would remain relatively flat; and



   .   sales expense would grow slower than revenues.


   You should refer to the Indigo unaudited condensed consolidated interim financial statements for the three and nine month periods ending September 30, 2001 and 2000 included elsewhere in this prospectus, as these results differ significantly from those as set out in the projections below. Indigo's actual results have and may also in the future differ significantly from those as set out in the projections below.

   Given the passage of time and other developments since the date of the projections that may affect the financial condition of Indigo, Indigo does not believe that the following projections accurately reflect the current or future financial condition of Indigo. Neither we nor Indigo intend to update or otherwise revise the following projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events in the event that any or all of the assumptions underlying the following projections are shown to be in error.

   As compared to its actual results for the year ended December 31, 2000, Indigo projected that (1) its revenue growth, (2) its gross margin, (3) its research and development expenses and its sales, general and administrative expenses, in each case as a percentage of revenue, and (4) its earnings per share would be as follows:

                                   2000          2001/(2)/    Long Term/(3)/
                                  ------       -------------  -------------
    Revenue...................... $164.8                 +20%       +30%
    Gross Margin.................   49.2%              46-49%     48-51%
    R&D..........................   11.9%            10-10.5%      9-10%
    SG&A.........................   43.7%              36-39%     30-32%
    Earnings per share........... $(0.11)/(1)/ $(0.04)-$0.02       6-12%

--------
(1) Loss per share before cumulative effect of an accounting change and before dividend requirement. After cumulative effect of an accounting change and after dividend requirement the loss per share is $0.93.

(2) Contrary to the projection provided for the year 2001, the actual results for the nine months ended September 30, 2001 were as follows:

      Revenues (compared to the nine months ending September 30,
        2000)....................................................    +17%
      Gross Margin...............................................     40%
      R&D........................................................     10%
      SG&A.......................................................     41%
      Earnings per share......................................... $(0.11)

(3) 2002 and 2003. Based on the current economic climate, Indigo believes that these projections are no longer relevant.

                              THE EXCHANGE OFFER

   The following is a description of the material aspects of the exchange offer, including the offer agreement. While we believe that the following description covers the material terms of the exchange offer, the description may not contain all of the information that is important to you. We encourage you to read carefully this entire prospectus, including the offer agreement attached to this prospectus as Annex A and the form of CVR agreement attached to this prospectus as Annex B, for a more complete understanding of the exchange offer.

Description of the Exchange Offer

  The Exchange Offer


   Through a new subsidiary of ours, which we will form in connection with the exchange offer, we are offering to exchange, at the election of the tendering Indigo shareholder and subject to the allocation mechanism described below under "--Limited Availability of the Fixed Offer Price and Contingent Offer Price," either (1) a fixed offer price, which consists of a fraction of a share of HP common stock that has a value equal to $7.50, subject to adjustment, in HP common stock, as determined in accordance with the offer agreement, or (2) a contingent offer price, which consists of (A) a fraction of a share of HP common stock that has a value equal to $6.00, subject to adjustment, as determined in accordance with the offer agreement, plus (B) one non-transferable contingent value right, which is referred to in this prospectus as a "CVR," entitling its holder to a cash payment from our newly-formed subsidiary of up to $4.50 if our consolidated net revenues from the sale or lease of LEP Digital Press Products and Consumables (as such terms are defined in the CVR agreement) reach specified revenue milestones over a three-year period after completion of the exchange offer, in return for each outstanding Indigo common share that is validly tendered and not properly withdrawn, upon the terms and subject to the conditions set forth in this prospectus and in the related letter of transmittal. The amount paid under each CVR increases linearly from $0 to $4.50 as such cumulative revenues increase from $1.0 billion to $1.6 billion over the three-year period. No payment will be made under the CVR if the cumulative revenue is less than or equal to $1.0 billion. No payment in excess of $4.50 will be made under the CVR if the cumulative revenue is greater than $1.6 billion. Hewlett-Packard Company will guarantee the contingent payment obligations of our subsidiary under the CVRs. For a description of the procedures for making such an election, see "--Election Procedures."


  Fixed Offer Price and Contingent Offer Price


   The number of shares of HP common stock that each tendering Indigo shareholder will receive in the exchange offer will be determined by dividing $7.50 or $6.00, as the case may be, by the average closing sales price of HP common stock on the New York Stock Exchange during the twenty (20) consecutive trading days ending on the trading day on which the third most recent closing of the U.S. markets prior to the expiration of the exchange offer occurs. However, the average HP closing sales price to be used in such calculation shall not be less than $16.69 or more than $23.68. The total number of Indigo common shares that will be exchanged for each of the above-described elections is limited as described below under "--Allocation Rules for the Fixed Offer Price and Contingent Offer Price."


   For those Indigo shareholders receiving the fixed offer price, the following fixed offer price ratios shall apply:

   . If this 20-day average HP closing sales price is less than $16.69 then each Indigo common share shall be exchanged for 0.4494 of a share of HP common stock.

   . If this 20-day average HP closing sales price is greater than $23.68 then each Indigo common share shall be exchanged for 0.3167 of a share of HP common stock.

   . If this 20-day average HP closing sales price is equal to or greater than $16.69 and equal to or less than $23.68 then each Indigo common share shall be exchanged for a share of HP common stock multiplied by the quotient obtained by dividing $7.50 by such 20-day average HP closing sales price.

   For those Indigo shareholders receiving the contingent offer price, the following contingent offer price ratios shall apply:

   . If this 20-day average HP closing sales price is less than $16.69 then each Indigo common share shall be exchanged for (1) 0.3595 share of HP common stock and (2) one CVR.

   . If this 20-day average HP closing sales price is greater than $23.68 then each Indigo common share shall be exchanged for (1) 0.2534 share of HP common stock and (2) one CVR.

   . If this 20-day average HP closing sales price is equal to or greater than $16.69 and equal to or less than $23.68 then each Indigo common share shall be exchanged for (1) a share of HP common stock multiplied by the quotient obtained by dividing $6.00 by such 20-day average HP closing sales price and (2) one CVR.

   Pursuant to the offer agreement, the fixed offer price, the contingent offer price and any other applicable numbers or amounts shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any distribution or dividend of securities convertible into or exchangeable for HP common stock Indigo common shares), extraordinary cash dividend, reorganization, reclassification, combination, exchange of shares or other like change with respect to HP common stock or Indigo common shares occurring or having a record date on or after the date of the offer agreement and prior to the closing of the exchange offer.

  Illustrative Table of Fixed Offer Prices and Contingent Offer Prices and Value of Offer Consideration

   The columns in the following table present, based upon illustrative values of the average closing sales price of HP common stock with a range of $13.00 to $27.00 per share:

   . the amount of shares of HP common stock that would be issued for one Indigo common share at each of the average closing sales prices of HP common stock presented in the table, and


   . illustrative values of the total consideration that would be issued in connection with the exchange offer for one Indigo common share based on an assumed discount rate of 15% and estimating that the CVR payout, if any, would take place approximately 39 months after the close of the exchange offer.



                                   Value of Offer Consideration--Fixed Offer Price
                                   -----------------------------------------------
20-day Average Closing Sales Price Fixed Offer   Value of HP
        of HP Common Stock         Price Ratio   Common Stock      CVR       Total
---------------------------------- -----------   ------------ -------------- -----
              $13.00..............   0.4494         $5.84     Not Applicable $5.84
               15.00..............   0.4494          6.74     Not Applicable  6.74
               16.69..............   0.4494          7.50     Not Applicable  7.50
               20.00..............   0.3750          7.50     Not Applicable  7.50
               23.68..............   0.3167          7.50     Not Applicable  7.50
               25.00..............   0.3167          7.92     Not Applicable  7.92
               27.00..............   0.3167          8.55     Not Applicable  8.55



                                      Value of Offer ConsiderationContingent Offer
                                            Price--$0.00 CVR Payment in 2005
                                   ---------------------------------------------------
                                   Contingent               Present Value of CVR
20-day Average Closing Sales Price    Offer    Value of HP     Payment at 15%
        of HP Common Stock         Price Ratio Common Stock   (Not Guaranteed)   Total
---------------------------------- ----------- ------------ -------------------- -----
              $13.00..............   0.3595       $4.67            $0.00         $4.67
               15.00..............   0.3595        5.39             0.00          5.39
               16.69..............   0.3595        6.00             0.00          6.00
               20.00..............   0.3000        6.00             0.00          6.00
               23.68..............   0.2534        6.00             0.00          6.00
               25.00..............   0.2534        6.34             0.00          6.34
               27.00..............   0.2534        6.84             0.00          6.84



                                      Value of Offer ConsiderationContingent Offer
                                            Price--$0.00 CVR Payment in 2005
                                   ---------------------------------------------------
                                   Contingent               Present Value of CVR
20-day Average Closing Sales Price    Offer    Value of HP     Payment at 15%
        of HP Common Stock         Price Ratio Common Stock   (Not Guaranteed)   Total
---------------------------------- ----------- ------------ -------------------- -----
              $13.00..............   0.3595       $4.67            $1.39         $6.06
               15.00..............   0.3595        5.39             1.39          6.78
               16.69..............   0.3595        6.00             1.39          7.39
               20.00..............   0.3000        6.00             1.39          7.39
               23.68..............   0.2534        6.00             1.39          7.39
               25.00..............   0.2534        6.34             1.39          7.73
               27.00..............   0.2534        6.84             1.39          8.23



                                      Value of Offer ConsiderationContingent Offer
                                            Price--$0.00 CVR Payment in 2005
                                   ---------------------------------------------------
                                   Contingent               Present Value of CVR
20-day Average Closing Sales Price    Offer    Value of HP     Payment at 15%
        of HP Common Stock         Price Ratio Common Stock   (Not Guaranteed)   Total
---------------------------------- ----------- ------------ -------------------- -----
              $13.00..............   0.3595       $4.67            $2.77         $7.44
               15.00..............   0.3595        5.39             2.77          8.16
               16.69..............   0.3595        6.00             2.77          8.77
               20.00..............   0.3000        6.00             2.77          8.77
               23.68..............   0.2534        6.00             2.77          8.77
               25.00..............   0.2534        6.34             2.77          9.11
               27.00..............   0.2534        6.84             2.77          9.61

   The values of HP common stock in the table above are illustrative only and do not represent the actual amounts per Indigo common share that might be realized by any Indigo shareholder on or after completion of the exchange offer. The amount any Indigo shareholder will actually realize upon resale in the market of HP common stock received by the shareholder in the exchange offer will depend upon the market price of HP common stock at the time of resale by the shareholder, which will fluctuate depending upon any number of reasons, including those specific to HP and those that influence the trading prices of equity securities generally.


   Neither HP nor Indigo makes any recommendation as to whether you should elect to receive the fixed offer price or the contingent offer price pursuant to the exchange offer. You must make your own decision with respect to such election. See "Special Factors--United States Federal Income Tax Consequences of the Exchange Offer" for a description of certain consequences to U.S. taxpayers related to receiving the fixed offer price or the contingent offer price pursuant to the exchange offer.


  Transfer Charges

   If you are the record owner of your Indigo common shares and you tender those shares directly to the exchange agent, you will not incur any brokerage fees or commissions. If you own your Indigo common shares through a broker or other nominee, and your broker tenders those shares on your behalf, your broker may charge you a commission for doing so. You should consult with your broker or nominee to determine whether any charges will apply.


  Access to Corporate Files; Obtaining Counsel or Appraisal Services



   Neither we nor Indigo has made any provisions in connection with the exchange offer to grant unaffiliated shareholders of Indigo access to the corporate files of either us or Indigo or to obtain counsel or appraisal services at the expense of us or Indigo.


  Conditions to the Exchange Offer

   Our obligation to accept for exchange, and to deliver a combination of shares of HP common stock and CVRs in exchange for, Indigo common shares pursuant to the exchange offer is subject to the satisfaction or, where, permissible, the waiver of the conditions set forth in the offer agreement, as summarized in the section entitled "The Offer Agreement--Conditions to the Exchange Offer," including the minimum tender condition that the number of Indigo common shares validly tendered and not properly withdrawn shall represent at least ninety-five percent of the outstanding Indigo common shares, excluding treasury shares, plus that number of Indigo common shares issuable upon the exercise of Indigo warrants, other than those warrants held by us or any of our subsidiaries or specified principal shareholders of Indigo.

Allocation Rules for the Fixed Offer Price and Contingent Offer Price

   The total number of Indigo common shares that will be exchanged for each of the fixed offer price and the contingent offer price is limited as described in the offer agreement. If either election is oversubscribed, Indigo's shareholders who have tendered into the exchange offer will be subject to allocation to comply with the ceiling on the number of Indigo common shares associated with each election as described in the offer agreement. The allocation mechanism is complex and not easily summarized. This summary may not contain all of the information that is important to you. Accordingly, we urge you to read carefully the offer agreement in its entirety.

  Maximum Number of Indigo Common Shares Associated with Indigo Shareholder Elections

   The offer agreement provides that:

   . the maximum number of Indigo common shares that are permitted to be exchanged for the fixed offer price is limited to the number by which, as of the date we initially accept for payment shares tendered in the exchange offer:

       - (1) fifty percent of the sum of (A) the outstanding Indigo common shares, excluding treasury shares and any Indigo common shares held by us or any of our affiliates, and (B) the number of Indigo common shares issuable upon the exercise of Indigo options and warrants, excluding warrants held by us or any of our subsidiaries, exceeds

       - (2) the number of Indigo common shares issuable upon the exercise of Indigo options and warrants, excluding warrants held by HP or any of its subsidiaries;

    and

   . the maximum number of Indigo common shares that are permitted to be exchanged for the contingent offer price is limited to the number equal to, as of the date we initially accept for payment shares tendered in the exchange offer:

       - fifty percent of the sum of (A) the outstanding Indigo common shares, excluding treasury shares and any Indigo common shares held by HP or any of its affiliates, and (B) the number of Indigo common shares issuable upon the exercise of Indigo options and warrants, excluding warrants held by HP or any of its subsidiaries.

   Based on Indigo's capitalization as of September 30, 2001, (1) the maximum number of Indigo common shares that are permitted to be exchanged for the fixed offer price is 39,033,105, and (2) the maximum number of Indigo common shares that are permitted to be exchanged for the contingent offer price is 56,177,268.

   Pursuant to the tender and option agreements, the foundation, which we refer to as the Landa Family Trust, of which Benzion Landa, Indigo's Chairman and Chief Executive Officer, is a beneficiary, and entities directly or indirectly owned by the Landa Family Trust have agreed, to the extent that either the fixed offer price or the contingent offer price is oversubscribed, to elect automatically to receive the undersubscribed consideration alternative for up to all of the Indigo common shares held by each of those shareholders. Such entities hold approximately 47.6 million of the outstanding Indigo common shares as of September 30, 2001. The allocation mechanism described below shall apply only to the extent that either of the fixed offer price or contingent offer price remains oversubscribed after giving effect to the automatic election by the Landa Family Trust controlled entities to receive the undersubscribed consideration alternative.


   S-C Indigo CV, one of Indigo's major shareholders, has agreed to tender its Indigo common shares into the exchange offer but has not agreed to elect to automatically receive the undersubscribed consideration alternative. We do not believe this position raises any particular inference with respect to S-C Indigo's eventual election of its choice of consideration.


  Allocation Mechanism


   As of September 30, 2001, Indigo's capitalization was as follows:



   . 95,210,373 Indigo common shares, excluding treasury shares and the 14,814,814 Indigo common shares held by us and our affiliates, are outstanding;



   . 47,566,222 of those outstanding Indigo common shares are held by the Indigo shareholders which are parties to the tender and option agreement pursuant to which those shareholders have agreed, to the extent that either the fixed offer price or the contingent offer price, is oversubscribed, to elect automatically to receive the undersubscribed consideration alternative for up to all of the Indigo common shares held by each of those shareholders; and

   . 17,144,162 Indigo common shares are issuable upon exercise of outstanding stock options and warrants, excluding the 26,814,815 Indigo common shares issuable upon exercise of warrants held by us and our affiliates and excluding warrants that subsequently expired in October 2001.


   The offer agreement provides that, if the aggregate number of Indigo common shares that are tendered for the fixed offer price, which we refer to as the requested fixed offer price amount, exceeds the maximum number of Indigo common shares that are permitted to be exchanged for the fixed offer price, each Indigo shareholder who has tendered Indigo common shares for the fixed offer price shall receive, with respect to each such common share of Indigo:

   . the number of shares of HP common stock equal to the product of (1) the exchange ratio for the fixed offer price, and (2) the fixed price proration factor described below;

   . the additional number of shares of HP common stock equal to the product of (1) the exchange ratio for the contingent offer price, and (2) one minus the fixed price proration factor described below; and

   . the number of CVRs equal to one minus the fixed price proration factor described below.





   The offer agreement provides that, if the aggregate number of Indigo common shares that are tendered for the contingent offer price, which we refer to as the requested contingent offer price amount, exceeds the maximum number of Indigo common shares that are permitted to be exchanged for the contingent offer price, each Indigo shareholder who has tendered Indigo common shares for the contingent offer price shall receive, with respect to each such common share of Indigo:

   . the number of shares of HP common stock equal to the product of (1) the exchange ratio for the contingent offer price, and (2) the contingent price proration factor described below;

   . the additional number of shares of HP common stock equal to the product of (1) the exchange ratio for the fixed offer price, and (2) one minus the contingent price proration factor described below; and

   . the number of CVRs equal to the contingent price proration factor described below.

   See the section entitled "The Exchange Offer--Description of the Exchange Offer--Fixed Offer Price and Contingent Offer Price" above for a description of the calculations of the respective exchange ratios for the fixed offer price and the contingent offer price.

   The offer agreement defines the fixed price proration factor as a fraction, expressed as a decimal and rounded to the fourth decimal place (1) the numerator of which is the maximum number of Indigo common shares that are permitted to be exchanged for the fixed offer price, and (2) the denominator of which is the revised fixed offer price amount (the requested fixed offer price amount plus any adjustments resulting to such from common shares that Indigo shareholders subject to the tender and option agreement are obligated to accept as a result of oversubscription).

   The offer agreement defines the contingent price proration factor as a fraction, expressed as a decimal and rounded to the fourth decimal place (1) the numerator of which is the maximum number of Indigo common shares that may be exchanged for the contingent offer price, and (2) the denominator of which is the revised contingent offer price amount (the requested contingent offer price amount plus any adjustments resulting to such amount from common shares that Indigo shareholders subject to the tender and option agreement are obligated to accept as a result of oversubscription).

  Illustrative Examples of Allocation Mechanism

   Because of the limitations on the number of Indigo common shares that are permitted to be exchanged for either the fixed offer price or the contingent offer price as described above, Indigo shareholders who elect to receive either the fixed offer price or the contingent offer price may experience a range of actual outcomes based upon the elections of other Indigo shareholders.

   We have set forth below several illustrative examples showing the potential effects of the allocation rules provided for in the offer agreement based on Indigo's capitalization as of September 30, 2001. For purposes of the following examples, we have excluded the impact of fractional shares. Furthermore, we have assumed in these examples that all Indigo shareholders have tendered their Indigo common shares into the exchange offer.




   The foregoing assumptions are for illustrative purposes only and are not necessarily indicative of the actual factors that will be used in applying the allocation rules.

                                  Example One

   The following table illustrates one possible outcome in which neither the fixed offer price nor the contingent offer price is oversubscribed. In this scenario, you would receive the form of consideration alternative that you requested for all of the Indigo common shares that you tender. We cannot assure you that either the fixed offer price or the contingent offer price will not be oversubscribed so that you will in fact receive your requested form of consideration alternative for all of the Indigo common shares that you tender.

                                 No Allocation

                                                                                    Fixed    Contingent
                                                                                 Offer Price Offer Price
                                                                                 ----------- -----------
Ceiling on number of Indigo common shares that are permitted to be exchanged for the applicable offer price.................................................... 39,033,105  56,177,268
Number of shares tendered by the Landa Family Trust controlled entities.........          0  47,566,222
Number of shares tendered by the other Indigo shareholders...................... 39,033,105   8,611,046
Excess (deficit) of number of Indigo common shares tendered.....................          0           0


   In the above example, as neither the fixed offer price nor the contingent offer price was oversubscribed, the range of potential per share present values for Indigo shareholders who are not party to the tender and option agreements would be as follows assuming (1) a payout of the CVR, if any, 39 months after the close, and (2) an illustrative range of $13.00 to $27.00 per share for the 20-day average closing sales prices of HP common stock, which would result in the values of HP common stock and the present values of the CVR payments illustrated in the section titled "Value of HP Common Stock" and "Present Value of CVR Payment at 15%," respectively, in the "--Illustrative Table of Fixed Offer Prices and Contingent Offer Prices and Value of Offer Consideration:"



                                      Range of Potential
Shareholder Tendering For:         Per Share Present Values                    Assumptions/Analysis
-------------------------- ---------------------------------------- ------------------------------------------
  Fixed Offer Price        $5.84-$8.55--value of HP stock           Based on a range of 20-day average
                                                                    closing HP sales prices of $13.00 to
                                                                    $27.00.

  Contingent Offer Price   (1) $4.67-$6.84--value of HP stock;      Based on (1) a range of 20-day average
                                                                    closing HP sales prices of $13.00 to
                           plus                                     $27.00 and (2) a range of CVR payments
                                                                    of $0.00 up to $4.50 discounted to present
                           (2) $0.00-$2.77--present value of CVR    value using a 15% discount rate, such that
                           payment.                                 the tendering shareholder would receive
                                                                    $4.67-$6.84 in known per share value
                                                                    and may receive nothing in the future as
                                                                    the value of the CVR payment may be
                                                                    zero.

                                  Example Two


   The following table illustrates one possible outcome in which the fixed offer price is oversubscribed. However, in the following example, the allocation rules will be applied only to the 47,566,222 shares owned by the Landa Family Trust controlled entities because those entities have agreed to automatically allocate their shares from the oversubscribed election to the undersubscribed election and the shares that they hold are sufficient in number to ensure that the other Indigo shareholders' requests to receive the fixed offer price will be observed.


         Allocation Applied only to the Landa Family Trust Controlled
                         Entities Pre-Allocation Rules

                                                                                    Fixed    Contingent
                                                                                 Offer Price Offer Price
                                                                                 ----------- -----------
Ceiling on number of Indigo common shares that are permitted to be exchanged for
  the applicable offer price.................................................... 39,033,105   56,177,268
Number of shares tendered by the Landa Family Trust controlled entities......... 47,566,222            0
Number of shares tendered by the other Indigo shareholders...................... 37,644,151   10,000,000
Excess (deficit) of number of Indigo common shares tendered..................... 46,177,268  (46,177,268)

   Because the excess number of shares tendered for the fixed offer price is less than the total number of shares tendered by the Landa Family Trust controlled entities for the fixed offer price as shown in the illustrative table above, the allocation rules will be applied only to the Landa Family Trust controlled entities and all other Indigo shareholders will receive their requested form of consideration alternative as shown in the table below.

     Allocation Applied only to the Landa Family Trust Controlled Entities
                             Post-Allocation Rules

                                                                                    Fixed    Contingent
                                                                                 Offer Price Offer Price
                                                                                 ----------- -----------
Ceiling on number of Indigo common shares that are permitted to be exchanged for the applicable offer price.................................................... 39,033,105  56,177,268
Number of shares tendered by the Landa Family Trust controlled entities.........  1,388,954  46,177,268
Number of shares tendered by the other Indigo shareholders...................... 37,644,151  10,000,000
Excess (deficit) of number of Indigo common shares tendered.....................          0           0

   In the above example, as the fixed offer price was oversubscribed but the allocation rules were applied only to the Landa Family Trust controlled entities, the range of potential per share present values for Indigo shareholders which are not party to the tender and option agreements would be as follows assuming (1) a payout of the CVR, if any, 39 months after the close, and (2) an illustrative range of $13.00 to $27.00 per share for the 20-day average closing sales prices of HP common stock, which would result in the values of HP common stock and the present values of the CVR payments illustrated in the section titled "Value of HP Common Stock" and "Present Value of CVR Payment at 15%," respectively, in the "--Illustrative Table of Fixed Offer Prices and Contingent Offer Prices and Value of Offer Consideration:



                                      Range of Potential
Shareholder Tendering For:         Per Share Present Values                    Assumptions/Analysis
-------------------------- ---------------------------------------- ------------------------------------------
  Fixed Offer Price        $5.84-$8.55--value of HP stock           Based on a range of 20-day average
                                                                    closing HP sales prices of $13.00 to
                                                                    $27.00.

  Contingent Offer Price   (1) $4.67-$6.84--value of HP stock;      Based on (1) a range of 20-day average
                                                                    closing HP sales prices of $13.00 to
                           plus                                     $27.00 and (2) a range of CVR payments
                                                                    of $0.00 up to $4.50 discounted to present
                           (2) $0.00-$2.77--present value of CVR    value using a 15% discount rate, such that
                           payment.                                 the tendering shareholder would receive
                                                                    $4.67-$6.84 in known per share value
                                                                    and may receive nothing in the future as
                                                                    the value of the CVR payment may be
                                                                    zero.

                                Example Three-A



   The following table illustrates one possible outcome in which (1) the fixed offer price is oversubscribed and (2) the Landa Family Trust controlled entities do not own sufficient Indigo common shares to ensure that the other Indigo shareholders' requests to receive the fixed offer price will be observed. As a result, the allocation rules will be applied to all other Indigo shareholders requesting the fixed offer price and those Indigo shareholders will be required to accept the contingent offer price for some of the Indigo common shares that they have tendered.




Allocation applied to all Indigo shareholders requesting the fixed offer price

    (no Indigo options or warrants exercised prior to the expiration of the exchange offer)

                             Pre-Allocation Rules

                                                                                    Fixed    Contingent
                                                                                 Offer Price Offer Price
                                                                                 ----------- -----------
Ceiling on number of Indigo common shares that are permitted to be exchanged for
  the applicable offer price.................................................... 39,033,105   56,177,268
Number of shares tendered by the Landa Family Trust controlled entities......... 47,566,222            0
Number of shares tendered by the other Indigo shareholders...................... 47,644,151            0
Excess (deficit) of number of Indigo common shares tendered..................... 56,177,268  (56,177,268)

   The excess number of shares tendered for the fixed offer price is greater than the total number of shares tendered by the Landa Family Trust controlled entities for the fixed offer price as shown in the illustrative table above. As a result, after giving effect to the mandatory election provided for in the tender and option agreement such that the Landa Family Trust controlled entitles will receive the contingent offer price for all of their Indigo common shares, the allocation rules will be applied to all Indigo shareholders electing to receive the fixed offer price as shown in the illustrative table below.


Allocation applied to all Indigo shareholders requesting the fixed offer price

                             Post-Allocation Rules

                                                                                    Fixed    Contingent
                                                                                 Offer Price Offer Price
                                                                                 ----------- -----------
Ceiling on number of Indigo common shares that are permitted to be exchanged for the applicable offer price.................................................... 39,033,105  56,177,268
Number of shares tendered by the Landa Family Trust controlled entities.........          0  47,566,222
Number of shares tendered by the other Indigo shareholders...................... 39,033,105   8,611,046
Excess (deficit) of number of Indigo common shares tendered.....................          0           0


   As a result of the application of the allocation rules in the example illustrated by the above table, if you had tendered 100 Indigo common shares for the fixed offer price: (1) you would receive the fixed offer price for
81.93 of your Indigo common shares; and (2) you would receive the contingent offer price for 18.07 of your Indigo common shares.


   In the above example, we calculated the number of Indigo common shares for which you would receive the fixed offer price by multiplying the number of Indigo common shares that you tendered by the fixed price proration factor, which is determined by dividing (1) 39,033,105, the maximum number of shares that are permitted to be exchanged for the fixed offer price, by (2) 47,644,151, the aggregate number of shares tendered by all Indigo shareholders for the fixed offer price, after giving effect to the mandatory election by the Landa Family Trust controlled entities to tender up to all of their Indigo common shares for the undersubscribed form of consideration alternative. We then subtracted the resulting number from the total number of Indigo common shares tendered by you to determine the number of Indigo common shares for which you would receive the contingent offer price.

   In the above example, as the fixed offer price was oversubscribed (and the contingent offer price was undersubscribed) and the allocation rules were applied to the Landa Family Trust controlled entities and the other Indigo shareholders, the range of potential per share present values for Indigo shareholders which are not party to the tender and option agreements would be as follows assuming (1) a payout of the CVR, if any, 39 months after the close, and (2) an illustrative range of $13.00 to $27.00 per share for the 20-day average closing sales prices of HP common stock, which would result in the values of HP common stock and the present values of the CVR payments illustrated in the section titled "Value of HP Common Stock" and "Present Value of CVR Payment at 15%," respectively, in the "--Illustrative Table of Fixed Offer Prices and Contingent Offer Prices and Value of Offer Consideration:"



                                        Range of Potential
Shareholder Tendering For:           Per Share Present Values                      Assumptions/Analysis
-------------------------- -------------------------------------------- ------------------------------------------
    Fixed Offer Price      A weighted per share value consisting of:    Based on (1) a range of 20-day average
                                                                        closing HP sales prices of $13.00 to
                           (1) 81.93% of $5.84-$8.55 in value of        $27.00 and (2) a range of CVR payments
                           HP common stock for the Indigo common        of $0.00 up to $4.50 discounted to present
                           shares to be exchanged for the fixed offer   value using a 15% discount rate, such that
                           price; and                                   the tendering shareholder would receive
                                                                        (A) less than $5.84-$8.55 in known per
                           (2) 18.07% of the sum of:                    share value for the Indigo common shares
                                                                        to be exchanged for the fixed offer price
                              (A) $4.67-$6.84--value of HP              and less than $4.67-$6.84 in known per
                              common stock, plus                        share value for the Indigo common shares
                                                                        to be exchanged for the contingent offer
                              (B) $0.00-$2.77--present value of         price given the allocation between the
                              CVR payment,                              fixed offer price and the contingent offer
                                                                        price and (B) may receive nothing in the
                           for the Indigo common shares to be           future as the value of the CVR payment
                           exchanged for the contingent offer price.    may be zero.



   Therefore, based upon our assumptions, if you had tendered 100 Indigo common shares for the fixed price offer, the minimum per share value consideration you would receive would range from $4.78 to $7.01 per share for the Indigo common shares to be exchanged for the fixed offer price and $0.84 to $1.74 for the Indigo common shares to be exchanged for the contingent offer price. This would result in a range of total consideration of $562.86 to $874.15 for your 100 tendered Indigo shares.

                                Example Three-B



   The following table illustrates a variation on the above Example Three-A. In the following table, we have changed our underlying assumption to assume that all Indigo options and warrants are exercised before the expiration of exchange offer, which impacts the ceiling on the number of Indigo common shares that are permitted to be exchanged for the fixed offer price as well as the resulting proration factor in the scenario in which the fixed offer price is oversubscribed (and the contingent offer price is undersubscribed).



Allocation applied to all Indigo shareholders requesting the fixed offer price


   (all Indigo options and warrants exercised prior to the expiration of the exchange offer)


                             Pre-Allocation Rules



                                                                                    Fixed    Contingent
                                                                                 Offer Price Offer Price
                                                                                 ----------- -----------
Ceiling on number of Indigo common shares that are permitted to be exchanged for
  the applicable offer price.................................................... 56,177,268   56,177,268
Number of shares tendered by the Landa Family Trust controlled entities......... 47,566,222            0
Number of shares tendered by the other Indigo shareholders...................... 64,788,314            0
Excess (deficit) of number of Indigo common shares tendered..................... 56,177,268  (56,177,268)



   The excess number of shares tendered for the fixed offer price is greater than the total number of shares tendered by the Landa Family Trust controlled entities for the fixed offer price as shown in the illustrative table above. As a result, after giving effect to the mandatory election provided for in the tender and option agreement such that the Landa Family Trust controlled entitles will receive the contingent offer price for all of their Indigo common shares, the allocation rules will be applied to all Indigo shareholders electing to receive the fixed offer price as shown in the illustrative table below.



Allocation applied only to all Indigo shareholders requesting the fixed offer price


                             Post-Allocation Rules



                                                                                    Fixed    Contingent
                                                                                 Offer Price Offer Price
                                                                                 ----------- -----------
Ceiling on number of Indigo common shares that are permitted to be exchanged for the applicable offer price.................................................... 56,177,268  56,177,268
Number of shares tendered by the Landa Family Trust controlled entities.........          0  47,566,222
Number of shares tendered by the other Indigo shareholders...................... 56,177,268   8,611,046
Excess (deficit) of number of Indigo common shares tendered.....................          0           0



   As a result of the application of the allocation rules in the example illustrated by the above table, if you had tendered 100 Indigo common shares for the fixed offer price: (1) you would receive the fixed offer price for
86.71 of your Indigo common shares; and (2) you would receive the contingent offer price for 13.29 of your Indigo common shares.



   In the above example, we calculated the number of Indigo common shares for which you would receive the fixed offer price by multiplying the number of Indigo common shares that you tendered by the fixed price proration factor, which is determined by dividing (1) 56,177,268, the maximum number of shares that are permitted to be exchanged for the fixed offer price, by (2) 64,788,314, the aggregate number of shares tendered by all Indigo shareholders for the fixed offer price, after giving effect to the mandatory election by the Landa Family Trust controlled entities to tender up to all of their Indigo common shares for the undersubscribed form of consideration alternative. We then subtracted the resulting number from the total number of Indigo common shares tendered by you to determine the number of Indigo common shares for which you would receive the contingent offer price.

   In the above example, as the fixed offer price was oversubscribed (and the contingent offer price was undersubscribed) and the allocation rules were applied to the Landa Family Trust controlled entities and the other Indigo shareholders, the range of potential per share present values for Indigo shareholders which are not party to the tender and option agreements would be as follows assuming (1) a payout of the CVR, if any, 39 months after the close, and (2) an illustrative range of $13.00 to $27.00 per share for the 20-day average closing sales prices of HP common stock, which would result in the values of HP common stock and the present values of the CVR payments illustrated in the section titled "Value of HP Common Stock" and "Present Value of CVR Payment at 15%," respectively, in the "--Illustrative Table of Fixed Offer Prices and Contingent Offer Prices and Value of Offer Consideration:



                                        Range of Potential
Shareholder Tendering For:           Per Share Present Values                      Assumptions/Analysis
-------------------------- -------------------------------------------- ------------------------------------------
    Fixed Offer Price      A weighted per share value consisting of:    Based on (1) a range of 20-day average
                                                                        closing HP sales prices of $13.00 to
                           (1) 86.71% of $5.84-$8.55 in value of        $27.00 and (2) a range of CVR payments
                           HP common stock for the Indigo common        of $0.00 up to $4.50 discounted to present
                           shares to be exchanged for the fixed offer   value using a 15% discount rate, such that
                           price; and                                   the tendering shareholder would receive
                                                                        (A) less than $5.84-$8.55 in known per
                           (2) 13.29% of the sum of:                    share value for the Indigo common shares
                                                                        to be exchanged for the fixed offer price
                              (A) $4.67-$6.84--value of HP              and less than $4.67-$6.84 in known per
                              common stock, plus                        share value for the Indigo common shares
                                                                        to be exchanged for the contingent offer
                              (B) $0.00-$2.77--present value of         price given the allocation between the
                              CVR payment,                              fixed offer price and the contingent offer
                                                                        price and (B) may receive nothing in the
                           for the Indigo common shares to be           future as the value of the CVR payment
                           exchanged for the contingent offer price.    may be zero.



   Therefore, based upon our assumptions, if you had tendered 100 Indigo common shares for the fixed price offer, the minimum per share value consideration you would receive would range from $5.06 to $7.41 per share for the Indigo common shares to be exchanged for the fixed offer price and $0.62 to $1.28 for the Indigo common shares to be exchanged for the contingent offer price. This would result in a range of total consideration of $568.44 to $869.09 for your 100 tendered Indigo shares.

                                Example Four-A



   The following table illustrates one possible outcome in which the contingent offer price is oversubscribed. However, in the following example, the allocation rules will be applied only to the 47,566,222 shares owned by the Landa Family Trust controlled entities because those entities have agreed to automatically allocate their shares from the oversubscribed election to the undersubscribed election and the shares that they hold are sufficient in number to ensure that the other Indigo shareholders' requests to receive the contingent offer price will be observed.



     Allocation applied only to the Landa Family Trust controlled entities


    (no Indigo options or warrants exercised prior to the expiration of the exchange offer)


                             Pre-Allocation Rules



                                                                                    Fixed     Contingent
                                                                                 Offer Price  Offer Price
                                                                                 -----------  -----------
Ceiling on number of Indigo common shares that are permitted to be exchanged for the applicable offer price....................................................  39,033,105  56,177,268
Number of shares tendered by the Landa Family Trust controlled entities.........           0  47,566,222
Number of shares tendered by the other Indigo shareholders......................           0  47,644,151
Excess (deficit) of number of Indigo common shares tendered..................... (39,033,105) 39,033,105



   Because the excess number of shares tendered for the contingent offer price is less than the total number of shares tendered by the Landa Family Trust controlled entities for the contingent offer price as shown in the illustrative table above, the allocation rules will be applied only to the Landa Family Trust controlled entities and all other Indigo shareholders will receive their requested form of consideration alternative as shown in the table below.



     Allocation applied only to the Landa Family Trust controlled entities




                             Post-Allocation Rules



                                                                                    Fixed    Contingent
                                                                                 Offer Price Offer Price
                                                                                 ----------- -----------
Ceiling on number of Indigo common shares that are permitted to be exchanged for the applicable offer price.................................................... 39,033,105  56,177,268
Number of shares tendered by the Landa Family Trust controlled entities......... 39,033,105   8,533,117
Number of shares tendered by the other Indigo shareholders......................          0  47,644,151
Excess (deficit) of number of Indigo common shares tendered.....................          0           0

   In the above example, as the contingent offer price was oversubscribed (and the fixed offer price was undersubscribed) and the allocation rules were applied only to the Landa Family Trust controlled entities and not to the other Indigo shareholders, the range of potential per share present values for Indigo shareholders which are not party to the tender and option agreements would be as follows assuming (1) a payout of the CVR, if any, 39 months after the close, and (2) an illustrative range of $13.00 to $27.00 per share for the 20-day average closing sales prices of HP common stock, which would result in the values of HP common stock and the present values of the CVR payments illustrated in the section titled "Value of HP Common Stock" and "Present Value of CVR Payment at 15%," respectively, in the "--Illustrative Table of Fixed Offer Prices and Contingent Offer Prices and Value of Offer Consideration:"



                                      Range of Potential
Shareholder Tendering For:         Per Share Present Values                    Assumptions/Analysis
-------------------------- ---------------------------------------- ------------------------------------------
  Fixed Offer Price        $5.84-$8.55--value of HP stock           Based on a range of 20-day average
                                                                    closing HP sales prices of $13.00 to
                                                                    $27.00.

  Contingent Offer Price   (1) $4.67-$6.84--value of HP stock;      Based on (1) a range of 20-day average
                                                                    closing HP sales prices of $13.00 to
                           plus                                     $27.00 and (2) a range of CVR payments
                                                                    of $0.00 up to $4.50 discounted to present
                           (2) $0.00-$2.77--present value of CVR    value using a 15% discount rate, such that
                           payment.                                 the tendering shareholder would receive
                                                                    $4.67-$6.84 in known per share value
                                                                    and may receive nothing in the future as
                                                                    the value of the CVR payment may be
                                                                    zero.

                                Example Four-B



   The following table illustrates a variation on the above Example Four-A. In the following table, we have changed our underlying assumption to assume that all Indigo options and warrants are exercised before the expiration of exchange offer, which impacts the ceiling on the number of Indigo common shares that are permitted to be exchanged for the fixed offer price as well as the resulting proration factor in the scenario in which the contingent offer price is oversubscribed (and the fixed offer price is undersubscribed). Therefore, as the Landa Family Trust controlled entities do not own sufficient Indigo common shares to ensure that the other Indigo shareholders' requests to receive the contingent offer price will be observed, the allocation rules will be applied to all other Indigo shareholders requesting the contingent offer price and those Indigo shareholders will be required to accept the fixed offer price for some of the Indigo common shares that they have tendered.



Allocation applied to all Indigo shareholders requesting the contingent offer price


   (all Indigo options and warrants exercised prior to the expiration of the exchange offer)


                             Pre-Allocation Rules



                                                                                    Fixed     Contingent
                                                                                 Offer Price  Offer Price
                                                                                 -----------  -----------
Ceiling on number of Indigo common shares that are permitted to be exchanged for the applicable offer price....................................................  56,177,268  56,177,268
Number of shares tendered by the Landa Family Trust controlled entities.........           0  47,566,222
Number of shares tendered by the other Indigo shareholders......................           0  64,788,314
Excess (deficit) of number of Indigo common shares tendered..................... (56,177,268) 56,177,268



   The excess number of shares tendered for the contingent offer price is greater than the total number of shares tendered by the Landa Family Trust controlled entities for the contingent offer price as shown in the illustrative table above. As a result, after giving effect to the mandatory election provided for in the tender and option agreement such that the Landa Family Trust controlled entitles will receive the fixed offer price for all of their Indigo common shares, the allocation rules will be applied to all Indigo shareholders electing to receive the contingent offer price as shown in the illustrative table below.



 Allocation applied only to all Indigo shareholders requesting the contingent offer price


                             Post-Allocation Rules



                                                                                    Fixed    Contingent
                                                                                 Offer Price Offer Price
                                                                                 ----------- -----------
Ceiling on number of Indigo common shares that are permitted to be exchanged for the applicable offer price.................................................... 56,177,268  56,177,268
Number of shares tendered by the Landa Family Trust controlled entities......... 47,566,222           0
Number of shares tendered by the other Indigo shareholders......................  8,611,046  56,177,268
Excess (deficit) of number of Indigo common shares tendered.....................          0           0



   As a result of the application of the allocation rules in the example illustrated by the above table, if you had tendered 100 Indigo common shares for the contingent offer price: (1) you would receive the contingent offer price for 86.71 of your Indigo common shares; and (2) you would receive the fixed offer price for 13.29 of your Indigo common shares.



   In the above example, we calculated the number of Indigo common shares for which you would receive the contingent offer price by multiplying the number of Indigo common shares that you tendered by the contingent price proration factor, which is determined by dividing (1) 56,177,268, the maximum number of shares that are permitted to be exchanged for the contingent offer price, by
(2) 64,788,314, the aggregate number of shares tendered by all Indigo shareholders for the contingent offer price, after giving effect to the mandatory election by the Landa Family Trust controlled entities to tender up to all of their Indigo common shares for the undersubscribed form of consideration alternative. We then subtracted the resulting number from the total number of Indigo common shares tendered by you to determine the number of Indigo common shares for which you would receive the fixed offer price.



   In the above example, as the contingent offer price was oversubscribed (and the fixed offer price was undersubscribed) and the allocation rules were applied to the Landa Family Trust controlled entities and the other Indigo shareholders, the range of potential per share present values for Indigo shareholders which are not party to the tender and option agreements would be as follows assuming (1) a payout of the CVR, if any, 39 months after the close, and (2) an illustrative range of $13.00 to $27.00 per share for the 20-day average closing sales prices of HP common stock, which would result in the values of HP common stock and the present values of the CVR payments illustrated in the section titled "Value of HP Common Stock" and "Present Value of CVR Payment at 15%," respectively, in the "--Illustrative Table of Fixed Offer Prices and Contingent Offer Prices and Value of Offer Consideration:"



                                        Range of Potential
Shareholder Tendering For:           Per Share Present Values                      Assumptions/Analysis
-------------------------- -------------------------------------------- ------------------------------------------
  Contingent Offer Price   A weighted per share value consisting of:    Based on (1) a range of 20-day average
                                                                        closing HP sales prices of $13.00 to
                           (1) 86.71% of the sum of:                    $27.00 and, (2) a range of CVR payments
                                                                        of $0.00 up to $4.50 discounted to present
                              (A) $4.67-$6.84--value of HP              value using a 15% discount rate, such that
                              common stock, plus                        the tendering shareholder would receive
                                                                        (A) less than $4.67-$6.84 in known per
                              (B) $0.00-$2.77--present value of         share value for the Indigo common shares
                              CVR payment,                              to be exchanged for the contingent offer
                                                                        price and less than $5.84-$8.55 in known
                           for the Indigo common shares to be           per share value for the Indigo common
                           exchanged for the contingent offer price;    shares to be exchanged for the fixed offer
                           and                                          price given the allocation between the
                                                                        fixed offer price and the contingent offer
                           (2) 13.29% of $5.84-$8.55 in value of        price and (B) may receive nothing in the
                           HP common stock for the Indigo common        future as the value of the CVR payment
                           shares to be exchanged for the fixed offer   may be zero.
                           price.



   Therefore, based upon our assumptions, if you had tendered 100 Indigo common shares for the contingent price offer, the minimum per share value consideration you would receive would range from $4.05 to $8.33 per share for the Indigo common shares to be exchanged for the contingent offer price and $0.78 to $1.14 for the Indigo common shares to be exchanged for the fixed offer price. This would result in a range of total consideration of $482.55 to $946.91 for your 100 tendered Indigo shares.


Post-Closing Restructuring

   Through our newly-formed subsidiary, we are making the exchange offer in order to acquire all of the outstanding common shares of Indigo. After the completion of the exchange offer, we may, but are not required to, effectuate a corporate restructuring of Indigo. This post-closing restructuring, if implemented by us in our sole discretion, may include among other things:

   . the commencement of a compulsory acquisition in accordance with Section 2:92a of the Dutch Civil Code by us of Indigo common shares from any remaining minority Indigo shareholders, as described below in the section entitled " --Compulsory Acquisition;"

   . the sale and transfer by Indigo, or any of its subsidiaries, to us, or any of our affiliates, of all or a portion of the assets of Indigo (including capital stock of a subsidiary) or its subsidiaries;

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   .   the transfer of employees from Indigo or an Indigo subsidiary to us or any of our affiliates, and the transfer of employees from us or any of our affiliates to Indigo or an Indigo subsidiary;

   . the amendment of Indigo's articles of association to permit the creation, among other things, of separate classes of shares;

   . the liquidation or merger of an Indigo subsidiary into Indigo or us or any of our affiliates;

   . the distribution of an extraordinary dividend on the Indigo common shares or a particular class or classes of shares of Indigo, as described below in the section entitled "--Post-Closing Dividend;"

   . the effectuation by Indigo and one or more of our Dutch subsidiaries of a legal merger within the meaning of Section 2:309 of the Dutch Civil Code, as described below in the section entitled "--Post-Closing Legal Merger;"

   . the termination of the listing of the Indigo common shares on the Nasdaq National Market;

   . the deregistration of Indigo under the Exchange Act and the cessation of Indigo's reporting obligations thereunder; or

   .   any one or more combinations of the foregoing actions.

  Compulsory Acquisition

   Section 2:92a of the Dutch Civil Code contains a procedure for the compulsory acquisition of shares owned by minority shareholders of a "naamloze vennootschap" or "N.V.," a limited liability company, such as Indigo. As soon as we and our affiliates, other than Indigo, hold for our own account at least 95% of the issued share capital of Indigo, we and such affiliates may institute proceedings against the other minority shareholders of Indigo, in accordance with Section 2:92a of the Dutch Civil Code, in order to force those minority Indigo shareholders to transfer their Indigo common shares to us. The compulsory acquisition may be initiated at any time upon fulfillment of the 95% ownership condition. The proceedings are instituted by means of a writ of summons served upon each of the minority shareholders in accordance with the provisions of the Dutch Code of Civil Procedure. The proceedings are held before the Enterprise Division of the Court of Appeals in Amsterdam, The Netherlands, which is referred to as the Enterprise Division. The Enterprise Division may render the following judgments:

    1. Deny the claim for compulsory acquisition in relation to all minority shareholders if it is established that (A) one or more minority shareholders will incur considerable financial loss by the forced transfer of their Indigo common shares that would not be compensated by the fixed price for their Indigo common shares, (B) one or more minority shareholders holds one or more shares in which, according to Indigo's articles of association, a special control right regarding Indigo is vested, or (C) the plaintiffs have waived their rights to institute these proceedings vis-a-vis one or more of the minority shareholders;

    2. If the claim is not denied (A) appoint one or three auditors to advise the Enterprise Division as to the price to be paid for the minority shareholders' Indigo common shares after which the Enterprise Division will fix such price, or (B) fix the price to be paid for the Indigo common shares of the minority shareholders if the Enterprise Division does not deem it necessary to appoint auditors, for instance, if the plaintiffs have already provided the Enterprise Division with sufficient evidence that the price offered is reasonable; and

    3. If the claim is not denied, award the claim for compulsory acquisition by way of an order to the minority shareholders to transfer their shares, as well as an order to the plaintiffs to pay the minority shareholders the price fixed with interest against transfer of their unencumbered shares.

   If the Enterprise Division fixes the price to be paid for the Indigo common shares of the minority Indigo shareholders, such price shall be increased by the statutory interest rate applicable in The Netherlands, at present 8% per annum, for the period from a date determined by the Enterprise Division to the date of payment of the

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price. However, any dividends or other distributions, including any post-closing dividend, made by Indigo to its shareholders during that period will be deemed to be partial payments towards the price fixed.

   The minority Indigo shareholders will be required to transfer their Indigo common shares, against payment of the price set by the Enterprise Division, only once a final, nonappealable judgment described in clause (3) above has been obtained. The plaintiffs, by notification sent directly to the minority Indigo shareholders whose addresses are known and by means of an advertisement in a national daily newspaper in The Netherlands, will notify the minority Indigo shareholders of the date and place of payment for the Indigo common shares and the price to be paid for the Indigo common shares. The plaintiffs also may pay the price for the minority shareholders' Indigo common shares, inclusive of interest accrued thereon, in escrow to the Kingdom of The Netherlands. By this payment, the plaintiffs become the holders of the Indigo common shares by operation of law subject to the same notice obligations. Any encumbrance on any Indigo common shares for which payment in escrow has been made will be released from such Indigo common shares and will transfer to the funds paid for such shares. At such time, the minority Indigo shareholders would cease to have any rights in their Indigo common shares, including with respect to voting thereof. Their only right will be the right to receive payment therefor upon proper transfer of their Indigo common shares.

   Because the compulsory acquisition would require a court proceeding and possibly expert valuation, receipt of funds could be substantially delayed, and the price paid to Indigo shareholders in the compulsory acquisition may be more or less than the offer consideration issued in the exchange offer.

  Post-Closing Dividend

   As part of the post-closing restructuring that we may implement in our sole discretion, we may transfer subsidiaries of Indigo to our affiliates for fair market value. Indigo would then declare and pay a pro rata dividend of substantially all of the proceeds of such transfer as a post-closing dividend to its shareholders, which would consist of us or our affiliates and the remaining Indigo shareholders. Receipt of a post-closing dividend by non-tendering Indigo shareholders could have adverse tax consequences to such shareholders and reduce the amount payable in any compulsory acquisition we initiate, which is described in the section above entitled "--Compulsory Acquisition." In addition, there may be dividend withholding consequences under Dutch tax laws in connection with such post-closing dividend.

  Post-Closing Legal Merger

   Section 2:309 of the Dutch Civil Code provides for the possibility to merge one company into another company, as long as they are both limited liability companies incorporated under Dutch law, pursuant to which the merging company will cease to exist and be "absorbed" by the surviving entity. As a result of such a legal merger, the assets and liabilities of the merging entity are transferred to the surviving entity by operation of law and the shareholders of the merging entity receive shares in the surviving entity in accordance with an exchange ratio based on the value of the merging companies. As a part of the contemplated post-closing restructuring, we may decide to effect a legal merger between Indigo and a newly-incorporated or existing Dutch subsidiary of HP.

   Dutch law provides that if, on the basis of the exchange ratio, a shareholder is not even entitled to one share in the surviving entity, that shareholder will receive cash instead of shares. However, the total amount of cash to be distributed to shareholders as a result of the merger may not exceed 10% of the nominal value of the shares allocated as a result of the merger. By increasing the aggregate nominal value of the shares that will be allocated by the surviving Dutch HP subsidiary in the legal merger between Indigo and that subsidiary and by making the denominations of individual shares sufficiently large, the individual remaining shareholders of Indigo may not be entitled to receive even one share in that surviving HP subsidiary. In that event, Indigo would cease to exist and the remaining shareholders of Indigo would then be paid an amount in cash rather than receiving shares in the surviving HP subsidiary.

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  Other Post-Closing Actions

   Following the completion of the exchange offer, we may also from time to time purchase Indigo common shares, subject to Dutch law and other applicable law, at market prices then prevailing. Such prices may be higher or lower than the consideration issued in the exchange offer.

   Pursuant to the offer agreement, Indigo has agreed to take all actions, effective no earlier than the completion of the exchange offer, that are reasonably necessary or desirable to accomplish the post-closing restructuring, if implemented by us in our sole discretion, as described in the section entitled "The Exchange Offer--The Post-Closing Restructuring."


   There can be no assurance, however, that we will undertake any of the actions contemplated by the post-closing restructuring or that Indigo shareholders who do not tender their Indigo common shares pursuant to the exchange offer will receive any consideration for their Indigo common shares from HP at any subsequent time. In addition, if we, in our sole discretion, implement a post-closing restructuring to acquire any remaining Indigo common shares not tendered into the exchange offer, it may be expected that the aggregate consideration payable to the remaining minority Indigo shareholders will be equivalent to the fixed offer price. However, the form of the consideration paid to remaining minority Indigo shareholders in any post-closing restructuring will be cash.


   In light of our post-closing restructuring options, we have not determined whether the Indigo common shares obtained in the exchange offer will be retained, retired, held in treasury or otherwise disposed of.

Timing of the Exchange Offer

   The initial expiration time of the exchange offer is 12:00 midnight, New York City time, on the date that is twenty (20) business days after the date the exchange offer is commenced, but we may, and in some cases may be obligated to, extend the exchange offer from time to time, in which case the term "expiration time" means the latest time and date on which the exchange offer, as so extended, expires; provided, however, that in no event shall we be required to extend the exchange offer beyond August 30, 2002. For more information, you should read the discussion in the section below entitled "--Extension, Termination, Waiver and Amendment of the Exchange Offer."

Extension, Termination, Waiver and Amendment of the Exchange Offer

   We expressly reserve the right, subject to the provisions of the offer agreement, to extend the period of time during which our exchange offer remains open, and we can do so by giving oral or written notice to the exchange agent. We are not making any assurances that we will exercise our right to extend the exchange offer, although subject to the terms of the offer agreement, we have agreed to extend the exchange offer for successive extension periods not in excess of ten business days per extension if, at the scheduled expiration of the exchange offer (1) any of the conditions to the exchange offer has not been satisfied or, where permissible, waived, (2) such conditions are reasonably capable of being satisfied in our sole judgment, and (3) none of the events set forth in paragraphs (a) to (c) or (f) to (h) of Annex I to the offer agreement that would permit us not to accept tendered shares has occurred. This topic is more fully described in the section entitled "The Offer Agreement--The Exchange Offer--Extensions of the Exchange Offer." During an extension, all Indigo common shares previously tendered and not properly withdrawn will remain subject to the exchange offer, subject to your right to withdraw your Indigo common shares. You should read the discussion in the section entitled "The Exchange Offer--Withdrawal Rights" for more details.

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   We reserve the right to make any changes in the terms and conditions of the exchange offer by giving oral or written notice of the change to the exchange agent. However, without the prior written consent of Indigo, we cannot:

   .   decrease the offer price;

   . change the form or combination of consideration to be paid in the exchange offer;

   . reduce the number of Indigo common shares to be purchased in the exchange offer;

   . amend the conditions set forth in Annex I to the offer agreement to broaden the scope of such conditions, add any additional conditions, or otherwise amend any other material terms of the exchange offer in a manner materially adverse to Indigo shareholders;

   . extend the exchange offer, except as described below and except that we may extend the exchange offer without Indigo's consent (1) if at the scheduled expiration date of the exchange offer any of the conditions to the exchange offer have not been satisfied or waived, or (2) for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission or its staff; or

   .   amend the minimum condition, except as described below.


   We expressly reserve the right to and may unilaterally amend or waive the minimum condition to reduce the percentage of outstanding Indigo common shares required to be validly tendered in accordance with the terms of the exchange offer, provided, that we shall extend the exchange offer for a period of not fewer than ten business days after any such amendment or waiver.


   We are required to follow any extension, termination, amendment or delay, as promptly as practicable, with a public announcement. In the case of an extension, the announcement is required to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration time. Subject to applicable law, including Rules 14d-4(d) and 14d-6(c) under the Exchange Act, which require that any material change in the information published, sent or given to shareholders in connection with the exchange offer be promptly sent to shareholders in a manner reasonably designed to inform shareholders of the change, and without limiting the manner in which we may choose to make any public announcement, we assume no obligation to publish, advertise or otherwise communicate any public announcement other than by making a release to the Dow Jones News Service.

   If we make a material change in the terms of the exchange offer or the information concerning the exchange offer, or if we waive a material condition of the exchange offer, we will extend the exchange offer to the extent required under the Exchange Act. If, prior to the expiration time and after obtaining Indigo's prior written consent, we change the percentage of Indigo common shares being sought or the consideration offered to you, that change will apply to all shareholders whose Indigo common shares are accepted for exchange pursuant to the exchange offer. If at the time notice of that change is first published, sent or given to you, the exchange offer is scheduled to expire at any time earlier than the tenth business day from and including the date that the notice is first so published, sent or given, we are required to extend the exchange offer until the expiration of that ten business day period. For purposes of the exchange offer, a "business day" means any day, other than a Saturday, Sunday or U.S. federal holiday and shall consist of the time period from 12:01 a.m. through 12:00 midnight U.S. Eastern time.

Exchange of Indigo Common Shares; Delivery of Consideration

   Upon the terms of, and subject to the conditions to, the exchange offer including, if the exchange offer is extended or amended, the terms and conditions of the extension or amendment, we are required to accept for exchange, and to deliver a combination of shares of HP common stock and CVRs in exchange for, Indigo common shares that are validly tendered and not properly withdrawn, promptly after the expiration time. In addition, subject to applicable rules of the Securities and Exchange Commission, we expressly reserve the right

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to delay acceptance for exchange or the exchange of Indigo common shares in order to comply with any applicable law. In all cases, exchange of Indigo common shares tendered and accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of:

   . Certificates for the Indigo common shares or a confirmation of a book-entry transfer of the Indigo common shares in the exchange agent's account at The Depository Trust Company, which is referred to in this prospectus as the "DTC;" and

   . A properly completed and duly executed letter of transmittal or a manually signed facsimile of that document, and any other required documents.

   For purposes of the exchange offer, we will be deemed to have accepted for exchange Indigo common shares validly tendered and not properly withdrawn as, if and when we notify the exchange agent of our acceptance of the tenders of those Indigo common shares. The exchange agent is required to then deliver shares of HP common stock, CVRs, if any (or notices of beneficial ownership to the extent the CVRs are issued in the form of global certificates), and cash instead of fractional shares of HP common stock in exchange for the Indigo common shares promptly after receipt of the notice referred to in the preceding sentence. The exchange agent will act as our agent for the purpose of receiving shares of HP common stock and any cash to be paid instead of any fractional shares of HP common stock and transmitting a certificate or certificates for HP common stock, CVRs, if any, and cash, if any, to you. You will not receive any interest on any cash that HP pays to you, even if there is a delay in making the exchange.

   If we do not accept any tendered Indigo common shares for exchange pursuant to the terms and conditions of the exchange offer for any reason, or if certificates are submitted for more Indigo common shares than are accepted, we are required to return certificates for the unexchanged Indigo common shares to the tendering shareholder or, in the case of Indigo common shares tendered by book-entry transfer of unexchanged Indigo common shares into the exchange agent's account at the address on the back page of this prospectus, pursuant to the procedures described in the section entitled "The Exchange Offer--Procedure for Tendering," the Indigo common shares will be credited to an account maintained within DTC, as soon as practicable following expiration or termination of the exchange offer.

Cash Instead of Fractional Shares of HP Common Stock

   No fractional shares of HP common stock will be issued in connection with the exchange offer. Instead, each tendering holder of Indigo common shares who would otherwise be entitled to receive a fraction of a share of HP common stock in the exchange offer, after aggregating all fractional shares of HP common stock that otherwise would be received by such holder, will receive cash rounded to the nearest whole cent, without interest, equal to the product obtained by multiplying such fraction by the closing price of one share of HP common stock, as reported on the New York Stock Exchange, on the first date that HP accepts Indigo common shares for exchange in the exchange offer.

Withdrawal Rights

   Your tender of Indigo common shares pursuant to the exchange offer is irrevocable, except that Indigo common shares tendered pursuant to the exchange offer may be withdrawn at any time prior to the expiration time.

   For your withdrawal to be effective, the exchange agent must receive from you a written letter, telex or facsimile transmission notice of withdrawal at the address set forth on the back cover of this prospectus, and your notice must include your name, address, social security number, the certificate number(s) and the number of Indigo common shares to be withdrawn as well as the name of the registered holder, if it is different from that of the person who tendered the Indigo common shares.

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   A financial institution must guarantee all signatures on the notice of withdrawal unless the Indigo common shares have been tendered for the account of any eligible institution. Most banks, savings and loan associations and brokerage houses are able to provide these signature guarantees for you. The financial institution must be a participant in the Securities Transfer Agents Medallion Program, or an "eligible institution." If Indigo common shares have been tendered pursuant to the procedures for book-entry tender discussed under the caption below entitled "Procedure for Tendering," any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Indigo common shares and must otherwise comply with the DTC procedures. If certificates have been delivered to the exchange agent, the name of the registered holder and the serial numbers of the particular certificates evidencing the Indigo common shares withdrawn must also be furnished to the exchange agent, as stated above, prior to the physical release of the certificates. We will decide all questions regarding the form and validity, including time of receipt, of any notice of withdrawal, in our sole discretion, and our decision shall be final and binding.

   Neither we, the exchange agent, the information agent nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any notification. Any Indigo common shares properly withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer. However, you may tender withdrawn Indigo common shares by following one of the procedures discussed in the sections below entitled "--Procedure for Tendering" or "--Guaranteed Delivery" at any time prior to the expiration time.

Election Procedures


   Each holder of tendered Indigo common shares will have the right to make an election, subject to the provisions relating to fractional shares of HP common stock described in the section above entitled "--Description of the Exchange Offer" and the limitations described in the section above entitled "--Allocation Rules for the Fixed Offer Price and Contingent Offer Price," to receive for all such holder's tendered Indigo common shares either the fixed offer price or the contingent offer price.


   Subject to the limitations referred to in the immediately preceding paragraph, in the exchange offer (1) each tendered Indigo common share for which a valid election to receive the fixed offer price has been received and each non-electing Indigo common share will be exchanged for the fixed offer price, and (2) each tendered Indigo common share for which a valid election to receive the contingent offer price has been received will be exchanged for the contingent offer price.

   To the extent that you validly tender your Indigo common shares and do not withdraw them but do not indicate in your transmittal letter whether to elect the fixed offer price or the contingent offer price, you will be deemed to have elected to receive the fixed offer price for all Indigo common shares that you tender, subject to the limitations referred to above.

Procedure for Tendering

   For you to validly tender Indigo common shares pursuant to the exchange offer:

   . The enclosed election form and letter of transmittal, properly completed and duly executed or a manually executed facsimile of that document, along with any required signature guarantees, or an agent's message in connection with a book-entry transfer, and any other required documents, must be transmitted to and received by the exchange agent at the address set forth on the back cover of this prospectus, and certificates for tendered Indigo common shares must be received by the exchange agent at the address set forth on the back cover of this prospectus or the Indigo common shares must be tendered pursuant to the procedures for book-entry tender described below (and a confirmation of receipt of the tender received, which confirmation we refer to below as a "book-entry confirmation"), in each case before the expiration time; or

   .   You must comply with the guaranteed delivery procedures described below.

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   Both of these procedures described above must be completed by the expiration time.

   The term agent's message means a message, transmitted by DTC to, and received by, the exchange agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgement from the participant in DTC tendering the Indigo common shares which are the subject of the book-entry confirmation, that the participant has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce that agreement against the participant.

   The exchange agent is required to establish accounts with respect to the Indigo common shares at DTC for purposes of the exchange offer within two (2) business days after the date of this prospectus, and any financial institution that is a participant in DTC may make book-entry delivery of the Indigo common shares by causing DTC to transfer tendered Indigo common shares into the exchange agent's account in accordance with DTC's procedure for the transfer. However, although delivery of Indigo common shares may be effected through book-entry at DTC, the letter of transmittal (or a manually signed facsimile thereof), with any required signature guarantees, or an agent's message in connection with a book-entry transfer, and any other required documents, must, in any case, be transmitted to and received by the exchange agent at the address on the back cover of this prospectus prior to the expiration time, or the guaranteed delivery procedures described below must be followed.

   Signatures on all letters of transmittal must be guaranteed by an eligible institution, except in cases in which Indigo common shares are tendered either by a registered holder of Indigo common shares who has not completed the box entitled "Special Issuance Instructions" on the letter of transmittal or for the account of an eligible institution.

   If the certificates for Indigo common shares are registered in the name of a person other than the person who signs the letter of transmittal, or if certificates for unexchanged Indigo common shares are to be issued to a person other than the registered holder(s), the certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signature(s) on the certificates or stock powers guaranteed in the manner HP has described above.

   The method of delivery of Indigo share certificates and all other required documents, including delivery through DTC, is at your option and risk, and the delivery will be deemed made only when actually received by the exchange agent. If delivery is by mail, HP recommends registered mail with return receipt requested, properly insured. In all cases, you should allow sufficient time to ensure timely delivery.

   To prevent backup federal income tax withholding with respect to cash received instead of fractional shares pursuant to the exchange offer or upon a payment under the CVRs, you must provide the exchange agent with your correct taxpayer identification number and certify whether you are subject to withholding of federal income tax by completing the substitute Form W-9 included in the letter of transmittal. Some shareholders (including, among others, all corporations and some foreign individuals) are not subject to these backup withholding and reporting requirements. In order for a foreign individual to qualify as an exempt recipient, the shareholder must submit a Form W-8BEN or other Form W-8, signed under penalties of perjury, attesting to that individual's exempt status.

Guaranteed Delivery

   If you wish to tender Indigo common shares pursuant to the exchange offer and your certificates are not immediately available or you cannot deliver the certificates and all other required documents to the exchange agent prior to the expiration time or cannot complete the procedure for book-entry transfer on a timely basis, your Indigo common shares may nevertheless be tendered, as long as all of the following conditions are satisfied:

   .   You make your tender by or through an eligible institution;

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   .   The enclosed notice of guaranteed delivery, properly completed and duly executed, substantially in the form enclosed with this prospectus, is received by the exchange agent as provided below on or prior to the expiration time; and

   . The certificates for all tendered Indigo common shares or a confirmation of a book-entry transfer of tendered securities into the exchange agent's account at DTC as described above, in proper form for transfer, together with a properly completed and duly executed letter of transmittal or a manually signed facsimile thereof, with any required signature guarantees (or, in the case of a book-entry transfer, an agents message) and all other documents required by the letter of transmittal are received by the exchange agent within three (3) New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

   You may deliver the notice of guaranteed delivery by hand or transmit it by facsimile transmission or mail to the exchange agent and you must include a signature guarantee by an eligible institution in the form provided in that notice.

   In all cases, we are required to exchange Indigo common shares tendered and accepted for exchange pursuant to the exchange offer only after timely receipt by the exchange agent of certificates for Indigo common shares (or timely confirmation of a book-entry transfer of tendered securities into the exchange agent's account at DTC as described above), properly completed and duly executed letter(s) of transmittal or manually signed facsimile(s) thereof, or an agent's message in connection with a book-entry transfer, and any other required documents.

   By executing a letter of transmittal as described above, you irrevocably appoint our designees as your attorneys-in-fact and proxies, each with full power of substitution, to the full extent of your rights with respect to your Indigo common shares tendered and accepted for exchange by us and with respect to any and all other Indigo common shares and other securities (other than the shares of HP common stock) issued or issuable in respect of the Indigo common
shares on or after           , 200  . That appointment is effective when and
only to the extent that, we accept the Indigo common shares for exchange pursuant to the exchange offer. All of these proxies shall be considered coupled with an interest in the tendered Indigo common shares and therefore shall not be revocable. Upon the effectiveness of the appointment, all prior proxies that you have given will be revoked and you may not give any subsequent proxies (and, if given, they will not be deemed effective). With respect to the Indigo common shares for which the appointment is effective, our designees will be empowered, among other things, to exercise all of your voting and other rights as they, in their sole discretion, deem proper at any annual, special or adjourned meeting of Indigo shareholders or otherwise. we reserve the right to require that, in order for Indigo common shares to be deemed validly tendered immediately upon our exchange of the shares, we must be able to exercise full voting rights with respect to the tendered Indigo common shares.

   We, in our sole discretion, will determine questions regarding the validity, form, eligibility, including time of receipt, and acceptance for exchange of any tender of Indigo common shares and its determination shall be final and binding. We reserve the absolute right to reject any and all tenders of Indigo common shares that we determine are not in proper form or the acceptance of or exchange for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the tender of any Indigo common shares. No tender of Indigo common shares will be deemed to have been validly made until all defects and irregularities in tenders of Indigo common shares have been cured or waived. Neither we, the exchange agent, the information agent nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any Indigo common shares or will incur any liability for failure to give notification. Our interpretation of the terms and conditions of the exchange offer (including the letter of transmittal and instructions thereto) will be final and binding.

   The tender of Indigo common shares pursuant to any of the procedures described above will constitute a binding agreement between us and you upon the terms and subject to the conditions to the exchange offer.

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Accounting Treatment of the Exchange Offer

   In accordance with United States generally accepted accounting principles, HP will account for the exchange offer using the purchase method of accounting. Under this method of accounting, HP will record the market value of its common stock issued in connection with the exchange offer, the fair value of the options to purchase Indigo common shares assumed in connection with the exchange offer and the amount of direct transaction costs associated with the exchange offer as the estimated purchase price of acquiring Indigo. HP will allocate the estimated purchase price to the net tangible and amortizable intangible assets acquired, intangible assets with indefinite lives and in-process research and development, based on their respective fair values at the date of the completion of the exchange offer. Any excess of the estimated purchase price over those fair values will be accounted for as goodwill. The future cash payout, if any, under the CVR obligation would be accounted for as an increase in goodwill when incurred.

   In accordance with the Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," goodwill and intangible assets with indefinite lives resulting from business combinations completed subsequent to June 30, 2001 will not be amortized but instead will be tested for impairment at least annually (more frequently if certain indicators are present). In the event that the management of HP determines that the value of goodwill or intangible assets with indefinite lives has become impaired, HP will incur an accounting charge for the amount of impairment during the fiscal quarter in which the determination is made. In addition, in the event that the management of HP determines that the useful life of any intangible assets with indefinite lives has become definite, the intangible asset will be amortized over its remaining useful life, and HP will incur an accounting charge related to such amortization during each fiscal quarter of the intangible asset's remaining useful life.

Regulatory Filings and Approvals Required to Complete the Exchange Offer

   We and Indigo have agreed, pursuant to the offer agreement, to use commercially reasonable efforts to take, or cause to be taken, all reasonable actions, and to do, or cause to be done, and to assist and cooperate with the other parties including, all things reasonably necessary, proper or advisable, to obtain any regulatory clearance, waiver, approval or authorization that is necessary to enable us and Indigo to consummate and make effective the transaction; provided, however that nothing in the offer agreement shall be deemed to require us or Indigo or any subsidiary or affiliate thereof to make proposals, execute or carry out agreements or submit to orders providing for a sale, license or other disposition or holding separate (through the establishment or a trust or otherwise) of any assets or categories of assets of we, any of our affiliates or Indigo or its subsidiaries or the holding separate of any Indigo common shares or imposing or seeking to impose any limitation on the ability of us or any of our subsidiaries or affiliates to conduct their business or own such assets or to acquire, hold or exercise full rights of ownership of the Indigo common shares. Other than clearance under the antitrust laws applicable to the transaction which are described below, the Israeli approvals applicable to the transaction which are described below, the Securities and Exchange Commission declaring effective the registration statement on Form S-4 relating to this transaction, of which this prospectus is a part, we do not believe that any additional material governmental filings are required with respect to the transaction.

   Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, the transaction may not be completed until HP and Indigo each notify and furnish information to the Federal Trade Commission and the Antitrust Division of the United States Department of Justice and specified waiting period requirements have been satisfied. We have made the notifications required under the Hart-Scott-Rodino Act to the Federal Trade Commission and the Antitrust Division of the United States Department of Justice, and the waiting period under the Hart-Scott-Rodino Act was terminated on October 1, 2001.

   At any time during or after the statutory waiting periods and before or after the completion of the exchange offer, either the Antitrust Division of the United States Department of Justice or the Federal Trade Commission could take any action under United States antitrust laws that it deems necessary or desirable, including seeking to

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enjoin the completion of the exchange offer or seeking the divestiture of assets of us or Indigo. Private parties and state attorneys general may also bring actions under United States antitrust laws depending on the circumstances. Although we believe that neither the exchange offer nor the post-closing restructuring raises concerns under United States antitrust laws, we can give no assurance that a challenge to the exchange offer or the post-closing restructuring on antitrust grounds will not be made or, if a challenge is made, that we and Indigo would prevail.


   We and Indigo also conduct operations internationally, where other antitrust or competition regulatory filings or approvals are required in connection with the completion of the exchange offer. HP and Indigo believe that antitrust-related regulatory filings in connection with the completion of the exchange offer are necessary in Austria, Brazil, Germany, Israel, Italy and Portugal. We have made all these required foreign antitrust filings. The applicable antitrust clearances in Italy and Germany have been granted. However, we have not yet received antitrust clearance in Austria, Brazil or Portugal. Antitrust clearance in Brazil is not required before the closing of the exchange offer. The foreign antitrust authorities or private parties could also take any action available to them under the relevant foreign antitrust laws that they deem necessary or desirable, including seeking to enjoin the completion of the exchange offer or seeking the divestiture of assets of us or Indigo. In addition, in some jurisdictions a competitor, customer or other third party could initiate a private action under the antitrust laws challenging or seeking to enjoin the exchange offer, before or after it is completed. Although we believe that neither the exchange offer nor the post-closing restructuring raises concerns under foreign antitrust laws and though we fully intend to comply with the antitrust laws of any other jurisdiction in which the transaction is subject to review, we can give no assurance that a challenge to the exchange offer or the post-closing restructuring on antitrust grounds will not be made or, if a challenge is made, that we and Indigo would prevail.


  Israeli Restrictive Practices Law


   Under Israel's Restrictive Trade Practices Law, 1988, a merger (which for purposes of this law includes the acquisition of one quarter or more of a company's share capital), which meets certain conditions, is subject to the approval of the Israeli Commissioner of Restrictive Trade Practices. It is therefore a condition to our obligation to the closing of the exchange offer that such approval is given. We made the required filing with the Israeli Commissioner of Restricted Trade Practices on January 21, 2002, but have not yet received the requred approval.


  Office of The Chief Scientist

   To the extent that a research and development program developed by a company has been funded by the Office of the Chief Scientist, the Office of the Chief Scientist's consent would be required for the transfer of the means of control in the company to a non-Israeli entity. The Office of the Chief Scientist is part of Israel's Ministry of Trade and Industry and provides research and development grants to Israeli companies in order to encourage research and development in industry, subject to an obligation to repay the grants by means of royalties on the sale of products deriving from programs funded by the grants. Indigo Electronic Printing Systems Ltd., referred to as IEPS, has obtained grants from the Office of the Chief Scientist for different development programs. The Office of the Chief Scientist's approval for the closing of the exchange offer is required.

   The conditions of grants provided by the Office of the Chief Scientist generally place limitations on the transfer of know-how and the manufacture outside of Israel of products funded by such grants. These conditions apply to the grants received by IEPS from the Office of Chief Scientist. The consent of the Office of Chief Scientist to Indigo's ownership of know-how funded by the Office of Chief Scientist is required under the offer agreement.

   Under the offer agreement, we have agreed to provide an undertaking to comply with the laws and regulations of the Office of the Chief Scientist and to confirm to the Office of the Chief Scientist that after the closing of the exchange offer, Indigo will continue its operations in a manner consistent with Indigo's previous undertakings to the Office of the Chief Scientist. However, we cannot assure you that these actions will be sufficient for the consents of the Office of the Chief Scientist, as required under the offer agreement, to be granted. Indigo submitted the request for this approval to the Office of the Chief Scientist on October 30, 2001.

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   In December 2001, Indigo reached an agreement with the Office of the Chief
Scientist for the early repayment of royalties, pursuant to which Indigo paid the Office of the Chief Scientist approximately $15 million in 2002 in settlement of potential future royalty obligations. Indigo's prepayment of future royalties will end Indigo's obligation to make royalty payments with respect to grants received from the Office of the Chief Scientist during the years 1993-2001, and will enable Indigo to join a program, funded by the Office of the Chief Scientist, for the development of generic projects with no royalty payment obligations. However, such prepayment will not remove any limitations on the transfer of know-how or on the manufacture outside of Israel of products funded by such grants. Notwithstanding such prepayment, in the event that the consent of the OCS is given to manufacture products funded by grants provided by the OCS, depending on the percentage of manufacturing taking place outside of Israel, increased royalties would be payable to the OCS.


  Israeli Investment Center


   The Investment Center, which is also a part of Israel's Ministry of Industry and Trade, provides various benefits to Israeli companies, including grants to finance capital investments and tax benefits ranging from reduced rates of Israeli company tax to a full tax exemption for a fixed period, depending on a number of factors. IEPS's production facilities in Nes Ziona was granted Approved Enterprise status by the Investment Center and, accordingly, IEPS is entitled to receive tax benefits from the Investment Center in respect of that facility. In general, the consent of the Investment Center is required for any change in the ownership structure of a company that was granted Approved Enterprise status. The approval of the Investment Center to the closing of the exchange offer is required under the offer agreement. Indigo submitted the request for this approval to the Investment Center on November 19, 2001 and received this approval on December 26, 2001. We also have agreed to comply with the laws and regulations of the Investment Center and to confirm to the Investment Center that after the closing of the exchange offer, Indigo will continue its operations in a manner consistent with Indigo's previous undertakings to the Investment Center.


  Israeli Income Tax Authorities


   Under the offer agreement, Indigo is to prepare and file an application to the Israeli Income Tax Commissioner for a pre-ruling confirming that the conversion of Indigo stock options for HP stock options will not result in a requirement for an immediate Israeli tax payment and that Israeli taxation will be deferred until the exercise of such converted stock options, or in the case of Indigo stock options which are part of a stock option plan which is subject to Section 102 of the Israeli Income Tax Ordinance, until the actual sale of the shares of HP common stock by the option holders. The offer agreement also provides that, subject to certain conditions, Indigo shall be allowed to comply with any conditions contained in the ruling or reasonable requests made by the Israeli Tax Commissioner in connection with its delivery of such ruling. Indigo filed its application for such ruling on January 2, 2002.


  Israeli Securities Authority


   The exchange of Indigo stock options held by Israeli employees of Indigo, or its subsidiaries, for HP stock options will require the publication of a prospectus under the Israeli Securities Law, 1968 unless an exemption, pursuant to Section 15D of the Israeli Securities Law, 1968, from the requirement is given by the Israeli Securities Authority. Therefore, the receipt of such exemption is required under the offer agreement. We have not yet applied for this exemption.


   A pre-ruling is also required under the offer agreement from the Israeli Securities Authority regarding the inapplicability of the requirement under the Israeli Securities Law, 1968 to publish a prospectus in respect of the exchange offer for Indigo common shares and the exchange of Indigo warrants for HP warrants. We filed the application for the pre-ruling on October 21, 2001 and received the requested pre-ruling on October 29, 2001.

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Indigo Appraisal Rights

   Dutch law does not recognize the concept of appraisal or dissenters' rights and, accordingly, holders of shares of a Netherlands company, such as Indigo, have no appraisal rights. However, on the basis of a general rule of Dutch corporate law, the management of a company (and the other shareholders) must act towards a shareholder in accordance with the "principles of reasonableness and fairness." Acts in violation of those principles may be challenged through court proceedings.

U.S. State Takeover Laws

   A number of states of the United States have adopted takeover laws and regulations which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated in such states or whose business operations have, substantial economic effects in such states, or have substantial assets, security holders, principal executive offices or principal places of business therein. We do not believe that any of these statutes will apply to the exchange offer by their terms and has not attempted to comply with any state takeover statutes in connection with the exchange offer. We reserve the right to challenge the validity of applicability of any state law allegedly applicable to the exchange offer and nothing in this prospectus and no action taken in connection herewith is intended as a waiver of that right. In the event it is asserted that one or more state takeover statutes is applicable to the exchange offer, and an appropriate court does not determine that it is inapplicable or invalid as applied to the exchange offer, we may be required to file certain information with, or receive approvals from, the relevant state authorities, and we may be unable to accept or pay for Indigo common shares tendered in the exchange offer or may be delayed in continuing or completing the exchange offer. In such case, we may not be obligated to accept, or pay for, any Indigo common shares tendered in the exchange offer under the terms of the offer agreement, as described in the section entitled "The Offer Agreement--Conditions to the Exchange Offer."

Rule 13e-3 Transactions

   The Securities and Exchange Commission has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain "going private" transactions. We believe that Rule 13e-3 will not be applicable to a compulsory acquisition or any open-market purchases subsequent to the completion of the exchange offer, each as described under "--Post-Closing Restructuring," if, at the time of such action, Indigo is no longer registered under the Exchange Act. See "Special Factors--Effects of the Exchange Offer; Plans or Proposals After the Exchange Offer." If applicable, Rule 13e-3 would require that, among other things, certain financial information concerning Indigo and certain information relating to the fairness of the compulsory acquisition and the consideration offered to minority Indigo shareholders be filed with the Securities and Exchange Commission and distributed to minority Indigo shareholders prior to the consummation of any such transaction.

Fees and Expenses


   We will retain Georgeson Shareholder Communications, Inc. to act as information agent in connection with the exchange offer. The information agent may contact holders of Indigo common shares by mail, telephone, telex, telegraph, e-mail and personal interview and may request brokers, dealers and other nominee shareholders to forward material relating to the exchange offer to beneficial owners of Indigo common shares. We will agree to pay the information agent reasonable and customary compensation for these services in addition to reimbursing the information agent for its reasonable out-of-pocket expenses. We will agree to indemnify the information agent against certain liabilities and expenses in connection with the exchange offer, including certain liabilities under the U.S. federal securities laws.



   In addition, we will retain Computershare Trust Company of New York as the exchange agent. We have agreed to pay the exchange agent reasonable and customary compensation for its services in connection with the exchange offer, has agreed to reimburse the exchange agent for its reasonable out-of-pocket expenses and has


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agreed to indemnify the exchange agent against certain liabilities and expenses, including certain liabilities under the U.S. federal securities laws.

   Except as described above, we have not agreed to pay any fees or commissions to a broker, dealer or other person for soliciting tenders of Indigo common shares pursuant to the exchange offer. We have agreed to reimburse brokers, dealers, commercial banks and trust companies and other nominees, upon request, for customary clerical and mailing expenses incurred by them in forwarding offering materials to their customers.

   The estimated aggregate fees and expenses to be incurred by us, on the one hand, and by Indigo and its affiliates other than us, on the other hand, in connection with the completion of the exchange offer are as follows:

                                                                 Indigo HP
                                                                 ------ --
     Advisory Fees and Expenses.................................   $    $
     Legal and Accounting Fees and Expenses.....................
     Depository and Paying Agent Fees and Expenses..............
     Printing and Mailing Costs.................................
     Solicitation Fees and Expenses.............................
     Securities and Exchange Commission Filing Fee..............
     Other Regulatory Filing Fees...............................
     Miscellaneous Expenses.....................................
                                                                   --   --
        Total...................................................   $    $
                                                                   ==   ==

   The offer agreement provides that fees and expenses incurred in connection with the offer agreement and the transactions contemplated thereby will be paid by the party that incurred them.

Source and Amount of Funds

   The source and amount of funds or other consideration to be used by our subsidiary to purchase the Indigo common shares in connection with the exchange offer are newly issued shares of HP common stock, which our subsidiary will purchase from HP for cash, and CVRs to be issued by our subsidiary. HP will guarantee the contingent payment obligations of our subsidiary under the CVRs. However, we anticipate our subsidiary will have access to sufficient capital to make any payments under the CVRs.

Restrictions on Sales of Shares of HP Common Stock Received in the Exchange
Offer

   The shares of HP common stock to be issued in the exchange offer will be registered under the Securities Act and will be freely transferable under the Securities Act, except for shares of HP common stock issued to any person who is deemed to be an "affiliate" of Indigo prior to the exchange offer. Persons who may be deemed to be "affiliates" of Indigo prior to the exchange offer include individuals or entities that control, are controlled by, or are under common control of Indigo prior to the exchange offer, and may include officers and directors, as well as principal shareholders of Indigo prior to the exchange offer. Persons who may be deemed to be affiliates of Indigo prior to the exchange offer may not sell any of the shares of HP common stock received by them in the exchange offer except pursuant to:

   . An effective registration statement under the Securities Act covering the resale of those shares;

   .   An exemption under paragraph (d) of Rule 145 under the Securities Act; or

   .   Any other applicable exemption under the Securities Act.

   Our registration statement on Form S-4, of which this prospectus forms a part, does not cover the resale of shares of HP common stock to be received in the exchange offer by persons who may be deemed to be affiliates of Indigo prior to the exchange offer.

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Listing of Shares of HP Common Stock Issued in the Exchange Offer on the New
York Stock Exchange and Pacific Stock Exchange

   We will use our commercially reasonable efforts to cause the listing on the New York Stock Exchange and the Pacific Stock Exchange, effective as of the closing time, of the shares of HP common stock issuable, and those required to be reserved for issuance, in connection with the exchange offer, subject to official notice of issuance.

Delisting and Deregistration of Indigo Common Shares after the Exchange Offer

   Pursuant to the offer agreement, we, after the closing of the exchange offer, may effectuate a post-closing restructuring of Indigo and its subsidiaries, which may include, without limitation, the termination of the listing of Indigo common shares on the Nasdaq National Market and deregistration under the Exchange Act. See the section entitled "Special Factors--Effects of the Exchange Offer; Plans or Proposals After the Exchange Offer" for a description of the possible effects of such delisting and deregistration on the liquidity and market value of the remaining Indigo common shares held by the public and not tendered pursuant to the exchange offer.

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                              THE OFFER AGREEMENT

   The following summary describes the material provisions of the offer agreement. The provisions of the offer agreement are complicated and not easily summarized. This summary may not contain all of the information about the offer agreement that is important to you. The offer agreement is attached to this prospectus as Annex A and is incorporated by reference into this prospectus, and HP and Indigo encourage you to read it carefully in its entirety for a more complete understanding of the offer agreement.

The Exchange Offer

  Terms of the Exchange Offer

   Under the terms of the offer agreement, we have agreed to commence through our newly-formed subsidiary as promptly as practicable an exchange offer for all outstanding Indigo common shares. We are causing our newly-formed subsidiary to offer to exchange each Indigo common share that is validly tendered and not properly withdrawn for either the fixed offer price or the contingent offer price.

   The initial expiration date of the exchange offer is       ,        the
twentieth business day following its commencement.

  Extensions of the Exchange Offer

   We have the right to extend the exchange offer (1) if at the scheduled expiration date of the exchange offer any of the conditions to the exchange offer shall not have been satisfied or waived; or (2) for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission or the staff thereof applicable to the exchange offer.

   We are not making any assurances that we will exercise our right to extend the exchange offer, although, subject to the terms of the offer agreement, we have agreed to extend the exchange offer for successive extension periods not in excess of ten (10) business days per extension if, at the scheduled expiration of the exchange offer (1) any of the conditions to the exchange offer has not been satisfied or, where permissible, waived, (2) such conditions are reasonably capable of being satisfied in our sole judgment, and (3) none of the following events that would permit us not to accept tendered shares has occurred and is continuing at the time of the expiration of the offer:

   . there shall be pending any suit, action or proceeding by any governmental entity against us, Indigo, any subsidiary of Indigo or any of our subsidiaries (i) seeking to prohibit or impose any material limitations on our ownership or operation (or that of any of our subsidiaries or affiliates) of all or a material portion of their or Indigo's businesses or assets, or to compel us or its subsidiaries and affiliates to dispose of or hold separate any material portion of the business or assets of Indigo or us and their respective subsidiaries, in each case taken as a whole, (ii) challenging the acquisition by us of any Indigo common shares under the exchange offer, seeking to restrain or prohibit the making or completion of the exchange offer or the performance of any of the other transactions contemplated by the offer agreement, the tender agreements, or the voting agreements (including the voting provisions thereunder), or seeking to obtain from Indigo or us any damages that are material in relation to Indigo and its subsidiaries taken as a whole, (iii) seeking to impose material limitations on our ability, or render us unable, to accept for payment, pay for or purchase some or all of the Indigo common shares pursuant to the exchange offer, (iv) seeking to impose material limitations on our ability effectively to exercise full rights of ownership of the Indigo common shares, including, without limitation, the right, to vote the Indigo common shares purchased on all matters properly presented to Indigo's shareholders, (v) compelling us or our affiliates to dispose of or hold separate any portion of the business or assets or shares of Indigo or us and our respective subsidiaries, (vi) obligating Indigo, us or any of our respective subsidiaries to pay material damages in connection with the transactions contemplated by the offer agreement, or
       (vii) which otherwise is reasonably likely to have a material adverse effect on Indigo, as

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

       determined in accordance with the offer agreement, or, as a result of the transactions contemplated by the offer agreement, a material adverse effect on us, as determined in accordance with the offer agreement;

   . there shall be any law, statute, rule, regulation, ordinance, judgment, order, decree or injunction enacted, entered, enforced, promulgated, or deemed applicable, pursuant to an authoritative interpretation by or on behalf of a government entity, to the exchange offer, or any other action shall be taken by any governmental entity, other than the application to the exchange offer of applicable waiting periods or approvals under the Hart-Scott-Rodino Act or any foreign antitrust or competition law and any Israeli governmental approvals required pursuant to Israeli legal requirements for the completion of the exchange offer, including approval of the Office of the Chief Scientist of the Israeli Ministry of Trade & Industry, the Israeli Investment Center of the Israeli Ministry of Trade & Industry and the Israeli Commissioner of Restrictive Trade Practices and receipt by HP of the Israeli securities law exemption described in Section 6.11(d) of the offer agreement, that, is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (vii) of the foregoing paragraph;

   . there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange, for a period in excess of 24 hours (excluding suspensions or limitations resulting solely from physical damage or interference with such exchanges not related to market conditions), (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (iii) a commencement of a war, armed hostilities or other international or national calamity directly involving the United States, (iv) a commencement of a war or escalation of armed hostilities or a general mobilization or other international or national calamity directly involving Israel that is or is reasonably likely to be materially adverse to Indigo's ability to conduct business in Israel, (v) any limitation (whether or not mandatory) by any United States governmental authority on the extension of credit generally by banks or other financial institutions, or (vi) in the case of any of the foregoing existing at the time of the commencement of the offer, a material acceleration or worsening thereof;

   . Indigo shall not have received the consents, waivers and approvals required to be obtained in connection with the consummation of the transactions contemplated by the offer agreement;

   . the extraordinary general meeting of shareholders of Indigo shall not have passed on the appointments of members of Indigo's supervisory and management boards and the amendment of Indigo's articles of association in accordance with Section 1.3 of the offer agreement; or

   . the offer agreement shall have been terminated in accordance with its terms.

   So long as the conditions to the exchange offer are reasonably capable of being satisfied in our sole judgment and none of the foregoing events has occurred, we have agreed to the foregoing extensions of the exchange offer until all conditions to the exchange offer are satisfied or, if permissible waived, or until the offer agreement is terminated in accordance with its terms.

   In addition, if we exercise our right to amend or waive the minimum condition to reduce the percentage of outstanding Indigo common shares required to be validly tendered in accordance with the terms of the exchange offer, the offer agreement provides that we are required to extend the exchange offer for a period of not fewer than ten (10) business days after any such amendment or waiver.

  Prompt Payment for Indigo Common Shares in the Exchange Offer

   Subject to the terms of the exchange offer and the offer agreement, and the satisfaction or waiver to the extent permitted, of the conditions to the exchange offer, we are required to accept for exchange all Indigo

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common shares validly tendered and not properly withdrawn pursuant to the exchange offer promptly after the applicable expiration date of the exchange offer, as it may be extended pursuant to the offer agreement, and is required to exchange all accepted Indigo common shares promptly after acceptance.

   Fractional shares of HP common stock will not be issued in the exchange offer. Instead, each tendering shareholder who would otherwise be entitled to a fractional share (after aggregating all fractional shares of HP common stock that otherwise would be received by the shareholder in the exchange offer) will receive cash (rounded up to the nearest whole cent), without interest, equal to the price obtained by multiplying that fraction by the closing sale price of one share of HP common stock on the New York Stock Exchange on the first day on which we accept shares in the exchange offer.



Indigo's Management and Supervisory Boards following the Exchange Offer


   Under the terms of the offer agreement, Indigo has agreed to convene an extraordinary general meeting of its shareholders, or EGM, no later than five
(5) business days prior to the expiration date of the exchange offer to accept the resignation from the management board and the supervisory board of the existing members thereof and to appoint new members to the management boards as designated by us, as further described in the offer agreement. The new members designated by us for appointment to the management board will be Charles N. Charnas, J.C.A. van Diemen and R.E.J. De-Boer. Mr. Charnas is employed by HP as its Assistant Secretary and Senior Managing Counsel, while Messrs. De-Boer and van Diemen are employed by our Netherlands subsidiary as Legal Counsel and Tax Manager, respectively. These resignations and appointments will be effective as of, and conditional upon the occurrence of, the closing of the exchange offer. We do not intend to maintain the supervisory board of Indigo after the completion of the exchange offer.


Treatment of Indigo Stock Options and Warrants

  Indigo Stock Options

   Under the terms of the offer agreement, we have agreed to take all actions necessary to convert each outstanding option to purchase Indigo common shares that is outstanding immediately prior to the closing of the exchange offer, also referred to as an "Indigo stock option," into a stock option to purchase shares of HP common stock subject to HP's 2000 Stock Plan with substantially equal value and substantially equivalent provisions as the Indigo stock option effective immediately after the closing of the exchange offer.


   Each Indigo stock option that is converted into HP stock options shall (1) be exercisable for, and represent the right to acquire, that number of shares of HP common stock (rounded down to the nearest whole share, in the case of Indigo stock options intended to qualify as incentive stock options, under
Section 422 of the Internal Revenue Code, and rounded up in the case of other Indigo stock options), equal to (A) the number of Indigo common shares subject to such Indigo stock option in effect immediately prior to the closing of the exchange offer, multiplied by (B) the exchange ratio applicable to Indigo common shares exchanged for the fixed offer price; and (2) have an exercise price per share of HP common stock equal to (A) the exercise price per Indigo share subject to such Indigo stock option in effect immediately prior to the closing time of the exchange offer, divided by (B) the exchange ratio applicable to Indigo common shares exchanged for the fixed offer price (rounded up to the nearest whole cent in the case of Indigo stock options intended to qualify as incentive stock options, under Section 422 of the Internal Revenue Code, and rounded down in the case of other Indigo stock options).



   Pursuant to the offer agreement, Indigo agreed to use commercially reasonable efforts, to the extent we provide funding for such activity, to repurchase, subject to the terms and conditions of the stock option agreement and applicable stock option plan, prior to the closing of the exchange offer each Indigo stock option that is outstanding and held by an optionee who is not an employee of Indigo or any of its subsidiaries.


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   If necessary, we have agreed to file a registration statement on Form S-8, with respect to the shares of HP common stock issuable with respect to the Indigo stock options that are converted into HP stock options, no later than one (1) business day after the completion of the exchange offer and to cause such HP common stock to be listed for trading on the New York Stock Exchange and the Pacific Exchange.

   Option shares subject to an outstanding Indigo stock option that, immediately prior to the completion of the exchange offer, are unvested or are subject to a repurchase option, risk of forfeiture or other condition, will continue to be unvested or subject to the same option, risk or other condition upon conversion after the completion of the exchange offer unless the relevant agreement provides that the option, risk or condition will be altered or will terminate upon completion of the exchange offer.

  Indigo Warrants

   Unless we and Indigo agree otherwise, the offer agreement requires Indigo to request that all holders of warrants to acquire Indigo shares, also referred to as an Indigo warrant, exercise the Indigo warrants prior to the closing of the exchange offer. As of the effective time of a post-closing restructuring satisfying the applicable provisions covering mergers, consolidations and/or other similar transactions of the Indigo warrants, if any, each remaining outstanding Indigo warrant shall cease to represent a right to acquire Indigo shares and shall be converted automatically into a warrant to purchase either shares of HP common stock based on the fixed offer price or, to the extent the holder thereof makes an effective written election prior to the closing of the exchange offer, shares of HP common stock and CVRs based on the contingent offer price in an amount, at an exercise price and subject to such terms and conditions determined as provided below.


   Each Indigo warrant so substituted by us shall be subject to, and exercisable upon, the same terms and conditions as under the applicable Indigo warrant and the applicable warrant agreement related thereto, except that:



   . except as set forth below, each substituted Indigo warrant shall (1) be exercisable for, and represent the right to acquire that number of shares of HP common stock (rounded to the nearest whole share) equal to
       (A) the number of Indigo shares subject to such Indigo warrant in effect immediately prior to the date we initially accept for payment shares tendered in the exchange offer multiplied by (B) the exchange ratio applicable to Indigo common shares exchanged for the fixed offer price; and (2) have an exercise price per share of the HP common stock subject to such substituted Indigo warrant equal to (A) the exercise price per Indigo share subject to such Indigo warrant in effect immediately prior to the date we initially accept for payment shares tendered in the exchange offer divided by (B) the exchange ratio applicable to Indigo common shares exchanged for the fixed offer price (rounded up to the nearest whole cent); or



   . to the extent the holder thereof makes an effective written election prior to the closing of the exchange offer, such substituted Indigo warrant shall (1) be exercisable for, and represent the right to acquire a number of units equal to the number of Indigo shares subject to such Indigo warrant in effect immediately prior to the date we initially accept for payment shares tendered in the exchange offer, each such unit comprised of that number of shares of HP common stock and CVRs equal to the contingent offer price, and (2) have an exercise price per such unit subject to such substituted Indigo warrant equal to the exercise price per Indigo share subject to such Indigo warrant in effect immediately prior to the date we initially accept for payment shares tendered in the exchange offer.




   If and to the extent necessary or required by the terms of the Indigo warrants or pursuant to the terms of any warrant agreement related thereto, each of we and Indigo have agreed to request the consent of each holder of outstanding Indigo warrants to the foregoing treatment of such Indigo warrants. Indigo is also required to provide any notice to warrantholders required under the terms of each Indigo warrant in connection with the exchange offer.

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Termination of Indigo Employee Stock Purchase Plan

   Indigo's employee stock purchase plans permit eligible Indigo employees to purchase Indigo common shares at a discount pursuant to such employee's participation in the relevant Indigo employee stock purchase plan. Prior to the closing of the exchange offer, the Indigo employee stock purchase plans will be terminated pursuant to the terms of such plans. It is expected that Indigo will agree to take all actions that are necessary to effect the foregoing.

Representations and Warranties

   The offer agreement contains a number of customary representations and warranties relating to, among other things, certain aspects of the respective businesses and assets of each of the parties and their ability to complete the transaction. The representations and warranties of each party will expire upon completion of the exchange offer.

Conduct of Indigo's Business Prior to Completion of the Exchange Offer

   The offer agreement provides that, until the termination of the offer agreement pursuant to its terms or the acceptance for exchange of Indigo common shares pursuant to the exchange offer, each of Indigo and its subsidiaries will carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and in material compliance with all applicable laws and regulations, pay its debts and taxes when due subject to good faith disputes over such debts or taxes, pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to (1) preserve intact its present business organization, (2) keep available the services of its present officers and employees; and (3) preserve its relationships with customers, suppliers, distributors, licensors, licensees and others with which it has significant business dealings. The offer agreement also requires that, until Indigo common shares are accepted for exchange pursuant to the exchange offer, neither Indigo nor any of its subsidiaries will, without our prior written consent:

   . Waive any stock repurchase rights, accelerate, amend or change the period of exercisability or vesting of options or restricted shares, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any such plans;

   . Grant any severance or termination pay or benefits, or payments or benefits triggered by a change of control or acquisition (including the exchange offer), to any employee except to persons who are employees of Indigo as of the date of the offer agreement pursuant to written agreements outstanding, or written policies existing, on the date of the offer agreement; provided, however, that Indigo shall not grant, or offer to grant, any such severance or termination payments or benefits, or payments or benefits triggered upon a change of control or acquisition (including the exchange offer), to any person who is hired or offered employment with Indigo on or after the date of the offer agreement, or adopt any new severance plan, or amend or modify or alter in any manner any severance plan, agreement or arrangement existing on the date hereof, or take any other action that would trigger the payment of any severance payments or other benefits pursuant to any agreement;

   . Transfer or license to any person or entity or otherwise extend, amend or modify any rights to Indigo's intellectual property, or enter into grants to transfer or license to any person future patent rights, other than non-exclusive licenses granted to resellers and end-users in the ordinary course of business consistent with past practices;

   . Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock, except for dividends or other distributions paid to Indigo by any of its wholly-owned subsidiaries;

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   .   Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of Indigo or its subsidiaries;

   . Issue, deliver, sell, authorize, pledge or otherwise encumber or propose any of the foregoing with respect to any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, or grant any equity-based compensation whether payable in cash or stock, other than the issuance delivery and/or sale of (x) Indigo shares pursuant to the exercise of stock options, warrants and convertible preferred stock outstanding as of the date of the offer agreement, and (y) Indigo common shares issuable to participants in Indigo's employee stock purchase plan consistent with the terms thereof;

   . Cause, permit or propose any amendments to Indigo's articles of association (or similar governing instruments of any of Indigo's subsidiaries);

   . Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a material portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire all or substantially all of the assets of any of the foregoing, or purchase any equity interest in any of the foregoing or enter into any joint ventures, strategic partnerships or alliances;

   . Sell, lease, license, encumber or otherwise dispose of any properties or assets except sales or leases of inventory in the ordinary course of business consistent with past practice, and except for the sale, lease or disposition (other than through licensing, unless permitted by Section 5.1(c) of the offer agreement) of property or assets which are not material, individually or in the aggregate, to the business of Indigo and its subsidiaries, taken as a whole;

   . Materially modify, amend or terminate any existing lease, license or contract affecting the use, possession or operation of any material properties or material assets; grant or otherwise create or consent to the creation of any easement, covenant, restriction, assessment or charge which would materially and adversely affect Indigo's use, or the value of, any material owned property or leased property; convey, assign, sublease, license or otherwise transfer all or any portion of any material real property or any interest or rights therein; commit any waste or nuisance on any such property; or make any material changes in the construction or condition of any such property;

   . Incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Indigo or any of its subsidiaries, enter into any "keep well" or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing other than in connection with the financing of working capital consistent with past practice;

   . Adopt or amend any employee benefit plan, policy or arrangement; any employee stock purchase or employee stock option plan; or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable "at will"); pay any special bonus or special remuneration to any director or employee other than consistent with past practice; or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants except, in each case, as may be required by law or for normally scheduled increases in the ordinary course;

   . (i) Pay, discharge, settle or satisfy any material litigation (whether or not commenced prior to the date of the offer agreement) or any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, or liabilities recognized or disclosed in the most recent consolidated financial statements (or the notes thereto) of Indigo included in Indigo's reports filed with the Securities and Exchange Commission or

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       incurred since the date of such financial statements in the ordinary course of business consistent with past practices, or (ii) waive the benefits of, agree to modify in any manner, terminate, release any person from or knowingly fail to enforce any confidentiality or similar provisions of any agreement to which Indigo or any of its subsidiaries is a party or of which Indigo or any of its subsidiaries is a beneficiary;

   . Except in the ordinary course of business consistent with past practice, modify, amend or terminate any contract or waive, delay the exercise of, release or assign any material rights or claims thereunder;

   . Except as required by U.S. GAAP, revalue any of its assets or make any change in accounting methods, principles or practices;

   . Make any payment or series of related payments outside the ordinary course of business, or enter into any contract or series of related contracts outside the ordinary course of business requiring Indigo or any of its subsidiaries to pay, in excess of $250,000 in the aggregate;

   . Make any tax election or accounting method change inconsistent with past practice that, individually or in the aggregate, would be reasonably likely to adversely affect in any material respect the tax liability or tax attributes of Indigo or any of its subsidiaries, taken as a whole, settle or compromise any material tax liability;

   .   Hire any employee; or

   . Agree in writing or otherwise to take any of the actions described in above.

Commercially Reasonable Efforts to Complete the Exchange Offer

   Subject to the terms of the offer agreement, we and Indigo are required to use commercially reasonable efforts to take all reasonable actions necessary to complete the exchange offer.

Indigo is Prohibited from Considering Other Acquisition Proposals

   Indigo has agreed that it will not, directly or indirectly:

   . Solicit, initiate, encourage or induce the making, submission or announcement of any Acquisition Proposal (as defined below);

   . Engage or participate in any discussions or negotiations regarding, or furnish to any person any information relating to Indigo or its subsidiaries or afford access to the business, properties, assets, books or records of Indigo or its subsidiaries to, any person that has made, or take any other action intended to assist or facilitate any inquiries or the making, submission or announcement of any proposal that constitutes or would reasonably be expected to lead to, any Acquisition Proposal;

   .   Approve, endorse or recommend any Acquisition Proposal; or

   . Enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Transaction (as defined below).

   Indigo must as promptly as practicable, and in any event within 24 hours, advise HP orally and in writing of (1) any request for information which Indigo reasonably believes would lead to an Acquisition Proposal, or of any Acquisition Proposal, or any inquiry with respect to or which Indigo reasonably believes would lead to any Acquisition Proposal, (2) the material terms and conditions of such request, Acquisition Proposal or inquiry, and (3) the identity of the person or group making any such request, Acquisition Proposal or inquiry. Indigo is required to keep HP informed in all material respects of the status and details, including material amendments or proposed amendments, of any such request, Acquisition Proposal or inquiry.

   An "Acquisition Proposal" means any offer or proposal, other than an offer or proposal by HP, relating to any Acquisition Transaction.

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   An "Acquisition Transaction" means any transaction or series of related transactions, other than the transactions contemplated by the offer agreement involving:

   . Any acquisition or purchase from Indigo by any person or group, as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder, of more than a 10% interest in the total outstanding voting securities of Indigo or any of its subsidiaries or any tender offer or exchange offer that if consummated would result in any person or group, as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder, beneficially owning 10% or more of the total outstanding voting securities of Indigo or any of its subsidiaries or any acquisition, consolidation, business combination or similar transaction involving Indigo pursuant to which the shareholders of Indigo immediately preceding such transaction hold less than 90% of the equity interests in the surviving or resulting entity of such transaction; or

   . Any sale, lease, other than in the ordinary course of business, exchange, transfer, license, other than in the ordinary course of business, acquisition or disposition of more than 10% of the assets of Indigo; or

   . Any liquidation, dissolution, recapitalization or other significant corporate reorganization of Indigo.

   The terms of the offer agreement do not prohibit Indigo or its management and supervisory boards from taking and disclosing to Indigo shareholders a position with respect to a tender or exchange offer by a third party pursuant to Rule 14d-9 and 14e-2(a) promulgated under the Exchange Act. However, Indigo or its management and supervisory boards may not withhold, withdraw, modify or change in a manner adverse to us, or fail to make, any of its recommendations in connection with, or approve, endorse or recommend, any Acquisition Proposal.

Employee Benefits

   The offer agreement provides that, to the extent required by applicable local law, we will assume, perform and discharge Indigo's obligations, or cause Indigo to perform and discharge such obligations, under all employment agreements, except where employees agree to waive their rights under such employment agreements or accept other rights or benefits in lieu of the rights and benefits provided in such employment agreements.

   The offer agreement also provides that we will continue the employment of all of Indigo's employees, including employees on leaves of absence, except where we reasonably conclude that any employee's position is redundant in relation to our operational needs. The offer agreement also provides that Indigo employees will initially receive a package of compensation and benefits, including without limitation, equity compensation that is approximately equivalent in the aggregate to the compensation and benefits they had received from Indigo immediately prior to the closing of the exchange offer.


   We have also agreed that our U.S. benefit plans that provide health, disability, life insurance or other welfare benefits (1) shall provide Indigo employees and their dependents and beneficiaries with immediate eligibility and coverage after the closing of the exchange offer, (2) shall waive any exclusions or limitations with respect to pre-existing conditions, waiting periods, evidence of insurability or good health, and actively-at-work requirements, and (3) shall either (A) provide that any expenses incurred through the closing of the exchange offer by Indigo employees or their covered dependents shall be taken into account for purposes of satisfying applicable deductible, co-insurance and maximum out-of-pocket provisions, or (B) reimburse Indigo employees for any duplicate payment of such expenses. We have also agreed to use our best efforts to provide similarly advantageous transition arrangements under its non-U.S. benefit plans.


   We have also agreed to assume, honor and be responsible for any accrued but unused vacation time to which any Indigo employee is entitled pursuant to the vacation policy applicable to such employee immediately prior to the closing of the exchange offer. We shall allow each Indigo employee to use such accrued but unused vacation time under the terms and subject to the conditions of HP's vacation or flexible time off policies and programs, including any terms and conditions of the same that allow unused vacation time to be paid in cash upon an

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employee's termination of employment with HP. An Indigo employee's continuous service with Indigo shall be recognized in determining the Indigo employee's rate of accrual for future vacation time (1) under our U.S. vacation or flexible time off policies and programs and (2) to the extent it is reasonable under local conditions, under our non-U.S. vacation policies and programs.

Conditions to the Exchange Offer

   Our obligation to accept for exchange, and to deliver shares of HP common stock and CVRs in exchange for, Indigo common shares that are validly tendered and not properly withdrawn, is subject to the satisfaction or, where permissible, the waiver of the conditions described in the offer agreement, including the following conditions:

  The Minimum Tender Condition

   Prior to the expiration date of the exchange offer, as it may be extended pursuant to the offer agreement, there must be validly tendered, in accordance with the terms of the exchange offer, and not withdrawn a number of Indigo common shares that, when added to any Indigo common shares owned by us or our subsidiaries, is equal to at least ninety-five percent (95%) of the sum of:

   . The total number of Indigo common shares outstanding immediately prior to the expiration date of the exchange offer, as it may be extended pursuant to the offer agreement, excluding for this purpose any Indigo common shares that are held in the treasury of Indigo; and

   . The total number of Indigo common shares issuable upon the exercise or conversion of all warrants to acquire Indigo common shares, excluding for this purpose any warrants held by HP or its subsidiaries or the warrants held by Walthroup Corporation N.V., Visionvest Corporations N.V., Gemini Systems Corporation N.V., Toscal N.V., OZF Ltd. and Deering Corporation N.V.

  Other Conditions to the Exchange Offer

   The exchange offer is also subject to the conditions that, before the expiration of the exchange offer, as it may be extended pursuant to the offer agreement,

   . The applicable waiting periods or approvals under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and under any foreign antitrust laws must have expired or been terminated or been obtained, as applicable;

   . Indigo must have received approval from the Office of the Chief Scientist of the Israeli Ministry of Trade & Industry, without obligation to pay materially increased royalties, of the ownership by Indigo of all intellectual property created, discovered, arising or resulting from any research or development that has, directly or indirectly, in whole or in part, been funded or financed by any grants, incentives, including tax incentives, or subsidies from the government of the State of Israel or any of its agencies from any foreign governmental or administrative agency;

   . Indigo must have obtained any Israeli governmental approvals required pursuant to Israeli legal requirements for the completion of the exchange offer, including approval of the Office of the Chief Scientist of the Israeli Ministry of Industry and Trade, the Israeli Investment Center of the Israeli Ministry of Industry and Trade and the Israeli Commissioner of Restrictive Trade Practices;

   . We must have obtained (1) an exemption from the requirements of the Israeli Securities Authority from the requirements of the Israeli Securities Law, 1968, concerning publication of a prospectus in respect of the exchange of Indigo stock options for HP stock options, and (2) a pre-ruling regarding the inapplicability of the prospectus requirement pursuant to the Israeli Securities Law, 1968, in respect of the exchange offer for Indigo common shares and the exchange of Indigo warrants for HP warrants, which we also refer to as the Israel Securities Exemption;

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   .   The Registration Statement on Form S-4 relating to the exchange offer must have become effective under the Securities Act, and must not be the subject of any stop order or proceedings seeking a stop order;

   . The shares of HP common stock to be issued in the exchange offer must have been approved for listing on the New York Stock Exchange, subject to official notice of issuance, or must be exempt from such requirement under then applicable laws, regulations and rules of the New York Stock Exchange;

   . Seventy-five percent (75%) of specified individuals identified by us and Indigo must continue to be employees of Indigo at the closing of the exchange offer;

   . At any time on or after September 6, 2001 and before the time of acceptance for exchange of any Indigo common shares, none of the following events shall have occurred and be continuing:

       - There must not be pending any suit, action or proceeding by any governmental entity against HP, Indigo, any subsidiary of Indigo or any of our subsidiaries (1) seeking to prohibit or impose any material limitations on our ownership or operation (or that of any of its subsidiaries or affiliates) of all or a material portion of their or Indigo's businesses or assets, or to compel us or our subsidiaries and affiliates to dispose of or hold separate any material portion of the business or assets of Indigo or HP and their respective subsidiaries, in each case taken as a whole, (2) challenging the acquisition by HP of any Indigo common shares under the exchange offer, seeking to restrain or prohibit the making or completion of the exchange offer or the performance of any of the other transactions contemplated by the offer agreement, the tender agreements, or the voting agreements (including the voting provisions thereunder), or seeking to obtain from Indigo or us any damages that are material in relation to Indigo and its subsidiaries taken as a whole, (3) seeking to impose material limitations on our ability, or render us unable, to accept for payment, pay for or purchase some or all of the Indigo common shares pursuant to the exchange offer,
          (4) seeking to impose material limitations on our ability effectively to exercise full rights of ownership of Indigo common shares, including, without limitation, the right to vote Indigo common shares purchased on all matters properly presented to Indigo's shareholders,
          (5) compelling us or our affiliates to dispose of or hold separate any portion of the business or assets or shares of Indigo or us and our respective subsidiaries, (6) obliging Indigo, us or any of our respective subsidiaries to pay material damages in connection with the transactions contemplated by the offer agreement, or (7) which otherwise is reasonably likely to have a material adverse effect on Indigo, as determined in accordance with the offer agreement or, as a result of the transactions contemplated by the offer agreement, a material adverse effect on us, as determined in accordance with the offer agreement;

       - There must not be any law, statute, rule, regulation, ordinance, judgment, order, decree or injunction enacted, entered, enforced, promulgated, or deemed applicable, pursuant to an authoritative interpretation by or on behalf of a government entity, to the exchange offer, or any other action shall be taken by any governmental entity, other than the application to the exchange offer of applicable waiting periods or approvals under the Hart-Scott-Rodino Act or any foreign antitrust or competition law and any Israeli governmental approvals required pursuant to Israeli legal requirements for the completion of the exchange offer, including approval of the Office of the Chief Scientist of the Israeli Ministry of Industry and Trade, the Israeli Investment Center of the Israeli Ministry of Industry and Trade and the Israeli Commissioner of Restrictive Trade Practices and receipt by us of the Israeli Securities Exemption, that, is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (1) through (7) of the above paragraph;

       - There must not have occurred (1) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange, for a period in excess of 24 hours (excluding suspensions or limitations resulting solely from physical damage or interference with such exchanges not related to market conditions), (2) a declaration of a banking moratorium or any

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          suspension of payments in respect of banks in the United States
          (whether or not mandatory), (3) a commencement of a war, armed hostilities or other international or national calamity directly involving the United States, (4) a commencement of a war or escalation of armed hostilities or a general mobilization or other international or national calamity directly involving Israel that is or is reasonably likely to be materially adverse to Indigo's ability to conduct business in Israel, (5) any limitation (whether or not mandatory) by any United States governmental authority on the extension of credit generally by banks or other financial institutions, or (6) in the case of any of the foregoing existing at the time of the commencement of the exchange offer, a material acceleration or worsening thereof;

       - The representations and warranties of Indigo contained in the offer agreement:

           (i) shall not have been true and correct in all respects (if qualified by material adverse effect on Indigo, as determined in accordance with the offer agreement, materiality or other qualifications based on the word "material" or similar phrases) or in all material respects (if not so qualified) as of the date of the offer agreement; provided that, for purposes of determining the accuracy of Indigo's representations and warranties for purposes of this clause (i) any update of or modification to Indigo's disclosure letter made or purported to have been made after the date of the offer agreement shall be disregarded; or

          (ii) with respect to the representations and warranties regarding Indigo's organization, qualification, articles of association, capitalization, authority relative to the offer agreement, Securities and Exchange Commission filings and financial statements, brokers, opinion of financial advisor and board approval contained in the offer agreement, which we refer to as the "special representations," shall not be true and correct in all respects (if qualified by material adverse effect on Indigo, as determined in accordance with the offer agreement, materiality or other qualifications based on the word "material" or similar phrases) or in all material respects (if not so qualified) on and as of the time and date of the expiration of the exchange offer with the same force and effect as if made on or as of such time, except for those representations listed above which address matters only as of a particular date which representations shall have been true and correct in all respects (if qualified by material adverse effect on Indigo, as determined in accordance with the offer agreement, materiality or other qualifications based on the word "material" or similar phrases) or in all material respects (if not so qualified) as of such particular date; provided that, for purposes of determining the accuracy of the representations listed above for purposes of this clause (ii) any update of or modification to Indigo's disclosure letter made or purported to have been made after the date of the offer agreement shall be disregarded; or

         (iii) with respect to the representations and warranties that are not special representations listed in clause (ii) above, shall not be true and correct in all respects on and as of the time and date of the expiration of the exchange offer with the same force and effect as if made on or as of such time, except (A) in the aggregate, as does not, and could not reasonably be expected to, constitute a material adverse effect on Indigo, as determined in accordance with the offer agreement, and (B) for those representations and warranties which address matters only as of a particular date which representations shall have been true and correct (subject to material adverse effect qualification set forth in the preceding clause (A)) as of such particular date; provided, that for purposes of determining the accuracy of Indigo's representations and warranties other than the representations listed in clause (ii) above for purposes of this clause (iii), (x) all material adverse effect on Indigo, as determined in accordance with the offer agreement, and materiality qualifications and other qualifications based on the word "material" or similar phrases contained in such representations and warranties shall be disregarded, and (y) any update of or modification to Indigo's disclosure letter made or purported to have been made after the date of the offer agreement shall be disregarded;

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       -  Indigo must have performed in all material respects any obligation and complied in all material respects with any agreement or covenant of Indigo to be performed or complied with by it under the offer agreement;

       - Indigo must have received the consents, waivers and approvals required to be obtained in connection with the consummation of the transactions contemplated by the offer agreement;

       - The extraordinary general meeting of shareholders of Indigo must have passed on the appointments of members of Indigo's management board and supervisory board and the amendment of Indigo's articles of association in accordance with the offer agreement; and

       - The offer agreement must not have been terminated in accordance with its terms.

   The foregoing conditions are for the sole benefit of HP and may be waived by HP, in whole or in part at any time and from time to time in the sole discretion of HP prior to the expiration of the exchange offer. The failure by HP at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.


   As used in the offer agreement, "material adverse effect" as it relates to Indigo means any change or effect that, individually or when taken together with all other such changes or effects that have occurred prior to the date of determination of the material adverse effect is, or is reasonably likely to be, materially adverse to the business, assets, including intangible assets, financial condition or results of operation of Indigo and its subsidiaries, taken as a whole. However, in no event shall any of the following be deemed to constitute a material adverse effect as it relates to Indigo:


   . Any change or effect that results or arises primarily and directly from changes affecting the digital commercial printing industry generally or the worldwide economy generally, which changes or effects do not disproportionately affect Indigo;

   . Any change or effect primarily and directly resulting from the pendency of the exchange offer or the transactions contemplated by the offer agreement; or

   .   Any change in Indigo's stock price or trading volume.

   To successfully assert the exception in either of the first two bullet points listed above, Indigo must show by a preponderance of the evidence that such exception is applicable.

   As used in the offer agreement, "material adverse effect" as it relates to HP means any change or effect that, individually or when taken together with all other such changes or effects that have occurred prior to the date of determination of the material adverse effect, is or is reasonably likely to be materially adverse to the business, assets, including intangible assets, financial condition, or results of operations of HP and its subsidiaries, taken as a whole. However, in no event shall any of the following be deemed to constitute a material adverse effect as it relates to us:

   . Any change or effect that results or arises primarily and directly from changes affecting any of the industries in which we operate generally or the worldwide economy generally, which changes or effect do not disproportionately affect us;

   . Any change or effect primarily and directly resulting from the pendency of the exchange offer or the transactions contemplated by the offer agreement; or

   .   Any change in our stock price or trading volume.

   To successfully assert the exception in either of the first two bullet points listed above, we must show by a preponderance of the evidence that such exception is applicable.

Termination of the Offer Agreement

  Termination by Mutual Agreement

   We and Indigo may terminate the offer agreement at any time prior to the completion of the exchange offer by mutual written consent.

  Termination by either HP or Indigo

   Either we or Indigo may terminate the offer agreement at any time prior to the completion of the exchange offer if:

   . The exchange offer expires or terminates in accordance with the terms of the offer agreement without HP having accepted for exchange any Indigo common shares;

   . The exchange offer has not been completed on or before August 30, 2002, except that the right to terminate the offer agreement for the reason identified in this bullet point is not available to any party whose action or failure to act has been a principal cause of, or resulted in the failure of, the exchange offer to have been completed on or before such date if the action or failure to act constitutes a material breach of the offer agreement; or

   . There is any applicable law or regulation that makes completion of the exchange offer illegal or otherwise prohibited, or any final and nonappealable judgment, injunction, order or decree of any court or governmental body that enjoins HP or Indigo from completing the exchange offer.

  Termination by HP


   We may terminate the offer agreement at any time prior to the acceptance for exchange of Indigo common shares pursuant to the exchange offer, if any of the following occurs, which we refer to as a triggering event:


   . Indigo's management board or supervisory board or any committee thereof approves or recommends to Indigo shareholders any acquisition proposal, as defined in the offer agreement;

   . Indigo's management board or supervisory board or any committee thereof for any reason withholds, withdraws, amends or modifies its recommendation in favor of the exchange offer;

   . Indigo fails to include the recommendation in this registration statement or the Schedule 14d-9;

   . Indigo shall have breached the no solicitation provisions of the offer agreement in any material respect;

   . Any of Walthroup Corporation N.V., Visionvest Corporation N.V., Gemini Systems Corporation N.V., Toscal N.V., OZF Ltd., or Deering Corporation N.V., or any of such entity's affiliates breaches the provisions of any of the voting agreements or the tender agreements in any material respect; or

   . A tender or exchange offer is commenced by a person unaffiliated with us, and Indigo does not send to Indigo shareholders pursuant to Rule 14e-2 promulgated under the Securities Act, within ten (10) business days after such tender or exchange offer is first published, sent or given, a statement disclosing that Indigo recommends rejection of such tender or exchange offer.

   In addition, we may terminate the offer agreement, at any time prior to the acceptance for exchange of Indigo common shares pursuant to the exchange offer, if:

   . Indigo materially breaches any covenant or agreement in the offer agreement; or

   . Any representation or warranty of Indigo was untrue when made or becomes untrue or inaccurate such that, pursuant to the terms of the offer agreement, we would not be required to accept for exchange any Indigo common shares tendered pursuant to the exchange offer if the expiration of the exchange offer had occurred on such date.

   If, however, the breach of the covenant or agreement by Indigo, or the untruth of the representation or warranty of Indigo, is curable by Indigo through the exercise of commercially reasonable efforts, then HP may not terminate the offer agreement until the earlier of thirty (30) days after delivery of written notice from HP to Indigo of the breach or untruth or inaccuracy, or the date on which Indigo ceases to exercise commercially reasonable efforts to cure the breach or untruth or inaccuracy.

  Termination by Indigo

   Indigo may terminate the offer agreement, at any time prior to the acceptance for exchange of Indigo common shares pursuant to the exchange offer, if:

   .   We materially breach any covenant or agreement in the offer agreement; or

   . Any representation or warranty of us was untrue or inaccurate when made or becomes untrue or inaccurate such that, in the aggregate the untruths or inaccuracies would reasonably be expected to have a material adverse effect on us.

   If, however, the breach of the covenant or agreement by us, or the untruth or inaccuracy of the representation or warranty of us, is curable by us through the exercise of commercially reasonable efforts, then Indigo may not terminate the offer agreement until the earlier of thirty (30) days after delivery of written notice from Indigo to us of the breach or untruth or inaccuracy, or the date on which we cease to exercise commercially reasonable efforts to cure the breach or untruth or inaccuracy.

   If the offer agreement is terminated pursuant to any of the provisions described above in this section, the offer agreement will become void and of no effect, with no liability on the part of us or Indigo, other than liability for any intentional or willful breach of or fraud in connection with the offer agreement or the payment by Indigo or us of the fees described below, as the case may be.

Payment of Termination Fee; Expenses

   If we terminate the offer agreement before Indigo common shares are accepted for exchange pursuant to the exchange offer as a result of (1) Indigo's material breach of any covenant or agreement in the offer agreement, or (2) any representation or warranty of Indigo's being untrue or inaccurate when made or becoming untrue or inaccurate such that, pursuant to the terms of the offer agreement, we would not be required to accept for exchange any Indigo common shares tendered pursuant to the exchange offer if the expiration of the exchange offer had occurred on such date, Indigo has agreed to reimburse all of our fees and expenses, including without limitation, costs of internal, legal, accounting and similar professional services incurred in connection with the offer agreement and the transactions contemplated by the offer agreement. However, the foregoing reimbursement fee will not in any event exceed U.S. $2 million.

   If we terminate the offer agreement before Indigo common shares are accepted for exchange pursuant to the exchange offer as a result of the occurrence of a triggering event, as defined in the offer agreement, Indigo has agreed to pay us a termination fee equal to U.S. $27 million and to reimburse all of HP's fees and expenses, including without limitation, costs of internal, legal, accounting and similar professional services incurred in connection with the offer agreement, and the transactions contemplated by the offer agreement. However, the foregoing reimbursement fee will not in any event exceed U.S. $2 million. See the above section entitled "--Termination of the Offer Agreement--Termination by HP" for the definition of triggering event.

   If Indigo terminates the offer agreement as a result of (1) our material breach of any covenant or agreement in the offer agreement, or (2) any representation or warranty of us being untrue or inaccurate when made or becoming untrue or inaccurate such that, in the aggregate, the untruths or inaccuracies would reasonably be expected to have a material adverse effect on us, we have has agreed to reimburse all of Indigo's fees and expenses, including without limitation, costs of internal, legal, accounting and similar professional services incurred in connection with the offer agreement. However, the foregoing reimbursement fee will not in any event exceed U.S. $2 million.

   The offer agreement provides that all expenses, other than any termination fees incurred in connection with the offer agreement and the transactions contemplated by the offer agreement, are to be paid by the party incurring such expenses.

Amendments to the Offer Agreement

   Subject to applicable law, the offer agreement may be amended by us or Indigo at any time prior to the completion of the exchange offer by the execution of an instrument in writing signed on behalf of us and Indigo.

                            DESCRIPTION OF THE CVRs

   The following summary describes the material provisions of the CVRs. The provisions of the CVRs are complicated and not easily summarized. This summary may not contain all of the information about the CVRs that is important to you. The form of CVR agreement is attached to this prospectus as Annex B and is incorporated by reference into this prospectus, and we encourage you to read it carefully for a more complete understanding of the CVRs.

Summary

   The CVRs will be issued under a CVR agreement, between our new subsidiary, which we will form in connection with the exchange offer, and Chase Manhattan Bank and Trust Company, National Association, as trustee. The CVRs will be unsecured obligations of our subsidiary. The contingent payment obligations of our subsidiary will be guaranteed by Hewlett-Packard Company and will rank equally with all other unsecured obligations of HP.

   There are many uncertainties associated with the CVRs and there is no assurance that any payment on the CVRs will be made. See "Risk Factors--Risks Related to the Contingent Value Rights" for a description of such uncertainties.

   The definitions of selected terms used in the following summary are set forth below under "--Selected Definitions Related to the CVR Agreement."

  Contingent Payment

   The holder of each Indigo common share that is validly tendered and not properly withdrawn in the exchange offer for the contingent offer price will receive $6.00, subject to adjustment, in HP common stock and one non-transferable contingent value right, or "CVR," for each Indigo common share so exchanged. Indigo common shares that are exchanged for the fixed offer price will not receive any CVRs.


  Nominal Potential Pay-Out in 2005


   Each CVR will entitle the holder to a contingent cash payment from our newly-formed subsidiary of up to $4.50 if we achieve a total of up to $1.6 billion in Revenue, as defined below and in the form of CVR agreement, over the three-year period commencing on the later of the first day of the first month subsequent to the closing of the exchange offer or February 1, 2002, which three-year period is referred to in this prospectus as the "CVR Measuring Period." The future cash payout for each CVR increases linearly from $0 to $4.50 as Revenue increases from $1.0 billion to $1.6 billion during the CVR Measuring Period. No payment will be made under the CVR if such Revenue is less than or equal to $1.0 billion. No payment will be made in excess of $4.50 under the CVR if such Revenue is greater than $1.6 billion.

  Present Value of the Potential Pay-Out in 2005



   In addition to the risk that some or all of the potential CVR pay-out may not be realized, you should also consider that any amounts payable will not be realized until more than three years after the close of the exchange offer and as such, the present value, taking into account the time value of money, will be lower than any amount paid in 2005. The following chart illustrates the impact the time value of money has when present valuing future cash payments over a three-year period and assuming a range of discount factors.



                      Present Value of Future CVR Pay-Out



                                                      12%      15%      18%
                                                    Discount Discount Discount
  Potential CVR Pay-Out in 39 Months*                 Rate     Rate     Rate
  -----------------------------------               -------- -------- --------
  $0.00............................................  $   0    $   0    $   0
  $1.00............................................  $0.68    $0.62    $0.56
  $2.00............................................  $1.36    $1.23    $1.12
  $3.00............................................  $2.04    $1.85    $1.68
  $4.00............................................  $2.71    $2.46    $2.24
  $4.50............................................  $3.05    $2.77    $2.52

--------

* Note: Because of the need to generate a CVR report and the potential audit process, we have estimated that the CVR payout, if any, would take place approximately 39 months after the close of the exchange offer. Depending on the circumstances, this period could be longer.



   The following table calculates the present value of the Contingent Offer Price assuming a $6.00 value of the HP common stock and the present value of a range of potential cash payments under the CVR assuming a range of discount factors.



                    Present Value of Contingent Offer Price



                                                      12%      15%      18%
                                                    Discount Discount Discount
  Potential CVR Pay-Out in 39 Months*                 Rate     Rate     Rate
  -----------------------------------               -------- -------- --------
  $0.00............................................  $6.00    $6.00    $6.00
  $1.00............................................  $6.68    $6.62    $6.56
  $2.00............................................  $7.36    $7.23    $7.12
  $3.00............................................  $8.04    $7.85    $7.68
  $4.00............................................  $8.71    $8.46    $8.24
  $4.50............................................  $9.05    $8.77    $8.52

--------

* Note: Because of the need to generate a CVR report and the potential audit process, we have estimated that the CVR payout, if any, would take place approximately 39 months after the close of the exchange offer. Depending on the circumstances, this period could be longer.


  Payment at Maturity Date

   The future cash payout, if any, of the CVRs will be determined and payable after the end of the CVR Measuring Period.

  CVR Agreement

   Immediately prior to the closing of the exchange offer, our newly-formed subsidiary and the trustee will enter into the CVR agreement substantially in the form attached to this prospectus as Annex B. We will cause the CVR agreement to be qualified under the Trust Indenture Act of 1939, as amended. The terms of the CVRs include those stated in the CVR agreement and those made part of the CVR agreement by reference to the Trust Indenture Act.

   The contingent payment obligations of our subsidiary under the CVR agreement will be guaranteed by Hewlett-Packard Company pursuant to a guarantee to be entered into by our subsidiary, HP and trustee concurrently with the execution of the CVR agreement. The guarantee will be substantially in the form filed as an exhibit to the registration statement of which this prospectus forms a part.

   Among other things, the CVR agreement will provide that:

   . HP and its affiliates shall be entitled, in their sole discretion, to establish and modify from time to time all aspects of HP's program for the development, manufacturing, marketing and sale of any products, including, without limitation, the LEP Digital Press Products and Consumables, including product design, functionality and features, development processes, roadmaps and timelines, evaluation, testing and release readiness, procurement of materials and components, manufacturing, marketing and sales and staffing and funding for any of the foregoing, any or all of which may be performed by HP or its affiliates using its internal resources or by third parties pursuant to outsourcing or other contractual relationships with HP or its affiliates; and

   . HP and its affiliates will have no obligation to initiate or continue research, development, commercialization, marketing or sales activities with respect to any products, including, without limitation, the LEP Digital Press Products and Consumables and, in HP's sole and subjective discretion, HP and its affiliates may abandon efforts to research, develop, commercialize, market or sell any or all products, including, without limitation, the LEP Digital Press Products and Consumables.

Selected Definitions Related to the CVR Agreement

   For purposes of the CVRs and the CVR agreement:

   . "Revenue" means the actual net revenue from the sale or lease of LEP Digital Press Products and Consumables, as defined below and in the form of CVR agreement, by HP and its affiliates, and its successors and assigns under the CVR agreement, during the CVR Measuring Period plus the Residual Calculation, as defined below and in the form of CVR agreement. Actual net revenue is to be based on U.S. GAAP, as applied by HP consistent with its financial reporting practices as of the beginning of the CVR Measuring Period, or in the case of successors or assigns under the CVR agreement which are not affiliates of HP, as such successors or assigns account for net revenue under their standard accounting practices.

   . "Residual Calculation" means the present value, as of the end of the CVR Measuring Period, of remaining minimum contractually committed payments associated with LEP Digital Press Products placed during the CVR Measuring Period under operating leases, provided the placement of such LEP Digital Press Products has not been and will not be recognized as a sale under U.S. GAAP, as applied by HP consistent with its financial Securities and Exchange Commission reporting practices as of the beginning of the CVR Measuring Period. The present value will be determined by using a discount rate of twelve percent (12%) per year.


   . "LEP Digital Press Products" means digital press products, including accessories and options (e.g., finishing equipment and sheet feeders), which utilize Indigo technology which enables the creation of a printed image employing a liquid composition of charged, pigmented thermoplastic particles which are being transferred from an image-bearing surface to a final substrate.


   . "Consumables" means (1) consumables and accessories that in each case have a commercial use which is limited to the support and use of LEP Digital Press Products, and (2) support services directly related to the initial installation of and the ongoing repair and maintenance of LEP Digital Press Products.

Description of the CVR Certificates

  CVRs Issued in Global Form

   A newly-formed subsidiary of ours will issue the CVRs pursuant to the CVR agreement between that subsidiary and the trustee. Except in certain limited instances, the CVRs will be issued in the form of one or more global certificates, registered in the name of the trustee, as depositary, or any successor depositary. Upon the issuance of a global certificate, the depositary will credit on its records the respective number of CVRs held by each beneficial owner and will provide each beneficial owner with a notice indicating the respective number of CVRs credited to such beneficial owner. Ownership of interests in such global certificate will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary. The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form.

   So long as the depositary is the registered holder and owner of such global certificate, the depositary will be considered the sole owner and holder of the related CVRs for all purposes of such CVRs and for all purposes under the CVR agreement. Except as set forth in the CVR agreement, owners of beneficial interests in a global certificate:

   . will not be entitled to have the CVRs represented by such global certificate registered in their names;

   . will not receive or be entitled to receive physical delivery of CVRs in definitive form; and

   . will not be considered to be the owners or holders of any CVRs under the CVR agreement or such global certificate.

   Accordingly, each person owning a beneficial interest in a global certificate must rely on the procedures of the depositary to exercise any rights of a holder of CVRs under the CVR agreement or such global certificate.

   Payment of principal of and interest, if any, on CVRs represented by a global certificate will be made by us to the depositary as the registered owner and holder of such global certificate. We expect that the depositary, upon receipt of any payment of principal or interest, if any, in respect of a global certificate, will immediately transfer funds to the accounts designated by the beneficial owners in amounts proportionate to their respective beneficial interests in the principal amount of such global certificate as shown on the records of the depositary.

   Subject to the further restrictions on transfer described below, unless and until it is exchanged in whole or in part for CVRs in definitive form, a global certificate may not be transferred except as a whole by the depositary to a successor depositary.

  Restrictions on Transfer of the CVRs

   We are registering the CVRs under the registration statement of which this prospectus forms a part. The CVRs are not currently listed on any securities exchange and we do not plan to list the CVRs in the future. In addition, the CVRs are non-transferable, except for the following permitted transfers:

   .   The transfer of any or all of the CVRs upon death by will or intestacy;

   . The transfer by instrument to an inter vivos or testamentary trust in which the CVRs are to be passed to beneficiaries upon the death of the trustee;

   .   Transfer to an affiliate of a CVR holder;

   . If the CVR holder is a partnership or limited liability or similar company, a distribution by the transferring entity to its limited partners or members;

   .   By gift; or

   .   A sale or transfer to HP or one of its affiliates.

   However, in the event of any such permitted transfer, the transferee, other than HP or one of its affiliates is required to agree to be bound by these restrictions on transfer.

                   AGREEMENTS RELATED TO THE OFFER AGREEMENT

   The following description of agreements related to the offer agreement describe the material terms of certain voting agreements, the tender agreements and the tender and option agreement entered into as of the date of the offer agreement. These agreements are attached as Annex C to this prospectus and are incorporated by reference into this prospectus. We encourage your to read these agreements carefully.

Parties to the Related Agreements

   As an inducement to HP to enter into the offer agreement:

   . Each of Walthroup Corporation N.V., Visionvest Corporation N.V., Gemini Systems Corporation N.V., Toscal N.V., OZF Ltd. and Deering Corporation N.V. and certain directors, executive officers and major shareholders of Indigo entered into a voting agreement with HP as described below;

   .   S-C Indigo CV entered into a voting agreement with HP as described below;

   . Certain directors, executive officers and major shareholders of Indigo entered into a tender agreement with HP as described below;

   . S-C Indigo CV entered into a tender agreement with HP as described below; and

   . Each of Walthroup Corporation N.V., Visionvest Corporation N.V., Gemini Systems Corporation N.V., Toscal N.V., OZF Ltd. and Deering Corporation N.V. entered into a tender and option agreement with HP as described below.

   In addition, on November 7, 2001, the Landa Family Trust entered into a tender and option agreement and a voting agreement with HP as described below.


   These shareholder agreements cover, in the aggregate, 72,394,309 common shares of Indigo, which represented approximately 65.8% of the outstanding Indigo common shares as of September 30, 2001.


Voting Agreements

   Pursuant to the voting agreements, each of the Indigo shareholders who is a party thereto agreed, among other things, to vote its Indigo common shares:


   . In favor of the appointment of the new members of Indigo's management board as set forth in the offer agreement;


   . In favor of the amendment of Indigo's articles of association as contemplated by the offer agreement;

   . In favor of the post-closing restructuring and any action required in furtherance thereof as contemplated by the offer agreement;

   .   Against certain alternative transactions; and

   . In favor of waiving any notice that may have been or may be required relating to the exchange offer or any of the other transactions contemplated by the offer agreement, including the post-closing restructuring.

   Pursuant to the voting agreements, each of the Indigo shareholders who is a party thereto also agreed not to transfer its Indigo common shares to any party from the date of the voting agreements, unless such party agrees: (1) to execute a counterpart to the voting agreement and to execute an irrevocable proxy substantially in the form set forth as Exhibit A to the voting agreements; and (2) to hold such Indigo common shares, or such interest therein, subject to all of the terms and conditions of the voting agreement. In furtherance of the foregoing, each of the Indigo shareholders who is a party to a voting agreement granted HP an irrevocable proxy to vote such shareholder's Indigo common shares as described above.

   The voting agreements and the irrevocable proxies will terminate on the earlier of the closing of the exchange offer or the termination of the offer agreement pursuant to its terms; provided, that the voting agreement and irrevocable proxy between HP and S-C Indigo C.V. will terminate on December 30, 2002, if such date is earlier.

Tender Agreements


   Pursuant to the tender agreements, each of the Indigo shareholders who is a party thereto agreed to tender its Indigo common shares, including any subsequently acquired Indigo common shares, in the exchange offer pursuant to and in accordance with the terms of the offer agreement. Each of these shareholders further agreed not to withdraw any of the Indigo common shares it tenders unless the offer is terminated or has expired. Each of these shareholders also agreed not to transfer its Indigo common shares to any party from the date of the tender agreement, unless such party agrees: (1) to execute a counterpart to the tender agreement; and (2) to hold such Indigo common shares, or such interest therein, subject to all of the terms and conditions of the tender agreement.


   The tender agreements will terminate on the earlier of the closing of the exchange offer or the termination of the offer agreement pursuant to its terms; provided, that the tender agreement between HP and S-C Indigo C.V. will terminate on December 30, 2002, if such date is earlier.

Tender and Option Agreements


   A foundation, which we refer to as the Landa Family Trust, of which Mr. Landa, Indigo's Chairman and Chief Executive Officer, is a beneficiary, and the following entities directly or indirectly owned by the Landa Family Trust are parties to tender and option agreements: Walthroup Corporation N.V., Visionvest Corporation N.V., Gemini Systems Corporation N.V., Toscal N.V., OZF Ltd. and Deering Corporation N.V. Pursuant to the tender and option agreement, each of these entities controlled by the Landa Family Trust has agreed to tender its Indigo common shares, including any subsequently acquired Indigo common shares) in the exchange offer under substantially the same terms as the tender agreements described above.


   In addition, each of these entities controlled by the Landa Family Trust has, pursuant to the tender and option agreement, granted us an irrevocable option, under specified circumstances, to purchase all of its Indigo common shares. This option is only exercisable by us upon such shareholder's breach of its obligations to tender its Indigo common shares into the exchange offer or upon such shareholder's breach of any other material agreement or covenant on the part of such shareholder set forth in the tender and option agreement.

   Pursuant to the tender and option agreement, each of these entities controlled by the Landa Family Trust has also agreed, to the extent that either the fixed offer price or the contingent offer price is oversubscribed, to elect automatically to receive the undersubscribed consideration alternative for up to all of the Indigo common shares held by such shareholder.

   Pursuant to the tender and option agreement, the Landa Family Trust agreed to support all such agreements of these entities controlled by the trust.

   The tender and option agreements will terminate on the earlier of the closing of the exchange offer or the termination of the offer agreement pursuant to their terms.

Affiliate Agreements

   Each of the entities controlled by the Landa Family Trust that are party to the tender and option agreement has also entered into an agreement with us under which such entity acknowledged that its shares of HP common stock issued in connection with the exchange offer would be subject to the restrictions set forth in Rule 145 and, accordingly, such entity agreed not to sell, transfer or otherwise dispose of such HP common stock unless the sale, transfer or other disposition is made in compliance with the requirements of Rule 145(d), or is made in reliance on a written opinion of counsel delivered to us that such sale, transfer or disposition is otherwise exempt from registration under the Securities Act.

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INDIGO MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
                                 OF OPERATIONS

   The following discussion should be read in conjunction with the interim unaudited condensed consolidated financial statements and related notes for the periods ended September 30, 2001 and 2000 contained elsewhere in this prospectus as well as Form 20-F incorporated by reference into this prospectus. The discussion in this section contains forward-looking statements based upon current expectations that involve risks and uncertainties, such as Indigo's plans, objectives and intentions. The actual results may differ materially from those indicated in such forward-looking statements.

Overview

   See the section in this prospectus entitled "Summary--Parties to the Exchange Offer--Indigo N.V."


Significant Events in 2001 and 2002



   1. On July 25, 2001, Indigo introduced the Platinum, a new Digital Offset Color press which achieves very high image quality and functionality at a base configuration price below $200,000. The new press is designed to bring the benefits of digital printing to commercial printers, trade shops, repro houses, in-plant and quick printers. Platinum is a Series 1 product, based on a similar print engine as the first Indigo product introduced in 1993, and on the Imaging Electronics of the TurboStream. Platinum is enhanced with ITT (Image Tracking Technology), a technical capability of locking the laser beam to the right location based on continuous feedback on its actual location. ITT enables overcoming inaccuracies and imperfections of mechanics and electro-optics, and compensating for them. Therefore, these imperfections, which cause print defects, are now compensated for, and the print defects are reduced, enabling a higher quality print image. In addition, Platinum is positioned at a lower price point than its predecessor, the TurboStream, enabling the customer a less expensive price point to the Indigo product range. Indigo believes that Platinum, with its high quality printing and lower price, will enable further penetration into the market. The introduction of Platinum goes well in line with Indigo's strategy of continuously introducing higher performance, lower priced products to the market, for increased market penetration and expanded customer profitability.



   2. On September 6, 2001, Indigo N.V. and Hewlett Packard Company ("HP") entered into an agreement pursuant to which HP or a subsidiary of HP to be formed will offer to acquire all of the outstanding equity of Indigo not already owned by HP in exchange for a combination of shares of HP stock and non-transferable contingent value rights (CVRs) entitling the holder to a contingent cash payment based on the achievement of certain revenue milestones. In exchange for each share of Indigo stock, shareholders of Indigo will receive either $7.50 in HP common stock, or $6.00 in HP common stock plus one CVR entitling its holder to a cash payment of up to $4.50 per share if HP consolidated net revenues from the sale or lease of LEP Digital Press Products and Consumables (as such terms are defined in the CVR agreement) achieve a total of $1.6 billion in revenue over a three-year post-closing period. The value of each CVR increases linearly from $0 to $4.50 as cumulative revenues increase from $1.0 billion to $1.6 billion.





   The HP common stock to be issued in each case will be determined based on the average closing price during the 20 trading days ending three trading days prior to expiration of the offer, with the average trading price to be used in such calculation not to be less than $16.69 or more than $23.68. The agreement provides that the total number of Indigo common shares that may be exchanged for each consolidation alternative is limited. The exchange represents a deal valued at approximately $629 million in HP common stock (based on the closing price of HP shares on September 5, 2001) as well as a maximum contingent cash payment of approximately $253 million.



   The acquisition is subject to a 95% minimum exchange condition, customary closing conditions and normal regulatory reviews.


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   If HP terminates the exchange offer due to the occurrence of a triggering event, which would include the Indigo boards' approval or recommendation of any other acquisition proposal, the withholding, withdrawal, amendment or modification of the Indigo boards' recommendation in favor of the exchange offer, or failure to recommend rejection of any other third party tender or exchange offer, Indigo will be required to pay HP a termination fee of $27 million and reimburse HP for expenses of up to $2 million.



   3. On September 27, 2001, Indigo and Nilpeter A/S announced an OEM agreement to provide digital label printing solutions. As part of this alliance, inline finishing solutions for Indigo's WebStream 100/200/400 digital presses will be sold through Indigo as a single package.



   4. The Government of Israel encourages research and development projects through special funding from the Office of the Chief Scientist ("OCS") of the Israeli Ministry of Industry and Commerce, Indigo, through its Israeli subsidiary, Indigo Electronic Printing Systems Ltd., had received grants from the OCS for the development of certain of its products. Under the terms of the OCS' participation, a royalty equal to a percentage of the net sales of products, including related service revenues, developed in an OCS-funded project must be paid, beginning with the commencement of sales of products developed with grant funds.



   In October 2001, pursuant to a special OCS-initiated program aimed at large companies, Indigo applied to make a discounted prepayment of future royalties, which would end its obligation to make royalty payments for past grants received.



   In December 2001, Indigo reached an agreement with the OCS for the early repayment of royalties. Pursuant to the agreement, Indigo paid the OCS approximately $15 million in 2002 in settlement of potential future royalty obligations.



   Indigo's prepayment of future royalties will end Indigo's obligation to make royalty payments with respect to grants received from the OCS during the years 1993-2001, and will enable Indigo to join an OCS-funded program for the development of generic projects with no royalty payment obligations. Notwithstanding such prepayment, in the event that consent of the OCS is given to manufacture products funded by grants provided by the OCS, depending on the percentage of manufacturing taking place outside of Israel, increased royalties would be payable to the OCS.




   See also the section entitled "Exchange Offer" in this prospectus.


Market trends



   The printing industry is a worldwide, highly segmented industry, with a number of sites estimated at about 400,000 (mostly small businesses), fewer than 2% of which have already adopted digital color printing. The printing industry sees continuous growth, but with increased competition between customers, and therefore reduced gross margins.



   Digital color printing answers several market trends:



   1. Shorter print runs--a result of shorter product life cycle, faster product changes, segmenting products into markets, desire for reduced inventory and reduced waste;



   2. High quality printing and increased use of color--customers demand high quality color printing, on a wide substrate variety;



   3. Shorter turnaround time--end users want on-demand production, just in time, full flexibility, and the ability to do their color printing at the last possible moment;



   4. Targeting and personalization--customers want their printing targeted to the audience, and even personalized to the single user, to get improved response rates and better business results. Color personalization, with text and images, has already shown increased response rates; and


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   5. Remote printing--the "print and distribute" concept gets customers more value and reduced costs compared to the older "print and distribute."



   These market trends are answered by digital color printing, and specifically, Indigo digital color printing, which combines the quality of offset color printing with the flexibility of digital imaging. Indigo offers customers expanded opportunities and market applications, and increased profitability compared to conventional color printing.



   Specifically in a slowing worldwide economy, digital color printing offers additional market opportunities which compensate for reduced revenues and margins in the conventional printing world.



   Competition in digital color printing is increasing, with larger, stronger vendors like Xerox and Heidelberg joining. However, Indigo believes that its superior technology, enables higher print quality on a wider range of substrates, and now the strength and market presence of HP will enable it to capture increased market share and additional customers worldwide. Indigo will continue to develop products which answer the market trends, and with HP, will even be able to accelerate the development of products, and to forcefully get to market and to existing and new customers and market segments.



Future products



   Indigo maintains its strategy of continuously introducing new products, which target new/expanded markets, higher performance, lower costs. Therefore, Indigo is continuing to invest in technology development and R&D, towards new products. In the printing industry, the directions for product development are as follows:



   1. Reduced Total Cost of Ownership--this includes all prices that effect the customer: the machine, the operation (labor), the environment (space costs, electricity and other), the consumables, and any other price element,



   2. Increased performance--this includes higher print quality, higher throughput, increased print format, more enabled applications, and



   3. Specialized/customized applications--specific products targeted into specific markets.



   The Indigo product roadmap addresses all of these directions, with the strategy of mainly addressing the high performance commercial printing market and photofinishing market, and reduced/ more opportunistic focus on other markets.





Risks and uncertainties following HP's exchange offer



   1. Indigo depends on strategic relationships and business alliances for continued growth of its business. These relationships range from OEM and distribution relationships with other companies to cooperative marketing programs and joint customer seminars with software companies. In some of these relationships, the third party is not contractually committed to make any particular level of purchases from Indigo and can, effectively, terminate the relationship at will. Divergence in strategy or change in focus by, or competitive product offerings by, any of these companies could harm the Indigo business. However, since the announcement of the exchange offer, Indigo's strategic relationships and business alliances have not been negatively affected in any material way as a result of the announcement of exchange offer. In addition, Indigo has contracts with some of its suppliers, distributors, customers, licensors and other business partners. Some of these contracts require Indigo to obtain the consent of these other parties in connection with HP's exchange offer. If the respective parties' consent cannot be obtained, these contracts may be terminated and Indigo may need to locate alternate suppliers or may suffer a loss of potential future revenue from digital press products that utilize Indigo technology. However, since the announcement of the exchange offer, Indigo has not experienced any difficulty with its major suppliers, distributors, customers, licensors or other business partners.


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   2. The printing equipment industry is highly competitive, and many of the industry participants possess greater management, financial, technical, manufacturing, marketing, sales, distribution and other resources than Indigo does. We believe that our ability to compete depends on factors both within and outside of our control, including the performance and acceptance of the Indigo products as well as the successful manufacturing, marketing, distribution and customer support of these products. Some of Indigo's competitors have developed color-printing products that target the short-run color printing market and thereby compete with Indigo's presses. These competitors have substantially greater financial, distribution, management and other resources than Indigo does. There is no assurance that competitors will not develop additional products, utilizing existing or new technology, that are competitive in price and/or performance with Indigo's presses, and there can be no assurance that we can compete effectively with any such products and their distribution channels. However, while Indigo has experienced minor reservations from a few of its customers in terms of future product orders since the announcement of the signing of the offer agreement, Indigo has not experienced any material change in its customers' purchasing decisions to date in any material way.


Operating Results

  The third quarter of 2001 compared with the third quarter of 2000 and the first nine months of 2001 compared with the first nine months of 2000.


   Total revenue in the third quarter of 2001 increased by 14% to $44.1 million, from $38.7 million in the third quarter of 2000. Equipment sales in the third quarter of 2001 increased by 14% to $23.7 million, from $20.8 million in the third quarter of 2000. Indigo attributes the increase in equipment revenues in the third quarter of 2001, as compared to the third quarter of 2000, primarily to a 22% increase in the number of systems sold, that was reflected in a 19% increase in revenue. This increase was partially offset by 4% due to lower average selling prices of equipment in the third quarter of 2001. Total revenue in the first nine months of 2001 increased by 17% to $134.7 million, from $115.4 million in the first nine months of 2000. Equipment sales in the first nine months of 2001 increased by 18% to $76.7 million, from $64.8 million in the comparable period of 2000. Indigo attributes the increase in equipment revenues during the first nine months of 2001, as compared to the first nine months of 2000, to an increase of 23% in the number of systems sold, that was reflected in a 20% increase of revenue. This increase was partially offset by a 2% decrease in average selling price.



   Post-sales revenues in the third quarter of 2001 were at a record high of $20.3 million, a 14% increase as compared to $17.9 million in the third quarter of 2000. Post-sales revenues in the first nine months of 2001 increased by 15% to $58.1 million, from $50.6 million in the comparable period of 2000. The increase in post-sales revenues in the third quarter and nine-month period ending September 30, 2001, as compared to the third quarter and nine-month period ending September 30, 2000, is due mainly to growth in the installed base. Indigo uses a strategy known as a "razor/razor blade" business model, of rapidly increasing the size of the installed base by placing with customers as many units as possible, even at reduced margins, in order to enjoy the high margin revenue stream from post-sales activities (i.e., providing consumables and service) for years to come.



   Gross margin on equipment sales decreased to $6.7 million in the third quarter of 2001, compared to $9.3 million in the third quarter of 2000. Gross margin as a percentage of equipment sales decreased to 28% in the third quarter of 2001, compared with 45% in the third quarter of 2000. Gross margin on equipment sales decreased to $23.6 million in the first nine months of 2001, compared to $25.2 million in the first nine months of 2000. Gross margin as a percentage of equipment sales decreased to 30.9% in the first nine months of 2001, compared with 39% in the comparable period of 2000. The decrease of 17% in gross margin as a percentage of equipment sales in the third quarter of 2001, as compared to the third quarter of 2000, is primarily attributable to price erosion in the U.S. (9%), lower-margin sales through Indigo's indirect channels (3%), and costs associated with the launch of the Platinum press (3%). The decrease of 8.1% in gross margin as a percentage of equipment sales in the nine-month period ending September 30, 2001, as compared to the nine-month period ending September 30, 2000, is primarily attributable to lower-margin sales through Indigo's indirect channels (3.5%), lower-margin sales in Europe (1.5%) and costs associated with the launch of Indigo's Platinum press (1%).


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   Gross margin on post-sales revenue decreased to $10.0 million in the third quarter of 2001, compared to a gross margin of $10.2 million in the third quarter of 2000. Gross margin as a percentage of post-sales revenue for the third quarter of 2001 decreased to 49%, compared with a gross margin of 57% in the third quarter of 2000. Gross margin on post-sales revenue increased to $30.6 million in the first nine months of 2001, compared to a gross margin of $28.4 million in the first nine months of 2000. However, gross margin as a percentage of post-sales revenue for the first nine months of 2001 decreased to 52.7%, compared to a gross margin of 56.2% in the comparable period of 2000. The decrease in gross margin as a percentage of post-sales revenue in the third quarter and nine-month period ending September 30, 2001, as compared to the third quarter and nine-month period ending September 30, 2000, is attributable primarily to an increased share of 9.5% on September 30, 2001 compared to 3.6% on September 30, 2000 of UltraStream presses in Indigo's installed base. The imaging products for the UltraStream presses, included in post-sales revenue, are less mature than the imaging products for Indigo's other presses and deliver a lower gross margin.



   Gross research and development costs, before participation grants, increased to $7.0 million in the third quarter of 2001, from $6.2 million in the third quarter of 2000. Net research and development costs, after participation grants by the Office of the Chief Scientist and HP, decreased to $3.8 million in the third quarter of 2001, compared to $5.3 million in the third quarter of 2000. Gross research and development costs, before participation grants, increased to $20.5 million in the first nine months of 2001, from $17.7 million in the first nine months of 2000. Net research and development costs, after participation grants by the Office of the Chief Scientist and HP, decreased to $13.0 million in the first nine months of 2001, compared to $14.5 million in the comparable period of 2000. The increase in research and development costs in the third quarter and nine-month period ending September 30, 2001, as compared to the third quarter and nine-month period ending September 30, 2000, reflects the increase in resources related to Indigo's strategic agreement with HP. Indigo continues to focus on the enhancements of the UltraStream, the Publisher and Photo-e-Print families, as well as co-development with HP.



   The decrease in net research and development costs in the third quarter and nine-month period ending September 30, 2001, as compared to the third quarter and nine-month period ending September 30, 2000, is related to participation from HP and an increase in government funding in 2001 on behalf of research and development projects performed during 2000 and 2001. Participation from HP was $1.5 million and $3.5 million, respectively, in the third quarter and nine-month period ending September 30, 2001, as compared to nil in the third quarter and nine-month period ending September 30, 2000. Government funding in 2001 increased to $1.7 million and $4.0 million in the third quarter and nine-month period ending September 30, 2001, as compared to $0.9 million and $3.2 million in the third quarter and nine-month period ending September 30, 2000.



   Starting in the third quarter of 2001, Indigo classifies its royalty payments to the Government of Israel, relating to research and development grants, to cost of goods sold. Previously, Indigo classified these royalty payments to selling, general and administrative expenses. The amounts reclassified for the three month period ended September 30, 2000 and for the nine month period ended September 30, 2000 were $0.75 million and $2.3 million, respectively. The amounts classified as above for the three month period ended September 30, 2001 and for the nine-month period ended September 30, 2001 were $1.0 million and $3.1 million, respectively.


   During 1998, Indigo joined an additional program of the Office of the Chief Scientist known as the "Magnet Program." The Magnet Program's mission is to optimize national investment in research and development by encouraging generic technology development for mid- and long-term projects, as well as by initiating cooperation between companies and academia at the pre-competitive stage. Magnet Program funding includes financing of 66% of the program budget with no commitment to pay royalties to the Office of the Chief Scientist. The participation received from the Magnet Program is included in the participation received from the Office of the Chief Scientist.


   Selling, general and administrative expenses increased to $20.9 million in the third quarter of 2001, compared to $16.3 million in the third quarter of 2000. This increase is primarily related to $1.2 million


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HP-Indigo acquisition related expenses, an increase of $0.7 million in the allowance for doubtful accounts due to the loss of several customers who have ceased operations due to the economic environment, $1.8 million in marketing costs related to the Print 01 show in Chicago in September 2001 and $1 million due to the continued increase in the direct sales force.



   Interest income, net of interest expense was $1.1 million in the third quarter of 2001, compared to $0.2 million in the third quarter of 2000. The increase in interest income is mainly a result of $1 million interest income generated from deposits.


   Indigo operates worldwide and in a variety of currencies. When operating in currencies other than the U.S. dollar, Indigo's cash flows and earnings are exposed to fluctuations in foreign currency exchange rates. Indigo attempts to reduce this exposure through operational strategies and hedge-oriented financial instruments.

   Indigo does not enter into derivative contracts for trading purposes, nor is it a party to any leveraged financial instruments. Balance sheet hedges protect Indigo from fluctuations in balance sheet accounts linked to non-U.S. dollar currencies. Cash flow hedges protect Indigo from fluctuations in income and expenses incurred in subsidiaries that operate in non-U.S. dollar-based environments.

   To date, Indigo has utilized monetary assets and liabilities, forward contracts and purchased option contracts to mitigate the exposure from changes in foreign currency rates. However, there can be no assurance that the steps taken will be successful in protecting Indigo from the above-described risks.

   Provision for income taxes decreased to $10,000 in the third quarter of 2001, compared to $464,000 in the third quarter of 2000. The decrease in income taxes is a result of a one-time reduction in income taxes during the third quarter of 2001. Income taxes include taxes on income reported by Indigo to the respective taxing jurisdictions.

   The cumulative effect of an accounting change, net as of the beginning of year 2000, was a loss of $1.9 million. The accounting change is attributed to the adoption of SAB 101 "Revenue Recognition in Financial Statements."

   Net loss was $7.0 million in the third quarter of 2001, compared to a net loss of $2.4 million in the third quarter of 2000. Net loss applicable for common shares outstanding was $7.0 million in the third quarter of 2001, compared to a net loss applicable for Indigo common shares outstanding of $64.0 million in the third quarter of 2000. Net loss was $12.5 million in the first nine months of 2001 and 2000, and the net loss applicable for common shares outstanding was $12.5 million in the first nine months of 2001, compared to a net loss applicable for Indigo common shares outstanding of $81.9 million in the first nine months of 2000. During the third quarter of 2000, Indigo reached an agreement with the holders of most of the Series A Preferred Shares to convert these shares to Indigo common shares. As a result, a one-time charge of $58.7 million related to the inducement to convert the preferred shares was included in the calculation of loss per share, in addition to the current charge of $2.9 million regarding the preferred shares dividends. Basic and diluted loss per Indigo common share was $0.06 for the third quarter of 2001, compared to $0.81 for the third quarter of 2000. Basic and diluted loss per Indigo common share was $0.11 for the first nine months of 2001, compared to $1.04 for the first nine months of 2000.

  2000 compared with 1999


   On September 14, 2000, Indigo and HP announced a broad strategic alliance to co-develop high-end, digital color-printing systems. As part of the alliance, HP made a $100 million equity investment in Indigo and signed an agreement to OEM select products from Indigo's line of high-production digital color-printing presses. Under the terms of the agreement, HP and Indigo agreed to collaborate to develop and bring to market future digital color-printing solutions.


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   In 2000, pursuant to Securities and Exchange Commission, Staff Accounting
Bulletin No. 101, "Revenue Recognition in Financial Statements," Indigo implemented a change in its revenue recognition policy. Previously, Indigo had recognized revenue upon shipment of equipment, which preceded installation, provided collectibility was reasonably assured, future obligations of Indigo were considered insignificant and the costs of such obligations could be reasonably estimated. Under the new policy, revenue on sales of equipment to customers is recognized upon installation at the customer's site within the reporting period, where applicable, provided collectibility is reasonably assured, future obligations of Indigo are considered insignificant and the costs of such obligations can be reasonably estimated.

   Total revenue, which is comprised of revenues from equipment, post-sales activities, license fees and royalties, increased by 13.7% to $164.8 million in 2000 from $145.0 million in 1999 (implementation of SAB 101 in 1999 would have resulted in total revenue of $146.2 million in year 1999).


   Equipment revenues increased by 21.1% to $95.3 million in 2000 compared with $78.7 million in 1999 (implementation of SAB 101 in 1999 would have resulted in equipment revenue of $79.9 million in year 1999). During 2000, Indigo's unit sales increased by 24% compared to 1999 primarily due to unit sales of the new generation of ultra-high speed Digital Offset Color presses--the UltraStream 2000, an increase of 95% in unit sales of the e-Print Pro+, that was partially offset by a 50% decrease in unit sales of the high-margin MultiStream system. The increase in equipment revenues was offset by $4.7 million due to the devaluation of the Euro and British pound.



   Post-sales revenues, which include revenues from consumable products and service, increased by 12.0% to $69.4 million in 2000 from $62.0 million in 1999. The increase is primarily attributable to the increased installed base. The increase in post-sales revenues was offset by $3.1 million due to the devaluation of the Euro and British pound.


   Revenues from license fees and royalties were $0.09 million for 2000, compared to $4.3 million for 1999. The 1999 revenues from licensing fees and royalties resulted primarily from patent-licensing agreements relating to document scanning and handling technologies.

   Equipment and post-sales revenues in North America increased by 46.9% to $71.1 million in 2000 from $48.4 million in 1999.


   Equipment and post-sales revenues in Europe increased by 7.1% to $75.8 million in 2000 from $70.8 million in 1999 after the negative impact of $7.8 million due to the devaluation of the Euro and British pound during 2000. Equipment and post-sales revenues in other territories increased by 45% to $8.7 million in 2000 from $6.0 million in 1999. The increase in these revenues is primarily attributable to the increase of sales in Latin America.


   Gross margin (net of royalties and license fees) increased by 22.7% to $81.1 million in 2000 from $66.1 million in 1999 (implementation of SAB 101 in 1999 would have resulted in gross margin of $66.7 million in year 1999). Gross margin as a percentage of revenues increased to 49.2% in 2000 compared with 47.0% in 1999. Gross margin on equipment sales increased by 23.0% to $41.7 million in 2000, compared to $33.9 million in 1999. Gross margin as a percentage of equipment sales for 2000 increased to 43.7% compared with 43.1% in 1999. The increase is attributable primarily to sales of the UltraStream 2000. Gross margin on post-sales revenues increased by 22.4% to $39.4 million in 2000, compared to a gross margin of $32.2 million in 1999. Gross margin as a percentage of post-sales revenues for 2000 increased to 56.8% compared with 52.0% in 1999. The improvement in 2000 is attributable primarily to increased post-sales revenues as a result of the increased installed base, improvement in the reliability of consumable products, and to the continuing improvement in equipment reliability resulting in a reduction of cost of service per unit.

   Gross research and development costs, before participation grants, increased to $24.4 million in 2000 from $20.4 million in 1999. The high level of costs during the last two years reflects Indigo's focus on the

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development of new products, including the products which were first presented in the Drupa exhibition in Dusseldorf, Germany, in May 2000 and the Photo-e-Print products.

   Net research and development costs, after participation grants, increased to $19.5 million in 2000, from $14.2 million in 1999. Participation grants from the Israeli Office of the Chief Scientist decreased to $4.9 million in 2000 compared to $6.2 million in 1999. The high level in the Chief Scientist's participation in the last two years is directly associated with the development of Indigo's new products and Indigo's participation in the Magnet Program.


   Indigo was committed to pay royalties to the Chief Scientist upon successful completion of projects that the Chief Scientist funds, and upon sales of the resulting products, until the amount of the grant has been repaid. This expense has been reflected in selling, general and administrative expenses (See also section 4 to "Significant Events in 2001").



   Selling, general and administrative expenses increased to $71.9 million during 2000 from $57.6 million in 1999. The increase primarily reflects an increase of $4.3 million in selling expenses due to an increase of 33% in the number of sales personnel, which is consistent with Indigo's policy of increasing its presence in the direct sales market. The increase is also attributable to an increase of $6.1 million in marketing expenses due to the Drupa exhibition in May 2000 and the Graph-Expo exhibition in September 2000.



   Interest income and other, net of interest expense and other, was $1.8 million in 2000, compared to interest income, net of interest expense, of $0.7 million in 1999. The increase is primarily a result of $1.5 million interest income generated from the increase in cash, cash equivalents, short-term deposits and marketable securities and a decrease in short-term loans in the fourth quarter of 2000 following HP's equity investment in Indigo of $100 million, as described above.


   Indigo operates worldwide and in a variety of currencies. When operating in several currencies other than the U.S. dollar, Indigo's cash flows and earnings are exposed to fluctuations in foreign currency exchange rates. Indigo attempts to reduce this exposure through operational strategies and hedge-oriented financial instruments.

   Indigo does not enter into derivative contracts for trading or speculative purposes, nor is it a party to any leveraged financial instruments. Cash flow hedges protect Indigo from fluctuations in income and expenses incurred in subsidiaries that operate in non-U.S. dollar-based environments.

   Provision for income taxes includes taxes on income reported by Indigo to the respective taxing jurisdictions. Provision for income taxes increased to $1.1 million in 2000 from $0.7 million in 1999.

   The cumulative effect of an accounting change, net as of the beginning of year 2000, was a loss of $1.9 million. The accounting change is attributed to the adoption of SAB 101, "Revenue Recognition in Financial Statements," as described above.

   Net loss increased to $11.6 million in 2000 compared to a net loss of $1.4 million for 1999. Basic and diluted loss per common share before the cumulative effect of an accounting change, net, was $0.90 and $0.16 for 2000 and 1999, respectively. Basic and diluted loss per common share after the cumulative effect of an accounting change, net, was $0.93 and $0.16 for 2000 and 1999, respectively. The increase in net loss is primarily attributed to the increase in selling and marketing expenses and research and development expenses as described above.

  1999 compared with 1998

   Total revenue, which is comprised of revenues from equipment, post-sales activities, license fees and royalties, decreased by 2% to $145.0 million in 1999 from $147.4 million in 1998.

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   The increase in total revenues was offset by $1.2 million relating to net impact of exchange rate changes of the German mark and British pound.



   Equipment revenues remained flat at $78.7 million in 1999 compared with $79.0 million in 1998. During 1999, number of units sold increased by 22% compared to 1998. However, the average selling price of the systems was reduced by 20% following the introduction and sale of the e-Print Pro+ during the second half of 1999. The combination of these two factors, and the negative net impact of $0.7 million relating to exchange rate changes of the German mark and British pound, led to equipment revenues remaining at the same levels as in 1998.



   Post-sales revenues, which include revenues from consumable products and service, increased by 7% to $62.0 million in 1999 from $58.0 million in 1998. The increase is attributable to the increased installed base. The increase in post-sales revenues was offset by $0.5 million relating to net impact of exchange rate changes of the German mark and British pound.


   Revenues from license fees and royalties were $4.3 million for 1999, compared to $10.3 million for 1998. The 1999 revenues from licensing fees and royalties resulted primarily from patent-licensing agreements relating to document scanning and handling technologies.


   During 1999, Indigo undertook a new strategy targeted at the lower end of its market by introducing a new system, the e-Print Pro+, with a list price of $149,000. Under an OEM agreement with A.B. Dick, A.B. Dick is marketing its own branded digital press that incorporates this technology. This system was targeted at copy shops, in-plant printers, quick printers and small commercial printers. During the second half of 1999, the e-Print Pro+ became Indigo's most popular unit, increasing Indigo's installed base, but lowering Indigo's average selling price of units sold.


   Equipment and post-sales revenues in North America increased by 3% to $48.4 million in 1999 from $46.9 million in 1998. Equipment and post-sales revenues in Europe increased by 3.2% to $70.8 million in 1999 from $68.6 million in 1998. The lower sales activity in North America as compared to Europe is primarily attributable to fewer available sales channels in North America.

   Sales of equipment to Toyo Ink, Indigo's distributor in Japan and much of Southeast Asia and the Pacific Rim, increased by 20% to $7.7 million in 1999 from $6.4 million in 1998. Total revenues from Toyo Ink in 1999 and 1998 constituted 11% of Indigo's equipment and post-sales revenues. During the third quarter of 1998, Indigo signed an agreement with Toyo Ink to repurchase from Toyo Ink's inventory 30 systems to be upgraded to one of Indigo's newly announced products (the e-Print Pro+). The transaction was initiated by Indigo in order to be able to supply the demand for the newly announced e-Print Pro+ and included a repurchase of systems at a purchase price lower than Indigo's own manufacturing cost for the product. Sixteen of these systems were upgraded to the e-Print Pro+ and resold during the fourth quarter of 1998 and the remaining systems were resold during the first half of 1999.

   Gross margin (net of royalties and license fees) remained flat at $66.1 million in 1999 from $66.0 million in 1998. Gross margin as a percentage of revenues decreased to 47% in 1999 compared with 48% in 1998. Gross margin on equipment sales decreased by 17% to $33.9 million in 1999, compared to $40.8 million in 1998. Gross margin as a percentage of equipment sales for 1999 decreased to 43% compared with 52% in 1998. The decrease in gross margin as a percentage of equipment sales is primarily attributable to the increase in sales of the lower priced e-Print Pro+ during 1999. Gross margin on post-sales revenues increased by 28% to $32.2 million in 1999, compared to a gross margin of $25.2 million in 1998. Gross margin as a percentage of post-sales revenues for 1999 increased to 52% compared with 43% in 1998. The improvement in 1999 is attributed primarily to increased revenue from the increased installed base, improvement in the reliability of imaging products, and to the continuing improvement in equipment reliability resulting in a reduction of cost of service per unit.

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

   Gross research and development costs, before participation grants, decreased to $20.4 million in 1999 from $21.0 million in 1998. The high level of costs during those two years reflects Indigo's focus on the development of new products, including those unveiled in February 2000.

   Net research and development costs, after participation grants, decreased to $14.2 million in 1999, from $16.7 million in 1998. Participation grants from the Chief Scientist increased to $6.2 million in 1999 compared to $4.4 million in 1998. The increase in the Chief Scientist's participation is directly associated with the development of Indigo's new products and Indigo's participation in the Magnet Program.


   Selling, general and administrative expenses decreased to $57.6 million during 1999 from $61.5 million in 1998. The reduction was primarily in the areas of general and administrative costs, a decrease of $5.9 million, due to Indigo's restructuring in 1998, as well as Indigo's continuing efforts to reduce its general and administrative costs. This decrease was partially offset by an increase of 57% in the number of sales personnel, which is consistent with Indigo's policy to increase its presence in the direct sales market. In December 1998, the Company announced a senior management restructuring, resulting in severance pay costs of $ 2,764,000. The reorganization of the management structure was along functional--rather than geographic--lines. Previously, the Company had been managed as three independent geographic entities--Indigo America, Indigo Europe, and Indigo Israel. The reorganized structure centralized each operating function under its own corporate head and streamlined the management structure. As part of the reorganization, certain senior executives stepped down. The restructuring resulted in yearly savings, primarily in the areas of general and administrative expenses, of approximately $10 million. During 1999, Indigo paid all outstanding payments relating to the 1998 and prior year's restructuring.


   Interest income and other, net of interest expense and other, was $0.7 million in 1999, compared to interest income, net of interest expense, of $0.8 million in 1998. Indigo operates worldwide and in a variety of currencies. When operating in several currencies other than the U.S. dollar, Indigo's cash flows and earnings are exposed to fluctuations in foreign currency exchange rates. Indigo attempts to reduce this exposure through operational strategies and hedge-oriented financial instruments.

   Indigo does not enter into derivative contracts for trading or speculative purposes, nor is it a party to any leveraged financial instruments. Cash flow hedges protect Indigo from fluctuations in income and expenses incurred in subsidiaries that operate in non-U.S. dollar-based environments.

   Provision for income taxes includes taxes on income reported by Indigo to the respective taxing jurisdictions. Provision for income taxes decreased to $0.7 million in 1999 from $2.4 million in 1998. This decrease is primarily a result of a revision of estimates made by Indigo in 1999 with respect to tax liabilities by a net amount of approximately $1.5 million.

   Net loss decreased by 73% to $1.4 million in 1999 compared to a net loss of $5.1 million for 1998. Basic and diluted loss per common share was $0.16 and $0.22 for 1999 and 1998, respectively.


   In 1999, Indigo sold for less than $1 million the distribution, marketing, sale, service and support business relating to the 536 Series to Ferber & Hanusa GmbH System Digital Reprografie, based in Germany. The production of the 536 Series was ceased in 1995. The gain of $0.6 million related to this sale was included within "Interest income and other income, net," in the Company's Consolidated Statements of Operations.


Liquidity and Capital Resources

   Indigo's cash and cash equivalents and restricted cash were $18.9 million at September 30, 2001, compared to $47.8 million at December 31, 2000. Indigo's short-term deposits and marketable securities were $48.4 million at September 30, 2001, compared to $47.2 million at December 31, 2000, while its long-term marketable securities were $9.5 million at September 30, 2001, compared to nil at December 31, 2000. The

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


reduction in cash and cash equivalents and restricted cash is primarily associated with capital expenditures of $11.4 million, investment in long-term marketable securities, net, of $9.6 million as well as a $6.3 million decrease in accounts payable and accrued expenses.


   The long term securities represent corporate and bank fixed rate bonds, with interest rate ranges between 5.4% and 7.6% and with maturity dates through 2003.

   Indigo's accounts receivable was $40.7 million at September 30, 2001 and December 31, 2000.


   Indigo's inventory levels decreased to $47.4 million at September 30, 2001, compared to $47.8 million at December 31, 2000. The decrease is mainly a result of $2.6 million decrease in raw materials, work in process and finished goods of systems and spare parts, offset by a $2.2 million increase in raw materials, work in process and finished goods of imaging products.



   Indigo's fixed assets, net, increased by $3.0 million to $26.0 million as of September 30, 2001, compared to $23.0 million at December 31, 2000. The increase in fixed assets, net, is primarily a result of $5.9 million additional products capitalized in Indigo's training and demo centers, as well as $3.2 million capital expenditure relating to the expansion of the ink manufacturing plant in Israel, $1.8 million equipment for R&D and $0.3 million investments in additional office space in Israel, $2.2 million re-designation of Indigo's units used for R&D to inventory (to be sold to customers as used systems at decreased price) less depreciation expenses of $6.0 million.



   During 2001, Indigo signed three new independent agreements with two major Israeli banks and with Citibank N.A. The total bank facilities (including an existing facility with a third Israeli bank), provide for total advances up to $50.0 million. The facilities expire on various dates during 2002. Indigo has the option to extend certain of the facilities upon the fulfillment of certain requirements.


   As of September 30, 2001, Indigo's working capital was $78.7 million, a decrease of $29.9 million compared to working capital of $108.6 million at December 31, 2000. The decrease in working capital is mainly a result of a $27.4 million decrease in cash and cash equivalents and a $12.9 million increase in short-term loans payable, which was offset by a $8.4 million decrease in accounts payable and accrued expenses.


   Cash flows used in operating activities increased to $14.2 million during the nine-month period ending September 30, 2001, compared to $9.4 million in the comparable period of 2000. This increase is attributed primarily to a decrease in accounts payable and accrued expenses. Cash flows from financing activities increased to $6.8 million during the nine-month period ending September 30, 2001, compared to $1.6 million in the comparable period of 2000. This increase is attributed primarily to receipt of $12.9 million of short-term loans which was partially offset by $7.9 million relating to the purchase of treasury stock and stock issuance costs.


Litigation


   One of Indigo's Israeli subsidiaries is party to a dispute regarding the amount of rent payable pursuant to a long-term lease for a tract of land adjacent to Indigo's manufacturing facilities in Nes-Ziona, Israel. The dispute involves issues of contract interpretation and real estate appraisal. Arbitration proceedings commenced in March 1998, and in August 1999 the arbitrator issued his decision, which was invalidated by the Tel Aviv District Court in June 2001. In July 2001, the landlord petitioned Israel's Supreme Court for permission to appeal the District Court's ruling, and in October 2001, Indigo's subsidiary filed its response to such petition. A hearing on the petition has been scheduled for September 2002. In the event that the parties are unable to resolve the dispute amicably, Indigo intends to continue to defend the claim vigorously, since Indigo believes that the amount of rent sought by the landlord is unreasonable and not supported by the terms of the lease. The maximum exposure regarding this claim would not have a significant effect on Indigo's financial position or its results of operations.

Contingencies




   a. Assuming close of the exchange offer, Indigo has agreed to pay additional deal-related expenses of approximately $10.0 million relating to legal and investment banking expenses and other liabilities related to the exchange offer. See section entitled "Fees and Expenses" in this prospectus.



   b. Recent developments, including the September 11, 2001 terrorist attack in the United States and the bombing of Afghanistan by the United States and its allies, as well as future events occurring in response to or in connection with those developments, including, without limitation, future terrorist attacks against United States or Israeli targets, rumors or threats of war, actual conflicts involving the United States, Israel or their allies, or trade disruptions impacting Indigo's suppliers or customers, may adversely affect the revenues, results of operation or financial condition of the Indigo business especially since Indigo's research and development and manufacturing operations are located in Israel. Any of these events could cause Indigo's customers to defer or cancel purchases of Indigo products. The operation of the Indigo business could be adversely affected if major hostilities involving Israel or the United States should occur or if trade between Israel and its current trading partners, including, without limitation, the United States, were interrupted or curtailed.



   c. See section "Significant events in 2001 and 2002" above, regarding the possibility of a triggering event that will require Indigo to pay up to $29 million to HP.


Impact of Recently Issued Accounting Pronouncements


   In July 2001, the FASB issued Statements of Financial Accounting Standards No. 141 (FAS 141), "Business Combinations," and No. 142 (FAS 142), "Goodwill and Other Intangible Assets." FAS 141 supersedes Accounting Principles Board Opinion No. 16 (APB 16), "Business Combinations," and FAS 142 supersedes
APB 17, "Intangible Assets."


   The most significant changes made by FAS 141 are: (1) requiring that the purchase method of accounting be used for all business combinations initiated after June 30, 2001, (2) establishing specific criteria for the recognition of intangible assets separately from goodwill and (3) requiring unallocated negative goodwill to be written off immediately as an extraordinary gain (instead of being deferred and amortized).


   The most significant changes made by FAS 142 are: (1) goodwill and indefinite lived intangible assets will no longer be amortized, (2) goodwill will be tested for impairment at least annually at the reporting unit level,
(3) intangible assets deemed to have an indefinite life will be tested for impairment at least annually, and (4) the amortization period of intangible assets with finite lives will no longer be limited to forty years. In addition, FAS 142 contains certain transitional provisions, which may effect the classification of intangible assets as well as the balance of goodwill. The provisions for FAS 141 are effective for acquisitions consummated after June 30, 2001. The provisions of FAS 142 are effective for fiscal years beginning after December 15, 2001 (fiscal year 2002 for Indigo). Management is currently assessing the impact of the adoption of these new pronouncements.


   In July 2001, the FASB approved the issuance of FAS 143, "Accounting for Asset Retirement Obligations." FAS 143 prescribes the accounting for retirement obligations associated with tangible long-lived assets, including the timing of liability recognition and initial measurement of the liability. FAS 143 requires that an asset retirement cost should be capitalized as part of the cost of the related long-lived asset and subsequently allocated to expense using a systematic and rational method. FAS 143 is effective for fiscal years beginning after June 15, 2002 (January 1, 2003 for Indigo).

   In August 2001, the FASB issued FAS 144, "Accounting for the impairment or Disposal of Long-Lived Assets," which is effective for fiscal periods beginning after December 15, 2001 (January 1, 2002 for Indigo) and interim periods within those years. FAS 144 establishes an accounting model for impairment or disposal of long-lived assets to be disposed of by sale.

   Indigo is currently evaluating the potential effects, if any, that the adoption of these standards may have on its consolidated financial statements.

     QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK OF INDIGO

   Market risks relating to Indigo's operations result primarily from changes in exchange rates. To address this risk, Indigo uses various financial instruments. These instruments are composed of monetary assets and liabilities, derivative forward exchange contracts and purchased options. These financial instruments enable Indigo to manage and reduce the impact of fluctuation in foreign currency exchange rates. Balance sheet hedges protect Indigo from fluctuations in balance sheet accounts that are linked to non-U.S. dollar-based environments. Cash flow hedges protect Indigo from fluctuations in income and expenses incurred in subsidiaries that operate in non-U.S. dollar-based environments. Changes in interest rates do not have a material effect on Indigo's operations. Indigo does not enter into derivative contracts for trading or speculative purposes, nor is it a party to any leveraged financial instruments.

Foreign Currency Risk


   Indigo operates in several countries and in a variety of currencies. When operating in currencies other than the U.S. dollar, Indigo's cash flows and earnings are exposed to fluctuations in foreign currency exchange rates, including exposure due to compensation expenses which are mainly in New Israeli Shekels (NIS) and European currency. Indigo strives to limit its exposure through "natural" hedging by attempting to have similar levels of assets and liabilities in any one currency. The rest of the exposure, which is not set off naturally, is mainly hedged by derivative financial instruments. Indigo enters into foreign exchange forward contracts and purchased option contracts to hedge a substantial portion of its foreign currency exposure. Indigo uses such contracts to hedge exposure to changes in foreign currency exchange rates associated with monetary assets and liabilities in the balance sheet and anticipated sales transactions to be incurred in a foreign currency. The exposure to Indigo is in European currencies and NIS. Indigo seeks to minimize the risk that the fair value of its revenues and cash flow, required for its operational expenses denominated in a currency other than U.S. dollars, will be affected by changes in exchange rates. We do not enter into foreign currency exchange forward and option contracts for trading purposes. Between January 1 and September 30, 2001, Indigo utilized monetary assets and liabilities, purchased option contracts and forward contracts to reduce the exposure from changes in foreign currency rates. The table below details the net current assets balance (net current liabilities balance) of the balance sheet exposure, by currency and geography (at fair value). All data in the table has been converted into U.S. dollar equivalents (in thousands). See the explanatory notes below the table.


                            European Currencies         New Israeli Shekel               Total
                         -------------------------  -------------------------  -------------------------
                         September 30, December 31, September 30, December 31, September 30, December 31,
                             2001          2000         2001          2000         2001          2000
                         ------------- ------------ ------------- ------------ ------------- ------------
The Netherlands.........   $ 23,531      $17,082      $     --      $     --     $ 23,531      $ 17,082
Israel..................    (11,278)      (6,596)      (17,490)      (20,442)     (28,768)      (27,038)
                           --------      -------      --------      --------     --------      --------
   Total................   $ 12,253      $10,486      $(17,490)     $(20,442)    $ (5,237)     $ (9,956)
                           ========      =======      ========      ========     ========      ========

Explanatory notes:

   Total exposure is the summation of the absolute figures.

   The data presented in the table reflects the exposure after the use of natural hedging.

   The data in the column under the title "European currencies" includes, primarily, exposures in Euros, German marks, Netherlands florins and British pound.


   As of September 30, 2001, Indigo held several forward contracts to hedge forecasted sales transactions in Euro and GBP in an aggregate notional amount of $15.0 million and fair value of $14.7 million and to hedge balance sheet exposure in NIS in an aggregate notional and fair value amount of $9.5 million. Indigo's hedges reduce, but do not entirely eliminate, the impact of currency exchange rate movements (or fluctuations). Based on the value of foreign denominated balances at September 30, 2001 that are not hedged, either naturally or with hedging instruments, and assuming that the hedging instruments currently in place remain effective, we estimate that a 1% adverse change in exchange rates may result in an adverse impact on income before taxes of $0.3 million. Indigo's outstanding debt consisted of $11.3 million in Euro, $7.1 million in U.S. dollars and $0.03 million in NIS. The loan in Euro was taken to hedge against fluctuation of the Euro exchange rate that would partially affect the expected collection from accounts receivables in Europe.


Interest Rate Risk

   The fair value of Indigo's cash, cash equivalents and short-term debt portfolio at September 30, 2001 approximated its carrying value due to its short-term nature. The cash, cash equivalents and short-term debt portfolio as of September 30, 2001 was composed of cash, short-term deposits, marketable securities (held-to-maturity) and short-term loans bearing mainly fixed interest rates. A change in interest rate would have no material effect upon the fair value of the cash, cash equivalents and short-term loans portfolio as of September 30, 2001.

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

               INDIGO MARKET PRICE DATA AND DIVIDEND INFORMATION

   The following table shows, for the periods indicated, the highest and lowest sale prices for Indigo common shares on the Nasdaq National Market for the quarters indicated.


                                                            Low  High
                                                           ----- -----
         1999 Calendar Year
         Fourth Quarter................................... $2.56 $3.75

         2000 Calendar Year
         First Quarter....................................  2.88  8.88
         Second Quarter...................................  4.59  9.00
         Third Quarter....................................  5.06  8.63
         Fourth Quarter...................................  2.97  6.88

         2001 Calendar Year
         First Quarter....................................  3.63  6.13
         Second Quarter...................................  3.30  5.49
         Third Quarter....................................  5.15  7.03
         Fourth Quarter...................................  5.85  7.30


Indigo Dividend Policy

   Indigo has never declared or paid any cash dividends on its common shares. Moreover, the offer agreement prohibits Indigo from paying any dividends on its common shares until the termination of the offer agreement in accordance with its terms or the acceptance for exchange of Indigo common shares pursuant to the exchange offer. If the exchange offer is completed, Indigo, in connection with any post-closing restructuring undertaken at HP's sole discretion, may distribute an extraordinary dividend on the shares of Indigo or a particular class or classes of shares of Indigo.

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

  COMPARISON OF RIGHTS OF HOLDERS OF HP COMMON STOCK AND INDIGO COMMON SHARES

   Upon completion of the exchange offer, the shareholders of Indigo who tender their Indigo common shares into the exchange offer will become shareowners of HP, and the HP certificate of incorporation, the HP bylaws, and Delaware General Corporation Law will govern the rights of former Indigo shareholders. HP is incorporated under Delaware law and is subject to the Delaware General Corporation Law. Indigo is incorporated in The Netherlands as a public limited company (naamloze vennootschap) and is subject to Dutch law. The following is a summary of material differences between the rights of holders of HP common stock and the rights of holders of Indigo common shares. While we believe that this description covers the material differences between the two, this summary may not contain all of the information that is important to you.

Comparison of the Certificate of Incorporation and Bylaws of HP and Articles of Association of Indigo


   The following is a summary of the material differences between the provisions of the certificate of incorporation and bylaws of HP and the articles of association of Indigo. This summary is not intended to be a complete discussion of the certificate of incorporation and bylaws of HP and the articles of association of Indigo and it is qualified in its entirety by reference to the applicable Delaware General Corporation Law and Dutch law, as the case may be, as well as by reference to HP's certificate of incorporation and bylaws and Indigo's articles of association. You should carefully read this entire prospectus and the other documents we refer to in this prospectus for a more complete understanding of the differences between being a shareowner of HP and being a shareholder of Indigo. HP and Indigo have filed with the Securities and Exchange Commission their respective certificates of incorporation and bylaws and articles of association and will send copies of these documents to you upon your request. See the section entitled "Where You Can Find More Information" beginning on page 162 of this prospectus.


  Authorized Capital Stock

   HP's certificate of incorporation authorizes the issuance of 9,900,000,000 shares of capital stock, consisting of:

   .   9,600,000,000 shares of common stock, par value $0.01 per share; and

   .   300,000,000 shares of preferred stock, par value $0.01 per share.

   Indigo's articles of association authorize the issuance of 266,950,000 shares of capital stock, consisting of:

   .   240,000,000 common shares, par value NLG 0.04 per share; and

   .   26,950,000 preferred shares, par value NLG 0.04 per share.

  Size of the Board of Directors

   HP's certificate of incorporation provides that the number of directors comprising the HP board of directors shall be no fewer than eight and no more than 17. HP's certificate of incorporation further provides that the exact number of directors comprising the HP board of directors shall be fixed, and may be changed from time to time, within the foregoing limits, by an amendment to HP's bylaws that has been duly adopted by the HP board of directors or HP shareowners. HP's bylaws provide that within the range of eight to 17 directors set forth in HP's certificate of incorporation, the exact number of directors comprising the HP board of directors may be as fixed from time to time by the HP board of directors. The HP board of directors currently has nine members. Upon completion of the Compaq merger, the HP board of directors will have 13 members.

   Indigo's articles of association provide for a supervisory board, a management board, and a combined board consisting of all the members of the supervisory board and the management board. The number of directors

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

comprising the management board is determined by the combined board. The number of directors comprising the supervisory board is determined by the combined board and these directors are appointed by the combined board and the general meeting of shareholders. As of the date of this prospectus, the management board consists of four members and the supervisory board consists of six members.

  Cumulative Voting

   HP's certificate of incorporation provides that HP shareowners are entitled to cumulate votes in connection with the election of directors.

   Dutch law does not recognize the concept of cumulative voting. As a result, Indigo shareholders are not entitled to cumulate votes in connection with the election of directors.

  Term of Directors

   HP's bylaws provide that directors on the HP board of directors are elected for a term of office to expire at the succeeding annual meeting of shareowners after their election, with each director to hold office until such director's successor shall have been duly elected and qualified.

   Indigo's articles of association provide that directors of Indigo serve until they resign or are dismissed.

  Removal of Directors

   HP's bylaws provide that any director, or the entire HP board of directors, may be removed with or without cause by the holders of a majority of the shares then entitled to vote at an election of directors. However, if and so long as shareowners are entitled to cumulative voting in connection with the election of directors, if less than the entire HP board of directors is to be removed, no individual director may be removed from the HP board of directors without cause if the votes cast against such director's removal would be sufficient to elect such director if then cumulatively voted in an election of the entire HP board of directors.

   Indigo's articles of association provide that (1) any management board member may be suspended or dismissed at the general meeting of shareholders by a majority of the votes cast if a majority of the outstanding shares entitled to vote are represented in person or proxy at such meeting, and (2) any supervisory board member may be suspended or dismissed at any time by the corporate body by which he/she was appointed. Under Dutch law, any board member, or an entire board, may be suspended or dismissed.

  Filling Vacancies on the Board of Directors

   HP's bylaws provide that vacancies on the HP board of directors may be filled by a majority of the remaining directors, even if less than a quorum, or by the sole remaining director. However, a vacancy created by the removal of a director by the vote of the shareowners or by court order may be filled only by the affirmative vote of a majority of the voting power of shares represented and voting at a duly held shareowner meeting at which a quorum is present (which shares voting affirmatively also constitute a majority of the required quorum).

   HP's bylaws further provide that vacancies on the HP board of directors and newly created directorships resulting from an increase in the authorized number of directors elected by all of the HP shareowners having the right to vote as a single class may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. However, whenever the holders of any class or classes of stock, or any series of any class of stock, are entitled to elect one or more directors by the provisions of HP's certificate of incorporation, vacancies and newly created directorships of such class or classes or series may be filled by a majority of the directors elected by such class or classes or series then in office, or by a sole remaining director so elected.

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

   HP's bylaws also provide that if, at the time of filling any vacancy or any newly created directorship, the directors then in office constitute less than a majority of the whole HP board of directors (as constituted immediately prior to any such increase), then the Delaware Court of Chancery may, upon application of any shareowner(s) holding at least 10% of the total number of the then outstanding shares having the right to vote for such directors, summarily order an election to be held to fill any such vacancies or newly created directorships, or to replace the directors chosen by the directors then in office, and such election shall be governed by the provisions of Section 211 of the Delaware General Corporation Law as far as applicable.

   Indigo's articles of association provide (1) that vacancies on the management board may be filled by the shareholders at a general meeting of shareholders, and (2) that vacancies on the supervisory board are filled either by the shareholders at a general meeting of shareholders, or by the combined board in accordance with the articles of association of Indigo.

  Special Voting of Board of Directors

   HP's bylaws provide that action by the board of directors may be taken by a vote of the majority of the directors. HP's bylaws also provide that the HP board of directors may delegate to its executive committee, or any other committee of the HP board of directors, the authority to conduct all business and to take all actions that may be taken by the HP board of directors unless such delegation is not permitted under applicable law. However, no committee shall have the power of authority to (1) approve or adopt or recommend to the HP shareowners any action or matter that requires the approval of the HP shareowners or (2) adopt, amend or repeal any bylaw of HP. HP's bylaws also provide, subject to the limitation in the preceding sentence, that, unless the full HP board of directors determines otherwise, the executive committee of the HP board of directors shall have and may exercise all the powers and authority of the HP board of directors in the management of the business and affairs of the corporation.

   Indigo's articles of association require that all resolutions of the combined board shall be adopted by a majority of the votes cast, which vote must include the vote of the chairman of the supervisory board.

  Ability to Call Special Meetings of the Board of Directors

   HP's bylaws provide that special meetings of the HP board of directors for any purpose(s) may be called at any time by the chairman of the board of directors, the vice chairman of the board of directors, the president, the chairman of the executive committee, any vice president, the secretary or a majority of the directors then in office.

   Meetings of the management board may be called by the management board. Indigo's articles of association provide (1) that meetings of the supervisory board may be called by the chairman or two other supervisory board members and
(2) that the combined board shall meet whenever the chairmen or at least two other board members deem such necessary, but at least four times a year.

  Ability to Call Special Meetings of Shareowners

   HP's bylaws provide that a special meeting of HP shareowners may be called at any time by the HP board of directors, the chairman of the board of directors, the vice chairman of the board of directors, the chairman of the executive committee or the president, and special meetings of HP shareowners may not be called by any other person(s).

   Indigo's articles of association provide that a general meeting of the shareholders may be convened by the combined board and that shareholders representing in the aggregate at least one-tenth of the issued capital may request the combined board to convene a general meeting of shareholders.

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  Limitations on Business Transacted at Meetings of Shareowners

   HP's bylaws provide only such business shall be considered at a special meeting of HP shareowners as shall have been stated in the notice for such meeting.

   Indigo's articles of association provide that business transacted at a general meeting of Indigo shareholders is limited to the subjects specified in the convocation or amendment at a later date in accordance with Indigo's advance notice procedure unless the entire issued capital is represented at the meeting and resolutions pertaining to business not specified in the convocation are adopted unanimously.

  Shareowner Nominations and Proposals at Shareowner Meetings

   HP's bylaws allow shareowners to nominate candidates for election to the HP board of directors at any annual meeting of HP shareowners. In addition, HP's bylaws allow shareowners to propose business to be conducted at any annual meeting of HP shareowners. However, nominations of candidates for election to the HP board of directors and proposals for business to be conducted at an annual meeting may only be made by a shareowner who has given timely written notice to the corporate secretary of HP before the annual meeting.

   Shareowner nominations of candidates for election to the HP board of directors and proposals for business to be conducted at an annual meeting cannot be brought before any annual meeting of HP shareowners unless the nomination or proposal was brought before the annual meeting in accordance with HP's shareowner advance notice procedures, as described in "Delivery and Notice Requirements for Shareowner Nominations and Proposals" below.

   Indigo's articles of association do not specify the procedure to nominate candidates for election to Indigo's management board or supervisory board and in the absence of specific provisions, such nomination takes place in accordance with customary procedures under Dutch law. The combined board convenes general meetings of shareholders and specifies the subjects to be discussed at those meetings, including proposed members of the management board or supervisory board. Furthermore, the combined board has the right to appoint one supervisory board member (if the supervisory board consists of three, four or five members) or two supervisory board members (if the supervisory board consists of six or more members). Indigo's articles of association allow shareholders representing at least one-tenth of the issued capital to propose business to be brought before any shareholder meeting, including proposed new members for the management board or the supervisory board. However, proposals must be made by a shareholder in accordance with Indigo's advance notice procedure.

  Delivery and Notice Requirements for Shareowner Nominations and Proposals

   HP's bylaws provide that for business to be properly brought before an annual meeting of HP shareowners by an HP shareowner, or for a nomination of candidates for election to the HP board of directors to be properly made by an HP shareowner, such shareowner must have given timely notice of the proposal for business to be conducted or of such nomination of candidates for election to the HP board of directors in writing to the secretary of HP. To be timely, notice of a proposal for business to be conducted at an annual meeting of HP shareowners or of a nomination of candidates for election to the HP board of directors must be delivered to, or mailed and received at, the principal executive offices of HP during the earlier period to occur of (1) not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year's meeting, or (2) not less than the later of the close of business on the 45th day nor earlier than the close of business on the 75th day prior to the first anniversary of the date on which HP first sent or gave its proxy statement to shareowners for the preceding year's annual meeting. However, if HP did not have an annual meeting of HP shareowners in the previous year or if the date of the annual meeting is more than 30 days before or more than 60 days after the anniversary date of the previous year's annual meeting, to be timely, notice of a proposal for business to be conducted at an annual meeting of HP shareowners or of a nomination of candidates for election to the HP board of directors must be received not earlier than the close of business on the 120th day prior to the meeting and not later than the close of business on the later of (A) the 90th day prior to such meeting

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

and (B) the 10th day following the day HP publicly announces the date of the annual meeting for the current year. In addition, for a proposal for business to be conducted at an annual meeting, an HP shareowner must have delivered a proxy statement and form of proxy to holders of a sufficient number of shares of HP common stock to approve the proposal.

   Indigo's articles of association provide that a general meeting of shareholders shall be convened by the combined board and that shareholders representing in the aggregate at least one-tenth of the issued capital may request the combined board to convene a general meeting of shareholders. A convocation letter, specifying the subjects to be discussed, must be mailed to shareholders to their addresses shown in the register of shareholders. Such convocation shall be given no later than on the fifteenth day prior to the date of the meeting.

  Shareowner Action by Written Consent in Lieu of a Shareowner Meeting

   HP's certificate of incorporation provides that no action may be taken by HP shareowners except at an annual or special meeting of the shareowners called in accordance with HP's bylaws, and that HP shareowners may not take action by written consent.

   Indigo's articles of association provide that shareholders may take action at annual general meetings of shareholders, or by written consent. A resolution by written consent of Indigo shareholders must be adopted by the unanimous vote representing the entire issued capital.

  Amendment to Certificate of Incorporation and Articles of Association

   Under Delaware General Corporation Law, a certificate of incorporation of a Delaware corporation may be amended by approval of the board of directors of the corporation and the affirmative vote of the holders of a majority of the outstanding shares entitled to vote for the amendment, unless a higher vote is required by the corporation's certificate of incorporation.

   HP's certificate of incorporation contains does not contain provisions requiring a vote greater than that required by Delaware General Corporation Law to amend HP's certificate of incorporation.

   Under Dutch law, articles of association may be amended by the general meeting of shareholders in accordance with the procedures set out by law and in the articles of association. Indigo's articles of association require that when a proposal to amend the articles of association is to be made at a general meeting of shareholders, such amendment must first be approved by the combined board then be stated in the convocation regarding the meeting, a copy of the proposed alteration quoted in full must be filed at Indigo's office until the end of the meeting for inspection by the shareholders, and the amendment shall require the approval of a majority of shareholders voting in person or by proxy at the meeting.

  Amendment to Bylaws

   The HP board of directors is expressly authorized to make, alter, amend or repeal HP's bylaws. HP's shareowners entitled to vote may also adopt, amend or repeal HP's bylaws. However, HP's bylaws provide that the affirmative vote of the holders of 66 2/3% of the outstanding shares entitled to vote thereon is required to amend or delete the provisions of HP's bylaws relating to:

   .   meetings of shareowners;

   .   the number, election and term of directors;

   .   resignation and vacancies of directors;

   .   indemnification of officers and directors; and

   .   amendments to HP's bylaws.

   Indigo's articles of association provide the basis for the management board and the combined board to lay down further rules regarding its own decision making process.

  Payment of Expenses Incurred by Directors and Officers in Connection with Legal Proceedings

   HP's bylaws provide that HP shall advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative), by reason of the fact that such person is or was a director or officer of HP, prior to the final disposition of the proceeding, all expenses incurred by such person in connection with such proceeding. However, such payment will be made only if HP receives an undertaking by or on behalf of such person to repay all amounts advanced if it is ultimately determined that such person is not entitled to be indemnified by HP as authorized by HP's bylaws or otherwise.

   HP's bylaws also provide that HP shall not be required to advance expenses to any director or officer in connection with any proceeding initiated by such officer or director unless the proceeding was authorized in advance by the HP board of directors.

   In addition, subject to some exceptions, HP will not advance expenses to an officer of HP (unless such officer is also a director of HP) in any action, suit or proceeding (whether civil, criminal, administrative or investigative), if a determination is reasonably and promptly made by the HP board of directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding (or if such quorum is not obtainable, or even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion), that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of HP.

   Indigo's articles of association provide that Indigo shall, to the full extent permitted by Dutch law, advance expenses to each of its now acting and former combined board members, officers, employees or agents whenever such person is made a party or threatened to be made a party in an action, suit or proceeding by reason of his/her service as such with Indigo.

Indemnification of Directors and Officers

   HP's certificate of incorporation contains a provision eliminating the personal liability of its directors to the company or its shareholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by applicable law. The effect of this provision is to eliminate the personal liability of directors to the company or its shareholders for monetary damages for actions involving a breach of their fiduciary duty of care, including any actions involving gross negligence. The bylaws of HP generally provide for the mandatory indemnification of, and payment of expenses incurred by, its directors and officers to the fullest extent permitted by applicable law unless the proceedings were initiated by the director or officers and not authorized by the board of directors. The articles of association of Indigo include a provision indemnifying, to the full extent permitted by Dutch law, each of its now acting or former combined board members, officers, employees or agents whenever such person is made a party or threatened to be made a party in an action, suit or proceeding by reason of his/her service as such for the company. There is no conclusive case law or any other law or regulation that confirms that a company may indemnify its management and supervisory board members under Dutch law. Each of HP and Indigo also have obtained directors' and officers' liability insurance, which insures against liabilities that its directors and officers may incur in such capacities. HP and Indigo have also entered into indemnification agreements with their respective directors and officers. The indemnification agreements provide indemnification to these directors and officers under certain circumstances for acts or omissions which may not be covered by directors' and officers' liability insurance.

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

   In addition, in accordance with the terms of the offer agreement and upon completion of the exchange offer, HP has agreed to indemnify Indigo's officers and directors, to the fullest extent provided under Indigo's articles of association in effect immediately prior to the closing of the exchange offer and any indemnification agreements as in effect on the date of the offer agreement, as well as under applicable law until the sixth anniversary of the closing of the exchange offer for all claims arising at or prior to the closing of the exchange offer made against such officers or directors in their capacity as such. HP has also agreed to maintain, at all times, assets sufficient to satisfy its obligations with respect to such indemnification.

   Section 145 of the General Corporation Law of the State of Delaware authorizes a court to award or a corporation's board of directors to grant indemnification to directors and officers in terms that are sufficiently broad to permit indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling HP or Indigo pursuant to the foregoing provisions, HP has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

Shareowner Rights Plan

   Under Delaware General Corporation Law, every corporation may create and issue rights entitling the holders of such rights to purchase from the corporation shares of its capital stock of any class or classes, subject to any provisions in its certificate of incorporation. The price and terms of such shares must be stated in the certificate of incorporation or in a resolution adopted by the board of directors for the creation and issuance of such rights.

   Under Dutch law, every Dutch corporation may issue rights entitling the holders of such rights to subscribe for shares of such corporation's capital stock of such class or classes as are defined in such corporation's articles of association. The corporate body authorized to issue such shares will decide upon the price of such shares and certain terms to the extent not defined in the articles of association, including any exclusion or limitation of rights of pre-emption. As of the date of this prospectus, Indigo has not entered into any such shareholder rights agreement.

   HP has entered into a shareowner rights agreement. The terms of the HP rights agreement are complex and not easily summarized, particularly as they relate to the acquisition of common stock and to exercisability. This summary may not contain all of the information that is important to you. Accordingly, you should carefully read the HP rights agreement, which is incorporated by reference into this prospectus, in its entirety.

  HP Shareowner Rights Plan

   On August 31, 2001, the HP board of directors declared a dividend distribution of one right for each outstanding share of HP common stock to HP shareowners of record at the close of business on September 17, 2001. Each right is subject to the terms of HP's rights agreement.

   HP's rights agreement provides that each share of HP's outstanding common stock will have the right to purchase one one-thousandth of a share of HP's Series A Participating Preferred Stock at an exercise price of $180.00, subject to adjustment. Each share of HP common stock issued in connection with the exchange offer will have one right attached.

   The rights under HP's rights agreement currently are attached to and trade only together with outstanding certificates representing HP common stock. The rights will separate from HP common stock and be represented by separate and distinct certificates approximately ten days after someone acquires or commences a tender offer for 15% or more of the outstanding HP stock.

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

   After the rights separate from HP's common stock, certificates representing the rights will be mailed to record holders of the common stock. Once distributed, the rights certificates alone will represent the rights.

   All shares of HP common stock issued prior to the date the rights separate from the common stock will be issued with the rights attached. The rights are not exercisable until the date the rights separate from the common stock. The rights will expire on September 17, 2011 unless earlier redeemed or exchanged by HP.

   If an acquiror (which could be a person or group) obtains, or commences a tender or exchange offer to obtain, 15% or more of HP common stock, then each right will entitle the holder to purchase a number of shares of HP common stock having a then current market value equal to two times the exercise price.

   Each right will entitle the holder to purchase a number of shares of common stock of the acquiring entity having a then current market value of twice the purchase price if an acquiror obtains 15% or more of HP common stock and any of the following occurs:

   .   HP merges into another entity;

   .   an acquiring entity merges into HP; or

   .   HP sells more than 50% of its assets or earning power.

   Under HP's rights agreement, any rights that are or were owned by an acquiror or its affiliates of more than 15% of HP's outstanding common stock will be null and void.

   HP's rights agreement provides that after an acquiror obtains 15% or more of HP's outstanding common stock, but less than 50% of HP's outstanding common stock, the HP board of directors may, at its option, exchange all or part of the then outstanding and exercisable rights (other than rights owned by the acquiror or its affiliates) for HP common stock. In such an event, the exchange ratio is one common share per right, adjusted to reflect any stock split, stock dividend or similar transaction.

   At its option, the HP board of directors may redeem all of the outstanding rights under the HP rights agreement at any time on or prior to the close of business on the earlier of (1) the fifth day following the time that an acquiror obtains 15% or more of HP's outstanding common stock or such later date as may be determined by a majority of the board and publicly announced by HP, or (2) September 17, 2011. The redemption price under HP's rights agreement is $0.001 per right. The right to exercise the rights will terminate upon the action of the HP board of directors ordering the redemption of the rights and the only right of the holders of the rights will be to receive the redemption price.

   Holders of rights will have no rights as shareowners of HP, including without limitation the right to vote or receive dividends, simply by virtue of holding the rights.

   The provisions of HP's rights agreement may be amended by the board of directors prior to the date ten days after any person acquires 15% or more of HP's common stock without approval of the holders of the rights. However, after the date any person acquires 15% or more of HP's common stock, the rights agreement may not be amended in any manner which would adversely affect the interests of the holders of the rights, excluding any interests of the acquiror.

   The rights issued under HP's rights agreement are designed to protect and maximize the value of the outstanding equity interests in HP in the event of an unsolicited attempt by an acquirer to take over HP in a manner or on terms that are not approved by the HP board of directors. The rights are designed to deter unfair tactics, including a gradual accumulation of shares in the open market of a 15% or greater position, followed by a merger or a partial or two-tier tender offer that does not treat all HP shareowners equally.

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

   Subject to the restrictions described above, the rights may be redeemed by HP at $0.001 per right at any time prior to the time when rights separate from the common stock. Accordingly, the rights should not interfere with any merger or business combination approved by the board of directors. The rights are not intended to prevent a takeover of HP. However, the rights may have the effect of rendering more difficult or discouraging an acquisition of HP deemed undesirable by the HP board of directors. The rights may cause substantial dilution to a person or group that attempts to acquire HP on terms or in a manner not approved by the HP board of directors, except pursuant to an offer conditioned upon redemption of the rights.

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                                 LEGAL MATTERS

   Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California, will pass upon the validity of the shares of HP common stock offered by this prospectus and certain federal income tax consequences of the exchange offer.

                                    EXPERTS

   The consolidated financial statements and schedule of Hewlett-Packard Company at October 31, 2000 and for the year then ended, appearing in Hewlett-Packard Company's Annual Report on Form 10-K for the year ended October 31, 2000, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

   The consolidated financial statements and schedule of Hewlett-Packard Company as of October 31, 1999 and for each of the two years ended October 31, 1999 incorporated in this Registration Statement on Form S-4 and related Prospectus of Hewlett-Packard Company by reference to the Annual Report on Form 10-K for the year ended October 31, 2000, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

   The consolidated financial statements and schedule of Compaq Computer Corporation at December 31, 2000 and for the year then ended, appearing in Compaq Computer Corporation's Annual Report on Form 10-K for the year ended December 31, 2000, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included therein and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

   The consolidated financial statements and schedule of Compaq Computer Corporation as of December 31, 1999 and for each of the two years ended December 31, 1999 incorporated in this Registration Statement on Form S-4 and related Prospectus of Hewlett-Packard Company by reference to the Annual Report on Form 10-K for the year ended December 31, 2000, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

   The financial statements incorporated in this prospectus by reference to the Annual Report of Indigo N.V. on Form 20-F for the year ended December 31, 2000 have been so incorporated in reliance on the report of Kesselman & Kesselman, a member of PricewaterhouseCoopers International Limited, independent accountants, given on the authority of said firm as experts in auditing and accounting.

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                      WHERE YOU CAN FIND MORE INFORMATION

   This prospectus incorporates documents by reference which are not presented in or delivered with this prospectus. You should rely only on the information contained in this prospectus and in the documents that we have incorporated by reference into this prospectus. We have not authorized anyone to provide you with information that is different from or in addition to the information contained in the foregoing documents.

   The following documents, which were filed by HP with the Securities and Exchange Commission, are incorporated by reference into this prospectus:

   . HP's annual report on Form 10-K for the fiscal year ended October 31, 2000, filed with the Securities and Exchange Commission on January 25, 2001;

   . HP's quarterly report on Form 10-Q for the period ended January 31, 2001, filed with the Securities and Exchange Commission on March 16, 2001;

   . HP's quarterly report on Form 10-Q for the period ended April 30, 2001, filed with the Securities and Exchange Commission on June 13, 2001;

   . HP's quarterly report on Form 10-Q for the period ended July 31, 2001, filed with the Securities and Exchange Commission on September 14, 2001;

   . HP's current report on Form 8-K, dated November 13, 2000, filed with the Securities and Exchange Commission on November 13, 2000;

   . HP's current report on Form 8-K, dated December 6, 2000, filed with the Securities and Exchange Commission on December 6, 2000;

   . HP's current report on Form 8-K, dated January 11, 2001, filed with the Securities and Exchange Commission on January 11, 2001;

   . HP's current report on Form 8-K, dated February 2, 2001, filed with the Securities and Exchange Commission on February 8, 2001;

   . HP's current report on Form 8-K, dated February 15, 2001, filed with the Securities and Exchange Commission on February 15, 2001;

   . HP's current report on Form 8-K, dated April 18, 2001, filed with the Securities and Exchange Commission on April 18, 2001;

   . HP's current report on Form 8-K, dated May 16, 2001, filed with the Securities and Exchange Commission on May 16, 2001;

   . HP's current report on Form 8-K, dated May 24, 2001, filed with the Securities and Exchange Commission on May 24, 2001;

   . HP's current report on Form 8-K, dated June 4, 2001, filed with the Securities and Exchange Commission on June 4, 2001;

   . HP's current report on Form 8-K, dated June 4, 2001, filed with the Securities and Exchange Commission on June 5, 2001;

   . HP's current report on Form 8-K, dated June 6, 2001, filed with the Securities and Exchange Commission on June 6, 2001;

   . HP's current report on Form 8-K, dated July 5, 2001, filed with the Securities and Exchange Commission on July 5, 2001;

   . HP's two current reports on Form 8-K, dated July 26, 2001, filed with the Securities and Exchange Commission on July 26, 2001;

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

   . HP's current report on Form 8-K, dated August 16, 2001, filed with the Securities and Exchange Commission on August 16, 2001;

   . HP's current report on Form 8-K, dated August 31, 2001, filed with the Securities and Exchange Commission on September 4, 2001 (as amended by HP's Form 8-K/A filed with the Securities and Exchange Commission on September 13, 2001);

   . HP's current report on Form 8-K, dated September 6, 2001, filed with the Securities and Exchange Commission on September 7, 2001 (as amended by HP's Form 8-K/A filed with the Securities and Exchange Commission on September 19, 2001);

   . HP's current report on Form 8-K, dated September 17, 2001, filed with the Securities and Exchange Commission on September 18, 2001;

   . HP's current report on Form 8-K, dated November 14, 2001, filed with the Securities and Exchange Commission on November 14, 2001;

   . HP's current report on Form 8-K, dated November 15, 2001, filed with the Securities and Exchange Commission on November 16, 2001;


   . HP's current report on Form 8-K, dated November 29, 2001, filed with the Securities and Exchange Commission on November 30, 2001;



   . HP's current report on Form 8-K, dated December 7, 2001, filed with the Securities and Exchange Commission on December 7, 2001;


   . The description of HP's common stock contained in its registration statement on Form 8-A, filed with the Securities and Exchange Commission on or about November 6, 1957 and any amendment or report filed with the Securities and Exchange Commission for the purposes of updating such description; and

   . The description of HP's preferred share purchase rights contained in its registration statement on Form 8-A, filed with the Securities and Exchange Commission on or about September 4, 2001 and any amendment or report filed with the Securities and Exchange Commission for the purpose of updating such description.

   The following documents, which were filed by Indigo with the Securities and Exchange Commission, are incorporated by reference into this prospectus:


   . Indigo's annual report on Form 20-F for its fiscal year ended December 31, 2000 filed with the Securities and Exchange Commission filed on June 28, 2001; and



   . Indigo's report of foreign private issuer on Form 6-K, dated December 3, 2001, filed with the Securities and Exchange Commission on December 5, 2001.


   The following documents, which were filed by Compaq with the Securities and Exchange Commission, are incorporated by reference into this prospectus:

   . Compaq's annual report on Form 10-K for the fiscal year ended December 31, 2000, filed with the Securities and Exchange Commission on February 9, 2001;

    . Compaq's quarterly report on Form 10-Q for the period ended March 31, 2001, filed with the Securities and Exchange Commission on April 25, 2001;

    . Compaq's quarterly report on Form 10-Q for the period ended June 30, 2001, filed with the Securities and Exchange Commission on July 26, 2001;


   . Compaq's quarterly report on Form 10-Q for the period ended September 30, 2001, filed with the Securities and Exchange Commission on October 23, 2001; and





   . Compaq's current report on Form 8-K, dated January 16, 2002, filed with the Securities and Exchange Commission on January 17, 2002.




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   In addition, all documents filed by HP or Indigo pursuant to Section 13(a),
13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and before the expiration of the exchange offer are deemed to be incorporated by reference into, and to be a part of, this prospectus from the date of filing of those documents.

   Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

   HP has supplied all information contained or incorporated by reference into this prospectus about HP. Indigo has supplied all information contained or incorporated by reference into this prospectus about Indigo. Compaq has supplied all information contained or incorporated by reference into this prospectus about Compaq.


   The documents incorporated by reference into this prospectus are available from us upon request. We will provide a copy of any and all of the information that is incorporated by reference in this prospectus (not including exhibits to the information unless those exhibits are specifically incorporated by reference into this prospectus) to any person, without charge, upon written or
oral request. Any request for documents should be made by       , 2002 to
ensure timely delivery of the documents.


   Indigo shareholders may request a copy of information incorporated by reference into this prospectus by contacting the investor relations department for each of HP, Indigo and Compaq at:

For information relating to HP: For information relating to Indigo:  For information relating to Compaq:

    Hewlett-Packard Company                 Indigo N.V.                  Compaq Computer Corporation
      3000 Hanover Street            c/o Indigo America, Inc.                  P.O. Box 692000
  Palo Alto, California 94304         400 Unicorn Park Drive              Houston, Texas 77269-2000
 Attention: Investor Relations      Woburn, Massachusetts 01801     Attention: Compaq Investor Relations,
        (650) 857-1501             Attention: Investor Relations                  MS 110605
                                          (781) 937-8999                       (800) 433-2391

   In addition, you may obtain copies of HP's information by making a request through HP's investor relations website, http://www.hp.com/hpinfo/investor or by email, to investor_relations@hp.com.

   You may obtain copies of Indigo's information by sending an e-mail to Michael King at indigoir@indigousa.com.

   You may obtain copies of Compaq's information by making a request through Compaq's investor relations website, http://www.shareholder.com/cpq/document_request.cfm, or by sending an e-mail to investor.relations@compaq.com.

   HP and Compaq file annual, quarterly and current reports, proxy and information statements and other information with the Securities and Exchange Commission. Indigo files annual and current reports and other information with the Securities and Exchange Commission. Copies of the reports, proxy and information statements and other information filed by HP, Indigo and Compaq with the Securities and Exchange Commission may be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at:


                                Judiciary Plaza


                            450 Fifth Street, N.W.


                                   Room 1024


                            Washington, D.C. 20549




   Reports, proxy and information statements and other information concerning HP and Compaq may be inspected at:

                            New York Stock Exchange
                                20 Broad Street
                           New York, New York 10005

   Reports and other information concerning Indigo may be inspected at:

                  National Association of Securities Dealers
                              1735 K Street, N.W.
                            Washington, D.C. 20006

   Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 or by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a Website that contains reports, proxy statements and other information regarding HP. The address of the Securities and Exchange Commission web site is http://www.sec.gov.

   HP has filed a registration statement on Form S-4 under the Securities Act of 1933 with the Securities and Exchange Commission with respect to HP's common stock and the CVRs to be issued to Indigo shareholders in connection with the exchange offer. HP and Indigo also have filed a transacton statement on
Schedule 13E-3 under the Exchange Act with the Securities and Exchange Commission. Prior to the commencement of the exchange offer, HP also will file a tender offer statement on Schedule TO under the Exchange Act with the Securities and Exchange Commission with respect to the exchange offer. This prospectus, or portions hereof, constitutes the prospectus of HP filed as part of the registration statement and contained as an exhibit or incorporated by reference into the transaction statement on Schedule 13E-3 and the tender offer statement on Schedule TO. This prospectus does not contain all of the information set forth in the registration statement and the transaction statement on Schedule 13E-3 and the tender offer statement on Schedule TO and respective exhibits thereto because certain parts of the registration statement, the transaction statement on Schedule 13E-3 and the tender offer statement on Schedule TO are omitted in accordance with the rules and regulations of the Securities and Exchange Commission. The registration statement and the transaction statement on Schedule 13E-3 and respective exhibits thereto are available, and the tender offer statement on Schedule TO will be available, for inspection and copying as set forth above.

   Indigo shareholders should contact Georgeson Shareholder at the address, telephone number or Internet address listed below with any questions about the exchange offer:

                             Georgeson Shareholder
                               111 Commerce Road
                          Carlstadt, New Jersey 07072
                           @georgesonshareholder.com

                    Indigo shareholders can call toll-free:

                                (    )    -

                      international calls: (   )    -

   This prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this prospectus in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. Neither the delivery of this prospectus nor any distribution of securities pursuant to this prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated by reference into this prospectus or in our affairs since the date of this prospectus.




   UNIX(R) is a registered trademark of The Open Group. Compaq is a trademark of Compaq Information Technologies Group, L.P. in the United States and other countries.

                         INDIGO N.V. AND SUBSIDIARIES

              CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

                                     INDEX


                                                                                                  Page(s)
                                                                                                  -------
Condensed Consolidated Interim Statements of Operations of Indigo N.V. and Subsidiaries for the
  three months and nine months ended September 30, 2001 (unaudited) and 2000 (unaudited).........    F-2

Condensed Consolidated Interim Balance Sheets of Indigo N.V. and Subsidiaries as of September 30,
  2001 (unaudited) and December 31, 2000.........................................................    F-3

Condensed Consolidated Interim Statement of Changes in Shareholders' Equity of Indigo N.V. and
  Subsidiaries for the nine months ended September 30, 2001 (unaudited)..........................    F-4

Condensed Consolidated Interim Statements of Cash Flows of Indigo N.V. and Subsidiaries for the
  nine months ended September 30, 2001 (unaudited) and 2000 (unaudited)..........................  F-5-6

Notes to Condensed Consolidated Interim Financial Statements of Indigo N.V. and Subsidiaries
  (unaudited).................................................................................... F-7-13

                         INDIGO N.V. AND SUBSIDIARIES

            CONDENSED CONSOLIDATED INTERIM STATEMENTS OF OPERATIONS
       (In thousands and in U.S. Dollars, except loss per common share)
                                  (unaudited)

                                                                  Three months ended   Nine months ended
                                                                     September 30,       September 30,
                                                                  ------------------  ------------------
                                                                    2001      2000      2001      2000
                                                                  --------  --------  --------  --------
Revenues:
   Equipment..................................................... $ 23,701  $ 20,816  $ 76,659  $ 64,831
   Post-sales....................................................   20,349    17,878    58,077    50,617
                                                                  --------  --------  --------  --------
       Total revenues............................................   44,050    38,694   134,736   115,448
                                                                  --------  --------  --------  --------
Costs and expenses:
   Cost of equipment.............................................   16,982    11,502    53,040    39,575
   Cost of post-sales............................................   10,337     7,663    27,522    22,179
   Research and development, net.................................    3,831     5,314    13,044    14,487
   Selling, general and administrative...........................   20,933    16,341    55,910    51,111
                                                                  --------  --------  --------  --------
       Total costs and expenses..................................   52,083    40,820   149,516   127,352
                                                                  --------  --------  --------  --------
Operating loss...................................................   (8,033)   (2,126)  (14,780)  (11,904)
Interest and other income, net...................................    1,065       219     2,450       206
                                                                  --------  --------  --------  --------
Loss before provision for income taxes...........................   (6,968)   (1,907)  (12,330)  (11,698)
Provision for income taxes.......................................       10       464       135       828
                                                                  --------  --------  --------  --------
Net loss before cumulative effect of an accounting change........   (6,978)   (2,371)  (12,465)  (12,526)
Cumulative effect, at beginning of year, of an accounting change,
  net............................................................       --        --        --    (1,935)
                                                                  --------  --------  --------  --------
Net loss before dividend requirements............................   (6,978)   (2,371)  (12,465)  (14,461)
Dividend on convertible preferred shares:
   Current.......................................................       --    (2,931)       --    (8,793)
   Inducement regarding conversion of Series A Preferred
     Shares......................................................       --   (58,685)       --   (58,685)
                                                                  --------  --------  --------  --------
Net loss applicable to common shares outstanding................. $ (6,978) $(63,987) $(12,465) $(81,939)
                                                                  ========  ========  ========  ========
Basic and diluted weighted average number of common shares
  outstanding....................................................  110,269    79,312   110,418    78,816
                                                                  ========  ========  ========  ========
Basic and diluted loss per common share before cumulative effect of an accounting change, net................................... $  (0.06) $  (0.81) $  (0.11) $  (1.01)
                                                                  ========  ========  ========  ========
Basic and diluted loss per common share of cumulative effect of
  an accounting change, net......................................       --        --        --  $  (0.03)
                                                                  ========  ========  ========  ========
Basic and diluted loss per common share after cumulative effect of an accounting change, net................................... $  (0.06) $  (0.81) $  (0.11) $  (1.04)
                                                                  ========  ========  ========  ========

     See notes to condensed consolidated financial statements (unaudited).

                         INDIGO N.V. AND SUBSIDIARIES

                 CONDENSED CONSOLIDATED INTERIM BALANCE SHEETS
      (In thousands and in U.S. Dollars, except share par value amounts)
                                  (unaudited)

                                                                                             September 30, December 31,
                                                                                                 2001          2000
                                                                                             ------------- ------------
                                         ASSETS

Current assets:
    Cash and cash equivalents...............................................................   $  18,845    $  47,458
    Restricted cash.........................................................................         101          330
    Short term deposits and marketable securities...........................................      48,482       47,255
    Accounts receivable:
       Trade, net of allowance for doubtful accounts........................................      34,908       35,018
       Other................................................................................       3,493        3,874
    Inventories.............................................................................      47,434       47,776
    Other current assets....................................................................       2,496        2,222
                                                                                               ---------    ---------
          Total current assets..............................................................     155,759      183,933
Marketable securities, long-term............................................................       9,498           --
Accounts receivable, long-term..............................................................       2,311        1,848
Investments--amounts funded for employee rights upon retirement.............................       7,347        6,886
Property and equipment, net.................................................................      25,991       23,021
Other assets, net...........................................................................         819        1,092
                                                                                               ---------    ---------
          Total assets......................................................................   $ 201,725    $ 216,780
                                                                                               =========    =========

                          LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
    Accounts payable, trade.................................................................   $  20,454    $  25,454
    Accrued expenses........................................................................      27,456       30,981
    Loans payable, short-term...............................................................      18,374        5,428
    Income taxes payable....................................................................       1,359          906
    Deferred revenue........................................................................       6,197        6,844
    Other current liabilities...............................................................       3,208        5,769
                                                                                               ---------    ---------
          Total current liabilities.........................................................      77,048       75,382
Liability for employee rights upon retirement...............................................      11,951       11,167
Other liabilities...........................................................................       5,192        5,834
                                                                                               ---------    ---------
          Total liabilities.................................................................      94,191       92,383
                                                                                               ---------    ---------
Commitments and contingencies (note 5)

Shareholders' equity:
    Common shares, NLG 0.04 par value; 240,000 shares authorized:
     113,790 and 113,182 issued and outstanding on September 30, 2001 and on
     December 31, 2000, respectively........................................................       2,282        2,273
    Preferred shares , NLG 0.04 par value; 26,950 authorized on September 30, 2001 and
     December 31, 2000......................................................................          --           --
    Additional paid-in capital..............................................................     549,494      547,978
    Accumulated deficit.....................................................................    (418,251)    (405,786)
    Accumulated other comprehensive loss....................................................         (77)         (68)
    Common shares held in treasury, at cost: 3,765 and 2,751 shares on September 30, 2001
     and on December 31, 2000, respectively.................................................     (25,914)     (20,000)
                                                                                               ---------    ---------
          Total shareholders' equity........................................................     107,534      124,397
                                                                                               ---------    ---------
          Total liabilities and shareholders' equity........................................   $ 201,725    $ 216,780
                                                                                               =========    =========

     See notes to condensed consolidated financial statements (unaudited).

                         INDIGO N.V. AND SUBSIDIARIES

                 CONDENSED CONSOLIDATED INTERIM STATEMENTS OF
                        CHANGES IN SHAREHOLDERS' EQUITY
                 For the nine months ended September 30, 2001
          (In thousands and in U.S. Dollars, except number of shares)
                                  (unaudited)

                                                                          Accumulated
                                                              Additional     Other                               Total
                                                       Common  Paid-in   Comprehensive Accumulated Treasury  Shareholders'
                                                       Shares  Capital       Loss        Deficit    Shares      Equity
                                                       ------ ---------- ------------- ----------- --------  -------------
Balance at January 1, 2001............................ $2,273  $547,978      $(68)      $(405,786) $(20,000)   $124,397
Comprehensive loss:
   Net loss...........................................                                    (12,465)              (12,465)
   Other comprehensive loss--
       Realized loss on derivatives designated as
         cash flow hedge..............................                         68                                    68
       Unrealized loss on derivatives designated
         as cash flow hedge...........................                        (77)                                  (77)
                                                                                                               --------
   Total comprehensive loss*..........................                                                          (12,474)
                                                                                                               --------
Issuance of 252,475 common shares in connection
  with the exercise of Employee Share Purchase
  Plan................................................      3       455                                             458
Issuance of 355,463 common shares in connection
  with the exercise of stock options, net of
  stock issuance costs................................      6     1,061                                           1,067
Purchase of 1,013,500 Treasury shares.................                                               (5,914)     (5,914)
                                                       ------  --------      ----       ---------  --------    --------
Balance at September 30, 2001......................... $2,282  $549,494      $(77)      $(418,251) $(25,914)   $107,534
                                                       ======  ========      ====       =========  ========    ========

--------
* Total comprehensive loss for the three month periods ended September 30, 2001 and September 30, 2000 and for the nine month periods ended September 30, 2000 are: $7,101,000, $2,450,000, $14,420,000, respectively.


     See notes to condensed consolidated financial statements (unaudited).

                         INDIGO N.V. AND SUBSIDIARIES

            CONDENSED CONSOLIDATED INTERIM STATEMENTS OF CASH FLOWS
                      (In thousands and in U.S. Dollars)
                                  (unaudited)

                                                                                    Nine Months Ended
                                                                               --------------------------
                                                                               September 30, September 30,
                                                                                   2001          2000
                                                                               ------------- -------------
Cash flows from operating activities:
   Net loss...................................................................   $(12,465)     $(14,461)
   Adjustments to reconcile net loss to net cash flows used in operating activities:
       Depreciation, amortization and write-off of property and equipment.....      6,185         5,032
       Cumulative effect of an accounting change..............................         --         1,935
       Provision for doubtful accounts........................................        794           688
   Changes in assets and liabilities:
       Decrease (increase) in accounts receivable.............................     (2,151)        2,599
       Decrease (increase) in inventories.....................................      2,582       (12,351)
       Decrease (increase) in other current assets............................       (274)          760
       Increase (decrease) in accounts payable and accrued expenses...........     (6,313)        6,289
       Decrease in customer advances..........................................         --          (197)
       Increase (decrease) in taxes payable...................................        453          (160)
       Decrease in deferred revenue...........................................       (647)       (1,416)
       Decrease in other current liabilities..................................     (2,561)           --
       Increase in liability for employee rights upon retirement..............        784         1,957
       Increase (decrease) in other liabilities...............................       (642)           97
       Loss (gain) from short term investments and marketable securities......         68          (133)
                                                                                 --------      --------
          Net cash flows used in operating activities.........................    (14,187)       (9,361)
                                                                                 --------      --------
Cash flows from investing activities:
   Capital expenditures.......................................................    (11,375)       (8,789)
   Decrease in restricted cash................................................        229            83
   Amount funded for employee rights upon retirement..........................       (461)         (766)
   Proceeds from maturity of short term deposits and marketable securities....     32,216        17,038
   Purchase of short term deposits and marketable securities..................    (41,848)      (28,587)
                                                                                 --------      --------
          Net cash flows used in investing activities.........................    (21,239)      (21,021)
                                                                                 --------      --------
Cash flows from financing activities:
   Short-term loans payable...................................................     12,946        (1,702)
   Purchase of treasury shares................................................     (5,914)           --
   Proceeds from exercise of warrants.........................................         --         1,453
   Proceeds from exercise of stock options and Employee Stock Purchase Plan...      1,819         1,842
   Stock issuance costs.......................................................     (2,038)          (33)
                                                                                 --------      --------
          Net cash flows provided by financing activities.....................      6,813         1,560
                                                                                 --------      --------
Net decrease in cash and cash equivalents.....................................    (28,613)      (28,822)
Cash and cash equivalents, beginning of period................................     47,458        40,690
                                                                                 --------      --------
Cash and cash equivalents, end of period......................................   $ 18,845      $ 11,868
                                                                                 ========      ========

     See notes to condensed consolidated financial statements (unaudited).

                         INDIGO N.V. AND SUBSIDIARIES

                      (In thousands and in U.S. Dollars)
                                  (unaudited)

Non-cash transactions:

   As of September 30, 2001 and 2000, the Company acquired additional property and equipment for $405 and $449, respectively, which had not been paid as of that date.

   In September 2000, the Company issued a share dividend of $104,867 in connection with the conversion of Series A Preferred Shares.

   As of September 30, 2001 and 2000, the Company issued $366 and $216 respectively, share capital in connection with the exercise of stock options, which had not been paid as of that date.




     See notes to condensed consolidated financial statements (unaudited).

                         INDIGO N.V. AND SUBSIDIARIES

         NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS
                                  (unaudited)

1.  Basis of Presentation

   Indigo N.V., a Netherlands company, and its wholly-owned subsidiaries (the "Company" or "Indigo"), develop, manufacture and market proprietary Digital Offset Color(TM) printing presses used in the production of on-demand, short-run color digitally-printed products. The Company's presses are primarily targeted towards the commercial and industrial markets. The Company also manufactures a number of presses which are marketed through OEM channels. The Company also develops, manufactures and markets consumable products for use in its presses and provides service to its customers, activities referred to in these financial statements as "Post-sales" activities. The Company markets products directly and through distributors in Europe, through a wholly-owned subsidiary in the United States and through distributors in other parts of the world. The Company conducts its research and development and manufacturing activities through a wholly-owned subsidiary in Israel.

   The Condensed Consolidated Interim Financial Statements included herein are unaudited and include all adjustments that management considers necessary for a fair presentation of the results of operations of the interim periods pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles in the United States have been condensed or omitted. These Condensed Consolidated interim Financial Statements should be read in conjunction with the Company's Consolidated Financial Statements and related notes for the year ended December 31, 2000. The results of operations for the three months and nine months ended September 30, 2001 and 2000 are not necessarily indicative of the operating results for the full year.

   Starting in the third quarter of 2001, the Company classifies its royalty payments to the Government of Israel, resulting from research and development grants (see note 5b) to cost of goods sold. Previously, Indigo classified these royalty payments to selling, general and administrative expenses. The comparative figures in these interim financial statements have been reclassified accordingly.

Revenue recognition

   (1) Equipment sales

   Effective January 1, 2000 and pursuant to Securities and Exchange Commission, Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements," the Company has implemented a change in its revenue recognition policy that has added installation as a requirement for recognition of direct sales of equipment. Previously, the Company had recognized revenue upon shipment of equipment, as installation being perfunctory, provided collectibility is reasonably assured, future obligations of the Company are considered insignificant and the costs of such obligations can be reasonably estimated. Under the new policy, revenue on sales of equipment to customers is recognized upon installation at the customer's site, where applicable, provided collectibility is reasonably assured, future obligations of the Company are considered insignificant and the costs of such obligations can be reasonably estimated.

   Revenue on sales of equipment to distributors is recognized upon delivery, provided collectibility is reasonably assured, future obligations of the Company are considered insignificant and the costs of such obligations can be reasonably estimated.

   Sales of equipment that do not initially meet the criteria for recognition are recognized when all such criteria are met.

   The cumulative effect of the change as of January 1, 2000, recorded in the Statements of Operations for the year 2000, was an increase of the net loss amounted to $1,935,000.

                         INDIGO N.V. AND SUBSIDIARIES

                                  (unaudited)


   Revenue from sales to leasing companies for lease to third party end-users is recognized according to the policy of revenue recognition of equipment sales as described above. In certain leasing transactions, the leasing company is obligated to pay the Company an additional amount in excess of the purchase price of the equipment if the third party performs fully under the leasing arrangement; such additional revenue is recognized when realized.

   Customer deposits and other payments received prior to sales recognition are included in customer advances and deferred revenue in the consolidated balance sheets.

   (2) Post-sales

   Post-sales revenues include revenues from imaging products, service and click charges. Revenues from post-sale activities are generally recognized upon shipment for products and usage for click charges. Revenues from customer service contracts are recognized ratably over the contract period or as services are performed.

2.  HP acquisition


   On September 6, 2001, Indigo N.V. and Hewlett Packard Company ("HP") entered into an agreement pursuant to which HP or a subsidiary of HP to be formed will offer to acquire all of the outstanding equity of Indigo not already owned by HP in exchange for a combination of shares of HP stock and non-transferable contingent value rights (CVRs) entitling the holder to a contingent cash payment based on the achievement of certain revenue milestones. In exchange for each share of Indigo stock, shareholders of Indigo will receive either $7.50 in HP common stock, or $6.00 in HP common stock plus one CVR entitling its holder to a cash payment of up to $4.50 per share if HP consolidated net revenues from LEP Digital Press Products and Consumables (as such terms are defined in the CVR agreement) achieve a total of $1.6 billion in revenue over a three-year post-closing period. The value of each CVR increases linearly from $0 to $4.50 as cumulative revenues increase from $1.0 billion to $1.6 billion.


   The HP common stock to be issued in each case will be determined based on the average closing price during the 20 trading days ending three trading days prior to expiration of the offer, with the average trading price to be used in such calculation not to be less than $16.69 or more than $23.68. The agreement provides that the total number of Indigo common shares that may be exchanged for each consideration alternative is limited. The exchange represents a deal valued at approximately $629 million in HP common stock (based on the closing price of HP shares on September 5, 2001) as well as a maximum contingent cash payment of approximately $253 million.


   If HP terminates the exchange offer due to the occurrence of a triggering event, which would include the Indigo boards' approval or recommendation of any other acquisition proposal, the withholding, withdrawal, amendment or modification of the Indigo boards' recommendation in favor of the exchange offer, or failure to recommend rejection of any other third party tender or exchange offer, Indigo will be required to pay HP a termination fee of $27 million and reimburse HP for expenses of up to $2 million.


   The acquisition is subject to a 95% minimum exchange condition, customary closing conditions and normal regulatory reviews.

                         INDIGO N.V. AND SUBSIDIARIES

                                  (unaudited)


3.  Inventories

   Inventories consist of the following:

                                                    September 30, December 31,
                                                        2001          2000
                                                    ------------- ------------
                                                       (In thousands and in
                                                          U.S. Dollars)
  Raw Materials....................................    $15,238      $13,512
  Work in Process..................................      8,064       10,940
  Finished Goods...................................     24,132       23,324
                                                       -------      -------
                                                       $47,434      $47,776
                                                       =======      =======

4.  Loans payable

   During 2001, Indigo signed three new independent agreements with two major Israeli banks and with Citibank. The total bank facilities (including an existing facility with a third Israeli bank), provide for total advances up to $50 million. The facilities expire on various dates during 2002. Indigo has the option to extend certain of the facilities, upon the fulfillment of certain requirements.


5.  Contingencies and royalty commitments to the Government of Israel


   a. One of Indigo's Israeli subsidiaries is party to a dispute regarding the amount of rent payable pursuant to a long-term lease for a tract of land adjacent to Indigo's manufacturing facilities in Nes-Ziona, Israel. The dispute involves issues of contract interpretation and real estate appraisal. Arbitration proceedings commenced in March 1998, and in August 1999 the arbitrator issued his decision, which was invalidated by the Tel Aviv District Court in June 2001. In July 2001, the landlord petitioned Israel's Supreme Court for permission to appeal the District Court's ruling, and in October 2001, Indigo's subsidiary filed its response to such petition. In the event that the parties are unable to resolve the dispute amicably, Indigo intends to continue to defend the claim vigorously, since the Company believes that the amount of rent sought by the landlord is unreasonable and not supported by the terms of the lease. The maximum exposure regarding this claim would not have a significant effect on the Company's financial position or its results of operations.


   b. The Company is committed to pay royalties to the Government of Israel relating to research and development grants received from the Office of the Chief Scientist ("OCS") of the Israeli Ministry of Industry and Commerce. At the time, the grants were received, successful development of the related project was not assured. The royalty rate is 3%-3.5% of either 50% or 100% of sales of the products, until the cumulative amount of the royalties equals 100% of the grants received; as from January 1, 1998 for research and development grants with the addition of an annual interest rate based on LIBOR. Repayment of such grants is not required in the event that there are no sales of product with respect to such grants. At September 30, 2001, the Company had received and accrued cumulative grants, net of royalties paid and accrued, of approximately $23 million (see however note 10 to the Condensed Consolidated Interim Financial Statements).





   c. Assuming consummation of the acquisition of Indigo by HP (see note 2), Indigo has agreed to pay certain deal related expenses of approximately $10.0 million relating to legal, investment banking and severance liabilities.



   d. See note 2 regarding the possibility of a triggering event that will require Indigo to pay up to $29 million to HP.

                         INDIGO N.V. AND SUBSIDIARIES

                                  (unaudited)


6.  Segment information

   The company has two reportable segments: Equipment and Post-sales Activities. The Equipment segment produces printing presses used in the production of on-demand, short-run color digitally-printed products. The Post-sales Activities segment produces imaging products and service products that are consumed by the Equipment sold.

   The accounting policies of the segments are the same as those described in the summary of significant accounting policies (see note 2 in the 2000 Consolidated Financial Statements). The Company does not allocate assets other than inventories to segments. The Company evaluates performance based on gross margin.

Segment Revenues, Gross Margins for the three months ended:

                          September 30, 2001           September 30, 2000
                     ---------------------------- ----------------------------
                     Equipment Post-sales  Total  Equipment Post-sales  Total
                     --------- ---------- ------- --------- ---------- -------
                                (In thousands and in U.S. Dollars)
 Revenues...........  $23,701   $20,349   $44,050  $20,816   $17,878   $38,694
 Gross Margin.......    6,719    10,012    16,731    9,314    10,215    19,529

Segment Revenues and Gross Margins for the nine months ended:

                       September 30, 2001            September 30, 2000
                  ----------------------------- -----------------------------
                  Equipment Post-sales  Total   Equipment Post-sales  Total
                  --------- ---------- -------- --------- ---------- --------
                              (In thousands and in U.S. Dollars)
  Revenues.......  $76,659   $58,077   $134,736  $64,831   $50,617   $115,448
  Gross Margin...   23,619    30,555     54,174   25,256    28,438     53,694

Reconciliation of segment revenues and loss before provision for income taxes to the Company's consolidated totals for the three months ended September 30:

                                                            2001        2000
                                                           -------    -------
                                                          (In thousands and in
                                                             U.S. Dollars)
   Revenues
   Total revenues for reportable segments................ $44,050     $38,694
                                                           -------    -------
      Total consolidated revenues........................ $44,050     $38,694
                                                           =======    =======
   Loss before provision for income taxes
   Total Gross Margin of reportable segments............. $16,731     $19,529
   Research and Development, net.........................   3,831       5,314
   Selling, general and administrative...................  20,933      16,341
                                                           -------    -------
   Operating loss........................................  (8,033)     (2,126)
   Interest and other income, net........................   1,065         219
                                                           -------    -------
   Loss before provision for income taxes................ $(6,968)    $(1,907)
                                                           =======    =======

                         INDIGO N.V. AND SUBSIDIARIES

                                  (unaudited)


Reconciliation of segments revenues and loss before provision for income taxes to the Company's consolidated totals for the nine months ended September 30:

                                                            2001       2000
                                                          --------   --------
                                                          (In thousands and in
                                                             U.S. Dollars)
   Revenues
   Total revenues for reportable segments................ $134,736   $115,448
                                                          --------   --------
      Total consolidated revenues........................ $134,736   $115,448
                                                          ========   ========
   Loss before provision for income taxes
   Total Gross Margin of reportable segments............. $ 54,174   $ 53,694
   Research and Development, net.........................   13,044     14,487
   Selling, general and administrative...................   55,910     51,111
                                                          --------   --------
   Operating loss........................................  (14,780)   (11,904)
   Interest and other income, net........................    2,450        206
                                                          --------   --------
   Loss before provision for income taxes................ $(12,330)  $(11,698)
                                                          ========   ========

7.  Derivatives and hedging activities

   Effective October 1, 2000, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended, which requires that all derivative instruments be reported on the balance sheet at fair value and establishes criteria for designation and effectiveness of transactions entered into for hedging purposes.

   The Company is exposed to market risk, such as fluctuations in foreign currency exchange rates and changes in interest rates. To manage the volatility relating to these exposures, the Company aggregates the exposure on a consolidated basis to take advantage of natural offsets. For exposures that are not offset within the Company's operations, the Company enters into various derivative transactions pursuant to its risk management policies. Designation is performed on a transaction basis to support hedge accounting. The changes in fair value of these hedging instruments are offset in part or in whole by corresponding changes in the fair value or cash flows of the underlying exposures being hedged. The Company assesses the initial and ongoing effectiveness of its hedging relationships in accordance with its documented policy. Indigo does not hold or issue derivative financial instruments for trading purposes.

   Gains and losses on derivatives qualifying as cash flow hedges, as defined in SFAS No. 133, are recorded in other comprehensive income ("OCI") to the extent that hedges are effective until the underlying transactions are recognized in earnings. Net losses included in OCI as of September 30, 2001 were $77 thousands.

8.  Basic and diluted loss per common share

   Basic net loss per share is computed by dividing the net loss available to common shareholders for the period by the weighted average number of common shares outstanding during the period. The calculation of diluted net loss per share excludes potential common shares if the effect is antidilutive. Potential common shares consist of incremental common shares issuable upon the exercise of stock options and warrants.

   As of September 30, 2001, 17,144,162 potential common shares issuable upon exercise of outstanding stock options and warrants, and 26,814,815 potential common shares issuable upon exercise of warrants held by HP

                         INDIGO N.V. AND SUBSIDIARIES

                                  (unaudited)

and HP affiliates have been excluded from the determination of diluted net loss per share, as their inclusion would have been antidilutive.


9.  Recently issued accounting pronouncements


   In July 2001, the FASB issued Statement of Financial Accounting Standard No 141 (FAS 141), Business Combinations, and No. 142 (FAS 142), Goodwill and Other Intangible Assets. FAS 141 supersedes Accounting Principles Board Opinion No. 16 (APB 16), Business Combinations, and FAS 142 supersedes APB 17, Intangible Assets.

   The most significant changes made by FAS 141 are: (1) requiring that the purchase method of accounting be used for all business combinations initiated after June 30, 2001, (2) establishing specific criteria for the recognition of intangible assets separately from goodwill and (3) requiring unallocated negative goodwill to be written off immediately as an extraordinary gain (instead of being deferred and amortized).

   The most significant changes made by FAS 142 are: (1) goodwill and indefinite lived intangible assets will no longer be amortized, (2) goodwill will be tested for impairment at least annually at the reporting unit level,
(3) intangible assets deemed to have an indefinite life will be tested for impairment at least annually, and (4) the amortization period of intangible assets with finite lives will no longer be limited to forty years. In addition, FAS 142 contains certain transitional provisions, which may effect the classification of intangible assets as well as the balance of goodwill. The provisions for FAS 141 are effective for acquisitions consummated after June 30, 2001. The provisions of FAS 142 are effective for fiscal years beginning after December 15, 2001 (fiscal year 2002 for the Company). Management is currently assessing the impact of the adoption of these new pronouncements.

   In July 2001, the FASB approved the issuance of FAS 143, "Accounting for Asset Retirement Obligations." FAS 143 prescribes the accounting for retirement obligations associated with tangible long-lived assets, including the timing of liability recognition and initial measurement of the liability. FAS 143 requires that an asset retirement cost should be capitalized as part of the cost of the related long-lived asset and subsequently allocated to expense using a systematic and rational method. FAS 143 is effective for fiscal years beginning after June 15, 2002 (January 1, 2003 for the Company).

   In August 2001, the FASB issued FAS 144, "Accounting for the impairment or Disposal of Long-Lived Assets," which is effective for fiscal periods beginning after December 15, 2001 (January 1, 2002 for the Company) and interim periods within those years. FAS 144 establishes an accounting model for impairment or disposal of long-lived assets to be disposed of by sale.

   The Company is currently evaluating the potential effects, if any, that the adoption of these standards may have on its consolidated financial statements.


10. Post balance sheet event--prepayment of royalties to the government of Israel subsequent to September 30, 2001





   In October 2001, pursuant to a special OCS-initiated program aimed at large companies, Indigo applied to make a discounted prepayment of future royalties, which would end its obligation to make royalty payments for past grants received (see note 5b).

                         INDIGO N.V. AND SUBSIDIARIES

                                  (unaudited)



   In December 2001, Indigo reached an agreement with the OCS for the early prepayment of royalties. Pursuant to the agreement, Indigo paid the OCS approximately $15 million in 2002 in settlement of potential future royalty obligations.



   Indigo's prepayment of future royalties will end Indigo's obligation to make royalty payments with respect to grants received from the OCS during the years 1993-2001, and will enable Indigo to join an OCS-funded program for the development of generic projects with no royalty payment obligations.

                                                                     SCHEDULE I

                       INFORMATION CONCERNING DIRECTORS
                         AND EXECUTIVE OFFICERS OF HP

   The following table sets forth the name, age and present principal occupation or employment, and material occupations, positions, offices or employment for the past five years, of each director and executive officer of HP. Unless otherwise indicated, the business address and telephone number of each such person is Hewlett-Packard Company, 3000 Hanover Street, Palo Alto, California 94304, (650) 857-1501.

   During the last five years, neither HP, nor, to the best of HP's knowledge, any of the persons listed below:

   . Has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors); or

   . Was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of such laws.

   Other than Iain M. Morris, who is a citizen of the United Kingdom, each of the persons listed below is a citizen of the United States.


Name and Business Address Age Present Principal Occupation or Employment and Five Year Employment History
------------------------- --- ---------------------------------------------------------------------------
  Carleton S. Fiorina*    47  Chairman of the Board, President and Chief Executive Officer.

                              Ms. Fiorina became Chairman of the Board in September 2000 and was named President, Chief Executive Officer and director of HP in July 1999.
                              Prior to joining HP, she served as Executive Vice President, Computer
                              Operations for Lucent Technologies, Inc. and oversaw the formation and spinoff of Lucent from AT&T. She also served as Lucent's President,
                              Global Service Provider Business and President, Consumer Products.
                              Ms. Fiorina is a member of the Board of Directors of Cisco Systems, Inc.

  Susan D. Bowick         53  Vice President and Director, Corporate Human Resources.

                              Ms. Bowick was elected a Vice President in November 1999. Since 1995, she served as Business Personnel Manager for the Computer Organization.
                              She was first appointed a Vice President in 1997.

  Richard A. DeMillo      55  Vice President and Chief Technology Officer.

                              Mr. DeMillo was appointed Chief Technology Officer in October 2000 and was elected a Vice President in November 2000. From 1995 to 2000,
                              he was Vice President and General Manager at Telcordia Technologies, a
                              provider of operations support systems, network software and consulting and engineering services to the telecommunications industry. At Telcordia,
                              Mr. DeMillo was responsible for computer science research, Internet systems and software strategy.

  Debra L. Dunn           45  Vice President and General Manager, Strategy and Corporate Operations.

                              Ms. Dunn was elected a Vice President in November 1999. She previously held positions as General Manager of the Executive Staff from 1998 to
                              1999. From 1996 to 1998, she was General Manager of the Video
                              Communications Division.

Name                     Age Present Principal Occupation or Employment and Five Year Employment History
----                     --- ---------------------------------------------------------------------------
Jon E. Flaxman           44  Vice President and Corporate Controller.

                             Mr. Flaxman was elected a Vice President and Controller in July 2001. He was General Manager of Computer Logistics and Distribution from 1997 to
                             1998. From 1998 to December 2000, he was Vice President and Chief
                             Financial Officer of Enterprise Computing Business/Business Customer
                             Organization, and from December 2000 to June 2001, he was Vice
                             President of Infrastructure Reinvention. He was first appointed a Vice
                             President in 1998.

Vyomesh Joshi            47  President, Imaging and Printing Systems.

                             Mr. Joshi was elected a Vice President in January 2001. He became
                             President of the Imaging and Printing Systems in February 2001. From
                             1995 to 2000, he held various management positions in Imaging and
                             Printing Systems. Mr. Joshi was first appointed a Vice President in 1999.

Pradeep Jotwani          47  President, Consumer Business Organization.

                             Mr. Jotwani was elected a Vice President in September 2000 and became
                             President of the Consumer Business Organization in June 2000. From 1999
                             to June 2000, he served as Vice President and General Manager of the
                             Consumer Business Organization. From 1997 to 1999, he served as Vice
                             President of worldwide consumer sales and marketing for the Inkjet
                             Products Group.

Ann M. Livermore         43  President, IT Services.

                             Ms. Livermore was elected a Vice President in 1995 and became General
                             Manager of Worldwide Customer Support Operations in 1996. She was
                             named General Manager of the Enterprise Computing Solutions
                             Organization in 1998 and was appointed President of Enterprise
                             Computing in April 1999. In October 1999, she became President of the
                             Business Customer Organization. In April 2001, she became President of
                             IT Services. Ms. Livermore is a member of the Board of Directors of
                             United Parcel Service. She is also on the board of visitors of the Kenan-
                             Flagler Business School at the University of North Carolina at Chapel Hill.

Harry W. (Webb) McKinney 56  President, Business Customer Organization

                             Mr. McKinney was elected a Vice President in April 2001. He is President of the Business Customer Organization. He is also currently serving as
                             HP's lead for the Integration Office established in connection with the
                             Compaq merger. Mr. McKinney was General Manager of the Home
                             Products Division from 1988 to 1999, leading HP's initial entry into the consumer market for home computing products. In 1999, he was appointed a Vice President and became the Vice President and General Manager of the PC business within the Computing Systems Organization. From 1996 to 2001, he held various management positions in Computing Systems
                             Organization.

Iain M. Morris           45  President, Embedded and Personal Systems Organization.

                             Mr. Morris was elected a Vice President in March 2001. He is President of the Embedded and Personal Systems (EPS) organization. Mr. Morris joined HP after 23 years at Motorola, Inc., where he had served as senior vice president and general manager.

Name                      Age Present Principal Occupation or Employment and Five Year Employment History
----                      --- ---------------------------------------------------------------------------
Robert P. Wayman*         56  Executive Vice President, Finance and Administration and
                              Chief Financial Officer.

                              Mr. Wayman has served as an Executive Vice President, Finance and
                              Administration since December 1992 and Chief Financial Officer of HP since 1984. Mr. Wayman is a director of CNF Transportation, Inc., Sybase
                              Inc., and Portal Software, Inc. He also serves as a member of the Kellogg
                              Advisory Board to Northwestern University School of Business and is a
                              director of the Private Sector Council and Cultural Initiatives Silicon
                              Valley.

Duane E. Zitzner          54  President, Computing Systems.

                              Mr. Zitzner was elected a Vice President and named General Manager of the Personal Information Products Group in 1996. He continued as General
                              Manager when the Personal Information Products Group/Personal Systems
                              Group became a group within the Computer Products Organization in 1997 and was named President of the Computer Products Organization in April
                              1999. Computer Products was renamed Computing Systems in November
                              1999.

Philip M. Condit*         59  Chairman and Chief Executive Officer of The Boeing Company.
P.O. Box 3707 - M/S 10-10
Seattle, Washington           Mr. Condit has been Chairman of The Boeing Company since February
98124-2207                    1997, its Chief Executive Officer since April 1996 and a member of its board since 1992. He served as President of The Boeing Company from
                              August 1992 until becoming Chairman.

Patricia C. Dunn*         48  Chairman and Chief Executive Officer of Barclays Global Investors.
45 Fremont Street,
San Francisco, California     Ms. Dunn has been Global Chief Executive of Barclays Global Investors
94105                         (BGI) since 1998 and its Co-Chairman from October 1995 through June
                              1999. Ms. Dunn oversees the activities and strategy of BGI, the world's largest institutional investment manager, having joined the firm's predecessor organization, Wells Fargo Investment Advisors, in 1978.

Sam Ginn*                 64  Retired Chairman of Vodafone Air Touch PLC.
1 California Street,
30th Floor,                   Mr. Ginn served as Chairman of Vodafone AirTouch Plc from 1999,
San Francisco, California     following the merger of Vodafone and AirTouch, until his retirement in
94111                         May 2000. He was Chairman of the Board and Chief Executive Officer of
                              AirTouch from December 1993 to June 1999. Mr. Ginn is also a director of ChevronTexaco Corporation and the Fremont Group.

Name                        Age Present Principal Occupation or Employment and Five Year Employment History
----                        --- ---------------------------------------------------------------------------
Walter B. Hewlett*          57  Independent Software Developer.
945 Addison Avenue,
Palo Alto, California 94301     Mr. Hewlett has been an independent software developer involved with computer applications in the humanities for more than five years. In 1997,
                                Mr. Hewlett was elected to the Board of Overseers of Harvard University.
                                In 1994, Mr. Hewlett participated in the formation of Vermont Telephone
                                Company of Springfield, Vermont and currently serves as its Chairman.
                                Mr. Hewlett founded the Center for Computer Assisted Research in the
                                Humanities in 1984, for which he serves as a director. Mr. Hewlett has been a trustee of The William and Flora Hewlett Foundation since its founding in 1966 and currently serves as its Chairman. Mr. Hewlett also serves as a director of the Packard Humanities Institute and the Public
                                Policy Institute of California. Mr. Hewlett has served as a director of
                                Agilent Technologies, Inc. since 1999. He is the son of the late HP co-
                                founder William R. Hewlett.

Dr. George A. Keyworth II*  62  Chairman and Senior Fellow, The Progress and Freedom Foundation.
41 Avenida de las Casas,
Santa Fe, New Mexico 87501      Dr. Keyworth has been Chairman and Senior Fellow with The Progress and Freedom Foundation, a public policy research institute, since 1995. He is a director of General Atomics and Curl, Inc. Dr. Keyworth holds various honorary degrees and is an honorary professor at Fudan University in
                                Shanghai, People's Republic of China.

Robert E. Knowling Jr.*     46  Chairman and Chief Executive Officer of Internet Access Technologies, Inc.
5450 Northwest Central,
Suite 300,                      Mr. Knowling has been Chairman and Chief Executive Officer of Internet
Houston, Texas 77092            Access Technologies, Inc., a software development company specializing in
                                ASP-based productivity suites provided through the Internet, since February
                                2001. From July 1998 through October 2000, he was President and Chief
                                Executive Officer of Covad Communications Company, a national broadband service provider of high-speed Internet and network access using
                                DSL technology. He also served as Chairman of Covad from September
                                1999 to October 2000. From 1997 though July 1998, Mr. Knowling served as the Executive Vice President of Operations and Technologies at US WEST
                                Communications, Inc. Mr. Knowling is a director of Ariba, Inc., Broadmedia,
                                Inc., Heidrick & Struggles International, Inc. and the Juvenile Diabetes
                                Foundation International. He also serves as a member of the advisory board for both Northwestern University's Kellogg Graduate School of Management
                                and the University of Michigan Graduate School of Business.

Richard A. Hackborn*        64  Director.
2895 Los Altos Drive,
Meridian, Idaho 83642           Mr. Hackborn served as Chairman of the Board from January 2000 to
                                September 2000. He was HP's Executive Vice President, Computer
                                Products Organization from 1990 until his retirement in 1993 after a
                                33-year career with our company. He is a director of the Boise Art
                                Museum.

--------
* Director of Hewlett-Packard Company.

                                                                        ANNEX A




                                OFFER AGREEMENT

                                BY AND BETWEEN

                            HEWLETT-PACKARD COMPANY

                                      AND

                                  INDIGO N.V.

                               TABLE OF CONTENTS

                                                                       Page
                                                                       ----
     ARTICLE I  THE OFFER.............................................  A-2
     1.1   The Offer..................................................  A-2
     1.2   Company Actions............................................  A-4
     1.3   Company Boards and Committees..............................  A-5
     1.4   Stock Options; Warrants; Employee Stock Purchase Plans.....  A-6
     1.5   Required Withholding.......................................  A-6
     1.6   No Liability...............................................  A-6

     ARTICLE II  POST CLOSING REORGANIZATION..........................  A-6
     2.1   Restructuring..............................................  A-6
     2.2   Co-operation of the Company................................  A-6

     ARTICLE III  REPRESENTATIONS AND WARRANTIES OF COMPANY...........  A-7
     3.1   Organization and Qualification; Subsidiaries...............  A-7
     3.2   Articles of Association....................................  A-8
     3.3   Capitalization.............................................  A-8
     3.4   Authority Relative to this Agreement.......................  A-9
     3.5   No Conflict; Required Filings and Consents................. A-10
     3.6   Compliance; Permits........................................ A-10
     3.7   SEC Filings; Financial Statements.......................... A-11
     3.8   No Undisclosed Liabilities................................. A-12
     3.9   Absence of Certain Changes or Events....................... A-12
     3.10  Absence of Litigation...................................... A-12
     3.11  Employee Matters and Benefit Plans......................... A-12
     3.12  Restrictions on Business Activities........................ A-16
     3.13  Title to Property.......................................... A-16
     3.14  Taxes...................................................... A-17
     3.15  Brokers.................................................... A-20
     3.16  Intellectual Property...................................... A-20
     3.17  Agreements, Contracts and Commitments...................... A-23
     3.18  Opinion of Financial Advisor............................... A-25
     3.19  Insurance.................................................. A-25
     3.20  Board Approval............................................. A-25
     3.21  Environmental Matters...................................... A-25
     3.22  Grants, Incentives and Subsidies........................... A-26
     3.23  Disclosure................................................. A-27

     ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF BUYER.............. A-27
     4.1   Organization............................................... A-27
     4.2   Certificate of Incorporation and Bylaws.................... A-28
     4.3   Capitalization............................................. A-28
     4.4   Authority Relative to this Agreement....................... A-28
     4.5   Issuance of Buyer Common Stock............................. A-28
     4.6   No Conflict; Required Filings and Consents................. A-28
     4.7   SEC Filings; Financial Statements.......................... A-29
     4.8   Ownership of Company Common Stock.......................... A-29
     4.9   Absences of Certain Changes or Events...................... A-29

     ARTICLE V  INTERIM CONDUCT....................................... A-30
     5.1   Conduct of Business by Company............................. A-30

                                                                       Page
                                                                       ----

     ARTICLE VI  ADDITIONAL AGREEMENTS................................ A-32
     6.1   Confidentiality; Access to Information..................... A-32
     6.2   No Solicitation............................................ A-32
     6.3   Public Disclosure.......................................... A-33
     6.4   Commercially Reasonable Efforts; Notification.............. A-33
     6.5   Third Party Consents....................................... A-34
     6.6   Stock Options; ESPP; Warrants.............................. A-34
     6.7   Employment and Employee Benefits........................... A-35
     6.8   Form S-8................................................... A-36
     6.9   Indemnification............................................ A-36
     6.10  Regulatory Filings......................................... A-36
     6.11  Israeli Approvals.......................................... A-37
     6.12  Company Shareholder Approval............................... A-38
     6.13  Inspection of Real Property................................ A-38
     6.14  Company Affiliate Agreements............................... A-39
     6.15  NYSE Listing............................................... A-39
     6.16  CVR Agreement.............................................. A-39
     6.17  Consultation............................................... A-39
     6.18  Registered Intellectual Property Rights.................... A-39
     6.19  Company Tender and Voting Agreements....................... A-39
     6.20  Employee Covenants......................................... A-40
     6.21  Approved Enterprise Covenant............................... A-40
     6.22  Environmental Covenant..................................... A-40
     6.23  Sale of Company Shares..................................... A-40
     6.24  Dutch Tax Ruling........................................... A-40
     6.25  Tax Planning Cooperation................................... A-40

     ARTICLE VII  TERMINATION, AMENDMENT AND WAIVER................... A-40
     7.1   Termination................................................ A-40
     7.2   Notice of Termination; Effect of Termination............... A-41
     7.3   Fees and Expenses.......................................... A-41
     7.4   Amendment.................................................. A-42
     7.5   Extension; Waiver.......................................... A-42

     ARTICLE VIII  GENERAL PROVISIONS................................. A-43
     8.1   Non-Survival of Representations and Warranties............. A-43
     8.2   Notices.................................................... A-43
     8.3   Counterparts............................................... A-44
     8.4   Entire Agreement; Third Party Beneficiaries................ A-44
     8.5   Severability............................................... A-44
     8.6   Other Remedies; Specific Performance....................... A-44
     8.7   Governing Law.............................................. A-44
     8.8   Rules of Construction...................................... A-44
     8.9   Assignment................................................. A-44
     8.10  Waiver of Jury Trial....................................... A-45

     ARTICLE IX  DEFINITIONS.......................................... A-45
     9.1   Definitions................................................ A-45
     9.2   Miscellaneous.............................................. A-55


                                   INDEX OF ANNEXES

Annex I     Conditions of the Offer

                                  INDEX OF EXHIBITS

Exhibit A   Form of CVR Agreement

Exhibit B-1 Company Tender Agreement

Exhibit B-2 Company Tender and Option Agreement for the Principal Company Shareholders

Exhibit C   Company Voting Agreement

Exhibit D   Company Affiliate Agreement

Exhibit E   Form of Amended Articles of Association of the Company

                                OFFER AGREEMENT

   THIS OFFER AGREEMENT (this "Agreement") is made and entered into as of September 6, 2001, by and between Hewlett-Packard Company, a Delaware corporation (the "Buyer"), and Indigo N.V., a corporation organized under the laws of The Netherlands (the "Company").

                                   RECITALS

   A. Upon the terms and subject to the conditions set forth in the Agreement, the Buyer and the Company intend to enter into a business combination transaction.

   B. The Company Boards have each (i) determined that the Offer is at a price and on terms that are favorable and fair to and in the best interests of the Company and the Company Shareholders, and (ii) approved the Offer upon the terms and subject to the conditions set forth in this Agreement.

   C. In furtherance thereof, it is proposed that the Buyer or a Subsidiary of the Buyer shall, as promptly as practicable, commence an exchange offer (the "Offer") to acquire all of the outstanding Company Shares, at a price for each Company Share equal to either (i) the Fixed Offer Price or (ii) the Contingent Price Exchange Ratio plus one CVR (together, the "Contingent Offer Price") (the Fixed Offer Price and the Contingent Offer Price are collectively referred to herein as the "Offer Price"), upon the terms and subject to the conditions set forth in this Agreement.

   D. Also in furtherance thereof, it is proposed that, prior to and following the consummation of the Offer, the Buyer and the Company shall cooperate to accomplish any one or more of the post-closing reorganizations described in
Article II hereof.

   E. The CVR Certificates will be issued pursuant to a Contingent Value Rights Agreement in substantially the form attached hereto as Exhibit A (the "CVR Agreement") to be entered into between the Buyer and a trustee mutually agreeable to the Company and the Buyer (the "Trustee").

   F. Concurrently with the execution of this Agreement, as a condition and inducement to the Buyer's willingness to enter into this Agreement, (i) certain officers and directors of the Company are entering into Tender Agreements in substantially the form attached hereto as Exhibit B-1, and the Principal Company Shareholders are entering into Tender and Option Agreements in substantially the form attached hereto as Exhibit B-2 (collectively, the "Company Tender Agreements"), (ii) certain officers and directors of the Company and certain other Company Shareholders are entering into Voting Agreements in substantially the form attached hereto as Exhibit C (collectively, the "Company Voting Agreements"), (iii) the Company Affiliates are entering into the Company Affiliate Agreements in substantially the form attached hereto as Exhibit D (collectively, the "Company Affiliate Agreements"), and (iv) the Buyer and Benzion Landa have entered into a Consulting Agreement (the "Consulting Agreement").

   G. The Company and the Buyer intend that the Offer shall constitute a taxable transaction under the Code.

   H.  Certain terms used in this Agreement are defined in Article IX hereof.

   NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the Company and the Buyer hereby agree as follows:

                                   ARTICLE I

                                   THE OFFER

   1.1  The Offer.

   (a) Provided that (i) this Agreement shall not have been terminated in accordance with Section 7.1 and (ii) none of the events set forth in Annex I hereto that would entitle the Buyer not to consummate the Offer shall have occurred and be continuing, as promptly as practicable, the Buyer shall (or shall cause a Subsidiary of the Buyer to) commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer for any and all of the Company Shares. In the event that the Buyer shall cause a Subsidiary of the Buyer to commence the Offer, each reference to the Buyer in this Article I and Annex I shall be deemed, where applicable, to refer to such Subsidiary. Each Company Share accepted by the Buyer pursuant to the Offer shall be exchanged for the right to receive the Offer Price from the Buyer. The obligation of the Buyer to accept for payment and to pay for any Company Shares tendered shall be subject only to the satisfaction or waiver of: (i) the condition that there shall be validly tendered in accordance with the terms of the Offer prior to the Expiration Time and not withdrawn a number of Company Shares that, together with the Company Shares then owned by the Buyer and its Subsidiaries, represents at least ninety-five percent (95%) of the Outstanding Company Shares (the "Minimum Condition"); and (ii) the other conditions set forth in Annex I. The Buyer expressly reserves the right to increase the Offer Price, to waive any of the conditions to the Offer or to make any other changes in the terms and conditions of the Offer; provided, however, that, unless previously approved by the Company in writing, no change may be made that: (1) decreases the Offer Price; (2) changes the form or combination of consideration to be paid in the Offer; (3) reduces the number of Company Shares to be purchased in the Offer;
(4) amends the conditions set forth in Annex I to broaden the scope of such conditions, add any additional conditions, or otherwise amend any other material term of the Offer in a manner materially adverse to the Company Shareholders; (5) extends the Offer, except as provided in Section 1.1(b) or in the next sentence; or (6) amends the Minimum Condition, except as provided in the next sentence. The Buyer expressly reserves the right to amend or waive the Minimum Condition to reduce the percentage of Outstanding Company Shares required to be validly tendered in accordance with the terms of the Offer, provided that the Buyer shall extend the Offer for a period of not fewer than 10 Business Days after any such amendment or waiver.

   (b) (i) Subject to the terms and conditions of the Offer and this Agreement, the Offer shall expire at midnight, New York City time, on the date that is twenty (20) Business Days after the date the Offer is commenced; provided, however, that, without the consent of the Company Boards, the Buyer may: (i) from time to time extend the Offer, if at the scheduled expiration date of the Offer any of the conditions to the Offer set forth in Annex I shall not have been satisfied or waived, until such time as such conditions are satisfied or waived; (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer; or (iii) include a subsequent offering period (as such term is defined in Rule 14d-1 under the Exchange Act) to the Offer for a period up to twenty
(20) Business Days. The Buyer agrees that, if any one or more of the conditions to the Offer set forth in Annex I are not satisfied and none of the events set forth in paragraphs (a) through (c) or (f) through (h) of Annex I that would permit the Buyer not to accept tendered Company Shares for payment has occurred, then, provided that such conditions are reasonably capable of being satisfied in the Buyer's sole judgement, the Buyer shall extend the Offer from time to time for successive extension periods not in excess of 10 Business Days per extension, unless any such condition is no longer reasonably capable of being satisfied in the Buyer's sole judgement or any such event has occurred; provided, however, that in no event shall the Buyer be required to extend the Offer beyond the End Date. Subject to the terms and conditions of the Offer and this Agreement and the satisfaction (or waiver to the extent permitted by this Agreement) of the conditions to the Offer, the Buyer shall accept for payment (the "Closing") all Company Shares validly tendered and not withdrawn pursuant to the Offer that the Buyer becomes obligated to accept for payment pursuant to the Offer as soon as practicable after the Expiration Time and shall pay for all such Company Shares promptly after such acceptance.

   (ii) No fraction of a share of Buyer Common Stock will be issued in connection with the payment of the Offer Price upon consummation of the Offer, but in lieu thereof each tendering Company Shareholder who would otherwise be entitled to receive a fraction of a share of Buyer Common Stock (after aggregating all fractional shares of Buyer Common Stock that otherwise would be received by such holder) in the Offer shall receive from the Buyer an amount of cash (rounded to the nearest whole cent), without interest, equal to the product obtained by multiplying such fraction by the closing price of one (1) share of Buyer Common Stock on the first date the Buyer accepts Company Shares for exchange in the Offer, as reported on the NYSE.

   (c) (i) In connection with the Offer, each holder of Company Shares validly tendered and not withdrawn pursuant to the Offer that the Buyer becomes obligated to accept for exchange pursuant to the Offer shall be entitled to elect to receive the Offer Price in respect of such tendered Company Shares in the form of either the Fixed Offer Price or the Contingent Offer Price; provided, that the letter of transmittal shall require that each holder shall elect either the Fixed Offer Price or the Contingent Offer Price for all Company Shares tendered by such holder. To the extent that a holder has validly tendered Company Shares and not withdrawn them but has not indicated in the transmittal letter whether to elect the Fixed Offer Price or the Contingent Offer Price with respect to such Company Shares tendered, such holder shall be deemed to have elected to receive the Fixed Offer Price for all Company Shares tendered by such holder. Notwithstanding anything in this Agreement to the contrary: (i) the number of Company Shares that the Buyer will be obligated to acquire in exchange for the Fixed Offer Price shall not exceed the Maximum Fixed Price Election Number; and (ii) the number of Company Shares that the Buyer will be obligated to acquire in exchange for the Contingent Offer Price shall not exceed the Maximum Contingent Price Election Number.

   (ii) If the aggregate number of Company Shares that the Buyer would otherwise be obligated to acquire in exchange for the Fixed Offer Price (the "Requested Fixed Price Amount") exceeds the Maximum Fixed Price Election Number, each holder who has accepted the Fixed Offer Price shall receive, with respect to each such Company Share (x) such number of shares of Buyer Common Stock equal to the product of (A) the Fixed Offer Price and (B) the Fixed Price Proration Factor, and (y)(1) such additional number of shares of Buyer Common Stock equal to the product of (A), the Contingent Price Exchange Ratio and (B) one minus the Fixed Price Proration Factor and (2) such number of CVRs equal to one minus the Fixed Price Proration Factor.

   (iii) If the aggregate number of Company Shares that the Buyer would otherwise be obligated to acquire in exchange for the Contingent Offer Price (the "Requested Contingent Price Amount") exceeds the Maximum Contingent Price Election Number, each holder who has accepted the Contingent Offer Price shall receive, with respect to each such Company Share (x)(1) such number of shares of Buyer Common Stock equal to the product of (A) the Contingent Price Exchange Ratio and (B) the Contingent Price Proration Factor, and (2) such number of CVRs equal to the Contingent Price Proration Factor and (y) such additional number of shares of Buyer Common Stock equal to the product of (A) the Fixed Offer Price and (B) one minus the Contingent Price Proration Factor.

   (iv) The Fixed Offer Price, the Contingent Price Exchange Ratio and any other applicable numbers or amounts shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any distribution or dividend of securities convertible into or exchangeable for Buyer Common Stock or Company Shares), extraordinary cash dividend, reorganization, reclassification, combination, exchange of shares or other like change with respect to Buyer Common Stock or Company Shares occurring or having a record date on or after the date hereof and prior to the Closing Time.

   (v) The Exchange Agent shall make all computations as to the allocation and the proration contemplated by this Section 1.1(c), and any such computation shall be conclusive and binding on the Company Shareholders. The Buyer and the Company may agree to make such rules as are consistent with the Offer and this
Section 1.1(c) for the implementation of the provisions of this Section 1.1(c) as shall be necessary or desirable to fully effect such provisions.

   (d) As soon as practicable after the date of this Agreement, the Buyer shall prepare and file with the SEC a registration statement on Form S-4 to register the offer and sale of Buyer Common Stock and the CVRs pursuant to the Offer (the "Registration Statement") and, to the extent the Buyer in its sole discretion determines that it is necessary, a Transaction Statement on Schedule 13E-3 (together with all amendments and supplements thereto, and including all exhibits thereto, the "Schedule 13E-3"). The Company shall execute, and join in the filing of, the Schedule 13E-3, if applicable. The Registration Statement as declared effective by the SEC will include a prospectus containing the information required under Rule 14d-4(b) promulgated under the Exchange Act (the "Prospectus"). As soon as practicable on the date the Offer is commenced, the Buyer shall file with the SEC a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, and including all exhibits thereto, the "Schedule TO") with respect to the Offer and cause the Offer Documents to be disseminated to the Company Shareholders. The Schedule TO shall contain as an exhibit or incorporate by reference the Prospectus (or portions thereof) and forms of the related letter of transmittal and summary advertisement, if any. The Buyer shall cause the Schedule TO, the Schedule 13E-3, if applicable, the Prospectus and all amendments or supplements thereto (which together, with any supplements or amendments thereto, collectively constitute the "Offer Documents") to comply in all material respects with the Exchange Act and the rules and regulations thereunder and other applicable Legal Requirements. The Buyer further agrees that the Offer Documents, on the date first published, sent or given to the Company Shareholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by the Buyer with respect to information supplied by the Company or any of the Company Shareholders (other than the Buyer) in writing specifically for inclusion or incorporation by reference in the Offer Documents. The Company agrees that the information provided by the Company or any of the Company Shareholders (other than the Buyer) in writing specifically for inclusion or incorporation by reference in the Offer Documents shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the Buyer and the Company shall promptly correct any information provided by it for use in the Registration Statement or the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and the Buyer shall take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to the Company Shareholders, in each case as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given reasonable opportunity to review and comment on the Schedule TO, the Schedule 13E-3, if applicable, the Registration Statement and the Offer Documents prior to the filing thereof with the SEC. The Buyer agrees to provide in writing to the Company and its counsel any comments the Buyer or its counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after receipt of such comments and shall provide the Company and its counsel with a reasonable opportunity to participate in the response of the Buyer to such comments.

   1.2  Company Actions.

   (a) The Company hereby approves of and consents to the Offer and represents that each of the Company Boards, at meetings duly called and held, have (i) unanimously determined that this Agreement and the transactions contemplated hereby, including the Offer, are at a price and on terms that are favorable and fair to and in the best interests of the Company and the Company Shareholders;
(ii) unanimously approved this Agreement and the transactions contemplated hereby, including the Offer, in all respects, and (iii) unanimously resolved to recommend that the Company Shareholders accept the Offer, tender their Company Shares thereunder to the Buyer and vote at the EGM in favor of (x) the appointment of new members to the Company Boards in accordance with the designation of the Buyer and (y) the amendment of the Company's Articles of Association in the form, as to be so amended, attached hereto as Exhibit E. The Company consents to the inclusion of such recommendation and approval in the Offer Documents. In addition, Gleacher & Co. LLC has delivered to the Company Boards its opinion referred to in Section 3.18. The Company's approval of and consent to the Offer also constitutes approval for purposes of the standstill provisions set forth in Article 4 of that certain Shareholders' Agreement, dated September 13, 2000, by and among the Company, the Buyer and the other

Company Shareholders named therein for the sole purpose of the Buyer making the Offer and consummating the other transactions contemplated hereby; provided, that in the event this Agreement is terminated pursuant to Article VII hereof, such standstill provisions shall continue in full force and effect after such termination.

   (b) The Company shall file with the SEC, concurrently with the filing of the Schedule TO, a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, and including all exhibits thereto, the "Schedule 14D-9") containing the recommendations and opinion described in Section 1.2(a) and shall cause the Schedule 14D-9 to be mailed to the Company Shareholders, together with the Offer Documents, promptly after the commencement of the Offer. The Company shall cause the Schedule 14D-9 to comply in all material respects with the Exchange Act and the rules and regulations thereunder and other applicable Legal Requirements. The Company further agrees that the Schedule 14D-9, on the date first published, sent or given to the Company Shareholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by the Company with respect to information supplied by the Buyer in writing specifically for inclusion or incorporation by reference in the Schedule 14D-9. The Buyer agrees that the information provided by it in writing specifically for inclusion or incorporation by reference in the Schedule 14D-9 shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the Company and the Buyer shall promptly correct any information provided by it for use in the Schedule 14D-9 or the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and the Company further shall take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and be disseminated to the Company Shareholders, in each case as and to the extent required by applicable federal securities laws. The Buyer and its counsel shall be given reasonable opportunity to review and comment on the Schedule 14D-9 prior to the filing thereof with the SEC. The Company shall provide in writing to the Buyer and its counsel any comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of such comments and shall provide the Buyer and its counsel with a reasonable opportunity to participate in the response of the Company to such comments.

   (c) In connection with the Offer, the Company shall, or shall cause its transfer agent, promptly following a request by the Buyer, to furnish the Buyer with such information, including updated lists of the Company Shareholders, mailing labels and any available listing or computer file containing the names and addresses of all record holders of Company Shares and lists of securities positions of Company Shares held in stock depositories, in each case as of the most recent practicable date, and will provide to the Buyer such additional information (including, without limitation, updated lists of the Company Shareholders, mailing labels and lists of securities positions), and such assistance as the Buyer or its agents may reasonably request in communicating the Offer to the record and beneficial holders of the Company Shares.

   (d) Solely in connection with the tender and purchase of the Company Shares pursuant to the Offer and other actions contemplated in this Agreement, the Company hereby waives any and all rights of first refusal it may have with respect to the Company Shares owned by, or issuable to, any person, other than rights to repurchase unvested shares, if any, that may be held by persons pursuant to the grant of restricted stock purchase rights or following exercise of employee stock options.

   1.3 Company Boards and Committees. At any time following the execution of this Agreement, but in any event no later than five (5) Business Days prior to the Expiration Time, the Company shall convene an extraordinary meeting of shareholders (the "EGM") to (i) accept the resignation from the Company Boards of the existing members thereof and appoint the new members of the Company Boards in accordance with the designation of the Buyer set out below and (ii) resolve upon the amendment of the Articles of Association of the Company in the form, as to be so amended, attached hereto as Exhibit E. The resignations and appointments referred to in the preceding sentence will be effective as of, and conditional upon the occurrence of, the Closing Time. As soon as practicable after the date of execution of this Agreement and no later than 20 calendar days prior to the date of the EGM the Buyer shall designate in writing to the Company the new members for each of the Company Boards and furnish the Company with all information with respect to those new members that is required to be disclosed to the Company Shareholders under Dutch law. At the EGM, the Company shall use its commercially reasonable efforts to secure the resignation of the existing members of the Company Boards and the appointment of the designees of the Buyer, all such resignations and appointments to be effective as of, and conditional upon the occurrence of the Closing, as aforesaid.

   1.4  Stock Options; Warrants; Employee Stock Purchase Plans.  At the Closing
Time: (i) all options to purchase Company Shares then outstanding and granted under the Company Option Plans shall be treated in accordance with Section 6.6(a) hereof; (ii) all warrants to purchase Company Shares then outstanding (collectively, the "Company Warrants") shall be treated as set forth in Section 6.6(b) hereof; and (iii) all purchase rights outstanding under Company's 1994 United States Employee Share Purchase Plan, 1994 Israel Employee Share Purchase Plan and 1994 Netherlands Employee Share Purchase Plan (collectively, the "ESPP") shall be treated as set forth in Section 6.6(c) hereof.

   1.5 Required Withholding. Each of the Buyer and the Company and any bank or trust company retained by the Buyer to act as the exchange agent in connection with the Offer (an "Exchange Agent") shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Shares such amounts as may be required to be deducted or withheld therefrom under U.S. federal or state, local or foreign law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

   1.6 No Liability. Notwithstanding anything to the contrary in this Article I, neither the Exchange Agent nor the Buyer nor the Company shall be liable to a holder of shares of Buyer Common Stock or Company Shares for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

                                  ARTICLE II

                          POST CLOSING REORGANIZATION

   2.1 Restructuring. The Buyer intends, simultaneously with or as soon as possible after the Closing, to effectuate a corporate reorganization (the "Post-Closing Reorganization") of the Company and its Subsidiaries, which may include, without limitation (i) the commencement of a compulsory acquisition by the Buyer of Company Shares from any remaining minority shareholder in accordance with Section 2:92a of the Dutch Civil Code (the "DCC"), (ii) the amendment of the Articles of Association of the Company to permit the creation, among other things, of separate classes of shares, (iii) the distribution of an extraordinary dividend on the shares of the Company or a particular class or classes of shares of the Company, (iv) the sale and transfer by the Company, or any of its Subsidiaries, to the Buyer, or any affiliates of the Buyer, of all or a portion of the assets of the Company or its Subsidiaries, (v) the effectuation by the Company and one or more Dutch Subsidiaries of the Buyer of a legal merger within the meaning of Section 2:309 of the DCC, (vi) the termination of the listing of the Company Shares on the Nasdaq National Market,
(vii) the deregistration of the Company under the Exchange Act and the cessation of the Company's reporting obligations thereunder, or (viii) any one or more combinations of any of the foregoing actions; all of which shall be conducted in accordance with applicable laws and which, if the Buyer determines in its sole discretion to implement any such Post-Closing Reorganization, will in any case result in the holders of Company Shares who do not exchange such shares in the Offer being offered or receiving in any such Post-Closing Reorganization consideration equivalent to the Fixed Offer Price.

   2.2 Co-operation of the Company. The Company shall take as of the date of this Agreement, but effective no earlier than the consummation of the Offer, all actions reasonably necessary or desirable to accomplish the Post-Closing Reorganization including, without limitation (i) the convening of the necessary meetings of the Company Shareholders and the Company Boards, (ii) the consideration of any and all necessary or desirable resolutions by each of the Company Boards for the purpose of the corporate reorganizations, and (iii) the execution of any and all reasonably requested documents, agreements or deeds that are necessary or desirable to effectuate any of the corporate reorganizations and the filing or registration of any or all of such documents, agreements or deeds with the appropriate authorities or agencies. In addition, at the request of the Buyer, the Company shall take any and all other actions that are required or desirable to accomplish the corporate reorganization of the Company and its Subsidiaries, so long as such actions are reasonable based on the relative detriment or inconvenience to the Company and the relative benefit to the Buyer from such action. With respect to all actions taken by the Company pursuant to this Section 2.2, the Buyer shall reimburse the Company for its reasonable out-of-pocket costs and expenses regardless of whether or not the Offer is consummated except where the Buyer has terminated this Agreement pursuant to Section 7.1(d), in which case the Buyer shall not be obligated so to reimburse the Company.

                                  ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF COMPANY

   The Company represents and warrants to the Buyer, subject to such exceptions as are disclosed in writing in the disclosure letter supplied by the Company to the Buyer dated as of the date hereof (the "Company Disclosure Letter"), which Company Disclosure Letter shall provide an exception to or otherwise qualify the representations and warranties of the Company (i) contained in the section of this Agreement corresponding by number to such disclosure, and (ii) contained in any other section of this Agreement where the nature of such exception or qualification is readily apparent from the face of such disclosure, as follows:

   3.1 Organization and Qualification; Subsidiaries. (a) Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing (as applicable) under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, except where the failure to do so would not, individually or in the aggregate, have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries (i) has been dissolved, and there is no action or request pending to accomplish such dissolution, (ii) is involved in preparations for a merger as described in Section 2:309 of the DCC or its foreign equivalent (including a merger under the Israeli Companies Law, 1999), or (iii) has been declared bankrupt and no action or request is pending to declare the Company or any of its Subsidiaries bankrupt or obtain an official moratorium under Dutch or other applicable law. Each of the Company and its Subsidiaries is in possession of all Approvals necessary to own, lease and operate the assets and properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company and each of its Subsidiaries is and has been in compliance with the terms of the Approvals, except where the failure to be or have been in such compliance would not, individually or in the aggregate, result in a Company Material Adverse Effect.

   (b) The Company and each of its Subsidiaries is duly qualified or licensed to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of their business requires such qualification, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect.

   (c) Section 3.1(c) of the Company Disclosure Letter sets forth the name, jurisdiction of incorporation and authorized and outstanding capital of each of the Company's Subsidiaries and the jurisdictions in which each such Subsidiary is qualified to do business. All the outstanding capital stock of each of the Company's Subsidiaries is owned directly or indirectly by the Company free and clear of all Encumbrances and all material claims or charges of any kind, and is validly issued, fully paid and nonassessable. Neither the Company nor any of its Subsidiaries has agreed nor is obligated to make nor is bound by any Contract, as of the date hereof or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other entity. Other than the Company's interests in its Subsidiaries, neither the Company nor any of its Subsidiaries directly or indirectly owns any equity or similar interest in or any interest convertible, exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business, association or entity.

   (d) All branches of the Company or any of its Subsidiaries are properly registered with all relevant Governmental Entities, including tax authorities, and have complied with, and do comply with all applicable laws, rules and regulations, except where the failure to do so would not, individually or in the aggregate, have a Company Material Adverse Effect.

   3.2 Articles of Association. The Company has previously furnished to the Buyer (i) a complete and correct copy, translated into English, of its Articles of Association, as amended to date (the "Company Charter Documents"), and (ii) complete and correct copies, translated into English, of the certificate of incorporation and by-laws or similar organizational documents of each of the Company's Subsidiaries, as amended to date. Such Company Charter Documents and equivalent organizational documents of each of the Subsidiaries of the Company are in full force and effect, the Company is not in violation of any of the provisions of the Company Charter Documents, and no Subsidiary of the Company is in violation of its equivalent organizational documents.

   3.3 Capitalization. (a) The authorized capital stock of the Company consists of 240,000,000 Common Shares and 26,950,000 shares of preferred stock, par value NLG 0.04 per share (the "Preferred Shares"). As of September 5, 2001,
(i) 113,676,895 Common Shares are issued and outstanding, including 3,749,532 Common Shares that are held in the treasury of the Company; (ii) 7,046,392 Preferred Shares are designated as Series A Convertible Preferred Shares, none of which are currently issued and outstanding; (iii) 2,882,241 Preferred Shares are designated as Series B Convertible Preferred Shares, none of which are currently issued and outstanding; (iv) 3,853,333 Preferred Shares are designated as Series C Convertible Preferred Shares, none of which are currently issued and outstanding; (v) 3,515,680 Preferred Shares are designated as Series D Convertible Preferred Shares, none of which are currently issued and outstanding; (vi) 11,344,986 Common Shares are reserved for issuance upon exercise of outstanding Company Stock Options under the Company Option Plans;
(vii) 4,422,806 Common Shares are not subject to outstanding options and are reserved for issuance under the Company Option Plans; (viii) 1,268,366 Common Shares are reserved for issuance and unissued under the ESPP; (ix) there are outstanding warrants designated "Series A warrants" representing the right to purchase 3,917,999 Common Shares; (x) there are outstanding warrants designated "Series C warrants" representing the right to purchase 1,926,677 Common Shares;
(xi) there are warrants designated "Series D warrants," none of which are outstanding; (xii) there are outstanding warrants designated "Litigation Settlement Warrants" representing the right to purchase 2,000,000 Common Shares; (xiii) there are outstanding warrants designated "Acquisition Warrants" representing the right to purchase 14,814,815 Common Shares; (xiv) there are outstanding warrants designated "Performance Warrants" representing the right to purchase 12,000,000 Common Shares. All of the outstanding shares of the Company's capital stock are, and all Common Shares subject to issuance as aforesaid, upon issuance in accordance with the respective terms thereof, will be, duly authorized, validly issued, fully paid and non-assessable. There is no Voting Debt of the Company or any of its Subsidiaries issued and outstanding.
Section 3.3(a) of the Company Disclosure Letter contains a true copy of the list of (i) shareholders of record of the Company, as at August 31, 2001, as kept by the Company's transfer agent and (ii) holders of record of the Company Warrants, as at September 2, 2001, as kept by the Company.

   (b) Section 3.3(b) of the Company Disclosure Letter sets forth the following information with respect to each Company Stock Option outstanding as of the date of this Agreement: (i) the name and address of the optionee, with the first name and last name in separate columns; (ii) whether the Company Stock Option is deemed an "Incentive Stock Option" pursuant to Section 422 of the Code; (iii) the Company Option Plan under which such Company Stock Option was granted; (iv) the number of Common Shares subject to such Company Stock Option;
(v) the exercise price of such Company Stock Option; (vi) the date on which such Company Stock Option was granted; (vii) the date on which such Company Stock Option expires; (viii) the extent to which such

Company Stock Option is vested; (ix) the extent to which the exercisability of such Company Stock Option will be accelerated in any way by the transactions contemplated by this Agreement; (x) the status of the holder of each Company Stock Option; and (xi) the date of termination or severance of the holder of each Company Stock Option. The Company has made available to the Buyer accurate and complete copies of all stock option plans pursuant to which the Company has granted such Company Stock Options that are currently outstanding, the form of all stock option agreements evidencing such Company Stock Options and any stock option agreement that has been modified from the form of stock option agreement. Section 3.3(b) of the Company Disclosure Letter lists each such stock option plan. All Common Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable. There are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Company Stock Option as a result of the Offer.

   (c) All outstanding Common Shares, all outstanding Company Stock Options, all outstanding Company Warrants and all outstanding shares of capital stock of each Subsidiary of the Company have been issued and granted in compliance with
(i) all applicable securities laws and other applicable Legal Requirements and
(ii) all requirements set forth in applicable Contracts.

   (d) The Company owns free and clear of all liens, pledges, hypothecations, charges, mortgages, security interests, Encumbrances, claims, infringements, interferences, options, right of first refusals, preemptive rights, community property interests or restrictions of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset but other than restrictions imposed by federal or state securities laws) directly or indirectly through one or more Subsidiaries, all of the outstanding shares of capital stock of each of its Subsidiaries and, except for shares of capital stock or other similar ownership interests of any of the Company's Subsidiaries that are owned by certain nominee equity holders as required by the applicable law of the jurisdiction of organization of such Subsidiaries (which shares or other interests (i) do not materially affect the Company's control of such Subsidiary and (ii) shall in the case of any such Israeli Subsidiary be transferred from any such nominee equity holder to the Company prior to the Closing), there are no equity securities, partnership interests or similar ownership interests of any class of equity security of any Subsidiary of the Company, or any security or right exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. There are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which the Company or any of its Subsidiaries is a party or by which it is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock or Voting Debt, partnership interests or similar ownership interests of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement.

   (e) There are no registration rights and there is, except for the Company Tender and Voting Agreements, no voting trust, proxy, rights plan, antitakeover plan or other agreement or understanding to which the Company or any of its Subsidiaries is a party or by which they are bound with respect to any equity security of any class of the Company or with respect to any equity security, partnership interest or similar ownership interest of any class of any of the Company's Subsidiaries.

   3.4 Authority Relative to this Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company, including such authorization by each of the Company Boards, and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby. Except for the vote of the Company Shareholders to approve the Post-Closing Reorganization, no vote of, or consent by, the holders of any class or series of capital stock or Voting Debt issued by the Company is necessary to authorize the execution and delivery by the Company of this Agreement or the consummation by it of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the Buyer, constitutes legal and binding obligations of the Company, enforceable against the Company in accordance with its terms, except to the extent that
(i) enforcement thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditor rights, (ii) the enforcement thereof may be limited by general equitable principles (regardless of whether such enforcement is considered in a proceeding at law or in equity), and (iii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

   3.5 No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company shall not (i) violate the Company Charter Documents or the equivalent organizational documents of any of the Company's Subsidiaries,
(ii) subject to obtaining the consents, approvals, authorizations and permits, and making the filings and notifications, set forth in Section 3.5(b) below or in Section 6.5 of the Company Disclosure Letter, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or any of its Subsidiaries or by which its or any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair the Company's or any of its Subsidiaries' rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company or any of its Subsidiaries pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or its or any of their respective properties are bound or affected.

   (b) The execution and delivery of this Agreement does not, and the performance of this Agreement by the Company shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or other Person (including consents from parties to loans, contracts, leases and other agreements to which the Company or any of its Subsidiaries is a party), except (i) applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws, Foreign Securities Laws, the notification requirements of the HSR Act and the Foreign Filings, the rules and regulations of the NYSE, NASD or NASDAQ, the consent of the Investment Center, the consent of the OCS, the approval of the Israeli Commissioner of Restrictive Trade Practices, and the exemption from the Israel Securities Authority concerning the publication of a prospectus, in respect of the exchange of the Company Stock Options for the Buyer Stock Options, pursuant to Section 15D of the Israeli Securities Law, 1968, and (ii) applicable consultation with all trade union representatives and bodies under applicable employment laws, including, without limitation, the Dutch SER Merger Rules and (iii) such other consents, approvals, authorizations or permits, filings or notifications which
(A) would not prevent consummation of the Offer or the Post-Closing Reorganization or otherwise prevent the parties hereto from performing their respective obligations under this Agreement, and (B) would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, and (iv) consents required under the terms of any Lease to assignment of such Lease in connection with the performance of this Agreement as set forth in Section 6.5 of the Company Disclosure Letter.

   3.6  Compliance; Permits.

   (a) Neither the Company nor any of its Subsidiaries is in conflict with, or in default or violation of (i) any law, rule, regulation, ordinance, order, judgment, decree, writ or injunction of any national, state or provincial or local government (whether or not in the United States) or agency thereof applicable to the Company or any of its Subsidiaries or by which its or any of their respective assets or properties is bound, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or its or any of their respective properties is bound, except for any conflicts, defaults or violations that (individually or in the aggregate) would not reasonably be expected to have a Company Material Adverse Effect. No notice, charge, claim, action or assertion has been received by the Company or any of its Subsidiaries or has been filed, commenced or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries alleging any violation of any of the foregoing.

   (b) No investigation or review by any Governmental Entity is, to the knowledge of the Company, pending or threatened against the Company or its Subsidiaries, nor has any Governmental Entity indicated to the Company or any of its Subsidiaries an intention to conduct the same, other than, in each such case, those the outcome of which could not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

   (c) The Company and each of its Subsidiaries hold all Company Permits. The Company and each of its Subsidiaries have been and are in compliance in all material respects with the terms of the Company Permits and any conditions placed thereon. There is no action, proceeding, inquiry or investigation pending or, to the knowledge of the Company, threatened for or contemplating the suspension, cancellation, revocation or nonrenewal of any such permit, and to the knowledge of the Company there is no existing fact or circumstance which (with or without notice or lapse of time or both) is reasonably likely to result in the suspension, limitation, cancellation, revocation or nonrenewal of any such permit or any limitation of any such permit which would not, individually or in the aggregate, have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any written or, to the knowledge of the Company, oral notice from any Governmental Entity that the consummation of the transactions contemplated hereby will result in the suspension, cancellation, revocation or nonrenewal of any such Company Permit.

   3.7  SEC Filings; Financial Statements.

   (a) The Company has made available to the Buyer a correct and complete copy of each form, report, schedule, statement and other documents filed by the Company with the SEC since January 1, 1998 (collectively, the "Company SEC Reports"), which are all the forms, reports and documents required to be filed by the Company with the SEC since such date. As of their respective dates or, if amended, as of the date of the last such amendment, the Company SEC Reports
(i) complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Company's Subsidiaries is required to file any forms, reports or other documents with the SEC.

   (b) As of their respective dates, (i) each set of consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports (x) was prepared from, and is in accordance with, the books and records of the Company and its consolidated Subsidiaries, (y) complied in all material respects with the published rules and regulations of the SEC with respect thereto, and (z) was prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and each fairly presents the consolidated financial position of the Company and its consolidated Subsidiaries at the respective dates thereof and the consolidated results of its operations and cash flows and changes in shareholders' equity for the periods indicated; and
(ii) the Company Interim Financial Data (x) was prepared from, and in accordance with, the books and records of the Company and its consolidated Subsidiaries, and (y) was prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods involved and fairly presents the condensed consolidated statements of operations, condensed consolidated balance sheets, and condensed consolidated statements of cash flows.

   (c) The Company has previously furnished to the Buyer a complete and correct copy of any amendments or modifications, which have not yet been filed as of the date hereof with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by the Company with the

SEC pursuant to the Securities Act or the Exchange Act or any material agreements potentially required to be filed that have not been so filed.

   (d) The Company does fully comply and has always fully complied in all material respects with all applicable Netherlands statutory accounting and reporting rules and regulations.

   3.8 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with U.S. GAAP which are, individually or in the aggregate, material to the business, results of operations, assets or financial condition of the Company and its Subsidiaries taken as a whole, except (i) liabilities provided for in the Company's balance sheet as of June 30, 2001 or (ii) liabilities incurred since June 30, 2001 in the ordinary course of business, none of which is material to the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole. The reserves reflected in the consolidated financial statements as of June 30, 2001 are adequate, appropriate and reasonable and have been calculated in a consistent manner.

   3.9 Absence of Certain Changes or Events. Since June 30, 2001, there has not been: (i) any Company Material Adverse Effect, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Company's or any of its Subsidiaries' capital stock, or any purchase, redemption or other acquisition by the Company of any of its Subsidiaries' capital stock or any other securities of the Company or of its Subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements, (iii) any split, combination or reclassification of any of the Company's or any of Subsidiaries' capital stock, (iv) any granting by the Company or any of its Subsidiaries of any increase in compensation or fringe benefits, except for normal increases of cash or non-cash benefits compensation in the ordinary course of business consistent with past practice, or any payment by the Company or any of its Subsidiaries of any bonus, except for bonuses made in the ordinary course of business consistent with past practice, or any granting by the Company or any of its Subsidiaries of any increase in severance or termination pay or any entry by the Company or any of its Subsidiaries into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving the Company of the nature contemplated hereby, (v) entry by the Company or any of its Subsidiaries into any material licensing or other agreement with regard to the acquisition or disposition of any Intellectual Property other than licenses in the ordinary course of business consistent with past practice or any amendment or consent with respect to any licensing agreement filed or required to be filed by the Company with the SEC, (vi) any material change by the Company in its accounting methods, principles or practices, except as required by concurrent changes in U.S. GAAP, (vii) any material revaluation by the Company of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable or any sale of assets of the Company other than in the ordinary course of business consistent with past practice, or (viii) any other change or event that would have required the Buyer's consent under Section 5.1 (except for Section 5.1(r)) if such change or event had occurred after the execution of this Agreement.

   3.10 Absence of Litigation. Except as specifically disclosed in the Company SEC Reports as of the date hereof, there are no material claims, actions, suits, inquiries, proceedings or investigations pending or, to the knowledge of the Company, threatened (or any governmental or regulatory investigation pending or, to the knowledge of the Company, threatened) against the Company or any of its Subsidiaries or any properties or rights of the Company or any of its Subsidiaries, by or before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign.

   3.11  Employee Matters and Benefit Plans.

   (a) Definitions. For purposes of this Section 3.11 only, "Affiliate" shall mean any other person or entity under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder and, for avoidance of doubt, includes each Subsidiary.

   (b) Schedule. Section 3.11(b) of the Company Disclosure Letter contains an accurate and complete list of each Company Employee Plan and each Employment Agreement. Neither the Company nor any of its Subsidiaries has any plan or commitment to establish any new Company Employee Plan or Employment Agreement, to modify any Company Employee Plan or Employment Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employment Agreement to the requirements of any applicable law, or as required by this Agreement), or to adopt or enter into any Company Employee Plan or Employment Agreement.

   (c) Documents. The Company has provided or made available to the Buyer correct and complete copies of: (i) all documents embodying each Company Employee Plan and each Employment Agreement including (without limitation) all amendments thereto and all related trust documents, administrative service agreements, group annuity contracts, group insurance contracts, and policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan; (ii) all Employment Agreements, current contracts of employment or material particulars of the terms of employment (including, without prejudice to the generality of the foregoing, severance, consulting, relocation, repatriation, and expatriation arrangements) for Senior Employees;
(iii) a current template or sample of a contract of employment or the material particulars of the terms and conditions of employment (including, without prejudice to the generality of the foregoing, severance, consulting, relocation, repatriation, and expatriation arrangements) for each grade or level of Company Employee; (iv) the most recent annual actuarial valuations, if any, prepared for each Company Employee Plan; (v) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each U.S. Employee Plan; (vi) if any Company Employee Plan is funded, the most recent annual and periodic accounting of that Company Employee Plan assets;
(vii) the most recent summary plan description together with the summary(ies) of material modifications thereto and in the case of International Employee Plans the most recent participant booklets and all material announcements to employees and participants; (viii) for U.S. Employee Plans the most recent IRS determination letter, and for International Employee Plans evidence of plan approval; (ix) all written communications relating to any Company Employee Plan and any proposed Company Employee Plans in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to the Company or any of its Affiliates; (x) all material correspondence to or from any Governmental Entity relating to any Company Employee Plan; (xi) for U.S. Employee Plans the three (3) most recent plan years discrimination tests for each Company Employee Plan; and (xii) all registration statements, annual reports (for U.S. Employee Plans, Form 11-K and all attachments thereto) and prospectuses prepared in connection with each Company Employee Plan.

   (d) Employee Plan Compliance. (i) Each of the Company and its Subsidiaries has performed in all material respects all obligations required to be performed by it under, is not in default or violation of, and the Company has no knowledge of any default or violation by any other party to each Company Employee Plan, and each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code; (ii) each U.S. Employee Plan intended to qualify under Section 401(a) of the Code and each related trust intended to qualify under Section 501(a) of the Code has either received a favorable determination, opinion, notification or advisory letter from the IRS with respect to each such Company Employee Plan as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a letter and make any amendments necessary to obtain a favorable determination as to the qualified status of each such Company Employee Plan;
(iii) each International Employee Plan, including any amendments thereto, that is capable of, or intended to be capable of, Plan Approval has received such Plan Approval or there remains a period of time in which to obtain such Plan Approval retroactive to the date of any amendment that has not previously received such Plan Approval; (iv) no "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 4975 of the Code or Section 408 of ERISA (or any administrative class exemption issued thereunder), has occurred with respect to any Company Employee Plan that could result in material liability to the Company or any of its Subsidiaries; (v) there are no actions, suits or, claims pending or, to the Company's knowledge, threatened (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan that could result in any material liability to the Company or any of its Subsidiaries; (vi) each Company Employee Plan (other than any stock option plan) can be amended, terminated or otherwise discontinued after the Closing Time, without material liability to the Buyer, the Company or any of its Affiliates (other than benefits accrued to date and ordinary administration expenses); (vii) there are no audits, inquiries or proceedings pending or, to the knowledge of the Company, threatened by the IRS or DOL or any other Governmental Entity with respect to any Company Employee Plan; and (viii) neither the Company nor any Affiliate is subject to any penalty or tax with respect to any Company Employee Plan that could result in material liability to the Company or any of its Subsidiaries.

   (e) Pension Plan. Neither the Company nor any Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code or any equivalent non-U.S. rule or legislation.

   (f) Funded Retirement Benefit Rights. The latest actuarial valuation of each Funded Retirement Plan discloses that, as of the effective date of the valuation, the aggregate value of the assets of that Funded Pension Plan is equal to or greater than the aggregate value of its liabilities assessed on an ongoing and terminated basis and calculated in accordance with the actuarial methods and assumptions used in such valuation pursuant to the applicable Funded Pension Plan and applicable Legal Requirements.

   (g) Unfunded Retirement Benefit Rights. In respect of each Unfunded Pension Plan, the Company or a Subsidiary of the Company, as applicable, has made provision for accrued liabilities in accordance with applicable Legal Requirements.

   (h) Collectively Bargained, Multiemployer and Multiple Employer Plans. At no time has the Company or any Affiliate participated in, contributed to or been obligated to participate in or contribute to any Multiemployer Plan or ever maintained, established, sponsored, participated in, or contributed to any multiple employer plan, or to any plan described in Section 413 of the Code.

   (i) No Post-Employment Obligations. No Company Employee Plan provides, or reflects or represents any liability to provide retiree health insurance coverage to any person for any reason, except as may be required by COBRA or other applicable statute, and, to Company's knowledge after due inquiry, neither the Company nor its Affiliates has ever represented, promised or contracted (whether in oral or written form to any Employee (either individually or to Employees as a group) or any other person that such Employees(s) or other person would be provided with retiree health, except to the extent required by statute.

   (j) Health Care Compliance. Neither the Company nor any Affiliate has, prior to the Closing Time and in any material respect, violated any of the health care continuation requirements of COBRA, the requirements of FMLA, the requirements of the Health Insurance Portability and Accountability Act of 1996, the requirements of the Women's Health and Cancer Rights Act of 1998, the requirements of the Newborns' and Mothers' Health Protection Act of 1996, or any amendment to each such act, or any similar provisions of state or foreign law applicable to its Employees.

   (k) Effect of Transaction.

      (i) The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Employment Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

      (ii) No payment or benefit which will or may be made by the Company or its Affiliates with respect to any Employee will be characterized as a "parachute payment" within the meaning of Section 280G(b)(2) of the Code.

   (l) Employment Matters. The Company and each of its Subsidiaries: (i) is in material compliance with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (ii) has withheld and reported all amounts required by law or by Contract to be withheld and reported with respect to wages, salaries and other payments to Employees, except where any such failure would not result in any material liability to the Company or any of its Subsidiaries; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing, except where any such failure would not result in any material liability to the Company or any of its Subsidiaries; and (iv) is not liable for any payment to any trust or other arrangement (funded or not) governed by or maintained by or on behalf of any Governmental Entity with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice), except where any such failure would not result in any material liability to the Company or any of its Subsidiaries. There are no pending or, to the knowledge of the Company, threatened or reasonably anticipated claims or actions against the Company or any of its Affiliates under any worker's compensation policy or long-term disability policy (other than routine claims for benefits) that would result in any material liability to the Company or any of its Subsidiaries.

   (m) Labor. No work stoppage, labor strike, industrial or trade dispute, or any dispute or negotiation with any trade union, association of trade unions, works council, European works council or body representing Employees against the Company or any of its Subsidiaries has occurred in the last 12 months, is pending or, to the knowledge of the Company, threatened. The Company does not know of any activities or proceedings of any labor union to organize any Employees. There are no actions, suits, claims, labor disputes or grievances pending, or, to the knowledge of the Company, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any material liability to the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act or similar local law. Neither the Company nor any of its Subsidiaries is presently nor has it been in the past a party to, or bound by, or subject to any rules relating to, any recognition, procedural or other agreement, works council or arrangement or custom between, or applying to, one or more employers (whether or not Affiliates) and a union, group of employees, or an employee representative body, for collective bargaining or other negotiating or consultation purposes, labor union or union contract, or workers' council or similar elected employee representatives with respect to Employees and no such agreements or arrangements are is being negotiated by or on behalf of the Company or any of its Subsidiaries.

   (n) International Employee Plan. Each International Employee Plan has been established, maintained and administered in material compliance with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory laws that are applicable to such International Employee Plan. Furthermore, no International Employee Plan has material unfunded liabilities, that as of the Closing Time, will not be offset by insurance or fully accrued or disclosed in the Company's financial statements. Except as required by law, no condition exists that would prevent the Company or the Buyer from terminating or amending any International Employee Plan at any time for any reason without material liability to the Company or its Affiliates (other than ordinary administration expenses or routine claims for benefits).

   (o) Israeli Employees. Without derogating from the provisions of Section 3.11(a)-(n), with respect to Employees who reside in Israel or whose Employment Agreements are subject to Israeli law ("Israeli Employees"):

      (i) Neither the Company nor any of its Affiliates (A) is party to any general or special collective bargaining agreement, collective bargaining arrangements or other contract or arrangement with a labor union, trade union or other organization or body involving any of their respective Israeli Employees, or is otherwise required (under any legal requirement, under any Contract or otherwise) to provide benefits or working conditions beyond those required by law or pursuant to rules and regulations thereunder (including extension orders (tzavei harchava) issued by the Ministry of Labor and Welfare); (B) is a member of the Manufacturers Association of Israel; or (C) has recognized or received a demand for recognition from any collective bargaining representative with respect to any of their respective Israeli Employees.

      (ii) All of the Israeli Employees are "at will" employees subject to the termination notice provisions included in Employment Agreements or applicable law.

      (iii) All Employment Agreements between the Company or any of its Affiliates and any of their respective Israeli Employees can be terminated by the Company or, if applicable, the relevant Affiliate upon less than three months notice without giving rise to a claim for damages or compensation (except for statutory severance pay).

      (iv) All payments by the Company and its Affiliates into pension and provident funds severance fund or other similar funds (including, manager's insurance, life insurance or incapacity insurance) together with relevant reserves reflected in the Company Interim Financial Data fully fund and cover the liabilities of the Company and its Affiliates pursuant to all Legal Requirements, the individual Employment Agreements or other arrangements with respect to the Israeli Employees and any binding usage or customs, if any, which forms part of the employment relationship of any of the Israeli Employees, for all obligations, as at June 30, 2001, relating to pension, severance pay, sick leave, benefits and other employee benefits, recreation pay, incapacity insurance, life insurance, salaries and reimbursement of expenses, vacation pay and similar liabilities and each of the Company and its Affiliates has continued and shall continue to make all payments and such additional "top up" payments to such pension and provident funds, severance fund or other similar funds (including, manager's insurance, life insurance or incapacity insurance) until the Closing Time such that the aforementioned liabilities of the Company and its Affiliates shall be fully covered and funded as at the Closing Time, pursuant to all Legal Requirements.

      (v) Neither the Company nor any of its Affiliates is aware of any circumstance that could give rise to any valid claim by a current or former Israeli Employee for compensation on termination of employment (beyond, with respect to current Israeli Employees only, the statutory severance pay to which employees are entitled).

      (vi) All amounts that the Company and its Affiliates are legally or contractually required either (A) to deduct, or transfer, from their respective employees' salaries or to transfer to such employees' pension or provident fund, manager's insurance life insurance, incapacity insurance, continuing education fund, severance fund or other similar funds or (B) to withhold from their employees' salaries and to pay to any Governmental Entity as required by the Israeli Income Tax Ordinance [New Version], Israeli social security laws and Israeli national health insurance laws or otherwise have, in each case, been duly deducted, transferred, withheld and paid, and neither the Company nor any of its Affiliates has any outstanding obligation to make any such deduction, transfer, withholding or payment.

      (vii) The Company and its Affiliates comply in all material respects with all applicable Legal Requirements and Contracts relating to employment, employment practices, wages, bonuses and other compensation matters and terms and conditions of employment related to their respective Israeli Employees.

   3.12 Restrictions on Business Activities. There is no agreement, commitment, judgment, injunction, order or decree binding upon the Company or its Subsidiaries or to which the Company or any of its Subsidiaries is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company or any of its Subsidiaries, any acquisition of property by the Company or any of its Subsidiaries or the conduct of business by the Company or any of its Subsidiaries as currently conducted.

   3.13  Title to Property.

   (a) Section 3.13(a) of the Company Disclosure Letter sets forth: (a) a list of all real property currently owned, leased to, subleased to or otherwise occupied by the Company or any of its Subsidiaries in connection with the business of the Company or any of its Subsidiaries or Included Assets (collectively, "Company Business Facilities"); and (ii) a list of all other leases, subleases or other occupancy agreements currently in effect between the Company or any of its Subsidiaries as lessor and any third parties with respect to any Company Business Facilities, (each a "Lease" and, collectively, the "Leases"), each amendment thereto, the commencement date, the rentable square footage of the premises set forth in the Lease, the aggregate monthly fixed rental, and the expiration date. The Company has provided the Buyer with true, complete and correct copies of each Lease. Each such Lease constitutes the entire agreement of the parties thereunder, and there are no other agreements or arrangements whatsoever relating to the Company's or any of its Subsidiary's use or occupancy of any of the premises described in such Leases. Neither the Company nor any of its Subsidiaries has transferred or assigned any interest in any Lease, other than to a Subsidiary of the Company, nor has the Company or any of its Subsidiaries subleased or otherwise granted rights of use or occupancy of any of the premises described therein to any other person or entity, other than to the Company or a Subsidiary of the Company. To the extent any Lease is required, under Israeli law, to be registered with the Israeli Lands Registry, such Lease has been duly registered, is free of any Encumbrance (including cautionary notices) and a copy of the extract from the Israeli Land Registry, dated no earlier that five Business Days prior to the date hereof, regarding title to the real property subject to any such Lease is attached as part of Section 3.13(a) of the Company Disclosure Letter.

   (b) The properties and assets owned or leased by the Company and its Subsidiaries are sufficient to conduct the business of the Company and its Subsidiaries as currently conducted. The Company and each of its Subsidiaries has good title to or, in the case of the leased properties and assets, valid leasehold interests in, all of the properties and assets, real, personal and mixed, used in their respective businesses, including the Included Assets, free and clear of all Encumbrances (other than mortgages made by a landlord under a Lease of real property not situated in Israel to which mortgage the Company is not a party but the Lease may be subject), except for liens for Taxes not yet due and payable or which are being contested in good faith and are not material.

   (c) All the Leases are in full force and effect, and there is not, under any of such Leases, any existing default, or event of default nor has there occurred any event which with notice or lapse of time, or both, would constitute a default thereunder by the Company or any of its Subsidiaries, or, to the Company's knowledge, by any other party.

   3.14  Taxes.

   (a) The Company and each of its Subsidiaries have timely filed all federal, state, local and foreign returns, estimates, information statements and reports ("Returns") relating to Taxes required to be filed by the Company and each of its Subsidiaries with any Tax authority, except such Returns which are not material to the Company. All such Returns were correct and complete in all material respects and were made on the proper basis. The Company and each of its Subsidiaries have paid all Taxes shown to be due on such Returns. The Company and each of its Subsidiaries have maintained all records required to be maintained for tax purposes; all such information was and remains complete and accurate in all material respects.

   (b) Neither the Company nor any of its Subsidiaries is or will become liable to pay, or make reimbursement or indemnity in respect of, any tax in consequence of the failure by any other person (other than the Company or any of its Subsidiaries) to discharge that tax within any specified period or otherwise, where such tax relates to income, profits or gains, earned, accrued or received, or to any event, transaction or circumstance occurring or arising or deemed to occur or arise (whether wholly or partly) prior to the Closing (including, but not limited to, taxation under Treasury Regulation Section 1.1502-6). The Company and each of its Subsidiaries have withheld with respect to their employees, independent contractors, creditors, shareholders, and all other third parties all federal and state income taxes, Taxes pursuant to the Federal Insurance Contribution Act and other Taxes required to be withheld and have timely paid over to the proper Governmental Entities all amounts required to be withheld and paid over under all applicable laws.

   (c) Neither the Company nor any of its Subsidiaries has executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

   (d) Neither the Company nor any of its Subsidiaries is involved in any current dispute with any tax authority or is or has in the last six years been the subject of any investigation, audit or non-routine visit by any tax authority. To the knowledge of the Company, neither the Company nor any of its Subsidiaries has been notified in writing of any request for such an audit or other examination.

   (e) No material adjustment relating to any Returns filed by the Company or any of its Subsidiaries (and no claim by a Tax authority in a jurisdiction in which the Company or any of its Subsidiaries does not file Returns that the Company or any of its Subsidiaries may be subject to taxation by such jurisdiction) has been proposed in writing formally or informally by any Tax authority to the Company or any of its Subsidiaries.

   (f) Neither the Company nor any of its Subsidiaries has any liability for any unpaid Taxes which has not been accrued for or reserved on the Company Interim Financial Data in accordance with U.S. GAAP, whether asserted or unasserted, contingent or otherwise, other than any liability for unpaid Taxes that may have accrued since June 30, 2001 in connection with the operation of the business of the Company and its Subsidiaries in the ordinary course. All other warranties relating to specific tax matters set out in this Section 3.14 are made without prejudice to the generality of this paragraph.

   (g) No tax authority has operated or agreed to operate any special arrangement (being an arrangement which is not directly based on relevant legislation, even if based on any published practice, including rulings) or has agreed on any compromise in relation to any of the Company's or Subsidiaries' tax affairs.

   (h) There is no contract, agreement, plan or arrangement to which the Company or any of its Subsidiaries is a party as of the date of this Agreement, including but not limited to the provisions of this Agreement, covering any Employee that, individually or collectively, would reasonably be expected to give rise to the payment of any amount that would not be deductible pursuant to Sections 404 or 162(m) of the Code. There is no contract, agreement, plan or arrangement to which the Company is a party or by which it is bound to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code.

   (i) Neither the Company nor any of its Subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Company or any of its Subsidiaries.

   (j) Neither the Company nor any of its Subsidiaries (i) has any of its tax affairs dealt with on a consolidated basis, or any other basis which allows a combined filing, profit calculation or payment of tax for more than one person or entity, (ii) is a party to any Tax sharing or Tax allocation agreement, arrangement or understanding, (iii) has been involved in a business merger, share-for-share merger, legal merger or legal demerger (split) within the meaning of the Articles 14, 14a or 14b of the Corporate Income Tax Act and/or 3.55, 3.56 or 3.57 of the Income Tax Act (or the predecessors of these articles under the Income Tax Act 1964) and/or Article 37 of the Legal Transfer Taxes Act, or (iv) is a party to any joint venture, partnership or, to the knowledge of the Company, any other arrangement that could be treated as a partnership for income Tax purposes.

   (k) The Company and each of its Subsidiaries are and have at all times been resident for tax purposes in their place of incorporation and are not and have not at any time been treated as resident in any other jurisdiction for any tax purpose (including any double taxation arrangement). Neither the Company nor any of its Subsidiaries is or has been subject to tax in any jurisdiction other than its place of incorporation by virtue of having a permanent establishment, a permanent representative or other place of business or taxable presence in that jurisdiction.

   (l) No relief has been claimed by and/or given to the Company or any of its Subsidiaries, or taken into account in determining or eliminating any provision for tax or deferred tax in the Company Interim Financial Data, which could or might be effectively withdrawn, postponed, restricted or otherwise lost as a result of the sale and purchase hereunder or any other event or circumstance occurring or arising at any time after June 30, 2001.

   (m) All transactions between the Company and its Subsidiaries or between Subsidiaries have been and are on fully arm's length terms. There are no circumstances that could cause any tax authority to make any adjustment for tax purposes, or require any such adjustment to be made, to the terms on which any such transaction is treated as taking place, and no such adjustment has been made or attempted in fact.

   (n) In relation to the Company and each Subsidiary: (i) each is registered for the purposes of VAT, has been so registered at all times that it has been required to be registered by VAT legislation, and such registration is not subject to any conditions imposed by or agreed with the relevant tax authority;
(ii) each has complied fully with and observed in all material respects the terms of VAT legislation; (iii) each has maintained and obtained at all times complete, correct and up-to-date records, invoices and other documents (as the case may be) appropriate or requisite for the purposes of VAT legislation and has preserved such records, invoices and other documents in such form and for such periods as are required by VAT legislation; (iv) each obtains credit for all input tax paid or suffered by it; (v) each cannot be subjected to a revision of the VAT position, leading to a recapture of VAT deducted on or before Closing; (vi) each is not and has not been treated as a member of a group for the purposes of VAT legislation, and has not applied for such treatment; (vii) each is not and has not been subject under VAT legislation to any penalty, fine or surcharge, or any warning or notice which could (whether with or without other events) lead to the imposition of any penalty, fine or surcharge, and has not been required to give any security as a condition of making supplies for the purposes of VAT; (viii) and each has not elected rents paid or received, and/or the acquisition of real estate, to be subject to VAT.

   (o) No claim has been made by the Company or any of its Subsidiaries for the depreciation of any asset for tax purposes, which is likely to be disallowed.

   (p) Neither the Company nor any of its Subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Offer and the Post-Closing Reorganization.

   (q) Neither the Company nor any of its Subsidiaries (i) holds a receivable
(x) payable by another entity in which it or a Related Company has a Participation and (y) on which it or a Related Company has claimed a loss for corporate income tax purposes, or (ii) has outstanding debt the fair market value of which is below its nominal value.

   (r) Neither the Company nor any of its Subsidiaries has claimed any reduction of tax by virtue of Article 13ca of the Corporate Income Tax Act.

   (s) Neither the Company nor any of its Subsidiaries has a participation in an entity that is engaged in business activities outside the Netherlands, where previously these activities were the activities of a Related Company.

   (t) In case of a liquidation of any Participation of the Company or of its Subsidiaries that hold(s) the shares in such Participation, are entitled to a deductible loss for corporate income tax purposes equal to the difference between (i) the total, or the proportionate part, as the case may be, of the liquidation proceeds derived from the liquidation of such Participation, minus the fair market value of the shares in any other Participation that are a part of such liquidation proceeds, and (ii) the book value of that Participation as shown in or adopted for the purposes of the Company Interim Financial Data.

   (u) Since January 1, 2001, neither the Company nor any of its Subsidiaries has distributed or is deemed to have distributed a dividend.

   (v) Neither the Company nor any of its Subsidiaries has tainted (share) capital (besmet fusie aandelenkapitaal/agio) by reason of Article 3a of the Dividend Withholding Tax Act.

   (w) Neither the Company nor any of its Subsidiaries is a real estate investment company within the meaning of Article 4 of the Legal Transfer Taxes Act.

   (x) All interest and other sums of an expense nature paid, payable or accruable by the Company or any of its Subsidiaries and all sums payable or accruable under any obligation incurred by the Company or any of its Subsidiaries prior to the Closing and which will continue to bind the Company or a Subsidiary after the Closing, have been and will continue to be deductible for the purposes of corporate income tax, either in computing the profits of the Company or a Subsidiary or in computing the corporate income tax chargeable on it.

   (y) Neither the Company nor any of its Subsidiaries has formed a reserve for risks in relation to finance activities by virtue of Article 15b of the Corporate Income Tax Act.

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

   (z) Neither the Company nor any of its Subsidiaries has made an election to report its taxable income for corporate income tax purposes in a currency other than NLG/Euro or has requested the tax inspector to bring an action that served to hedge a currency exchange risk on a participation, under the participation exemption as meant in Article 13 of the Corporate Income Tax Act.

   (aa) Indigo Electronic Printing Systems Limited ("IEPS") qualifies as an "Industrial Company" within the definition of the Israeli Encouragement of Industry (Taxes) Law, 1969. To the Company's knowledge, there is no event or reason (including, the consummation of the Offer and the conduct and performance of IEPS' business and operations in accordance with IEPS' or the Company's plans and projections) that could result in IEPS ceasing to qualify as an Industrial Company. IEPS (i) is an Approved Enterprise for the purposes of the Israeli Encouragement of Capital Investments Law, 1959; and (ii) Section 3.14(dd) of the Company Disclosure Letter sets forth the effective Israeli income tax rate applicable to IEPS for its last completed fiscal year and the portions of IEPS which are Approved Enterprises and their effective Israeli income Tax rates for the current fiscal year. For the purposes of Section 47(a1)(3) of the Israeli Encouragement of Capital Investments Law, 1959 the proportion of foreign investment in IEPS is 90% or more.

   (bb) Neither the Company nor any of its Subsidiaries is (i) a controlled foreign corporation within the meaning of Section 957 of the Code, (ii) a foreign personal holding company within the meaning Section 552 of the Code, or
(iii) a passive foreign investment company within the meaning of Section 1297 of the Code.

   3.15  Brokers.   Except for fees payable to Gleacher & Co. LLC pursuant to
an engagement letter, a true and correct copy of which has been provided to the Buyer, the Company has not incurred, and will not incur, directly or indirectly, any liability for brokerage or finders fees or agent's commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

   3.16  Intellectual Property.

   (a) Section 3.16(a) of the Company Disclosure Letter contains a complete and accurate list (by name and version number) of all material products (including any software components) or material service offerings of the Company and any of its Subsidiaries (collectively, the "Company Products") that have been sold, distributed or otherwise disposed of in the five (5)-year period preceding the date hereof or which the Company or any of its Subsidiaries intends to sell, distribute or otherwise dispose of in the future, including without limitation any products or service offerings under active development.

   (b) Section 3.16(b) of the Company Disclosure Letter lists all Registered Intellectual Property Rights owned by, filed in the name of, or applied for, by the Company and any of its Subsidiaries (the "Company Registered Intellectual Property Rights") and lists any proceedings or actions filed or pending before any court, tribunal (including the PTO) or equivalent authority anywhere in the world related to any of the Company Registered Intellectual Property Rights or the Company Intellectual Property, other than proceedings to which the Company or any of its Subsidiaries is not a party or by which any of such are not bound.

   (c) Each Company Registered Intellectual Property Right is valid and subsisting. All necessary documents and certificates in connection with such Company Registered Intellectual Property Rights have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of perfecting, prosecuting and maintaining such Registered Intellectual Property Rights.

   (d) In each case in which the Company or any of its Subsidiaries has acquired ownership of any material Intellectual Property or material Intellectual Property Right from any person, the Company or its Subsidiaries has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in and to all such Intellectual Property and the associated Intellectual Property Rights (including the right to seek past and future damages with respect thereto) to the Company or its Subsidiaries. The Company or its Subsidiaries has recorded each such assignment of a material Registered Intellectual Property Right assigned to the Company or any of its Subsidiaries with the relevant governmental entity in accordance with applicable laws and regulations in each jurisdiction in which such assignment is required to be recorded.

   (e) The Company has no knowledge of any facts or circumstances that would render any material Company Intellectual Property invalid or unenforceable.

   (f) All Company Intellectual Property will be fully transferable, alienable or licensable by the Buyer without restriction and without payment of any kind to any third party.

   (g) Each item of the Company Intellectual Property is free and clear of any Encumbrances, except for non-exclusive licenses granted to OEM's and other resellers listed in the Company Disclosure Letter or to end-user customers in the ordinary course of business. The Company is the exclusive owner or exclusive licensee of all the Company Intellectual Property. Without limiting the generality of the foregoing (i) the Company is the exclusive owner of all material Trademarks used in connection with the operation or conduct of the business of the Company and its Subsidiaries, including the sale, distribution or provision of any Company Products by the Company or any of its Subsidiaries, but excluding any non-material trademarks owned by a third party that are licensed to the Company and used to refer to third party products that are incorporated in or used in connection with any Company Products, (ii) the Company owns exclusively all copyrighted works that are included or incorporated into the Company Products or which the Company or any of its Subsidiaries otherwise purports to own, and (iii) to the extent that any Patents would be infringed by any Company Product, the Company is the exclusive owner of such Patents.

   (h) Neither the Company nor any of its Subsidiaries has (i) transferred ownership of, or granted any exclusive license of or right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Intellectual Property or Intellectual Property Right that is or was the Company Intellectual Property, to any other person, or (ii) permitted the Company's rights in such Company Intellectual Property to lapse or enter the public domain.

   (i) Excluding any failure by a non-material Employee or contractor to execute an assignment agreement that does not result in the loss of any Intellectual Property each Employee, and any contractor who has contributed to or participated in the creation, discovery or development of any Intellectual Property whether on behalf of the Company or any of its Subsidiaries either:
(i) is a party to an Employment Agreement under which the Company or its Subsidiaries is deemed or agreed to be the original owner/author, as applicable, of such Intellectual Property; or (ii) has executed a valid and irrevocable assignment or an agreement to assign in favor of the Company all right, title and interest in such Intellectual Property; or (iii) in respect of Israeli Employees, pursuant to their respective employment agreements or under relevant Israeli law, is deemed to have assigned all right, title and interest to such Intellectual Property to the Company and any of its Subsidiaries. All such Intellectual Property constitutes Company Intellectual Property and no third party owns or has any rights to any such Company Intellectual Property. In respect of each Israeli Employee, the salary payable to each such Israeli Employee under the terms of the relevant Employment Agreement expressly includes a provision to the effect whereby it is agreed that such salary includes the full remuneration payable to such Israeli Employee for any invention made by such employee that is a service patent (as defined in the Israeli Patents Law 1967).

   (j) To the extent that any Intellectual Property or Intellectual Property Rights have been developed or created by a third party for the Company or any of its Subsidiaries and is incorporated into any Company Product, the Company has a written agreement with such third party with respect thereto and the Company thereby either (i) has obtained ownership of, and is the exclusive owner of, or (ii) has obtained a perpetual, transferable license (sufficient for the conduct of its business as currently conducted or proposed to be conducted by the Company as per the Company SEC filings) to all such third party's Intellectual Property Rights in such Intellectual Property or Intellectual Property Rights by operation of law or by valid assignment.

   (k) The Company Intellectual Property, together with any Intellectual Property Rights licensed to the Company on a non-exclusive basis, constitute all the Intellectual Property and Intellectual Property Rights material to the business of the Company and its Subsidiaries as it currently is conducted or proposed to be conducted by the Company as per the Company SEC filings or which are used in and/or necessary to the conduct of such business, including the design, development, manufacture, use, import and sale of the Company Products.

   (l) No person who has licensed any Intellectual Property or Intellectual Property Rights to the Company or any of its Subsidiaries has ownership rights or license rights to improvements made by or for the Company or any of its Subsidiaries in such Intellectual Property or Intellectual Property Rights.

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

   (m) No open source or public library software, including any version of any software licensed pursuant to any GNU public license, was used in the development or modification of any software that is or was the Company Intellectual Property or is incorporated into any Company Product.

   (n) No government funding, facilities of a university, college, other educational institution or research center or funding from third parties was used in the development of any Company Intellectual Property. To the knowledge of the Company, no Employee or independent contractor of the Company or any of its Subsidiaries, who was involved in, or who contributed to, the creation or development of any Company Intellectual Property, has performed services for the government, university, college, or other educational institution or research center during a period of time during which such Employee or independent contractor was also performing services for the Company or any of its Subsidiaries, the effect of which would confer on such government, university, college, or other educational institution or research center any interest in such Company Intellectual Property.

   (o) All Company Intellectual Property is freely transferable, conveyable, and/or assignable by the Company and/or the Buyer, to any entity located in any jurisdiction in the world without any restriction, constraint, control, supervision, or limitation whatsoever. Section 3.16(o) of the Company Disclosure Letter describes all restrictions, constraint, control, supervision, fees, penalties, royalties, assessments or limitations that could be imposed by the OCS or any other Governmental Entity or quasi-governmental entity on the ownership, place, method and scope of exploitation of any Intellectual Property (including the operation of the business of the Company or its Subsidiaries as it is currently conducted, including the design, development, use, import, branding, advertising, promotion, marketing, manufacture and sale of the Company Products. Notwithstanding anything in the Disclosure Schedule to the contrary, none of the intellectual property developed as a result of the Company's involvement with the Magnet Program and/or the Magnet Consortium constitutes intellectual property which is material to the Company's Intellectual Property estate.

   (p) The operation of the business of the Company and its Subsidiaries as it is currently conducted or proposed to be conducted by the Company as per the Company SEC filings, including the design, development, use, import, branding, advertising, promotion, marketing, manufacture and sale of the Company Products, does not and will not when conducted by the Buyer and/or the Company or its Subsidiaries in substantially the same manner following the Closing infringe or misappropriate any Intellectual Property Right of any person, violate any right of any person (including any right to privacy or publicity), or constitute unfair competition or trade practices under the laws of any jurisdiction, and neither the Company nor any of its Subsidiaries has received notice from any person claiming that such operation or any act, product, technology or service (including products, technology or services currently under development) of the Company or any of its Subsidiaries infringes or misappropriates any Intellectual Property Right of any person or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor does the Company have knowledge of any basis therefor).

   (q) No Company Intellectual Property, Company Product or service of the Company or its Subsidiaries is subject to any proceeding or outstanding decree, order, judgment or settlement agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by the Company or its Subsidiaries or may be reasonably expected to materially and adversely affect the validity, use or enforceability of such Company Intellectual Property.

   (r) Other than inbound publicly available "shrink-wrap" and other publicly-available commercial binary code end-user licenses, and outbound "shrink-wrap" licenses in the forms set forth on Section 3.16(r) of the Company Disclosure Letter, Section 3.16(r) of the Company Disclosure Letter lists all material Contracts to which the Company and any of its Subsidiaries is a party with respect to any Intellectual Property or Intellectual Property Rights. All such Contracts are in full force and effect in accordance with their respect terms. Neither the Company nor any of its Subsidiaries is in material breach of and neither the Company nor any of its Subsidiaries has failed to perform in any material respect under, any of the foregoing Contracts and, to the Company's knowledge, as of the date hereof, no other party to any such Contract is in breach thereof or has failed to perform in any material respect thereunder. The consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination or suspension of such Contracts. Following the Closing Time, the Buyer will be permitted to exercise all of the Company's rights under such

Contracts to the same extent the Company and its Subsidiaries would have been able to had the transactions contemplated by this Agreement not occurred and without being required to pay any additional amounts or consideration other than fees, royalties or payments which the Company would otherwise be required to pay had such transactions contemplated hereby not occurred.

   (s) Other than in connection with the sale of its products in the ordinary course of its business, Section 3.16(s) of the Company Disclosure Letter lists all material Contracts between the Company or its Subsidiaries and any other person wherein or whereby the Company or any of its Subsidiaries has agreed to, or assumed, any obligation or duty to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or liability or provide a right of rescission with respect to the infringement or misappropriation by the Company or any of its Subsidiaries or such other person of the Intellectual Property Rights of any person other than the Company and its Subsidiaries.

   (t) There are no Contracts between the Company (or any of its Subsidiaries) and any other person with respect to Company Intellectual Property under which there is any dispute regarding the scope of such agreement, or performance under such agreement, including with respect to any payments to be made or received by the Company or any of its Subsidiaries thereunder.

   (u) To the Company's knowledge, no person is infringing or misappropriating any Company Intellectual Property Right.

   (v) The Company and each of its Subsidiaries has protected the Company's and each of its Subsidiaries' rights in confidential information and trade secrets of the Company and its Subsidiaries or provided by any other person to the Company to the extent reasonable and customary in the industry in which the Company operates. The Company has and enforces a policy requiring each Employee of the Company or any of its Subsidiaries to execute a Proprietary Rights and Confidentiality Agreement substantially in the form set forth in Section 3.16(v) of the Company Disclosure Letter and either (i) all current and former Employees of the Company and its Subsidiaries who have created or modified any of the Company Intellectual Property have executed such an agreement assigning all of the rights of such Employees in and to such Company Intellectual Property to the Company or (ii) if an Employee has not executed such an agreement so assigning such rights to the Company, the Employee is deemed to have assigned such rights to the Company by operation of law, excluding any failure by a non-material Employee or contractor to execute an assignment agreement that does not result in the loss of any Intellectual Property.

   (w) Neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to the Buyer, by operation of law or otherwise, of any Contracts to which the Company or any of its Subsidiaries is a party, will result in (i) any third party being granted rights or access to, or the placement in or release from escrow, of any Company Intellectual Property (including source code for any software belonging to the Company or any of its Subsidiaries), (ii) the Buyer or any of its Subsidiaries granting to any third party any right to or with respect to any Intellectual Property or Intellectual Property Right owned by, or licensed to, either of them pursuant to any Contract to which the Company or any of its Subsidiaries is a party or by which it is bound, (iii) the Buyer or any of its Subsidiaries being bound by, or subject to, any non-compete or other restriction on the operation or scope of their respective businesses, or (iv) the Buyer or any of its Subsidiaries being obligated to pay any royalties or other amounts to any third party in excess of those payable by the Company or its Subsidiaries prior to the Closing pursuant to any Contract to which the Company or any of its Subsidiaries is a party or by which any of them is bound.

  3.17  Agreements, Contracts and Commitments.

   (a) Neither the Company nor any of its Subsidiaries is a party to or is bound by:

      (i) any written employment or consulting agreement, contract or commitment with any officer, director, Employee or member of the Company Boards, or any service, operating or management agreement, other than those that are terminable by the Company or any of its Subsidiaries on no more than thirty (30) days' notice without liability or financial obligation to the Company or any of its Subsidiaries;

      (ii) any agreement of indemnification or any guaranty other than any agreement of indemnification entered into in connection with a Lease in respect of real property not situated in Israel for the benefit of the landlord and its mortgage or in connection with the sale of products in the ordinary course of business consistent with past practice pursuant to the Company's standard form agreement previously delivered by the Company to the Buyer;

      (iii) any material Contract containing any covenant limiting in any respect the right of the Company or any of its Subsidiaries to engage in any line of business or to compete with any person or entity or granting any exclusive distribution rights;

      (iv) any Contract currently in force relating to the disposition or acquisition by the Company or any of its Subsidiaries after the date of this Agreement of a material amount of assets not in the ordinary course of business or pursuant to which the Company or any of its Subsidiaries has any material ownership interest in any corporation, partnership, joint venture or other business enterprise other than the Subsidiaries of the Company;

      (v) any dealer, distributor, joint marketing or development Contract currently in force under which the Company or any of its Subsidiaries have continuing material obligations to jointly market any product, technology or service and which may not be canceled without penalty upon notice of ninety
   (90) days or less, or any material agreement pursuant to which the Company or any of its Subsidiaries have continuing material obligations to jointly develop any intellectual property that will not be owned, in whole or in part, by the Company or any of its Subsidiaries and which may not be canceled without penalty upon notice of ninety (90) days or less;

      (vi) any Contract currently in force to license any third party to manufacture or reproduce any product, service or technology of the Company or any of its Subsidiaries or any Contract currently in force to sell or distribute any products, service or technology of the Company or any of its Subsidiaries except agreements with distributors or sales representatives in the normal course of business cancelable without penalty upon notice of ninety (90) days or less and substantially in the form previously provided to the Buyer;

      (vii) any Contract currently in force to provide source code or design specifications to any third party for any product or technology that is material to the Company and its Subsidiaries taken as a whole;

      (viii) any mortgages, indentures, guarantees, other Encumbrances, loans or credit agreements, security agreements or other agreements or instruments relating to, or securing, the borrowing of money or extension of credit (other than mortgages made by a landlord under a Lease to which mortgage the Company is not a party but the Lease may be subject);

      (ix) any material settlement agreement under which the Company has ongoing obligations.

   (b) Other than Leases, neither the Company nor any of its Subsidiaries nor, to the Company's knowledge, any other party to a Company Contract, is in breach, violation or default under, and neither the Company nor any of its Subsidiaries has received written notice that it has breached, violated or defaulted under, any of the material terms or conditions of any of the Company Contract in such a manner as would permit any other party to cancel or terminate any such Company Contract, or would permit any other party to seek material damages or other remedies (for any or all of such breaches, violations or defaults, in the aggregate), subject to the representations and warranties contained in Section 3.13, including without limitation, Section 3.13(c). The Company has made available to the Buyer true and correct copies of any Contracts (excluding purchase orders) the Company and its Subsidiaries may have with its top ten customers measured by revenue.

   (c) Neither the Company nor any of its Subsidiaries is restricted by agreement from carrying on its business anywhere in the world.

   (d) Neither the Company nor any of its Subsidiaries has any power of attorney outstanding or any obligations or liabilities (whether absolute, accrued, contingent or otherwise), as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any Person, corporation, partnership, joint venture, association, organization or other entity.

   3.18 Opinion of Financial Advisor. The Company Boards have been advised by the Company's financial advisor, Gleacher & Co. LLC, that in its opinion, as of the date of this Agreement, the Offer Price is fair to the holders of Company Shares from a financial point of view, and the Company will provide a copy of the written confirmation of such opinion to the Buyer as soon as reasonably practicable.

   3.19 Insurance. The Company and each of its Subsidiaries maintain Insurance Policies which the Company believes are upon terms that are reasonable and adequate for and are of the type and in amounts customarily carried by persons conducting businesses, operations, properties and locales similar to those of the Company and its Subsidiaries. There is no material claim by the Company or any of its Subsidiaries pending under any of the material Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All insurance policies referred to in this Section are valid and binding in accordance with their terms, except to the extent such enforceability may be limited by the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar law affecting creditors' rights generally and general principles of equity or public policy (regardless of whether such enforceability is considered in a proceeding in equity or at law), and are in full force and effect.

   3.20 Board Approval. Each of the Company Boards, at a combined meeting duly called and held on September 5, 2001, has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Offer, are at a price and on terms that are favorable and fair to and in the best interests of the Company and its shareholders; (ii) approved this Agreement and the transactions contemplated hereby, including the Offer, in all respects; and
(iii) resolved to recommend that the Company Shareholders accept the Offer and tender their Company Shares thereunder to the Buyer or a Subsidiary of the Buyer and vote at the EGM in favor of (x) the appointment of new members to the Company Boards in accordance with the designation of the Buyer, (y) the amendment of the Company's Articles of Association attached hereto as Exhibit E and (z) taking all actions reasonably necessary to accomplish any part of the Post-Closing Reorganization.

   3.21  Environmental Matters.

   (a) Each of the Company and its Subsidiaries is in material compliance with all Environmental Laws. Such compliance includes, but is not limited to, the possession by the Company and each of its Subsidiaries of all permits and other governmental Approvals required under all applicable Environmental Laws, and compliance with the terms and conditions thereof. Each permit and other governmental Approval currently held by the Company and each of its Subsidiaries pursuant to the Environmental Laws is specifically identified in the Company Disclosure Letter.

   (b) Neither the Company nor any of its Subsidiaries has received any communication (written or oral), whether from a Governmental Entity, citizens group, employee or otherwise, that alleges that the Company or any of its Subsidiaries is not in full compliance with any Environmental Laws. The Company has delivered to the Buyer prior to the execution of this Agreement all information (whether oral or written and including, but not limited to, assessments, reports, data, results of investigations or audits) that is in the possession of or reasonably available to the Company or any of its Subsidiaries regarding the evaluation of material environmental matters pertaining to, or the environmental condition of, the businesses of the Company and its Subsidiaries or the compliance (or non-compliance) by the Company or any of its Subsidiaries with any Environmental Laws.

   (c) There is no Environmental Claim by any Person that is pending or, to the Company's knowledge, threatened against the Company or any of its Subsidiaries, or against any Person whose liability for any Environmental Claim the Company or any of its Subsidiaries has retained or assumed either contractually or by operation of law.

   (d) There are no past or present actions, activities, circumstances, conditions, events or incidents, including the release, emission, discharge, presence or disposal of any Materials of Environmental Concern, that could result in a risk of any material Environmental Claim being asserted against the Company or any of its Subsidiaries or, to the knowledge of the Company, against any Person whose liability for any Environmental Claim the Company or any of its Subsidiaries has retained or assumed either contractually or by operation of law.

   (e) Without in any way limiting the generality of the foregoing, (i) all on-site and off-site locations where the Company or any of its Subsidiaries has (previously or currently) stored, disposed or arranged for the disposal of Materials of Environmental Concern are specifically identified in the Company Disclosure Letter, (ii) all underground storage tanks, and the capacity and contents of such tanks, located on any property owned, leased, operated or controlled by the Company or any of its Subsidiaries, to the Company's knowledge, are specifically identified in the Company Disclosure Letter, (iii) there is, to the Company's knowledge, no asbestos contained in or forming part of any building, building component, structure or office space owned, leased, operated or controlled by the Company or any of its Subsidiaries and (iv) no PCBs or PCB-containing items are, to the Company's knowledge, used or stored at any property owned, leased, operated or controlled by the Company or any of its Subsidiaries.

   (f) None of the Company or any of its Subsidiaries is, to the Company's knowledge, subject to any order or judgement issued pursuant to any Environmental Laws requiring (i) the performance of site assessment for Materials of Environmental Concern, (ii) the removal or remediation of Materials of Environmental Concern, (iii) the giving of notice to, or receiving the approval of, any Governmental Entity or (iv) the recording or delivery to any other Person of any disclosure document or statement pertaining to environmental matters by virtue of the transactions contemplated hereby or as a condition to the effectiveness of any such transactions.

   (g) The Company has not sold or distributed any Materials of Environmental Concern, or any substances, preparations, mixtures or products containing or comprising Materials of Environmental Concern (collectively, "Company Products of Concern"), nor to the knowledge of the Company has any other Person sold or distributed any Company Products of Concern, in any country (including, without limitation, the U.S., European Union, New Zealand, Australia, Japan, Philippines, Republic of Korea, Canada and the People's Republic of China) which has chemical registration requirements (including, without limitation, and by way of example, the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq. and related foreign laws) except in compliance in all material respects with all such requirements.

   3.22 Grants, Incentives and Subsidies. Section 3.22 of the Company Disclosure Letter provides a complete list of all pending and outstanding grants, incentives (including, Tax incentives) and subsidies (collectively, "Grants") from the Government of the State of Israel or any agency thereof, or from any foreign governmental or administrative agency, granted to the Company or any of its Subsidiaries, including, without limitation, (i) Approved Enterprise Status from the Investment Center, (ii) Grants from or administered by the OCS or by The Director General of the Israeli Ministry of Industry and Trade, (iii) the Israel-US Binational Industrial Research and Development Foundation (BIRD), (iv) the Magnet DPI 2000 Program ("DPI 2000"), and (v) the Print IT Program administered by the European Union ("Print IT"). Section 3.22 of the Company Disclosure Letter includes correct copies of all documents evidencing Grants submitted by the Company or any of its Subsidiaries, all applications submitted in connection with any Grants and all letters of approval, and supplements thereto, granted to the Company or any of its Subsidiaries and, without derogating from the generality of the foregoing, in respect of Tax incentives, the period for which Tax incentives apply and the nature of such Tax incentives. Section 3.22 of the Company Disclosure Letter details and attaches copies of all material undertakings of the Company or any of its Subsidiaries given in connection with the Grants. Without limiting the generality of the above, Section 3.22 of the Company Disclosure Letter includes the aggregate amounts of each Grant, and the aggregate outstanding obligations thereunder of the Company or any of its Subsidiaries with respect to royalties, or the outstanding amounts to be paid by the OCS to the Company or any of its Subsidiaries and the composition of such obligations or amount by the product or product family to which it relates. The Company and its Subsidiaries are in compliance, in all material respects, with the terms and conditions of their respective Grants and have duly fulfilled, in all material respects, all the undertakings relating thereto. To the Company's knowledge, the Company is not aware of any event or other set of circumstances which might lead to the revocation or material modification of any of the Grants. All Intellectual Property created, discovered, arising or resulting from any research or development that has, directly or indirectly, in whole or in part, been funded or financed by any Grant ("Grant Funded IP") is Company Intellectual Property, the exclusive ownership, right and title in respect thereof vests in the Company or its Subsidiaries. Section 3.22 of the Company Disclosure Letter details all Grant Funded IP and the relevant Grant that funded or financed the same. To the extent any Grant Funded IP is registered in the name of, or is owned or vests in the Company or any of its non-Israeli Subsidiaries the Company and its Subsidiaries have received all necessary Approvals (including, Approvals required pursuant to Section 19 of the Israeli Encouragement of Industrial Research and Development Law 1984 and Approvals as may be required pursuant to the terms of any letter of undertakings given in connection therewith) in connection with the transfer to, registration or ownership of such Grant Funded IP by, the Company or its non-Israeli Subsidiaries as aforesaid. Copies of such Approvals are attached to
Section 3.22 of the Company Disclosure Letter. Save in respect to those limited items of Grant Funded IP detailed in Section 3.22 of the Company Disclosure Letter that arose or resulted from research funded, as aforesaid, by Grants received by the Company or any of its Subsidiaries within the framework of the DPI 2000 (such Grant Funded IP, the "Magnet IP"), none of the Grant Funded IP is subject, under the terms of any Grant, as a result of receiving such Grant or under the rules of the DPI 2000 or the Print IT, to licenses to third parties. All rights of any third parties, under the terms of the DPI 2000 or the Print IT, in and to the Grant Funded IP are detailed in Section 3.22 of the Company Disclosure Letter. Except for the approvals of the Investment Center and the OCS referred to in Section 6.11(a)(iii) below, no consent or approval of any Person or any Governmental Entity is required, by reason of the consummation of the Offer or any of the transactions contemplated hereunder, in order to preserve the entitlement of the Company or any of its Subsidiaries to any of the Grants. The Grant Funded IP is not Company Core Technology. The Magnet IP does not constitute Intellectual Property that is material to the business of the Company or any of its Subsidiaries. No government funding, facilities of a university, college, other educational institution or research center or funding from third parties was used in the development of any Company Core Technology. Further, all activities related to the Company's (or any of its Subsidiaries) overall involvement in the DPI 2000 or the Print IT, or any other similar program, have been at all times kept fully separated from all other development activities and no Intellectual Property or Intellectual Property Right has been, or could be construed as being, tainted as a result of the Company's (or any of its Subsidiaries) membership, participation (or overall involvement with) in the DPI 2000 or the Print IT or any other similar program.

   3.23 Disclosure. The Company has not failed to disclose to the Buyer any facts material to the business, results of operations, assets, liabilities or financial condition of the Company or its Subsidiaries. No representation or warranty by the Company contained in this Agreement and no statement contained in any document (including financial statements and the Company Disclosure Letter), certificate, or other writing furnished or to be furnished by the Company to the Buyer or any of its representatives pursuant to the provisions hereof or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

                                  ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF BUYER

   The Buyer represents and warrants to the Company, subject to such exceptions as are disclosed in writing in the disclosure letter supplied by the Buyer to the Company dated as of the date hereof (the "Buyer Disclosure Letter"), which Buyer Disclosure Letter shall provide an exception to or otherwise qualify the representations and warranties of the Buyer (i) contained in the section of this Agreement corresponding by number to such disclosure, and (ii) contained in any other section of this Agreement where the nature of such exception or qualification is readily apparent from the face of such disclosure, as follows:

   4.1 Organization. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to do so would not, in the aggregate, have a Buyer Material Adverse Effect. Each of the Buyer and its Subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, in the aggregate, have a Buyer Material Adverse Effect.

   4.2 Certificate of Incorporation and Bylaws. The Buyer is not in violation of any provision of its certificate of incorporation or bylaws (together, the "Buyer Charter Documents"), except where the violation of any Buyer Charter Document would not, in the aggregate, have a Buyer Material Adverse Effect.

   4.3 Capitalization. As of the date of this Agreement, the authorized capital stock of the Buyer consists of 9,600,000,000 shares of Buyer Common Stock and 300,000,000 shares of Buyer Preferred Stock. As of the close of business on July 31, 2001, 1,939,159,231 shares of Buyer Common Stock were issued and outstanding and no shares of Buyer Preferred Stock were issued or outstanding. All of the issued and outstanding shares of Buyer Common Stock are duly authorized, validly issued, fully paid and nonassessable.

   4.4 Authority Relative to this Agreement. The Buyer has all necessary corporate power and authority to execute and deliver this Agreement and the CVR Agreement and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the CVR Agreement by the Buyer and the consummation by the Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Buyer, and no other corporate proceedings on the part of the Buyer are necessary to authorize this Agreement and the CVR Agreement or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and the CVR Agreement shall have been on the Closing Time, duly and validly executed and delivered by the Buyer and, assuming the due authorization, execution and delivery by the Company, constitute legal and binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms, except to the extent that (i) enforcement thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditor rights, (ii) the enforcement thereof may be limited by general equitable principles (regardless of whether such enforcement is considered in a proceeding at law or in equity), and (iii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

   4.5 Issuance of Buyer Common Stock. When issued in accordance with the terms of this Agreement, the shares of Buyer Common Stock to be issued pursuant to the Offer will be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.

   4.6  No Conflict; Required Filings and Consents.

   (a) The execution and delivery of this Agreement and the CVR Agreement by the Buyer do not, and the performance of this Agreement and the CVR Agreement by the Buyer shall not, (i) conflict with or violate the Buyer Charter Documents, (ii) subject to obtaining the consents, approvals, authorization and permits, and making the filings and notifications, set forth in Section 4.6(b) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Buyer or any of its Subsidiaries or by which it or their respective properties are bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the Buyer's or any such Subsidiary's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of the Buyer or any of its Subsidiaries pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Buyer or any of its Subsidiaries is a party or by which the Buyer or any of its Subsidiaries or its or any of their respective properties are bound or affected, except to the extent such conflict, violation, breach, default, impairment or other effect could not in the case of clauses (ii) or (iii), individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

   (b) The execution and delivery of this Agreement and the CVR Agreement by the Buyer does not, and the performance of this Agreement and the CVR Agreement by the Buyer shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws, the notification requirements of the HSR Act and Foreign Filings, the rules and regulations of the NYSE, NASD or NASDAQ, the consent of the Investment Center, the consent of the OCS, the approval of the Israeli Commissioner of Restrictive Trade Practices and the Israeli Securities Exemption; (ii) applicable consultation with all trade union representatives and bodies under applicable employment laws, including, without limitation, the Dutch SER Merger Rules; and (iii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications,
(A) would not prevent consummation of the Offer or the Post-Closing Reorganization or otherwise prevent the Buyer from performing its obligations under this Agreement and the CVR Agreement, or (B) could not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

   4.7  SEC Filings; Financial Statements

   (a) A true and complete copy of each annual, quarterly and other report, registration statement, and definitive proxy statement filed by the Buyer with the SEC since December 31, 2000 (the "Buyer SEC Reports") is available on the Web site maintained by the SEC at http://www.sec.gov. As of their respective dates or, if amended, as of the date of the last such amendment, the Buyer SEC Reports (i) complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

   (b) At their respective dates, each set of consolidated financial statements (including, in each case, any related notes thereto) contained in the Buyer SEC Reports was prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the Exchange Act) and each fairly presents the consolidated financial position of the Buyer and its Subsidiaries at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to the absence of footnotes and normal adjustments which (in addition to those noted therein) were not or are not expected to be material in amount.

   4.8 Ownership of Company Common Stock. The Buyer and its Subsidiaries own 14,814,815 Company Shares as of the date of this Agreement.

   4.9 Absences of Certain Changes or Events. Since June 30, 2001, there has not been any Buyer Material Adverse Effect.

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                                   ARTICLE V

                                INTERIM CONDUCT

   5.1 Conduct of Business by Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing Time, the Company and each of its Subsidiaries shall carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and in material compliance with all applicable laws and regulations, pay its debts and taxes when due subject to good faith disputes over such debts or taxes, pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to (i) preserve intact its present business organization, (ii) keep available the services of its present officers and employees and (iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees and others with which it has significant business dealings. In addition, the Company will promptly notify the Buyer of any material event involving its business or operations occurring outside the ordinary course of business.

   In addition, except as disclosed in Section 5.1 of the Company Disclosure Letter, without the prior written consent of the Buyer, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing Time, the Company shall not do any of the following and shall not permit its Subsidiaries to do any of the following:

      (a) Waive any stock repurchase rights, accelerate, amend or change the period of exercisability or vesting of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any such plans;

      (b) Grant any severance or termination pay or benefits, or payments or benefits triggered by a change of control or acquisition (including the Offer), to any Employee except to persons who are Employees of the Company as of the date hereof pursuant to written agreements outstanding, or written policies existing, on the date hereof and disclosed on Section 3.11 of the Company Disclosure Letter (provided, however, that the Company shall not grant, or offer to grant, any such severance or termination payments or benefits, or payments or benefits triggered upon a change of control or acquisition (including the Offer), to any person who is hired or offered employment with the Company on or after the date hereof), or adopt any new severance plan, or amend or modify or alter in any manner any severance plan, agreement or arrangement existing on the date hereof, or take any other action that would trigger the payment of any severance payments or other benefits pursuant to any agreement;

      (c) Transfer or license to any person or entity or otherwise extend, amend or modify any rights to the Company Intellectual Property, or enter into grants to transfer or license to any person future patent rights, other than non-exclusive licenses granted to resellers and end-users in the ordinary course of business consistent with past practices;

      (d) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock, except for dividends or other distributions paid to the Company by any of its wholly-owned Subsidiaries;

      (e) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of the Company or its Subsidiaries;

      (f) Issue, deliver, sell, authorize, pledge or otherwise encumber or propose any of the foregoing with respect to any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, or grant any equity-based compensation whether payable in cash or stock, other than the issuance delivery and/or sale of (x) Company Shares pursuant to the exercise of stock options, warrants and convertible preferred stock outstanding as of the date of this Agreement, and (y) Company Shares issuable to participants in the ESPP consistent with the terms thereof;

      (g) Cause, permit or propose any amendments to the Company's Articles of Association (or similar governing instruments of any of its Subsidiaries);

      (h) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a material portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire all or substantially all of the assets of any of the foregoing, or purchase any equity interest in any of the foregoing or enter into any joint ventures, strategic partnerships or alliances;

      (i) Sell, lease, license, encumber or otherwise dispose of any properties or assets except sales or leases of inventory in the ordinary course of business consistent with past practice, and except for the sale, lease or disposition (other than through licensing unless permitted by Section 5.1(c)) of property or assets which are not material, individually or in the aggregate, to the business of the Company and its Subsidiaries, taken as a whole;

      (j) Materially modify, amend or terminate any existing lease, license or contract affecting the use, possession or operation of any material properties or material assets; grant or otherwise create or consent to the creation of any easement, covenant, restriction, assessment or charge which would materially and adversely affect the Company's use, or the value of, any material owned property or leased property; convey, assign, sublease, license or otherwise transfer all or any portion of any material real property or any interest or rights therein; commit any waste or nuisance on any such property; or make any material changes in the construction or condition of any such property;

      (k) Incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, enter into any "keep well" or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing other than in connection with the financing of working capital consistent with past practice;

      (l) Adopt or amend any employee benefit plan, policy or arrangement; any employee stock purchase or employee stock option plan; or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable "at will"); pay any special bonus or special remuneration to any director or employee other than consistent with past practice; or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants except, in each case, as may be required by law or for normally scheduled increases in the ordinary course;

      (m) (i) pay, discharge, settle or satisfy any material litigation (whether or not commenced prior to the date of this Agreement) or any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, or liabilities recognized or disclosed in the most recent consolidated financial statements (or the notes thereto) of the Company included in the Company SEC Reports or incurred since the date of such financial statements in the ordinary course of business consistent with past practices, or (ii) waive the benefits of, agree to modify in any manner, terminate, release any person from or knowingly fail to enforce any confidentiality or similar provisions of any agreement to which the Company or any of its Subsidiaries is a party or of which the Company or any of its Subsidiaries is a beneficiary;

      (n) Except in the ordinary course of business consistent with past practice, modify, amend or terminate any Company Contract or waive, delay the exercise of, release or assign any material rights or claims thereunder;

      (o) Except as required by U.S. GAAP, revalue any of its assets or make any change in accounting methods, principles or practices;

      (p) Make any payment or series of related payments outside the ordinary course of business, or enter into any Contract or series of related Contracts outside the ordinary course of business requiring the Company or any of its Subsidiaries to pay, in excess of $250,000 in the aggregate;

      (q) Make any Tax election or accounting method change inconsistent with past practice that, individually or in the aggregate, would be reasonably likely to adversely affect in any material respect the Tax liability or Tax attributes of the Company or any of its Subsidiaries, taken as a whole, settle or compromise any material Tax liability;

      (r) Hire any employee; or

      (s) Agree in writing or otherwise to take any of the actions described in
   Section 5.1 (a) through (r) above.

                                  ARTICLE VI

                             ADDITIONAL AGREEMENTS

   6.1 Confidentiality; Access to Information. The parties acknowledge that the Company and the Buyer have previously executed a Confidentiality Agreement, which will continue in full force and effect in accordance with its terms. The Company will afford the Buyer and its accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of the Company during the period prior to the Closing Time to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel of the Company and its Subsidiaries, as the Buyer may reasonably request. No information or knowledge obtained by the Buyer in any investigation pursuant to this Section 6.1 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Offer.

   6.2  No Solicitation.

   (a) From and after the date of this Agreement until the Closing Time or termination of this Agreement pursuant to Article VII, the Company and its Subsidiaries will not, nor will they authorize or permit any of their respective officers, directors, affiliates or employees or any investment banker, attorney, accountant, consultant or other agent, advisor or representative retained by any of them to, directly or indirectly, (i) solicit, initiate, encourage or induce the making, submission or announcement of any Acquisition Proposal, (ii) engage or participate in any discussions or negotiations regarding, or furnish to any person any information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to any person that has made, or take any other action intended to assist or facilitate any inquiries or the making, submission, or announcement of any proposal that constitutes or would reasonably be expected to lead to, any Acquisition Proposal, (iii) approve, endorse or recommend any Acquisition Proposal or (iv) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Transaction; provided, however, that nothing contained in this
Section 6.2(a) shall prohibit the Company or the Company Boards from taking and disclosing to the Company Shareholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided, further, that the aforementioned proviso shall not permit the Company or the Company Boards to withhold, withdraw, modify or change in a manner adverse to the Buyer, or fail to make, any of its Recommendations in connection with, or approve, endorse or recommend, any Acquisition Proposal.

   (b) In addition to the obligations of the Company set forth in paragraph (a) of this Section 6.2, the Company as promptly as practicable, and in any event within 24 hours, shall advise the Buyer orally and in writing of

(i) any request for information which the Company reasonably believes would lead to an Acquisition Proposal or of any Acquisition Proposal, or any inquiry with respect to or which the Company reasonably believes would lead to any Acquisition Proposal, (ii) the material terms and conditions of such request, Acquisition Proposal or inquiry, and (iii) the identity of the person or group making any such request, Acquisition Proposal or inquiry. The Company will keep the Buyer informed in all material respects of the status and details (including material amendments or proposed amendments) of any such request, Acquisition Proposal or inquiry.

   6.3 Public Disclosure. The Buyer and the Company will consult with each other, and agree, before issuing any press release, and will consult with each other and to the extent practicable, agree, before otherwise making any public statement with respect to the Offer, this Agreement, the other party, or an Acquisition Proposal, and will not issue any such press release or make any such public statement prior to such agreement or consultation, as applicable, except as may be required by law or any listing agreement with a national securities exchange, in which case reasonable efforts to consult with the other party will be made prior to any such release or public statement.

   6.4  Commercially Reasonable Efforts; Notification.

   (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all reasonable actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things reasonably necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including to accomplish the following:
(i) causing of the conditions precedent set forth on Annex I hereto be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all commercially reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (iv) the execution or delivery of any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, the Company and the Company Boards shall, if any state or foreign takeover statute or similar statute or regulation is or becomes applicable to this Agreement or any of the transactions contemplated by this Agreement, use its best efforts to take, or cause to be taken, all reasonable actions to ensure that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on this Agreement and the transactions contemplated hereby. Notwithstanding anything herein to the contrary, nothing in this Agreement shall be deemed to require the Buyer or the Company or any Subsidiary or affiliate thereof to make proposals, execute or carry out agreements or submit to orders providing for the sale, license or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of the Buyer, any of its affiliates or Company or its Subsidiaries or the holding separate of the Company Shares or imposing or seeking to impose any limitation on the ability of the Buyer or any of its subsidiaries or affiliates to conduct their business or own such assets or to acquire, hold or exercise full rights of ownership of the Company Shares.

   (b) Each of Company and Buyer will give prompt notice to the other of (i) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated hereby, (ii) any notice or other communication from any Governmental Entity in connection with the transactions contemplated hereby,
(iii) any litigation relating to, involving or otherwise affecting Company, the Buyer or their respective Subsidiaries that relates to the consummation of the transactions contemplated hereby. The Company shall give prompt notice to the Buyer upon becoming aware that any representation or warranty made by it contained in this Agreement has become materially untrue or inaccurate, or of any failure of the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

   6.5 Third Party Consents. As soon as practicable following the date hereof, the Company will use commercially reasonable efforts to obtain all consents, waivers and approvals set forth in Section 6.5 of the Company Disclosure Letter or otherwise required as a result of the pendency or consummation of the Offer.

   6.6  Stock Options; ESPP; Warrants.

   (a) Stock Options. Unless the Buyer and the Company agree otherwise and subject to local laws, the Buyer shall take all actions necessary to convert each outstanding option to purchase Company Shares (each, a "Company Stock Option" and, collectively, the "Company Stock Options") that is outstanding immediately prior to the Closing Time into a stock option to purchase the Buyer Shares subject to the Buyer 2000 Stock Plan with substantially equal value and substantially equivalent provisions as the Company Stock Option (collectively, the "Buyer Stock Options"), effective immediately after the Closing Time.

      (i) Unless the Buyer and the Company agree otherwise and subject to local laws, the Company shall use commercially reasonable efforts, to the extent the Buyer provides funding for such activity, to repurchase prior to the Closing Time each outstanding Company Stock Option that is outstanding and held by an optionee who is not an employee of the Company or any of its Subsidiaries.

      (ii) Unless the Buyer and the Company agree otherwise and subject to local laws, each Buyer Stock Option covering a Company Stock Option intended to qualify as an incentive stock option under Section 422 of the Code (A) shall be exercisable for, and represent the right to acquire, that number of shares of Buyer Common Stock (rounded down to the nearest whole share) equal to (i) the number of Company Shares subject to such Company Stock Option in effect immediately prior to the Closing Time multiplied by (ii) the Fixed Offer Price; and (B) shall have an exercise price per share of Buyer Common Stock subject to such converted Company Stock Option equal to (i) the exercise price per Company Share subject to such Company Stock Option in effect immediately prior to the Closing Time divided by (ii) the Fixed Offer Price (rounded up to the nearest whole cent). With respect to all other outstanding Company Stock Options, the Buyer shall determine whether the Buyer Stock Options covering all other such Company Stock Options shall (A)
   (x) be exercisable for, and represent the right to acquire, that number of shares of Buyer Common Stock (rounded up to the nearest whole share) equal to (i) the number of Company Shares subject to such Company Stock Option in effect immediately prior to the Closing Time multiplied by (ii) the Fixed Offer Price; and (y) have an exercise price per share of Buyer Common Stock subject to such converted Company Stock Option equal to (i) the exercise price per Company Share subject to such Company Stock Option in effect immediately prior to the Closing Time divided by (ii) the Fixed Offer Price (rounded down to the nearest whole cent) (the "Fixed Option Alternative") or
   (B) (x) be exercisable for, and represent the right to acquire shares of Buyer Common Stock pursuant to the terms of the Fixed Option Alternative or, to the extent the holder thereof makes an effective written election prior to the Closing Time, (y) (I) be exercisable for, and represent the right to acquire, a number of units equal to the number of Company Shares subject to such Company Stock Option in effect immediately prior to the Closing Time, each such unit comprised of that number of shares of Buyer Common Stock and CVRs equal to the Contingent Offer Price and (II) have an exercise price per such unit equal to the exercise price per Company Share subject to such Company Stock Option in effect immediately prior to the Closing Time.

      (iii) The Company shall use commercially reasonable efforts to obtain an executed copy of each Buyer Stock Option. Copies of each Buyer Stock Option that are not executed and returned to the Buyer shall not be entered into the Buyer's computer system.

      (iv) Each Company Stock Option may be subject to a blackout period for as brief a period as is reasonably practicable, and in any event not more than two weeks, after the Closing Time due to administrative constraints. Holders of a converted Company Stock Option will not be able to exercise any such option during any such blackout period.

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

      (v) The Company and the Buyer further agree that each of the Company Option Plans and agreements shall be amended, to the extent necessary, to reflect the transactions contemplated by this Agreement.

   (b) Company Warrants. Unless the Buyer and the Company agree otherwise, the Company shall request that all holders of the Company Warrants exercise the Company Warrants prior to the Closing Time. As of the effective time of a Post-Closing Reorganization satisfying the applicable provisions covering mergers, consolidations and/or other similar transactions of the Company Warrants, if any, each remaining outstanding Company Warrant shall cease to represent a right to acquire Company Shares and shall be converted automatically into a warrant to purchase either shares of Buyer Common Stock based on the Fixed Offer Price or, to the extent the holder thereof makes an effective written election prior to the Closing Time, shares of Buyer Common Stock and CVRs based on the Contingent Offer Price (collectively, the "New Buyer Warrants") in an amount, at an exercise price and subject to such terms and conditions determined as provided below. Each Company Warrant so substituted by the Buyer shall be subject to, and exercisable upon, the same terms and conditions as under the applicable Company Warrant and the applicable warrant agreement related thereto, except that (i) each substituted Company Warrant shall be exercisable for, and represent the right to acquire, either
(I) that number of shares of the Buyer Common Stock (rounded to the nearest whole share) equal to (A) the number of Company Shares subject to such Company Warrant in effect immediately prior to the Closing Time multiplied by (B) the Fixed Offer Price; and (ii) the exercise price per share of the Buyer Common Stock subject to such substituted Company Warrant shall be an amount equal to
(A) the exercise price per Company Share subject to such Company Warrant in effect immediately prior to the Closing Time divided by (B) the Fixed Offer Price (rounded up to the nearest whole cent) or (II) a number of units equal to
(A) the number of Company Shares subject to such Company Warrant in effect immediately prior to the Closing Time, each such unit comprised of that number of shares of Buyer Common Stock and CVRs equal to the Contingent Offer Price and (ii) the exercise price per such unit subject to such substituted Company Warrant shall be an amount equal to the exercise price per Company Share subject to such Company Warrant in effect immediately prior to the Closing Time. If and to the extent necessary or required by the terms of the Company Warrants or pursuant to the terms of any warrant agreement related thereto, each of the Buyer and the Company shall request the consent of each holder of outstanding Company Warrants to the foregoing treatment of such Company Warrants. The Company will provide any notice to warrantholders required under the terms of each Company Warrant in connection with the Offer.

   (c) ESPP. Unless otherwise agreed upon by the parties and subject to local laws, the Buyer agrees that, from and after the Closing Time, eligible employees of the Company may participate in the Buyer's 2000 Employee Stock Purchase Plan (the "2000 ESPP"), subject to the terms and conditions of the 2000 ESPP and any special sub-plan thereto created for the purpose of facilitating this special enrollment. Accordingly, Buyer shall take such actions as are necessary to provide for a special offering period that gives eligible employees of the Company, as of the Closing Time, the ability to immediately participate in the 2000 ESPP after the Closing Time.

   6.7  Employment and Employee Benefits.

   (a) Employees. To the extent required by applicable local law, the Buyer shall assume, perform and discharge the Company's and its Affiliates' obligations, or cause the Company and its Affiliates to perform and discharge such obligations, under all Employment Agreements, except where employees agree to waive their rights under such Employment Agreements or accept other rights or benefits in lieu of the rights and benefits provided in such Employment Agreements. The Buyer shall continue the employment of all of the Company's and its Affiliates' employees, including employees on leaves of absence (together, "Transferred Employees"), except where the Buyer reasonably concludes that any employee's position is redundant in relation to the Buyer's operational needs. Transferred Employees shall initially receive a package of compensation and benefits (including, without limitation, equity compensation) that is approximately equivalent in the aggregate to the compensation and benefits they had received from Company or its Affiliates immediately prior to the Closing Time.

   (b) Employee Benefit Plans. The Buyer's U.S. Benefit Plans that provide health, disability, life insurance or other welfare benefits shall provide Transferred Employees and their dependents and beneficiaries with immediate eligibility and coverage after the Closing Time, shall waive any exclusions or limitations with respect to pre-existing conditions, waiting periods, evidence of insurability or good health, and actively-at-work requirements, and shall either (i) provide that any expenses incurred through the Closing Time by Transferred Employees or their covered dependents shall be taken into account for purposes of satisfying applicable deductible, co-insurance and maximum out-of-pocket provisions, or (ii) reimburse Transferred Employees for any duplicate payment of such expenses. The Buyer shall use its best efforts to provide similarly advantageous transition arrangements under its non-U.S. Benefit Plans.

   (c) Vacation. As of the Closing Time, the Buyer shall assume, honor and be responsible for any accrued but unused vacation time to which any Transferred Employee is entitled pursuant to the vacation policy applicable to such employee immediately prior to the Closing Time. The Buyer shall allow each Transferred Employee to use such accrued but unused vacation time under the terms and subject to the conditions of the Buyer's vacation or Flexible Time Off ("FTO") policies and programs, including any terms and conditions of the same that allow unused vacation time to be paid in cash upon an employee's termination of employment with the Buyer. A Transferred Employee's continuous service with the Company and its Affiliates shall be recognized in determining the Transferred Employee's rate of accrual of future vacation time (i) under the Buyer's U.S. vacation or FTO policies and programs and (ii) to the extent it is reasonable under local conditions, under the Buyer's non-U.S. vacation policies and programs.

   (d) 401(k) Plan. The Company shall 100% vest all plan participants, and terminate, effective as of the day immediately preceding the date the Company becomes a member of the same Controlled Group of Corporations (as defined in Section 414(b) of the Code) as the Buyer (the "401(k) Termination Date"), any and all 401(k) plans unless the Buyer provides notice to the Company that such 401(k) plan(s) shall not be terminated. The Buyer shall receive from the Company evidence that the Company's plan(s) and/or program(s) have been terminated pursuant to resolutions of each of the Company Boards (the form and substance of such resolutions shall be subject to review and approval of the Buyer), effective as of the 401(k) Termination Date. To the extent permitted by the Buyer's applicable plan and otherwise practicable, the Buyer shall take appropriate steps to enable continuing employees to roll over distributions from the terminated plans (including promissory notes for plan loans) to a tax-qualified defined contribution plan or plans maintained by the Buyer or an affiliate.

   6.8 Form S-8. If necessary, the Buyer (i) agrees to file a registration statement on Form S-8 for the shares of Buyer Common Stock issuable with respect to the Buyer Stock Options as soon as is reasonably practicable after the Closing Date, and in any event no later than one (1) Business Day after the Closing Time; (ii) shall cause all such shares of Buyer Common Stock to be listed on the NYSE; and (iii) shall properly authorize issuance of and reserve an adequate number of shares equal to the number of shares of Buyer Common Stock issuable under all such Buyer Stock Options. The Buyer shall not be required to register any shares issuable upon exercise of stock options which are not eligible to be registered on Form S-8, as determined in good faith by the Buyer and its counsel.

   6.9 Indemnification. Buyer hereby agrees, from and after the Closing Time, to indemnify, defend and hold harmless the Company's officers and directors, to the fullest extent provided under the Company Charter Documents as in effect immediately prior to the Closing Time and any indemnification agreements as in effect on the date of this Agreement and under applicable law until the sixth
(6th) anniversary of the Closing Time for all claims arising at or prior to the Closing Time made against such officers or directors in their capacities as such. Buyer will at all times maintain assets sufficient to satisfy its obligations under this Section 6.9. All such indemnification agreements are listed on Section 6.9 of the Company Disclosure Letter.

   6.10 Regulatory Filings. Promptly after the date of this Agreement, the Company and the Buyer each shall file with the FTC and the DOJ Notification and Report Forms relating to the transactions contemplated herein as required by the HSR Act, as well as make any Foreign Filings that are necessary, material or appropriate. The Company and the Buyer each shall (a) cooperate and coordinate with one another in the making of such filings, (b) supply the other with any information which may be required in order to effectuate such filings, and (c) supply any additional information which reasonably may be required by the FTC, the DOJ or the competition or acquisition control authorities of any other Governmental Entity; provided, however, that the Buyer shall not be required to agree to any divestiture by the Buyer or the Company or any of the Buyer's Subsidiaries or affiliates of shares of capital stock or of any business, assets or property of the Buyer, or its Subsidiaries or affiliates, or of the Company, or its Subsidiaries or affiliates, or the imposition of any limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock.

   6.11  Israeli Approvals.

   (a) Government Filings. Each of the Buyer and the Company shall use its commercially reasonable efforts to deliver and file, as promptly as practicable after the date of this Agreement, each notice, report or other document required to be delivered by such party to or filed by such party with any Israeli Governmental Entity with respect to the Offer. Without limiting the generality of the foregoing:

      (i) As promptly as practicable after the date of this Agreement, the Company and the Buyer shall prepare and file the notifications required under the Israeli Restrictive Trade Practices Law, 1968 in connection with the Offer and the transactions contemplated hereunder;

      (ii) The Company and the Buyer shall respond as promptly as practicable to any inquiries or requests received from the Israeli Restrictive Trade Practices Commissioner for additional information or documentation; and

      (iii) The Company shall use all commercially reasonable efforts to obtain, as promptly as practicable after the date of this Agreement, the following consents: (x) approval of the OCS and (y) approval of the Investment Center. In this connection, if required, the Buyer shall provide to the OCS and the Investment Center any information reasonably requested by such authorities and shall, without limitation of the foregoing, execute an undertaking in customary form in which the Buyer undertakes to comply with the OCS laws and regulations and confirm to the OCS and the Investment Center that the Company shall continue after the Closing Time to operate in a manner consistent with its previous undertakings to the OCS and the Investment Center.

   (b) Legal Proceedings. Each of the Buyer and the Company shall (i) give the other party prompt notice of the commencement of any legal or administrative proceeding by or before any Israeli Governmental Entity with respect to the Offer or the transactions contemplated hereunder, (ii) keep the other party informed as to the status of any such legal or administrative proceeding, and
(iii) promptly inform the other party of any communication to the Israeli Restrictive Trade Practices Commissioner, the OCS, the Investment Center, the Israel Securities Authority, or any other Israeli Governmental Entity regarding the Offer, or any of the other transactions contemplated by this Agreement. The Buyer and the Company will consult and cooperate with one another, and will consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any Israeli legal or administrative proceeding relating to the Offer. In addition, except as may be prohibited by any Israeli Governmental Entity or by any Israeli legal requirement, in connection with any such legal or administrative proceeding under or relating to the Israeli Restrictive Trade Practices Law or any other Israeli antitrust or fair trade law, each party hereto will permit authorized representatives of the other party to be present at each meeting or conference relating to any such legal or administrative proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Israeli Governmental Entity in connection with any such legal or administrative proceeding.

   (c) Israeli Income Tax Ruling. As soon as reasonably practicable after the execution of this Agreement, the Company shall cause the Company's Israeli counsel, advisors and accountants to prepare and file with the Israeli Income Tax Commissioner an application for a ruling confirming that the conversion of the Company Stock Options into the Buyer Stock Options will not result in a requirement for an immediate Israeli tax payment and that the Israeli taxation will be deferred until the exercise of the Buyer Stock Options, or in the event of substituted Company Stock Options which are part of a "Section 102 Plan," until the actual sale of the shares of Buyer Common Stock by the option holders (the "Israeli Income Tax Ruling"). Each of the Company and the

Buyer shall cause their respective Israeli counsel to coordinate all activities, and to cooperate with each other, with respect to the preparation and filing of such application and in the preparation of any written or oral submissions that may be necessary, proper or advisable to obtain the Israeli Income Tax Ruling. Subject to the terms and conditions hereof, the Company shall use reasonable best efforts to promptly take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to obtain the Israeli Income Tax Rulings, or as appropriate the confirmation referred to in Annex I, as promptly as practicable. Notwithstanding any provisions contained in Section 5.1 hereof to the contrary, the Company shall be permitted to comply with any conditions contained in the ruling described in this Section 6.11 or reasonable requests made by the Israeli Tax Commissioner in connection with its delivery of such ruling; provided, however, (i) that the Company shall give the Buyer at least three (3) days written notice of any such conditions or requests prior to compliance with such conditions or requests, and (ii) that in no event shall the Company comply with any such condition or request in the event any such condition or request might reasonably be expected to (A) have a Company Material Adverse Effect, (B) prohibit or impair any business practice of the Company, any acquisition of property by the Company or any of its subsidiaries or the conduct of business by the Company of any of its subsidiaries, or (C) adversely impact or materially delay the consummation of the Offer or any of the other transactions contemplated by this Agreement.

   (d) Israeli Securities Law Exemption. As soon as reasonably practicable after the execution of this Agreement, the Buyer shall prepare and file with the Israeli securities authority ("ISA") an application (i) for an exemption from the requirements of the Israeli Securities Law, 1968 concerning the publication of a prospectus in respect of the exchange of the Company Options for the Buyer Stock Options, pursuant to Section 15D of the Securities Law of Israel and (ii) for a pre-ruling regarding the inapplicability of the prospectus requirement pursuant to the Israeli Securities Law, 1968, in respect of the exchange offer of the Company Shares for the Offer Price and the exchange of Company Warrants for New Buyer Warrants (the "Israeli Securities Exemption"). Each of the Buyer and the Company shall cause their respective Israeli counsel to coordinate all activities, and to cooperate with each other, with respect to the determination of such facts as are required to assess the Buyer's obligations under the Israeli Securities Law, 1968, and with respect to the preparation and filing of such application and in the preparation of any written or oral submissions that may be necessary, proper or advisable to obtain the Israeli Securities Exemption. Subject to the terms and conditions hereof, the Buyer and the Company shall use their respective commercially reasonable efforts to promptly take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to obtain the Israeli Securities Exemption as promptly as practicable.

   6.12 Company Shareholder Approval. If approval of the Company Shareholders is required in order to consummate the Post-Closing Reorganization or any of the transactions contemplated thereby, the Company as soon as practicable following the Closing Time, shall submit such transactions to the Company Shareholders for approval as provided by Dutch Law.

   6.13 Inspection of Real Property. Subject to and in accordance with Leases, from and after the date of this Agreement, the Buyer and its agents, contractors and representatives shall have the right and privilege, upon at least seventy-two (72) hours prior notice to the Company, of entering upon any or all of the Company Business Facilities during reasonable business hours and of reviewing, at the Buyer's sole expense, the Company's and its Subsidiaries' books and records regarding such properties from time to time as needed to make any inspections, evaluations, surveys or tests which the Buyer may reasonably deem necessary or appropriate. Without limiting the generality of the foregoing, the Buyer and its agents, contractors and representatives shall have the right, at the Buyer's sole expense, and privilege of conducting such engineering studies, seismic tests, environmental studies (including, without limitation, surface and subsurface tests, borings and samplings) and surveys of such properties and such feasibility studies as the Buyer deems necessary or appropriate and to investigate all matters relating to zoning, use and compliance with other applicable laws regarding the use and occupancy of such properties and any proposed impositions, assessments and governmental regulations affecting such properties. The Company shall, and shall procure that its Subsidiaries shall, cooperate reasonably with the Buyer in completing such inspections and evaluations. the Buyer's exercise of its right to inspect such properties, or the

Buyer's election not to inspect any property, shall in no way be interpreted as a waiver of any of the Buyer's rights or remedies contained in this Agreement, including, without limitation, the Buyer's right to rely on the Company's representations and warranties made herein.

   6.14 Company Affiliate Agreements. Set forth in Section 6.14 of the Company Disclosure Letter is a complete and accurate list of those persons who may be deemed to be, in the Company's reasonable judgment, the Company Affiliates. The Company will provide the Buyer with such information and documents as the Buyer reasonably requests for purposes of reviewing such list. The Company has delivered herewith written Company Affiliate Agreements substantially in the form attached hereto as Exhibit D executed by all Company Affiliates as of the date hereof. Each Company Affiliate Agreement will be in full force and effect as of the Closing Time. The Buyer will be entitled to place appropriate legends on the certificates evidencing any Buyer Common Stock to be received by a Company Affiliate pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Buyer Common Stock, consistent with the terms of the Company Affiliate Agreement.

   6.15 NYSE Listing. The Buyer agrees to use its commercially reasonable efforts to cause the listing on NYSE, effective as of the Closing Time, of the shares of Buyer Common Stock issuable, and those required to be reserved for issuance, in connection with the Offer, subject to official notice of issuance.

   6.16 CVR Agreement. The Buyer, at or prior to the consummation of the Offer, shall cause the CVR Agreement to be duly authorized, executed and delivered by the Buyer or a Subsidiary of the Buyer.

   6.17  Consultation.

   (a) Employee Consultation. The Company and each of its Subsidiaries shall procure compliance with, and satisfaction of, all obligations under the European Communities Council Directive of 14 February 1977 (77/187/EEC) (the "Acquired Rights Directive"), equivalent national laws or regulations, or any applicable works council or agreements to provide information about the Offer to employees (or employee representatives of such employees) of the Company or any of its Subsidiaries affected by the Offer and, where required, to consult with such employees or employee representatives and, as the case may be, to continue the consultations with Dutch employees or employee representatives pursuant to the Dutch SER Merger Rules. The Company shall be deemed not to have complied with its obligations under this Section 6.17 if the Company or any of its Subsidiaries has failed prior to the date of this Agreement to satisfy any such obligations in relation of the Offer applying prior to the date of this Agreement.

   (b) Israeli Employees Consultation. As soon as practicable, and at a time and manner as reasonably determined by the Buyer, after the commencement of the Offer, the Company shall procure that IEPS and P.F.E. Investments Limited shall, in accordance with the Buyer's reasonable directions, notify the current Israeli Employees of the proposed acquisition of Company Shares contemplated hereunder and, together with representatives of the Buyer, hold consultations with such Employees, in such manner as may be mutually agreed upon by the Buyer and the Company as aforesaid, regarding such proposed acquisition.

   6.18 Registered Intellectual Property Rights. The Company shall use its commercially reasonable efforts to deliver to the Buyer prior to the Closing Time a written list of all actions that must be taken by the Company or any of its Subsidiaries within one hundred and eighty (180) days of the date 90 days after the execution of this Agreement, including the payment of any registration, maintenance or renewal fees or the filing of any responses to PTO (or any equivalent authority anywhere in the world) office actions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting or preserving or renewing any Registered Intellectual Property Rights.

   6.19 Company Tender and Voting Agreements. The Company shall use its best efforts to obtain and deliver to the Buyer executed Company Tender Agreements and executed Company Voting Agreements from each of the Company's directors and executive officers as soon as practicable after the date of this Agreement.

   6.20 Employee Covenants. The Company shall use its commercially reasonable efforts to retain all Company Employees.

   6.21 Approved Enterprise Covenant. The Company shall use its best efforts to cause IEPS to obtain any and all remaining, if any, approvals required for IEPS' status as an Approved Enterprise for the purpose of the Israeli Encouragement of Capital Investments Law, 1959.

   6.22 Environmental Covenant. The Company shall cooperate with the Buyer in the review of the Company's regulatory matters, and shall, upon request of the Buyer, made in good faith, take all such actions, implement such registrations, submit such permit applications and seek all such Approvals as may be required, in the good faith judgment of the Buyer, by Environmental Laws to insure that the Company and the products it manufactures, sells or distributes are, and have been at all relevant times, in compliance with all Environmental Laws in all relevant jurisdictions.

   6.23 Sale of Company Shares. None of the Buyer or any of its Subsidiaries shall sell or otherwise transfer any of such Company Shares (other than to the Buyer or a Subsidiary of the Buyer) until the earlier of the Closing Time or the termination of this Agreement pursuant to Article VII.

   6.24 Dutch Tax Ruling. Promptly after the date of this Agreement, the Company and the Buyer jointly shall file with The Netherlands competent tax authorities an advance tax ruling request, in which the tax authorities are asked to confirm that the conversion of Company Stock Options held by optionees who are employees of the Company or any of its Subsidiaries into Buyer Stock Options will not qualify as an exercise or an alienation within the meaning of
Article 10a(3) of the Wage Withholding Tax Act. The Company shall use all commercially reasonable effort to obtain this advance tax ruling prior to the Closing.

   6.25 Tax Planning Cooperation. Prior to the Closing, the Company shall use its commercially reasonable efforts to cooperate in Buyer's development and implementation of a comprehensive tax planning strategy for the combined entity. The Company shall use its best efforts to obtain any tax rulings that the Buyer requests be obtained.

                                  ARTICLE VII

                       TERMINATION, AMENDMENT AND WAIVER

   7.1 Termination. This Agreement may be terminated and the Offer may be abandoned at any time prior to the Closing Time:

      (a) by mutual written agreement of the Company and the Buyer; or

      (b) by either the Company or the Buyer, if:

          (i) the Offer shall have expired or been terminated in accordance with the terms of this Agreement without the Buyer or a Subsidiary of the Buyer having accepted for exchange any Company Shares pursuant to the Offer; or

          (ii) the Offer has not been consummated on or before August 30, 2002 (the "End Date"); provided, however, that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the principal cause of or resulted in the failure of the Offer to have been consummated on or before such date and such action or failure to act constitutes a material breach of this Agreement; or

          (iii) there shall be any applicable law or regulation that makes consummation of the Offer illegal or otherwise prohibited or any judgment, injunction, order or decree of any court or governmental body having competent jurisdiction enjoining the Company or the Buyer from consummating the Offer is entered and such judgment, injunction, judgment or order shall have become final and nonappealable; or

      (c) by the Company, prior to the Closing Time, upon a material breach of any covenant or agreement on the part of the Buyer set forth in this Agreement, or if any representation or warranty of the Buyer shall have been untrue or inaccurate when made or shall have become untrue or inaccurate such that, in the aggregate, in the case of such representations and warranties, such untruths or inaccuracies would reasonably be expected to have a Buyer Material Adverse Effect; provided, that if such untruth or inaccuracy in the Buyer's representations and warranties or breach by the Buyer is curable by the Buyer through exercise of its commercially reasonable efforts, then the Company may not terminate this Agreement pursuant to this Section 7.1(c) until the earlier of (i) the expiration of a thirty (30) day period after delivery of written notice from the Company to the Buyer of such untruth or inaccuracy or breach, or (ii) the Buyer's ceasing to exercise commercially reasonable efforts to cure such untruth or inaccuracy or breach, provided that the Buyer continues to exercise commercially reasonable efforts to cure such untruth or inaccuracy or breach (it being understood that the Company may not terminate this Agreement pursuant to this Section 7.1(c) if such untruth or inaccuracy or breach by the Buyer is cured during such thirty-day period);

      (d) by the Buyer, prior to the Closing Time, upon a breach of any covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have been untrue or inaccurate when made or shall have become untrue or inaccurate such that the Buyer or a Subsidiary of the Buyer would not have been required to accept for exchange any Company Shares tendered pursuant to the Offer by virtue of clause (e) or (d), respectively, of the condition
   (vi) of Annex I hereto if the expiration of the Offer had occurred on such date, provided that, if such untruth or inaccuracy in the Company's representations and warranties or breach by the Company is curable by the Company through exercise of its commercially reasonable efforts, then the Buyer may not terminate this Agreement pursuant to this Section 7.1(d) until the earlier of (i) the expiration of a thirty (30) day period after delivery of written notice from the Buyer to the Company of such untruth or inaccuracy or breach, or (ii) the Company's ceasing to exercise commercially reasonable efforts to cure such untruth or inaccuracy or breach, provided that the Company continues to exercise commercially reasonable efforts to cure such untruth or inaccuracy or breach (it being understood that the Buyer may not terminate this Agreement pursuant to this Section 7.1(d) if such untruth or inaccuracy or breach by the Company is cured during such thirty-day period); or

      (e) by the Buyer if a Triggering Event shall have occurred.

   The party desiring to terminate this Agreement pursuant to this Section 7.1 (other than pursuant to Section 7.1(a)) shall give notice of such termination to the other party.

   7.2 Notice of Termination; Effect of Termination. Any proper termination of this Agreement under Section 7.1 above will be effective immediately (or if the termination is pursuant to Section 7.1(c) or (d) above and the proviso is applicable, at such time as such provision provides for) upon the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement under Section 7.1, this Agreement shall be of no further force or effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party hereto, except (i) as set forth in this
Section 7.2, Section 7.3 and Article VIII, each of which shall survive the termination of this Agreement, and (ii) that nothing herein shall relieve any party from liability for any intentional or willful breach of or fraud in connection with this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

   7.3  Fees and Expenses.

   (a) General. Except as set forth in this Section 7.3, all attorneys', accountants' and consultants' fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses whether or not the Offer is consummated.

   (b) Company Payments.

      (i) If this Agreement is terminated by the Buyer prior to the Closing Time pursuant to Section 7.1(d), the Company shall promptly, but in any event no later than one day after the date requested by the Buyer, pay the Buyer a fee equal to all of the Buyer's fees and expenses, including, without limitation, costs of internal, legal, accounting and similar professional services incurred in connection with this Agreement and the transactions contemplated herein, in immediately available funds; provided, however that the maximum amount payable by the Company to the Buyer under this Section 7.3(b)(i) shall be $2,000,000.00 (the "Termination Fee").

      (ii) If this Agreement is terminated by the Buyer prior to the Closing Time pursuant to Section 7.1(e), the Company shall promptly, but in no event later than one day after the date requested by the Buyer, pay the Buyer the Termination Fee plus an additional fee equal to U.S. $27,000,000.00 in immediately available funds.

      (iii) The Company acknowledges that the agreements contained in this
   Section 7.3(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Buyer would not enter into this Agreement. Accordingly, if the Company fails to pay in a timely manner the amounts due pursuant to this Section 7.3(b), and, in order to obtain such payment, the Buyer makes a claim that results in a judgment against the Company, the Company shall pay to the Buyer its reasonable costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 7.3(b) at the prime rate set by Bank of America N.T. and S.A. in effect on the date such payment was required to be made. Payment of the fees described in this Section 7.3(b) shall not be in lieu of damages incurred in the event of any intentional or willful breach of or fraud in connection with this Agreement.

   (c) Buyer Payments.

      (i) If this Agreement is terminated by the Company prior to the Closing Time pursuant to Section 7.1(c), the Buyer shall promptly, but in any event no later than one day after the date requested by the Company, pay the Company a fee equal to all of the Company's fees and expenses, including, without limitation, costs of internal, legal, accounting and similar professional services incurred in connection with this Agreement and the transactions contemplated herein, in immediately available funds; provided, however, that the maximum amount payable by the Buyer to the Company under this Section 7.3(c)(i) shall be $2,000,000.00.

      (ii) The Buyer acknowledges that the agreements contained in this Section 7.3(c) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Company would not enter into this Agreement. Accordingly, if the Buyer fails to pay in a timely manner the amounts due pursuant to this Section 7.3(c), and, in order to obtain such payment, the Company makes a claim that results in a judgment against the Buyer, the Buyer shall pay to the Company its reasonable costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 7.3(c) at the prime rate set by Bank of America N.T. and S.A. in effect on the date such payment was required to be made. Payment of the fees described in this Section 7.3(c) shall not be in lieu of damages incurred in the event of any intentional or willful breach of or fraud in connection with this Agreement.

   7.4 Amendment. Subject to applicable law, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the Buyer and the Company.

   7.5 Extension; Waiver. At any time prior to the Closing Time any party hereto may, to the extent legally allowed and except as otherwise set forth herein (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

                                 ARTICLE VIII

                              GENERAL PROVISIONS

   8.1 Non-Survival of Representations and Warranties. The representations, warranties and covenants of the Company and the Buyer contained in this Agreement shall terminate at the Closing Time, and only the covenants that by their terms survive the Closing Time shall survive the Closing Time.

   8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

   (a) if to the Buyer, to:
                       Hewlett-Packard Company
                       3000 Hanover Street
                       Palo Alto, California 94304
                       Attention: General Counsel
                       Telecopy No.: (650) 857-4392

      with copies to:
                       Wilson Sonsini Goodrich & Rosati
                       Professional Corporation
                       650 Page Mill Road
                       Palo Alto, California 94304-1050
                       Attention: Larry W. Sonsini, Esq.
                               Aaron J. Alter, Esq.
                       Telecopy No.: (650) 493-6811

                       and

                       Wilson Sonsini Goodrich & Rosati
                       Professional Corporation
                       One Market
                       Spear Tower, Suite 3300
                       San Francisco, California 94105
                       Attention: Steve L. Camahort, Esq.
                       Telecopy No.: (415) 947-2099

   (b) if to the Company, to:
                       Indigo N.V.
                       Kiryat Weizmann Science Park
                       Nes Ziona 70400
                       ISRAEL
                       Attention: Legal Department
                       Telecopy No.: (011) 972-8-938-1333

      with a copy to:
                       Gibson, Dunn & Crutcher LLP
                       200 Park Avenue
                       New York, New York 10166-0193
                       Attention: Dennis J. Friedman, Esq.
                               Barbara L. Becker, Esq.
                       Telecopy No.: (212) 351-4035

   8.3 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

   8.4 Entire Agreement; Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Letter and the Buyer Disclosure Letter (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement; and (b) except with respect to the Indemnified Parties pursuant to Section 6.9, are not intended to confer upon any other person any rights or remedies hereunder.

   8.5 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

   8.6 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

   8.7 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof. EACH OF THE COMPANY AND THE BUYER HEREBY IRREVOCABLY CONSENTS TO THE EXCLUSIVE JURISDICTION AND VENUE OF ANY COURT WITHIN THE STATE OF NEW YORK IN CONNECTION WITH ANY MATTER BASED UPON OR ARISING OUT OF THIS AGREEMENT OF THE MATTERS CONTEMPLATED HEREIN, AGREES THAT PROCESS MAY BE SERVED UPON THEM IN ANY MANNER AUTHORIZED BY THE LAWS OF THE STATE OF NEW YORK FOR SUCH PERSONS AND WAIVES ANY COVENANTS NOT TO ASSERT OR PLEAD ANY OBJECTION WHICH THEY MIGHT OTHERWISE HAVE TO SUCH JURISDICTION, VENUE AND SUCH PROCESS.

   8.8 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

   8.9 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

   8.10 Waiver of Jury Trial. EACH OF THE BUYER AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF BUYER OR COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

                                  ARTICLE IX

                                  DEFINITIONS

   9.1 Definitions. As used in this Agreement, the following defined terms shall have the meanings indicated below:

   "401(k) Termination Date" has the meaning ascribed to it in Section 6.7.

   "2000 ESPP" has the meaning ascribed to it in Section 6.6(c).

   "Acquired Rights Directive" has the meaning ascribed to it in Section 6.17.

   "Acquisition Proposal" means any offer or proposal (other than an offer or proposal by the Buyer) relating to any Acquisition Transaction.

   "Acquisition Transaction" means any transaction or series of related transactions other than the transactions contemplated by this Agreement involving: (A) any acquisition or purchase from the Company by any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 10% interest in the total outstanding voting securities of the Company or any of its Subsidiaries or any tender offer or exchange offer that if consummated would result in any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning 10% or more of the total outstanding voting securities of the Company or any of its Subsidiaries or any acquisition, consolidation, business combination or similar transaction involving the Company pursuant to which the shareholders of the Company immediately preceding such transaction hold less than 90% of the equity interests in the surviving or resulting entity of such transaction; (B) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than 10% of the assets of the Company; or (C) any liquidation, dissolution, recapitalization or other significant corporate reorganization of the Company.

   "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

   "Agreement" has the meaning ascribed to it in the forepart of this Agreement.

   "Approvals" means franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders.

   "Average Buyer Stock Price" means the average of the closing sales prices of the Buyer Common Stock on the NYSE for the twenty (20) consecutive trading days ending with the third trading day immediately preceding the Closing Time.

   "Blue Sky Laws" means U.S. state security laws.

   "Business Day" means any day, other than Saturday, Sunday or a U.S. federal holiday, and shall consist of the time period from 12:01 a.m. through 12:00 midnight U.S. Eastern time.

   "Buyer" has the meaning ascribed to it in the forepart of this Agreement.

   "Buyer Charter Documents" has the meaning ascribed to it in Section 4.2.

   "Buyer Common Stock" means shares of common stock of the Buyer, par value $0.01 per share.

   "Buyer Disclosure Letter" has the meaning ascribed to it in Article IV.

   "Buyer Material Adverse Effect" means any change or effect that, individually or when taken together with all other such changes or effects that have occurred prior to the date of determination of the Buyer Material Adverse Effect, is or is reasonably likely to be materially adverse to the business, assets (including intangible assets), financial condition or results of operations of the Buyer and its Subsidiaries, taken as a whole; provided, however, that in no event shall any of the following be deemed to constitute a Buyer Material Adverse Effect: (i) any change or effect that results or arises primarily and directly from changes affecting any of the industries in which the Buyer operates generally or the worldwide economy generally; or (ii) any change or effect primarily and directly resulting from the pendency of the Offer or the transactions contemplated by this Agreement; or (iii) any change in the Buyer's stock price or trading volume (which changes or effects in the case of clause (i) above does not disproportionately affect the Buyer); provided, that to successfully assert the exception in clause (i) or (ii) above, the Buyer must show by a preponderance of the evidence that such exception is applicable.

   "Buyer Preferred Stock" means shares of preferred stock of the Buyer, par value $0.01 per share.

   "Buyer SEC Reports" has the meaning ascribed to it in Section 4.7(a).

   "Buyer Stock Options" has the meaning ascribed to it in Section 6.6(a).

   "Closing" has the meaning ascribed to it in Section 1.1(b).

   "Closing Time" means the date and time at which the Buyer (or a Subsidiary of the Buyer) shall initially accept for payment Company Shares tendered in the Offer.

   "COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

   "Code" means the U.S. Internal Revenue Code of 1986, as amended.

   "Company" has the meaning ascribed to it in the forepart of this Agreement.

   "Company Affiliate" means each affiliate of the Company within the meaning of Rule 145 promulgated under the Securities Act.

   "Company Affiliate Agreements" has the meaning ascribed to it in the recitals to this Agreement.

   "Company Boards" means the Company Management Board and the Company Supervisory Board, collectively.

   "Company Business Facility" has the meaning ascribed to it in Section
3.13(a).

   "Company Charter Documents" has the meaning ascribed to it in Section 3.2.

   "Company Contract" means any such agreements, contracts or commitments to which the Company or any of its Subsidiaries is a party or by which it is bound that are required to be disclosed in the Company Disclosure Letter, including agreements relating to Taxes with Governmental Entities.

   "Company Core Technology" means Company technology which enables the creation of a printed image employing a liquid composition of charged, pigmented thermoplastic particles which are being transferred from an image-bearing surface to a final substrate.

   "Company Disclosure Letter" has the meaning ascribed to it in Article III.

   "Company Employees" means employees of the Company or any of its Subsidiaries.

   "Company Employee Plan" means any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including, without limitation, each "employee benefit plan," within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Company or any Affiliate for the benefit of any Employee, or with respect to which the Company or any Affiliate has or may have any liability or obligation.

   "Company Intellectual Property" means any Intellectual Property and Intellectual Property Rights including the Company Registered Intellectual Property Rights that are owned by, or exclusively licensed to, the Company or any of its Subsidiaries.

   "Company Interim Financial Data" means the unaudited interim financial data
(i) that the Company publishes on a quarterly basis by way of earnings release which consists of a condensed consolidated statements of operations, condensed consolidated balance sheets, and (ii) the related condensed consolidated statements of cash flows.

   "Company Management Board" means the Management Board of the Company.

   "Company Material Adverse Effect" means any change or effect that, individually or when taken together with all other such changes or effects that have occurred prior to the date of determination of the Company Material Adverse Effect, is or is reasonably likely to be materially adverse to the business, assets (including intangible assets), financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that in no event shall any of the following be deemed to constitute a Company Material Adverse Effect: (i) any change or effect that results or arises primarily and directly from changes affecting the digital commercial printing industry generally or the worldwide economy generally; or (ii) any change or effect primarily and directly resulting from the pendency of the Offer or the transactions contemplated by this Agreement; or (iii) any change in the Company's stock price or trading volume (which changes or effects in the case of clause (i) above does not disproportionately affect the Company); provided, that to successfully assert the exception in clause (i) or (ii) above, the Company must show by a preponderance of the evidence that such exception is applicable.

   "Company Option Plans" means the Company's International Consolidated Stock Incentive Plan, as amended, and sub-plans, limited to Israel Stock Option Plan, as amended, Netherlands Stock Option Plan, as amended, United States Incentive Stock Option Plan, as amended, and United States Non-Qualified Stock Option Plan, as amended.

   "Company Permits" means all permits, licenses, variances, exemptions, orders, approvals and other authorizations from governmental authorities which are necessary for the ownership of the assets and properties of the Company or any of its Subsidiaries and the carrying on of the business of the Company and its Subsidiaries.

   "Company Products" has the meaning ascribed to it in Section 3.16(a).

   "Company Products of Concern" has the meaning ascribed to it in Section 3.21(h).

   "Company Registered Intellectual Property Rights" has the meaning ascribed to it in Section 3.16(b).

   "Company SEC Reports" has the meaning ascribed to it in Section 3.7(a).

   "Company Shares" means the common shares of the Company, par value NLG 0.04 per share.

   "Company Shareholders" means holders of Company Shares.

   "Company Stock Option" has the meaning ascribed to it in Section 6.6(a).

   "Company Supervisory Board" means the Supervisory Board of the Company.

   "Company Tender Agreements" has the meaning ascribed to it in the recitals to this Agreement.

   "Company Voting Agreements" has the meaning ascribed to it in the recitals to this Agreement.

   "Company Warrants" has the meaning ascribed to it in Section 1.4.

   "Confidentiality Agreement" means the Confidentiality Agreement between the Company and the Buyer, dated as of August 30, 2001.

   "Contingent Offer Price" has the meaning ascribed to it in the recitals of this Agreement.

   "Contingent Price Exchange Ratio" means that number of shares of Buyer Common Stock computed as follows (rounded to the fourth decimal place): (i) if the Average Buyer Stock Price is less than or equal to $23.68 and greater than or equal to $16.69, the Contingent Price Exchange Ratio shall be equal to the quotient obtained by dividing U.S. $6.00 by the Average Buyer Stock Price, (ii) if the Average Buyer Stock Price is less than $16.69, the Contingent Price Exchange Ratio shall be equal to 0.3595, and (iii) if the Average Buyer Stock Price is greater than $23.68, the Contingent Price Exchange Ratio shall be equal to 0.2534.

   "Contingent Price Proration Factor" means a fraction (expressed as a decimal and rounded to the fourth decimal place) the numerator of which is the Maximum Contingent Price Election Number and the denominator of which is the Requested Contingent Price Amount.

   "Contract" means any written or oral agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature.

   "Copyrights" has the meaning ascribed to it under "Intellectual Property" of this Article IX.

   "corporate income tax" means vennootschapsbelasting as imposed under the Corporate Income Tax Act.

   "Corporate Income Tax Act" means Wet op de vennootschapsbelasting 1969.

   "CVR" means a contingent value right as defined in the CVR Certificate.

   "CVR Agreement" has the meaning ascribed to it in the recitals to this Agreement.

   "CVR Certificate" means the certificate representing the CVR in the form of attached as Annex A to the CVR Agreement.

   "DCC" has the meaning ascribed to it in Section 2.1.

   "dividend withholding tax" means dividendbelasting as imposed under the Dividend Withholding Tax Act.

   "Dividend Withholding Tax Act" means Wet op de dividendbelasting 1965.

   "DOJ" means the Antitrust Division of the United States Department of
Justice.

   "DOL" means the Department of Labor.

   "DPI 2000" has the meaning ascribed to it in Section 3.22.

   "Domain Names" has the meaning ascribed to it in Section 3.16.

   "Dutch Law" has the meaning ascribed to it in Section 1.2.

   "EGM" has the meaning ascribed to it in Section 1.3(a).

   "Employee" means any current or former or retired employee, officer, consultant or director of the Company or any Affiliate anywhere in the world.

   "Employment Agreement" means each employment, severance, consulting, relocation, repatriation, expatriation, visas, work permit or other agreement or Contract relating to provisions of services between the Company or any Affiliate and any Employee.

   "Encumbrances" means any and all liens, charges, security interests, options, claims, mortgages, attachments, pledges, proxies, voting trusts or agreements, obligations, understandings or arrangements or other restrictions on title or transfer, including restrictions imposed by any Governmental Entity.

   "End Date" has the meaning ascribed to it in Section 7.1(b)(ii).

   "Environmental Claim" means any claim, action, cause of action, investigation or notice (written or oral) by any Person alleging actual or potential liability for investigatory, cleanup or governmental response costs, or natural resources or property damages, or personal injuries, attorney's fees or penalties relating to (1) the presence, or release into the environment, of any Materials of Environmental Concern at any location owned or operated by the Company or any Company Subsidiary, now or in the past, or (2) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

   "Environmental Laws" means each applicable federal, state, local and foreign law and regulation and each treaty, directive, ordinance, order, guidance rule or code having the force of law (1) relating to pollution, protection or preservation of human health or the environment including ambient air, surface water, ground water, land surface or subsurface strata, and natural resources, and including those relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacturing, processing, distribution, sale, use, treatment, generation, storage, containment (whether above ground or underground), disposal, transport or handling of or exposure of any Person to Materials of Environmental Concern or any product containing Materials of Environmental Concern, or the preservation of the environment or mitigation of adverse effects thereon; and
(2) with regard to record keeping, notification, disclosure registration and reporting requirements respecting Materials of Environmental Concern.

   "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

   "ESPP" has the meaning ascribed to it in Section 1.4.

   "Exchange Act" means the Securities Exchange Act of 1934, as amended.

   "Exchange Agent" has the meaning ascribed to it in Section 1.5.

   "Expiration Time" means the time and date of the expiration of the Offer.

   "Fixed Offer Price" means that number of shares of Buyer Common Stock computed as follows (rounded to the fourth decimal place): (i) if the Average Buyer Stock Price is less than or equal to U.S. $23.68 and greater than or equal to U.S. $16.69, the Fixed Offer Price shall be equal to the quotient obtained by dividing U.S. $7.50 by the Average Buyer Stock Price, (ii) if the Average Buyer Stock Price is less than U.S. $16.69, the Fixed Offer Price shall be equal to 0.4494, and (iii) if the Average Buyer Stock Price is greater than U.S. $23.68, the Fixed Offer Price shall be equal to 0.3167.

   "Fixed Option Alternative" has the meaning ascribed to it in Section 6.6(a).

   "Fixed Price Proration Factor" means a fraction (expressed as a decimal and rounded to the fourth decimal place) the numerator of which is the Maximum Fixed Price Election Number and the denominator of which is the Requested Fixed Price Amount.

   "FMLA" means the Family Medical Leave Act of 1993, as amended.

   "Foreign Securities Laws" means all relevant securities laws, other than U.S. securities laws and Israeli securities laws, and including the securities laws of The Netherlands, Belgium, France, Germany and Italy and any other jurisdiction where Company Employees, Company Shareholders or holders of Company Options or Company Warrants are located.

   "Foreign Filings" means applicable requirements of antitrust or competition laws and regulations of foreign Governmental Entities.

   "FTC" means the United States Federal Trade Commission.

   "FTO" has the meaning ascribed to it in Section 6.7(c).

   "Funded Pension Plan" means a Pension Plan under which the assets to satisfy the benefit obligations are legally segregated from the general assets of the employer and are not subject to the creditors of the employer or its Subsidiaries and Affiliates.

   "GAAP" means United States generally accepted accounting principles.

   "Governmental Entity" means any court, administrative agency, commission, governmental or regulatory authority, domestic or foreign anywhere in the world, including in those countries where the Company or any of its Subsidiaries has Employees, activities or shareholders.

   "Grant Funded IP" has the meaning ascribed to it in Section 3.22.

   "Grants" has the meaning ascribed to it in Section 3.22.

   "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

   "HSR Approval" means the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

   "Included Assets" means all those assets necessary for the operation of the business of the Company or any of its Subsidiaries, in either case, as presently conducted.

   "Income Tax Act" means Wet inkomstenbelasting 2001.

   "Income Tax Act 1964" means Wet op de inkomstenbelasting 1964.

   "Indemnified Parties" has the meaning ascribed to it in Section 6.9(a).

   "IEPS" has the meaning ascribed to it in Section 3.14(dd).

   "Insurance Policies" means insurance policies or fidelity bonds covering the assets, business, equipment, properties, operations, Employees of the Company and its Subsidiaries.

   "Intellectual Property" means any or all of the following: (i) works of authorship including, computer programs, algorithms, routines, source code and executable code, whether embodied in software or otherwise, documentation, designs, files, records and data; (ii) inventions (whether or not patentable), improvements, and technology; (iii) proprietary and confidential information, including technical data and customer and supplier lists, trade secrets, show how, know how and techniques; (iv) databases, data compilations and collections and technical data; (v) processes, devices, prototypes, schematics, bread boards, net lists, mask works, test methodologies and hardware development tools; (vi) logos, trade names, trade dress, trademarks, service marks, World Wide Web addresses, uniform resource locators and domain names, tools, methods and processes; and (vii) all instantiations of the foregoing in any form and embodied in any media.

   "Intellectual Property Rights" means any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States and foreign patents and utility models and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries including invention disclosures ("Patents"); (ii) all trade secrets and similar rights in know-how and confidential or proprietary information; (iii) all copyrights, copyright registrations and applications therefor and all other rights corresponding thereto throughout the world ("Copyrights"); (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) mask works (including rights in the topography of integrated circuits), mask work registrations and applications therefor, and all other rights corresponding thereto throughout the world ("Mask Works"); (vi) all rights in World Wide Web addresses, uniform resource locators and domain names and applications and registrations therefor; (vii) all rights in all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor and all goodwill associated therewith throughout the world ("Trademarks"); (viii) all moral and economic rights of authors and inventors however denominated throughout the world; and (ix) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world.

   "International Employee Plan" means each the Company Employee Plan that has been adopted or maintained by the Company or any Affiliate, whether informally or formally, or with respect to which the Company or any Affiliate will or may have any liability, for the benefit of Employees who perform services outside the United States.

   "Investment Center" means the Israeli Investment Center of the Israeli Ministry of Trade & Industry.

   "IRS" means the U.S. Internal Revenue Service.

   "ISA" has the meaning ascribed to it in Section 6.11(d).

   "Israeli Employees" has the meaning ascribed to it in Section 3.11(m).

   "Israeli Income Tax Ruling" has the meaning ascribed to it in Section
6.11(c).

   "Israeli Securities Exemption" has the meaning ascribed to it in Section 6.11(d).

   "Knowledge" means with respect to a party hereto, with respect to any matter in question, knowledge of the officers or their direct reports or directors of such party or its Subsidiaries if: (a) such individual is actually aware of such fact or matter; or (b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonable investigation concerning the existence of such fact or matter.

   "Leases" has the meaning ascribed to it in Section 3.13(a).

   "Legal Requirements" means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

   "Legal Transfer Taxes Act" means the Wet op belastingen van rechtsverkeer.

   "Magnet IP" has the meaning ascribed to it in Section 3.22.

   "Mask Works" has the meaning ascribed to it under "Intellectual Property" of this Article IX.

   "Materials of Environmental Concern" means chemicals; pollutants; contaminants; wastes; toxic or hazardous substances, materials and wastes; petroleum and petroleum products; asbestos and asbestos-containing materials; polychlorinated biphenyls; lead and lead-based paints and materials; ozone-depleting substances and radon.

   "Maximum Contingent Price Election Number" means fifty percent (50%) of the sum of the Non-Buyer Company Shares and the Option Share Number, in each case as of the Closing Time.

   "Maximum Fixed Price Election Number" means the amount by which (x) fifty percent (50%) of the sum of the Non-Buyer Company Shares and the Option Share Number exceeds (y) the Option Share Number, in each case as of the Closing Time.

   "Minimum Condition" has the meaning ascribed to it in Section 1.1(a).

   "Multiemployer Plan" means any "Pension Plan" (as defined below) which is a "multiemployer plan," as defined in Section 3(37) of ERISA.

   "NASD" means the National Association of Securities Dealers, Inc.

   "NASDAQ" means National Association of Securities Dealers Automated Quotations System.

   "New Buyer Warrants" has the meaning ascribed to it in Section 6.6(b).

   "Non-Buyer Company Shares" means the Outstanding Company Shares minus (i) any Company Shares held by the Buyer or its affiliates, and minus (ii) the Company Shares issuable upon exercise of all outstanding Company Warrants (excluding for this purpose the Principal Shareholder Warrants and any Warrants held by the Buyer or any of its Subsidiaries), in each case as of immediately prior to the Closing Time.

   "Non-Competition Agreements" has the meaning ascribed to it in the recitals to this Agreement.

   "NYSE" means the New York Stock Exchange.

   "OCS" means the Office of the Chief Scientist of the Israeli Ministry of Trade & Industry.

   "Offer" has the meaning ascribed to it in the recitals of this Agreement.

   "Offer Documents" has the meaning ascribed to it in Section 1.1(d).

   "Offer Price" has the meaning ascribed to it in the recitals of this Agreement.

   "Option Share Number" means the number of Company Shares issuable upon exercise of Company Stock Options and Company Warrants (excluding for this purpose any Warrants held by the Buyer or any of its Subsidiaries) that have not been exercised prior to the Closing.

   "Outstanding Company Shares" means the outstanding Company Shares (excluding for this purpose any Company Shares that are held in the treasury of the Company) plus the Company Shares issuable upon exercise of all outstanding Company Warrants (excluding for this purpose the Principal Shareholder Warrants and any Warrants held by the Buyer or any of its Subsidiaries), in each case as of immediately prior to the Closing Time.

   "Participation" means an interest in a company or other qualifying entity the profits derived from and capital gains realized on which are exempt from corporate income tax under the participation exemption as meant in Article 13 of the Corporate Income Tax Act.

   "Patents" has the meaning ascribed to it in the definition of "Intellectual Property Rights."

   "Pension Plan" means each Company Employee Plan which is an "employee pension benefit plan," within the meaning of Section 3(2) of ERISA.

   "Person" means a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

   "Plan Approval" means approval by, and/or registration for and/or qualification for special tax status with, the appropriate taxation, social security and/or supervisory authorities in the relevant country, state, territory, or the like.

   "Post-Closing Reorganization" has the meaning ascribed to it in Section 2.1.

   "Preferred Shares" has the meaning ascribed to it in Section 3.3(a).

   "Principal Company Shareholders" means Walthroup Corporation N.V., Visionvest Corporation N.V., Gemini Systems N.V., Toscal N.V., OZF Ltd., and Deering Corporation N.V.

   "Principal Shareholder Warrants" means the Company Warrants held by the Principal Company Shareholders.

   "Print IT" has the meaning ascribed to it in Section 3.22.

   "Property" means any real, personal or mixed property, whether tangible or intangible.

   "Prospectus" has the meaning ascribed to it in Section 1.1(d).

   "PTO" means the United States Patent and Trademark Office.

   "Recommendation" has the meaning ascribed to it in the definition of "Triggering Events."

   "Registered Intellectual Property Rights" means all United States, international and foreign: (i) Patents, including applications therefor; (ii) registered Trademarks, applications to register Trademarks, including intent-to-use applications, or other registrations or applications related to Trademarks; (iii) Copyright registrations and applications to register Copyrights; (iv) registered Mask Works and applications to register Mask Works; and (v) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any private, state, government or other public legal authority at any time.

   "Registration Statement" has the meaning ascribed to it in Section 1.1(d).

   "Related Company" means any company (i) in which the Company (or a Subsidiary of such Company) has or at any time had, directly or indirectly, an interest of 33 1/3% or more, (ii) which has or at any time had an interest directly or indirectly, of 33 1/3% or more in the Company (or a Subsidiary of such Company), or (iii) in which a party has or at any time had directly or indirectly, an interest of 33 1/3% or more whilst that same party has or had, respectively, directly or indirectly, an interest of 33 1/3% or more in the Company (or a Subsidiary of such Company).

   "Returns" has the meaning ascribed to it in Section 3.14(a).

   "Requested Contingent Price Amount" has the meaning ascribed to it in
Section 1.1(c).

   "Requested Fixed Price Amount" has the meaning ascribed to it in Section 1.1(c).

   "SEC" means the Securities and Exchange Commission.

   "Schedule 13E-3" the meaning ascribed to it in Section 1.1(c).

   "Schedule 14D-9" has the meaning ascribed to it in Section 1.2(b).

   "Schedule TO" has the meaning ascribed to it in Section 1.1(d).

   "Securities Act" means the Securities Act of 1933, as amended.

   "Senior Employee" means a Company Employee earning remuneration in excess of US $60,000 per year.

   "Special Representations" has the meaning ascribed to it in Annex I.

   "Subsidiary" means any Person in which an entity, directly or indirectly, through Subsidiaries or otherwise, beneficially owns at least 50% of either the equity interest in, the economic interest in, or the voting control of, such Person, whether or not existing on the date of this Agreement.

   "Tax" or, collectively, "Taxes", means (i) any and all U.S. federal, state, local, Dutch, Israeli and other foreign taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise, property and stamp duty taxes, together with all interest, penalties and additions imposed with respect to such amounts; (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being or ceasing to be a member of an affiliated, consolidated, combined or unitary group for any period (including, without limitation, any liability under Treas. Reg. Section 1.1502-6 or any comparable provision of foreign, state or local law); (iii) any liability for the payment of any social security contributions, and (iv) any liability for the payment of any amounts of the type described in clause (i) or (ii) as a result of any express or implied obligation to indemnify any other Person or as a result of any obligations under any agreements or arrangements with any other Person with respect to such amounts and including any liability for taxes of a predecessor entity.

   "Termination Fee" has the meaning ascribed to it in Section 7.3(b).

   "Transferred Employees" has the meaning ascribed to it in Section 6.7(a).

   "Trademarks" has the meaning ascribed to it under "Intellectual Property" of this Article IX.

   "Triggering Event" shall be deemed to have occurred if, prior to the Closing
Time: (i) either of the Company Boards or any committee thereof shall have approved or recommended to Company Shareholders any Acquisition Proposal, (ii) either of the Company Boards or any committee thereof shall for any reason have withheld, withdrawn, amended or modified its recommendation in favor of the Offer (the "Recommendation"); (iii) the Company shall have failed to include the Recommendation in the Offer Documents or the Schedule 14D-9; (iv) the Company shall have breached the provisions of Section 6.2 in any material respect; (v) any of Walthroup Corporation N.V., Visionvest Corporation N.V., Gemini Systems N.V., Toscal N.V., OZF Ltd., and Deering Corporation N.V., or any such entity's affiliates shall have breached the provisions of any of the Company Voting Agreements or the Company Tender Agreements in any material respect or (vi) a tender or exchange offer shall have been commenced by a person unaffiliated with the Buyer, and the Company shall not have sent to the Company Shareholder pursuant to Rule 14e-2 promulgated under the Securities Act, within ten (10) Business Days after such tender or exchange offer is first published sent or given, a statement disclosing that the Company recommends rejection of such tender or exchange offer and reaffirming the Recommendation.

   "Trustee" has the meaning ascribed to it in the recitals to this Agreement.

   "Unfunded Pension Plan" means a Pension Plan which is not a Funded Pension Plan.

   "U.S." means the United States of America, its territories and possessions, any State of the United States of America, and the District of Columbia.

   "U.S. Employee Plan" means a Company Employee Plan which is not an International Employee Plan.

   "VAT" means value added tax or any similar sales or turnover tax of any relevant jurisdiction.

   "Voting Debt" means indebtedness having general voting rights and debt convertible into securities having such rights.

   "Wage Withholding Tax Act" means Wet op de loonbelasting 1964.

   9.2 Miscellaneous. When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement. Unless otherwise indicated the words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to "the business of" an entity, such reference shall be deemed to include the business of all direct and indirect Subsidiaries of such entity. Reference to the Subsidiaries of an entity shall be deemed to include all direct and indirect Subsidiaries of such entity.

                 [Remainder of page intentionally left blank.]

   IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

                                      HEWLETT-PACKARD COMPANY

                                      By:  /s/  JOHN D. BRENNAN
                                         ______________________________________
                                      Name: John D. Brennan
                                           ____________________________________
                                      Title: Vice President, Strategy and
                                        Corporate Development
                                          _____________________________________

                                      INDIGO N.V.

                                      By:  /s/  BENZION LANDA
                                         ______________________________________
                                      Name: Benzion Landa
                                           ____________________________________
                                      Title: Chairman and CEO
                                          _____________________________________





                       SIGNATURE PAGE TO OFFER AGREEMENT

                                    ANNEX I

   Conditions of the Offer. Notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) the Buyer's rights to extend and amend the Offer at any time in its sole discretion (subject to the provisions of the Agreement), the Buyer shall not be required to accept for exchange or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to the Buyer's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), exchange or deliver shares of Buyer Common Stock in respect of, and may delay the acceptance for exchange or, subject to the restriction referred to above, the exchange or delivery of shares of Buyer Common Stock in respect of, any tendered Company Shares if by the expiration of the Offer (as it may be extended in accordance with the requirements of Section 1.1) (i) any applicable waiting period or approval under the HSR Act or any Foreign Filing shall not have expired or terminated or been obtained, as applicable, (ii) the receipt of approval from the OCS, without obligation to pay materially increased royalties, of the ownership of any Grant Funded IP by the Company, and any Israeli Governmental Approvals required pursuant to Israeli legal requirements for the consummation of the Offer, including approval of the OCS, the Investment Center and the Israeli Commissioner of Restrictive Trade Practices and receipt by Buyer of the Israeli Securities Exemption, shall not have been obtained, (iii) the Minimum Condition shall not have been satisfied, (iv) the Registration Statement shall not have become effective under the Securities Act or shall be the subject of any stop order or proceedings seeking a stop order,
(v) the shares of Buyer Common Stock to be issued in the Offer shall not have been approved for listing on the NYSE, subject to official notice of issuance, and shall not be exempt from such requirement under then applicable laws, regulations and rules of the NYSE, or (vi) it shall fail to be the case that seventy-five percent (75%) of the individuals identified in Section 6.20 of the Company Disclosure Letter continue to be Company Employees at the Closing Time, or (vii) at any time on or after the date of the Agreement and before the time of acceptance for exchange for any such Company Shares, any of the following events shall have occurred and be continuing:

      (a) there shall be pending any suit, action or proceeding by any Governmental Entity against the Buyer, the Company, any Subsidiary of the Company or any Subsidiary of the Buyer (i) seeking to prohibit or impose any material limitations on the Buyer's ownership or operation (or that of any of its Subsidiaries or Affiliates) of all or a material portion of their or the Company's businesses or assets, or to compel the Buyer or its Subsidiaries and Affiliates to dispose of or hold separate any material portion of the business or assets of the Company or the Buyer and their respective Subsidiaries, in each case taken as a whole, (ii) challenging the acquisition by the Buyer of any Company Shares under the Offer, seeking to restrain or prohibit the making or consummation of the Offer or the performance of any of the other transactions contemplated by this Agreement, the Company Tender Agreements, or the Company Voting Agreements (including the voting provisions thereunder), or seeking to obtain from the Company or the Buyer any damages that are material in relation to the Company and its Subsidiaries taken as a whole, (iii) seeking to impose material limitations on the ability of the Buyer, or render the Buyer unable, to accept for payment, pay for or purchase some or all of the Company Shares pursuant to the Offer, (iv) seeking to impose material limitations on the ability of the Buyer effectively to exercise full rights of ownership of the Company Shares, including, without limitation, the right, to vote the Company Shares purchased by it on all matters properly presented to the Company's Shareholders, (v) compel the Buyer or its affiliates to dispose of or hold separate any portion of the business or assets or Shares of the Company or the Buyer and their respective Subsidiaries, (vi) oblige the Company, the Buyer or any of their respective Subsidiaries to pay material damages in connection with the transactions contemplated by the Agreement, or (vii) which otherwise is reasonably likely to have a Company Material Adverse Effect or, as a result of the transactions contemplated by this Agreement, a Buyer Material Adverse Effect;

      (b) there shall be any law, statute, rule, regulation, ordinance, judgment, order, decree or injunction enacted, entered, enforced, promulgated, or deemed applicable, pursuant to an authoritative interpretation by or on behalf of a Government Entity, to the Offer, or any other action shall be taken by any Governmental Entity, other than the application to the Offer of applicable waiting periods or approvals under the HSR Act or any Foreign Filing and any Israeli Governmental Approvals required pursuant to Israeli legal

                                     A-I-1
   requirements for the consummation of the Offer, including approval of the OCS, the Investment Center and the Israeli Commissioner of Restrictive Trade Practices and receipt by Buyer of the Israeli Securities Exemption, that, is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (vii) of paragraph (a) above;

      (c) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on the NYSE, for a period in excess of 24 hours (excluding suspensions or limitations resulting solely from physical damage or interference with such exchanges not related to market conditions), (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (iii) a commencement of a war, armed hostilities or other international or national calamity directly involving the United States,
   (iv) a commencement of a war or escalation of armed hostilities or a general mobilization or other international or national calamity directly involving Israel that is or is reasonably likely to be materially adverse to the Company's ability to conduct business in Israel, (v) any limitation (whether or not mandatory) by any United States governmental authority on the extension of credit generally by banks or other financial institutions, or
   (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

      (d) the representations and warranties of the Company contained in this
   Agreement:

          (i) shall not have been true and correct in all respects (if qualified by Company Material Adverse Effect, materiality or other qualifications based on the word "material" or similar phrases) or in all material respects (if not so qualified) as of the date of this Agreement; provided that, for purposes of determining the accuracy of the Company's representations and warranties for purposes of this clause
       (i) any update of or modification to the Company Disclosure Letter made or purported to have been made after the date of this Agreement shall be disregarded; or

          (ii) with respect to the representations and warranties contained in Sections 3.1, 3.2, 3.3, 3.4, 3.7, 3.15, 3.18 and 3.20 (the "Special
       Representations"), shall not be true and correct in all respects (if qualified by Company Material Adverse Effect, materiality or other qualifications based on the word "material" or similar phrases) or in all material respects (if not so qualified) on and as of the Expiration Time with the same force and effect as if made on or as of such time, except for those Special Representations which address matters only as of a particular date which Special Representations shall have been true and correct in all respects (if qualified by Company Material Adverse Effect, materiality or other qualifications based on the word "material" or similar phrases) or in all material respects (if not so qualified) as of such particular date; provided that, for purposes of determining the accuracy of the Special Representations for purposes of this clause (ii) any update of or modification to the Company Disclosure Letter made or purported to have been made after the date of this Agreement shall be disregarded; or

          (iii) with respect to the representations and warranties that are not Special Representations, shall not be true and correct in all respects on and as of the Expiration Time with the same force and effect as if made on or as of such time, except (A) in the aggregate, as does not, and could not reasonably be expected to, constitute a Company Material Adverse Effect and (B) for those representations and warranties which address matters only as of a particular date which representations shall have been true and correct (subject to the Company Material Adverse Effect qualification set forth in the preceding clause (A)) as of such particular date; provided, that for purposes of determining the accuracy of the Company's representations and warranties other than the Special Representations for purposes of this clause (iii), (x) all Company Material Adverse Effect and materiality qualifications and other qualifications based on the word "material" or similar phrases contained in such representations and warranties shall be disregarded, and (y) any update of or modification to the Company Disclosure Letter made or purported to have been made after the date of this Agreement shall be disregarded.

      (e) the Company shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by it under this Agreement;

                                     A-I-2

      (f) the Company shall not have received the consents, waivers and approvals required to be obtained in connection with the consummation of the transactions contemplated by the Agreement;

      (g) the EGM shall not have passed on the appointments of members of the Company Boards and the amendment of the Company's Articles of Association in accordance with Section 1.3(a); or

      (h) the Agreement shall have been terminated in accordance with its terms.

   The foregoing conditions are for the sole benefit of the Buyer and may be waived by the Buyer, in whole or in part at any time and from time to time in the sole discretion of the Buyer prior to the Expiration of the Offer. The failure by the Buyer at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

                                     A-I-3

                                                                        ANNEX B


                       CONTINGENT VALUE RIGHTS AGREEMENT

                                BY AND BETWEEN


                               -----------------

                                      AND

                    CHASE MANHATTAN BANK AND TRUST COMPANY,
                       NATIONAL ASSOCIATION, AS TRUSTEE

                                      AND

         CHASE MANHATTAN BANK AND TRUST COMPANY, NATIONAL ASSOCIATION,
                        AS DEPOSITARY AND PAYING AGENT

                           DATED AS OF       , 200

                               TABLE OF CONTENTS

                                                                              Page
                                                                              ----
ARTICLE I      DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION.......  B-1
    1.1        Definitions...................................................  B-1
    1.2        Compliance and Opinions.......................................  B-5
    1.3        Form of Documents Delivered to Trustee........................  B-5
    1.4        Acts of Holders...............................................  B-5
    1.5        Notices, etc. to Trustee and Buyer............................  B-6
    1.6        Notice to Holders; Waiver.....................................  B-6
    1.7        Conflict with Trust Indenture Act.............................  B-7
    1.8        Effect of Headings and Table of Contents......................  B-7
    1.9        Successors and Assigns........................................  B-7
   1.10        Benefits of Agreement.........................................  B-7
   1.11        Governing Law.................................................  B-7
   1.12        Legal Holidays................................................  B-7
   1.13        Separability Clause...........................................  B-7
   1.14        No Recourse Against Others....................................  B-7
   1.15        Counterparts..................................................  B-7
   1.16        Acceptance of Trust...........................................  B-8

ARTICLE II     SECURITY FORMS................................................  B-8
    2.1        Forms Generally...............................................  B-8
    2.2        Legends.......................................................  B-8
    2.3        Global Securities.............................................  B-8
    2.4        Securities in Certificated Form...............................  B-9

ARTICLE III    THE SECURITIES................................................ B-10
    3.1        Title and Terms............................................... B-10
    3.2        Registrable Form.............................................. B-11
    3.3        Execution, Authentication, Delivery and Dating................ B-11
    3.4        Mutilated, Destroyed, Lost and Stolen Securities.............. B-11
    3.5        Registration of Global Securities............................. B-12
    3.6        Persons Deemed Owners......................................... B-12
    3.7        Cancellation.................................................. B-12

ARTICLE IV     THE TRUSTEE................................................... B-12
    4.1        Certain Duties and Responsibilities........................... B-12
    4.2        Certain Rights of Trustee..................................... B-13
    4.3        Notice of Default............................................. B-14
    4.4        Not Responsible for Recitals or Issuance of Securities........ B-14
    4.5        May Hold Securities........................................... B-14
    4.6        Money Held in Trust........................................... B-14
    4.7        Compensation and Reimbursement................................ B-14
    4.8        Disqualification; Conflicting Interests....................... B-14
    4.9        Corporate Trustee Required; Eligibility....................... B-15
   4.10        Resignation and Removal; Appointment of Successor............. B-15
   4.11        Acceptance of Appointment of Successor........................ B-16
   4.12        Merger, Conversion, Consolidation or Succession to Business... B-16
   4.13        Preferential Collection of Claims Against Buyer............... B-16

ARTICLE V      DEPOSITARY AND PAYING AGENT................................... B-16
    5.1        Deposit of Securities......................................... B-16

                                                                               Page
                                                                               ----
    5.2         Buyer to Provide List of Beneficial Owners; Notification...... B-16
    5.3         Registration, Permitted Transfers and Exchanges............... B-17
    5.4         Calculation of CVR Payout..................................... B-17
    5.5         Payments With Respect to the Securities....................... B-18
    5.6         Redemption, etc............................................... B-18
    5.7         Certificated Securities....................................... B-18
    5.8         Notice to Beneficial Owners................................... B-18
    5.9         Depositary as Proxy for Beneficial Owners..................... B-18
   5.10         Resignation and Removal; Appointment of Successor............. B-18
   5.11         No Obligation to Advance Funds................................ B-19
   5.12         Depositary's and Paying Agent's Rights........................ B-19
   5.13         Compensation and Reimbursement................................ B-19

ARTICLE VI      HOLDERS' LISTS AND REPORTS BY TRUSTEE AND BUYER............... B-20
    6.1         Buyer to Furnish Trustee Names and Addresses of Holders....... B-20
    6.2         Preservation of Information................................... B-20
    6.3         Communications to Holders..................................... B-20
    6.4         Reports by Trustee............................................ B-20
    6.5         Reports by Buyer.............................................. B-20

ARTICLE VII     AMENDMENTS.................................................... B-21
    7.1         Amendments Without Consent of Holders......................... B-21
    7.2         Amendments with Consent of Holders............................ B-21
    7.3         Execution of Amendments....................................... B-22
    7.4         Effect of Amendments; Notice to Holders....................... B-22
    7.5         Conformity with Trust Indenture Act........................... B-22
    7.6         Reference in Securities to Amendments......................... B-22

ARTICLE VIII    COVENANTS..................................................... B-22
    8.1         Payment of Amounts, if any, to Holders........................ B-22
    8.2         Maintenance of Office or Agency............................... B-23
    8.3         Money for Security Payments to Be Held in Trust............... B-23
    8.4         Certain Purchases and Sales................................... B-24
    8.5         Reports....................................................... B-24
    8.6         Audits; Dispute Resolution.................................... B-24
    8.7         Foreign Exchange.............................................. B-26
    8.8         Annual TIA Certification...................................... B-26

ARTICLE IX      REMEDIES OF THE TRUSTEE AND HOLDERS ON EVENT OF DEFAULT....... B-26
    9.1         Event of Default Defined; Waiver of Default................... B-26
    9.2         Collection of Indebtedness by Trustee; Trustee May Prove Debt. B-27
    9.3         Application of Proceeds....................................... B-29
    9.4         Suits for Enforcement......................................... B-29
    9.5         Restoration of Rights on Abandonment of Proceedings........... B-29
    9.6         Limitations on Suits by Holders............................... B-29
    9.7         Unconditional Right of Holders................................ B-30
    9.8         Powers and Remedies Cumulative; Delay or Omission Not Waiver
                of Default.................................................... B-30
    9.9         Control by Holders............................................ B-30
   9.10         Waiver of Past Defaults....................................... B-30
   9.11         Trustee to Give Notice of Default, But May Withhold in Certain
                Circumstances................................................. B-31
   9.12         Right of Court to Require Filing of Undertaking to Pay Costs.. B-31

                                                                           Page
                                                                           ----
ARTICLE X      CONSOLIDATION, MERGER, SALE OR CONVEYANCE.................. B-31
   10.1        Consolidation, Merger, etc................................. B-31
   10.2        Successor Person Substituted............................... B-32
   10.3        Opinion of Counsel to Trustee.............................. B-32
   10.4        Successors................................................. B-32

ARTICLE XI     SATISFACTION AND DISCHARGE................................. B-32
   11.1        Satisfaction and Discharge of Agreement.................... B-32
   11.2        Application of Trust Money................................. B-33
   11.3        Repayment to the Company................................... B-33

Exhibit A      Form of Global Security

Exhibit B-1    Form of Beneficial Owner List

Exhibit B-2    Form of Notice

Exhibit C      Form of Transfer Instrument

--------
Note: This table of contents shall not, for any purpose, be deemed to be a part of this CVR Agreement.

   Reconciliation and tie between Trust Indenture Act of 1939 and Contingent
Value Rights Agreement, dated as of           , 200 .

Trust Indenture Act Section                               Agreement Section
---------------------------                               -----------------
Section 310    (a)(1)....................................  4.9
               (a)(2)....................................  4.9
               (a)(3)....................................  Not Applicable
               (a)(4)....................................  Not Applicable
               (b).......................................  4.8,4.10
Section 311    (a).......................................  4.13
               (b).......................................  4.13
               (c).......................................  Not Applicable
Section 312    (a).......................................  6.1,6.2
               (b).......................................  6.3(a)
               (c).......................................  1.16, 6.3(b)
Section 313    (a).......................................  6.4(a)
               (b).......................................  6.4(a) (b)
               (c).......................................  6.4(b)
               (d).......................................  6.4(b)
Section 314    (a).......................................  6.5
               (b).......................................  Not Applicable
               (c).......................................  1.2
               (c)(1)....................................  1.2
               (c)(2)....................................  Not Applicable
               (c)(3)....................................  Not Applicable
               (d).......................................  1.2
Section 315    (a).......................................  4.1(a)
               (b).......................................  9.11
               (c).......................................  4.1(a)
               (d).......................................  4.1(c)
               (d)(1)....................................  4.1(c) (i)
               (d)(2)....................................  4.1(c) (ii)
               (d)(3)....................................  4.1(c) (iv)
               (e).......................................  9.12
Section 316    (a)(1)(A).................................  9.9
               (a)(1)(B).................................  9.10
               (a)(2)....................................  Not Applicable
               (b).......................................  9.7
Section 317    (a)(1)....................................  9.2
               (a)(2)....................................  9.2
               (b).......................................  8.3
Section 318    (a).......................................  1.7

--------
Note: This reconciliation and tie shall not, for any purpose, be deemed to be a part of the Agreement.

   THIS CONTINGENT VALUE RIGHTS AGREEMENT, (this "CVR Agreement") dated       ,
200 , between       , a corporation organized under the laws of        (the
"Buyer"), Chase Manhattan Bank and Trust Company, National Association, as Trustee (the "Trustee") and Chase Manhattan Bank and Trust Company, National Association, as Depositary and Paying Agent (in such context, the "Depositary").

   A registration statement on Form S-4 (No. 333-      ) (the "Registration
Statement") with respect to the Contingent Value Rights (the "Securities" and each a "Security"), among other securities, has been prepared and filed by Hewlett-Packard Company with the SEC and has become effective in accordance with the Securities Act. This CVR Agreement is entered into in connection with the Offer Agreement (the "Offer Agreement") dated as of September 6, 2001, by and between Hewlett-Packard Company and Indigo N.V., a corporation organized under the laws of The Netherlands (the "Company"), which sets forth the initial allocation of one Security to each outstanding Company Share (as defined in the Offer Agreement) that is exchanged for the Contingent Offer Price (as defined in the Offer Agreement).

                                   ARTICLE I

            DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION

   1.1 Definitions. For all purposes of this CVR Agreement, except as otherwise expressly provided or unless the context otherwise requires:

      (a) the terms defined in this Article have the meanings assigned to them in this Article, and include the plural as well as the singular;

      (b) all accounting terms used herein and not expressly defined herein shall have the meanings assigned to such terms in accordance with generally accepted accounting principles in the United States, and the term "generally accepted accounting principles" or "GAAP" means such accounting principles as are generally accepted and as applied by the Buyer consistent with its financial SEC reporting practices as of the beginning of the CVR Measuring Period;

      (c) all other terms used herein which are defined in the Trust Indenture Act (as defined herein), either directly or by reference therein, have the respective meanings assigned to them therein; and

      (d) the words "herein," "hereof" and "hereunder" and other words of similar import refer to this CVR Agreement as a whole and not to any particular Article, Section or other subdivision.

   "Act" shall have the meaning specified in Section 1.4.

   "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

   "Authorized Newspaper" means The Wall Street Journal (Western Edition), or if The Wall Street Journal (Western Edition) shall cease to be published, or, if the publication or general circulation of The Wall Street Journal (Western Edition) shall be suspended for whatever reason, such other English language newspaper of general circulation in The City of New York, New York, or San Francisco, California as is selected by the Buyer.

   "Board of Directors" means the board of directors of the Buyer or any duly authorized committee of that board.

   "Board Resolution" means a copy of a resolution certified by the Secretary or an Assistant Secretary of the Buyer, to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification, and delivered to the Trustee.

   "Business Day" means any day (other than a Saturday or a Sunday) on which banking institutions in The City of New York, New York or San Francisco, California are not authorized or obligated by law or executive order to close, and shall consist of the time period from 12:01 a.m. to 12:00 midnight U.S. Eastern time.

   "Buyer" means the Person (as defined herein) named as the "Buyer" in the first paragraph of this CVR Agreement, until a successor Person shall have become such pursuant to the applicable provisions of this CVR Agreement, and thereafter "Buyer" shall mean such successor Person. To the extent necessary to comply with the requirements of the provisions of Trust Indenture Act Sections 310 through 317, inclusive, as they are applicable to the Buyer, the term "Buyer" shall include any other obligor with respect to the Securities for the purposes of complying with such provisions.

   "Buyer Request" or "Buyer Order" means a written request or order signed in the name of the Buyer by the president or any vice president, the controller or assistant controller and the treasurer or assistant treasurer or the secretary or any assistant secretary, and delivered to the Trustee.

   "Certificated Securities" means securities issued in certificated form pursuant to Section 2.4.

   "Closing Time" means [      ].

   "Commission" or "SEC" means the Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act (as defined herein), or if at any time after the execution of this instrument such Commission is not existing and performing the duties now assigned to it under the Trust Indenture Act, then the body performing such duties at such time.

   "Company Core Technology" means Company technology that enables the creation of a printed image employing a liquid composition of charged, pigmented thermoplastic particles that are being transferred from an image-bearing surface to a final substrate.

   "Consumables" means (i) consumables and accessories that in each case have a commercial use that is limited to the support and use of LEP Digital Press Products and (ii) support services directly related to the initial installation of and the ongoing repair and maintenance of LEP Digital Press Products.

   "Corporate Trust Office" means the office of the Trustee at which at any particular time its corporate trust business shall be principally administered, which office at the date of execution of this CVR Agreement is located at 101 California Street, San Francisco, CA 94111.

   "CVR Agreement" means this instrument as originally executed and as it may from time to time be supplemented or amended pursuant to the applicable provisions hereof.

   "CVR Measuring Period" means the three-year period commencing on the first day of the first month subsequent to the Closing Time or February 1, 2002, whichever is later.

   "CVR Payout" has the meaning ascribed to it in Section 3.1(b)(i).

   "CVR Report" means a written report of the Buyer, certified by an officer of the Buyer, showing the Revenue for the CVR Measuring Period and the corresponding calculation of the CVR Payout.

   "Default Interest Rate" means the 90-day London Interbank Offering Rate, as published in an Authorized Newspaper, as such rate may change from time to time, plus 400 basis points.

   "Default Issuance Date" means the date upon which the Securities become due and payable pursuant to Section 9.1.

   "Depositary" means, with respect to any Global Securities, any entity designated by Buyer to act as Depositary for such Global Securities (or any successor entity).

   "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

   "Global Security" means a Security that is registered in the Security Register in the name of a Depositary or a nominee thereof.

   "Guaranty" means the Guaranty executed by Hewlett-Packard Company of even date herewith, guaranteeing the payment of the CVR Payout.

   "Holder" means a Person in whose name a Security is registered in the Security Register.

   "Interest Rate" means the 90-day London Interbank Offering Rate, as published in an Authorized Newspaper, as such rate may change from time to time, plus 100 basis points.

   "Issuance Date" means the sixtieth (60th) day following the last day of the CVR Measuring Period (or such earlier date upon which the Buyer delivers the CVR Report to the Trustee).

   "LEP Digital Press Products" means digital press products, including accessories and options (e.g. finishing equipment, sheet feeders) that utilize Company Core Technology.

   "Lower Limit" means one billion United States Dollars (U.S. $1,000,000,000).

   "Maximum CVR Payout" has the meaning ascribed to it in Section 3.1(b)(i)(1).

   "Officers' Certificate" when used with respect to the Buyer means a certificate signed by the president or any vice president, the controller or assistant controller and the treasurer or assistant treasurer or the secretary or any assistant secretary of the Buyer delivered to the Trustee.

   "Opinion of Counsel" means a written opinion of counsel, who may be counsel for the Buyer.

   "Outstanding" when used with respect to Securities means, as of the date of determination, all Securities theretofore authenticated and delivered under this CVR Agreement, except: (a) Securities theretofore cancelled by the Trustee or delivered to the Trustee for cancellation; (b) from and after the earliest of a Default Issuance Date or the Issuance Date, Securities for the payment of which money in the necessary amount has been theretofore deposited with the Trustee or any Paying Agent (other than the Buyer) in trust, or set aside and segregated in trust by the Buyer (if the Buyer shall act as its own Paying Agent) for the Holders of such Securities; and (c) Securities in exchange for or in lieu of which other Securities have been authenticated and delivered pursuant to this CVR Agreement, other than any such Securities in respect of which there shall have been presented to the Trustee proof satisfactory to it that such Securities are held by a bona fide purchaser in whose hands the Securities are valid obligations of the Buyer; provided, however, that in determining whether the Holders of the requisite Outstanding Securities have given any request, demand, direction, consent or waiver hereunder, Securities owned by the Buyer or any Affiliate of the Buyer, whether held as treasury securities or otherwise, shall be disregarded and deemed not to be Outstanding, except that, in determining whether the Trustee shall be protected in relying upon any such request, demand, direction, consent or waiver, only Securities which the Trustee knows to be so owned shall be so disregarded.

   "Paying Agent" means any Person authorized by the Buyer to pay the CVR Payout determined pursuant to Section 5.1, if any, on any Securities on behalf of the Buyer.

   "Permitted Transfer" shall mean (i) the transfer of any or all of the Securities on death by will or intestacy; (ii) the transfer by instrument to an inter vivos or testamentary trust in which the Securities are to be passed to beneficiaries upon the death of the trustee, (iii) transfers to an Affiliate of a Holder; (iv) if the Holder is a partnership or limited liability or similar company, a distribution by the transferring entity to its limited partners or members; (v) by gift; or (vi) a sale or transfer to Buyer or its Affiliates, provided, however, that the transferee or transferees in all such transfers (other than to Buyer or its Affiliates) must agree to be bound by these restrictions on transfer.

   "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, limited liability company, unincorporated organization or government or any agency or political subdivision thereof.

   "Residual Calculation" means the present value, as of the end of the CVR Measuring Period, of remaining minimum contractually committed payments associated with LEP Digital Press Products placed during the CVR Measuring Period under operating leases, provided the placement of such LEP Digital Press Products has not been and will not be recognized as a sale under U.S. GAAP (as applied by the Buyer consistent with its financial SEC reporting practices as of the beginning of the CVR Measuring Period). The present value will be determined by using a discount rate of twelve percent (12%) per year.

   "Responsible Officer" when used with respect to the Trustee means any officer assigned to the Corporate Trust Office and also means, with respect to any particular corporate trust matter, any other officer of the Trustee to whom such matter is referred because of his knowledge of and familiarity with the particular subject.

   "Revenue" means the actual net revenue from the sale or lease of LEP Digital Press Products and Consumables by the Buyer and its Affiliates (and its successors and assigns under this CVR Agreement) during the CVR Measuring Period plus the Residual Calculation. Actual net revenue is to be based on U.S. GAAP, as applied by the Buyer consistent with its financial SEC reporting practices as of the beginning of the CVR Measuring Period, or in the case of successors or assigns under this CVR Agreement which are not Affiliates of Buyer, as such successors or assigns account for net revenue under their standard accounting practices.

   "Securities" shall have the meaning set forth in the preamble to this CVR Agreement.

   "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

   "Security Register" has the meaning ascribed to it in Section 3.5.

   "Subsidiary" means each Person more than 50% of the outstanding Voting Securities of which is owned, directly or indirectly, by the Buyer and/or one or more Subsidiaries.

   "Transfer Instrument" shall have the meaning ascribed to it in Section
5.3(b).

   "Trust Indenture Act" means the Trust Indenture Act of 1939, as amended from time to time, and the rules and regulations promulgated thereunder.

   "Trustee" means the Person named as the "Trustee" in the first paragraph of this CVR Agreement, until a successor Trustee shall have become such pursuant to the applicable provisions of this CVR Agreement, and thereafter "Trustee" shall mean such successor Trustee.

   "Upper Limit" means one billion six hundred million United States Dollars (U.S. $1,600,000,000).

   "Vice President" when used with respect to the Buyer or the Trustee, means any vice president, whether or not designated by a number or a word or words added before or after the title of "Vice President."

   1.2  Compliance and Opinions.

   (a) Upon any application or request by the Buyer to the Trustee to take any action under any provision of this CVR Agreement, the Buyer shall furnish to the Trustee an Officers' Certificate stating that, in the opinion of the signor, all conditions precedent, if any, provided for in this CVR Agreement relating to the proposed action have been complied with and an Opinion of Counsel stating, subject to customary exceptions, that in the opinion of such counsel all such conditions precedent, if any, have been complied with, except that, in the case of any such application or request as to which the furnishing of such documents is specifically required by any provision of this CVR Agreement relating to such particular application or request, no additional certificate or opinion need be furnished.

   (b) Every certificate or opinion with respect to compliance with a condition or covenant provided for in this CVR Agreement shall include: (i) a statement that each individual signing such certificate or opinion has read such covenant or condition and the definitions herein relating thereto; (ii) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based; (iii) a statement that, in the opinion of each such individual, he or she has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and (iv) a statement as to whether, in the opinion of each such individual, such condition or covenant has been complied with.

   1.3   Form of Documents Delivered to Trustee.

   (a) In any case where several matters are required to be certified by, or covered by an opinion of, any specified Person, it is not necessary that all such matters be certified by, or covered by the opinion of, only one such Person, or that they be so certified or covered by only one document, but one such Person may certify or give an opinion with respect to some matters and one or more other such Persons as to other matters, and any such Person may certify or give an opinion as to such matters in one or several documents.

   (b) Any certificate or opinion of an officer of the Buyer may be based, insofar as it relates to legal matters, upon a certificate or opinion of, or representations by, counsel. Any such certificate or Opinion of Counsel may be based, insofar as it relates to factual matters, upon a certificate or opinion of, or representations by, an officer or officers of the Buyer stating that the information with respect to such factual matters is in the possession of the Buyer.

   (c) Any certificate, statement or opinion of an officer of the Buyer or of counsel may be based, insofar as it relates to accounting matters, upon a certificate or opinion of or representations by an accountant or firm of accountants in the employ of the Buyer. Any certificate or opinion of any independent firm of public accountants filed with the Trustee shall contain a statement that such firm is independent.

   (d) Where any Person is required to make, give or execute two or more applications, requests, consents, certificates, statements, opinions or other instruments under this CVR Agreement, they may, but need not, be consolidated and form one instrument.

   1.4   Acts of Holders.

   (a) Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this CVR Agreement to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by an agent duly appointed in writing; and, except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Trustee and, where it is hereby expressly required, to the Buyer. Such instrument or instruments (and the action embodied therein and evidenced thereby) are herein sometimes referred to as the "Act" of the Holders signing such instrument or instruments. Proof of execution of any such instrument or of a writing appointing any such agent shall be sufficient for any purpose of this CVR Agreement and (subject to Section 4.1) conclusive in favor of the Trustee and the Buyer, if made in the manner provided in this Section. The Buyer may set a record date for purposes of determining the identity of Holders entitled to vote or consent to any action by vote or consent authorized or permitted under this CVR Agreement. If not set by the Buyer prior to the first solicitation of a Holder of Securities made by any Person in respect of any such action, or, in the case of any such vote, prior to such vote, the record date for such action shall be the later of ten days prior to the first solicitation of such consent or the date of the most recent list of Holders furnished to the Trustee pursuant to Section 5.2 of this CVR Agreement prior to such solicitation. If a record date is fixed, those Persons who were Holders of Securities at such record date (or their duly designated proxies), and only those Persons, shall be entitled to take such action by vote or consent or, except with respect to clause (d) below, to revoke any vote or consent previously given, whether or not such Persons continue to be Holders after such record date. No such vote or consent shall be valid or effective for more than one hundred twenty (120) days after such record date.

   (b) The fact and date of the execution by any Person of any such instrument or writing may be proved in any reasonable manner that the Trustee deems sufficient.

   (c) The ownership of Securities shall be proved by the Security Register. Neither the Buyer nor the Trustee nor any Agent of the Buyer or the Trustee shall be affected by any notice to the contrary.

   (d) At any time prior to (but not after) the evidencing to the Trustee, as provided in this Section 1.4, of the taking of any action by the Holders of the Securities specified in this CVR Agreement in connection with such action, any Holder of a Security the serial number of which is shown by the evidence to be included among the serial numbers of the Securities the Holders of which have consented to such action may, by filing written notice at the Corporate Trust Office and upon proof of holding as provided in this Section 1.4, revoke such action so far as concerns such Security. Any request, demand, authorization, direction, notice, consent, waiver or other action by the Holder of any Security shall bind every future Holder of the same Security or the Holder of every Security issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof, in respect of anything done, suffered or omitted to be done by the Trustee, any Paying Agent or the Buyer in reliance thereon, whether or not notation of such action is made upon such Security.

   1.5  Notices, etc. to Trustee and Buyer.

   Any request, demand, authorization, direction, notice, consent, waiver or Act of Holders or other document provided or permitted by this CVR Agreement to be made upon, given or furnished to, or filed with:

      (a) the Trustee by any Holder, by the Buyer or by the Depository shall be sufficient for every purpose hereunder if made, given, furnished or filed, in writing, to or with the Trustee at its Corporate Trust Office; or

      (b) the Buyer by the Trustee, by the Depository or by any Holder shall be sufficient for every purpose hereunder if in writing and mailed, first-class postage prepaid, to the Buyer addressed to it at 3000 Hanover Street, Mail Stop 20-BQ, Palo Alto, CA 94304, Attention: General Counsel, or at any other address previously furnished in writing to the Trustee by the Buyer.

      (c) the Depositary by the Trustee, by any Holder or by the Buyer shall be sufficient for every purpose hereunder if in writing and mailed first-class
   postage prepaid, to the Depositary at                 , or at such other
   address previously furnished to the Trustee, Holders and Buyer in writing by the Depositary.

   1.6  Notice to Holders; Waiver.

   (a) Where this CVR Agreement provides for notice to Holders of any event, such notice shall be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid or sent by overnight delivery, to each Holder affected by such event, at its address as it appears in the Security Register, not later than the latest date, and not earlier than the earliest date, prescribed for the giving of such notice. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder shall affect the sufficiency of such notice with respect to other Holders. Where this CVR Agreement provides for notice in any manner, such notice may be waived in writing by the Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice. Waivers of notice by Holders shall be filed with the Trustee, but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such waiver.

   (b) In case by reason of the suspension of regular mail or overnight delivery service or by reason of any other cause, it shall be impracticable to mail or deliver notice of any event as required by any provision of this CVR Agreement, then any method of giving such notice as shall be satisfactory to the Trustee shall be deemed to be a sufficient giving of such notice.

   1.7 Conflict with Trust Indenture Act. If any provision hereof limits, qualifies or conflicts with another provision hereof which is required to be included in this CVR Agreement by any of the provisions of the Trust Indenture Act, such required provision shall control.

   1.8 Effect of Headings and Table of Contents. The Article and Section headings herein and the Table of Contents are for convenience only and shall not affect the construction hereof.

   1.9 Successors and Assigns. All covenants and agreements in this CVR Agreement by the Buyer shall bind its successors and assigns, whether so expressed or not.

   1.10 Benefits of Agreement. Nothing in this CVR Agreement or in the Securities, express or implied, shall give to any Person (other than the parties hereto and their successors hereunder, any Depositary, Paying Agent and the Holders) any benefit or any legal or equitable right, remedy or claim under this CVR Agreement or under any covenant or provision herein contained, all such covenants and provisions being for sole benefit of the parties hereto and their successors and of the Holders.

   1.11 Governing Law. This CVR Agreement shall be governed by and construed in accordance with the laws of the State of New York including, without limitation, Sections 5-1401 and 5-1402 of the New York General Obligations Law and New York Civil Practice Laws and Rules 327(B). Each of the Buyer, the Trustee, the Depository and each of the Holders by their acceptance of the Securities hereby irrevocably consents to the exclusive jurisdiction and venue of any court within the State of New York in connection with any matter based upon or arising out of this CVR Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of New York for such persons and waives any covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.

   1.12 Legal Holidays. In the event that the Issuance Date or a Default Issuance Date, as the case may be, shall not be a Business Day, then (notwithstanding any provision of this CVR Agreement or the Securities to the contrary) payment on the Securities need not be made on such date, but may be made, without the accrual of any interest thereon, on the next succeeding Business Day with the same force and effect as if made on the Issuance Date or a Default Issuance Date, as the case may be.

   1.13 Separability Clause. In case any provision in this CVR Agreement or in the Securities shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

   1.14 No Recourse Against Others. A director, officer, employee or stockholder, as such, of the Buyer, the Trustee or the Depository shall not have any liability for any obligations of the Buyer or the Trustee under the Securities or the Agreement or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Security each Holder waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Securities.

   1.15 Counterparts. This Agreement shall be signed in any number of counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this CVR Agreement.

   1.16 Acceptance of Trust. Chase Manhattan Bank and Trust Company, National Association, the Trustee named herein, hereby accepts the trusts in this CVR Agreement declared and provided, upon the terms and conditions set forth herein.

                                  ARTICLE II

                                SECURITY FORMS

   2.1 Forms Generally. The Global Security or Global Securities and the Trustee's certificate of authentication shall be in substantially the forms set forth in Exhibit A, attached hereto and incorporated herein by this reference, with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by this CVR Agreement and may have such letters, numbers or other marks of identification and such legends or endorsements placed thereon as may be required by law or any rule or regulation, all as may be determined by the officers executing such Global Security or Global Securities, as evidenced by their execution of the Global Security or Global Securities. Any portion of the text of any Global Security or Global Securities may be set forth on the reverse thereof, with an appropriate reference thereto on the face of the Global Security or Global Securities.

   The definitive Global Security or Global Securities shall be typewritten, printed, lithographed or engraved on steel engraved borders or produced by any combination of these methods, all as determined by the officers executing such Global Security or Global Securities, as evidenced by their execution of such Global Security or Global Securities.

   2.2  Legends.  The following legend shall appear on the face of each Global
Security:

      THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE CVR AGREEMENT HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE DEPOSITARY OR A NOMINEE OF THE DEPOSITARY, WHICH MAY BE TREATED BY THE BUYER, THE TRUSTEE AND ANY AGENT THEREOF AS OWNER AND HOLDER OF THIS SECURITY FOR ALL PURPOSES.

      UNLESS AND UNTIL THIS SECURITY IS EXCHANGED IN WHOLE OR IN PART FOR REGISTERED SECURITIES IN DEFINITIVE REGISTERED FORM IN THE LIMITED CIRCUMSTANCES REFERRED TO IN THE CVR AGREEMENT, THIS GLOBAL SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.

   2.3  Global Securities.  The provisions of Clauses (1), (2), (3), (4) and
(5) below shall apply only to any Securities that are issued in the form of Global Securities:

      (1) Each Global Security authenticated under this CVR Agreement shall be registered in the name of the Depositary designated for such Global Security or a nominee thereof and delivered to such Depositary or a nominee thereof or custodian therefore, and each such Global Security shall constitute a single Security for all purposes of this CVR Agreement.

      (2) Notwithstanding any other provision in this CVR Agreement, no Global Security may be exchanged in whole or in part for Securities registered, and no transfer of a Global Security in whole or in part may be registered, in the name of any Person other than the Depositary for such Global Security or a nominee thereof, except in the limited circumstances set forth in Section 2.4, below.

      (3) Subject to Clause (2) above, any exchange of a Global Security for other Securities may be made in whole or in part, and all Securities issued in exchange for a Global Security or any portion thereof shall be registered in such names as the Depositary for such Global Security shall direct.

      (4) Every Security authenticated and delivered upon registration of transfer of, or in exchange for or in lieu of, a Global Security or any portion thereof shall be authenticated and delivered in the form of, and shall be, a Global Security, unless such Security is registered in the name of a Person other than the Depositary for such Global Security or a nominee thereof as provided in Section 2.4, below.

      (5) The Depositary or its nominee, as registered owner of a Global Security, shall be the Holder of such Global Security for all purposes under the CVR Agreement and the Securities, and owners of beneficial interests in the Global Security shall hold such interests pursuant to the applicable procedures of the Depositary. Accordingly, any such owner's beneficial interest in a Global Security will be shown only on, and the transfer of such interest shall be effected only through, records maintained by the Depositary or its nominee and such owners of beneficial interest in a Global Security will not be considered the owners or holders thereof.

   Section 2.4  Securities in Certificated Form.

   (a) So long as the Depositary is the registered holder and owner of any Global Security hereunder, the Depositary will be considered the sole owner and holder of the related Securities for all purposes of such Securities and for all purposes under this CVR Agreement. Except as set forth below, owners of beneficial interests in a Global Security: (i) will not be entitled to have the Securities represented by such Global Security registered in their names; (ii) will not receive or be entitled to receive physical delivery of Securities in certificated form; and (iii) will not be considered to be the owners or holders of any Securities under the CVR Agreement or of such Global Security.

   (b) The Securities represented by a Global Security or Global Securities shall only be issued in certificated form (the "Certificated Securities") in the following circumstances:

      (i) at any time there are fewer than ten beneficial owners of the Securities;

      (ii) the Depositary notifies the Buyer that it is unwilling or unable to continue as depositary for such Global Security and there is no successor depositary; or

      (iii) the Buyer, in its discretion, at any time determines not to have all of the Securities represented by a Global Security and notifies the Trustee thereof.

   (c) In the event that the Buyer is required, pursuant to Section 2.4(b), to issue Certificated Securities in exchange for Securities represented by a Global Security, the Buyer may make such insertions, omissions, substitutions, modifications and such other variations to the form of Global Security attached hereto as Exhibit A, as may be determined by such officers of Buyer executing such Certificated Securities in order to issue such Securities in certificated form, as appropriate as determined by the Buyer in good faith. In addition, in the event that the Buyer is required to issue Certificated Securities in exchange for Securities represented by a Global Security or Global Securities, the terms of this CVR Agreement which reference or relate specifically to (i) a Global Security or Global Securities and are otherwise silent as to Certificated Securities shall be deemed to be amended to refer or relate to the Certificated Securities and (ii) Beneficial Owners with respect to a Global Security or Global Securities and are otherwise silent as to Holders of Securities or Holders of Certificated Securities shall be deemed to be amended to refer to the Holders of the Certificated Securities, in each case, as may be appropriate.

                                  ARTICLE III

                                THE SECURITIES

   3.1  Title and Terms.

   (a) The aggregate number of Securities represented by the Global Security or Global Securities that may be authenticated and delivered under this CVR
Agreement is limited to           , representing a maximum CVR Payout of
$        , except for Securities authenticated and delivered upon registration of permitted transfer of, or in exchange for, or in lieu of, other Securities.

   (b) The Securities shall be known and designated as the "Contingent Value Rights" of the Buyer. The Holders shall be entitled to the following consideration, to be delivered by the Trustee in accordance with the procedures set forth herein, as follows:

      (i) On the Issuance Date, each Security outstanding immediately prior to the Issuance Date shall be deemed cancelled and extinguished and automatically converted into and become the right to receive the CVR Payout, if any, as provided below in this Section 3.1(b). For purposes of this CVR Agreement, "CVR Payout" means, for each Security outstanding immediately prior to the Issuance Date, that amount equal to:

          (1) if the Revenue during the CVR Measuring Period is equal to or greater than the Upper Limit, $4.50 (the "Maximum CVR Payout");

          (2) if the Revenue during the CVR Measuring Period is less than the Upper Limit but greater than the Lower Limit, the dollar amount equal to the product of (x) $4.50 multiplied by the quotient obtained by dividing
       (y) the number by which Revenue exceeds the Lower Limit by (z) $600,000,000; and

          (3) if the Revenue during the CVR Measuring Period is less than or equal to the Lower Limit, $0.

      (ii) On the Issuance Date, Buyer shall pay the CVR Payout for all Securities to the Trustee by wire transfer and the Trustee shall pay the Holders of the Securities the CVR Payout amount required hereunder;

      (iii) Upon payment by the Buyer of the CVR Payout and transfer of such amount by the Trustee to the Holder of any Global Securities in accordance with Section 3.1(b)(ii) and subsequent payment by the Depositary to the Beneficial Owners in accordance with Section 5.4(c), such Global Securities shall be surrendered to the Trustee for cancellation;

      (iv) The Trustee shall not be required under any circumstances to calculate the CVR Payout and need not investigate or confirm any information in the CVR Report or the adequacy of the CVR Payout amount but may rely conclusively on the CVR Payout amount specified in writing by Buyer in an Officer's Certificate delivered to the Trustee, as being sufficient for all purposes under this CVR Agreement.

   (c) Except to the extent a portion of the CVR Payout is required to be treated as imputed interest pursuant to applicable law, the parties hereto agree to treat the CVR Payout for all purposes as additional consideration for the shares of the Company exchanged pursuant to the Offer Agreement.

   (d) Each of the Holders of any Security, by acceptance thereof, agrees that:

      (i) the Buyer and its Affiliates shall be entitled in their sole discretion to establish and modify from time to time all aspects of Buyer's program for the development, manufacturing, marketing and sale of any products, including, without limitation, the LEP Digital Press Products and Consumables, including product design, functionality and features, development processes, roadmaps and timelines, evaluation, testing and release readiness, procurement of materials and components, manufacturing, marketing and sales and staffing and funding for any of the foregoing (any or all of which may be performed by the Buyer or its Affiliates using its internal resources or by third parties pursuant to outsourcing or other contractual relationships with the Buyer or its Affiliates); and

      (ii) the Buyer and its Affiliates have no obligation to initiate or continue research, development, commercialization, marketing or sales activities with respect to any products, including, without limitation, the LEP Digital Press Products and Consumables and, in the Buyer's sole and subjective discretion, the Buyer and its Affiliates may abandon efforts to research, develop, commercialize, market or sell any or all products, including, without limitation, the LEP Digital Press Products and Consumables. No joint venture, partnership or other fiduciary relationship between the Buyer and the holders of the Securities is created by this CVR Agreement or the Securities.

   (e) Other than in the case of interest payable after a Default Issuance Date, no interest shall accrue on any amounts payable with respect to the Securities after Buyer transfers the CVR Payout to the Trustee.

   (f) In the event that all of the Securities not previously cancelled shall have become due and payable pursuant to the terms hereof, and the Buyer has paid or caused to be paid or deposited with the Trustee all amounts payable to the Holders under this CVR Agreement, then this CVR Agreement shall cease to be of further effect and shall be deemed satisfied and discharged. Notwithstanding the satisfaction and discharge of this CVR Agreement, the obligations of the Buyer under Section 4.7(c) shall survive.

   3.2 Registrable Form. Except as provided in Section 2.4, the Securities issued hereunder shall be Global Securities and shall be issuable only in registered form.

   3.3  Execution, Authentication, Delivery and Dating.

   (a) The Securities shall be executed on behalf of the Buyer by its president or any vice president or its treasurer, but need not be attested. The signature of any of these officers on the Securities may be manual or facsimile.

   (b) The Securities bearing the manual or facsimile signatures of individuals who were, at the time of execution, the proper officers of the Buyer shall bind the Buyer, notwithstanding that such individuals or any of them have ceased to hold such offices prior to the authentication and delivery of such Securities or did not hold such offices at the date of such Securities.

   (c) At any time and from time to time after the execution and delivery of this CVR Agreement, the Buyer may deliver Securities executed by the Buyer to the Trustee for authentication, together with a Buyer Order for the authentication and delivery of such Securities; and the Trustee, in accordance with such Buyer Order, shall authenticate and deliver such Securities as provided in this CVR Agreement and not otherwise.

   (d) Each Security shall be dated the date of its authentication.

   (e) No Security shall be entitled to any benefit under this CVR Agreement or be valid or obligatory for any purpose unless there appears on such Security a certificate of authentication substantially in the form provided for herein duly executed by the Trustee, by manual or facsimile signature of an authorized officer, and such certificate upon any Security shall be conclusive evidence, and the only evidence, that such Security has been duly authenticated and delivered hereunder and that the Holder is entitled to the benefits of this CVR Agreement.

   3.4  Mutilated, Destroyed, Lost and Stolen Securities.

   (a) If (i) any mutilated Security is surrendered to the Trustee, or (ii) the Buyer and the Trustee receive evidence to their satisfaction of the destruction, loss or theft of any Security, and there is delivered to the Buyer and the Trustee such security or indemnity as may be required by them to save each of them harmless, then, in the absence of notice to the Buyer or the Trustee that such Security has been acquired by a bona fide purchaser, the Buyer shall execute and, upon delivery of a Buyer Order, the Trustee shall authenticate and deliver, in exchange for any such mutilated Security or in lieu of any such destroyed, lost or stolen Security, a new Security of like tenor and amount of Securities, bearing a number not contemporaneously outstanding.

   (b) In case any such mutilated, destroyed, lost or stolen Security has become or is to become due and payable within fifteen days, the Buyer in its discretion may, instead of issuing a new Security, pay to the Holder of such Security on the Issuance Date or a Default Issuance Date, as the case may be, all amounts due and payable with respect thereto.

   (c) Upon the issuance of any new Securities under this Section, the Buyer shall pay any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Trustee) connected therewith.

   (d) Every new Security issued pursuant to this Section in lieu of any destroyed, lost or stolen Security shall constitute an original additional contractual obligation of the Buyer, whether or not the destroyed, lost or stolen Security shall be at any time enforceable by anyone, and shall be entitled to all benefits of this CVR Agreement equally and proportionately with any and all other Securities duly issued hereunder.

   (e) The provisions of this Section are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Securities.

   3.5 Registration of Global Securities. The Buyer shall cause to be kept at the office of the Trustee a register (the register maintained in such office and in any other office or agency designated pursuant to Section 10.2 being herein sometimes referred to as the "Security Register") in which, subject to such reasonable regulations as it may prescribe, the Buyer shall provide for the registration of the Global Securities. The Trustee is hereby initially appointed "Security Registrar" for the purpose of registering and transferring the Global Securities to the extent provided for in Article II.

   3.6 Persons Deemed Owners. Prior to the time of due presentment for registration of transfer, the Buyer, the Trustee and any agent of the Buyer or the Trustee may treat the Person in whose name any Security is registered as the owner of such Security for the purpose of receiving payment on such Security and for all other purposes whatsoever, whether or not such Security be overdue, and neither the Buyer, the Trustee nor any agent of the Buyer or the Trustee shall be affected by notice to the contrary.

   3.7 Cancellation. All Securities surrendered for payment, registration of transfer or exchange shall, if surrendered to any Person other than the Trustee, be delivered to the Trustee and shall be promptly canceled by it. The Buyer may at any time deliver to the Trustee for cancellation any Securities previously authenticated and delivered hereunder which the Buyer may have acquired in any manner whatsoever, and the Trustee shall promptly cancel all Securities so delivered. No Securities shall be authenticated in lieu of or in exchange for any Securities canceled as provided in this Section, except as expressly permitted by this CVR Agreement. All cancelled Securities held by the Trustee shall be destroyed and the Trustee shall issue a certificate of destruction to the Buyer, unless otherwise directed by a Buyer Order.

                                  ARTICLE IV

                                  THE TRUSTEE

   4.1  Certain Duties and Responsibilities.

   (a) The Trustee, prior to the occurrence of an Event of Default with respect to the Securities and after the curing or waiving of all Events of Default which may have occurred, undertakes to perform such duties and only such duties as are specifically set forth in this CVR Agreement and no implied covenants shall be read into this CVR Agreement against the Trustee. In case an Event of Default with respect to the Securities has occurred (which has not been cured or waived), the Trustee shall exercise such of the rights and powers vested in it by this CVR Agreement, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of his own affairs.

   (b) In the absence of bad faith on its part, prior to the occurrence of an Event of Default and after the curing or waiving of all such Events of Default which may have occurred, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this CVR Agreement; but in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Trustee, the Trustee shall be under a duty to examine the same to determine whether or not they conform to the requirements of this CVR Agreement.

   (c) No provision of this CVR Agreement shall be construed to relieve the Trustee from liability for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that (i) this Subsection (c) shall not be construed to limit the effect of Subsections (a) and (b) of this Section; (ii) the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it shall be proved that the Trustee was negligent in ascertaining the pertinent facts; (iii) no provision of this CVR Agreement shall require the Trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers; and (iv) the Trustee shall not be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with the direction of the Holders pursuant to Section 9.9 relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred upon the Trustee, under this CVR Agreement.

   (d) Whether or not therein expressly so provided, every provision of this CVR Agreement relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to the provisions of this Section and shall extend to the Depositary, Paying Agent, Securities Registrar and any other agent of the Buyer.

   4.2 Certain Rights of Trustee. Subject to the provisions of Section 4.1, including, without limitation, the duty of care that the Trustee is required to exercise upon the occurrence of an Event of Default:

      (a) the Trustee may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties and the Trustee need not investigate any fact or matter stated in the document;

      (b) any request or direction or order of the Buyer mentioned herein shall be sufficiently evidenced by a Buyer Request or Buyer Order and any resolution of the Board of Directors may be sufficiently evidenced by a Board Resolution and the Trustee shall not be liable for any action it takes or omits to take in good faith reliance thereon;

      (c) whenever in the administration of this CVR Agreement the Trustee shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Trustee (unless other evidence be herein specifically prescribed) may, in the absence of bad faith on its part, request and rely upon an Officers' Certificate and the Trustee shall not be liable for any action it takes or omits to take in good faith reliance thereon or an Opinion of Counsel;

      (d) the Trustee may consult with counsel and the written advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with such advice or Opinion of Counsel;

      (e) the Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this CVR Agreement at the request or direction of any of the Holders pursuant to this CVR Agreement, unless such Holders shall have offered to the Trustee reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction;

      (f) the Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, appraisal, bond, debenture, note, coupon, security, or other paper or document, but the Trustee in its discretion may make such further inquiry or investigation into such facts or matters as it may see fit;

      (g) the Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys and the Trustee shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed with due care by it hereunder; and

      (h) the Trustee shall not be liable for any action taken, suffered or omitted to be taken by it in good faith and believed by it to be authorized or within the discretion or rights or powers conferred upon it by this CVR Agreement.

      (i) The permissive rights of the Trustee to do things enumerated in this Agreement shall not be construed as a duty unless so specified herein.

   4.3 Notice of Default. If a default occurs hereunder with respect to the Securities, the Trustee shall give the Holders notice of any such default actually known to it as and to the extent provided by the Trust Indenture Act; provided, however, that in the case of any default of the character specified in Section 9.1(b) with respect to the Securities, no such notice to Holders shall be given until at least 30 days after the occurrence thereof. For the purpose of this Section, the term "default" means any event that is, or after notice or lapse of time or both would become, an Event of Default with respect to the Securities.

   4.4 Not Responsible for Recitals or Issuance of Securities. The Trustee shall not be accountable for the Buyer's use of the Securities or the proceeds from the Securities. The recitals contained herein and in the Securities, except the Trustee's certificate of authentication, shall be taken as the statements of the Buyer, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity, sufficiency or priority of this CVR Agreement or of the Securities.

   4.5 May Hold Securities. The Trustee, the Depositary, any Paying Agent, Security Registrar or any other agent of the Buyer, in its individual or any other capacity, may become the owner or pledgee of Securities, and, subject to Sections 4.8 and 4.13, may otherwise deal with the Buyer with the same rights it would have if it were not Trustee, Depositary, Paying Agent, Security Registrar or such other agent.

   4.6 Money Held in Trust. Money held by the Trustee in trust hereunder need not be segregated from other funds except to the extent required by law. The Trustee shall be under no liability for interest on any money received by it hereunder.

   4.7  Compensation and Reimbursement.  The Buyer agrees:

   (a) to pay to the Trustee from time to time reasonable compensation for all services rendered by it hereunder (which compensation shall not be limited by any provision of law in regard to the compensation of a trustee of an express trust);

   (b) except as otherwise expressly provided herein, to reimburse the Trustee upon its request for all reasonable expenses, disbursements and advances incurred or made by the Trustee in accordance with any provision of this CVR Agreement (including the reasonable compensation and the expenses and disbursements of its agents and counsel), except any such expense, disbursement or advance as may be attributable to the Trustee's negligence or willful misconduct; and

   (c) to indemnify the Trustee and each of its agents, officers, directors and employees (each an "indemnitee") for, and to hold it harmless against, any loss, liability or expense (including attorneys fees and expenses) incurred without negligence or willful misconduct on its part, arising out of or in connection with the acceptance or administration of this trust and the performance of its duties hereunder, including the costs and expenses of defending itself against any claim or liability in connection with the exercise or performance of any of its powers or duties hereunder. The Buyer's payment obligations pursuant to this Section shall survive the termination of this CVR Agreement. When a Trustee incurs expenses after the occurrence of an Event of Default specified in Section 9.1(c) or 9.1(d) with respect to the Buyer, the expenses are intended to constitute expenses of administration under bankruptcy laws.

   4.8  Disqualification; Conflicting Interests.

   (a) If the Trustee has or shall acquire any conflicting interest within the meaning of the Trust Indenture Act, it shall, within ninety days after ascertaining that it has such conflicting interest, either eliminate such conflicting interest or resign to the extent and in the manner provided by, and subject to the provisions of, the Trust Indenture Act and this CVR Agreement. The Buyer shall take prompt steps to have a successor appointed in the manner provided in this CVR Agreement.

   (b) In the event the Trustee shall fail to comply with the foregoing subsection (a), the Trustee shall, within ten days of the expiration of such ninety-day period, transmit a notice of such failure to the Holders.

   4.9 Corporate Trustee Required; Eligibility. There shall at all times be a Trustee hereunder which shall be a corporation that is eligible pursuant to the Trust Indenture Act to act as such and has a combined capital and surplus of at least $15 million. If such corporation publishes reports of condition at least annually, pursuant to law or to the requirements of a supervising or examining authority, then for the purposes of this Section, the combined capital and surplus of such corporation shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published. If at any time the Trustee shall cease to be eligible in accordance with the provisions of this Section, it shall resign immediately in the manner and with the effect hereinafter specified in this Article.

   4.10  Resignation and Removal; Appointment of Successor.

   (a) No resignation or removal of the Trustee and no appointment of a successor Trustee pursuant to this Article shall become effective until the acceptance of appointment by the successor Trustee under Section 4.11.

   (b) The Trustee, or any trustee or trustees hereafter appointed, may resign at any time by giving written notice thereof to the Buyer. If an instrument of acceptance by a successor Trustee shall not have been delivered to the Trustee within thirty days after the giving of such notice of resignation, the resigning Trustee may petition any court of competent jurisdiction for the appointment of a successor Trustee.

   (c) The Trustee may be removed at any time by an act of the Holders of a majority of the Outstanding Securities, delivered to the Trustee and to the Buyer.

   (d) If at any time:

      (1) the Trustee shall fail to comply with Section 4.8 after written request therefor by the Buyer or by any Holder who has been a bona fide Holder of a Security for at least six months, or

      (2) the Trustee shall cease to be eligible under Section 4.9 and shall fail to resign after written request therefor by the Buyer or by any such Holder, or

      (3) the Trustee shall become incapable of acting or shall be adjudged a bankrupt or insolvent, or a receiver of the Trustee or of its property shall be appointed, or any public officer shall take charge or control of the Trustee or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, then, in any case, (i) the Buyer, by a Buyer Request, may remove the Trustee, or (ii) the Holder of any Security who has been a bona fide Holder of a Security for at least six months may, on behalf of himself and all others similarly situated, petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

   (e) If the Trustee shall resign, be removed or become incapable of acting, or if a vacancy shall occur in the office of Trustee for any cause, the Buyer, by a Buyer Order, shall promptly appoint a successor Trustee. If, within one year after any removal by Holders of a majority of the Outstanding Securities, a successor Trustee shall be appointed by act of the Holders of a majority of the Outstanding Securities delivered to the Buyer and the retiring Trustee the successor Trustee so appointed shall, forthwith upon its acceptance of such appointment in accordance with Section 4.11, become the successor Trustee and supersede the successor Trustee appointed by the Buyer. If no successor Trustee shall have been so appointed by the Buyer or the Holders of the Securities and accepted appointment within sixty (60) days after the retiring Trustee tenders its resignation or is removed, the retiring Trustee may, or, the Holder of any Security who has been a bona fide Holder for at least six months may on behalf of himself and all others similarly situated, petition any court of competent jurisdiction for the appointment of a successor Trustee.

   (f) The Buyer shall give notice of each resignation and each removal of the Trustee and each appointment of a successor Trustee by mailing written notice of such event by first-class mail, postage prepaid, to the Holders of Securities as their names and addresses appear in the Security Register. Each notice shall include the name of the successor Trustee and the address of its Corporate Trust Office. If the Buyer fails to send such notice within ten (10) days after acceptance of appointment by a successor Trustee, it shall not be a default hereunder but the successor Trustee shall cause the notice to be mailed at the expense of the Buyer.

   4.11  Acceptance of Appointment of Successor.

   (a) Every successor Trustee appointed hereunder shall execute, acknowledge and deliver to the Buyer and to the retiring Trustee an instrument accepting such appointment, and thereupon the resignation or removal of the retiring Trustee shall become effective and such successor Trustee, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts and duties of the retiring Trustee; but, upon request of the Buyer or the successor Trustee, such retiring Trustee shall, upon payment of its charges, execute and deliver an instrument transferring to such successor Trustee all the rights, powers and trusts of the retiring Trustee, and shall duly assign, transfer and deliver to such successor Trustee all property and money held by such retiring Trustee hereunder. Upon request of any such successor Trustee, the Buyer shall execute any and all instruments for more fully and certainly vesting in and confirming to such successor Trustee all such rights, powers and trusts.

   (b) No successor Trustee shall accept its appointment unless at the time of such acceptance such successor Trustee shall be qualified and eligible under this Article.

   4.12 Merger, Conversion, Consolidation or Succession to Business. Any corporation into which the Trustee may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Trustee shall be a party, or any corporation succeeding to all or substantially all of the corporate trust business of the Trustee, by sale or otherwise shall be the successor of the Trustee hereunder, provided such corporation shall be otherwise qualified and eligible under this Article, without the execution or filing of any paper or any further act on the part of any of the parties hereto. In case any Securities shall have been authenticated, but not delivered, by the Trustee then in office, any successor by merger, conversion, sale or consolidation to such authenticating Trustee may adopt such authentication and deliver the Securities so authenticated with the same effect as if such successor Trustee had itself authenticated such Securities; and such certificate shall have the full force which it is anywhere in the Securities or in this CVR Agreement provided that the certificate of the Trustee shall have; provided that the right to adopt the certificate of authentication of any predecessor Trustee shall apply only to its successor or successors by merger, conversion, sale or consolidation.

   4.13 Preferential Collection of Claims Against Buyer. If and when the Trustee shall be or shall become a creditor of the Buyer (or any other obligor upon the Securities) the Trustee shall be subject to the provisions of the Trust Indenture Act regarding the collection of claims against the Buyer (or any such other obligor).

                                   ARTICLE V

                          DEPOSITARY AND PAYING AGENT

   5.1 Deposit of Securities. At the time of issuance of the Securities, there shall be deposited with the Chase Manhattan Bank and Trust Company, National Association, as depositary and paying agent (in such context, including any successors thereto appointed in accordance with Section 5.10, the "Depositary" or alternatively the "Paying Agent") one or more Global Securities registered in the name of the Depositary.

   5.2  Buyer to Provide List of Beneficial Owners; Notification.

   (a) Promptly following the issuance of the Securities, the Buyer shall deliver to the Depositary a list in such form as the Depositary shall reasonably require, of the names and addresses of beneficial owners and/or persons holding Securities on behalf of the beneficial owners of such Securities (together, the "Beneficial Owners" and such list the "Beneficial Owner List"), such list substantially in the form of Exhibit B-1, attached hereto.

   (b) Within a reasonable time after receipt by the Depositary of the Beneficial Owner List, the Depositary shall prepare and transmit to the Beneficial Owners a notice, in form and substance acceptable to the Buyer, substantially in the form of Exhibit B-2, attached hereto, indicating the beneficial interest in the Global Securities held by each such Beneficial Owner.

   5.3  Registration, Permitted Transfers and Exchanges.

   (a) Any beneficial interest in the Global Security (or in the case that Certificated Securities are issued pursuant to Section 2.4, a Certificated Security) may not be sold (except to the Buyer), assigned, pledged, encumbered, or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer in accordance with this Section 5.3 and in compliance with applicable United States' federal and state securities laws and the terms and conditions hereof.

   (b) In order to effectuate a Permitted Transfer of all or part of the beneficial interest in the Global Security of a Beneficial Owner, the requesting Beneficial Owner shall deliver to the Depositary a written instrument or instruments of transfer in form reasonably satisfactory to the Buyer and the Depositary, substantially in the form of Exhibit C attached hereto, duly executed by the Beneficial Owner or by a duly authorized representative or attorney thereof (a "Transfer Instrument") on which the Trustee may conclusively rely.

   (c) On any Business Day on which the Depositary receives a Transfer Instrument prior to 1:00 p.m. (Pacific Time) to reflect a specific Permitted Transfer resulting in an increase or decrease on the Beneficial Owner List of the beneficial interest in the Global Security held by the requesting Beneficial Owner, and/or if applicable to indicate a transfer to a new Beneficial Owner, the Depositary shall, no later than 3:30 p.m. (Pacific Time) that day, either approve or disapprove such Transfer Instrument. A Transfer Instrument received after 1:00 p.m. (Pacific Time) on any Business Day shall be approved or disapproved by the Depositary by 9:00 a.m. (Pacific Time) the immediately succeeding Business Day. Promptly following the approval of such Transfer Instrument, the Depositary shall note such increase or decrease of such Beneficial Owner's beneficial interest in the Global Security or the addition of a new Beneficial Owner on the Beneficial Owner List and such new Beneficial Owner's beneficial interest in the Global Security.

   (d) No service charge shall be made for any registration of transfer or exchange of beneficial ownership interests in a Global Security but the Buyer may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of such beneficial interest.

   5.4  Calculation of CVR Payout.

   (a) The Buyer shall deliver to the Depositary, on or before the Issuance
Date:

      (i) an Officers' Certificate certifying the Revenue for the CVR Measuring Period and setting forth the calculation of the CVR Payout, if any, and amount of the consideration per such Security payable on the Issuance Date. The Depositary shall be protected in relying upon such Officers' Certificate and shall be under no duty to investigate the facts underlying such Officers' Certificate or the CVR Report; and

      (ii) the CVR Report.

   (b) As soon as practicable after the Issuance Date, and in any event not later than ten (10) Business Days following the Issuance Date, the Depositary shall mail to all Beneficial Owners of beneficial interests in the Global Security that were converted into the right to receive the CVR Payout, a copy of the CVR Report.

   (c) Upon receipt by the Depositary of the CVR Payout from the Trustee in accordance with the provisions hereof, the Depositary shall pay such amount due each such Beneficial Owner by wire transfer to the extent the Depositary has been provided with the wire transfer instruction or otherwise by U.S. dollar check.

   (d) Until surrendered and cancelled in accordance with the provisions of this Section, each beneficial interest in the Global Security shall represent for all purposes only the right to receive the CVR Payout.

   (e) The Buyer and the Depositary shall be entitled to deduct and withhold from the CVR Payout otherwise payable pursuant to this CVR Agreement to any Beneficial Owner of a beneficial interest in the Global Security such amounts as Buyer or the Depositary is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law. To the extent that amounts are so withheld by the Buyer or the Depositary, such withheld amounts shall be treated for all purposes of this CVR Agreement as having been paid to the Beneficial Owner of the beneficial interest in the Global Security in respect of which such deduction and withholding was made.

   5.5 Payments With Respect to the Securities. Payment of any amounts pursuant to the Securities (including, without limitation, any Global Securities) shall be made in such coin or currency of the United States of America, as at the time is legal tender for the payment of public and private debts. The Buyer may, at its option, pay such amounts by wire transfer or check payable in such money; however, any payment to transfer shall be made by wire transfer.

   5.6 Redemption, etc. In the event of a redemption or any other similar transaction (e.g., tender made and accepted in response to Buyer's invitation) necessitating a reduction in the aggregate principal amount of Global Securities outstanding or an advance refunding of part of the Global Securities outstanding, the Depositary, in its discretion: (a) may request Buyer to issue and authenticate a new Global Security; or (b) may make an appropriate notation on the Global Security indicating the date and amount of such reduction in principal except in the case of final maturity, in which case the certificate will be presented to Buyer prior to payment, if required.

   5.7 Certificated Securities. Following the occurrence of any of the circumstances specified in Section 2.4 of this CVR Agreement, and pursuant to which Buyer determines that Beneficial Owners of a beneficial interest in the Global Securities shall be required to obtain Certificated Securities, Buyer shall notify Trustee and Depositary of the availability of Certificated Securities. In such event, Buyer shall issue, transfer, and exchange Certificated Securities for the Global Securities in appropriate amounts.

   5.8 Notice to Beneficial Owners. If at any time the Depositary as sole and only Holder of the Global Security or Global Securities under this CVR Agreement receives any notice or other communication from the Trustee and directed to the Depositary as the Holder, the Depositary shall promptly thereafter transmit any such notice to the Beneficial Owners as appropriate under the notice. Such notice from the Depositary shall be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to the appropriate recipient or recipients affected by such event, at its address as it appears on the Beneficial Owner List or as otherwise applicable, not later than the latest date, and not earlier than the earliest date, prescribed for the giving of such notice. In any case where notice to the Beneficial Owners is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Beneficial Owner shall affect the sufficiency of such notice with respect to other Beneficial Owners.

   5.9 Depositary as Proxy for Beneficial Owners. In each instance under this CVR Agreement where action is requested by the Holder, the Depositary as the registered Holder of the Global Security shall act as a proxy for the Beneficial Owners with respect to the applicable beneficial interests held by such Beneficial Owners in the Global Security and act expressly in accordance with the directions of the Beneficial Owners.

   5.10  Resignation and Removal; Appointment of Successor.

   (a) The Depositary or any Depositary or Depositaries hereafter appointed, may:

      (i) Resign at any time by giving written notice thereof to the Buyer; or

      (ii) Be removed at any time by (A) an act of the Holders of a majority of the Outstanding Securities, delivered to the Depositary and to the Buyer or
   (B) a Buyer Request, delivered to the Holders.

   No resignation or removal of the Depositary and no appointment of a successor Depositary shall become effective until the acceptance of appointment by the successor Depositary pursuant to this Section 5.10

   (b) If the Depositary shall resign, be removed or become incapable of acting, or if a vacancy shall occur in the office of Depositary for any cause, the Buyer, by written notice of an officer thereof, shall promptly appoint a successor Depositary. If an instrument of acceptance by a successor Depositary shall not have been delivered to the resigning Depositary within thirty (30) days after the giving of such notice of resignation, the resigning Depositary may petition any court of competent jurisdiction for the appointment of a successor Depositary.

   (c) If no successor Depositary shall have been so appointed by the Buyer and accepted appointment within sixty (60) days after the retiring Depositary tenders its resignation or is removed, the retiring Depositary may, or, the Holder of any Security who has been a bona fide Holder for at least six months may on behalf of himself and all others similarly situated, petition any court of competent jurisdiction for the appointment of a successor Depositary.

   (d) The Buyer shall give notice of each resignation and each removal of the Depositary and each appointment of a successor Depositary by mailing written notice of such event by first-class mail, postage prepaid, to the Holders of Securities as their names and addresses appear in the Security Register. Each notice shall include the name of the successor Depositary and the address of its principal office. If the Buyer fails to send such notice within ten (10) days after acceptance of appointment by a successor Depositary, it shall not be a default hereunder but the successor Depositary shall cause the notice to be mailed at the expense of the Buyer.

   (e) Every successor Depositary appointed hereunder shall execute, acknowledge and deliver to the Buyer and to the retiring Depositary an instrument accepting such appointment, and thereupon the resignation or removal of the retiring Depositary shall become effective and such successor Depositary, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts and duties of the retiring Depositary; but, upon request of the Buyer or the successor Depositary, such retiring Depositary shall, upon payment of its charges, execute and deliver an instrument transferring to such successor Depositary all the rights, powers and trusts of the retiring Depositary, and shall duly assign, transfer and deliver to such successor Depositary all property and money held by such retiring Depositary hereunder. Upon request of any such successor Depositary, the Buyer shall execute any and all instruments for more fully and certainly vesting in and confirming to such successor Depositary all such rights, powers and trusts.

   5.11 No Obligation to Advance Funds. Nothing herein shall be deemed to require Depositary to advance funds on behalf of Buyer.

   5.12  Depositary's and Paying Agent's Rights.

   (a) Every provision of this CVR Agreement relating to the conduct or affecting the liability of or affording protection to the Trustee shall extend to the Depositary and Paying Agent.

   (b) The Buyer agrees and each of the Beneficial Owners of any Security, by acceptance thereof shall be deemed to have agreed, that the Trustee and the Depositary designated hereunder may be the same Person with the separate duties and obligations assigned to them under this CVR Agreement.

   5.13  Compensation and Reimbursement.  The Buyer agrees:

      (a) to pay to the Depositary or Paying Agent, as applicable, from time to time reasonable compensation for all services rendered by it hereunder (which compensation shall not be limited by any provision of law in regard to the compensation of a trustee of an express trust);

      (b) except as otherwise expressly provided herein, to reimburse the Depositary or Paying Agent, as applicable, upon its request for all reasonable expenses, disbursements and advances incurred or made by the Depositary or Paying Agent, as applicable, in accordance with any provision of this CVR Agreement (including the reasonable compensation and the expenses and disbursements of its respective agents and counsel), except any such expense, disbursement or advance as may be attributable to the Depositary or Paying Agent's negligence or willful misconduct; and

(c) to indemnify the Depositary and Paying Agent and each of its respective agents, officers, directors and employees (each an "indemnitee") for, and to hold it harmless against, any loss, liability or expense (including attorneys fees and expenses) incurred without negligence or willful misconduct on its part, arising out of or in connection with the acceptance or administration of this trust and the performance of its duties hereunder, including the costs and expenses of defending itself against any claim or liability in connection with the exercise or performance of any of its powers or duties hereunder. The Buyer's payment obligations pursuant to this Section shall survive the termination of this CVR Agreement. When the Depositary or Paying Agent incurs expenses after the occurrence of an Event of Default specified in Section 9.1(c) or 9.1(d) with respect to the Buyer, the expenses are intended to constitute expenses of administration under bankruptcy laws.

                                  ARTICLE VI

                HOLDERS' LISTS AND REPORTS BY TRUSTEE AND BUYER

   6.1 Buyer to Furnish Trustee Names and Addresses of Holders. The Buyer will furnish or cause to be furnished to the Trustee (i) semiannually a list, in such form as the Trustee may reasonably require, of the names and addresses of the Holders as of a recent date, and (ii) at such times as the Trustee may request in writing, within thirty (30) days after receipt by the Buyer of any such request, a list, in such form as the Trustee may reasonably require, of the names and addresses of the Holders as of a date not more than fifteen (15) days prior to the time such list is furnished; provided, however, that if and so long as the Trustee shall be the Security Registrar, no such list need be furnished.

   6.2 Preservation of Information. The Trustee shall preserve, in as current a form as is reasonably practicable, the names and addresses of Holders contained in the most recent list furnished to the Trustee as provided in
Section 6.1 and the names and addresses of Holders received by the Trustee in its capacity as Security Registrar. The Trustee may destroy any list furnished to it as provided in Section 6.1 upon receipt of a new list so furnished.

   6.3  Communications to Holders.

   (a) The rights of the Holders or Beneficial Owners to communicate with other Holders or Beneficial Owners with respect to their rights under this CVR Agreement and the corresponding rights and privileges of the Trustee shall be as provided by the Trust Indenture Act.

   (b) Every Holder and Beneficial Owner of Securities, by receiving and holding the same, agrees with the Buyer and the Trustee that neither the Buyer nor the Trustee shall be deemed to be in violation of law or held accountable by reason of the disclosure of any such information as to the names and addresses of the Holders or Beneficial Owners made pursuant to the Trust Indenture Act.

   6.4  Reports by Trustee.

   (a) Within sixty days after October 31 of each year commencing with 2002, the Trustee shall transmit to all Holders such reports concerning the Trustee and its actions under this CVR Agreement as may be required pursuant to the Trust Indenture Act at the time and in the manner provided pursuant thereto.

   (b) A copy of each such report shall, at the time of such transmission to the Holders, be filed by the Trustee with each stock exchange, if any, upon which the Securities are listed, with the Commission and also with the Buyer. The Buyer will promptly notify the Trustee when the Securities are listed on any stock exchange.

   6.5 Reports by Buyer. The Buyer shall: (a) file with the Trustee, (i) within fifteen days after the Buyer is required to file the same with the Commission, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may from time to time by rules and regulations prescribe) which the Buyer may be required to file with the Commission pursuant to

Section 13 or Section 15(d) of the Exchange Act (such required information, documents and other reports, generally, the "Exchange Act Documents"); or, (ii) if the Buyer is not required to file its Exchange Act Documents, quarterly and annual financial information that would be required pursuant to Section 13 of the Exchange Act in respect of a security listed and registered on a national securities exchange as may be prescribed from time to time in such rules and regulations; and (b) transmit by mail to all Holders, as their names and addresses appear in the Security Register, within thirty days after the filing thereof with the Trustee, such summaries of any information documents and reports required to be filed by the Buyer pursuant to subsection (a) of this Section as may be required by rules and regulations prescribed from time to time by the Commission.

                                  ARTICLE VII

                                  AMENDMENTS

   7.1 Amendments Without Consent of Holders. Without the consent of any Holders, the Buyer and the Trustee, at any time and from time to time, may enter into one or more amendments hereto or to the Securities, for any of the following purposes:

      (a) to convey, transfer, assign, mortgage or pledge to the Trustee as security for the Securities any property or assets; or

      (b) to evidence the succession of another Person to the Buyer, and the assumption by any such successor of the covenants of the Buyer herein and in the Securities; or

      (c) to add to the covenants of the Buyer such further covenants, restrictions, conditions or provisions as the authorized officers of Buyer and the Trustee shall consider to be for the protection of the Holders of Securities, and to make the occurrence, or the occurrence and continuance, of a default in any such additional covenants, restrictions, conditions or provisions an Event of Default permitting the enforcement of all or any of the several remedies provided in this CVR Agreement as herein set forth; provided, that in respect of any such additional covenant, restriction, condition or provision such amendment may provide for a particular period of grace after default (which period may be shorter or longer than that allowed in the case of other defaults) or may provide for an immediate enforcement upon such an Event of Default or may limit the remedies available to the Trustee upon such an Event of Default or may limit the right of the Holders of a majority of the Securities to waive such an Event of Default; or

      (d) to cure any ambiguity, or to correct or supplement any provision herein or in the Securities which may be defective or inconsistent with any other provision herein; provided, that such provisions shall not materially reduce the benefits of this CVR Agreement or the Securities to the Holders; or

      (e) to provide for the issuance of the Securities in certificated form upon the occurrence of any of the events specified in Section 2.4 of this CVR Agreement; or

      (f) to make any other provisions with respect to matters or questions arising under this CVR Agreement; provided, that such provisions shall not adversely affect the interests of the Holders; or

      (g) to make any amendments or changes necessary to comply or maintain compliance with the Trust Indenture Act.

      (h) Promptly following any amendment of this CVR Agreement or the Securities in accordance with this Section 7.1, the Trustee shall notify the Holders of the Securities of such amendment; provided, that any failure so to notify the Holders shall not affect the validity of such amendment.

   7.2  Amendments with Consent of Holders.

   (a) With the written consent of the Holders of not less than a majority of the Outstanding Securities, by the Act of said Holders delivered to the Buyer and the Trustee, the Buyer, when authorized by a Buyer Order, and the Trustee may enter into an indenture or indentures supplemental hereto for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this CVR Agreement or of modifying in any manner the rights of the Holders under this CVR Agreement; provided, however, that no such supplemental indenture shall, without the consent or affirmative vote of the Holder of each Outstanding Security affected thereby:

      (i) change in a manner adverse to the Holders, (i) any provision contained herein with respect to termination of this CVR Agreement or the Securities, (ii) the time for payment and amount of CVR Payout to be issued according to the terms of this CVR Agreement to the Holders of the Securities; or

      (ii) modify any of the provisions of this Section, except to increase any such percentage of the Outstanding Securities necessary to effect an amendment or to provide that certain other provisions of this CVR Agreement cannot be modified or waived without the consent of the Holder of each Security affected thereby.

   (b) It shall not be necessary for any Act of Holders under this Section to approve the particular form of any proposed amendment, but it shall he sufficient if such Act shall approve the substance thereof.

   7.3 Execution of Amendments. In executing any amendment permitted by this Article, the Trustee shall be entitled to receive indemnity reasonably satisfactory to it, and (subject to Section 4.1) shall be fully protected in relying upon an Opinion of Counsel stating that the execution of such amendment is authorized or permitted by this CVR Agreement. The Trustee shall execute any amendment authorized pursuant to this Article VII if the amendment does not adversely affect the Trustee's own rights, duties or immunities under this CVR Agreement or otherwise. Otherwise, the Trustee may, but need not, execute such amendment.

   7.4  Effect of Amendments; Notice to Holders.

   (a) Upon the execution of any amendment under this Article, this CVR Agreement and the Securities shall be modified in accordance therewith, and such amendment shall form a part of this CVR Agreement and the Securities for all purposes; and every Holder of Securities theretofore or thereafter authenticated and delivered hereunder shall be bound thereby.

   (b) Promptly after the execution by the Buyer and the Trustee of any amendment pursuant to the provisions of this Article, the Buyer shall mail a notice thereof by first class mail to the Holders of Securities at their addresses as they shall appear on the Security Register, setting forth in general terms the substance of such amendment. Any failure of the Buyer to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amendment.

   7.5 Conformity with Trust Indenture Act. Every amendment executed pursuant to this Article shall conform to the requirements of the Trust Indenture Act.

   7.6 Reference in Securities to Amendments. If an amendment changes the terms of a Security, the Trustee may require the Holder of the Security to deliver it to the Trustee. Securities authenticated and delivered after the execution of any amendment pursuant to this Article may, and shall if required by the Trustee, bear a notation in form approved by the Trustee as to any matter provided for in such amendment. If the Buyer shall so determine, new Securities so modified as to conform, in the opinion of the Trustee and one or more authorized officers of Buyer, to any such amendment may be prepared and executed by the Buyer and authenticated and delivered by the Trustee in exchange for Outstanding Securities. Failure to make the appropriate notation or to issue a new Security shall not affect the validity of such amendment.

                                 ARTICLE VIII

                                   COVENANTS

   8.1 Payment of Amounts, if any, to Holders. The Buyer will duly and punctually pay the amounts, if any, on the Securities in accordance with the terms of the Securities and this CVR Agreement. Such amounts shall be considered paid on the date due if on such date the Trustee or the Paying Agent holds in accordance with this

CVR Agreement money sufficient to pay all such amounts then due. Notwithstanding any other provision of this CVR Agreement, the Trustee and the Paying Agent shall comply with all withholding requirements with respect to payments to Holders that the Buyer, the Trustee or the Paying Agent reasonably believes are applicable under the federal, state, local or foreign tax law. Amounts withheld in compliance with such withholding requirements shall, for purposes of this CVR Agreement, be treated as paid to the Holder such withholding was made with respect to. The consent of Holder shall not be required for any such withholding.

   8.2  Maintenance of Office or Agency.

   (a) As long as any of the Securities remain Outstanding, the Buyer will maintain in the Borough of Manhattan, The City of New York, an office or agency
(i) where Securities may be presented or surrendered for payment, (ii) where Securities may be surrendered for registration of transfer or exchange and
(iii) where notices and demands to or upon the Buyer in respect of the Securities and this CVR Agreement may be served. The office or agency of the
Trustee at c/o The Chase Manhattan Bank, 55 Water Street,       North Building,
New York, N.Y.       shall be such office or agency of the Buyer, unless the
Buyer shall designate and maintain some other office or agency for one or more of such purposes. The Buyer or any of its Subsidiaries may act as Paying Agent, registrar or transfer agent; provided that such Person shall take appropriate actions to avoid the commingling of funds. The Buyer will give prompt written notice to the Trustee of any change in the location of any such office or agency. If at any time the Buyer shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee, and the Buyer hereby appoints the Trustee as its agent to receive all such presentations, surrenders, notices and demands.

   (b) The Buyer may from time to time designate one or more other offices or agencies (in or outside of The City of New York) where the Securities may be presented or surrendered for any or all such purposes, and may from time to time rescind such designation; provided, however, that no such designation or rescission shall in any manner relieve the Buyer of its obligation to maintain an office or agency in the Borough of Manhattan, The City of New York for such purposes. The Buyer will give prompt written notice to the Trustee of any such designation or rescission and any change in the location of any such office or agency.

   8.3  Money for Security Payments to Be Held in Trust.

   (a) If the Buyer or any of its Subsidiaries shall at any time act as the Paying Agent, it will, on or before the Issuance Date or the Default Issuance Date, as the case may be, segregate and hold in trust for the benefit of the Persons entitled thereto a sum sufficient to pay the amounts, if any, so becoming due until such sums shall be paid to such Persons or otherwise disposed of as herein provided, and will promptly notify the Trustee of its action or failure so to act.

   (b) Whenever the Buyer shall have one or more Paying Agents for the Securities, it will, on or before the Issuance Date or the Default Issuance Date, as the case may be, deposit with a Paying Agent, in same day funds, a sum sufficient to pay the amount, if any, so becoming due; such sum to be held in trust for the benefit of the Persons entitled to such amount, and (unless such Paying Agent is the Trustee) the Buyer will promptly notify the Trustee of such action or any failure so to act.

   (c) The Buyer will cause each Paying Agent other than the Trustee to execute and deliver to the Trustee an instrument in which such Paying Agent shall agree with the Trustee, subject to the provisions of this Section, that (A) such Paying Agent will hold all sums held by it for the payment of any amount payable on Securities in trust for the benefit of the Persons entitled thereto until such sums shall be paid to such Persons or otherwise disposed of as herein provided and will notify the Trustee of the sums so held and (B) that it will give the Trustee notice of any failure by the Buyer (or by any other obligor on the Securities) to make any payment on the Securities when the same shall be due and payable.

   (d) Any money deposited with the Trustee or any Paying Agent, or then held by the Buyer, in trust for the payment on any Security and remaining unclaimed for one year after the Issuance Date or the Default Issuance Date, as the case may be, shall be paid to the Buyer on Buyer Request, or (if then held by the Buyer) shall be discharged from such trust; and the Holder of such Security shall thereafter, look only to the Buyer for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such shares or trust money shall thereupon cease.

   8.4 Certain Purchases and Sales. Nothing contained herein shall prohibit the Buyer or any of its Subsidiaries or Affiliates from acquiring in open market transactions, private transactions or otherwise, the Securities.

   8.5  Reports.

   (a) Within sixty (60) days after the end of the CVR Measuring Period, the Buyer shall furnish to the Trustee and the Holders the CVR Report.

   (b) If any adjustments or inaccuracies in the amounts payable pursuant to the CVR Report are determined by the Holders or Beneficial Owners in their review of the calculation of the CVR Payout, which may be performed at the end of the CVR Measuring Period, and the Buyer agrees to such adjustment, such adjustments for the CVR Measuring Period may be reconciled and described in a written report and the payment shall be adjusted to reflect such determination. The Buyer shall keep complete and accurate records in sufficient detail to enable the amounts payable hereunder to be determined by the Holders and their consultants or professional advisors.

   8.6  Audits; Dispute Resolution.

   (a) Audits.

      (i) Upon the written request of the Holders of at least a majority in interest of the outstanding Securities within thirty (30) Business Days after the Issuance Date, the Buyer and a representative of the Holders, who shall be approved by the Holders of a majority in interest of the outstanding Securities (the "Holders' Representative"), shall seek to resolve any dispute, controversy or claim arising out of or related to the CVR Payout. If such dispute cannot be resolved within thirty (30) Business Days after the date of the requesting Holders' written request, then the Buyer shall permit an independent certified public accounting firm of nationally recognized standing selected by the requesting Holders and reasonably acceptable to the Buyer, at the requesting Holders' expense, to have access upon reasonable notice and during normal business hours to such of the records of the Buyer as are reasonably necessary to verify the accuracy of the CVR Report (the "Holders Auditor Conclusion"). No such request shall be made more than thirty (30) Business Days after the Issuance Date.

      (ii) If such accounting firm concludes that additional CVR Payout is owed, then:

          (1) Holders Auditor Conclusion. If the Buyer agrees with the Holders Auditor Conclusion, the Buyer shall issue the additional CVR Payout within thirty (30) Business Days of the date the requesting Holders deliver to the Buyer such accounting firm's written report, and notwithstanding anything to the contrary, in such case, the fees charged by such accounting firm shall be paid by the Buyer. The additional CVR Payout shall bear interest at the Default Interest Rate, as calculated by the Buyer, from the Issuance Date until such CVR Payout is either delivered to the Trustee or paid directly to the Holders entitled to such CVR Payout.

          (2) Buyer Auditor Conclusion.

             a) If the Buyer disagrees with the Holders Auditor Conclusion, then the requesting Holders shall permit an independent certified public accounting firm of nationally recognized standing selected by the Buyer and reasonably acceptable to the requesting Holders, at the Buyer's expense, to verify the accuracy of the CVR Report (the "Buyer Auditor Conclusion") and the parties shall attempt in good faith to resolve the dispute promptly by negotiations between the Buyer and the Holders' Representative through telephonic discussions or meetings at mutually acceptable times and places, and thereafter as often as they reasonably deem necessary, to exchange relevant information and to attempt to resolve the dispute. If a negotiator intends to be accompanied at a meeting by an attorney, the other negotiator shall be given at least three (3) Business Days' notice of such intention and may also be accompanied by an attorney.

             b) If the requesting Holders agree with the Buyer Auditor Conclusion, the Buyer shall issue the additional CVR Payout, if any, within thirty (30) Business Days of the date the Buyer delivers to the requesting Holders such accounting firm's written report, and notwithstanding anything to the contrary, in such case, the fees charged by such accounting firm shall be paid by Buyer. The additional CVR Payout shall bear interest at the Default Interest Rate from the Issuance Date until such CVR Payout is either delivered to the Trustee or paid directly to the Holders entitled to such CVR Payout.

             c) If the dispute shall not be resolved pursuant to this Section 8(a)(ii)(2), the parties shall attempt to resolve such dispute in accordance with the provisions of Section 8.6(b) below.

          (iii) Unless the Holders of at least a majority in interest of the outstanding Securities have objected within thirty (30) Business Days after the Issuance Date pursuant to Section 8.6(a), upon the expiration of thirty (30) Business Days following the Issuance Date, the calculation of the CVR Payout issuable as set forth in the CVR Report shall be binding and conclusive upon the Holders and the Buyer, and the Buyer shall be released from any liability or accountability with respect to the CVR Payout and this CVR Agreement.

          (iv) Each person seeking to receive information from the Buyer in connection with an audit shall enter into, and shall cause its accounting firm to enter into, a reasonable and mutually satisfactory confidentiality agreement with the Buyer obligating such party to retain all such financial information disclosed to such party in confidence pursuant to such confidentiality agreement.

          (v) All negotiations pursuant to this Section 8.6(a) are confidential and shall be treated as compromise and settlement negotiations for purposes of the Federal Rules of Evidence and state rules of evidence.

      (b) Dispute Resolution.

          (i) Non-Binding Mediation. Except as otherwise expressly set forth in this CVR Agreement, in the event that the dispute concerning the CVR Payout has not been resolved under the procedures set forth in Section 8.6(a) above within twenty (20) Business Days of delivery of the Buyer Auditor Conclusion to the requesting Holders, then either party may, but shall not be obligated to, initiate non-binding mediation of the dispute with the assistance of a neutral mediator belonging to either the American Arbitration Association or JAMS. The party requesting the mediation shall arrange for the mediation services, subject to the approval of the other party, which the other party shall not withhold unreasonably. Mediation shall take place in New York, New York. Mediation may be scheduled to begin any time, but with at least ten (10) Business Days' notice to all parties. Once the mediation is initiated by one party, the parties (i) shall participate in the mediation in good faith and shall devote reasonable time and energy to the mediation so as to promptly resolve the dispute or conclude that they cannot resolve the dispute and (ii) shall not pursue other remedies while such mediation is proceeding. If neither party initiates mediation within thirty (30) Business Days following the delivery of the Buyer Auditor Conclusion, or if the dispute has not been resolved by such mediation within sixty (60) days following initiation of mediation, either party may pursue all available remedies.

          (ii) Statutes of Limitations. All applicable statutes of limitations and defenses based upon the passage of time shall be tolled while the negotiation and mediation procedures set forth in this Section 8.6(b) are pending. The parties will take such action, if any, as may be reasonably be required to effectuate such tolling.

          (iii) Equitable Relief. Notwithstanding the foregoing and notwithstanding any other provision of this CVR Agreement, the remedy at law for any dispute concerning the CVR Payout may be inadequate, and, accordingly, an aggrieved party seeking equitable relief or remedies for such dispute shall have the right and is hereby granted the privilege, in addition to all other remedies at law or in equity, to proceed directly in a court of competent jurisdiction to seek temporary or preliminary equitable relief.

          (iv) Expenses of Mediation and/or Litigation. Pursuant to the mediation procedures set forth in Section 8.6(b)(i) above, if the mediator determines that the actions of a party or its counsel have unreasonably or unnecessarily delayed the resolution of the matter, the mediator may in its discretion require such party to pay all or part of cost of the mediation and mediation proceedings payable by the other party and may require such party to pay all or part of the attorneys fees of the other party. This provision permits an award of attorneys' fees against a party regardless of which party is the prevailing party. Otherwise, the parties shall bear their own attorneys fees and share the costs of mediation equally, except as provided elsewhere in this CVR Agreement.

   8.7 Foreign Exchange. For the purpose of computing Revenue generated in a currency other than United States Dollars, such currency shall be converted into United States Dollars using the then current method used by the Buyer in preparing its accounts.

   8.8 Annual TIA Certification. The Buyer will deliver to the Trustee, within 120 days after the end of each fiscal year of the Buyer ending after the date hereof, an Officers' Certificate (of which one such officer signing such Certificate shall be the principal executive officer, principal financial officer or principal accounting officer), stating whether or not to the knowledge of the signers thereof the Buyer is in compliance with all of the conditions and covenants of this CVR Agreement (without regard to any period of grace or requirement of notice provided hereunder.)

                                  ARTICLE IX

            REMEDIES OF THE TRUSTEE AND HOLDERS ON EVENT OF DEFAULT

   9.1 Event of Default Defined; Waiver of Default. "Event of Default" with respect to the Securities, means each one of the following events which shall have occurred and be continuing (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

      (a) default in the payment of all or any part of the amounts payable as the CVR Payout in respect of any of the Securities as and when the same shall become due and payable at the Issuance Date; or

      (b) default in the performance, or breach, of any covenant or warranty of the Buyer in respect of the Securities (other than a covenant or warranty in respect of the Securities, a default in whose performance or whose breach is elsewhere in this Section specifically dealt with), and continuance of such default or breach for a period of forty-five (45) days after there has been given, by registered or certified mail or overnight delivery service, to the Buyer by the Trustee or to the Buyer and the Trustee by the Holders of at least fifty percent (50%) of the Outstanding Securities, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a "Notice of Default" hereunder; or

      (c) a court having jurisdiction in the premises shall enter a decree or order for relief in respect of the Buyer in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee or sequestrator (or similar official) of the Buyer or for any substantial part of its property or ordering the winding up or liquidation of its affairs, and such decree or order shall remain unstayed and in effect for a period of sixty (60) consecutive days; or

      (d the Buyer shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee or sequestrator (or similar official) of the Buyer or for any substantial part of its property, or make any general assignment for the benefit of creditors.

   If an Event of Default described above occurs and is continuing, then, and in each and every such case, either the Trustee or the Trustee upon the written request of Holders of not less than fifty percent (50%) of the Securities then Outstanding hereunder by notice in writing to the Buyer (and to the Trustee if given by the Holders), shall bring suit to appropriately protect their rights to any amounts payable following the Issuance Date or Default Issuance Date, or following the Issuance Date for amounts then due and payable, which due and payable amounts shall bear interest at the Default Interest Rate until payment is made to the Trustee.

   The foregoing provisions, however, are subject to the condition that if, at any time after the Trustee shall have begun such suit, and before any judgment or decree for the payment of the moneys due shall have been obtained or entered as hereinafter provided, the Buyer shall pay or shall deposit with the Trustee a sum sufficient to pay all amounts which shall have become due (with interest upon such overdue amount at the Default Interest Rate to the date of such payment or deposit) and such amount as shall be sufficient to cover reasonable compensation to the Trustee, its agents, attorneys and counsel, and all other expenses and liabilities incurred and all advances made, by the Trustee, and if any and all Events of Default under this CVR Agreement, shall have been cured, waived or otherwise remedied as provided herein, then and in every such case the Holders of a majority of all the Securities then Outstanding, by written notice to the Buyer and to the Trustee, may waive all defaults with respect to the Securities, but no such waiver or rescission and annulment shall extend to or shall affect any subsequent default or shall impair any right consequent thereof.

   9.2 Collection of Indebtedness by Trustee; Trustee May Prove Debt. The Buyer covenants that in case default shall be made in the payment of all or any part of the Securities when the same shall have become due and payable, whether at the Issuance Date, a Default Issuance Date or otherwise, then upon demand of the Trustee, the Buyer will pay to the Trustee for the benefit of the Holders of the Securities the whole amount that then shall have become due and payable on all Securities (with interest from the date due and payable to the date of such payment upon the overdue amount at the Default Interest Rate); and in addition thereto, such further amount as shall be sufficient to cover the costs and expenses of collection, including reasonable compensation to the Trustee and each predecessor Trustee, their respective agents, attorneys and counsel, and any expenses and liabilities incurred, and all advances made, by the Trustee and each predecessor Trustee, except as a result of its negligence or willful misconduct.

   The Trustee may in its discretion proceed to protect and enforce its rights and the rights of the Holders by such appropriate judicial proceedings as the Trustee shall deem most effectual to protect and enforce any such rights, whether for the specific enforcement of any covenant or agreement in this CVR Agreement or in aid of the exercise of any power granted herein, or to enforce any other remedy.

   In case the Buyer shall fail forthwith to pay such amounts upon such demand, the Trustee, in its own name and as trustee of an express trust, shall be entitled and empowered to institute any action or proceedings at law or in equity for the collection of the sums so due and unpaid, and may prosecute any such action or proceedings to judgment or final decree, and may enforce any such judgment or final decree against the Buyer or other obligor upon such Securities and collect in the manner provided by law out of the property of the Buyer or other obligor upon such Securities, wherever situated, the moneys adjudged or decreed to be payable.

   In case there shall be pending proceedings relative to the Buyer or an other obligor upon the Securities under Title 11 of the United States Code or any other applicable Federal or state bankruptcy, insolvency or other similar law, or in case a receiver, assignee or trustee in bankruptcy or reorganization, liquidator, sequestrator or similar official shall have been appointed for or taken possession of the Buyer or its property or such other obligor, or in case of any other comparable judicial proceedings relative to the Buyer or other obligor upon the Securities, or to the creditors or property of the Buyer or such other obligor the Trustee, irrespective of whether the CVR Payout for any Securities shall then be due and payable as herein expressed or otherwise and irrespective of whether the Trustee shall have made any demand pursuant to the provisions of this Section, shall be entitled and empowered, (but shall have no obligation) by intervention in such proceedings or otherwise:

      (a) to file and prove a claim or claims for the whole amount owing and unpaid in respect of the Securities, and to file such other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for reasonable compensation to the Trustee and each predecessor Trustee, and their respective agents, attorneys and counsel, and for reimbursement of all expenses and liabilities incurred, and all advances made, by the Trustee and each predecessor Trustee, except as a result of negligence or willful misconduct) and of the Holders allowed in any judicial proceedings relative to the Buyer or other obligor upon the Securities, or to their respective property;

      (b) unless prohibited by applicable law and regulations, to vote on behalf of the Holders in any election of a trustee or a standby trustee in arrangement, reorganization, liquidation or other bankruptcy or insolvency proceedings or person performing similar functions in comparable proceedings; and

      (c) to collect and receive any moneys or other property payable or deliverable on any such claims, and to distribute all amounts received with respect to the claims of the Holders and of the Trustee on their behalf; and any trustee, receiver, or liquidator, custodian or other similar official is hereby authorized by each of the Holders to make payments to the Trustee, and, in the event that the Trustee shall consent to the making of payments directly to the Holders, to pay to the Trustee such amounts as shall be sufficient to cover reasonable compensation to the Trustee, each predecessor Trustee and their respective agents, attorneys and counsel, and all other expenses and liabilities incurred, and all advances made, by the Trustee and each predecessor Trustee, except as a result of its negligence or willful misconduct, and all other amounts due to the Trustee or any predecessor Trustee pursuant to Section 4.6. To the extent that such payment of reasonable compensation, expenses, disbursements, advances and other amounts out of the estate in any such proceedings shall be denied for any reason, payment of the same shall be secured by a lien on, and shall be paid out of, any and all distributions, dividends, moneys, securities and other property which the Holders may be entitled to receive in such proceedings, whether in liquidation or under any plan of reorganization or arrangement or otherwise.

   Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or vote for or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Securities, or the rights of any Holder thereof, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding except, as aforesaid, to vote for the election of a trustee in bankruptcy or similar person.

   All rights of action and of asserting claims under this CVR Agreement, or under any of the Securities, may be enforced by the Trustee without the possession of any of the Securities or the production thereof and any trial or other proceedings instituted by the Trustee shall be brought in its own name as trustee of an express trust, and any recovery of judgment, subject to the payment of the expenses, disbursements and compensation of the Trustee, each predecessor Trustee and their respective agents and attorneys, shall be for the ratable benefit of the Holders.

   In any proceedings brought by the Trustee (and also any proceedings involving the interpretation of any provision of this CVR Agreement to which the Trustee shall be a party) the Trustee shall be held to represent all the Holders, and it shall not be necessary to make any Holders of such Securities parties to any such proceedings.

   9.3 Application of Proceeds. Any shares or monies collected by the Trustee pursuant to this Article in respect of any Securities shall be applied in the following order at the date or dates fixed by the Trustee upon presentation of the several Securities in respect of which monies have been collected and stamping (or otherwise noting) thereon the payment in exchange for the presented Securities if only partially paid or upon surrender thereof if fully paid:

      FIRST: To the payment of costs and expenses in respect of which monies have been collected, including reasonable compensation to the Trustee and each predecessor Trustee and their respective agents and attorneys and of all expenses and liabilities incurred, and all advances made, by the Trustee and each predecessor Trustee, except as a result of its negligence or willful misconduct, and all other amounts due to the Trustee or any predecessor Trustee pursuant to Section 4.6;

      SECOND: To the payment of the whole amount then owing and unpaid upon all the Securities, with interest (to the extent applicable) at the Default Interest Rate on all such amounts, and in case such shares or monies shall be insufficient to pay in full the whole amount so due and unpaid upon the Securities, then to the payment of such amounts without preference or priority of any security over any other Security, ratably to the aggregate of such amounts due and payable; and

      THIRD: To the payment of the remainder, if any, to the Buyer or any other Person lawfully entitled thereto.

   9.4 Suits for Enforcement. In case an Event of Default has occurred, has not been waived and is continuing, the Trustee may in its discretion proceed to protect and enforce the rights vested in it by this CVR Agreement by such appropriate judicial proceedings as the Trustee shall deem most effectual to protect and enforce any of such rights, either at law or in equity or in bankruptcy or otherwise, whether for the specific enforcement of any covenant or agreement contained in this CVR Agreement or in aid of the exercise of any power granted in this CVR Agreement or to enforce any other legal or equitable right vested in the Trustee by this CVR Agreement or by law.

   9.5 Restoration of Rights on Abandonment of Proceedings. In case the Trustee or any Holder shall have proceeded to enforce any right under this CVR Agreement and such proceedings shall have been discontinued or abandoned for any reason, or shall have been determined adversely to the Trustee or to such Holder, then and in every such case the Buyer and the Trustee and the Holders shall be restored respectively to their former positions and rights hereunder, and all rights, remedies and powers of the Buyer, the Trustee and the Holders shall continue as though no such proceedings had been taken.

   9.6 Limitations on Suits by Holders. No Holder of any Security shall have any right by virtue or by availing of any provision of this CVR Agreement to institute any action or proceeding at law or in equity or in bankruptcy or otherwise upon or under or with respect to this CVR Agreement, or for the appointment of a trustee, receiver, liquidator, custodian or other similar official or for any other remedy hereunder, unless such Holder previously shall have given to the Trustee written notice of default and of the continuance thereof, as hereinbefore provided, and unless also the Holders of not less than fifty percent (50%) of the Securities then Outstanding shall have made written request upon the Trustee to institute such action or proceedings in its own name as trustee hereunder and shall have offered to the Trustee such reasonable indemnity as it may require against the costs, expenses and liabilities to be incurred therein or thereby and the Trustee for sixty days after its receipt of such notice, request and offer of indemnity shall have failed to institute any such action or proceeding and no direction inconsistent with such written request shall have been given to the Trustee pursuant to Section 9.9; it being understood and intended, and being expressly covenanted by the taker and Holder of every Security with every other taker and Holder and the Trustee, that no one or more Holders of Securities shall have any right in any manner whatever by virtue or by availing of any provision of this CVR Agreement to effect, disturb or prejudice the rights of any other such Holder of Securities, or to obtain or seek to obtain priority over or preference to any other such Holder or to enforce any right under this CVR Agreement, except in the manner herein provided and for the equal, ratable and common benefit of all Holders of Securities. For the protection and enforcement of the provisions of this Section, each and every Holder and the Trustee shall be entitled to such relief as can be given either at law or in equity.

   9.7 Unconditional Right of Holders. Notwithstanding any other provision in this CVR Agreement and any provision of any Security, the right of any Holder of any Security to receive payment of the amounts payable in respect of such Security on or after the respective due dates expressed in such Security, or to institute suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

   9.8  Powers and Remedies Cumulative; Delay or Omission Not Waiver of Default.

   (a) Except as provided in Section 8.6, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

   (b) No delay or omission of the Trustee or of any Holder to exercise any right or power accruing upon any Event of Default occurring and continuing as aforesaid shall impair any such right or power or shall be construed to be a waiver of any such Event of Default or an acquiescence therein; and, subject to
Section 8.6, every power and remedy given by this CVR Agreement or by law to the Trustee or to the Holders may be exercised from time to time, and as often as shall be deemed expedient, by the Trustee or by the Holders.

   9.9  Control by Holders.

   (a) The Holders of a majority of the Securities at the time Outstanding shall have the right to direct the time, method, and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee with respect to the Securities by this CVR Agreement; provided that such direction shall not be otherwise than in accordance with law and the provisions of this CVR Agreement; and provided further that (subject to the provisions of Section 4.1) the Trustee shall have the right to decline to follow any such direction if the Trustee, being advised by counsel, shall determine that the action or proceeding so directed may not lawfully be taken or if the Trustee in good faith by its board of directors, the executive committee, or a trust committee of directors or responsible officers of the Trustee shall determine that the action or proceedings so directed would involve the Trustee in personal liability or if the Trustee in good faith shall so determine that the actions or forebearances specified in or pursuant to such direction would be unduly prejudicial to the interests of Holders of the Securities not joining in the giving of said direction, it being understood that (subject to Section 4.1) the Trustee shall have no duty to ascertain whether or not such actions or forebearances are unduly prejudicial to such Holders.

   (b) Nothing in this CVR Agreement shall impair the right of the Trustee in its discretion to take any action deemed proper by the Trustee and which is not inconsistent with such direction or directions by Holders.

   9.10  Waiver of Past Defaults.

   (a) In the case of a default or an Event of Default specified in clause (b),
(c) or (d) of Section 9.1, the Holders of a majority of all the Securities then Outstanding may waive any such default or Event of Default, and its consequences except a default in respect of a covenant or provisions hereof which cannot be modified or amended without the consent of the Holder of each Security affected. In the case of any such waiver, the Buyer, the Trustee and the Holders of the Securities shall be restored to their former positions and rights hereunder, respectively; but no such waiver shall extend to any subsequent or other default or impair any right consequent thereon.

   (b) Upon any such waiver, such default shall cease to exist and be deemed to have been cured and not to have occurred, and any Event of Default arising therefrom shall be deemed to have been cured, and not to have occurred for every purpose of this CVR Agreement; but no such waiver shall extend to any subsequent or other default or Event of Default or impair any right consequent thereon.

   9.11 Trustee to Give Notice of Default, But May Withhold in Certain Circumstances. The Trustee shall transmit to the Holders, as the names and addresses of such Holders appear on the Security Register, notice by mail of all defaults which have occurred and are actually known to the Trustee, such notice to be transmitted within ninety days after the occurrence or knowledge thereof, unless such defaults shall have been cured before the giving of such notice (the term "default" or "Defaults" for the purposes of this Section being hereby defined to mean any event or condition which is, or with notice or lapse of time or both would become, an Event of Default); provided that, except in the case of default in the payment of the CVR Payout on the Securities, the Trustee shall be protected in withholding such notice if and so long as the board of directors, the executive committee, or a trust committee of directors or trustees and/or Responsible Officers of the Trustee in good faith determines that the withholding of such notice is in the interests of the Holders.

   9.12 Right of Court to Require Filing of Undertaking to Pay Costs. All parties to this CVR Agreement agree, and each Holder of any Security by his acceptance thereof shall be deemed to have agreed, that any court may in its discretion require, in any suit for the enforcement of any right or remedy under this CVR Agreement or in any suit against the Trustee for any action taken, suffered or omitted by it as Trustee, the filing by any party litigant in such suit of an undertaking to pay the costs of such suit, and that such court may in its discretion assess reasonable costs, including attorneys' fees, against any party litigant in such suit, having due regard to the merits and good faith of the claims or defenses made by such party litigant; but the provisions of this Section shall not apply to any suit instituted by the Trustee, to any suit instituted by any Holder or group of Holders holding in the aggregate more than ten percent (10%) of the Securities Outstanding or to any suit instituted by any Holder for the enforcement of the payment of any Security on or after the due date expressed in such Security.

                                   ARTICLE X

                   CONSOLIDATION, MERGER, SALE OR CONVEYANCE

   10.1  Consolidation, Merger, etc.

   (a) The Buyer and its Affiliates shall be entitled in their sole discretion to consolidate or merge with any Person or sell, lease, exchange, transfer, license, or otherwise dispose of any or all of their assets (whether tangible or intangible), including, without limitation, assets relating to the LEP Digital Products. In the event of any such merger, consolidation, sale, lease, exchange, transfer, license or other disposition pursuant to this Article, the Securities shall remain subject to the benefits of the Guaranty unless otherwise agreed to in writing by the Holders of a majority in interest of the Securities then outstanding.

   (b) In the event of a merger or consolidation in which the Buyer is not the surviving entity or a sale, conveyance or transfer of all or substantially all of the properties and assets of Buyer, and subject to the sole discretion of the Buyer:

      (i) the surviving Person or the purchaser, as applicable, shall expressly assume, by an agreement supplemental hereto, executed and delivered to the Trustee, in form satisfactory to the Trustee, the due and punctual payment of the principal of and interest, if any, on all the Securities and the performance or observance of every covenant of this CVR Agreement on the part of the Buyer to be performed or observed, by supplemental agreement satisfactory in form to the Trustee, executed and delivered to the Trustee, by the Person (if other than the Buyer) formed by such consolidation or into which the Buyer shall have been merged or by the Person which shall have acquired the Buyer's assets; or

      (ii) the Buyer shall remain subject to the duties and obligations hereunder and shall remain the issuer of the Securities.

   10.2  Successor Person Substituted.

   (a) In case of any consolidation, merger, sale, conveyance or transfer pursuant to Section 10.1(b)(i), and following the assumption by the successor Person, such successor Person shall succeed to and be substituted for the Buyer with the same effect as if it had been named herein. Such successor Person may cause to be signed, and may issue either in its own name or in the name of the Buyer prior to such succession any or all of the Securities issuable hereunder which theretofore shall not have been signed by the Buyer and delivered to the Trustee; and, upon the order of such successor Person instead of the Buyer and subject to all the terms, conditions and limitations in this CVR Agreement prescribed, the Trustee shall authenticate and shall deliver any Securities which previously shall have been signed and delivered to the Trustee for authentication, and any Securities which such successor Person thereafter shall cause to be signed and delivered to the Trustee for that purpose. All of the Securities so issued shall in all respects have the same legal rank and benefit under this CVR Agreement as the Securities theretofore or thereafter issued in accordance with the terms of this CVR Agreement as though all of such Securities had been issued at the date of the execution hereof.

   (b) In case of any such consolidation, merger, transfer or conveyance, such changes in phraseology and form (but not in substance) may be made in the Securities thereafter to be issued as may be appropriate.

   (c) In the event of any merger, consolidation, transfer or conveyance (other than a conveyance by way of lease) pursuant to the provisions of Section 10.1(b)(i), the Buyer or any Person which shall theretofore have become such in the manner described in this Article shall be discharged from all obligations and covenants under this CVR Agreement and the Securities and may be liquidated and dissolved.

   10.3 Opinion of Counsel to Trustee. In the event of any merger, consolidation, transfer or conveyance pursuant to Section 10.1, the Trustee, subject to the provisions of Sections 4.1 and 4.2, shall receive an Officer's Certificate and an Opinion of Counsel, as conclusive evidence that any such consolidation, merger, sale, conveyance or transfer, and any related assumption or liquidation complies with the applicable provisions of this CVR Agreement, and, if a supplemental agreement is required in connection with such transaction, such supplemental agreement complies with this Article and that there has been compliance with all conditions precedent herein provided for relating to such transaction.

   10.4 Successors. All covenants and provisions of this CVR Agreement by or for the benefit of the Buyer, the Trustee, the Depositary or the Holders shall bind and inure to the benefit of their respective successors, assigns, heirs, and personal representatives.

                                  ARTICLE XI

                          SATISFACTION AND DISCHARGE

   11.1 Satisfaction and Discharge of Agreement. This Agreement shall upon Buyer's request cease to be of further effect with respect to any Securities, and the Trustee, at the expense of Buyer, shall execute proper instruments acknowledging satisfaction and discharge of this CVR Agreement, when

      (a) all Securities theretofore authenticated and delivered (other than Securities which have been destroyed, lost or stolen and which have been replaced or paid as provided in Section 3.3) have been delivered to the Trustee for cancellation; and

      (b) the Buyer has paid or caused to be paid all sums payable hereunder by the Buyer; and

      (c) the Buyer has delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that there has been compliance with all conditions precedent herein provided for relating to the satisfaction and discharge of this CVR Agreement.

   Notwithstanding the satisfaction and discharge of this CVR Agreement, the obligations of the Company to the Trustee under Section 4.7, the obligations of the Company to any Depositary or Paying Agent under

Section 5.12 and, if money shall have been deposited with the Trustee pursuant to Section 8.3, the obligations of the Trustee under Section 11.2 and Section 8.3(d) shall survive.

   11.2 Application of Trust Money. Subject to the provisions of the last paragraph of Section 8.3, all money deposited with the Trustee pursuant to
Section 3.1(b) shall be held in trust and applied by it, in accordance with the provisions of the Securities and this CVR Agreement, to the payment, either directly or through any Paying Agent (including the Company acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the CVR Payout for whose payment such money has been deposited with the Trustee.

   11.3 Repayment to the Company. Upon termination pursuant to Section 11.1 of the trust established pursuant to this CVR Agreement, the Trustee and Paying Agent shall promptly pay to the Company any excess money or U.S. Government Obligations.

   IN WITNESS WHEREOF, the parties hereto have caused this CVR Agreement to be duly executed, all as of the day and year first above written.

                                          [BUYER]

                                          By:
                                             __________________________________
                                          Name:
                                               ________________________________
                                          Title:
                                              _________________________________

                                          CHASE MANHATTAN BANK AND TRUST
                                          COMPANY, NATIONAL ASSOCIATION
                                          as Trustee

                                          By:
                                             __________________________________
                                          Name:
                                               ________________________________
                                          Title:
                                              _________________________________

                                          CHASE MANHATTAN BANK AND TRUST
                                          COMPANY, NATIONAL ASSOCIATION
                                          as Depositary

                                          By:
                                             __________________________________
                                          Name:
                                               ________________________________
                                          Title:
                                              _________________________________



             [SIGNATURE PAGE TO CONTINGENT VALUE RIGHTS AGREEMENT]

                                   EXHIBIT A

                            FORM OF GLOBAL SECURITY

                               -----------------

No.                          Certificate for            Contingent Value Rights

   THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE CVR AGREEMENT HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE DEPOSITARY OR A NOMINEE OF THE DEPOSITARY, WHICH MAY BE TREATED BY THE BUYER, THE TRUSTEE AND ANY AGENT THEREOF AS OWNER AND HOLDER OF THIS SECURITY FOR ALL PURPOSES.

   UNLESS AND UNTIL THIS SECURITY IS EXCHANGED IN WHOLE OR IN PART FOR REGISTERED SECURITIES IN DEFINITIVE REGISTERED FORM IN THE LIMITED CIRCUMSTANCES REFERRED TO IN THE CVR AGREEMENT, THIS GLOBAL SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.

   This certifies that           , or registered assigns (the "Holder"), is the
registered holder of the number of Contingent Value Rights ("Securities") set forth above. Each Security entitles the Holder, subject to the provisions contained herein and in the Agreement referred to on the reverse hereof, to
payments from           , a corporation organized under the laws of
(the "Buyer"), in an amount and in the form determined pursuant to the provisions set forth on the reverse hereof and as more fully described in the Agreement referred to on the reverse hereof. Such payment shall be made on the Issuance Date or the Default Issuance Date, each as defined in the Agreement referred to on the reverse hereof.

   Payment of any amounts pursuant to this Security shall be made only to the registered Holder (as defined in the Agreement) of this Security. Such payment shall be made in the Borough of Manhattan, The City of New York, or at any other office or agency maintained by the Buyer for such purpose, in such coin or currency of the United States of America as at the time is legal tender for the payment of public and private debts; provided, however, the Buyer may pay
such amounts by wire transfer or check payable in such money. [            ]
has been initially appointed as Paying Agent at its office or agency in the Borough of Manhattan, The City of New York.

   Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place. Unless the certificate of authentication hereon has been duly executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Agreement, or be valid or obligatory for any purpose.

   IN WITNESS WHEREOF, the Buyer has caused this instrument to be duly executed.

Dated:
     ________________________________     _____________________________________
                                          By:
                                             __________________________________
                                          Name:
                                               ________________________________
                                          Title:
                                              _________________________________

Attest:

_____________________________________
Authorized Signature

                         [FORM OF REVERSE OF SECURITY]

   This Security is issued under and in accordance with the Contingent Value
Rights Agreement, dated as of       , 2001 (the "CVRAgreement"), between the
Buyer and [      ], a national banking association, as trustee (the "Trustee,"
which term includes any successor Trustee under the CVR Agreement), and is subject to the terms and provisions contained in the CVR Agreement, to all of which terms and provisions the Holder of this Security consents by acceptance hereof. The CVR Agreement is hereby incorporated herein by reference and made a part hereof. Reference is hereby made to the Agreement for a full statement of the respective rights, limitations of rights, duties, obligations and immunities thereunder of the Buyer, the Trustee and the holders of the Securities. All capitalized terms used in this Security without definition shall have the respective meanings ascribed to them in the Agreement. Copies of the CVR Agreement can be obtained by contacting the Trustee.

   On [      ], 2005, the Buyer shall pay to the Holder hereof (or if such day is not a Business Day, without accruing any interest, on the next succeeding Business Day), (as the same may be extended, the "Issuance Date"), for each Security represented hereby, the CVR Payout, if any.

   The "CVR Payout," means up to that amount of cash equal to $4.50 in cash. If Revenue during the CVR Measuring Period is less than one billion United States dollars (U.S. $1,000,000,000) (the "Lower Limit"), then no CVR Payout shall be made. If Revenue during the CVR Measuring Period is greater than one billion six hundred million United States dollars (U.S. $1,600,000,000) (the "Upper Limit"), then the Maximum CVR Payout shall be made. If Revenue during the CVR Measuring Period is between the Lower Limit and the Upper Limit, the CVR Payout shall be equal to the maximum CVR Payout multiplied by a fraction equal to the percentage that is derived by subtracting the Lower Limit from actual Revenues and dividing that amount by six hundred million United States dollars (U.S. $600,000,000).

   "Revenue" means the actual net revenue from the sale or lease of LEP Digital Press Products and Consumables by the Buyer and its Affiliates during the CVR Measuring Period plus the Residual Calculation. Actual net revenue is to be based on U.S. GAAP, as applied by Buyer consistent with its financial SEC reporting practices as of the beginning of the CVR Measuring Period.

   "CVR Measuring Period" means the three-year period commencing on the first day of the first month subsequent to the Closing Time or February 1, 2002, whichever is later.

   "LEP Digital Press Products" means digital press products, including accessories and options (e.g. finishing equipment, sheet feeders) that utilize Company Core Technology.

   The CVR Agreement does not prohibit the Buyer from acquiring Securities.

   The CVR Payout, if any, and interest thereon, if any, shall be payable by the Buyer in such coin or currency of the United States of America as at the time is legal tender for the payment of public and private debts; provided, however, the Buyer may pay such amounts by its check or wire transfer payable
in such money. [      ] has been initially appointed as Paying Agent at its
office or agency in the Borough of Manhattan, The City of New York.

   If an Event of Default occurs and is continuing, either the Trustee may or if the Holders holding an aggregate of at least fifty percent of the Outstanding Securities, by notice to the Buyer and to the Trustee shall bring suit to recover all amounts then due and payable, with interest at the Default Interest Rate from the Default Issuance Date through the date payment is made or duly provided for.

   The CVR Agreement permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Buyer and the rights of the holders of Securities under the CVR Agreement at any time by the Buyer and the Trustee with the consent of the holders of a majority of the Securities at the time outstanding.

   No reference herein to the CVR Agreement and no provision of this Security or of the CVR Agreement shall alter or impair the obligation of the Buyer, which is absolute and unconditional, to pay any amounts determined pursuant to the terms hereof and of the Agreement at the times, place and amount, and in the manner, herein prescribed. Each of the Holders of a Security or Securities, by acceptance thereof, agrees that: (i) the Buyer and its Affiliates shall be entitled in their sole discretion to establish and modify from time to time all aspects of Buyer's program for the development, manufacturing, marketing and sale of any products, including, without limitation, the LEP Digital Press Products and Consumables, including product design, functionality and features, development processes, roadmaps and timelines, evaluation, testing and release readiness, procurement or materials and components, manufacturing, marketing and sales and staffing and funding for any of the foregoing (any or all of which may be performed by the Buyer or its Affiliates using its internal resources or by third parties pursuant to outsourcing or other contractual relationships with the Buyer or its Affiliates); and (ii) the Buyer and its Affiliates have no obligation to initiate or continue research, development, commercialization, marketing or sales activities with respect to any products, including, without limitation, the LEP Digital Press Products and Consumables and, in the Buyer's sole and subjective discretion, the Buyer and its Affiliates may abandon efforts to research, develop, commercialize, market or sell any or all products, including, without limitation, the LEP Digital Press Products and Consumables. No joint venture, partnership or other fiduciary relationship between the Buyer and the holders of the Security or Securities is created by this CVR Agreement or by the Security or Securities.

   The CVR Agreement provides that the Trustee shall receive an Officers' Certificate, on or before the Issuance Date, certifying the Revenue.

   As provided in the CVR Agreement and subject to certain limitations therein set forth, the Securities are non-transferable. A Permitted Transfer of the Securities represented by this Security is registrable on the Security Register, upon surrender of this Security for registration of transfer at the office or agency of the Buyer maintained for such purpose in the Borough of Manhattan, The City of New York, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Buyer and the Security Registrar, duly executed by the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities for the same amount of Securities, will be issued to the designated transferee or transferees. The
Buyer hereby initially designates the office of [              ] at
[              ] as the office for registration of transfer of this Security.

   As provided in the CVR Agreement and subject to certain limitations therein set forth, this Security is exchangeable for one or more Security representing the same number of Securities as represented by this Security as requested by the Holder surrendering the same.

   No service charge will be made for any registration of transfer or exchange of Securities, but the Buyer may require payment of a sum sufficient to cover all documentary, stamp or similar issue or transfer taxes or other governmental charges payable in connection with any registration of transfer or exchange.

   Prior to the time of due presentment of this Security for registration of transfer, the Buyer, the Trustee and any agent of the Buyer or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, and neither the Buyer, the Trustee nor any agent shall be affected by notice to the contrary.

   Neither the Buyer nor the Trustee has any duty or obligation to the holder of this Security, except as expressly set forth herein or in the Agreement.

                    TRUSTEE'S CERTIFICATE OF AUTHENTICATION

   This is one of the Securities referred to in the within-mentioned CVR Agreement.

                                          [                             ], as
                                            Trustee

Dated: _______________________________

                                          By:
                                             __________________________________
                                                    Authorized Signatory

                                 ABBREVIATIONS

   The following abbreviations, when used in the inscription of the face of this Security, shall be construed as though they were written out in full according to the applicable laws or regulations:

  TEN COM -- as tenants in common         UNIF GIFT MIN ACT -- __________________
----------------------------------------------------------------------------------------------
  TEN ENT -- as tenants by the
  entireties                                                               (Cust)
----------------------------------------------------------------------------------------------
  JT TEN -- as joint tenants with right   Custodian ___________________ under
  of survivorship and not as tenants in                (Minor)
  common                                  Uniform Gifts to Minors Act
                                          _______________
                                                                      (State)

   Additional abbreviations may also be used though not in the above list.

                              FORM OF ASSIGNMENT

   For value received                                                hereby
sell(s), assign(s) and transfer(s) unto
                                         (Please insert social security or
other identifying number of assignee) the within Security, and hereby
irrevocably constitutes and appoints                        as attorney to
transfer the said Security on the books of the Company, with full power of substitution in the premises.

Dated:

                                          _____________________________________

                                          _____________________________________
                                          Signature(s)

                                          Signature(s) must be guaranteed by
                                          and Eligible Guarantor Institution
                                          with membership in an approved
                                          signature guarantee program pursuant
                                          to Rule 17Ad-15 under the Securities
                                          Exchange Act of 1934.

                                  EXHIBIT B-1

                         FORM OF BENEFICIAL OWNER LIST

                                  EXHIBIT B-2

                                FORM OF NOTICE

                                   EXHIBIT C

                          FORM OF TRANSFER INSTRUMENT

                                                                      ANNEX C-1




                          TENDER AND OPTION AGREEMENT

                                 BY AND AMONG

                            HEWLETT-PACKARD COMPANY

                                      AND

                 CERTAIN PRINCIPAL SHAREHOLDERS OF INDIGO N.V.

                          TENDER AND OPTION AGREEMENT

   THIS TENDER AND OPTION AGREEMENT (this "Agreement") is made and entered into as of September 6, 2001, by and among Hewlett-Packard Company, a Delaware corporation (the "Buyer"), and each of the individuals listed on the signature pages hereto (each in his, her or its individual capacity, a "Shareholder," and, collectively, the "Shareholders").

   WHEREAS, each of the Shareholders is, as of the date hereof, the record and beneficial owner of common shares, par value NLG 0.04 per share, of Indigo N.V., a corporation organized under the laws of The Netherlands (the "Company," and such shares, the "Common Shares"), and the Common Shares subject to outstanding options, warrants or other rights, as set forth on the signature pages of this Agreement;

   WHEREAS, the Buyer and the Company concurrently herewith are entering into an Offer Agreement, dated as of the date hereof (the "Offer Agreement"), which provides, among other things, (i) for the Buyer or a Subsidiary of the Buyer, as promptly as practicable after the date hereof, to commence an exchange offer (the "Offer") to acquire all of the outstanding Common Shares of the Company in exchange for either (x) shares of Buyer Common Stock or (y) shares of Buyer Common Stock plus CVRs, and (ii) for the subsequent post-closing reorganization to be accomplished upon the terms and subject to the conditions set forth in the Offer Agreement; and

   WHEREAS, as a condition to the willingness of the Buyer to enter into the Offer Agreement, and in order to induce the Buyer to enter into the Offer Agreement, each of the Shareholders has agreed (solely in his, her or its capacity as a shareholder of the Company) to enter into this Agreement.

   NOW, THEREFORE, in consideration of the execution and delivery by the Buyer of the Offer Agreement and the representations, warranties, covenants and agreements set forth herein and therein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

   SECTION 1. Certain Definitions. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Offer Agreement. For purposes of this Agreement:

      (a) "Election" shall mean either of the Fixed Offer Price or the Contingent Offer Price.

      (b) "Oversubscribed Consideration" shall mean the consideration obtained by tendering Shares into the Oversubscribed Election.

      (c) "Oversubscribed Election" shall mean that Election, if either, for which the aggregate number of Common Shares that has been tendered immediately prior to the Expiration Time (and not properly withdrawn) exceeds the Maximum Fixed Price Election Number or the Maximum Contingent Price Election Number.

      (d) "Shares" shall mean: (i) all securities of the Company (including all Common Shares and all options, warrants and other rights to acquire Common Shares) owned by the Shareholder as of the date of this Agreement; and (ii) all additional securities of the Company (including all additional Common Shares and all additional options, warrants and other rights to acquire Common Shares) of which the Shareholder acquires ownership during the period from the date of this Agreement through the Termination Date.

      (e) "Termination Date" shall mean the earlier to occur of (i) valid termination of the Offer Agreement pursuant to Article VII thereof; or (ii) the Closing Time.

      (f) "Transfer." A Shareholder shall be deemed to have effected a Transfer of Shares if such Shareholder directly or indirectly (i) sells, pledges, encumbers, grants an option with respect to, transfers or otherwise disposes of such Shares or any interest therein, or (ii) enters into an agreement or commitment providing for the sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such Shares or any interest therein.

      (g) "Undersubscribed Consideration" shall mean the consideration obtained by tendering Shares into the Undersubscribed Election.

      (h) "Undersubscribed Election" shall mean, to the extent there is an Oversubscribed Election, the other Election.

   SECTION 2. Representations and Warranties of the Shareholder. Shareholder hereby represents, warrants and covenants to the Buyer that Shareholder (i) is the beneficial owner of the Common Shares and the options, warrants and other rights to acquire Common Shares indicated on the signature pages of this Agreement, free and clear of any pledges, options, rights of first refusal, co-sale rights, attachments or other encumbrances other than as contemplated hereby and the Shareholders' Agreement, dated September 13, 2000, by and among the Company, the Buyer and the other Company Shareholders named therein; (ii) does not beneficially own any securities of the Company other than the Common Shares and options, warrants and other rights to acquire Common Shares of the Company indicated on the signature pages of this Agreement; (iii) has full power and authority to make, enter into and carry out the terms of this Agreement; and (iv) the execution, delivery and performance of this Agreement by such Shareholder and the consummation of the transactions contemplated hereby, will not (x) require the consent, waiver, approval, or authorization of any governmental authority or any other person or entity except as contemplated by the Offer Agreement; or (y) violate, conflict with, result in a breach of or the acceleration of any obligation under, or constitute a default (or an event which with notice or the lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Shareholder pursuant to any provision of any indenture, mortgage, lien, lease, agreement, contract, instrument, order, judgment, ordinance, regulation or decree to which the Shareholder is subject or by which the Shareholder or any of Shareholder's property or assets (other than the Company's assets, if any) is bound, in each case as would not materially adversely affect the Shareholder's obligations hereunder.

   SECTION 3.  Agreement to Tender Shares.

      (a) Each of the Shareholders hereby agrees that such Shareholder shall tender, or if such Shareholder holds such shares through a broker, instruct the broker to tender, his, her or its Common Shares into the Offer promptly, and in any event no later than the tenth business day following the commencement of the Offer, pursuant to and in accordance with the terms of the Offer Agreement, and that such Shareholder shall not withdraw any Shares so tendered unless the Offer is terminated or has expired.

      (b) Each of the Shareholders hereby agrees that such Shareholder will automatically elect to receive the Undersubscribed Consideration for up to all of the Common Shares held by such Shareholder (the "Mandatory Election"). Notwithstanding anything to the contrary, Section 1.1(c)(ii) and
   Section 1.1(c)(iii) of the Offer Agreement, as applicable, shall be applied to any Common Shares tendered by Company Shareholders (other than those tendered by the Shareholders party to this Agreement) only to the extent that Undersubscribed Consideration continues to exist after giving effect to the Mandatory Election. To facilitate the calculation of shares subject to the Mandatory Election in accordance with the above provisions, the Buyer may round the number of shares proposed to be automatically elected by any Shareholder to the nearest one hundred (100) shares.

      (c) Notwithstanding anything to the contrary in this Agreement, each of the Shareholders hereby agrees and pledges (i) either (A) to exercise no later than the day immediately prior to the Closing Time all options, warrants and other rights to acquire Common Shares then owned by such Shareholder (collectively, the "Warrants") through the non-cash exercise provisions set forth therein and (B) to immediately tender the Common Shares received upon such exercise into the Offer; or (ii) to not exercise any of the Warrants after the Closing Time until such time as the Post-Closing Reorganization referred to in Article II of the Offer Agreement is consummated.

   SECTION 4. Transfer of the Shares. Except as required herein, each of the Shareholders hereby agrees that, at all times during the period from the date of this Agreement until the Termination Date, such Shareholder shall not cause or permit any Transfer of any of the Shares to be effected, unless each person to which any such Shares, or any interest therein, is or may be Transferred shall have (i) executed a counterpart of this Agreement; and
(ii) agreed in writing to hold such Shares, or such interest therein, subject to all of the terms and conditions set forth in this Agreement.

   SECTION 5. Certain Events. In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of the Company affecting the Common Shares or the acquisition of additional Common Shares or other securities or rights of the Company by any Shareholder, the number of Shares shall be adjusted appropriately, and this Agreement and the rights and obligations hereunder shall attach to any additional Common Shares or other securities or rights of the Company issued to or acquired by any such Shareholder.

   SECTION 6. Certain Other Agreements. From and after the date of this Agreement until the Termination Date, no Shareholder will, nor will any Shareholder authorize or permit any of such Shareholder's officers, directors, affiliates or employees or any investment banker, attorney, accountant, consultant or other agent, advisor or representative retained by such Shareholder to, directly or indirectly, (i) solicit, initiate, encourage or induce the making, submission or announcement of any Acquisition Proposal; (ii) engage or participate in any discussions or negotiations regarding, or furnish to any person any information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to any person that has made, or take any other action intended to assist or facilitate any inquiries or the making, submission, or announcement of any proposal that constitutes or would reasonably be expected to lead to, any Acquisition Proposal; (iii) approve, endorse or recommend any Acquisition Proposal; or (iv) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Transaction; provided, this section shall not apply to any person in his capacity as a director of the Company.

   SECTION 7. Regulatory Filings. Each of the Shareholders hereby covenants and agrees, to the extent that such Shareholder is required to do so under applicable laws or regulations, (i) to file or cause to be filed with the FTC and the DOJ the notifications and other information required to be filed by such Shareholder under the HSR Act with respect to the Offer and the transactions contemplated thereby; and (ii) to make any other Foreign Filings required by such Shareholder of which it is aware with respect to the Offer and the transactions contemplated thereby. Such Shareholder shall pay all filing fees and all other fees and expenses pursuant to any such filings made by such Shareholder that relate to such Shareholder's acquisition of Buyer Common Stock as a result of the Offer.

   SECTION 8. Further Assurances. Each of the Shareholders hereby covenants and agrees to, upon the request of the Buyer, execute and deliver any additional documents and take such further actions as may be reasonably requested by the Buyer to carry out the provisions of this Agreement; provided, that such action is consistent with, and does not create any obligations that extend the general scope of the provisions of this Agreement.

   SECTION 9.  Option.

   (a) The Shareholder hereby grants Buyer an irrevocable (to the extent permitted by applicable law), exclusive option to purchase up to all of the Shares at a per Share exercise price equal to the Contingent Price Exchange Ratio (the "Purchase Option"). Such Purchase Option shall become exercisable by Buyer upon the Shareholder's breach of its obligations under Section 3 of this Agreement or upon the Shareholder's breach of any other material agreement or covenant on the part of the Shareholder set forth in this Agreement.

   (b) In the event that the Buyer elects to exercise the Purchase Option, the Buyer shall so notify the Shareholder. Upon receipt of such notification, the Shareholder shall deliver the Shares to the Buyer, to be held by the Buyer pending the closing of the exercise of the Purchase Option. At the closing of the exercise of the Purchase Option, the Buyer shall deliver to the Shareholder the Contingent Price Exchange Ratio for each Share delivered by the Shareholder.

   (c) The Buyer in its sole discretion may designate and assign one or more employees, officers, directors, stockholders or direct or indirect subsidiaries of the Buyer or other persons or organizations to exercise all or a part of the Buyer's Purchase Option.

   (d) In the event that the Buyer's Purchase Option is exercised, then upon and following such exercise, the only remaining right of the Shareholder under this Agreement shall be the right to receive payment for such Shares as set forth in this Section 9, and the Shareholder shall have no right whatsoever to tender the Shares upon its own election.

   SECTION 10. Legends. If so requested by the Buyer, Shareholder agrees to use its reasonable best efforts to place on the certificates representing the Shares a legend stating that they are subject to this Agreement.

   SECTION 11. Termination. Except as otherwise provided in this Agreement, this Agreement, and all rights and obligations of the parties hereunder, shall terminate and have no further force or effect immediately upon the Termination Date; provided, however, that Sections 12 and 13 shall survive any termination of this Agreement.

   SECTION 12. Expenses. All fees and expenses incurred by any one party hereto shall be borne by the party incurring such fees and expenses; provided, that if either party (i.e., the "initiating party") institutes any action against the other party (i.e., the "target party") to enforce the terms of this Agreement, such target party shall pay reasonable costs and expenses, including, without limitation, reasonable attorneys' fees and costs (collectively, "Costs"), incurred by the initiating party in connection with such action, provided that the initiating party is successful in all material respects with respect to all claims (after all appeals) ("Material Success") in its action against the target party.

   SECTION 13.  Miscellaneous.

   (a) Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

   (b) Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties without prior written consent of the other.

   (c) Amendments and Modification. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

   (d) Specific Performance; Injunctive Relief. The parties hereto acknowledge that the Buyer shall be irreparably harmed and that there shall be no adequate remedy at law for a violation of any of the covenants or agreements of Shareholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to the Buyer upon any such violation, the Buyer shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to the Buyer at law or in equity.

   (e) Notices. All notices and other communications pursuant to this Agreement shall be in writing and deemed to be sufficient if contained in a written instrument and shall be deemed given if delivered personally, telecopied, sent by nationally-recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following address (or at such other address for a party as shall be specified by like notice):

   If to the Buyer:  Hewlett-Packard Company
                     3000 Hanover Street
                     Palo Alto, California 94304
                     Attention: General Counsel
                     Facsimile: (650) 857-4837

   With copies to:   Wilson Sonsini Goodrich & Rosati
                     Professional Corporation
                     650 Page Mill Road
                     Palo Alto, California 94304-1050
                     Attention: Larry W. Sonsini, Esq.
                             Aaron J. Alter, Esq.
                     Facsimile No.: (650) 493-6811

                     and

                     Wilson Sonsini Goodrich & Rosati
                     Professional Corporation
                     One Market
                     Spear Tower, Suite 3300
                     San Francisco, California 94105
                     Attention: Steve L. Camahort, Esq.
                     Facsimile No.: (415) 947-2099

   If to the Shareholder:
                     To the address for notice set forth
                     on the signature page hereof.

   With a copy to:   Gibson, Dunn & Crutcher LLP
                     200 Park Avenue
                     New York, New York 10166-0193
                     Attention: Dennis J. Friedman, Esq.
                             Barbara L. Becker, Esq.
                     Facsimile No.: (212) 351-4035

   (f) Registered Shares. Each of the Shareholders shall receive Buyer Common Stock in the Offer that is registered on Form S-4.

   (g) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the conflicts of law principles thereof. Each of the parties hereby irrevocably consents to the exclusive jurisdiction and venue of any court within the State of New York in connection with any matter based upon or arising out of this Agreement of the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of New York for such persons and waives any covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.

   (h) Entire Agreement. This Agreement contains the entire understanding of the parties in respect of the subject matter hereof, and supersedes all prior negotiations and understandings between the parties with respect to such subject matter.

   (i) Effect of Headings. The section headings are for convenience only and shall not affect the construction or interpretation of this Agreement.

   (j) Counterparts. This Agreement may be executed by facsimile and in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

                 [Remainder of Page Intentionally Left Blank]

   IN WITNESS WHEREOF, each of the Buyer and the Shareholders have caused this Agreement to be duly executed and delivered as of the date first written above.

                                          HEWLETT-PACKARD COMPANY

                                          By:  /s/  CHARLES N. CHARNAS
                                             -----------------------------------
                                          Name: Charles N. Charnas
                                          Title: Assistant Secretary

                                          WALTHROUP CORPORATION N.V.

                                          By:  /s/  URS BRUNNER
                                             -----------------------------------
                                          Name: Urs Brunner
                                                 Intertrust (Curacao) N.V.
                                          Title: Managing Director

                                          Address: Landhuis Joonchi
                                                --------------------------------
                                          Kaya Richard J. Beaujon z/n
                                          --------------------------------------
                                          Curacao, Netherlands Antilles
                                          --------------------------------------

                                          Telephone: (599-9) 7366277
                                                  ------------------------------

                                          Facsimile No.: (599-9) 7366161
                                                     ---------------------------

                                          Shares beneficially owned:

                                          3,592,619 shares of Common Shares

                                          440,000 shares of Common Shares
                                          issuable upon the exercise of
                                          outstanding options, warrants or
                                          other rights.

   IN WITNESS WHEREOF, each of the Buyer and the Shareholders have caused this Agreement to be duly executed and delivered as of the date first written above.

                                          HEWLETT-PACKARD COMPANY

                                          By:   /s/  CHARLES N. CHARNAS
                                             -----------------------------------
                                          Name: Charles N. Charnas
                                          Title: Assistant Secretary

                                          VISIONVEST CORPORATION N.V.

                                          By:  /s/  URS BRUNNER
                                             -----------------------------------
                                          Name: Urs Brunner
                                          Intertrust (Curacao) N.V.
                                          Title: Managing Director

                                          Address: Landhuis Joonchi
                                                 -------------------------------
                                          Kaya Richard J. Beaujon z/n
                                          --------------------------------------
                                          Curacao, Netherlands Antilles
                                          --------------------------------------

                                          Telephone: (599-9) 7366277
                                                  ------------------------------

                                          Facsimile No.: (599-9) 7366161
                                                     ---------------------------

                                          Shares beneficially owned:

                                          3,205,571 shares of Common Shares

                                          640,000 shares of Common Shares
                                          issuable upon the exercise of
                                          outstanding options, warrants or
                                          other rights.

   IN WITNESS WHEREOF, each of the Buyer and the Shareholders have caused this Agreement to be duly executed and delivered as of the date first written above.

                                          HEWLETT-PACKARD COMPANY

                                          By:   /s/  CHARLES N. CHARNAS
                                             -----------------------------------
                                          Name: Charles N. Charnas
                                          Title: Assistant Secretary

                                          GEMINI SYSTEMS CORPORATION N.V.

                                          By:  /s/  TIS PRAGER
                                             -----------------------------------
                                          Name: Tis Prager
                                          Intertrust (Curacao) N.V.
                                          Title: Managing Director

                                          Address: Landhuis Joonchi
                                                --------------------------------
                                          Kaya Richard J. Beaujon z/n
                                          --------------------------------------
                                          Curacao, Netherlands Antilles
                                          --------------------------------------

                                          Telephone: (599-9) 7366277
                                                  ------------------------------

                                          Facsimile No.: (599-9) 7366161
                                                     ---------------------------

                                          Shares beneficially owned:

                                          19,573,838 shares of Common Shares

                                          0 shares of Common Shares issuable
                                          upon the exercise of outstanding
                                          options, warrants or other rights.

   IN WITNESS WHEREOF, each of the Buyer and the Shareholders have caused this Agreement to be duly executed and delivered as of the date first written above.

                                          HEWLETT-PACKARD COMPANY

                                          By:  /s/  CHARLES N. CHARNAS
                                             -----------------------------------
                                          Name: Charles N. Charnas
                                          Title: Assistant Secretary

                                          TOSCAL N.V.

                                          By:  /s/  TIS PRAGER
                                             -----------------------------------
                                          Name: Tis Prager
                                                 Intertrust (Curacao) N.V.
                                          Title: Managing Director

                                          Address: Landhuis Joonchi
                                                --------------------------------
                                          Kaya Richard J. Beaujon z/n
                                          --------------------------------------
                                          Curacao, Netherlands Antilles
                                          --------------------------------------

                                          Telephone: (599-9) 7366277
                                                  ------------------------------

                                          Facsimile No.: (599-9) 7366161
                                                     ---------------------------

                                          Shares beneficially owned:

                                          25,680,283* shares of Common Shares

                                          1,746,672** shares of Common Shares
                                          issuable upon the exercise of
                                          outstanding options, warrants or
                                          other rights.

--------
 * Includes 8,734,270 shares of Common Shares owned indirectly by its subsidiaries: Walthroup Corporation N.V., Visionvest Corporation N.V. and Deering Corporation N.V.

** Includes 1,746,672 shares of Common Shares issuable upon exercise of outstanding warrants owned indirectly by its subsidiaries: Walthroup Corporation N.V., Visionvest Corporation N.V. and Deering Corporation N.V.

   IN WITNESS WHEREOF, each of the Buyer and the Shareholders have caused this Agreement to be duly executed and delivered as of the date first written above.

                                          HEWLETT-PACKARD COMPANY

                                          By:   /s/  CHARLES N. CHARNAS
                                             -----------------------------------
                                          Name: Charles N. Charnas
                                          Title: Assistant Secretary

                                          OZF LTD.

                                          By:  /s/  TIS PRAGER
                                             -----------------------------------
                                          Name: Tis Prager
                                          TMF Management (BVI) Limited
                                          Title: Managing Director

                                          Address: P.O. Box 964
                                                --------------------------------
                                          Mill Mall, Road Town
                                          --------------------------------------
                                          Tortola, British Virgin Islands
                                          --------------------------------------

                                          Telephone: (1-284) 49 44997
                                                  ------------------------------

                                          Facsimile No.: (1-284) 49 44999
                                                     ---------------------------

                                          Shares beneficially owned:

                                          2,312,101 shares of Common Shares

                                          0 shares of Common Shares issuable
                                          upon the exercise of outstanding
                                          options, warrants or other rights.

   IN WITNESS WHEREOF, each of the Buyer and the Shareholders have caused this Agreement to be duly executed and delivered as of the date first written above.

                                          HEWLETT-PACKARD COMPANY

                                          By:   /s/  CHARLES N. CHARNAS
                                             -----------------------------------
                                          Name: Charles N. Charnas
                                          Title: Assistant Secretary

                                          DEERING CORPORATION N.V.

                                          By:  /s/  URS BRUNNER
                                             -----------------------------------
                                          Name: Urs Brunner
                                          Intertrust (Curacao) N.V.
                                          Title: Managing Director

                                          Address: Landhuis Joonchi
                                                --------------------------------
                                          Kaya Richard J. Beaujon z/n
                                          --------------------------------------
                                          Curacao, Netherlands Antilles
                                          --------------------------------------

                                          Telephone: (599-9) 7366277
                                                  ------------------------------

                                          Facsimile No.: (599-9) 7366161
                                                     ---------------------------

                                          Shares beneficially owned:

                                          1,936,080 shares of Common Shares

                                          666,672 shares of Common Shares
                                          issuable upon the exercise of
                                          outstanding options, warrants or
                                          other rights.

                                                                      ANNEX C-2


                          TENDER AND OPTION AGREEMENT

                                BY AND BETWEEN

                            HEWLETT-PACKARD COMPANY

                                      AND

                           OSCAR & ZLATA FOUNDATION

                          TENDER AND OPTION AGREEMENT

   THIS TENDER AND OPTION AGREEMENT (this "Agreement") is made and entered into as of November 7, 2001, by and between Hewlett-Packard Company, a Delaware corporation (the "Buyer"), and the entity listed on the signature page hereto (the "Foundation").

   WHEREAS, the Foundation is, as of the date hereof, deemed to be the beneficial owner of common shares, par value NLG 0.04 per share, of Indigo N.V., a corporation organized under the laws of The Netherlands (the "Company," and such shares, the "Common Shares"), and the Common Shares subject to outstanding options, warrants or other rights, as set forth on the signature page of this Agreement;

   WHEREAS, the Buyer and the Company have entered into an Offer Agreement, dated as of September 6, 2001 (the "Offer Agreement"), which provides, among other things, (i) for the Buyer or a Subsidiary of the Buyer, as promptly as practicable after the date hereof, to commence an exchange offer (the "Offer") to acquire all of the outstanding Common Shares of the Company in exchange for either (x) shares of Buyer Common Stock or (y) shares of Buyer Common Stock plus CVRs, and (ii) for the subsequent post-closing reorganization to be accomplished upon the terms and subject to the conditions set forth in the Offer Agreement; and

   WHEREAS, in consideration of the Buyer's entering into the Offer Agreement, the Foundation has agreed to enter into this Agreement.

   NOW, THEREFORE, in consideration of the execution and delivery by the Buyer of the Offer Agreement and the representations, warranties, covenants and agreements set forth herein and therein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

   SECTION 1. Certain Definitions. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Offer Agreement. For purposes of this Agreement:

      (a) "Election" shall mean either of the Fixed Offer Price or the Contingent Offer Price.

      (b) "LFT Shareholders" shall mean Gemini Systems Corporation N.V., Toscal N.V., OZF Ltd., Visionvest Corporation N.V., Walthroup Corporation N.V. and Deering Corporation N.V.

      (c) "Oversubscribed Consideration" shall mean the consideration obtained by tendering Shares into the Oversubscribed Election.

      (d) "Oversubscribed Election" shall mean that Election, if either, for which the aggregate number of Common Shares that has been tendered immediately prior to the Expiration Time (and not properly withdrawn) exceeds the Maximum Fixed Price Election Number or the Maximum Contingent Price Election Number.

      (e) "Shares" shall mean: (i) all securities of the Company (including all Common Shares and all options, warrants and other rights to acquire Common Shares) beneficially owned or deemed to be owned by the Foundation as of the date of this Agreement; and (ii) all additional securities of the Company (including all additional Common Shares and all additional options, warrants and other rights to acquire Common Shares) of which the Foundation acquires beneficial ownership during the period from the date of this Agreement through the Termination Date.

      (f) "Termination Date" shall mean the earlier to occur of (i) valid termination of the Offer Agreement pursuant to Article VII thereof; or (ii) the Closing Time.

      (g) "Transfer". The Foundation shall be deemed to have effected a Transfer of Shares if the Foundation directly or indirectly (i) sells, pledges, encumbers, grants an option with respect to, transfers or otherwise disposes of such Shares or any interest therein, or (ii) enters into an agreement or commitment providing for the sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such Shares or any interest therein.

                                     C-2-1

      (h) "Undersubscribed Consideration" shall mean the consideration obtained by tendering Shares into the Undersubscribed Election.

      (i) "Undersubscribed Election" shall mean, to the extent there is an Oversubscribed Election, the other Election.

   SECTION 2. Representations and Warranties of the Foundation. The Foundation hereby represents, warrants and covenants to the Buyer that the Foundation (i) does not beneficially own any securities of the Company other than the Common Shares and options, warrants and other rights to acquire Common Shares of the Company owned by the LFT Shareholders as indicated on the signature page of this Agreement; (ii) has full power and authority to make, enter into and carry out the terms of this Agreement; and (iii) the execution, delivery and performance of this Agreement by the Foundation and the consummation of the transactions contemplated hereby, will not (x) require the consent, waiver, approval, or authorization of any governmental authority or any other person or entity except as contemplated by the Offer Agreement; or
(y) violate, conflict with, result in a breach of or the acceleration of any obligation under, or constitute a default (or an event which with notice or the lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Foundation pursuant to any provision of any indenture, mortgage, lien, lease, agreement, contract, instrument, order, judgment, ordinance, regulation or decree to which the Foundation is subject or by which the Foundation or any of the Foundation's property or assets (other than the Company's assets, if any) is bound, in each case as would not materially adversely affect the Foundation's obligations hereunder.

   SECTION 3.  Agreement to Tender Shares.

   (a) The Foundation hereby agrees that the Foundation shall not take any actions or inactions that would be contrary to the agreements of the LFT Shareholders to tender Common Shares owned by them into the Offer pursuant to the terms of the Tender and Option Agreement among the Buyer and the LFT Shareholders, dated as of September 6, 2001 (the "LFT Tender and Option Agreement").

   (b) The Foundation hereby agrees that the Foundation will not take any actions or inactions that would be contrary to the agreements of the LFT Shareholders to automatically elect to receive the Undersubscribed Consideration for up to all of the Common Shares held by the LFT Shareholders pursuant to the terms of the LFT Tender and Option Agreement.

   (c) The Foundation hereby agrees and pledges not to take any actions or inactions that would be contrary to the agreements of the LFT Shareholders to
(i) either (A) to exercise no later than the day immediately prior to the Closing Time all options, warrants and other rights to acquire Common Shares then owned by the LFT Shareholders (collectively, the "Warrants") through the non-cash exercise provisions set forth therein and (B) to immediately tender the Common Shares received upon such exercise into the Offer; or (ii) to not exercise any of the Warrants after the Closing Time until such time as the Post-Closing Reorganization referred to in Article II of the Offer Agreement is consummated.

   SECTION 4. Transfer of the Shares. Except as required herein, the Foundation hereby agrees that, at all times during the period from the date of this Agreement until the Termination Date, the Foundation shall not cause or permit any Transfer of any of the Shares to be effected, unless each person to which any such Shares, or any interest therein, is or may be Transferred shall have (i) executed a counterpart of this Agreement; and (ii) agreed in writing to hold such Shares, or such interest therein, subject to all of the terms and conditions set forth in this Agreement.

   SECTION 5. Certain Events. In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of the Company affecting the Common Shares or the acquisition of beneficial ownership of additional Common Shares or other securities or rights of the Company by the Foundation, the number of Shares shall be adjusted appropriately, and this Agreement and the rights and obligations hereunder shall attach to any additional Common Shares or other securities or rights of the Company issued to or beneficially owned by the Foundation.

                                     C-2-2

   SECTION 6. Certain Other Agreements. From and after the date of this Agreement until the Termination Date, the Foundation will not, and will not authorize or permit any of the Foundation's officers, directors, affiliates or employees or any investment banker, attorney, accountant, consultant or other agent, advisor or representative retained by the Foundation to, directly or indirectly, (i) solicit, initiate, encourage or induce the making, submission or announcement of any Acquisition Proposal; (ii) engage or participate in any discussions or negotiations regarding, or furnish to any person any information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to any person that has made, or take any other action intended to assist or facilitate any inquiries or the making, submission, or announcement of any proposal that constitutes or would reasonably be expected to lead to, any Acquisition Proposal; (iii) approve, endorse or recommend any Acquisition Proposal; or (iv) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Transaction; provided, this section shall not apply to any person in his capacity as a director of the Company.

   SECTION 7. Regulatory Filings. The Foundation hereby covenants and agrees, to the extent that the Foundation is required to do so under applicable laws or regulations, (i) to file or cause to be filed with the FTC and the DOJ the notifications and other information required to be filed by the Foundation under the HSR Act with respect to the Offer and the transactions contemplated thereby; and (ii) to make any other Foreign Filings required by the Foundation of which it is aware with respect to the Offer and the transactions contemplated thereby. The Foundation shall pay all filing fees and all other fees and expenses pursuant to any such filings made by the Foundation that relate to the Foundation's acquisition of Buyer Common Stock as a result of the Offer.

   SECTION 8. Further Assurances. The Foundation hereby covenants and agrees to, upon the request of the Buyer, execute and deliver any additional documents and take such further actions as may be reasonably requested by the Buyer to carry out the provisions of this Agreement; provided, that such action is consistent with, and does not create any obligations that extend the general scope of the provisions of this Agreement.

   SECTION 9. Option. The Foundation hereby agrees to not take any action or inaction that would be contrary to the agreements of the LFT Shareholders in the LFT Tender and Option Agreement to grant Buyer an irrevocable (to the extent permitted by applicable law), exclusive option to purchase up to all of the Shares held by the LFT Shareholders at a per Share exercise price equal to the Contingent Price Exchange Ratio.

   SECTION 10. Legends. If so requested by the Buyer, the Foundation agrees to not take any action or inaction that would be contrary to the agreements of the LFT Shareholders in the LFT Tender and Option Agreement to use their reasonable best efforts to place on the certificates representing the Shares held by the LFT Shareholders a legend stating that they are subject to the LFT Tender and Option Agreement.

   SECTION 11. Termination. Except as otherwise provided in this Agreement, this Agreement, and all rights and obligations of the parties hereunder, shall terminate and have no further force or effect immediately upon the Termination Date; provided, however, that Sections 12 and 13 shall survive any termination of this Agreement.

   SECTION 12. Expenses. All fees and expenses incurred by any one party hereto shall be borne by the party incurring such fees and expenses; provided, that if either party (i.e., the "initiating party") institutes any action against the other party (i.e., the "target party") to enforce the terms of this Agreement, such target party shall pay reasonable costs and expenses, including, without limitation, reasonable attorneys' fees and costs (collectively, "Costs"), incurred by the initiating party in connection with such action, provided that the initiating party is successful in all material respects with respect to all claims (after all appeals) ("Material Success") in its action against the target party.

                                     C-2-3

   SECTION 13.  Miscellaneous.

   (a) Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

   (b) Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties without prior written consent of the other.

   (c) Amendments and Modification. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

   (d) Specific Performance; Injunctive Relief. The parties hereto acknowledge that the Buyer shall be irreparably harmed and that there shall be no adequate remedy at law for a violation of any of the covenants or agreements of the Foundation set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to the Buyer upon any such violation, the Buyer shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to the Buyer at law or in equity.

   (e) Notices. All notices and other communications pursuant to this Agreement shall be in writing and deemed to be sufficient if contained in a written instrument and shall be deemed given if delivered personally, telecopied, sent by nationally-recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following address (or at such other address for a party as shall be specified by like notice):

   If to the Buyer: Hewlett-Packard Company
                    3000 Hanover Street
                    Palo Alto, California 94304
                    Attention: General Counsel
                    Facsimile: (650) 857-4837

   With copies to:  Wilson Sonsini Goodrich & Rosati
                    Professional Corporation
                    650 Page Mill Road
                    Palo Alto, California 94304-1050
                    Attention: Larry W. Sonsini, Esq.
                             Aaron J. Alter, Esq.
                    Facsimile No.: (650) 493-6811

                    and

                    Wilson Sonsini Goodrich & Rosati
                    Professional Corporation
                    One Market
                    Spear Tower, Suite 3300
                    San Francisco, California 94105
                    Attention: Steve L. Camahort, Esq.
                    Facsimile No.: (415) 947-2099

                                     C-2-4

   If to the Foundation:
                     To the address for notice set forth on the signature page hereof.

   With a copy to:  Gibson, Dunn & Crutcher LLP
                    200 Park Avenue
                    New York, New York 10166-0193
                    Attention: Dennis J. Friedman, Esq.
                             Barbara L. Becker, Esq.
                    Facsimile No.: (212) 351-4035

   (f) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the conflicts of law principles thereof. Each of the parties hereby irrevocably consents to the exclusive jurisdiction and venue of any court within the State of New York in connection with any matter based upon or arising out of this Agreement of the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of New York for such persons and waives any covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.

   (g) Entire Agreement. This Agreement contains the entire understanding of the parties in respect of the subject matter hereof, and supersedes all prior negotiations and understandings between the parties with respect to such subject matter.

   (h) Effect of Headings. The section headings are for convenience only and shall not affect the construction or interpretation of this Agreement.

   (i) Counterparts. This Agreement may be executed by facsimile and in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

                 [Remainder of Page Intentionally Left Blank]


                                     C-2-5

   IN WITNESS WHEREOF, Buyer and the Foundation have caused this Agreement to be duly executed and delivered as of the date first written above.

                                          HEWLETT-PACKARD COMPANY

                                          By:  /s/  CHARLES N. CHARNAS
                                             -----------------------------------
                                          Name:  Charles N. Charnas
                                          Title:  Assistant Secretary

                                          OSCAR & ZLATA FOUNDATION

                                          By:  /s/  TIS PRAGER
                                             -----------------------------------
                                          Name:  Tis Prager
                                          Title:

                                          Address:  Muhlebachstr. 6
                                                --------------------------------
                                          CH-8008 Zurich, Switzerland
                                          --------------------------------------

                                          --------------------------------------

                                          Telephone:  0041-1-254 55 55
                                                  ------------------------------

                                          Facsimile No.:  0041-1-254 55 99
                                                     ---------------------------

                                          Shares beneficially owned:*

                                          47,566,222 shares of Common Shares

                                          1,746,672 shares of Common Shares
                                          issuable upon the exercise of
                                          outstanding options, warrants or
                                          other rights.


--------
* Through its relationship with Gemini Systems Corporation N.V., Toscal N.V., OZF Ltd., Visionvest Corporation N.V., Walthroup Corporation N.V. and Deering Corporation N.V., Oscar & Zlata Foundation is deemed to be the beneficial owner of the Shares owned by such entities.

                                     C-2-6

                                                                      ANNEX C-3




                               TENDER AGREEMENT

                                BY AND BETWEEN

                            HEWLETT-PACKARD COMPANY

                                      AND

                                 S-C INDIGO CV

                               TENDER AGREEMENT

   THIS TENDER AGREEMENT (this "Agreement") is made and entered into as of September 6, 2001, by and among Hewlett-Packard Company, a Delaware corporation (the "Buyer"), and each of the individuals listed on the signature pages hereto (each in his, her or its individual capacity, a "Shareholder," and, collectively, the "Shareholders").

   WHEREAS, each of the Shareholders is, as of the date hereof, the record and beneficial owner of common shares, par value NLG 0.04 per share, of Indigo N.V., a corporation organized under the laws of The Netherlands (the "Company," and such shares, the "Common Shares"), and the Common Shares subject to outstanding options, warrants or other rights, as set forth on the signature pages of this Agreement;

   WHEREAS, the Buyer and the Company concurrently herewith are entering into an Offer Agreement, dated as of the date hereof (the "Offer Agreement"), which provides, among other things, (i) for the Buyer or a Subsidiary of the Buyer, as promptly as practicable after the date hereof, to commence an exchange offer (the "Offer") to acquire all of the outstanding Common Shares of the Company in exchange for either (x) shares of Buyer Common Stock or (y) shares of Buyer Common Stock plus CVRs, and (ii) for the subsequent post-closing reorganization to be accomplished upon the terms and subject to the conditions set forth in the Offer Agreement; and

   WHEREAS, as a condition to the willingness of the Buyer to enter into the Offer Agreement, and in order to induce the Buyer to enter into the Offer Agreement, each of the Shareholders has agreed (solely in his, her or its capacity as a shareholder of the Company) to enter into this Agreement.

   NOW, THEREFORE, in consideration of the execution and delivery by the Buyer of the Offer Agreement and the representations, warranties, covenants and agreements set forth herein and therein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

   SECTION 1. Certain Definitions. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Offer Agreement. For purposes of this Agreement:

      (a) "Shares" shall mean: (i) all securities of the Company (including all Common Shares and all options, warrants and other rights to acquire Common Shares) owned by the Shareholder as of the date of this Agreement; and (ii) all additional securities of the Company (including all additional Common Shares and all additional options, warrants and other rights to acquire Common Shares) of which the Shareholder acquires ownership during the period from the date of this Agreement through the Termination Date.

      (b) "Termination Date" shall mean the earlier to occur of (i) valid termination of the Offer Agreement pursuant to Article VII thereof; (ii) the Closing Time; or (iii) four months after the End Date as determined pursuant to the Offer Agreement (ignoring for this purpose any amendment to such agreement after the date hereof).

      (c) "Transfer." A Shareholder shall be deemed to have effected a Transfer of Shares if such Shareholder directly or indirectly (i) sells, pledges, encumbers, grants an option with respect to, transfers or otherwise disposes of such Shares or any interest therein, or (ii) enters into an agreement or commitment providing for the sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such Shares or any interest therein.

   SECTION 2. Representations and Warranties of the Shareholder. Shareholder hereby represents, warrants and covenants to the Buyer that Shareholder (i) is the beneficial owner of the Common Shares and the options, warrants and other rights to acquire Common Shares indicated on the signature pages of this Agreement, free and clear of any pledges, options, rights of first refusal, co-sale rights, attachments or other encumbrances

                                     C-3-1
other than as contemplated hereby and the Shareholders' Agreement, dated September 13, 2000, by and among the Company, the Buyer and the other Company Shareholders named therein; (ii) does not beneficially own any securities of the Company other than the Common Shares and options, warrants and other rights to acquire Common Shares of the Company indicated on the signature pages of this Agreement; (iii) has full power and authority to make, enter into and carry out the terms of this Agreement; and (iv) the execution, delivery and performance of this Agreement by such Shareholder and the consummation of the transactions contemplated hereby, will not (x) require the consent, waiver, approval, or authorization of any governmental authority or any other person or entity except as contemplated by the Offer Agreement; or (y) violate, conflict with, result in a breach of or the acceleration of any obligation under, or constitute a default (or an event which with notice or the lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Shareholder pursuant to any provision of any indenture, mortgage, lien, lease, agreement, contract, instrument, order, judgment, ordinance, regulation or decree to which the Shareholder is subject or by which the Shareholder or any of Shareholder's property or assets (other than the Company's assets, if any) is bound, in each case as would not materially adversely affect the Shareholder's obligations hereunder.

   SECTION 3. Agreement to Tender Shares. Each of the Shareholders hereby agrees that such Shareholder shall tender, or if such Shareholder holds such shares through a broker, instruct the broker to tender, his, her or its Common Shares into the Offer promptly, and in any event no later than the tenth business day following the commencement of the Offer, pursuant to and in accordance with the terms of the Offer Agreement, and that such Shareholder shall not withdraw any Shares so tendered unless the Offer is terminated or has expired.

   SECTION 4. Transfer of the Shares. Except as required herein, each of the Shareholders hereby agrees that, at all times during the period from the date of this Agreement until the Termination Date, such Shareholder shall not cause or permit any Transfer of any of the Shares to be effected, unless each person to which any such Shares, or any interest therein, is or may be Transferred shall have (i) executed a counterpart of this Agreement; and (ii) agreed in writing to hold such Shares, or such interest therein, subject to all of the terms and conditions set forth in this Agreement.

   SECTION 5. Certain Events. In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of the Company affecting the Common Shares or the acquisition of additional Common Shares or other securities or rights of the Company by any Shareholder, the number of Shares shall be adjusted appropriately, and this Agreement and the rights and obligations hereunder shall attach to any additional Common Shares or other securities or rights of the Company issued to or acquired by any such Shareholder.

   SECTION 6. Certain Other Agreements. From and after the date of this Agreement until the Termination Date, no Shareholder will, nor will any Shareholder authorize or permit any of such Shareholder's officers, directors, affiliates or employees or any investment banker, attorney, accountant, consultant or other agent, advisor or representative retained by such Shareholder to, directly or indirectly, (i) solicit, initiate, encourage or induce the making, submission or announcement of any Acquisition Proposal; (ii) engage or participate in any discussions or negotiations regarding, or furnish to any person any information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to any person that has made, or take any other action intended to assist or facilitate any inquiries or the making, submission, or announcement of any proposal that constitutes or would reasonably be expected to lead to, any Acquisition Proposal; (iii) approve, endorse or recommend any Acquisition Proposal; or (iv) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Transaction; provided, this section shall not apply to any person in his capacity as a director of the Company.

   SECTION 7. Regulatory Filings. Each of the Shareholders hereby covenants and agrees, to the extent that such Shareholder is required to do so under applicable laws or regulations, (i) to file or cause to be filed with

                                     C-3-2
the FTC and the DOJ the notifications and other information required to be filed by such Shareholder under the HSR Act with respect to the Offer and the transactions contemplated thereby; and (ii) to make any other Foreign Filings required by such Shareholder of which it is aware with respect to the Offer and the transactions contemplated thereby. Such Shareholder shall pay all filing fees and all other fees and expenses pursuant to any such filings made by such Shareholder that relate to such Shareholder's acquisition of Buyer Common Stock as a result of the Offer.

   SECTION 8. Further Assurances. Each of the Shareholders hereby covenants and agrees to, upon the request of the Buyer, execute and deliver any additional documents and take such further actions as may be reasonably requested by the Buyer to carry out the provisions of this Agreement; provided, that such action is consistent with, and does not create any obligations that extend the general scope of the provisions of this Agreement.

   SECTION 9.  [INTENTIONALLY OMITTED]

   SECTION 10. Legends. If so requested by the Buyer, Shareholder agrees to use its reasonable best efforts to place on the certificates representing the Shares a legend stating that they are subject to this Agreement.

   SECTION 11. Termination. Except as otherwise provided in this Agreement, this Agreement, and all rights and obligations of the parties hereunder, shall terminate and have no further force or effect immediately upon the Termination Date; provided, however, that Sections 12 and 13 shall survive any termination of this Agreement.

   SECTION 12. Expenses. All fees and expenses incurred by any one party hereto shall be borne by the party incurring such fees and expenses; provided, that if either party (i.e., the "initiating party") institutes any action against the other party (i.e., the "target party") to enforce the terms of this Agreement, such target party shall pay reasonable costs and expenses, including, without limitation, reasonable attorneys' fees and costs (collectively, "Costs"), incurred by the initiating party in connection with such action, provided that the initiating party is successful in all material respects with respect to all claims (after all appeals) ("Material Success") in its action against the target party.

   SECTION 13.  Miscellaneous.

   (a) Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

   (b) Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties without prior written consent of the other.

   (c) Amendments and Modification. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

   (d) Specific Performance; Injunctive Relief. The parties hereto acknowledge that the Buyer shall be irreparably harmed and that there shall be no adequate remedy at law for a violation of any of the covenants or agreements of Shareholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to the Buyer upon any such violation, the Buyer shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to the Buyer at law or in equity.

   (e) Notices. All notices and other communications pursuant to this Agreement shall be in writing and deemed to be sufficient if contained in a written instrument and shall be deemed given if delivered personally,

                                     C-3-3
telecopied, sent by nationally-recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following address (or at such other address for a party as shall be specified by like notice):

   If to the Buyer:
                        Hewlett-Packard Company
                        3000 Hanover Street
                        Palo Alto, California 94304
                        Attention: General Counsel
                        Facsimile: (650) 857-4837

   With copies to:
                        Wilson Sonsini Goodrich & Rosati
                        Professional Corporation
                        650 Page Mill Road
                        Palo Alto, California 94304-1050
                        Attention: Larry W. Sonsini, Esq.
                                Aaron J. Alter, Esq.
                        Facsimile No.: (650) 493-6811

                        and

                        Wilson Sonsini Goodrich & Rosati
                        Professional Corporation
                        One Market
                        Spear Tower, Suite 3300
                        San Francisco, California 94105
                        Attention: Steve L. Camahort, Esq.
                        Facsimile No.: (415) 947-2099

   If to the Shareholder:
                        To the address for notice set
                        forth on the signature page hereof.

   With copies to:
                        Gibson, Dunn & Crutcher LLP
                        200 Park Avenue
                        New York, New York 10166-0193
                        Attention: Dennis J. Friedman, Esq.
                                Barbara L. Becker, Esq.
                        Facsimile No.: (212) 351-4035

                        and

                        Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                        590 Madison Avenue
                        New York, New York 10022
                        Attention: Patrick J. Dooley, Esq.
                        Facsimile No.: (212) 872-1002

   (f) Registered Shares. The Company agrees that each of the Shareholders shall receive Buyer Common Stock in the Offer that is registered on Form S-4.

   (g) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the conflicts of law principles thereof. Each of the parties hereby irrevocably consents to the exclusive jurisdiction and venue of any court within the State of New York in connection with any matter based upon or arising out of this Agreement of the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of New York for such persons and waives any covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.

                                     C-3-4

   (h) Entire Agreement. This Agreement contains the entire understanding of the parties in respect of the subject matter hereof, and supersedes all prior negotiations and understandings between the parties with respect to such subject matter.

   (i) Effect of Headings. The section headings are for convenience only and shall not affect the construction or interpretation of this Agreement.

   (j) Counterparts. This Agreement may be executed by facsimile and in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

                 [Remainder of Page Intentionally Left Blank]

                                     C-3-5

   IN WITNESS WHEREOF, each of the Buyer and the Shareholders have caused this Agreement to be duly executed and delivered as of the date first written above.

                                          HEWLETT-PACKARD COMPANY

                                          By:  /s/  CHARLES N. CHARNAS
                                             -----------------------------------
                                          Name: Charles N. Charnas
                                          Title: Assistant Secretary

                                          S-C INDIGO CV

                                          By: S-C INDIGO II CV,
                                             its General Partner

                                          By: S-C Graphics, Inc.,
                                             its General Partner

                                          By:  /s/  PETER HURWITZ
                                             -----------------------------------
                                          Name: Peter Hurwitz
                                          Title: Vice President

                                          Address:
                                                 -------------------------------

                                                 -------------------------------

                                                 -------------------------------

                                          Telephone:
                                                  ------------------------------

                                          Facsimile No.:
                                                     ---------------------------

                                          Shares beneficially owned:

                                          24,627,539 shares of Common Shares

                                          1,700,000 shares of Common Shares
                                          issuable upon the exercise of
                                          outstanding options, warrants or
                                          other rights.

                                     C-3-6

                                                                      ANNEX C-4


                                    FORM OF

                               TENDER AGREEMENT

                                 BY AND AMONG

                            HEWLETT-PACKARD COMPANY

                                      AND

                      CERTAIN SHAREHOLDERS OF INDIGO N.V.

                               TENDER AGREEMENT

   THIS TENDER AGREEMENT (this "Agreement") is made and entered into as of September 6, 2001, by and among Hewlett-Packard Company, a Delaware corporation (the "Buyer"), and the individual or entity listed on the signature page hereto (the "Shareholder").

   WHEREAS, the Shareholder is, as of the date hereof, the record and beneficial owner of common shares, par value NLG 0.04 per share, of Indigo N.V., a corporation organized under the laws of The Netherlands (the "Company," and such shares, the "Common Shares"), and the Common Shares subject to outstanding options, warrants or other rights, as set forth on the signature page of this Agreement;

   WHEREAS, the Buyer and the Company concurrently herewith are entering into an Offer Agreement, dated as of the date hereof (the "Offer Agreement"), which provides, among other things, (i) for the Buyer or a Subsidiary of the Buyer, as promptly as practicable after the date hereof, to commence an exchange offer (the "Offer") to acquire all of the outstanding Common Shares of the Company in exchange for either (x) shares of Buyer Common Stock or (y) shares of Buyer Common Stock plus CVRs, and (ii) for the subsequent post-closing reorganization to be accomplished upon the terms and subject to the conditions set forth in the Offer Agreement; and

   WHEREAS, as a condition to the willingness of the Buyer to enter into the Offer Agreement, and in order to induce the Buyer to enter into the Offer Agreement, the Shareholder has agreed (solely in his, her or its capacity as a shareholder of the Company) to enter into this Agreement.

   NOW, THEREFORE, in consideration of the execution and delivery by the Buyer of the Offer Agreement and the representations, warranties, covenants and agreements set forth herein and therein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

   SECTION 1. Certain Definitions. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Offer Agreement. For purposes of this Agreement:

      (a) "Shares" shall mean: (i) all securities of the Company (including all Common Shares and all options, warrants and other rights to acquire Common Shares) owned by the Shareholder as of the date of this Agreement; and (ii) all additional securities of the Company (including all additional Common Shares and all additional options, warrants and other rights to acquire Common Shares) of which the Shareholder acquires ownership during the period from the date of this Agreement through the Termination Date.

      (b) "Termination Date" shall mean the earliest to occur of (i) valid termination of the Offer Agreement pursuant to Article VII thereof; or (ii) the Closing Time.

      (c) "Transfer." The Shareholder shall be deemed to have effected a Transfer of Shares if the Shareholder directly or indirectly (i) sells, pledges, encumbers, grants an option with respect to, transfers or otherwise disposes of such Shares or any interest therein, or (ii) enters into an agreement or commitment providing for the sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such Shares or any interest therein.

   SECTION 2. Representations and Warranties of the Shareholder. The Shareholder hereby represents, warrants and covenants to the Buyer that the Shareholder (i) is the beneficial owner of the Common Shares and the options, warrants and other rights to acquire Common Shares indicated on the signature page of this Agreement, free and clear of any pledges, options, rights of first refusal, co-sale rights, attachments or other encumbrances; (ii) does not beneficially own any securities of the Company other than the Common Shares and options, warrants and other rights to acquire Common Shares of the Company indicated on the signature pages of this Agreement; (iii) has full power and authority to make, enter into and carry out the terms of this Agreement;

                                     C-4-1
and (iv) the execution, delivery and performance of this Agreement by the Shareholder and the consummation of the transactions contemplated hereby, will not (x) require the consent, waiver, approval, or authorization of any governmental authority or any other person or entity; or (y) violate, conflict with, result in a breach of or the acceleration of any obligation under, or constitute a default (or an event which with notice or the lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Shareholder pursuant to any provision of any indenture, mortgage, lien, lease, agreement, contract, instrument, order, judgment, ordinance, regulation or decree to which the Shareholder is subject or by which the Shareholder or any of the Shareholder's property or assets is bound.

   SECTION 3. Agreement to Tender Shares. The Shareholder hereby agrees that the Shareholder shall tender, or if the Shareholder holds such shares through a broker, instruct the broker to tender, his, her or its Common Shares into the Offer promptly, and in any event no later than the tenth business day following the commencement of the Offer, pursuant to and in accordance with the terms of the Offer Agreement, and that the Shareholder shall not withdraw any Shares so tendered unless the Offer is terminated or has expired.

   SECTION 4.  Transfer of the Shares.

   (a) Transferee of Shares to be Bound by this Agreement. The Shareholder hereby agrees that, at all times during the period from the date of this Agreement until the Termination Date, the Shareholder shall not cause or permit any Transfer of any of the Shares to be effected, or discuss, negotiate or make any offer regarding any Transfer of any of the Shares, unless each person to which any such Shares, or any interest therein, is or may be Transferred shall have (i) executed a counterpart of this Agreement; and (ii) agreed in writing to hold such Shares, or such interest therein, subject to all of the terms and conditions set forth in this Agreement.

   SECTION 5. Certain Events. In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of the Company affecting the Common Shares or the acquisition of additional Common Shares or other securities or rights of the Company by any Shareholder, the number of Shares shall be adjusted appropriately, and this Agreement and the rights and obligations hereunder shall attach to any additional Common Shares or other securities or rights of the Company issued to or acquired by the Shareholder.

   SECTION 6. Certain Other Agreements. From and after the date of this Agreement until the Termination Date, the Shareholder will not, nor will the Shareholder authorize or permit any of the Shareholder's officers, directors, affiliates or employees or any investment banker, attorney, accountant, consultant or other agent, advisor or representative retained by the Shareholder to, directly or indirectly, (i) solicit, initiate, encourage or induce the making, submission or announcement of any Acquisition Proposal; (ii) engage or participate in any discussions or negotiations regarding, or furnish to any person any information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to any person that has made, or take any other action intended to assist or facilitate any inquiries or the making, submission, or announcement of any proposal that constitutes or would reasonably be expected to lead to, any Acquisition Proposal; (iii) approve, endorse or recommend any Acquisition Proposal; or (iv) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Transaction.

   SECTION 7. Further Assurances. The Shareholder hereby covenants and agrees to, upon the request of the Buyer, execute and deliver any additional documents and take such further actions as may be deemed by the Buyer to be necessary or desirable to carry out the provisions of this Agreement.

   SECTION 8. Legends. If so requested by the Buyer, Shareholder agrees to use its best efforts to place on the certificates representing the Shares a legend stating that they are subject to this Agreement.

                                     C-4-2

   SECTION 9. Termination. Except as otherwise provided in this Agreement, this Agreement, and all rights and obligations of the parties hereunder, shall terminate and have no further force or effect immediately upon the Termination Date; provided, however, that Sections 10 and 11 shall survive any termination of this Agreement.

   SECTION 10. Expenses. All fees and expenses incurred by any one party hereto shall be borne by the party incurring such fees and expenses; provided, that if the Buyer institutes any action against the Shareholder to enforce the terms of this Agreement, the Shareholder shall pay reasonable costs and expenses, including, without limitation, reasonable attorneys' fees and costs, incurred by the Buyer in connection with such action, provided that the Buyer is successful in its action against the Shareholder.

   SECTION 11.  Miscellaneous.

   (a) Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

   (b) Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties without prior written consent of the other.

   (c) Amendments and Modification. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

   (d) Specific Performance; Injunctive Relief. The parties hereto acknowledge that the Buyer shall be irreparably harmed and that there shall be no adequate remedy at law for a violation of any of the covenants or agreements of Shareholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to the Buyer upon any such violation, the Buyer shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to the Buyer at law or in equity.

   (e) Notices. All notices and other communications pursuant to this Agreement shall be in writing and deemed to be sufficient if contained in a written instrument and shall be deemed given if delivered personally, telecopied, sent by nationally-recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following address (or at such other address for a party as shall be specified by like notice):

   If to the Buyer: Hewlett-Packard Company
                    3000 Hanover Street
                    Palo Alto, California 94304
                    Attention: General Counsel
                    Facsimile: (650) 857-4837

   With copies to:  Wilson Sonsini Goodrich & Rosati
                    Professional Corporation
                    650 Page Mill Road
                    Palo Alto, California 94304-1050
                    Attention: Larry W. Sonsini, Esq.
                            Aaron J. Alter, Esq.
                    Facsimile No.: (650) 493-6811

                                     C-4-3
                     and

                     Wilson Sonsini Goodrich & Rosati
                     Professional Corporation
                     One Market
                     Spear Tower, Suite 3300
                     San Francisco, California 94105
                     Attention: Steve L. Camahort, Esq.
                     Facsimile No.: (415) 947-2099

   If to the Shareholder:
                     To the address for notice set forth
                     on the signature page hereof.

   With a copy to:   Gibson, Dunn & Crutcher LLP
                     200 Park Avenue
                     New York, New York 10166-0193
                     Attention: Dennis J. Friedman, Esq.
                             Barbara L. Becker, Esq.
                     Facsimile No.: (212) 351-4035

   (f) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the conflicts of law principles thereof. The Shareholder hereby irrevocably consents to the exclusive jurisdiction and venue of any court within the State of New York in connection with any matter based upon or arising out of this Agreement of the matters contemplated herein, agrees that process may be served upon the Shareholder in any manner authorized by the laws of the State of New York for such persons and waives any covenants not to assert or plead any objection which the Shareholder might otherwise have to such jurisdiction, venue and such process.

   (g) Entire Agreement.   This Agreement contains the entire understanding of
the parties in respect of the subject matter hereof, and supersedes all prior negotiations and understandings between the parties with respect to such subject matter.

   (h) Effect of Headings. The section headings are for convenience only and shall not affect the construction or interpretation of this Agreement.

   (i) Counterparts. This Agreement may be executed by facsimile and in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

                 [Remainder of Page Intentionally Left Blank]


                                     C-4-4

   IN WITNESS WHEREOF, each of the Buyer and the Shareholder have caused this Agreement to be duly executed and delivered as of the date first written above.

                                          HEWLETT-PACKARD COMPANY

                                          By:
                                             -----------------------------------
                                          Name:
                                          Title:

                                          SHAREHOLDER

                                          By:
                                             -----------------------------------
                                          Name:
                                          Title:

                                          Address:
                                                 -------------------------------

                                                 -------------------------------

                                                 -------------------------------

                                          Telephone:
                                                  ------------------------------

                                          Facsimile No.:
                                                     ---------------------------

                                          Shares beneficially owned:

                                          __  shares of Common Shares

                                          __ shares of Common Shares
                                          issuable upon the exercise of
                                          outstanding options, warrants or
                                          other rights.



                     [SIGNATURE PAGE TO TENDER AGREEMENT]

                                     C-4-5

                                                                      ANNEX C-5


                               VOTING AGREEMENT

                                BY AND BETWEEN

                            HEWLETT-PACKARD COMPANY

                                      AND

                           OSCAR & ZLATA FOUNDATION

                               VOTING AGREEMENT

   THIS VOTING AGREEMENT (this "Agreement") is made and entered into as of November 7, 2001, by and between Hewlett-Packard Company, a Delaware corporation (the "Buyer"), and the entity listed on the signature page hereto (the "Foundation").

   WHEREAS, the Foundation is, as of the date hereof, deemed to be the beneficial owner of the common shares, par value NLG 0.04 per share, of Indigo N.V., a corporation organized under the laws of The Netherlands (the "Company," and such shares, the "Common Shares"), and the Common Shares subject to outstanding options, warrants or other rights, as set forth on the signature page of this Agreement;

   WHEREAS, the Buyer and the Company have entered into an Offer Agreement, dated as of September 6, 2001 (the "Offer Agreement"), which provides, among other things, (i) for the Buyer or a Subsidiary of the Buyer, as promptly as practicable after the date thereof, to commence an exchange offer (the "Offer") to acquire all of the outstanding Common Shares of the Company in exchange for either (x) shares of Buyer Common Stock or (y) shares of Buyer Common Stock plus CVRs, and (ii) for the subsequent post-closing reorganization to be accomplished upon the terms and subject to the conditions set forth in the Offer Agreement; and

   WHEREAS, in consideration of the Buyer's entering into the Offer Agreement, the Foundation has agreed to enter into this Agreement.

   NOW, THEREFORE, in consideration of the execution and delivery by the Buyer of the Offer Agreement and the representations, warranties, covenants and agreements set forth herein and therein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

   SECTION 1. Certain Definitions. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Offer Agreement. For purposes of this Agreement:

      (a) "LFT Shareholders" shall mean Gemini Systems Corporation N.V., Toscal N.V., OZF Ltd., Visionvest Corporation N.V., Walthroup Corporation N.V. and Deering Corporation N.V.

      (b) "Shares" shall mean: (i) all securities of the Company (including all Common Shares and all options, warrants and other rights to acquire Common Shares) beneficially owned by the Foundation as of the date of this Agreement; and (ii) all additional securities of the Company (including all additional Common Shares and all additional options, warrants and other rights to acquire Common Shares) of which the Foundation acquires beneficial ownership during the period from the date of this Agreement through the Termination Date.

      (c) "Termination Date" shall mean the earliest to occur of (i) valid termination of the Offer Agreement pursuant to Article VII thereof; or (ii) the Closing Time.

      (d) "Transfer". The Foundation shall be deemed to have effected a Transfer of Shares if the Foundation directly or indirectly (i) sells, pledges, encumbers, grants an option with respect to, transfers or otherwise disposes of such Shares or any interest therein, or (ii) enters into an agreement or commitment providing for the sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such Shares or any interest therein.

   SECTION 2. Representations and Warranties of the Foundation. The Foundation hereby represents, warrants and covenants to the Buyer that the Foundation (i) does not beneficially own any securities of the Company other than the Common Shares and options, warrants and other rights to acquire Common Shares of the Company owned by the LFT Shareholders as indicated on the signature page of this Agreement; (ii) has full power and authority to make, enter into and carry out the terms of this Agreement; and (iii) the execution, delivery and performance of this Agreement by the Foundation and the consummation of the transactions

                                     C-5-1
contemplated hereby, will not (x) require the consent, waiver, approval, or authorization of any governmental authority or any other person or entity except as contemplated by the Offer Agreement; or (y) violate, conflict with, result in a breach of or the acceleration of any obligation under, or constitute a default (or an event which with notice or the lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Foundation pursuant to any provision of any indenture, mortgage, lien, lease, agreement, contract, instrument, order, judgment, ordinance, regulation or decree to which the Foundation is subject or by which the Foundation or any of the Foundation's property or assets (other than the Company's assets, if any) is bound, in each case as would not materially adversely affect the Foundation's obligations hereunder.

   SECTION 3. Agreement to Vote Shares. At every meeting of the Company shareholders called, including an extraordinary general meeting, and at every adjournment thereof, and on every action or approval by written consent of the Company shareholders, the Foundation shall not take any action or inaction that would be contrary to the agreements of the LFT Shareholders in the Voting Agreement (the "LFT Voting Agreement"), dated as of September 6, 2001, by and among the Buyer and the LFT Shareholders to cause the Common Shares to be voted:

      (a) in favor of appointment of the new members of the Company Boards in accordance with the designation of the Buyer as set forth in the Offer Agreement;

      (b) in favor of resolution upon the amendment of the Articles of Association of the Company as attached as an exhibit to the Offer Agreement;

      (c) in favor of the Post-Closing Reorganization and any action required in furtherance thereof; provided, however, that such action is in accordance with all applicable laws;

      (d) against any of the following actions (other than those actions that relate to the Offer and the transactions contemplated by the Offer Agreement): (A) any merger, consolidation, business combination, sale of assets, reorganization or recapitalization of the Company or any subsidiary of the Company with any party, (B) any sale, lease or transfer of any significant part of the assets of the Company or any subsidiary of the Company, (C) any reorganization, recapitalization, dissolution, liquidation or winding up of the Company or any Subsidiary of the Company, (D) any material change in the capitalization of the Company or any Subsidiary of the Company, or the corporate structure of the Company or any Subsidiary of the Company, or (E) any other action that is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the Offer or any of the other transactions contemplated by the Offer Agreement, including the Post-Closing Reorganization; and

      (e) in favor of waiving any notice that may have been or may be required relating to the Offer or any of the other transactions contemplated by the Offer Agreement, including the Post-Closing Reorganization.

   SECTION 4.  Transfer of the Shares.

   (a) Transferee of Shares to be Bound by this Agreement. Except as required herein, the Foundation hereby agrees that, at all times during the period from the date of this Agreement until the Termination Date, the Foundation shall not cause or permit any Transfer of any of the Shares to be effected, unless each person to which any such Shares, or any interest therein, is or may be Transferred shall have (i) executed a counterpart of this Agreement; and (ii) agreed in writing to hold such Shares, or such interest therein, subject to all of the terms and conditions set forth in this Agreement.

   (b) Transfer of Voting Rights. The Foundation hereby also agrees that, at all times commencing with the execution and delivery of this Agreement until the Termination Date, the Foundation shall not permit the deposit of, any Shares in a voting trust, grant any proxy (other than the proxy executed by the LFT Shareholders in connection with the LFT Voting Agreement (the "Proxy")) in respect of the Shares, or permit the LFT Shareholders to enter into any shareholder agreement or similar arrangement or commitment in contravention of the obligations of the LFT Shareholders under the LFT Voting Agreement with respect to any of the Shares.

                                     C-5-2

   SECTION 5. Grant of Irrevocable Proxy; Appointment of Proxy. The Foundation hereby agrees not to take any action or inaction that would be contrary to the agreements of the LFT Shareholders in the LFT Voting Agreement to revoke any and all previous proxies granted with respect to the Shares by the LFT Shareholders.

   SECTION 6. Certain Events. In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of the Company affecting the Common Shares or the acquisition of beneficial ownership of additional Common Shares or other securities or rights of the Company by the Foundation, the number of Shares shall be adjusted appropriately, and this Agreement and the rights and obligations hereunder shall attach to any additional Common Shares or other securities or rights of the Company issued to or beneficially owned by the Foundation.

   SECTION 7. Certain Other Agreements. From and after the date of this Agreement until the Termination Date, the Foundation will not, and will not authorize or permit any of the Foundation's officers, directors, affiliates or employees or any investment banker, attorney, accountant, consultant or other agent, advisor or representative retained by the Foundation to, directly or indirectly, (i) solicit, initiate, encourage or induce the making, submission or announcement of any Acquisition Proposal; (ii) engage or participate in any discussions or negotiations regarding, or furnish to any person any information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to any person that has made, or take any other action intended to assist or facilitate any inquiries or the making, submission, or announcement of any proposal that constitutes or would reasonably be expected to lead to, any Acquisition Proposal; (iii) approve, endorse or recommend any Acquisition Proposal; or (iv) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Transaction; provided, this section shall not apply to any person in his capacity as a director of the Company.

   SECTION 8. Further Assurances. The Foundation hereby covenants and agrees to, upon the request of the Buyer, execute and deliver any additional documents and take such further actions as may be reasonably requested by the Buyer to carry out the provisions of this Agreement and to vest in the Buyer the power to vote the Shares as contemplated by Section 3 hereof and the Proxy; provided, that such action is consistent with and does not create any obligations that extend the general scope of the Agreement.

   SECTION 9. Registration Rights. The Foundation agrees not to exercise any registration rights it may have with respect to the Shares (including piggyback registration rights) prior to the Termination Date.

   SECTION 10. Legends. If so requested by the Buyer, the Foundation agrees to not take any action or inaction that would be contrary to the agreements of the LFT Shareholders in the LFT Voting Agreement to use their reasonable best efforts to place on the certificates representing the Shares held by the LFT Shareholders a legend stating that they are subject to the LFT Voting Agreement and to an irrevocable proxy.

   SECTION 11. Termination. All rights and obligations of the parties hereunder and under the Proxies shall terminate and have no further force or effect immediately upon the Termination Date; provided, however, that Sections 12 and 13 shall survive any termination of this Agreement.

   SECTION 12. Expenses. All fees and expenses incurred by any one party hereto shall be borne by the party incurring such fees and expenses; provided, that if either party (i.e. the "initiating party") institutes any action against the other party (i.e., the "target party") to enforce the terms of this Agreement or the Proxy, such target party shall pay reasonable costs and expenses, including, without limitation, reasonable attorneys' fees and costs (collectively, "Costs"), incurred by the initiating party in connection with such action, provided that the initiating party is successful in all material respects with respect to all claims (after all appeals) ("Material Success") in its action against the target party.

                                     C-5-3

   SECTION 13.  Miscellaneous.

   (a) Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

   (b) Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties without prior written consent of the other.

   (c) Amendments and Modification. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

   (d) Specific Performance; Injunctive Relief. The parties hereto acknowledge that the Buyer shall be irreparably harmed and that there shall be no adequate remedy at law for a violation of any of the covenants or agreements of the Foundation set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to the Buyer upon any such violation, the Buyer shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to the Buyer at law or in equity.

   (e) Notices. All notices and other communications pursuant to this Agreement shall be in writing and deemed to be sufficient if contained in a written instrument and shall be deemed given if delivered personally, telecopied, sent by nationally-recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following address (or at such other address for a party as shall be specified by like notice):

   If to the Buyer:  Hewlett-Packard Company
                     3000 Hanover Street
                     Palo Alto, California 94304
                     Attention: General Counsel
                     Facsimile: (650) 857-4837

   With copies to:   Wilson Sonsini Goodrich & Rosati
                     Professional Corporation
                     650 Page Mill Road
                     Palo Alto, California 94304-1050
                     Attention: Larry W. Sonsini, Esq.
                             Aaron J. Alter, Esq.
                     Facsimile No.: (650) 493-6811

                     and

                     Wilson Sonsini Goodrich & Rosati
                     Professional Corporation
                     One Market
                     Spear Tower, Suite 3300
                     San Francisco, California 94105
                     Attention: Steve L. Camahort, Esq.
                     Facsimile No.: (415) 947-2099

                                     C-5-4

   If to the Foundation:
                     To the address for notice set forth
                     on the signature page hereof.

   With a copy to:   Gibson, Dunn & Crutcher LLP
                     200 Park Avenue
                     New York, New York 10166-0193
                     Attention: Dennis J. Friedman, Esq.
                             Barbara L. Becker, Esq.
                     Facsimile No.: (212) 351-4035

   (f) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of The Netherlands, without giving effect to the conflicts of law principles thereof.

   (g) Entire Agreement. This Agreement contain the entire understanding of the parties in respect of the subject matter hereof, and supersede all prior negotiations and understandings between the parties with respect to such subject matter.

   (h) Effect of Headings. The section headings are for convenience only and shall not affect the construction or interpretation of this Agreement.

   (i) Counterparts. This Agreement may be executed by facsimile and in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

                 [Remainder of Page Intentionally Left Blank]


                                     C-5-5

   IN WITNESS WHEREOF, Buyer and the Foundation have caused this Agreement to be duly executed and delivered as of the date first written above.

                                          HEWLETT-PACKARD COMPANY

                                          By:  /s/  CHARLES N. CHARNAS
                                             -----------------------------------
                                          Name:  Charles N. Charnas
                                          Title:  Assistant Secretary

                                          OSCAR & ZLATA FOUNDATION

                                          By:  /s/  TIS PRAGER
                                             -----------------------------------
                                          Name:  Tis Prager
                                          Title:

                                          Address:  Muhlebschstr. 6
                                                --------------------------------
                                          CH-8008 Zurich, Switzerland
                                          --------------------------------------

                                          --------------------------------------

                                          Telephone:  0041-1-254 55 55
                                                  ------------------------------

                                          Facsimile No.:  0041-1-254 55 99
                                                     ---------------------------

                                          Shares beneficially owned:*

                                          47,566,222 shares of Common Shares

                                          1,746,672 shares of Common Shares
                                          issuable upon the exercise of
                                          outstanding options, warrants or
                                          other rights.


--------
* Through its relationship with Gemini Systems Corporation N.V., Toscal N.V., OZF Ltd., Visionvest Corporation N.V., Walthroup Corporation N.V. and Deering Corporation N.V., Oscar & Zlata Foundation is deemed to be the beneficial owner of the Shares owned by such entities.

                     [SIGNATURE PAGE TO VOTING AGREEMENT]

                                     C-5-6

                                                                      ANNEX C-6



                               VOTING AGREEMENT

                                BY AND BETWEEN

                            HEWLETT-PACKARD COMPANY

                                      AND

                                 S-C INDIGO CV

                               VOTING AGREEMENT

   THIS VOTING AGREEMENT (this "Agreement") is made and entered into as of September 6, 2001, by and among Hewett-Packard Company, a Delaware corporation (the "Buyer"), and the individual or entity listed on the signature page hereto (the "Shareholder").

   WHEREAS, the Shareholder is, as of the date hereof, the record and beneficial owner of the common shares, par value NLG 0.04 per share, of Indigo N.V., a corporation organized under the laws of The Netherlands (the "Company," and such shares, the "Common Shares"), and the Common Shares subject to outstanding options, warrants or other rights, as set forth on the signature pages of this Agreement;

   WHEREAS, the Buyer and the Company concurrently herewith are entering into an Offer Agreement, dated as of the date hereof (the "Offer Agreement"), which provides, among other things, (i) for the Buyer or a Subsidiary of the Buyer, as promptly as practicable after the date hereof, to commence an exchange offer (the "Offer") to acquire all of the outstanding Common Shares of the Company in exchange for either (x) shares of Buyer Common Stock or (y) shares of Buyer Common Stock plus CVRs, and (ii) for the subsequent post-closing reorganization to be accomplished upon the terms and subject to the conditions set forth in the Offer Agreement; and

   WHEREAS, as a condition to the willingness of the Buyer to enter into the Offer Agreement, and in order to induce the Buyer to enter into the Offer Agreement, the Shareholder has agreed (solely in his, her or its capacity as a shareholder of the Company) to enter into this Agreement.

   NOW, THEREFORE, in consideration of the execution and delivery by the Buyer of the Offer Agreement and the representations, warranties, covenants and agreements set forth herein and therein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

   SECTION 1. Certain Definitions. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Offer Agreement. For purposes of this Agreement:

      (a) "Shares" shall mean: (i) all securities of the Company (including all Common Shares and all options, warrants and other rights to acquire Common Shares) owned by the Shareholder as of the date of this Agreement; and (ii) all additional securities of the Company (including all additional Common Shares and all additional options, warrants and other rights to acquire Common Shares) of which the Shareholder acquires ownership during the period from the date of this Agreement through the Termination Date.

      (b) "Termination Date" shall mean the earliest to occur of (i) valid termination of the Offer Agreement pursuant to Article VII thereof; (ii) the Closing Time; or (iii) four months after the End Date as determined pursuant to the Offer Agreement (ignoring for this purpose any amendment to such Agreement after the date hereof).

      (c) "Transfer." The Shareholder shall be deemed to have effected a Transfer of Shares if the Shareholder directly or indirectly (i) sells, pledges, encumbers, grants an option with respect to, transfers or otherwise disposes of such Shares or any interest therein, or (ii) enters into an agreement or commitment providing for the sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such Shares or any interest therein.

   SECTION 2. Representations and Warranties of the Shareholder. Shareholder hereby represents, warrants and covenants to the Buyer that Shareholder (i) is the beneficial owner of the Common Shares and the options, warrants and other rights to acquire Common Shares indicated on the signature pages of this Agreement, free and clear of any pledges, options, rights of first refusal, co-sale rights, attachments or other encumbrances other than as contemplated hereby and the Shareholders Agreement, dated September 13, 2000, by and among

                                     C-6-1
the Company, the Buyer and the other Company Shareholders named therein; (ii) does not beneficially own any securities of the Company other than the Common Shares and options, warrants and other rights to acquire Common Shares of the Company indicated on the signature pages of this Agreement; (iii) has full power and authority to make, enter into and carry out the terms of this Agreement and the proxy contained herein; and (iv) the execution, delivery and performance of this Agreement by the Shareholder and the consummation of the transactions contemplated hereby, will not (x) require the consent, waiver, approval, or authorization of any governmental authority or any other person or entity except as contemplated by the Offer Agreement; or (y) violate, conflict with, result in a breach of or the acceleration of any obligation under, or constitute a default (or an event which with notice or the lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Shareholder pursuant to any provision of any indenture, mortgage, lien, lease, agreement, contract, instrument, order, judgment, ordinance, regulation or decree to which the Shareholder is subject or by which the Shareholder or any of Shareholder's property or assets (other than the Company's assets, if any) is bound, in each case as would not materially adversely affect the Shareholder's obligations hereunder.

   SECTION 3. Agreement to Vote Shares. At every meeting of the Company Shareholders called, including an extraordinary general meeting, and at every adjournment thereof, and on every action or approval by written consent of the Company Shareholders, Shareholder shall cause the Common Shares to be voted:

      (a) in favor of appointment of the new members of the Company Boards in accordance with the designation of the Buyer as set forth in the Offer Agreement;

      (b) in favor of resolution upon the amendment of the Articles of Association of the Company as attached as an exhibit to the Offer Agreement;

      (c) in favor of the Post-Closing Reorganization and any action required in furtherance thereof; provided, however, that such action is in accordance with all applicable laws;

      (d) against any of the following actions (other than those actions that relate to the Offer and the transactions contemplated by the Offer Agreement): (A) any merger, consolidation, business combination, sale of assets, reorganization or recapitalization of the Company or any subsidiary of the Company with any party, (B) any sale, lease or transfer of any significant part of the assets of the Company or any subsidiary of the Company, (C) any reorganization, recapitalization, dissolution, liquidation or winding up of the Company or any Subsidiary of the Company, (D) any material change in the capitalization of the Company or any Subsidiary of the Company, or the corporate structure of the Company or any Subsidiary of the Company, or (E) any other action that is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the Offer or any of the other transactions contemplated by the Offer Agreement, including the Post-Closing Reorganization; and

      (e) in favor of waiving any notice that may have been or may be required relating to the Offer or any of the other transactions contemplated by the Offer Agreement, including the Post-Closing Reorganization.

   SECTION 4.  Transfer of the Shares.

   (a) Transferee of Shares to be Bound by this Agreement. Except as required herein, the Shareholder hereby agrees that, at all times during the period from the date of this Agreement until the Termination Date, the Shareholder shall not cause or permit any Transfer of any of the Shares to be effected, unless each person to which any such Shares, or any interest therein, is or may be Transferred shall have (i) executed a counterpart of this Agreement and a proxy in the form attached hereto as Exhibit A (with such modifications as the Buyer may reasonably request) (the "Proxy"); and (ii) agreed in writing to hold such Shares, or such interest therein, subject to all of the terms and conditions set forth in this Agreement.

   (b) Transfer of Voting Rights. The Shareholder hereby also agrees that, at all times commencing with the execution and delivery of this Agreement until the Termination Date, the Shareholder shall not deposit, or permit

                                     C-6-2
the deposit of, any Shares in a voting trust, grant any proxy (other than the Proxy) in respect of the Shares, or enter into any shareholder agreement or similar arrangement or commitment in contravention of the obligations of the Shareholder under this Agreement with respect to any of the Shares.

   SECTION 5. Grant of Irrevocable Proxy; Appointment of Proxy. Concurrently with the execution of this Agreement, the Shareholder hereby revokes any and all previous proxies granted with respect to the Shares and agrees to deliver to the Buyer the Proxy in the form attached hereto as Exhibit A, which shall be irrevocable to the fullest extent permissible by applicable law.

   SECTION 6. Certain Events. In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of the Company affecting the Common Shares or the acquisition of additional Common Shares or other securities or rights of the Company by the Shareholder, the number of Shares shall be adjusted appropriately, and this Agreement and the rights and obligations hereunder shall attach to any additional Common Shares or other securities or rights of the Company issued to or acquired by the Shareholder.

   SECTION 7. Certain Other Agreements. From and after the date of this Agreement until the Termination Date, the Shareholder will not, nor will the Shareholder authorize or permit any of the Shareholder's officers, directors, affiliates or employees or any investment banker, attorney, accountant, consultant or other agent, advisor or representative retained by the Shareholder to, directly or indirectly, (i) solicit, initiate, encourage or induce the making, submission or announcement of any Acquisition Proposal; (ii) engage or participate in any discussions or negotiations regarding, or furnish to any person any information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to any person that has made, or take any other action intended to assist or facilitate any inquiries or the making, submission, or announcement of any proposal that constitutes or would reasonably be expected to lead to, any Acquisition Proposal; (iii) approve, endorse or recommend any Acquisition Proposal; or (iv) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Transaction; provided, this section shall not apply to any person in his capacity as a director of the Company.

   SECTION 8. Further Assurances. The Shareholder hereby covenants and agrees to, upon the request of the Buyer, execute and deliver any additional documents and take such further actions as may be reasonably requested by the Buyer to carry out the provisions of this Agreement and to vest in the Buyer the power to vote the Shares as contemplated by Section 3 hereof and the Proxy; provided, that such action is consistent with and does not create any obligations that extend the general scope of the Agreement.

   SECTION 9. Registration Rights. Shareholder agrees not to exercise any registration rights it may have with respect to Shareholder's Shares (including piggyback registration rights) prior to the Termination Date.

   SECTION 10. Legends. If so requested by the Buyer, Shareholder agrees to use its reasonable best efforts to place on the certificates representing the Shares a legend stating that they are subject to this Agreement and to an irrevocable proxy.

   SECTION 11. Termination. All rights and obligations of the parties hereunder and under the Proxies shall terminate and have no further force or effect immediately upon the Termination Date; provided, however, that Sections 12 and 13 shall survive any termination of this Agreement.

   SECTION 12. Expenses. All fees and expenses incurred by any one party hereto shall be borne by the party incurring such fees and expenses; provided, that if either party (i.e., the "initiating party") institutes any action against the other party (i.e., the "target party") to enforce the terms of this Agreement or the Proxy to which the Shareholder is a party, such target party shall pay reasonable costs and expenses, including, without limitation, reasonable attorneys' fees and costs (collectively, "Costs"), incurred by the initiating party in

                                     C-6-3
connection with such action, provided that the initiating party is successful in all material respects with respect to all claims (after all appeals) ("Material Success") in its action against the target party.

   SECTION 13.  Miscellaneous.

   (a) Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

   (b) Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties without prior written consent of the other.

   (c) Amendments and Modification. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

   (d) Specific Performance; Injunctive Relief. The parties hereto acknowledge that the Buyer shall be irreparably harmed and that there shall be no adequate remedy at law for a violation of any of the covenants or agreements of Shareholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to the Buyer upon any such violation, the Buyer shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to the Buyer at law or in equity.

   (e) Notices. All notices and other communications pursuant to this Agreement shall be in writing and deemed to be sufficient if contained in a written instrument and shall be deemed given if delivered personally, telecopied, sent by nationally-recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following address (or at such other address for a party as shall be specified by like notice):

   If to the Buyer: Hewlett-Packard Company
                    3000 Hanover Street
                    Palo Alto, California 94304
                    Attention: General Counsel
                    Facsimile: (650) 857-4837

   With copies to:  Wilson Sonsini Goodrich & Rosati
                    Professional Corporation
                    650 Page Mill Road
                    Palo Alto, California 94304-1050
                    Attention: Larry W. Sonsini, Esq.
                            Aaron J. Alter, Esq.
                    Facsimile No.: (650) 493-6811

                    and

                    Wilson Sonsini Goodrich & Rosati
                    Professional Corporation
                    One Market
                    Spear Tower, Suite 3300
                    San Francisco, California 94105
                    Attention: Steve L. Camahort, Esq.
                    Facsimile No.: (415) 947-2099

                                     C-6-4

   If to the Shareholder:
                     To the address for notice set forth
                     on the signature page hereof.

   With copies to:   Gibson, Dunn & Crutcher LLP
                     200 Park Avenue
                     New York, New York 10166-0193
                     Attention: Dennis J. Friedman, Esq.
                            Barbara L. Becker, Esq.
                     Facsimile No.: (212) 351-4035

                     and

                     Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                     590 Madison Avenue
                     New York, New York 10022
                     Attention: Patrick J. Dooley, Esq.
                     Facsimile No.: (212) 872-1002

   (f) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of The Netherlands, without giving effect to the conflicts of law principles thereof.

   (g) Entire Agreement. This Agreement and the Proxy contain the entire understanding of the parties in respect of the subject matter hereof, and supersede all prior negotiations and understandings between the parties with respect to such subject matter.

   (h) Effect of Headings. The section headings are for convenience only and shall not affect the construction or interpretation of this Agreement.

   (i) Counterparts. This Agreement may be executed by facsimile and in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

                 [Remainder of Page Intentionally Left Blank]


                                     C-6-5

   IN WITNESS WHEREOF, each of the Buyer and the Shareholder have caused this Agreement to be duly executed and delivered as of the date first written above.

                                          HEWLETT-PACKARD COMPANY

                                          By:  /s/  CHARLES N. CHARNAS
                                             -----------------------------------
                                          Name: Charles N. Charnas
                                          Title: Assistant Secretary

                                          S-C INDIGO CV

                                          By: S-C INDIGO II CV,
                                             its General Partner

                                          By: S-C GRAPHICS, INC.,
                                             its General Partner

                                          By:  /s/  PETER HURWITZ
                                             -----------------------------------
                                          Name: Peter Hurwitz
                                          Title: Vice President

                                          Address:
                                                --------------------------------

                                                --------------------------------

                                                --------------------------------

                                          Telephone:
                                                  ------------------------------

                                          Facsimile No.:
                                                     ---------------------------

                                          Shares beneficially owned:

                                          24,627,539 shares of Common Shares

                                          1,700,000 shares of Common Shares
                                          issuable upon the exercise of
                                          outstanding options, warrants or
                                          other rights.


                     [SIGNATURE PAGE TO VOTING AGREEMENT]

                                     C-6-6

                                   EXHIBIT A

                               IRREVOCABLE PROXY

   The undersigned shareholder of Indigo N.V., a corporation organized under the laws of The Netherlands (the "Company"), hereby irrevocably (to the fullest extent permitted by law), solely in his, her or its individual capacity as a
shareholder, appoints       , and each of them, as the sole and exclusive
attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the full extent that the undersigned is entitled to do so) with respect to all of the shares of capital stock of the Company that now are or hereafter may be beneficially owned by the undersigned, and any and all other shares or securities of the Company issued or issuable in respect thereof on or after the date hereof (collectively, the "Shares") in accordance with the terms of this Proxy. The Shares beneficially owned by the undersigned shareholder of the Company as of the date of this Proxy are listed on the final page of this Proxy. Upon the execution of this Proxy by the undersigned, any and all prior proxies given by the undersigned with respect to any Shares are hereby revoked and the undersigned hereby agrees not to grant any subsequent proxies with respect to the Shares until after the Termination Date (as defined below).

   This Proxy is irrevocable (to the fullest extent permitted by law), is coupled with an interest and is granted pursuant to that certain Voting Agreement of even date herewith by and between Hewlett-Packard Company, a Delaware corporation (the "Buyer"), and the undersigned shareholder, and is granted in consideration of the Buyer entering into that certain Offer Agreement (the "Offer Agreement"), by and between the Buyer and the Company, which provides for the Buyer or Subsidiary of the Buyer to commence an exchange offer (the "Offer") to acquire all of the outstanding common shares, par value NLG 0.04 per share of the Company (the "Common Shares") and for the subsequent post-closing reorganization (the "Post-Closing Reorganization") to be accomplished upon the terms and subject to the conditions set forth in the Offer Agreement. As used herein, the term "Termination Date" shall mean the earlier to occur of (i) valid termination of the Offer Agreement pursuant to
Article VII thereof; (ii) the Closing Time; or (iii) four months after the End Date as determined pursuant to the Offer Agreement (ignoring for this purpose any amendment to such Agreement after the date hereof).

   The attorneys and proxies named above, and each of them, are hereby authorized and empowered by the undersigned, at any time prior to the Termination Date, to act as the undersigned's attorney and proxy to vote the Shares, and to exercise all voting, consent and similar rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver written consents) at every annual, special, adjourned or postponed meeting of shareholders of the Company, including an extraordinary meeting of shareholders, and in every written consent in lieu of such meeting:

      (a) in favor of appointment of the new members of the Company Boards in accordance with the designation of the Buyer as set forth in the Offer Agreement;

      (b) in favor of resolution upon the amendment of the Articles of Association of the Company as attached as an exhibit to the Offer Agreement;

      (c) in favor of the Post-Closing Reorganization and any action required in furtherance thereof; provided, however, that such action is in accordance with all applicable laws;

      (d) against any of the following actions (other than those actions that relate to the Offer and the transactions contemplated by the Offer Agreement): (A) any merger, consolidation, business combination, sale of assets, reorganization or recapitalization of the Company or any subsidiary of the Company with any party, (B) any sale, lease or transfer of any significant part of the assets of the Company or any subsidiary of the Company, (C) any reorganization, recapitalization, dissolution, liquidation or winding up of the Company or any Subsidiary of the Company, (D) any material change in the capitalization of the Company or any Subsidiary of the Company, or the corporate structure of the Company or any Subsidiary of the Company, or (E) any other action that is intended, or could reasonably be expected to, impede, interfere

                                     C-6-7
   with, delay, postpone, discourage or adversely affect the Offer or any of the other transactions contemplated by the Offer Agreement, including the Post-Closing Reorganization; and

      (e) in favor of waiving any notice that may have been or may be required relating to the Offer or any of the other transactions contemplated by the Offer Agreement, including the Post-Closing Reorganization.

   The attorneys and proxies named above may not exercise this Proxy on any other matter except as provided above. The undersigned shareholder may vote the Shares on all other matters. The undersigned shareholder will abstain from casting any votes of the Shares on any of the matters provided above and will not contest, in the relevant meeting of shareholders or otherwise, the exclusive right of the attorneys and proxies named above to vote the Shares on the matters provided above in their sole discretion.

   Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned.

   This Proxy shall be governed by, and construed in accordance with, the laws of The Netherlands, without giving effect to the conflicts of laws principles thereof.


                                     C-6-8

   This Proxy is irrevocable (to the fullest extent permitted by law). This Proxy shall terminate, and be of no further force and effect, automatically upon the Termination Date.

Dated:____________, 2001

                                          Signature of Shareholder:
                                            /s/  Peter Hurwitz

                                            ----------------------

                                          Print Name of Shareholder:
                                            S-C INDIGO CV

                                          By: S-C INDIGO II CV,
                                             its General Partner

                                          By: S-C GRAPHICS, INC.,
                                             its General Partner

                                          Shares beneficially owned:

                                          24,627,539 shares of Company Shares

                                          1,700,000 shares of Company Shares
                                          issuable upon the exercise of
                                          outstanding options, warrants or
                                            other rights


                     [SIGNATURE PAGE TO IRREVOCABLE PROXY]

                                     C-6-9

                                                                      ANNEX C-7



                                    FORM OF

                               VOTING AGREEMENT

                             AND IRREVOCABLE PROXY

                                 BY AND AMONG

                            HEWLETT-PACKARD COMPANY

                                      AND

                      CERTAIN SHAREHOLDERS OF INDIGO N.V.

                               VOTING AGREEMENT

   THIS VOTING AGREEMENT (this "Agreement") is made and entered into as of September 6, 2001, by and among Hewlett-Packard Company, a Delaware corporation (the "Buyer"), and the individual or entity listed on the signature page hereto (the "Shareholder").

   WHEREAS, the Shareholder is, as of the date hereof, the record and beneficial owner of the common shares, par value NLG 0.04 per share, of Indigo N.V., a corporation organized under the laws of The Netherlands (the "Company," and such shares, the "Common Shares"), and the Common Shares subject to outstanding options, warrants or other rights, as set forth on the signature pages of this Agreement;

   WHEREAS, the Buyer and the Company concurrently herewith are entering into an Offer Agreement, dated as of the date hereof (the "Offer Agreement"), which provides, among other things, (i) for the Buyer or a Subsidiary of the Buyer, as promptly as practicable after the date hereof, to commence an exchange offer (the "Offer") to acquire all of the outstanding Common Shares of the Company in exchange for either (x) shares of Buyer Common Stock or (y) shares of Buyer Common Stock plus CVRs, and (ii) for the subsequent post-closing reorganization to be accomplished upon the terms and subject to the conditions set forth in the Offer Agreement; and

   WHEREAS, as a condition to the willingness of the Buyer to enter into the Offer Agreement, and in order to induce the Buyer to enter into the Offer Agreement, the Shareholder has agreed (solely in his, her or its capacity as a shareholder of the Company) to enter into this Agreement.

   NOW, THEREFORE, in consideration of the execution and delivery by the Buyer of the Offer Agreement and the representations, warranties, covenants and agreements set forth herein and therein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

   SECTION 1. Certain Definitions. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Offer Agreement. For purposes of this Agreement:

      (a) "Shares" shall mean: (i) all securities of the Company (including all Common Shares and all options, warrants and other rights to acquire Common Shares) owned by the Shareholder as of the date of this Agreement; and (ii) all additional securities of the Company (including all additional Common Shares and all additional options, warrants and other rights to acquire Common Shares) of which the Shareholder acquires ownership during the period from the date of this Agreement through the Termination Date.

      (b) "Termination Date" shall mean the earliest to occur of (i) valid termination of the Offer Agreement pursuant to Article VII thereof; or (ii) the Closing Time.

      (c) "Transfer." The Shareholder shall be deemed to have effected a Transfer of Shares if the Shareholder directly or indirectly (i) sells, pledges, encumbers, grants an option with respect to, transfers or otherwise disposes of such Shares or any interest therein, or (ii) enters into an agreement or commitment providing for the sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such Shares or any interest therein.

   SECTION 2. Representations and Warranties of the Shareholder. Shareholder hereby represents, warrants and covenants to the Buyer that Shareholder (i) is the beneficial owner of the Common Shares and the options, warrants and other rights to acquire Common Shares indicated on the signature pages of this Agreement, free and clear of any pledges, options, rights of first refusal, co-sale rights, attachments or other encumbrances other than as contemplated hereby and the Shareholders Agreement, dated September 13, 2000, by and among the Company, the Buyer and the other Company Shareholders named therein; (ii) does not beneficially own any securities of the Company other than the Common Shares and options, warrants and other rights to acquire Common Shares of the Company indicated on the signature pages of this Agreement; (iii) has full power and

                                     C-7-1
authority to make, enter into and carry out the terms of this Agreement and the proxy contained herein; and (iv) the execution, delivery and performance of this Agreement by the Shareholder and the consummation of the transactions contemplated hereby, will not (x) require the consent, waiver, approval, or authorization of any governmental authority or any other person or entity except as contemplated by the Offer Agreement; or (y) violate, conflict with, result in a breach of or the acceleration of any obligation under, or constitute a default (or an event which with notice or the lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Shareholder pursuant to any provision of any indenture, mortgage, lien, lease, agreement, contract, instrument, order, judgment, ordinance, regulation or decree to which the Shareholder is subject or by which the Shareholder or any of Shareholder's property or assets (other than the Company's assets, if any) is bound, in each case as would not materially adversely affect the Shareholder's obligations hereunder.

   SECTION 3. Agreement to Vote Shares. At every meeting of the Company Shareholders called, including an extraordinary general meeting, and at every adjournment thereof, and on every action or approval by written consent of the Company Shareholders, Shareholder shall cause the Common Shares to be voted:

      (a) in favor of appointment of the new members of the Company Boards in accordance with the designation of the Buyer as set forth in the Offer Agreement;

      (b) in favor of resolution upon the amendment of the Articles of Association of the Company as attached as an exhibit to the Offer Agreement;

      (c) in favor of the Post-Closing Reorganization and any action required in furtherance thereof; provided, however, that such action is in accordance with all applicable laws;

      (d) against any of the following actions (other than those actions that relate to the Offer and the transactions contemplated by the Offer Agreement): (A) any merger, consolidation, business combination, sale of assets, reorganization or recapitalization of the Company or any subsidiary of the Company with any party, (B) any sale, lease or transfer of any significant part of the assets of the Company or any subsidiary of the Company, (C) any reorganization, recapitalization, dissolution, liquidation or winding up of the Company or any Subsidiary of the Company, (D) any material change in the capitalization of the Company or any Subsidiary of the Company, or the corporate structure of the Company or any Subsidiary of the Company, or (E) any other action that is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the Offer or any of the other transactions contemplated by the Offer Agreement, including the Post-Closing Reorganization; and

      (e) in favor of waiving any notice that may have been or may be required relating to the Offer or any of the other transactions contemplated by the Offer Agreement, including the Post-Closing Reorganization.

   SECTION 4.  Transfer of the Shares.

   (a) Transferee of Shares to be Bound by this Agreement. Except as required herein, the Shareholder hereby agrees that, at all times during the period from the date of this Agreement until the Termination Date, the Shareholder shall not cause or permit any Transfer of any of the Shares to be effected, unless each person to which any such Shares, or any interest therein, is or may be Transferred shall have (i) executed a counterpart of this Agreement and a proxy in the form attached hereto as Exhibit A (with such modifications as the Buyer may reasonably request) (the "Proxy"); and (ii) agreed in writing to hold such Shares, or such interest therein, subject to all of the terms and conditions set forth in this Agreement.

   (b) Transfer of Voting Rights. The Shareholder hereby also agrees that, at all times commencing with the execution and delivery of this Agreement until the Termination Date, the Shareholder shall not deposit, or permit the deposit of, any Shares in a voting trust, grant any proxy (other than the Proxy) in respect of the Shares, or enter into any shareholder agreement or similar arrangement or commitment in contravention of the obligations of the Shareholder under this Agreement with respect to any of the Shares.


                                     C-7-2

   SECTION 5. Grant of Irrevocable Proxy; Appointment of Proxy. Concurrently with the execution of this Agreement, the Shareholder hereby revokes any and all previous proxies granted with respect to the Shares and agrees to deliver to the Buyer the Proxy in the form attached hereto as Exhibit A, which shall be irrevocable to the fullest extent permissible by applicable law.

   SECTION 6. Certain Events. In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of the Company affecting the Common Shares or the acquisition of additional Common Shares or other securities or rights of the Company by the Shareholder, the number of Shares shall be adjusted appropriately, and this Agreement and the rights and obligations hereunder shall attach to any additional Common Shares or other securities or rights of the Company issued to or acquired by the Shareholder.

   SECTION 7. Certain Other Agreements. From and after the date of this Agreement until the Termination Date, the Shareholder will not, nor will the Shareholder authorize or permit any of the Shareholder's officers, directors, affiliates or employees or any investment banker, attorney, accountant, consultant or other agent, advisor or representative retained by the Shareholder to, directly or indirectly, (i) solicit, initiate, encourage or induce the making, submission or announcement of any Acquisition Proposal; (ii) engage or participate in any discussions or negotiations regarding, or furnish to any person any information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to any person that has made, or take any other action intended to assist or facilitate any inquiries or the making, submission, or announcement of any proposal that constitutes or would reasonably be expected to lead to, any Acquisition Proposal; (iii) approve, endorse or recommend any Acquisition Proposal; or (iv) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Transaction; provided, this section shall not apply to any person in his capacity as a director of the Company.

   SECTION 8. Further Assurances. The Shareholder hereby covenants and agrees to, upon the request of the Buyer, execute and deliver any additional documents and take such further actions as may be reasonably requested by the Buyer to carry out the provisions of this Agreement and to vest in the Buyer the power to vote the Shares as contemplated by Section 3 hereof and the Proxy; provided, that such action is consistent with and does not create any obligations that extend the general scope of the Agreement.

   SECTION 9. Registration Rights. Shareholder agrees not to exercise any registration rights it may have with respect to Shareholder's Shares (including piggyback registration rights) prior to the Termination Date.

   SECTION 10. Legends. If so requested by the Buyer, Shareholder agrees to use its reasonable best efforts to place on the certificates representing the Shares a legend stating that they are subject to this Agreement and to an irrevocable proxy.

   SECTION 11. Termination. All rights and obligations of the parties hereunder and under the Proxies shall terminate and have no further force or effect immediately upon the Termination Date; provided, however, that Sections 12 and 13 shall survive any termination of this Agreement.

   SECTION 12. Expenses. All fees and expenses incurred by any one party hereto shall be borne by the party incurring such fees and expenses; provided, that if either party (i.e. the "initiating party") institutes any action against the other party (i.e., the "target party") to enforce the terms of this Agreement or the Proxy to which the Shareholder is a party, such target party shall pay reasonable costs and expenses, including, without limitation, reasonable attorneys' fees and costs (collectively, "Costs"), incurred by the initiating party in connection with such action, provided that the initiating party is successful in all material respects with respect to all claims (after all appeals) ("Material Success") in its action against the target party.

                                     C-7-3

   SECTION 13.  Miscellaneous.

   (a) Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

   (b) Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties without prior written consent of the other.

   (c) Amendments and Modification. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

   (d) Specific Performance; Injunctive Relief. The parties hereto acknowledge that the Buyer shall be irreparably harmed and that there shall be no adequate remedy at law for a violation of any of the covenants or agreements of Shareholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to the Buyer upon any such violation, the Buyer shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to the Buyer at law or in equity.

   (e) Notices. All notices and other communications pursuant to this Agreement shall be in writing and deemed to be sufficient if contained in a written instrument and shall be deemed given if delivered personally, telecopied, sent by nationally-recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following address (or at such other address for a party as shall be specified by like notice):

      If to the Buyer:  Hewlett-Packard Company
                        3000 Hanover Street
                        Palo Alto, California 94304
                        Attention:  General Counsel
                        Facsimile: (650) 857-4837

      With copies to:   Wilson Sonsini Goodrich & Rosati
                        Professional Corporation
                        650 Page Mill Road
                        Palo Alto, California 94304-1050
                        Attention: Larry W. Sonsini, Esq.
                                Aaron J. Alter, Esq.
                        Facsimile No.: (650) 493-6811

                        and

                        Wilson Sonsini Goodrich & Rosati
                        Professional Corporation
                        One Market
                        Spear Tower, Suite 3300
                        San Francisco, California 94105
                        Attention: Steve L. Camahort, Esq.
                        Facsimile No.: (415) 947-2099

                                     C-7-4

      If to the Shareholder:
                        To the address for notice set
                        forth on the signature page hereof.

      With a copy to:   Gibson, Dunn & Crutcher LLP
                        200 Park Avenue
                        New York, New York 10166-0193
                        Attention: Dennis J. Friedman, Esq.
                                Barbara L. Becker, Esq.
                        Facsimile No.: (212) 351-4035

   (f) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of The Netherlands, without giving effect to the conflicts of law principles thereof.

   (g) Entire Agreement. This Agreement and the Proxy contain the entire understanding of the parties in respect of the subject matter hereof, and supersede all prior negotiations and understandings between the parties with respect to such subject matter.

   (h) Effect of Headings. The section headings are for convenience only and shall not affect the construction or interpretation of this Agreement.

   (i) Counterparts. This Agreement may be executed by facsimile and in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

                 [Remainder of Page Intentionally Left Blank]


                                     C-7-5

   IN WITNESS WHEREOF, each of the Buyer and the Shareholder have caused this Agreement to be duly executed and delivered as of the date first written above.

                                          HEWLETT-PACKARD COMPANY

                                          By:
                                             -----------------------------------
                                          Name:
                                          Title:

                                          SHAREHOLDER

                                          By:
                                             -----------------------------------
                                          Name:
                                          Title:

                                          Address:
                                                 -------------------------------

                                          --------------------------------------

                                          --------------------------------------

                                          Telephone:
                                                  ------------------------------

                                          Facsimile No.:
                                                     ---------------------------

                                          Shares beneficially owned:

                                                   shares of Common Shares

                                                   shares of Common Shares
                                          issuable upon the exercise of
                                          outstanding options, warrants or
                                          other rights.



                     [SIGNATURE PAGE TO VOTING AGREEMENT]

                                     C-7-6

                                   EXHIBIT A

                               IRREVOCABLE PROXY

   The undersigned shareholder of Indigo N.V., a corporation organized under the laws of The Netherlands (the "Company"), hereby irrevocably (to the fullest extent permitted by law), solely in his, her or its individual capacity as a
shareholder, appoints           , and each of them, as the sole and exclusive
attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the full extent that the undersigned is entitled to do so) with respect to all of the shares of capital stock of the Company that now are or hereafter may be beneficially owned by the undersigned, and any and all other shares or securities of the Company issued or issuable in respect thereof on or after the date hereof (collectively, the "Shares") in accordance with the terms of this Proxy. The Shares beneficially owned by the undersigned shareholder of the Company as of the date of this Proxy are listed on the final page of this Proxy. Upon the execution of this Proxy by the undersigned, any and all prior proxies given by the undersigned with respect to any Shares are hereby revoked and the undersigned hereby agrees not to grant any subsequent proxies with respect to the Shares until after the Termination Date (as defined below).

   This Proxy is irrevocable (to the fullest extent permitted by law), is coupled with an interest and is granted pursuant to that certain Voting Agreement of even date herewith by and between Hewlett-Packard Company, a Delaware corporation (the "Buyer"), and the undersigned shareholder, and is granted in consideration of the Buyer entering into that certain Offer Agreement (the "Offer Agreement"), by and between the Buyer and the Company, which provides for the Buyer or Subsidiary of the Buyer to commence an exchange offer (the "Offer") to acquire all of the outstanding common shares, par value NLG 0.04 per share of the Company (the "Common Shares") and for the subsequent post-closing reorganization (the "Post-Closing Reorganization") to be accomplished upon the terms and subject to the conditions set forth in the Offer Agreement. As used herein, the term "Termination Date" shall mean the earlier to occur of (i) valid termination of the Offer Agreement pursuant to
Article VII thereof; or (ii) the Closing Time.

   The attorneys and proxies named above, and each of them, are hereby authorized and empowered by the undersigned, at any time prior to the Termination Date, to act as the undersigned's attorney and proxy to vote the Shares, and to exercise all voting, consent and similar rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver written consents) at every annual, special, adjourned or postponed meeting of shareholders of the Company, including an extraordinary meeting of shareholders, and in every written consent in lieu of such meeting:

      (a) in favor of appointment of the new members of the Company Boards in accordance with the designation of the Buyer as set forth in the Offer Agreement;

      (b) in favor of resolution upon the amendment of the Articles of Association of the Company as attached as an exhibit to the Offer Agreement;

      (c) in favor of the Post-Closing Reorganization and any action required in furtherance thereof; provided, however, that such action is in accordance with all applicable laws;

      (d) against any of the following actions (other than those actions that relate to the Offer and the transactions contemplated by the Offer Agreement): (A) any merger, consolidation, business combination, sale of assets, reorganization or recapitalization of the Company or any subsidiary of the Company with any party, (B) any sale, lease or transfer of any significant part of the assets of the Company or any subsidiary of the Company, (C) any reorganization, recapitalization, dissolution, liquidation or winding up of the Company or any Subsidiary of the Company, (D) any material change in the capitalization of the Company or any Subsidiary of the Company, or the corporate structure of the Company or any Subsidiary of the Company, or (E) any other action that is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the Offer or any of the other transactions contemplated by the Offer Agreement, including the Post-Closing Reorganization; and

                                     C-7-7

      (e) in favor of waiving any notice that may have been or may be required relating to the Offer or any of the other transactions contemplated by the Offer Agreement, including the Post-Closing Reorganization.

   The attorneys and proxies named above may not exercise this Proxy on any other matter except as provided above. The undersigned shareholder may vote the Shares on all other matters. The undersigned shareholder will abstain from casting any votes of the Shares on any of the matters provided above and will not contest, in the relevant meeting of shareholders or otherwise, the exclusive right of the attorneys and proxies named above to vote the Shares on the matters provided above in their sole discretion.

   Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned.

   This Proxy shall be governed by, and construed in accordance with, the laws of The Netherlands, without giving effect to the conflicts of laws principles thereof.


                                     C-7-8

   This Proxy is irrevocable (to the fullest extent permitted by law). This Proxy shall terminate, and be of no further force and effect, automatically upon the Termination Date.

Dated:             , 2001

                                          Signature of Shareholder: _________

                                          Print Name of Shareholder:

                                          Shares beneficially owned:

                                                    shares of Company Shares

                                                    shares of Company Shares
                                          issuable upon the exercise of
                                          outstanding options, warrants or
                                          other rights.





                     [SIGNATURE PAGE TO IRREVOCABLE PROXY]

                                     C-7-9

                                                                      ANNEX C-8



                                    FORM OF

                              AFFILIATE AGREEMENT

                                 BY AND AMONG

                            HEWLETT-PACKARD COMPANY

                                      AND

                 CERTAIN PRINCIPAL SHAREHOLDERS OF INDIGO N.V.

                              AFFILIATE AGREEMENT

Hewlett-Packard Company
3000 Hanover Street
Palo Alto, California 94304

   Reference is made to the Offer Agreement (the "Offer Agreement") by and between Indigo N.V., a corporation organized under the laws of The Netherlands (the "Company"), and Hewlett-Packard Company, a Delaware corporation ("Buyer") (capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Offer Agreement).

   Pursuant to the Offer Agreement, it is proposed that Buyer or a Subsidiary of Buyer shall, as promptly as practicable, commence an exchange offer (the "Offer") to acquire all of the outstanding Company Shares. The Offer Agreement also provides that, prior to and following the consummation of the Offer, Buyer and the Company shall co-operate to accomplish any one or more of the post-closing reorganizations described in Article II of the Offer Agreement.

   Affiliate understands that the execution and delivery of this letter by Affiliate is a material inducement to Buyer to enter into the Offer Agreement.

   Affiliate has been advised that Affiliate may be deemed to be an "affiliate" of the Company, as the term "affiliate" is used for purposes of paragraphs (c) and (d) of Rule 145 of the Rules and Regulations of the Securities and Exchange Commission (the "SEC"), although nothing contained herein shall be construed as an admission by Affiliate that Affiliate is in fact an affiliate of the Company. Affiliate accordingly agrees not to sell, transfer or otherwise dispose of any Buyer Common Stock or CVR issued to Affiliate pursuant to the Offer unless (A) such sale, transfer or other disposition is made in conformity with the requirements of Rule 145(d) promulgated under the Securities Act of 1933, as amended (the "Securities Act"), or (B) Affiliate delivers to Buyer a written opinion of counsel, reasonably acceptable to Buyer in form and substance, that such sale, transfer or other disposition is otherwise exempt from registration under the Securities Act.

   Buyer will give stop transfer instructions to its transfer agent with respect to the Buyer Common Stock and, if applicable, CVRs received by Affiliate pursuant to the Offer and there will be placed on the certificates representing such Buyer Common Stock and, if applicable, such CVRs, or any substitutions therefor, a legend stating in substance:

   "THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 APPLIES AND MAY ONLY BE TRANSFERRED IN CONFORMITY WITH RULE 145(d) OR IN ACCORDANCE WITH A WRITTEN OPINION OF COUNSEL, REASONABLY ACCEPTABLE TO THE ISSUER IN FORM AND SUBSTANCE, THAT SUCH TRANSFER IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933."

                                     C-8-1

   The legend set forth above shall be removed (by delivery of a substitute certificate without such legend) and Buyer shall so instruct its transfer agent, if Affiliate delivers to Buyer (i) satisfactory written evidence that the securities have been sold in compliance with Rule 145 (in which case, the substitute certificate will be issued in the name of the transferee), or (ii) an opinion of counsel, in form and substance reasonably satisfactory to Buyer, to the effect that public sale of the securities by the holder thereof is no longer subject to Rule 145. Notwithstanding the foregoing, Affiliate understands that (i) certain contractual provisions will restrict transfer of the CVRs as described in the certificates representing such CVRs and (ii) any transfer of any such CVRs will only be permitted if such transfer complies with those provisions as well as the provisions of Rule 145.

                                          Very truly yours,

                                          --------------------------------------
                                          Affiliate:

      Acknowledged:

      HEWLETT-PACKARD COMPANY

      By:
         ----------------------

      Name:
           ------------------

      Title:
           -------------------

                                     C-8-2

                                                                        ANNEX D

September 6, 2001

Combined Board
Indigo N.V.
5 Limburglaan
6221 SH Maastricht
The Netherlands

Gentlemen:

   We understand that Indigo N.V. ("Indigo") and Hewlett-Packard Company ("HP") propose to enter into an offer agreement, dated as of September 6, 2001 (the "Offer Agreement"), pursuant to which, among other things, (A) HP or a subsidiary of HP shall, as promptly as practicable, commence an exchange offer (the "Offer") to acquire all of the outstanding common shares of Indigo, par value NLG 0.04 per share (the "Indigo Shares"), with each Indigo Share to be exchanged, at the election of the holder thereof, for either (i) the Fixed Offer Price (as defined below) or (ii) the Contingent Offer Price (as defined below) (collectively, the "Offer Consideration"), subject to the satisfaction or waiver of the condition that there shall be validly tendered in accordance with the terms of the Offer prior to the Expiration Time (as defined in the Offer Agreement) and not withdrawn a number of Indigo Shares that, together with the Indigo Shares then owned by HP and its subsidiaries, represents at least ninety-five percent (95%) of the Outstanding Company Shares (as defined in the Offer Agreement) and certain other conditions as more fully set forth in the Offer Agreement, and (B) HP intends, simultaneously with or as soon as possible after the Closing (as defined in the Offer Agreement), to effectuate a corporate reorganization (the "Reorganization") of Indigo and its subsidiaries, which Reorganization may include, without limitation (i) the commencement of a compulsory acquisition by HP of Indigo Shares from any remaining minority holder thereof in accordance with Section 2:92a of the Dutch Civil Code (the "DCC"), (ii) the amendment of the Articles of Association of Indigo to permit the creation, among other things, of separate classes of shares, (iii) the distribution of an extraordinary dividend on the shares of Indigo or a particular class or classes of shares of Indigo, (iv) the sale and transfer by Indigo, or any of its subsidiaries, to HP, or any affiliates of HP, of all or a portion of the assets of Indigo or its subsidiaries, (v) the effectuation by Indigo and one or more Dutch subsidiaries of HP of a legal merger within the meaning of Section 2:309 of the DCC, (vi) the termination of the listing of the Indigo Shares on the Nasdaq National Market, (vii) the deregistration of the Indigo Shares under the Securities Exchange Act of 1934, as amended, and the cessation of Indigo's reporting obligations thereunder, or (viii) any one or more combinations of any of the foregoing actions; all of which shall be conducted in accordance with applicable laws and which, if HP determines in its sole discretion to implement any such Reorganization, will in any case result in the holders of Indigo Shares who do not exchange such shares in the Offer being offered or receiving in any such Reorganization consideration equivalent to the Fixed Offer Price (the Offer and Reorganization together, the "Acquisition Transactions"). The actual consideration received by each individual holder of Indigo Shares in the Acquisition Transactions will depend on the election made by such holder and other holders, on the application of proration and other provisions contained in the Offer Agreement, on the terms and conditions of the Offer itself, and upon the manner and method in which the Reorganization, if any, is accomplished. The terms and conditions of the Offer and any Reorganization are more fully set forth in the Offer Agreement, and are incorporated herein by reference.

   The "Fixed Offer Price" means that number of shares of common stock of HP, par value $0.01 per share (the "HP Common Stock"), computed as follows (rounded to the fourth decimal place): (i) if the average of the closing sales prices of the HP Common Stock on the New York Stock Exchange for the twenty (20) consecutive trading days ending with the third trading day immediately preceding the Closing Time (as defined in the Offer Agreement) (the "Average HP Stock Price") is less than or equal to $23.68 and greater than or equal to $16.69, the Fixed Offer Price shall be equal to the quotient obtained by dividing $7.50 by the Average HP Stock Price, (ii) if the Average HP Stock Price is less than $16.69, the Fixed Offer Price shall be equal to 0.4494, and
(iii) if

Combined Board
Indigo N.V.
September 6, 2001
Page 2

the Average HP Stock Price is greater than $23.68, the Fixed Offer Price shall be equal to 0.3167. The "Contingent Offer Price" means the Contingent Price Exchange Ratio (as defined below) plus one contingent value right entitling the holder to a receive a cash payment equal to: (a) if the Revenue (as defined below) during the three-year period commencing on the later of the first day of the first month subsequent to the Closing Time or February 1, 2002 (the "Measuring Period") is equal to or greater than $1.6 billion (the "Upper Limit"), $4.50; (b) if the Revenue during the Measuring Period is equal to or less than $1.0 billion (the "Lower Limit"), $0; and (c) if the Revenue during the Measuring Period is less than the Upper Limit but greater than the Lower Limit, the dollar amount equal to the product of $4.50 and the quotient obtained by dividing (x) the number by which Revenue exceeds the Lower Limit by
(y) $600 million. The "Contingent Price Exchange Ratio" means that number of shares of HP Common Stock computed as follows (rounded to the fourth decimal place): (i) if the Average HP Stock Price is less than or equal to $23.68 and greater than or equal to $16.69, the Contingent Price Exchange Ratio shall be equal to the quotient obtained by dividing $6.00 by the Average HP Stock Price,
(ii) if the Average HP Stock Price is less than $16.69, the Contingent Price Exchange Ratio shall be equal to 0.3595, and (iii) if the Average HP Stock
Price is greater than $23.68, the Contingent Price Exchange Ratio shall be equal to 0.2534. "Revenue" means the actual net revenue (to be based on U.S. generally accepted accounting principles, as applied by HP consistent with its financial Securities and Exchange Commission reporting practices as of the beginning of the Measuring Period) from the sale or lease of LEP Digital Press Products and Consumables, each term as defined in the contingent value rights agreement (the "CVR Agreement"), by HP and its affiliates during the Measuring Period plus the present value, as of the end of the Measuring Period, of remaining minimum contractually committed payments associated with LEP Digital Press Products placed during the Measuring Period under operating leases (as more fully described in the CVR Agreement). The terms and conditions of the Fixed Offer Price and Contingent Offer Price are more fully set forth in the Offer Agreement and the CVR Agreement, and are incorporated herein by reference.

   You have asked for our opinion as to whether the Offer Consideration is fair, from a financial point of view, to the holders of the Indigo Shares (other than HP and its affiliates).

   For purposes of the opinion set forth herein, we have:

      (i) reviewed certain publicly available financial statements and other information of Indigo and HP;

      (ii) reviewed certain internal financial statements and other financial and operating data concerning Indigo prepared by the management of Indigo;

      (iii) analyzed certain financial forecasts prepared by the management of Indigo, which forecasts Indigo's management has represented to us are consistent with their best judgments as to the future financial performance of Indigo and are the best currently available forecasts with respect to such future financial performance of Indigo;

      (iv) discussed the past and current operations and financial condition and the prospects of Indigo with Indigo's management and other of its senior executives;

      (v) discussed the past and current operations and financial condition and the prospects of HP with senior executives of HP;

      (vi) reviewed the reported prices and historical trading activity of the Indigo Shares and the HP Common Stock;

      (vii) compared the financial performance of Indigo and HP and the reported prices and historical trading activity of the Indigo Shares and the HP Common Stock with that of certain other comparable publicly traded companies and their securities;

Combined Board
Indigo N.V.
September 6, 2001
Page 3


      (viii) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

      (ix) reviewed a draft of the Offer Agreement and certain related documents; and

      (x) performed such other analyses and considered such other factors as we have deemed appropriate.

   We have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information reviewed by us for the purposes of this opinion. With respect to the financial projections provided to us, with your consent, we have assumed that they have been reasonably prepared and are consistent with the best currently available estimates and judgments of Indigo's management as to the future financial performance of Indigo. We have not, with your permission, discussed with HP financial forecasts, with respect to HP, which were prepared by unaffiliated financial analysts, but we have assumed that such forecasts represent the best currently available estimates of the future financial performance of HP. Further, HP has not provided to us any internally prepared financial forecasts with respect to HP. We assume no responsibility for and express no view as to such forecasts or the assumptions on which they are based, and, with respect to Indigo, we have relied upon the assurances of Indigo's management that they are unaware of any facts that would make the information provided to or reviewed by us incomplete or misleading. We have also assumed, based upon the information which has been provided to us and without assuming responsibility for independent verification therefor, that no material undisclosed liability exists with respect to Indigo or HP. We have not made any independent valuation or appraisal of the assets or liabilities (contingent or otherwise) of Indigo or HP or any of their subsidiaries, nor have we been furnished with any such valuations or appraisals. We have assumed that the Acquisition Transactions will be accounted for as a purchase transaction in accordance with U.S. generally accepted accounting principles and shall constitute a taxable transaction under the U.S. Internal Revenue Code of 1986, as amended. We have also assumed that the Acquisition Transactions will be consummated in accordance with the terms set forth in the Offer Agreement (which we assume will be substantially in the form of the draft that has been provided to us) and that all of the representations and warranties of the parties to the Offer Agreement are true, that the covenants of each party to the Offer Agreement will be fully complied with, and that all conditions to the Acquisition Transactions set forth in the Offer Agreement will be satisfied and not waived, in each case, in all respects material to our analysis. In addition, with your permission, we have not considered the effects of, either on the financial projections of HP or otherwise, nor have we analyzed, any recently announced transactions involving HP. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion.

   Our opinion addresses only the fairness, from a financial point of view, to the holders of Indigo Shares (other than HP and its affiliates) of the Offer Consideration, and we do not express any view as to any other term of the proposed Acquisition Transactions or other matters contemplated by the Offer Agreement. Our opinion does not address Indigo's underlying business decision to effect the transactions contemplated by the Offer Agreement, nor does it value the HP Common Stock.

   We have acted as financial advisor to the Combined Board of Indigo in connection with this transaction and will receive a financial advisory fee of $5,500,000 for our services, which will be paid only upon the consummation of the Offer. In addition, Indigo has agreed to indemnify us for certain liabilities arising out of our engagement. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Combined Board of Indigo in connection with its consideration of the Offer and the transactions contemplated by the Offer Agreement and such opinion does not constitute a recommendation as to whether
                                      D-3

Combined Board
Indigo N.V.
September 6, 2001
Page 4

Indigo, or any holder of Indigo Shares, should elect to engage in any transaction contemplated by the Offer Agreement or exchange Indigo Shares in the Offer or what election any holder of Indigo Shares should make with respect to the Offer if such holder chooses to exchange Indigo Shares in the Offer.


   It is understood that this letter and any advice or materials provided by Gleacher & Co. in connection with its engagement by the Combined Board are for the information of the Combined Board of Indigo, and Indigo agrees that no such opinion, advice or material may be relied upon by any person, including any holder of Indigo Shares, or used for any other purpose or be reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose, nor shall any public references to Gleacher & Co. be made by or on behalf of Indigo, in each case without the prior written consent of Gleacher & Co.




   Based upon and subject to the foregoing and such other matters as we consider relevant, we are of the opinion that, as of the date hereof, the Offer Consideration is fair, from a financial point of view, to the holders of Indigo Shares (other than HP and its affiliates).

                                          Very truly yours,

                                          GLEACHER & CO. LLC

                                          By: /s/  JOHN E. HUWILER
                                              _______________________________
                                             John E. Huwiler
                                             Managing Director
                                      D-4

                 The Exchange Agent for the Exchange Offer is:

                    Computershare Trust Company of New York

         By Mail:                   By Hand:           By Overnight Delivery:


               The Information Agent for the Exchange Offer is:

                             Georgeson Shareholder
                               111 Commerce Road
                          Carlstadt, New Jersey 07072
                Banks and Brokers Call Collect:
                   All Others Call Toll Free:
                              Fax:

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  Indemnification of Officers and Directors

   Section 145 of the General Corporation Law of the State of Delaware authorizes a court to award or a corporation's board of directors to grant indemnification to directors and officers in terms that are sufficiently broad to permit indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933. HP's certificate of incorporation contains a provision eliminating the personal liability of its directors to the company or its shareowners for breach of fiduciary duty as a director to the fullest extent permitted by applicable law. HP's bylaws provide for the mandatory indemnification of our directors and officers to the maximum extent permitted by Delaware law. HP's bylaws also provide (i) that we may expand the scope of indemnification by individual contracts with our directors and officers, and (ii) that we shall not be required to indemnify any director or officer unless the indemnification is required by law, if the proceeding in which indemnification is sought was brought by a director or officer, it was authorized in advance by our board of directors, the indemnification is provided by us, in our sole discretion pursuant to powers vested in us under the Delaware law, or the indemnification is required by individual contract. In addition, our bylaws give us the power to indemnify our employees and agents to the maximum extent permitted by Delaware law.

ITEM 21.  Exhibits and Financial Statement Schedules


Exhibit
Number  Exhibit Description
------  -------------------
  2.1   Offer Agreement, dated as of September 6, 2001, by and between Hewlett-Packard Company and
        Indigo N.V., filed herewith./(1)/

  2.2   Agreement and Plan of Reorganization by and among Hewlett-Packard Company, Heloise Merger
        Corporation and Compaq Computer Corporation, dated as of September 4, 2001./(2)/

  4.1   Form of CVR agreement, by and between a subsidiary of Hewlett-Packard Company and Chase
        Manhattan Bank and Trust Company, National Association, filed herewith./(3)/

  4.2   Form of Corporate Guaranty by Hewlett-Packard Company, filed herewith.

  5.1   Form of legal opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, previously filed./(4)/

  8.1   Form of tax opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, filed herewith./(4)/

 10.1   Tender and Option Agreement, dated as of September 6, 2001, by and among Hewlett-Packard
        Company and Walthroup Corporation N.V., Visionvest Corporation N.V., Gemini Systems
        Corporation N.V., Toscal N.V., OZF Ltd. and Deering Corporation N.V., filed herewith./(5)/

 10.2   Tender and Option Agreement, dated as of November 7, 2001, by and between Hewlett-Packard
        Company and Oscar & Zlata Foundation, filed herewith./(5)/

 10.3   Tender Agreement, dated as of September 6, 2001, by and between Hewlett-Packard Company and
        S-C Indigo CV, filed herewith./(5)/

 10.4   Form of Tender Agreement by and between Hewlett-Packard Company and certain officers and directors of Indigo N.V., filed herewith./(5)/

 10.5   Voting Agreement, dated November 7, 2001, by and between Hewlett-Packard Company and
        Oscar & Zlata Foundation, filed herewith./(5)/

 10.6   Voting Agreement and Irrevocable Proxy, dated as of September 6, 2001, by and between Hewlett-
        Packard Company and S-C Indigo CV, filed herewith./(5)/

Exhibit
Number  Exhibit Description
------  -------------------
 10.7   Form of Voting Agreement and Irrevocable Proxy by and among Hewlett-Packard Company and
        Walthroup Corporation N.V., Visionvest Corporation N.V., Gemini Systems Corporation N.V.,
        Toscal N.V., OZF Ltd., Deering Corporation N.V. and certain officers and directors of Indigo N.V., filed herewith./(5)/

 10.8   Form of Affiliate Agreement by and between HP and Walthroup Corporation N.V., Visionvest
        Corporation N.V., Gemini Systems Corporation N.V., Toscal N.V., OZF Ltd. and Deering
        Corporation N.V., filed herewith./(5)/

 10.9   Stock Purchase Agreement, dated September 13, 2000, by and between Hewlett-Packard Europe
        B.V. and Indigo N.V./(7)/

 10.10  OEM Agreement, dated September 13, 2000, by and between Hewlett-Packard Company and Indigo
        N.V., including the addendum dated December 17, 2001, filed herewith.//

 10.11  Performance Warrant, dated October 17, 2000, granted by Indigo N.V. to Hewlett-Packard Europe
        B.V./(7)/

 10.12  Registration Rights Agreement, dated as of October 17, 2000, by and between Hewlett-Packard
        Europe B.V. and Indigo N.V./(7)/

 10.13  Shareholders' Agreement, dated September 13, 2000, by and among Gemini Systems Corporation,
        Toscal N.V., OZF LTD., Visionvest Corporation, Walthroup Corporation, S-C Indigo CV, Hewlett-
        Packard Europe B.V., Hewlett-Packard Company and Indigo N.V./(7)/

 10.14  Acquisition Warrant, dated October 17, 2000, granted by Indigo N.V. to Hewlett-Packard Europe
        B.V./(7)/

 10.15  Jericho Co-Development Agreement, dated September 13, 2000, by and between Hewlett-Packard
        Company and Indigo N.V., filed herewith.

 23.1   Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibits 5.1 and 8.1, executed legal opinions to be filed by amendment).

 23.2   Consent of Ernst & Young LLP, Independent Auditors, filed herewith.

 23.3   Consent of Ernst & Young LLP, Independent Auditors, filed herewith.

 23.4   Consent of Kesselman & Kesselman, Independent Auditors, filed herewith.

 23.5   Consent of PricewaterhouseCoopers LLP, Independent Accountants, filed herewith.

 23.6   Consent of PricewaterhouseCoopers LLP, Independent Accountants, filed herewith.

 24.1   Power of Attorney, previously filed.

 25.1   Statement of Eligibility of Trustee, to be filed by amendment.

 99.1   Form of Election Form and Letter of Transmittal, filed herewith.

 99.2   Form of Notice of Guaranteed Delivery, filed herewith.

 99.3   Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees, filed herewith.

 99.4   Form of Letter to Clients, filed herewith.

 99.5   Form of Guidelines for Certification of Taxpayer Number on Substitute Form W-9, filed herewith.

 99.6   Opinion of Gleacher & Co. LLC, financial advisor to Indigo, filed herewith./(6)/

 99.7   Consent of Gleacher & Co. LLC, financial advisor to Indigo, previously filed.

--------
(1) Included as Annex A to the prospectus forming a part of this registration statement.

(2) Incorporated by reference to Exhibit 2.1 to Hewlett-Packard Company's current report on Form 8-K, dated August 31, 2001, filed with the Securities and Exchange Commission on September 4, 2001 (as amended by Hewlett-Packard Company's Form 8-K/A filed with the Securities and Exchange Commission on September 30, 2001).
(3) Included as Annex B to the prospectus forming a part of this registration statement.
(4) The executed legal opinions of Wilson Sonsini Goodrich and Rosati, Professional Corporation will be filed by amendment.
(5) Included as Annex C to the prospectus forming a part of this registration statement.
(6) Included as Annex D to the prospectus forming a part of this registration statement.

(7) Incorporated by reference to Hewlett-Packard Company's statement on
    Schedule 13D, filed with the Securities and Exchange Commission on October 27, 2000.


ITEM 22.  Undertakings

   The undersigned registrant hereby undertakes:

      (1) that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to
   Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference into this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

      (2) insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 20 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in a successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue;


      (3) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form S-4, within one business day of receipt of any such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed after the effective date of the registration statement through the date of responding to such request;



      (4) to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective; and



      (5) to file a post-effective amendment to remove from registration any of the securities that remain unsold at the close of the exchange offer.

                                  SIGNATURES


   Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment No. 1 to the registrant's registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Palo Alto, state of California, on January 25, 2002.


                                          HEWLETT-PACKARD COMPANY


                                                /s/  CHARLES N. CHARNAS

                                          By: _________________________________

                                          Name: Charles N. Charnas, Esq.


                                         Title: Assistant Secretary





   Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the registrant's registration statement has been signed by the following persons in the capacities and on the dates indicated.



         Signature                         Title                     Date
         ---------                         -----                     ----

             *               Chairman of the Board, President  January 25, 2002
----------------------------   and Chief Executive Officer
    Carleton S. Fiorina        (Principal Executive Officer)

             *               Executive Vice President, Finance January 25, 2002
----------------------------   and Administration, Chief
      Robert P. Wayman         Financial Officer and Director
                               (Principal Financial Officer)

             *               Vice President and Controller     January 25, 2002
----------------------------   (Principal Accounting Officer)
       Jon E. Flaxman

             *               Director                          January 25, 2002
----------------------------
      Philip M. Condit

             *               Director                          January 25, 2002
----------------------------
      Patricia C. Dunn

             *               Director                          January 25, 2002
----------------------------
          Sam Ginn

             *               Director                          January 25, 2002
----------------------------
    Richard A. Hackborn

---------------------------- Director
     Walter B. Hewlett

             *               Director                          January 25, 2002
----------------------------
   George A. Keyworth II

             *               Director                          January 25, 2002
----------------------------
  Robert E. Knowling, Jr.

     /s/  CHARLES N. CHARNAS
*By: _______________________
       Charles N. Charnas
       (Attorney-in-fact)

                                 EXHIBIT INDEX


Exhibit
Number  Exhibit Description
------  -------------------
  2.1   Offer Agreement, dated as of September 6, 2001, by and between Hewlett-Packard Company and
        Indigo N.V., filed herewith./(1)/

  2.2   Agreement and Plan of Reorganization by and among Hewlett-Packard Company, Heloise Merger
        Corporation and Compaq Computer Corporation, dated as of September 4, 2001./(2)/

  4.1   Form of CVR agreement, by and between a subsidiary of Hewlett-Packard Company and Chase
        Manhattan Bank and Trust Company, National Association, filed herewith./(3)/

  4.2   Form of Corporate Guaranty by Hewlett-Packard Company, filed herewith.

  5.1   Form of legal opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, previously filed./(4)/

  8.1   Form of tax opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, filed herewith./(4)/

 10.1   Tender and Option Agreement, dated as of September 6, 2001, by and among Hewlett-Packard
        Company and Walthroup Corporation N.V., Visionvest Corporation N.V., Gemini Systems
        Corporation N.V., Toscal N.V., OZF Ltd. and Deering Corporation N.V., filed herewith./(5)/

 10.2   Tender and Option Agreement, dated as of November 7, 2001, by and between Hewlett-Packard
        Company and Oscar & Zlata Foundation, filed herewith./(5)/

 10.3   Tender Agreement, dated as of September 6, 2001, by and between Hewlett-Packard Company and
        S-C Indigo CV, filed herewith./(5)/

 10.4   Form of Tender Agreement by and between Hewlett-Packard Company and certain officers and directors of Indigo N.V., filed herewith./(5)/

 10.5   Voting Agreement, dated November 7, 2001, by and between Hewlett-Packard Company and
        Oscar & Zlata Foundation, filed herewith./(5)/

 10.6   Voting Agreement and Irrevocable Proxy, dated as of September 6, 2001, by and between Hewlett-
        Packard Company and S-C Indigo CV, filed herewith./(5)/

 10.7   Form of Voting Agreement and Irrevocable Proxy by and among Hewlett-Packard Company and
        Walthroup Corporation N.V., Visionvest Corporation N.V., Gemini Systems Corporation N.V.,
        Toscal N.V., OZF Ltd., Deering Corporation N.V. and certain officers and directors of Indigo N.V., filed herewith./(5)/

 10.8   Form of Affiliate Agreement by and between HP and Walthroup Corporation N.V., Visionvest
        Corporation N.V., Gemini Systems Corporation N.V., Toscal N.V., OZF Ltd. and Deering
        Corporation N.V., filed herewith./(5)/

 10.9   Stock Purchase Agreement, dated September 13, 2000, by and between Hewlett-Packard Europe
        B.V. and Indigo N.V./(7)/

 10.10  OEM Agreement, dated September 13, 2000, by and between Hewlett-Packard Company and
        Indigo N.V., including the addendum dated December 17, 2001, filed herewith.//

 10.11  Performance Warrant, dated October 17, 2000, granted by Indigo N.V. to Hewlett-Packard Europe
        B.V./(7)/

 10.12  Registration Rights Agreement, dated as of October 17, 2000, by and between Hewlett-Packard
        Europe B.V. and Indigo N.V./(7)/

Exhibit
Number  Exhibit Description
------  -------------------
 10.13  Shareholders' Agreement, dated September 13, 2000, by and among Gemini Systems Corporation,
        Toscal N.V., OZF LTD., Visionvest Corporation, Walthroup Corporation, S-C Indigo CV, Hewlett-
        Packard Europe B.V., Hewlett-Packard Company and Indigo N.V./(7)/

 10.14  Acquisition Warrant, dated October 17, 2000, granted by Indigo N.V. to Hewlett-Packard Europe
        B.V./(7)/

 10.15  Jericho Co-Development Agreement, dated September 13, 2000, by and between Hewlett-Packard
        Company and Indigo N.V., filed herewith.

 23.1   Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibits 5.1 and 8.1, executed legal opinions to be filed by amendment).

 23.2   Consent of Ernst & Young LLP, Independent Auditors, filed herewith.

 23.3   Consent of Ernst & Young LLP, Independent Auditors, filed herewith.

 23.4   Consent of Kesselman & Kesselman, Independent Auditors, filed herewith.

 23.5   Consent of PricewaterhouseCoopers LLP, Independent Accountants, filed herewith.

 23.6   Consent of PricewaterhouseCoopers LLP, Independent Accountants, filed herewith.

 24.1   Power of Attorney, previously filed.

 25.1   Statement of Eligibility of Trustee, to be filed by amendment.

 99.1   Form of Election Form and Letter of Transmittal, filed herewith.

 99.2   Form of Notice of Guaranteed Delivery, filed herewith.

 99.3   Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees, filed herewith.

 99.4   Form of Letter to Clients, filed herewith.

 99.5   Form of Guidelines for Certification of Taxpayer Number on Substitute Form W-9, filed herewith.

 99.6   Opinion of Gleacher & Co. LLC, financial advisor to Indigo, filed herewith./(6)/

 99.7   Consent of Gleacher & Co. LLC, financial advisor to Indigo, previously filed.

--------
(1) Included as Annex A to the prospectus forming a part of this registration statement.
(2) Incorporated by reference to Exhibit 2.1 to Hewlett-Packard Company's current report on Form 8-K, dated August 31, 2001, filed with the Securities and Exchange Commission on September 4, 2001 (as amended by Hewlett-Packard Company's Form 8-K/A filed with the Securities and Exchange Commission on September 30, 2001).
(3) Included as Annex B to the prospectus forming a part of this registration statement.
(4) The executed legal opinions of Wilson Sonsini Goodrich and Rosati, Professional Corporation will be filed by amendment.
(5) Included as Annex C to the prospectus forming a part of this registration statement.
(6) Included as Annex D to the prospectus forming a part of this registration statement.

(7) Incorporated by reference to Hewlett-Packard Company's statement on
    Schedule 13D, filed with the Securities and Exchange Commission on October 27, 2000.